As filed with the Securities and Exchange Commission on June 17, 2022

Registration No: 333-262047

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM S-4/A
Amendment No. 6
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

_____________________

B. Riley Principal 150 Merger Corp.*

(Exact name of registrant as specified in its charter)

_____________________

Delaware	6770	85-2081659
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

299 Park Avenue 21st Floor
New York, New York 10171
(212) 457-3300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_____________________

Daniel Shribman
B. Riley Principal 150 Merger Corp.
299 Park Avenue, 21st Floor
New York, New York 10171
(212) 457-3300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________

Copies to:

Joel L. Rubinstein Elliot Smith Era Anagnosti White & Case LLP 1221 Avenue of the Americas New York, New York 10020 (212) 819-8200	Allison R. Schneirov Christopher M. Barlow Laura Kaufmann Belkhayat Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001 (212) 735-3000

_____________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after (i) this registration statement is declared effective and (ii) upon completion of the applicable transactions described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction: ☐

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

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*         Following the consummation of the Business Combination described herein, the continuing entity will be renamed “FaZe Holdings Inc.”

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION DATED JUNE 17, 2022

PROXY STATEMENT FOR

SPECIAL MEETING OF B. RILEY
PRINCIPAL 150 MERGER CORP.

AND
PROSPECTUS
FOR

UP TO 73,464,590 SHARES OF CLASS A COMMON STOCK OF
B. RILEY PRINCIPAL 150 MERGER CORP.

On October 24, 2021, the board of directors of B. Riley Principal 150 Merger Corp., a Delaware corporation (“BRPM,” “we,” “us” or “our”), unanimously approved the agreement and plan of merger, dated October 24, 2021 (the “Original Merger Agreement”), as amended on December 29, 2021 and March 10, 2022 (collectively, the “Merger Agreement Amendments” and together with the Original Merger Agreement and further amendments and/or restatements from time to time, the “Merger Agreement”), by and among BRPM, BRPM Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of BRPM (“Merger Sub”), and FaZe Clan Inc., a Delaware corporation (“FaZe”). If the Merger Agreement is approved by BRPM’s stockholders and the transactions under the Merger Agreement are consummated, Merger Sub will merge with and into FaZe (the “Merger”) with FaZe surviving the Merger as a wholly owned subsidiary of BRPM. As a result of the Merger, and upon the consummation of the Merger and the other transactions contemplated by the Merger Agreement (together with the Merger, the “Business Combination”), the securityholders of FaZe will become securityholders of BRPM. In connection with the consummation of the Business Combination, BRPM will be renamed “FaZe Holdings Inc.” and is referred to herein as “New FaZe” as of the time following such change of name. Additionally, in connection with the Business Combination, BRPM’s Class B common stock will convert into BRPM’s Class A common stock and BRPM’s Class A common stock will be reclassified as common stock, par value $0.0001 per share of New FaZe (“New FaZe common stock”) upon the filing of the Amended and Restated Certificate of Incorporation with the Delaware Secretary of State upon completion of the Business Combination.

Concurrently with the execution of the Merger Agreement, BRPM and certain accredited investors (the “PIPE Investors”), including investors affiliated with BRPM’s sponsor, B. Riley Principal 150 Sponsor Co., LLC (the “Sponsor”) and Cox Investment Holdings, Inc., a former securityholder of FaZe, entered into a series of subscription agreements (“Subscription Agreements”) providing for the purchase by the PIPE Investors immediately prior to the closing of the Business Combination of an aggregate of 11,800,000 shares of New FaZe common stock at a price per share of $10.00, for gross proceeds to New FaZe of $118,000,000 (collectively, the “PIPE Investment”). On January 12, 2022, Cox Investment Holdings, Inc. assigned all of its investments in FaZe, including its FaZe securities and its rights and obligations under the Subscription Agreement, to its affiliate, AEV Esports, LLC (the “FaZe PIPE Investor”). The closing of the PIPE Investment is conditioned upon the consummation of the Merger and certain other customary conditions provided in the Subscription Agreements.

The parties have ascribed an equity value of the combined company, following the consummation of the Business Combination, of $987 million, assuming none of BRPM’s public stockholders (the “Public Stockholders”) holding Class A common stock initially sold as part of the units issued in BRPM’s initial public offering (the “Public Shares”) seek to redeem their Public Shares for a pro rata portion of the funds in the trust account established in connection with BRPM’s initial public offering (the “Trust Account”). It is anticipated that, immediately following the Business Combination, (i) BRPM’s Public Stockholders will own 15.1% of the issued and outstanding shares of New FaZe common stock, (ii) holders of the BRPM warrants initially sold as part of the units issued in BRPM’s initial public offering (the “Public Warrants”) will own 5.0% of the outstanding shares of New FaZe common stock, assuming cash exercise of the Public Warrants, (iii) existing holders of FaZe capital stock or securities exercisable or convertible into FaZe capital stock prior to the Closing (the “FaZe Stockholders”) will own 65.5% of outstanding New FaZe common stock, including the 500,000 shares of New FaZe common stock purchased by the FaZe PIPE Investor in the PIPE Investment, (iv) the Sponsor and its affiliates will collectively own 6.4% of outstanding New FaZe common stock, including the 2,200,000 shares of New FaZe common stock purchased by investors affiliated with the Sponsor in the PIPE Investment and the 173,333 shares issuable upon the cash exercise of BRPM warrants issued in a private placement simultaneously with the initial public offering (the “Private Placement Warrants”), with an aggregate of 2,156,250 shares of New FaZe common stock held by the Sponsor subject to vesting pursuant to the Sponsor Support

Agreement, discussed in more detail below, and (v) the third-party PIPE Investors will own 8.0% of outstanding New FaZe common stock (which excludes the 500,000 shares purchased by the FaZe PIPE Investor and the 2,200,000 shares purchased by affiliates of the Sponsor). These percentages (w) assume that no Public Stockholders exercise their redemption rights in connection with the Merger, (x) include 6,440,827 Earn-Out Shares (as defined in this proxy statement/prospectus) issuable at the Closing in the no redemptions scenario, shares of New FaZe common stock issuable in respect of New FaZe Restricted Stock Awards (as defined below), and shares of New FaZe common stock issuable upon the cash exercise of New FaZe options (which are converted from options outstanding under FaZe’s existing incentive plans) that are exercisable within 60 days after the Closing (using a deemed closing date of May 6, 2022 for the purpose of this calculation), (y) assume that New FaZe issues 11,800,000 shares of New FaZe common stock to the PIPE Investors pursuant to the PIPE Investment, and (z) assume all of the outstanding BRPM warrants are exercised for cash at the Closing. If the actual facts are different from these assumptions, the percentage ownership and voting power in New FaZe will be different.

Immediately prior to the effective time of the Merger (the “Effective Time”), each outstanding common stock purchase warrant and preferred stock purchase warrant of FaZe will be exercised in full in accordance with its terms, each outstanding share of Series A preferred stock of FaZe will be automatically converted into common stock of FaZe (“FaZe common stock”), and the outstanding principal and accrued interest upon certain convertible promissory notes of FaZe (“FaZe Notes”) shall be converted into FaZe common stock (such exercises and conversions, collectively, the “Company Conversion”). The outstanding principal and accrued interests upon any FaZe Notes that do not convert will be paid in full prior to the Effective Time. It is estimated that approximately 12,885,796 shares of FaZe common stock will be issued pursuant to the Company Conversion (the “Company Conversion Shares”), based on the capitalization table of FaZe as of May 6, 2022 (the most recent practicable date prior to the date of this proxy statement/prospectus) and assuming the Merger had become effective on May 6, 2022. The Company Conversion will not cause additional dilution to Public Stockholders in excess of the dilution to Public Stockholders as a result of the Merger, because the shares of New FaZe common stock to be issued and converted from the Company Conversion Shares upon the Merger are included in the aggregate merger consideration to FaZe Stockholders set forth in the Merger Agreement.

At the Effective Time, each outstanding share of FaZe common stock (including shares of FaZe common stock issued as a result of the Company Conversion) will be automatically converted into the right to receive such number of shares of New FaZe common stock of equal to the Exchange Ratio and such number of shares of New FaZe common stock equal to the Earn-Out Exchange Ratio (which earn-out shares are subject to forfeiture following the completion of the Business Combination (“Closing”) if certain price-based vesting conditions are not met during the five-year period beginning on the date that is 90 days after the Closing and ending on the fifth anniversary of the Closing Date) (the “Per Share Merger Consideration”). The “Exchange Ratio” is the quotient obtained by dividing 65,000,000 shares by the fully-diluted number of shares of FaZe common stock outstanding immediately prior to the Effective Time (excluding certain shares, as determined in accordance with the Merger Agreement and more fully described in this proxy statement/prospectus). BRPM presently estimates that the Exchange Ratio will be approximately 2.27. The “Earn-Out Exchange Ratio” is the quotient obtained by dividing (x) 6% of the sum of (i) the total number of shares of New FaZe common stock that are issued and outstanding as of immediately after the Closing and (ii) the total number of shares of New FaZe common stock equal to the product of the total number of Net Vested Company Option Shares (as defined in this proxy statement/prospectus) calculated as of immediately prior to the Closing and the Exchange Ratio by (y) the fully-diluted number of shares of FaZe common stock outstanding immediately prior to the Effective Time (as determined in accordance with the Merger Agreement and more fully described in this proxy statement/prospectus). BRPM presently estimates that the Earn-Out Exchange Ratio will be approximately 0.22, assuming no redemptions by Public Stockholders. The actual Exchange Ratio and Earn-Out Exchange Ratio will be determined at the Closing pursuant to the formula and terms set forth in the Merger Agreement, and may be different from the estimated exchange ratios set forth in this paragraph because the fully-diluted number of shares of FaZe common stock outstanding immediately prior to Closing is subject to change, as additional FaZe Options may vest over time and/or additional FaZe securities may be issued.

At the Effective Time, each restricted share subject to a restricted stock award outstanding under FaZe’s existing incentive plans that is outstanding immediately prior to the Effective Time will be converted into the right to receive a number of shares of New FaZe common stock having the same terms and conditions as were applicable to such restricted stock award immediately prior to the Effective Time (each, a “New FaZe Restricted Stock Award”), except that each New FaZe Restricted Stock Award shall relate to a number of shares of New FaZe common stock equal to the Per Share Merger Consideration (which includes a portion of the Aggregate Earn-Out Consideration).

Immediately prior to the Effective Time, seventy-five percent (75%) of each discrete individual grant of the options outstanding under FaZe’s existing incentive plans that remain unvested as of the Effective Time will, automatically and without any required action on the part of the holder thereof, become vested as of the Effective Time (the “Accelerated FaZe Options”). The Accelerated FaZe Options, together with each option outstanding under FaZe’s existing incentive plans that is vested in accordance with its terms as of the Effective Time (including each option that vests or is deemed vested in accordance with its terms in connection with the transactions contemplated by the Merger Agreement) will be referred to collectively as the “Vested FaZe Options.”

At the Effective Time, each option outstanding under FaZe’s existing incentive plans shall be assumed by New FaZe and converted into an option to purchase a number of shares of New FaZe common stock equal to the number of shares of FaZe common stock subject to such option immediately prior to the Effective Time multiplied by the Exchange Ratio, and having an exercise price equal to the exercise price immediately prior to the Effective Time divided by the Exchange Ratio. Holders of Vested FaZe Options will also be entitled to receive a number of earn-out shares equal to the number of Net Vested Company Option Shares underlying such Vested FaZe Options multiplied by the Earn-Out Exchange Ratio.

In connection with the entry into the Merger Agreement, on October 24, 2021, BRPM entered into a sponsor support agreement (the “Sponsor Support Agreement”) with the Sponsor, pursuant to which the Sponsor agreed to (i) invest at least $20,000,000 in the PIPE Investment as well as to backstop the PIPE Investment, if the amount in cash actually received by BRPM from the PIPE Investment at Closing is less than $100,000,000, by committing to purchase that portion of the PIPE Investment not purchased by third party investors to cause the PIPE Investment actually received by BRPM at the Closing to equal $100,000,000, (ii) waive the anti-dilution and conversion price adjustments set forth in BRPM’s amended and restated certificate of incorporation with respect to the shares of Class B common stock held by the Sponsor (“Founder Shares”), (iii) subject 50% of the Founder Shares to forfeiture following Closing if certain price-based vesting conditions are not met during the five-year period beginning on the date that is 90 days after the Closing and ending on the fifth anniversary of the Closing Date, (iv) subject the Founder Shares to certain transfer restrictions, and (v) vote all voting equity securities owned by it in favor of the Merger Agreement, Business Combination, and each other proposal presented by BRPM in this proxy statement/prospectus.

In connection with the Merger Agreement, on October 24, 2021, FaZe entered into voting agreements (the “FaZe Support Agreements”) with certain of its stockholders, pursuant to which holders representing the requisite vote required to adopt the Merger Agreement and approve the transactions contemplated thereby agreed to vote their shares in favor of the Business Combination. Further, in connection with the Merger Agreement, on October 24, 2021, each holder of FaZe common stock purchase warrants and preferred stock purchase warrants of FaZe, respectively, agreed to exercise all outstanding warrants in whole prior to the Closing and certain holders of FaZe Notes elected to complete the Company Conversion prior to the Closing. The outstanding principal and accrued interests upon any FaZe Notes that do not convert will be paid in full prior to the Effective Time.

The bylaws of New FaZe following closing (the “Proposed Bylaws”) will provide that the New FaZe common stock issued to FaZe Stockholders as consideration in the Business Combination and issuable to directors, officers and employees of FaZe or its subsidiaries upon the settlement or exercise of restricted stock awards, stock options or other equity awards outstanding as of immediately following the Closing in respect of FaZe Awards that were outstanding immediately prior to Closing, will be subject to a six month lock-up, subject to certain exceptions described in more detail in this proxy statement/prospectus.

BRPM’s units, Class A common stock and warrants are publicly traded on the Nasdaq Capital Market (“Nasdaq”) under the symbols “BRPMU”, “BRPM” and “BRPMW,” respectively. BRPM intends to apply to list the New FaZe common stock and warrants on Nasdaq under the symbols “FAZE” and “FAZEW,” respectively, upon the Closing. New FaZe will not have units traded following the Closing. It is a condition to the consummation of the Merger that the shares of New FaZe common stock to be issued in the Merger be approved for listing on Nasdaq subject only to the receipt of official notice of listing from Nasdaq and, if requested by Nasdaq, the delivery of evidence that BRPM complied with the minimum round lot shareholder requirement within 15 calendar days of the listing date, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Merger will not be consummated unless the listing condition is waived by the parties to the Merger Agreement.

BRPM will hold a special meeting of stockholders (the “Special Meeting”) to consider matters relating to the Business Combination. BRPM cannot complete the Business Combination unless BRPM’s stockholders approve the Merger Agreement and the transactions contemplated thereby. BRPM is sending you this proxy statement/prospectus to ask you to vote in favor of these and the other matters described in this proxy statement/prospectus. Only holders of record of shares of BRPM Class A common stock and shares of BRPM Class B common stock at the close of business on May 26, 2022 (the “record date”) are entitled to notice of and to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting.

Unless adjourned, the Special Meeting of the stockholders of BRPM will be held at 10:00 a.m., New York City time, on July 15, 2022 at https://www.cstproxy.com/brileyprincipal150mergercorp/2022. In light of ongoing developments related to the novel coronavirus (COVID-19), after careful consideration, BRPM has determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance and participation while safeguarding the health and safety of our stockholders, directors and management team. You or your proxyholder will be able to attend the virtual Special Meeting online, vote, view the list of stockholders entitled to vote at the Special Meeting and submit questions during the Special Meeting by visiting https://www.cstproxy.com/brileyprincipal150mergercorp/2022 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual Special Meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.

This proxy statement/prospectus provides you with detailed information about the Business Combination. It also contains or references information about BRPM and New FaZe and certain related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, when you consider the recommendation of the board of directors of BRPM to vote in favor of the proposals described in this proxy statement/prospectus, you should keep in mind that BRPM’s directors and officers have interests in the Business Combination that are different from, in addition to or may conflict with your interests as a stockholder. Such interests include the following: (i) the Sponsor, and the officers and directors of BRPM who have invested in the Sponsor entity, will lose their entire investment in us if we do not complete an initial business combination and will benefit from the completion of a business combination and therefore may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to Public Stockholders, (ii) B. Riley Principal Commercial Capital, LLC, an affiliate of the Sponsor, agreed to loan up to $20 million to FaZe, which loan accrues interest at a rate of 7% per year, compounded quarterly and is secured by all assets of FaZe, other than certain excluded collateral, subject to Intercreditor Agreements entered into between B. Riley Principal Commercial Capital, LLC and FaZe’s senior lienholders, CPH and Cox, and in connection with such loan, FaZe waived the Minimum Proceeds Condition under the Merger Agreement, and (iii) B. Riley Securities Inc., an affiliate of the Sponsor, and its affiliates will receive approximately $9.6 million in fees that are contingent on the completion of the Business Combination. See the section entitled “Interests of BRPM’s Directors and Officers in the Business Combination” for a further discussion.

If you have any questions or need assistance voting your common stock, please contact D.F. King & Co., Inc. (“DF King”), our proxy solicitor, by calling toll free (800) 820-2415 (or banks and brokers can call (212) 269-5550), or by emailing BRPM@dfking.com. This notice of Special Meeting is, and the proxy statement/prospectus relating to the Business Combination will be, available at https://www.cstproxy.com/brileyprincipal150mergercorp/2022.

BRPM is an “emerging growth company” and “smaller reporting company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and has elected to comply with certain reduced public company reporting requirements. See “Summary of the Proxy Statement/Prospectus — Emerging Growth Company.”

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This proxy statement/prospectus provides you with detailed information about the Merger and other matters to be considered at the Special Meeting. We encourage you to carefully read this entire document. You should also carefully consider the risk factors described in the section of this proxy statement/prospectus titled “Risk Factors”.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE BUSINESS COMBINATION OR THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, AS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated [•], 2022, and is first being mailed to stockholders of BRPM on or about [•], 2022.

NOTICE OF SPECIAL MEETING OF
STOCKHOLDERS TO BE HELD ON JULY 15, 2022

B. RILEY PRINCIPAL 150 MERGER CORP.
299 Park Avenue 21st Floor New York,
New York 10171

TO THE STOCKHOLDERS OF B. RILEY PRINCIPAL 150 MERGER CORP.:

NOTICE IS HEREBY GIVEN that a special meeting (the “Special Meeting”) of the stockholders of B. Riley Principal 150 Merger Corp., a Delaware corporation (“BRPM,” “we,” “us” or “our”), will be held at 10:00 a.m., New York City time, on July 15, 2022 at https://www.cstproxy.com/brileyprincipal150mergercorp/2022. You are cordially invited to attend the Special Meeting, which will be held for the following purposes:

Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve the agreement and plan of merger (the “Original Merger Agreement”), as amended on December 29, 2021 and March 10, 2022, respectively (collectively, the “Merger Agreement Amendments” and together with the Original Merger Agreement and further amendments and/or restatements from time to time, the “Merger Agreement”), by and among BRPM, BRPM Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of BRPM (“Merger Sub”) and FaZe Clan Inc., a Delaware corporation (“FaZe”), and the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into FaZe (the “Merger”) with FaZe surviving the Merger as a wholly owned subsidiary of BRPM, and the other transactions contemplated thereby (the Merger and such other transactions, the “Business Combination”). A copy of the Original Merger Agreement is attached to this proxy statement/prospectus as Annex A-1, a copy of the Merger Agreement Amendment dated December 29, 2021 is attached to this proxy statement/prospectus as Annex A-2 and a copy of the Merger Agreement Amendment dated March 10, 2022 is attached to this proxy statement/prospectus as Annex A-3. We refer to this proposal as the “Business Combination Proposal”;

Proposals No. 2A and 2B — The Binding Charter Proposals — to consider and vote upon two separate proposals to approve the amendment and restatement of BRPM’s amended and restated certificate of incorporation, dated as of February 18, 2021 (the “Current Charter”), both of which, if approved, would take effect upon the consummation of the Business Combination (collectively, the “Binding Charter Proposals”):

Proposal No. 2A — Binding Charter Proposal A — a proposal for the holders of BRPM’s Class A common stock and Class B common stock, voting together as a single class, to approve the adoption of the second amended and restated certificate of incorporation of BRPM (the “Proposed Charter”), a copy of which is attached hereto as Annex B, which will replace the Current Charter (“Binding Charter Proposal A”);

Proposal No. 2B — Binding Charter Proposal B — a proposal for the holders of BRPM’s Class A common stock to approve an amendment to the Current Charter to (i) increase the number of authorized shares of New FaZe’s capital stock, each with a par value of $0.0001 per share, from 111,000,000 shares consisting of 100,000,000 shares of Class A common stock, 10,000,000 shares of Class B common stock, and 1,000,000 shares of preferred stock, to 501,000,000 shares consisting of 500,000,000 shares of New FaZe common stock and 1,000,000 shares of preferred stock and (ii) to provide that the number of authorized shares of any class of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of New FaZe’s stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL (“Binding Charter Proposal B”);

Proposals No. 3A through 3F — The Advisory Charter Proposals — to consider and vote upon separate proposals to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the SEC as six separate sub-proposals (we refer to such proposals as the “Advisory Charter Proposals”);

Proposal No. 3A — Advisory Charter Proposal A — If the Binding Charter Proposals are approved, the Proposed Charter will remove the provisions for BRPM’s current Class B common stock (which will all convert into New FaZe’s single class of common stock in connection with the Business Combination).

Under the Proposed Charter, New FaZe will be authorized to issue 501,000,000 shares of capital stock, consisting of (i) 500,000,000 shares of New FaZe common stock, par value $0.0001 per share, and (ii) 1,000,000 shares of New FaZe preferred stock, par value $0.0001 per share, as opposed to the Current Charter, which authorizes BRPM to issue 111,000,000 shares of capital stock, consisting of (a) 110,000,000 shares of common stock, including 100,000,000 shares of Class A common stock, par value $0.0001 per share, 10,000,000 shares of Class B common stock, par value $0.0001 per share, and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share;

Proposal No. 3B — Advisory Charter Proposal B — if the Binding Charter Proposals are approved, the Proposed Charter will provide that the number of authorized shares of any class of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of New FaZe’s stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL;

Proposal No. 3C — Advisory Charter Proposal C — The Proposed Charter will eliminate the ability of stockholders to act by written consent;

Proposal No. 3D — Advisory Charter Proposal D — Under the Proposed Charter, the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all of the then outstanding shares of voting stock of New FaZe will be required to amend, alter, repeal or rescind Articles V(B) (Preferred Stock), VI (Directors), VII (Stockholder Meetings), VIII (Director Liability), IX (Indemnification), X (Forum Selection), and XI (Amendments) of the Proposed Charter;

Proposal No. 3E — Advisory Charter Proposal E — under the Proposed Charter, the board of directors of New FaZe (the “New FaZe Board”) is expressly authorized to adopt, amend, alter, or repeal New FaZe’s amended and restated bylaws (the “Proposed Bylaws”). The Proposed Bylaws can also be adopted, amended, altered or repealed by the stockholders, provided that any stockholder amendment to the Proposed Bylaws will require approval of at least two-thirds (66 2/3%) of the voting power of all of the then outstanding shares of voting stock of New FaZe; and

Proposal No. 3F — Advisory Charter Proposal F — The Proposed Charter will change the classification of the New FaZe Board from two classes to three classes, with each class elected for staggered term, as well as with each class consisting, as nearly as may be possible, of one third of the total number of directors constituting the whole board. Subject to the special rights of the holders of one or more outstanding series of preferred stock to elect directors, (i), a director may be removed from office at any time, with or without cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of New FaZe entitled to vote at an election of directors and (ii) a director may be removed from office at any time only for cause and only by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of voting stock of New FaZe entitled to vote at an election of directors.

Proposal No. 4 — The Stock Issuance Proposal — to consider and vote upon a proposal to approve, for the purposes of complying with the applicable listing rules of Nasdaq, the issuance of (x) shares of New FaZe common stock pursuant to the terms of the Merger Agreement and (y) shares of New FaZe common stock to certain accredited investors, including affiliates of the Sponsor and an existing stockholder of FaZe (collectively, the “PIPE Investors”) in connection with the PIPE Investment (as later defined in this proxy statement/prospectus), plus any additional shares pursuant to subscription agreements we may enter into prior to Closing (we refer to this proposal as the “Stock Issuance Proposal”);

Proposal No. 5 — The Director Election Proposal — to consider and vote upon a proposal to elect ten (10) directors to serve on the New FaZe Board for staggered three year terms or until their respective successors are duly elected and qualified (we refer to this proposal as the “Director Election Proposal”);

Proposal No. 6 — The Incentive Plan Proposal — to consider and vote upon a proposal to approve the New FaZe 2022 Omnibus Incentive Plan (the “Incentive Plan”), a copy of which is attached to this proxy statement/prospectus as Annex D, including the authorization of the initial share reserve under the Incentive Plan (we refer to this proposal as the “Incentive Plan Proposal”);

Proposal No. 7 — The ESPP Proposal — to consider and vote upon a proposal to approve the New FaZe 2022 Employee Stock Purchase Plan (the “ESPP”), a copy of which is attached to this proxy statement/prospectus as Annex E, including the authorization of the initial share reserve under the ESPP (we refer to this proposal as the “ESPP Proposal”);

Proposal No. 8 — The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the foregoing proposals would not be duly approved by our stockholders (we refer to this proposal as the “Adjournment Proposal”).

Only holders of record of shares of BRPM’s Class A common stock and Class B common stock (collectively, “BRPM common stock”) at the close of business on May 26, 2022 (the “record date”) are entitled to notice of and to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting.

We will provide you with the proxy statement/prospectus and a proxy card in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournment of the Special Meeting. Whether or not you plan to attend the Special Meeting, we urge you to read, when available, the proxy statement/prospectus (and any documents incorporated into the proxy statement/prospectus by reference) carefully. Please pay particular attention to the section entitled “Risk Factors.”

After careful consideration, the BRPM Board has determined that each of the Business Combination Proposal, the Binding Charter Proposals, the Advisory Charter Proposals, the Stock Issuance Proposal, the Director Election Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal are in the best interests of BRPM and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of BRPM’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of BRPM and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of BRPM’s Directors and Officers in the Business Combination” in the proxy statement/prospectus for a further discussion.

Under the Merger Agreement, the approval of each of the Business Combination Proposal, both Binding Charter Proposals, the Stock Issuance Proposal, the Director Election Proposal, the Incentive Plan Proposal, and the ESPP Proposal (collectively, the “condition precedent proposals”) is a condition to the consummation of the Business Combination. The adoption of each condition precedent proposal is conditioned on the approval of all of the condition precedent proposals, and the adoption of all proposals (other than the Adjournment Proposal) are conditioned on the approval of the condition precedent proposals. If our stockholders do not approve each of the condition precedent proposals, the Business Combination may not be consummated. The Adjournment Proposal is not conditioned on the approval of any other proposal.

In connection with our initial public offering, our Sponsor entered into a letter agreement to vote its shares of BRPM Class B common stock purchased prior to our initial public offering (the “Founder Shares”), the BRPM Class A common stock purchased by the Sponsor in the private placement that was consummated simultaneously with the initial public offering, as well as any shares of BRPM Class A common stock sold as part of the units by us in our initial public offering (the “Public Shares”) purchased by the Sponsor during or after our initial public offering, in favor of our initial business combination. Further, pursuant to the Sponsor Support Agreement, the Sponsor agreed to vote all voting equity securities owned by it in favor of the Merger Agreement, Business Combination, and all other proposals being presented at the Special Meeting. As of the date hereof, the Sponsor owns approximately 22% of our total outstanding common stock. Accordingly, in addition to the shares held by the Sponsor, BRPM would need 6,208,751 Public Shares, or approximately 36% of the 17,250,000 shares sold in BRPM’s initial public offering to be voted in favor of the Business Combination Proposal in order for it to be approved, assuming all outstanding shares are voted on such proposal. If only a minimum quorum of shares of BRPM common stock, consisting of a bare majority of outstanding shares of BRPM common stock, is present at the Special Meeting, BRPM would need only 688,126 Public Shares, or approximately 4% of the Public Shares, to be voted in favor of the Business Combination Proposal in order for it to be approved (provided that consummation of the Business Combination is conditioned upon, among other things approval of the condition precedent proposals and the requirement that BRPM have net tangible assets of at least $5,000,001 immediately prior to or upon consummation of the Business Combination).

Pursuant to the Current Charter, a holder of Public Shares (a “Public Stockholder”) may request that BRPM redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. There will be no redemption rights upon the completion of our initial business combination, including the Business Combination, with respect to BRPM’s warrants or the Founder Shares. Assuming the Business Combination is consummated, Public Stockholders will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)     (a) hold Public Shares or (b) hold Public Shares through units and you elect to separate your units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares; and

(ii)    prior to 12:00 p.m., New York City time, on July 13, 2022 (two business days prior to the scheduled date of the Special Meeting), (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to Continental Stock Transfer & Trust Company, BRPM’s transfer agent (the “transfer agent”), that BRPM redeem your Public Shares for cash and (b) deliver your Public Shares to the transfer agent, physically or electronically through Depository Trust Company (“DTC”).

Holders of units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying Public Shares and Public Warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent, directly and instruct it to do so. Public Stockholders may elect to redeem all or a portion of their Public Shares even if they vote for the Business Combination Proposal, do not vote at all, or are not holders on the record date. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If the Business Combination is consummated and a Public Stockholder properly exercises its right to redeem its Public Shares and timely delivers its shares to the transfer agent, we will redeem each Public Share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account established in connection with our initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then issued and outstanding Public Shares. For illustrative purposes, as of May 26, 2022, the record date, this would have amounted to approximately $10.01 per Public Share. Prior to exercising redemption rights, Public Stockholders should verify the market price of the BRPM Class A common stock as they may receive higher proceeds from the sale of their BRPM Class A common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. BRPM cannot assure our stockholders that they will be able to sell their BRPM Class A common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our securities when our stockholders wish to sell their shares. If a Public Stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests, which is two business days prior to the scheduled date of the Special Meeting, and, thereafter, with our consent, until the Closing. If a holder of Public Shares delivers its shares in connection with an election to redeem and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that BRPM instruct the transfer agent to return the shares (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus. See “The Special Meeting — Redemption Rights” in the proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Public Stockholder or any other person with whom such Public Stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the shares sold in our IPO without BRPM’s prior consent.

Accordingly, if a Public Stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the Public Shares sold in our initial public offering, then any such shares in excess of that 20% limit would not be redeemed for cash without BRPM’s prior consent.

Furthermore, on October 24, 2021, concurrently with the execution of the Merger Agreement, BRPM entered into Subscription Agreements with the PIPE Investors, including affiliates of the Sponsor and an existing stockholder of FaZe, pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors have collectively subscribed for and agreed to purchase immediately prior to the Closing an aggregate of 11,800,000 shares of New FaZe common stock at a purchase price of $10.00 per share, for aggregate gross proceeds of $118,000,000. PIPE Investors affiliated with the Sponsor has signed Subscription Agreements to purchase 2,200,000 shares of New FaZe common stock in the PIPE Investment and the Sponsor has committed to backstop the funding of up to $100,000,000 of the PIPE Investment at Closing. The closing of the PIPE Investment is conditioned upon the consummation of the Merger and certain other customary conditions provided therein.

On March 10, 2022, B. Riley Principal Commercial Capital, LLC (“B. Riley Lender”), an affiliate of the Sponsor, entered into a Bridge Loan Agreement with FaZe pursuant to which the B. Riley Lender agreed (i) to issue to FaZe as a single advance a term loan in the principal amount of $10 million (the “Initial Term Loan”) and (ii) upon receipt of a borrowing notice from FaZe, to issue to FaZe in a second advance a term loan in the principal amount of $10 million (the “Final Term Loan” and together with the Initial Term Loan, the “Term Loan”), which borrowing notice was sent by FaZe to B. Riley Lender on April 18, 2022 for the advance of the Final Term Loan on April 25, 2022. In connection with the Term Loan, on March 10, 2022, FaZe waived the Minimum Proceeds Condition under the Merger Agreement.

The Term Loan is evidenced by a promissory note and accrues interest at a rate of 7% per year, compounded quarterly. In connection with the Term Loan, on March 10, 2022, the B. Riley Lender and FaZe entered into a Pledge and Security Agreement (the “Pledge and Security Agreement”) and the B. Riley Lender, FaZe, and FaZe’s senior lienholders, CPH, and Cox, entered into intercreditor agreements (“Intercreditor Agreements”). The Term Loan is secured by all assets of FaZe, other than the Excluded Collateral (as defined in the Pledge and Security Agreement), subject to the Intercreditor Agreements. The Term Loan will be repaid in full in cash on the Closing Date. In the event the Merger Agreement is terminated without completion of the Business Combination, the Term Loan will become a secured convertible promissory note of FaZe, on substantially the same terms as the existing senior secured convertible promissory notes of Faze, in an aggregate principal amount equal to the outstanding principal balance, including capitalized interest, of the Term Loan and the unpaid accrued interest on the Term Loan as of such date. As of March 10, 2022, an aggregate principal amount of $10 million was outstanding under the Term Loan.

All BRPM Stockholders are cordially invited to attend the Special Meeting which will be held in virtual format. You will not be able to physically attend the Special Meeting. To ensure your representation at the Special Meeting, however, you are urged to complete, sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible. If you are a stockholder of record holding shares of BRPM common stock, you may also cast your vote at the Special Meeting electronically by visiting https://www.cstproxy.com/brileyprincipal150mergercorp/2022. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Special Meeting and vote electronically, obtain a proxy from your broker or bank.

Your vote is very important regardless of the number of shares you own. Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the Special Meeting. If your shares are held in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting.

If you have any questions or need assistance voting your common stock, please contact D.F. King & Co., Inc. (“DF King”), our proxy solicitor, by calling toll free (800) 820-2415 (or banks and brokers can call (212) 269-5550), or by emailing BRPM@dfking.com. This notice of Special Meeting is, and the proxy statement/prospectus relating to the Business Combination will be, available at https://www.cstproxy.com/brileyprincipal150mergercorp/2022.

Thank you for your participation. We look forward to your continued support.

[date], 2022

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (I) IF YOU HOLD SHARES OF BRPM CLASS A COMMON STOCK THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING SHARES OF BRPM CLASS A COMMON STOCK AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (II) SUBMIT A WRITTEN REQUEST, INCLUDING THE LEGAL NAME, PHONE NUMBER AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REDEMPTION IS REQUESTED, TO THE TRANSFER AGENT THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH AND (III) DELIVER YOUR SHARES OF BRPM CLASS A COMMON STOCK TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE SPECIAL MEETING — REDEMPTION RIGHTS” IN THIS PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by BRPM, constitutes a prospectus of New FaZe under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of New FaZe common stock to be issued to FaZe’s stockholders under the Merger Agreement. This document also constitutes a proxy statement of BRPM under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

You should rely only on the information contained in this proxy statement/prospectus, as may be amended and supplemented. No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to BRPM Stockholders nor the issuance by BRPM of its common stock in connection with the Business Combination will create any implication to the contrary.

Information contained in this proxy statement/prospectus regarding BRPM has been provided by BRPM and information contained in this proxy statement/prospectus regarding FaZe has been provided by FaZe.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

MARKET AND INDUSTRY DATA

Information contained in this proxy statement/prospectus concerning the market and the industry in which FaZe competes, including its market position, general expectations of market opportunity, size and growth rates, is based on information from various third-party sources, on assumptions made by FaZe based on such sources and FaZe’s knowledge of the markets for its services and solutions. This information and any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable but that there can be no assurance as to the accuracy or completeness of such information. We have not independently verified this third-party information. The industry in which FaZe operates is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this proxy statement/prospectus are subject to change based on various factors, including those described in the sections of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors — Risks Related to FaZe’s Business” and elsewhere in this proxy statement/prospectus.

i

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Additional Information

The registration statement of which this proxy statement/prospectus forms a part contains exhibits and other information that are not included in or delivered with this proxy statement/prospectus. The descriptions in this proxy statement/prospectus of the provisions of documents filed as exhibits to the registration statement are only summaries of those documents. The full documents are available for you to review through the SEC’s website at www.sec.gov. You can also obtain copies of this proxy statement/prospectus or of the documents incorporated by reference therein, free of charge by requesting them in writing or by telephone at the following address and telephone number:

B. Riley Principal 150 Merger Corp.
299 Park Avenue 21st Floor
New York, New York 10171
(212) 457-3300
Attention: Daniel Shribman, Chief Executive Officer

or

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (800) 820-2415
Email: BRPM@dfking.com

To obtain timely delivery, BRPM Stockholders must request the materials no later than five business days prior to the Special Meeting.

You also may obtain additional proxy cards and other information related to the proxy solicitation by contacting the appropriate contact listed above. You will not be charged for any of these documents that you request.

For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see the section entitled “Where You Can Find More Information”.

Certain Defined Terms

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our” and “BRPM” refer to B. Riley Principal 150 Merger Corp., and the terms “New FaZe,” “combined company” and “post-combination company” refer to FaZe Clan Inc. and its subsidiaries following the consummation of the Business Combination.

In this document:

“A&R Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, effective at (but subject to) the Closing, by and among New FaZe, BRPM, the Sponsor, and certain FaZe former stockholders, in substantially the form attached to this proxy statement/prospectus as Annex G.

“Accelerated FaZe Options” means, immediately prior to the Effective Time, seventy-five percent (75%) of each discrete individual grant of the options outstanding under FaZe’s existing incentive plans that remain unvested as of the Effective Time that will, automatically and without any required action on the part of the holder thereof, become vested as of the Effective Time.

“Acquisition Proposal” means, with respect to FaZe and its subsidiaries, any of the following transactions other than the Merger: (i) any acquisition or purchase, direct or indirect, of: (A) a portion of the business of FaZe and its subsidiaries that comprises 15% or more of their combined net revenues or net income; (B) 15% or more of the consolidated assets of FaZe and its subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the board of directors of FaZe); or (C) 15% or more of the equity or voting securities on a fully diluted basis of (1) FaZe or (2) one or more subsidiaries of FaZe holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of FaZe and its subsidiaries, including, for the avoidance of doubt, a bona fide equity or convertible equity financing; (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity or voting securities of (A) FaZe or (B) one or more subsidiaries of FaZe holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of FaZe and its subsidiaries; or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of (A) FaZe or (B) one or more subsidiaries of FaZe holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of FaZe and its subsidiaries; or (iv) any initial public offering or direct listing of any equity securities of FaZe or any of its subsidiaries on any stock exchange.

“Aggregate Earn-Out Consideration” and “Earn-Out Shares” means a number of shares of New FaZe common stock equal to 6% of the sum of (i) the total number of shares of New FaZe common stock that are issued and outstanding as of immediately after the Closing and (ii) the total number of shares of New FaZe common stock equal to the product of the total number of Net Vested Company Option Shares calculated as of immediately prior to the Closing and the Exchange Ratio.

“Aggregate Equity Value Consideration” means a number of shares of New FaZe common stock equal to the quotient of (i) $650,000,000 divided by (ii) $10.00.

“Aggregate Fully Diluted FaZe Common Shares” means, without duplication, the aggregate number of shares of FaZe common stock that are issued and outstanding immediately prior to the Effective Time after giving effect to the conversion of FaZe preferred stock, FaZe Warrants and FaZe Notes, minus certain shares converted from certain FaZe Notes, plus the aggregate number of Net Vested Company Option Shares.

“Aggregate Merger Consideration” means a number of shares of New FaZe common stock equal to the sum of the Aggregate Equity Value Consideration plus the Aggregate Earn-Out Consideration.

“Ancillary Agreements” means, collectively (i) the Sponsor Support Agreement, (ii) FaZe Support Agreements, (iii) the Confidentiality Agreement, (iv) the Subscription Agreement, and (v) the A&R Registration Rights Agreement.

“BRPM” means B. Riley Principal 150 Merger Corp., a Delaware corporation (which, after the Closing will be known as FaZe Clan Inc.).

“BRPM Board” means the board of directors of BRPM.

“BRPM Class A common stock” means the shares of Class A common stock, par value $0.0001 per share, of BRPM.

“BRPM Class B common stock” means the shares of Class B common stock, par value $0.0001 per share, of BRPM.

“BRPM Closing Cash Amount” means an amount, calculated as of the Closing, equal to the sum of (a) the amount of cash available in the Trust Account after taking into account redemptions of Public Shares and after payment of any BRPM Transaction Expenses and FaZe Transaction Expenses, plus (b) the PIPE Investment Amount, plus (c) the aggregate net proceeds of any other equity financing of BRPM agreed to by FaZe, in each case of clauses (b) and (c), to the extent actually received by BRPM, FaZe or any of their respective Subsidiaries substantially concurrently with the Closing and held by BRPM as of the Closing.

“BRPM common stock” means, collectively, the BRPM Class A common stock and BRPM Class B common stock.

“BRPM PIPE Expenses” means any expenses, fees or costs incurred in connection with the PIPE Investment (including the success fees payable to the placement agents of the PIPE Investment pursuant to the applicable engagement letters), excluding any FaZe PIPE Expenses.

“BRPM Stockholder Approval” means the approval of (1) the Business Combination Proposal by an affirmative vote of the holders of at least a majority of the shares of BRPM common stock entitled to vote (as determined in accordance with the Current Charter and BRPM’s bylaws) that are voted at a stockholders’ meeting duly called by the BRPM Board and held for such purpose, (2) Binding Charter Proposal A by an affirmative vote of the holders of at least a majority of the outstanding shares of BRPM common stock entitled to vote (as determined in accordance with the Current Charter and BRPM’s bylaws) at a stockholders’ meeting duly called by the BRPM Board and held for such purpose, (3) Binding Charter Proposal B by an affirmative vote of the holders of at least a majority of the outstanding shares of BRPM Class A common stock, voting separately as a single class; and (3) the Advisory Charter Proposals, Stock Issuance Proposal, Incentive Plan Proposal, ESPP Proposal, and if necessary, the Adjournment Proposal, in each case, by an affirmative vote of the holders of at least a majority of the shares of BRPM common stock present and entitled to vote thereupon (as determined in accordance with the Current Charter and BRPM’s bylaws) at a stockholders’ meeting duly called by the BRPM Board and held for such purpose.

“BRPM Stockholders” means the holders of BRPM common stock.

“BRPM Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by BRPM (whether or not billed or accrued for) as a result of or in connection with its initial public offering, operations, or the negotiation, documentation and consummation of its initial business combination: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants, financial printers, transfer and trust agents, and other advisors and service providers, including the fees payable to B. Riley Securities, Inc. pursuant to the terms of the Business Combination Marketing Agreement, (b) all filing fees incurred in connection with making certain required filings pursuant to the Merger Agreement, (c) all fees and expenses incurred in connection with preparing and filing this proxy statement/prospectus, obtaining approval of Nasdaq to list the BRPM common stock and obtaining the BRPM Stockholder Approval, (d) obligations under any BRPM working capital loans (which are required to be repaid in cash pursuant to the Merger Agreement) and the reimbursement of documented expenses incurred by the Sponsor and BRPM’s officers and directors on BRPM’s behalf, (e) any expense incurred in connection with the directors’ and officers’ “tail” insurance policy pursuant to the Merger Agreement, and (f) all transfer taxes, in each case of clauses (a) through (f), solely to the extent such fees and expenses are unpaid as of the Closing.

“BRPM units” means the units of BRPM, each consisting of one share of BRPM Class A common stock and one-third of one BRPM warrant.

“BRPM warrants” means the warrants of BRPM, each exercisable for one share of BRPM Class A common stock beginning on the later of 30 days following the completion of BRPM’s initial business combination and February 23, 2022, at an initial exercise price of $11.50 per share.

“Business Combination” means the transactions contemplated by the Merger Agreement, including the Merger.

“Change of Control” means (a) any transaction or series of related transactions (whether by merger, consolidation, tender offer, exchange offer, stock transfer or otherwise) that results in any third-party purchaser acquiring beneficial ownership of equity securities of New FaZe that represent more than 50% of (i) the issued and outstanding shares of New FaZe common stock or (ii) the combined voting power of the then-outstanding voting equity securities of New FaZe, (b) any transaction or series of transactions constituting a merger, consolidation, reorganization or other business combination, however effected, following which the members of the New FaZe Board or the FaZe board of directors immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a subsidiary, the ultimate parent company thereof, or (c) any sale, transfer or other disposition to a third-party purchaser of all or more than 50% of the assets (by value), or assets generating at least 50% of the gross revenues or net income, of New FaZe and its Subsidiaries on a consolidated basis (other than any sale, transfer or other disposition of property or assets in the ordinary course of business). For clarity, the preceding clause (a) shall include any merger or consolidation of New FaZe with any person if immediately after the consummation of such merger or consolidation, the New FaZe common stock outstanding immediately prior to such merger or consolidation do not continue to represent, or are not converted into, voting securities representing in the aggregate more than 50% of the combined voting power of all of the outstanding voting securities of the person resulting from such merger or consolidation or, if the surviving company is a subsidiary, the ultimate parent company thereof.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date on which the Closing actually occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collaborator” means any third party business or individual with which FaZe creates digital content or consumer goods.

“Collaboration” means a cross-promotional venture to create digital content or consumer goods.

“Consumer” means an individual who may watch, buy, or otherwise interact with FaZe content, goods, or products.

COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any governmental authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Customer” means a purchaser of retail goods sold by FaZe.

“DF King” means D. F. King & Co., Inc., proxy solicitor to BRPM.

“DGCL” means the General Corporation Law of the State of Delaware.

“DTC” means The Depository Trust Company.

“Earn-Out Exchange Ratio” is the quotient obtained by dividing (x) 6% of the sum of (i) the total number of shares of New FaZe common stock that are issued and outstanding as of immediately after the Closing and (ii) the total number of shares of New FaZe common stock equal to the product of the total number of Net Vested Company Option Shares calculated as of immediately prior to the Closing and the Exchange Ratio by (y) the fully-diluted number of shares of FaZe common stock outstanding immediately prior to the Effective Time (as determined in accordance with the Merger Agreement and more fully described in this proxy statement/prospectus). BRPM presently estimates that the Earn-Out Exchange Ratio will be approximately 0.22, assuming no redemptions.

“Effective Time” means the time when the Merger becomes effective.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient obtained by dividing (a) the number of shares constituting the Aggregate Merger Consideration, by (b) the number of Aggregate Fully Diluted FaZe Common Shares. BRPM presently estimates that the Exchange Ratio will be approximately 2.27.

“fan” means an individual reached by FaZe content across any platform. The term “fan” embodies the related term “subscriber”, which refers to a fan who accesses FaZe content on a platform that refers to its users as subscribers (e.g., YouTube), and the related term “follower”, which means a fan who accesses FaZe content on a platform that refers to its users as followers (e.g., Instagram). The term “fan” does not necessarily represent one individual if such individual engages with FaZe on multiple social media platforms and with multiple content creators.

“FASB” means the Financial Accounting Standards Board.

“FaZe” means FaZe Clan Inc., a Delaware corporation.

“FaZe Awards” means the FaZe Options and FaZe Restricted Stock Awards.

“FaZe capital stock” means FaZe common stock and FaZe preferred stock.

“FaZe Charter” means the FaZe amended and restated certificate of incorporation, dated as of April 27, 2017 (as it may be subsequently amended, supplemented or amended and restated).

“FaZe common stock” means the common stock, par value $0.00001 per share, of FaZe.

“FaZe Incentive Plan” means the FaZe Clan Inc. Amended and Restated 2011 Stock Incentive Plan, as amended from time to time.

“FaZe Notes” means the convertible promissory notes of FaZe that will be converted into shares of FaZe common stock immediately prior to the Effective Time.

“FaZe Option” means an option to purchase shares of FaZe common stock granted under the FaZe Incentive Plan.

“FaZe PIPE Investor” means AEV Esports, LLC (“AEV”), an affiliate of Cox Investment Holdings, Inc. (“Cox”) and, following a reorganization and assignment by Cox to AEV, an assignee of Cox’s rights and obligations under Cox’s Subscription Agreement, the Cox notes, the Cox Consent Letter and certain related documents (each such term as defined below). Prior to the assignment, Cox was a PIPE Investor and securityholder of FaZe.

“FaZe preferred stock” means FaZe Series A preferred stock, par value $0.00001 per share, as authorized under the FaZe Charter.

“FaZe Restricted Stock Award” means an award of shares of FaZe common stock granted or acquired under the FaZe Incentive Plan that are subject to vesting and/or a right of repurchase (including, without limitation, any such shares acquired upon early exercise of a FaZe Option).

“FaZe Stockholder” means each holder of FaZe capital stock or securities exercisable for or convertible into FaZe capital stock prior to the Closing.

“FaZe Stockholder Approval” means (i) the adoption and approval of the certificate of amendment to the FaZe Charter and (ii) the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger and the transactions contemplated thereby, by the (a) affirmative vote or written consent of the holders of at least a majority of the voting power (on an as-converted basis) of the outstanding FaZe common stock voting as a single class; (b) the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding FaZe preferred stock, voting as a single class.

“FaZe Support Agreements” means those certain support agreements, dated as of October 24, 2021, by and between FaZe and certain of its stockholders.

“FaZe Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by FaZe or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated by the Merger Agreement: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by FaZe or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of FaZe or any of its Subsidiaries as a result of the transactions contemplated by the Merger Agreement (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll taxes arising therefrom, and (c) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by FaZe or any of its Subsidiaries to any affiliate of FaZe or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any affiliate agreement, in each case of clauses (a) through (c), solely to the extent such fees and expenses are unpaid as of the Closing.

“FaZe Warrant” means each outstanding warrant to purchase shares of FaZe capital stock.

“Founder Shares” means the aggregate of 4,312,500 shares of BRPM Class B common stock held by the Sponsor.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the Governing Documents of a corporation are its certificate of incorporation and by-laws, the Governing Documents of a limited partnership are its limited partnership agreement and certificate of limited partnership, the Governing Documents of a limited liability company are its operating agreement and certificate of formation and the Governing Documents of an exempted company are its memorandum and articles of association.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Insiders Letter Agreement” means the Letter Agreement among BRPM, Sponsor and each of the executive officers and directors of BRPM, dated as of February 18, 2021.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means BRPM’s initial public offering of the sale of 17,250,000 BRPM units at $10.00 per unit.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Merger” means the merger of Merger Sub with and into FaZe.

“Merger Agreement” means that Agreement and Plan of Merger, dated as of October 24, 2021, as amended on December 29, 2021 and March 10, 2022, and as may be further amended and/or restated from time to time, by and among BRPM, Merger Sub, and FaZe.

“Merger Consideration Value” means an amount in cash equal to the product of (a) the Exchange Ratio and (b) the VWAP per share of BRPM Class A common stock for the five consecutive trading days immediately preceding (but not including) the Closing Date.

“Merger Sub” means BRPM Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of BRPM.

“Minimum Proceeds Condition” means the minimum BRPM Closing Cash Amount required under the Merger Agreement, which condition was waived by FaZe on March 10, 2022 in connection with the Term Loan.

“Net Vested Company Option Share” means, with respect to each Vested FaZe Option, a number of whole and partial shares of FaZe common stock (computed to the nearest four decimal places) equal to (a) the product obtained by multiplying (i) the number of shares of FaZe common stock subject to such Vested FaZe Option immediately prior to the Effective Time, and (ii) the excess, if any, of the Merger Consideration Value over the exercise price per share of FaZe common stock subject to such Vested FaZe Option, divided by (b) the Merger Consideration Value.

“New FaZe” means FaZe Holdings Inc., a Delaware corporation (which, prior to consummation of the business combination, was known as B. Riley Principal 150 Merger Corp.).

“New FaZe Board” means the board of directors of New FaZe.

“New FaZe common stock” means the shares common stock, par value $0.0001 per share, of New FaZe following consummation of the Business Combination.

“New FaZe Management” means the management of New FaZe following the consummation of the Business Combination.

“New FaZe preferred stock” means the shares of New FaZe preferred stock, par value $0.0001 per share.

“New FaZe Stockholders” means the holders of New FaZe common stock or New FaZe preferred stock.

“Nasdaq” means the Nasdaq Capital Market.

“Outside Date” means 5:00 p.m. Eastern Time, on July 25, 2022.

“Partner” means a sponsor or sponsorship partner of FaZe.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind.

“PIPE Investment Amount” means the aggregate gross purchase price received by BRPM prior to or substantially concurrently with the Closing in respect of all of the shares purchased in the PIPE Investment.

“PIPE Investment” means the purchase of an aggregate of 11,800,000 shares of BRPM Class A common stock pursuant to the Subscription Agreements.

“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements, including the Sponsor Related PIPE Investors, FaZe PIPE Investor, and third-party investors.

“Private Placement Units” means the 520,000 units purchased by our Sponsor at the time of the IPO, each unit consisting of one share of BRPM Class A common stock and one-third of one BRPM warrant.

“Private Placement Warrants” means the BRPM warrants included in the Private Placement Units.

“Proposed Bylaws” means the amended and restated bylaws of New FaZe, a copy of which is attached as Annex C to this proxy statement/prospectus.

“Proposed Charter” means the proposed second amended and restated certificate of incorporation of New FaZe which, if approved, would take effect upon the Closing, a copy of which is attached as Annex B to this proxy statement/prospectus.

“Public Shares” means shares of BRPM Class A common stock included in the BRPM units issued in the IPO.

“Public Stockholders” means holders of Public Shares.

“Public Warrants” means the BRPM warrants included in the BRPM units issued in the IPO, each of which is exercisable for one share of BRPM Class A common stock at an exercise price of $11.50 per share, subject to adjustment, in accordance with its terms.

“Special Meeting” means the meeting of the stockholders of BRPM, convened in accordance with BRPM’s Governing Documents wherein the stockholders of BRPM will consider and vote on the Transaction Proposals.

“Sponsor” means B. Riley Principal 150 Sponsor Co., LLC, a Delaware limited liability company.

“Sponsor Note” means that certain promissory note, dated as of June 19, 2020, by and between BRPM and the Sponsor.

“Sponsor Related PIPE Investors” means the affiliates of Sponsor participating in the PIPE Investment.

“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated, each dated October 24, 2021, between BRPM and the PIPE Investors.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Talent” means a creator of content used by FaZe.

“Trading Day” means any day on which shares of New FaZe common stock are actually traded on the principal securities exchange or securities market on which shares of New FaZe common stock are then traded.

“Transaction Proposals” means any of the Business Combination Proposal, Binding Charter Proposals, Advisory Charter Proposals, Stock Issuance Proposal, Director Election Proposal, Incentive Plan Proposal, ESPP Proposal, adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, adoption and approval of any other proposals as reasonably agreed by BRPM and FaZe to be necessary or appropriate in connection with the transactions contemplated hereby, and the Adjournment Proposal.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Trust Account” means the Trust Account of BRPM that holds the proceeds from the IPO and the sale of the Private Placement Units.

“Trust Agreement” mean that certain Investment Management Trust Agreement, dated as of February 18, 2021, between BRPM and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company.

“Vested FaZe Options” means the Accelerated FaZe Options, together with each option outstanding under FaZe’s existing incentive plans that is vested in accordance with its terms as of the Effective Time (including each option that vests or is deemed vested in accordance with its terms in connection with the transactions contemplated by the Merger Agreement).

Cautionary Note Regarding Forward-Looking Statements

This proxy statement/prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of BRPM and FaZe. These statements are based on the beliefs and assumptions of the management of BRPM and FaZe. Although BRPM and FaZe believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither BRPM nor FaZe can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes”, “estimates”, “expects”, “projects”, “forecasts”, “may”, “will”, “should”, “seeks”, “plans”, “scheduled”, “anticipates” or “intends” or similar expressions. The forward-looking statements are based on projections prepared by, and are the responsibility of, FaZe’s management. Forward-looking statements contained in this proxy statement/prospectus include, but are not limited to, statements about:

•        the ability of BRPM and FaZe to meet the Closing conditions to the Business Combination, including approval by stockholders of BRPM;

•        the ability of BRPM and FaZe prior to the Business Combination, and New FaZe following the Business Combination, to:

•        realize the benefits expected from the Business Combination;

•        obtain and maintain the listing of the New FaZe common stock on Nasdaq following the Business Combination;

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•        the level of redemptions by Public Stockholders of BRPM which may be greater than expected;

•        New FaZe’s success in retaining or recruiting, or changes required in, its officers, key employees or directors following the Business Combination;

•        factors relating to the business, operations and financial performance of FaZe, including, but not limited to:

•        New FaZe’s limited operating history;

•        New FaZe’s ability to maintain and grow the strength of its brand reputation;

•        New FaZe’s ability to retain existing and attract new Esports professionals, content creators and influencers;

•        New FaZe’s ability to continue to monetize its platform;

•        New FaZe’s ability to maintain and strengthen its community of brand partners, engaged consumers, content creators, influencers and Esports professionals;

•        New FaZe’s reliance on the internet and various third-party mass media platforms;

•        New FaZe’s ability to effectively compete within the online entertainment industry, as well as the broader entertainment industry;

•        New FaZe’s ability to continue to adapt to technological change and effectively allocate resources among emerging technologies and business models;

•        the risk of cyber-attacks or other security incidents;

•        whether New FaZe is subject to any risks as a result of its global operations;

•        New FaZe’s ability to secure future financing, if needed, and New FaZe’s ability to repay its existing indebtedness when due;

•        New FaZe’s ability to respond to general economic conditions;

•        New FaZe’s ability to manage its growth effectively;

•        the impact of the COVID-19 pandemic;

•        litigation, including the ability to adequately protect New FaZe’s intellectual property rights;

•        New FaZe’s ability to comply with complex regulatory requirements; and

•        other factors detailed under the section entitled “Risk Factors.”

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this proxy statement/prospectus are more fully described under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this proxy statement/prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of BRPM and FaZe prior to the Business Combination, and New FaZe following the Business Combination. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can BRPM or FaZe assess the impact of all such risk factors on the business of BRPM and FaZe prior to the Business Combination, and New FaZe following the Business Combination, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements attributable to BRPM or FaZe or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. BRPM and FaZe prior to the Business Combination, and New FaZe following the Business Combination, undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Questions and Answers about the Business
Combination and the Special Meeting

The following are answers to certain questions that you may have regarding the Business Combination and the Special Meeting. BRPM urges you to carefully read the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote or whether to redeem your Public Shares. Additional important information is also contained in the appendices and exhibits to this proxy statement/prospectus.

Questions and Answers about the Special Meeting of BRPM Stockholders

Q:     Why am I receiving this proxy statement/prospectus?

A:     BRPM, Merger Sub, and FaZe have agreed to a business combination under the terms of the Merger Agreement that is described in this proxy statement/prospectus. A copy of the Original Merger Agreement is attached hereto as Annex A-1, a copy of the Merger Agreement Amendment dated December 29, 2021 is attached hereto as Annex A-2 and a copy of the Merger Agreement Amendment dated March 10, 2022 is attached hereto as Annex A-3. BRPM urges its stockholders to read the Merger Agreement in its entirety. The Merger Agreement must be approved by the BRPM Stockholders in accordance with the Current Charter. BRPM is holding a Special Meeting to obtain that approval. BRPM Stockholders will also be asked to vote on certain other matters described in this proxy statement/prospectus at the Special Meeting and to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to adopt the Merger Agreement and thereby approve the Business Combination. Additionally, BRPM must provide all holders of Public Shares with the opportunity to have their Public Shares redeemed in connection with its initial business combination. Holders who wish to exercise their redemption rights must, prior to 12:00 p.m., Eastern Time, on July 13, 2022 (two business days before the scheduled vote at the Special Meeting): (i) elect to separate their BRPM units into the underlying Public Shares and Public Warrants, (ii) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to the Transfer Agent that BRPM redeem their Public Shares for cash, and (iii) deliver their Public Shares to the Transfer Agent physically or electronically using the DTC’s Deposit and Withdrawal at Custodian (DWAC) system.

THE VOTE OF BRPM STOCKHOLDERS IS IMPORTANT. BRPM STOCKHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND CAREFULLY CONSIDERING EACH OF THE PROPOSALS BEING PRESENTED AT THE SPECIAL MEETING.

Q:     Why is BRPM proposing the Business Combination?

A:     BRPM was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses.

On February 23, 2021, BRPM completed its IPO of units, with each unit consisting of one share of BRPM Class A common stock and one-third of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one share of BRPM Class A common stock at a price of $11.50 per share, at a price of $10.00 per unit, raising total gross proceeds of approximately $172,500,000. Simultaneously with the closing of the IPO, BRPM consummated the private placement to the Sponsor of 520,000 Private Placement Units, at a price of $10.00 per unit, generating gross proceeds of $5,200,000. Upon the closing of the IPO and private placement, $172,500,000 of the net proceeds of the sale of BRPM units and Private Placement Units was placed into the Trust Account.

Like most blank check companies, BRPM’s Current Charter provides for the return of the proceeds of the IPO held in the Trust Account to the holders of Public Shares if there is no qualifying business combination(s) consummated on or before a certain date (in BRPM’s case, February 23, 2023). Since the IPO, BRPM’s activity has been limited to the evaluation of business combination target companies.

Based on its due diligence investigations of FaZe and the industries in which it operates, including the financial and other information provided by FaZe in the course of BRPM’s due diligence investigations, the BRPM Board believes that the Business Combination with FaZe is in the best interests of BRPM and its stockholders and presents an opportunity to increase stockholder value.

Although the BRPM Board believes that the Business Combination with FaZe presents a unique business combination opportunity and is in the best interests of BRPM and its stockholders, the BRPM Board did consider certain potentially material negative factors as well as certain conflicts of interests in arriving at that conclusion. See “The Business Combination Proposal — Recommendation of the BRPM Board and Reasons for the Business Combination” for a discussion of the factors considered by the BRPM Board in making its decision.

Q:     When and where will the Special Meeting take place?

A:     The BRPM Special Meeting will be held on July 15, 2022, at 10:00 a.m. New York City time, at https://www.cstproxy.com/brileyprincipal150mergercorp/2022. In light of ongoing developments related to COVID-19, and the related protocols that governments have implemented, the BRPM Board determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast. The BRPM Board believes that this is the right choice for BRPM and its stockholders at this time, as it permits stockholders to attend and participate in the Special Meeting while safeguarding the health and safety of BRPM’s stockholders, directors and management team. You will be able to attend the special meeting online, vote, view the list of stockholders entitled to vote at the Special Meeting and submit your questions during the Special Meeting by visiting https://www.cstproxy.com/brileyprincipal150mergercorp/2022. To participate in the virtual meeting, you will need a 12-digit control number assigned by Continental Stock Transfer & Trust Company. The meeting webcast will begin promptly at 10:00 a.m., New York City time. You may also attend the meeting telephonically by dialing 1-800-450-7155 (toll-free within the United States and Canada) or +1-857-999-9155 (outside of the United States and Canada, standard rates apply). The passcode for telephone access is 7602428#, but please note that you will not be able to vote or ask questions if you choose to participate telephonically. We encourage you to access the meeting prior to the start time and you should allow ample time for the check-in procedures.

Because the Special Meeting will be a completely virtual meeting, there will be no physical location for stockholders to attend.

Q:     What matters will be considered at the Special Meeting?

A:     The BRPM Stockholders will be asked to consider and vote on the following proposals:

•        Business Combination Proposal — a proposal to adopt the Merger Agreement and approve the Business Combination;

•        Binding Charter Proposals — separate proposals to approve (i) the adoption of the Proposed Charter and (ii) amendments to the Current Charter to increase New FaZe’s authorized capital stock and provide that the number of authorized shares of any class of stock may be increased decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of New FaZe’s stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL;

•        Advisory Charter Proposals — separate proposals to approve, on a non-advisory basis and as required by applicable SEC guidance, certain material differences between the Current Charter and the Proposed Charter;

•        Stock Issuance Proposal — a proposal to approve, for the purposes of complying with the applicable listing rules of Nasdaq, the issuance of (x) shares of New FaZe common stock pursuant to the terms of the Merger Agreement and (y) shares of New FaZe common stock to the PIPE Investors, including the Sponsor Related PIPE Investors and FaZe PIPE Investor, in connection with the PIPE Investment, plus any additional shares pursuant to subscription agreements we may enter into prior to Closing;

•        Director Election Proposal — a proposal to elect ten (10) directors, in each case to serve on the New FaZe Board for staggered three year terms or until such director’s earlier death, resignation, retirement or removal;

•        Incentive Plan Proposal — a proposal to approve the Incentive Plan;

•        ESPP Proposal — a proposal to approve the ESPP; and

•        Adjournment Proposal — a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the condition precedent proposals would not be duly approved by our stockholders.

Q:     Is my vote important?

A:     Yes. The Business Combination cannot be completed unless the Merger Agreement is approved by a majority of the shares of BRPM common stock entitled to vote (as determined in accordance with the Current Charter and BRPM’s bylaws) that are voted at the Special Meeting, and the other condition precedent proposals achieve the necessary vote outlined below. Only BRPM Stockholders as of the close of business on May 26, 2022, the record date for the Special Meeting, are entitled to vote at the Special Meeting. The BRPM Board unanimously recommends that such BRPM Stockholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of both of the Binding Charter Proposals, “FOR” the approval, on an advisory basis, of each of the Advisory Charter Proposals, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Director Election Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal and “FOR” the approval of the Adjournment Proposal.

Q:     If my shares are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee automatically vote those shares for me?

A:     No. Under the relevant rules, brokers are not permitted to vote on any of the matters to be considered at the Special Meeting. As a result, your Public Shares will not be voted on any matter unless you affirmatively instruct your broker, bank or nominee how to vote your shares in one of the ways indicated by your broker, bank or other nominee. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:     What BRPM Stockholder vote is required for the approval of each proposal brought before the Special Meeting? What will happen if I fail to vote or abstain from voting on each proposal?

A:     The Business Combination Proposal.    Approval of the Business Combination Proposal requires the affirmative vote of a majority of the shares of BRPM common stock entitled to vote (as determined in accordance with the Current Charter and BRPM’s bylaws) that are voted at the Special Meeting. The failure to vote, broker non-votes, and abstentions will have no effect on the outcome of the proposal. Our Sponsor and officers and directors have agreed to vote their shares in favor of the Business Combination. The percentage of outstanding shares of BRPM Class B common stock held by our Sponsor that are obligated to vote in favor of the Business Combination, represents approximately 22% of the voting power of BRPM. Accordingly, in addition to the shares held by the Sponsor, BRPM would need 6,208,751 Public Shares, or approximately 36% of the 17,250,000 shares sold in BRPM’s initial public offering to be voted in favor of the Business Combination Proposal in order for it to be approved, assuming all outstanding shares are voted on such proposal. If only a minimum quorum of shares of BRPM common stock, consisting of a bare majority of outstanding shares of BRPM common stock, is present at the Special Meeting, BRPM would need only 688,126 Public Shares, or approximately 4% of the Public Shares, to be voted in favor of the Business Combination Proposal in order for it to be approved (provided that consummation of the Business Combination is conditioned upon, among other things approval of the condition precedent proposals and the requirement that BRPM have net tangible assets of at least $5,000,001 immediately prior to or upon consummation of the Business Combination).

The Binding Charter Proposals.    Approval of Binding Charter Proposal A requires an affirmative vote of the holders of at least a majority of the outstanding shares of BRPM common stock entitled to vote (as determined in accordance with the Current Charter and BRPM’s bylaws) at the Special Meeting. Approval of Binding Charter Proposal B requires an affirmative vote of the holders of at least a majority of the outstanding shares of BRPM Class A common stock, voting separately as a single class. Abstentions and broker non-votes will have the same effect as a vote “against” both of these proposals because an absolute majority of the outstanding shares is required for approval.

The Advisory Charter Proposals.    Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires an affirmative vote of the holders of at least a majority of the shares of BRPM common stock present (which would include presence at the virtual Special Meeting and representation by proxy) and entitled to vote thereupon (as determined in accordance with the Current Charter and BRPM’s bylaws). The failure to vote, broker non-votes and abstentions have no effect on the outcome of the proposal because they do not constitute votes cast.

The Director Election Proposal.    Approval of the Director Election Proposal requires a plurality of the votes cast by BRPM Stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon, voting together as a single class. Accordingly, a BRPM Stockholder’s abstention, failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting or a broker non-vote will have no effect on the outcome of Director Election Proposal.

The Stock Issuance Proposal.    Approval of the Stock Issuance Proposal requires an affirmative vote of the holders of at least a majority of the shares of BRPM common stock present (which would include presence at the virtual Special Meeting and representation by proxy) and entitled to vote thereupon (as determined in accordance with the Current Charter and BRPM’s bylaws). The failure to vote, broker non-votes and abstentions have no effect on the outcome of the proposal because they do not constitute votes cast.

The Incentive Plan Proposal.    Approval of the Incentive Plan Proposal requires an affirmative vote of the holders of at least a majority of the shares of BRPM common stock present (which would include presence at the virtual Special Meeting and representation by proxy) and entitled to vote thereupon (as determined in accordance with the Current Charter and BRPM’s bylaws). The failure to vote, broker non-votes and abstentions have no effect on the outcome of the proposal because they do not constitute votes cast.

The ESPP Proposal.    Approval of the ESPP Proposal requires an affirmative vote of the holders of at least a majority of the shares of BRPM common stock present (which would include presence at the virtual Special Meeting and representation by proxy) and entitled to vote thereupon (as determined in accordance with the Current Charter and BRPM’s bylaws). The failure to vote, broker non-votes and abstentions have no effect on the outcome of the proposal because they do not constitute votes cast.

The Adjournment Proposal.    Approval of the Adjournment Proposal requires an affirmative vote of the holders of at least a majority of the shares of BRPM common stock present (which would include presence at the virtual Special Meeting and representation by proxy) and entitled to vote thereupon (as determined in accordance with the Current Charter and BRPM’s bylaws). The failure to vote, broker non-votes and abstentions have no effect on the outcome of the proposal because they do not constitute votes cast.

Q:     What will FaZe’s securityholders receive in connection with the Business Combination?

A:     Subject to the terms of the Merger Agreement, and subject to the satisfaction or waiver of certain closing conditions set forth therein, at the Closing, each outstanding share of FaZe common stock (including shares of FaZe common stock issued as a result of the Company Conversion) will be automatically converted into the right to receive such number of shares of New FaZe common stock equal to the Exchange Ratio and such number of Earn-Out Shares equal to the Earn-Out Exchange Ratio (which Earn-Out Shares are subject to forfeiture following the completion of the Business Combination if certain price-based vesting conditions are not met during the five-year period beginning on the date that is 90 days after the Closing and ending on the fifth anniversary of the Closing Date). At the Effective Time of the Business Combination, each FaZe Restricted Stock Award that is outstanding and unvested as of immediately prior to the Effective Time (after giving effect to any vesting that may occur in connection with the Merger) will be cancelled and converted into New FaZe Restricted Stock Awards relating to the number of shares of New FaZe common stock equal to the Per Share Merger Consideration. Further, at the Effective Time, each option outstanding under FaZe’s existing incentive plans will be assumed by New FaZe and converted into an option to purchase a number of shares of New FaZe common stock equal to the number of shares of FaZe common stock subject to such option immediately prior to the Effective Time multiplied by the Exchange Ratio, and having an exercise price equal to the exercise price immediately prior to the Effective Time divided by the Exchange Ratio. Holders of Vested FaZe Options will also be entitled to receive a number of Earn-Out Shares equal to the number of Net Vested Company Option Shares underlying such Vested FaZe Options multiplied by the Earn-Out Exchange Ratio. See the section titled “The Merger Agreement” for more information.

Q:     What equity stake will current BRPM Stockholders and FaZe Stockholders hold in New FaZe immediately after the consummation of the Business Combination?

A:     The following table illustrates varying ownership levels in BRPM before, and New FaZe immediately following, the consummation of the Business Combination at various redemption levels, including the dilutive effect of outstanding warrants:

			Post-Business Combination		Post-Business Combination		Post-Business Combination		Post-Business Combination		Post-Business Combination
	Pre-Business Combination (BRPM)		No Redemptions Scenario (New FaZe)		Minimum Proceeds Condition Redemptions Scenario (24.6%) (New FaZe)(5)(9)		50.0% Redemptions Scenario (New FaZe)(6)(9)		75.0% Redemptions Scenario (New FaZe)(7)(9)		100.0% Redemptions Scenario (New FaZe)(8)(9)
	Number of Shares	Percentage of Ownership	Number of Shares	Percentage of Ownership	Number of Shares	Percentage of Ownership	Number of Shares	Percentage of Ownership	Number of Shares	Percentage of Ownership	Number of Shares	Percentage of Ownership
FaZe Stockholders (1)	—	0.0%	74,981,952	65.5%	74,711,106	68.1%	74,431,415	70.7%	74,156,155	73.7%	73,880,882	77.0%
BRPM Public Stockholders	17,250,000	78.1%	17,250,000	15.1%	13,006,635	11.8%	8,625,000	8.2%	4,312,500	4.3%	—	0.0%
BRPM Public Warrantholders (2)	—	0.0%	5,750,000	5.0%	5,750,000	5.2%	5,750,000	5.5%	5,750,000	5.7%	5,750,000	6.0%
Sponsor and Related Parties (3)	4,832,500	21.9%	7,032,500	6.2%	7,032,500	6.4%	7,032,500	6.7%	7,032,500	7.0%	7,032,500	7.3%
BRPM Private Warrantholders (2)	—	0.0%	173,333	0.2%	173,333	0.2%	173,333	0.2%	173,333	0.2%	173,333	0.2%
PIPE Investors (4)	—	0.0%	9,100,000	8.0%	9,100,000	8.3%	9,100,000	8.7%	9,100,000	9.1%	9,100,000	9.5%
Total Shares	22,082,500	100.0%	114,287,785	100.0%	109,773,574	100.0%	105,112,248	100.0%	100,524,488	100.0%	95,936,715	100.0%

__________

(1)      Includes 500,000 shares subscribed by the FaZe PIPE Investor in the PIPE Investment. Includes 6,440,827 Earn-Out Shares in the no redemptions scenario, 6,169,981 Earn-Out Shares in the Minimum Proceeds Condition (24.6%) redemptions scenario, 5,890,290 Earn-Out Shares in the 50% redemptions scenario, 5,615,030 Earn-Out Shares in the 75% redemptions scenario, and 5,339,757 Earn-Out Shares in the 100% redemptions scenario. Earn-Out Shares are subject to forfeiture if certain price-based vesting conditions are not met during the five-year period beginning on the date that is 90 days after the Closing and ending on the fifth anniversary of the Closing Date. Also includes, in each redemptions scenario, 29,203,555 shares of New FaZe common stock issued to FaZe Stockholders pursuant to the Company Conversion, 675,686 shares of New FaZe common stock issuable in respect of New FaZe Restricted Stock Awards, and 17,687,479 shares of New FaZe common stock issuable to FaZe Stockholders upon the cash exercise of New FaZe options that are vested as of the Closing or will be exercisable within 60 days of the Closing, assuming the Closing occurred on May 6, 2022.

(2)      Represents shares issuable upon the exercise of BRPM warrants. BRPM warrants are exercisable beginning on the later of 30 days following the Closing and February 23, 2022, for one share of BRPM Class A common stock and, following the consummation of the Business Combination, will entitle the holder thereof to purchase one share of New FaZe common stock in accordance with the terms of the warrants. In each redemptions scenario, assumes that all outstanding BRPM warrants are immediately exercised for cash after completion of the Business Combination.

(3)      Includes 2,200,000 shares subscribed by the Sponsor Related PIPE Investors in the PIPE Investment. Includes 2,156,250 Founder Shares subject to forfeiture if certain price-based vesting conditions are not met during the five-year period beginning on the date that is 90 days after the Closing and ending on the fifth anniversary of the Closing Date.

(4)      Excludes 500,000 shares subscribed by the FaZe PIPE Investor and 2,200,000 shares subscribed by the Sponsor Related PIPE Investors, respectively, in the PIPE Investment. Such shares are presented in the FaZe Stockholders and Sponsor and Related Parties lines, respectively.

(5)      This scenario assumes that 4,243,365 Public Shares, or approximately 24.6% of the Public Shares, are redeemed for an aggregate payment of approximately $42.4 million from the Trust Account, which is the maximum amount of redemptions that could occur and still satisfy the Minimum Proceeds Condition.

(6)      This scenario assumes that 8,625,000 Public Shares, or 50% of the Public Shares, are redeemed for an aggregate payment of approximately $86.3 million from the Trust Account, which is a redemptions scenario that could occur due to FaZe’s waiver of the Minimum Proceeds Condition.

(7)      This scenario assumes that 12,937,500 Public Shares, or 75% of the Public Shares, are redeemed for an aggregate payment of approximately $129.4 million from the Trust Account, which is a redemptions scenario that could occur due to FaZe’s waiver of the Minimum Proceeds Condition.

(8)      This scenario assumes that all 17,250,000 Public Shares, or 100% of the Public Shares, are redeemed for an aggregate payment of approximately $172.5 million from the Trust Account, which is a redemptions scenario that could occur due to FaZe’s waiver of the Minimum Proceeds Condition.

(9)      Share ownership and voting power presented under each redemptions scenario in the table above are only presented for illustrative purposes. BRPM cannot predict how many of its Public Stockholders will exercise their right to have their Public Shares redeemed for cash. As a result, the redemption amount and the number of Public Shares redeemed in connection with the Business Combination may differ from the amounts presented above. As such, the ownership percentages of current BRPM and FaZe Stockholders may also differ from the presentation above if the actual redemptions are different from these assumptions. See “Risk Factors — Risks Related to the Business Combination — The ability of our Public Stockholders to exercise redemption rights with respect to a large number of our Public Shares may not allow us to complete the Business Combination, have sufficient cash available to fund New FaZe’s business or optimize the capital structure of New FaZe.”

Q:     How has the announcement of the Business Combination affected the trading price of the BRPM securities?

A:     On October 22, 2021, the trading date preceding the announcement of the Business Combination, the closing prices per share of the BRPM units, BRPM Class A common stock, and BRPM warrants as reported by Nasdaq were $10.00, $9.74, and $0.81, respectively. The closing prices per share of the BRPM units, BRPM Class A common stock, and BRPM warrants as reported on Nasdaq on May 18, 2022, were $10.00, $9.84, and $0.50, respectively. Holders of BRPM’s securities should obtain current market quotations for the securities. The market price of BRPM’s securities could vary at any time prior to Closing.

Q:     What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:     A total of $172,500,000 of the proceeds from the IPO and the sale of the Private Placement Units, was placed in a Trust Account at J.P. Morgan Chase Bank, N.A. maintained by the Trustee. As of May 18, 2022, there were investments and cash held in the Trust Account of $172,611,069. These funds will not be released until the earlier of Closing or the redemption of our Public Shares if we are unable to complete an initial business combination by February 23, 2023 or any extended period of time that we may have to consummate an initial business combination as a result of an amendment to our amended and restated certificate of incorporation (an “Extension Period”), although we may withdraw the interest earned on the funds held in the Trust Account to pay taxes.

Q:     What happens if a substantial number of the Public Stockholders vote in favor of the Business Combination Proposal and exercise their redemption right?

A:     BRPM Stockholders who vote in favor of the Business Combination may also nevertheless exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Stockholders are reduced as a result of redemptions by Public Stockholders. The consummation of the Business Combination is conditioned upon, among other things, BRPM having an aggregate cash amount of at least $218,000,000 available at Closing from the Trust Account (after giving effect to redemptions and payment of BRPM Transaction Expenses and FaZe Transaction Expenses) and PIPE Investment (the “Minimum Proceeds Condition”). In connection with the Term Loan, FaZe waived the Minimum Proceeds Condition on March 10, 2022. With fewer Public Shares and Public Stockholders, the trading market for New FaZe common stock may be less liquid than the market for BRPM Class A common stock was prior to consummation of the Business Combination and New FaZe may not be able to meet the listing standards for Nasdaq or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into FaZe’s business will be reduced. As a result, the proceeds will be greater in the event that no Public Stockholders exercise redemption rights with respect to their Public Shares for a pro rata portion of the Trust Account as opposed to the scenario in which BRPM’s Public Stockholders exercise the maximum allowed redemption rights. If the Trust Account proceeds that would be available to FaZe following the redemption deadline are less than $218 million (representing the amount of cash required by the Minimum Proceeds Condition, which has been waived by FaZe), New FaZe will have less cash available to pursue its anticipated growth strategies and new initiatives, including FaZe’s acquisition strategy. As a result, New FaZe’s results of operations and financial condition may be worse than projected.

The table below presents the post-transaction equity value per share to a Public Stockholder that elects not to redeem across a range of redemptions scenarios.

	No Redemptions(1)		Minimum Proceeds Condition (24.6%) Redemptions Scenario(2)		50.0% Redemptions Scenario(3)		75.0% Redemptions Scenario(4)		100.0% Redemptions Scenario(5)
	Shares	Value per Share(6)	Shares	Value per Share(6)	Shares	Value per Share(6)	Shares	Value per Share(6)	Shares	Value per Share(6)
Base Scenario(7)	108,364,452	10.0000	103,850,241	10.0260	99,188,915	10.0553	94,601,155	10.0870	90,013,382	10.1220
Excluding Initial Stockholders(8)	103,531,952	10.4668	99,017,741	10.5153	94,356,415	10.5703	89,768,655	10.6300	85,180,882	10.6962
Exercising Public Warrants(9)	114,114,452	10.0756	109,600,241	10.1033	104,938,915	10.1345	100,351,155	10.1680	95,763,382	10.2047
Exercising Private Placement Warrants(10)	108,537,785	10.0024	104,023,574	10.0285	99,362,248	10.0579	94,774,488	10.0896	90,186,715	10.1246
Exercising BRPM Warrants(11)	114,287,785	10.0777	109,773,574	10.1055	105,112,248	10.1367	100,524,488	10.1703	95,936,715	10.2070
Excluding Initial Stockholders and Exercising Warrants(12)	109,455,285	10.5227	104,941,074	10.5709	100,279,748	10.6252	95,691,988	10.6839	91,104,215	10.7485

____________

(1)      Assumes no Public Shares are redeemed and that 6,440,827 Earn-Out Shares are issued.

(2)      Assumes 4,243,365 Public Shares are redeemed, representing approximately 24.6% of the outstanding Public Shares, and that 6,169,981 Earn-Out Shares are issued.

(3)      Assumes 8,625,000 Public Shares are redeemed, representing 50% of the outstanding Public Shares, and that 5,890,290 Earn-Out Shares are issued.

(4)      Assumes 12,937,500 Public Shares are redeemed, representing 75% of the outstanding Public Shares, and that 5,615,030 Earn-Out Shares are issued.

(5)      Assumes all Public Shares are redeemed and that 5,339,757 Earn-Out Shares are issued.

(6)      Based on a post-transaction equity value of New FaZe of the following (in billions):

	Post-Transaction Equity Value (in billions)
	No Redemptions	Minimum Proceeds Condition (24.6%) Redemptions Scenario(6a)	50.0% Redemptions Scenario(6b)	75.0% Redemptions Scenario(6c)	100.0% Redemptions Scenario(6d)
Base Scenario	$1.08	$1.04	$1.00	$0.95	$0.91
Excluding Initial Stockholders	$1.08	$1.04	$1.00	$0.95	$0.91
Exercising Public Warrants(6e)	$1.15	$1.11	$1.06	$1.02	$0.98
Exercising Private Placement Warrants(6f)	$1.09	$1.04	$1.00	$0.96	$0.91
Exercising BRPM Warrants(6g)	$1.15	$1.11	$1.07	$1.02	$0.98
Excluding Initial Stockholders and Exercising Warrants(6h)	$1.15	$1.11	$1.07	$1.02	$0.98

____________

(6a)    Based on a post-transaction equity value of New FaZe of approximately $1.04 billion, or approximately $1.08 billion less the approximately $42.4 million (or approximately $10.0019 per share, representing the original per share portion of the principal in the Trust Account and the interest accrued thereon) that would be paid from the Trust Account to redeem 4,243,365 Public Shares in connection with the Business Combination.

(6b)    Based on a post-transaction equity value of New FaZe of approximately $1.00 billion, or approximately $1.08 billion less the approximately $86.3 million (or approximately $10.0019 per share, representing the original per share portion of the principal in the Trust Account and the interest accrued thereon) that would be paid from the Trust Account to redeem 8,625,000 Public Shares in connection with the Business Combination.

(6c)    Based on a post-transaction equity value of New FaZe of approximately $0.95 billion, or approximately $1.08 billion less the approximately $129.4 million (or approximately $10.0019 per share, representing the original per share portion of the principal in the Trust Account and the interest accrued thereon) that would be paid from the Trust Account to redeem 12,937,500 Public Shares in connection with the Business Combination.

(6d)    Based on a post-transaction equity value of New FaZe of approximately $0.91 billion, or approximately $1.08 billion less the approximately $172.5 million (or approximately $10.0019 per share, representing the original per share portion of the principal in the Trust Account and the interest accrued thereon) that would be paid from the Trust Account to redeem 17,250,000 Public Shares in connection with the Business Combination.

(6e)    Based on a post-transaction equity value of New FaZe of the Base Scenario in the respective redemptions scenario column plus the full exercise of the Public Warrants for a total cash exercise price of approximately $66.1 million (or $11.50 per share).

(6f)    Based on a post-transaction equity value of New FaZe of the Base Scenario in the respective redemptions scenario column plus the full exercise of the Private Placement Warrants for a total cash exercise price of approximately $2.0 million (or $11.50 per share).

(6g)    Based on a post-transaction equity value of New FaZe of the Base Scenario in the respective redemptions scenario column plus the full exercise of the Public Warrants and Private Placement Warrants for a total cash exercise price of approximately $68.1 million (or $11.50 per share).

(7)      Represents (i) (x) 50,353,646 shares of New FaZe common stock issuable to FaZe Stockholders, including as a result of the Company Conversion and (y) 17,687,479 shares of New FaZe common stock issuable in respect of Vested FaZe Options exercisable at closing and unvested options which will be exercisable within 60 days of Closing (using May 6, 2022 as a deemed Closing Date), (ii) 17,250,000 Public Shares held by Public Stockholders, (iii) 4,832,500 shares of New FaZe Common Stock held by BRPM insiders (not including PIPE Shares), (iv) 11,800,000 shares of New FaZe Common Stock issuable to the PIPE Investors pursuant the PIPE Subscription Agreements (including 2,200,000 PIPE Shares to be purchased by the Sponsor Related PIPE Investors and 500,000 PIPE Shares to be purchased by the FaZe PIPE Investor), (v) and the number of Public Shares redeemed and the number of Earn-Out Shares issued as set forth in footnotes 1-5.

(8)      Represents the Base Scenario excluding 4,832,500 shares of New FaZe Common Stock held by BRPM insiders.

(9)      Represents the Base Scenario plus the full exercise of the Public Warrants.

(10)    Represents the Base Scenario plus the full exercise of the Private Placement Warrants.

(11)    Represents the Base Scenario plus the full exercise of the Public Warrants and Private Placement Warrants.

(12)    Represents the Base Scenario excluding 4,832,500 shares of New FaZe Common Stock held by BRPM insiders plus the full exercise of the Public Warrants and Private Placement Warrants.

Q:     What amendments will be made to the Current Charter?

A:     We are asking BRPM Stockholders to approve the Proposed Charter that will be effective upon the consummation of the Business Combination. The Proposed Charter provides for various changes that the BRPM Board believes are necessary to address the needs of the post-Business Combination company, including, among other things: (i) changing BRPM’s name to “FaZe Holdings Inc.”; (ii) eliminating the BRPM Class B common stock; (iii) increasing the total number of shares of New FaZe’s capital stock to 501,000,000 shares of capital stock, consisting of 500,000,000 shares of New FaZe common stock and 1,000,000 shares of New FaZe preferred stock, as opposed to 111,000,000 shares of capital stock, consisting of 100,000,000 shares of BRPM Class A common stock and 10,000,000 shares of BRPM Class B common stock and 1,000,000 shares of preferred stock; (iv) eliminating stockholders’ ability to act by written consent; (v) changing the required vote to amend certain provisions of the Proposed Charter; (vi) changing the classification of the New FaZe Board from two classes to three classes, with each class elected for staggered term, as well as with each class consisting, as nearly as may be possible, of one third of the total number of directors constituting the whole board; and (vii) eliminating certain provisions specific to BRPM’s status as a blank check company.

Pursuant to Delaware law and the Current Charter, BRPM is required to submit the Binding Charter Proposals to BRPM Stockholders for approval. For additional information, see the section entitled “The Binding Charter Proposals.” Pursuant to SEC rules, BRPM is required to provide stockholders with an opportunity to vote upon the material differences between the Proposed Charter and the Current Charter, as separate unbundled proposals. For additional information, see the section entitled “The Advisory Charter Proposals.”

Q:     What material negative factors did the BRPM Board consider in connection with the Business Combination?

A:     Although the BRPM Board believes that the acquisition of FaZe will provide BRPM Stockholders with an opportunity to participate in a combined company with significant growth potential, market share and a well-known brand, the BRPM Board did consider certain potentially material negative factors in arriving at that conclusion, such as the risk that BRPM Stockholders would not approve the Business Combination and the risk that significant numbers of BRPM Stockholders would exercise their redemption rights. In addition, during the course of BRPM management’s evaluation of FaZe’s operating business and its public company potential, management conducted detailed due diligence on certain potential challenges. Some factors that both BRPM management and BRPM Board considered were: (i) risks related to FaZe’s business, including the fact that FaZe has incurred and expects to continue to incur operating losses, and that these conditions have raised substantial doubt about FaZe’s ability to continue as a going concern, (ii) the fact that FaZe’s business depends on the strength of the FaZe brand, (iii) the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management, key employees and talents, (iv) competition in FaZe’s industry, (v) risks associated with successful implementation of FaZe’s long term business plan and strategy and FaZe realizing the anticipated benefits of the Business Combination on the timeline expected or at all, (vi) the corporate governance provisions of the Proposed Charter and the effect of those provisions on the governance of New FaZe, (vii) the inherent limitations in the due diligence review of FaZe conducted by the BRPM management team and BRPM’s outside advisors and that BRPM did not obtain a fairness opinion from an independent investment banking firm, (viii) the potential inability to complete the Merger, (ix) the possibility of litigation challenging the Business Combination, and (x) that some of BRPM’s officers and directors may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of BRPM Stockholders.

These factors are discussed in greater detail in the section entitled “The Business Combination Proposal — Recommendation of the BRPM Board and Reasons for the Business Combination,” as well as in the section entitled “Risk Factors.”

Q:     Does the BRPM Board have interests in the Business Combination that differ from or are in addition to the interests of BRPM Stockholders generally?

A:     Yes. The Sponsor and BRPM’s officers and directors have interests in the Business Combination that are different from, or in addition to, the interests of BRPM Stockholders generally. The BRPM Board was aware of and considered these interests, among other matters, in approving the Merger Agreement and the Business Combination and in determining to recommend that the Merger Agreement and Business Combination be approved by the BRPM Stockholders. See “Interests of BRPM’s Directors and Officers in the Business Combination” for more information.

Q:     Did the BRPM Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Merger?

A:     No. The BRPM Board did not obtain a fairness opinion with respect to the consideration to be paid in the Merger. Accordingly, investors will be relying solely on the judgment of the BRPM Board and BRPM’s advisors in valuing FaZe’s business.

The officers and directors of BRPM have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries. Furthermore, in analyzing the Business Combination, the BRPM Board conducted significant due diligence on FaZe. Based on the foregoing, the BRPM Board concluded that its members’ experience and backgrounds enabled it to make the necessary analyses and determinations regarding the Business Combination, including that the Business Combination was fair from a financial perspective to its stockholders and that FaZe’s fair market value was at least 80% of the assets held in the Trust Account (excluding taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the Business Combination. There can be no assurance, however, that the BRPM Board was correct in its assessment of the Business Combination. For a complete discussion of the factors utilized by the BRPM Board in approving the Business Combination, see the section entitled “The Business Combination Proposal.”

The lack of a third-party fairness opinion may lead an increased number of stockholders to vote against the proposed Business Combination or seek to redeem their Public Shares for cash, which could potentially impact BRPM’s ability to consummate the Business Combination or adversely affect BRPM’s liquidity following the consummation of the Business Combination.

Q:     Do I have redemption rights?

A:     If you are a Public Stockholder, you have the right to request that BRPM redeem all or a portion of your Public Shares for cash, provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus under the heading “The Special Meeting — Redemption Rights.” Public Stockholders may elect to redeem all or a portion of their Public Shares even if they vote for the Business Combination Proposal. We sometimes refer to these rights to elect to redeem all or a portion of the Public Shares into a pro rata portion of the cash held in the Trust Account as “redemption rights.” If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a Public Stockholder, together with any affiliate of such Public Stockholder or any other person with whom such Public Stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 20% of the Public Shares. Accordingly, if a Public Stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the Public Shares, then any such shares in excess of that 20% limit would not be redeemed for cash without the prior consent of BRPM.

At the time of our initial public offering, our Sponsor entered into the Insiders Letter Agreement, pursuant to which the Sponsor agreed to waive its redemption rights with respect to the Founder Shares and any other shares of BRPM common stock held by it in connection with the completion of a business combination. Our Sponsor did not receive separate consideration for the waiver of redemption rights.

Q:     How do I exercise my redemption rights?

A:     If you are a Public Stockholder and wish to exercise your right to redeem your Public Shares, you must:

(i)     (a) hold Public Shares or (b) hold Public Shares through units and elect to separate your units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares; and

(ii)    prior to 12:00 p.m., New York City time, on July 13, 2022 (two business days prior to the scheduled date of the Special Meeting), (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to the Transfer Agent that BRPM redeem your Public Shares for cash and (b) deliver your Public Shares to the Transfer Agent, physically or electronically through DTC.

The address of the Transfer Agent is listed under the question “Whom do I call if I have questions about the Special Meeting or the Business Combination?” below.

Holders of units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying Public Shares and Public Warrants, or if a holder holds units registered in its own name, the holder must contact the Transfer Agent directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem.

Any Public Stockholder will be entitled to request that their Public Shares be redeemed for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then issued and outstanding Public Shares. For illustrative purposes, as of May 26, 2022, the record date, this would have amounted to approximately $10.01 per Public Share. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our Public Stockholders, regardless of whether such Public Stockholders vote for or against the Business Combination Proposal. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Business Combination Proposal will have no impact on the amount you will receive upon exercise of your redemption rights. It is anticipated that the funds to be distributed to Public Stockholders electing to redeem their Public Shares will be distributed promptly after the consummation of the Business Combination.

If you are a holder of Public Shares, you may exercise your redemption rights by submitting your request in writing to the Transfer Agent at the address listed under the question “Whom do I call if I have questions about the Special Meeting or the Business Combination?” below.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the deadline for submitting redemption requests, which is two business days prior to the scheduled date of the Special Meeting, and, thereafter, with our consent, until the Closing. If you deliver your shares for redemption to the Transfer Agent and later decide prior to the deadline for submitting redemption requests not to elect redemption, you may request that BRPM instruct the Transfer Agent to return the shares to you (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by BRPM’s secretary prior to the deadline for submitting redemption requests. No request for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the Transfer Agent prior to 12:00 p.m., New York City time, on July 13, 2022 (two business days prior to the scheduled date of the Special Meeting).

If you are a holder of Public Shares and you exercise your redemption rights, it will not result in the loss of any BRPM warrants that you may hold.

Q:     If I am a holder of units, can I exercise redemption rights with respect to my units?

A:     No. Holders of outstanding units must elect to separate the units into the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying Public Shares and Public Warrants, or if you hold units registered in your own name, you must contact the Transfer Agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem. If you fail to cause your units to be separated and delivered to the Transfer Agent, BRPM’s transfer agent, prior to 12:00 p.m., New York City time, on July 13, 2022 (two business days prior to the scheduled date of the Special Meeting), you will not be able to exercise your redemption rights with respect to your Public Shares.

Q:     If I am a holder of warrants, can I exercise redemption rights with respect to my warrants?

A:     No. Holders of BRPM warrants will not have redemption rights with respect to such warrants. For instance, assuming that no more than 4,243,365 Public Shares, representing approximately 24.6% of the Public Shares issued in connection with the IPO, are redeemed for an aggregate payment of approximately $42.4 million from the Trust Account, which is a potential amount of redemptions, and assuming that each redeeming Public Stockholder holds one-third of one Public Warrant for each Public Share being redeemed (representing the number of Public Warrants included in each BRPM unit) and using the closing warrant price on Nasdaq of $0.60 as of May 23, 2022, the aggregate fair value of BRPM warrants that can be retained by redeeming stockholders is approximately $848,673. The actual market price of the warrants may be higher or lower on the date that warrant holders seek to sell such warrants. Additionally, BRPM cannot assure the holders of warrants that they will be able to sell their warrants in the open market as there may not be sufficient liquidity in such securities when warrantholders wish to sell their warrants. Further, while the level of redemptions of Public Shares will not directly change the value of the warrants because the warrants will remain outstanding regardless of the level of redemptions, as redemptions of Public Shares increase, the holder of warrants who exercises such warrants will ultimately own a greater interest in New FaZe because there would be fewer shares outstanding overall. See “Risk Factors — Future sales of shares by existing stockholders could cause New FaZe’s stock price to decline.”

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. It is possible that you may be treated as selling your Public Shares for cash and, as a result, recognize capital gain or capital loss. It is also possible that the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of Public Shares that you own or are deemed to own (including through the ownership of Public Warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “Material U.S. Federal Income Tax Considerations.”

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF EXERCISING YOUR REDEMPTION RIGHTS WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:     What are the U.S. federal income tax consequences of the Merger?

A:     The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the filing of this registration statement, we have received an opinion of counsel, based on customary assumptions, customary assumptions, representations and covenants, and assumptions, representations and covenants contained in the Merger Agreement, this proxy statement/prospectus, and certificates of officers of FaZe and BRPM, including an assumption regarding the completion of the Merger in the manner contemplated by the Merger Agreement, to the effect that the Merger will qualify as a “reorganization.” The obligations of FaZe and BRPM to complete the Merger are not conditioned on the receipt of such opinion from legal counsel. No ruling has been, or will be, sought by BRPM or FaZe from the IRS with respect to the Merger and there can be no assurance that the IRS will not challenge the qualification of the Merger as a “reorganization” under Section 368(a) of the Code or that a court would not sustain such a challenge. Accordingly, if the IRS or a court determines that the Merger does not qualify as a reorganization under Section 368(a) of the Code (and does not alternatively qualify as a generally tax-free transaction for U.S. holders of FaZe common stock under Section 351 of the Code), the Merger would be a fully taxable transaction to U.S. holders of FaZe common stock for U.S. federal income tax purposes. For additional information, please read the section entitled “Material U.S. Federal Income Tax Considerations.”

TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO FAZE STOCKHOLDERS WILL DEPEND ON THE FACTS OF THEIR OWN SITUATION. FAZE STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO FULLY UNDERSTAND THE TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS.

Q:     How do the Public Warrants differ from the Private Placement Warrants and what are the related risks for any Public Warrant holders post Business Combination?

The Public Warrants are identical to the Private Placement Warrants in material terms and provisions, except that the Private Placement Warrants will not be redeemable by New FaZe so long as they are held by the Sponsor or any of its permitted transferees. If the Private Placement Warrants are held by holders other than the Sponsor or any of its permitted transferees, they will be redeemable by New FaZe and exercisable by the holders on the same basis as the Public Warrants. The Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants, including the New FaZe common stock issuable upon exercise of the Private Placement Warrants (except to certain permitted transferees), until 30 days after the Closing of the initial business combination. Further, the Private Placement Warrants are not exercisable more than five years from the effective date of the registration statement for BRPM’s initial public offering in accordance with FINRA Rule 5110(g)(8).

Following the Closing of the Business Combination, New FaZe may redeem your Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making such warrants worthless. New FaZe will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Public Warrant, provided that the closing price of New FaZe common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30 trading day period ending on the third trading day prior to proper notice of such redemption, provided that certain other conditions are met. If and when the warrants become redeemable, New FaZe may not exercise its redemption right unless there is a current registration statement in effect with respect to the shares of New FaZe common stock underlying such warrants.

We are not registering the New FaZe common stock issuable upon the exercise of the warrants at this time. However, the Warrant Agreement requires us to file a registration statement to register such shares as soon as practicable, but in no event later than 15 business days after the Closing, to cause such registration statement to become effective within 60 business days after the Closing, and to maintain a current prospectus relating to those shares until the warrants expire or are redeemed. If a registration statement covering the shares issuable upon exercise of the warrants is not effective by the 60th business day after the Closing, warrantholders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

In the event we determine to redeem the warrants, holders would be notified of such redemption as described in the Warrant Agreement. New FaZe would be required to fix a date for the redemption and mail a notice of redemption not less than 30 days prior to the redemption date to the registered holders of the warrants at their last addresses as they appear on the registration books. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via New FaZe’s posting of the redemption notice to DTC.

Redemption of the outstanding Public Warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants. None of the Private Placement Warrants will be redeemable by us so long as they are held by the Sponsor or its permitted transferees.

See “Description of New FaZe Securities — Warrants — Public Stockholders’ Warrants” and “Risk Factors — New FaZe may redeem the Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless”.

Q:     What is FaZe?

A:     FaZe Clan is a digital-native lifestyle and media platform rooted in gaming and youth culture, reimagining traditional entertainment for the next generation. Founded in 2010 by a group of kids on the internet, FaZe Clan was created for and by Gen Z and Millennials, and today operates across multiple verticals with transformative content, tier-one brand partnerships, a collective of notable talent, and fashion and consumer products. With a Total Reach of approximately 500 million fans across social platforms globally as of March 31, 2022, FaZe Clan delivers a wide variety of entertainment spanning video blogs, lifestyle and branded content, gaming highlights and livestreams of highly competitive gaming tournaments. FaZe Clan’s roster of more than 100 influential personalities consists of engaging content creators, Esports professionals, world-class gamers and a mix of talent who go beyond the world of gaming, including NFL star Kyler “FaZe K1” Murray, LeBron “FaZe Bronny” James Jr., Lil Yachty aka “FaZe Boat” and Offset aka “FaZe Offset.” Its gaming division includes ten competitive Esports teams who have won over 30 world championships. For additional discussion of Total Reach, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FaZe — Key Performance Indicators.”

Q:     How does the BRPM Board recommend that I vote?

A:     The BRPM Board recommends that the BRPM Stockholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of both of the Binding Charter Proposals, “FOR” the approval, on an advisory basis, of each of the Advisory Charter Proposals, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Director Election Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal and “FOR” the approval of the Adjournment Proposal. For more information regarding how BRPM Board that BRPM Stockholders vote, see the section entitled “The Business Combination Proposal — Recommendation of the BRPM Board and Reasons for the Business Combination”.

Q:     What will happen to my BRPM common stock as a result of the Business Combination?

A:     If the Business Combination is completed, (i) each share of BRPM Class A common stock will remain outstanding and continue as a share of New FaZe common stock, and (ii) each share of BRPM Class B common stock will be converted on a one-to-one basis into a share of New FaZe common stock. See the section entitled “The Merger Agreement — Merger Consideration”.

Q:     How does our Sponsor intend to vote its shares?

A:     In connection with our initial public offering the Sponsor entered into the Insiders Letter Agreement to vote all shares of BRPM common stock owned by it in favor of the Business Combination Proposal, and in connection with the Merger Agreement the Sponsor entered into the Sponsor Support Agreement which requires the Sponsor to vote all of its voting equity securities in favor of the Business Combination Proposal and all other proposals being presented at the Special Meeting. Our Sponsor owns approximately 22% of our issued and outstanding shares of BRPM common stock. Accordingly, in addition to the shares held by the Sponsor, BRPM would need 6,208,751 Public Shares, or approximately 36% of the 17,250,000 shares sold in BRPM’s initial public offering to be voted in favor of the Business Combination Proposal in order for it to be approved, assuming all outstanding shares are voted on such proposal. If only a minimum quorum of shares of BRPM common stock, consisting of a bare majority of outstanding shares of BRPM common stock, is present at the Special Meeting, BRPM would need only 688,126 Public Shares, or approximately 4% of the Public Shares, to be voted in favor of the Business Combination Proposal in order for it to be approved (provided that consummation of the Business Combination is conditioned upon, among other things approval of the condition precedent proposals and the requirement that BRPM have net tangible assets of at least $5,000,001 immediately prior to or upon consummation of the Business Combination).

Q:     May our Sponsor and our officers and directors purchase Public Shares or Public Warrants prior to the Special Meeting?

A:     At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding BRPM or its securities and otherwise, in accordance with the applicable SEC rules, the Sponsor, FaZe and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their Public Shares in favor of the Business Combination Proposal. Any Public Shares purchased by the Sponsor or its affiliates would be purchased at a price no higher than the redemption price for the Public Shares. Any Public Shares so purchased would not be voted by the Sponsor or its affiliates at the Special Meeting and would not be redeemable by the Sponsor or its affiliates. The purpose of such stock purchases and other transactions would be to increase the likelihood of obtaining BRPM Stockholder Approval, to minimize redemptions of Public Shares, and to ensure that BRPM has at least $5,000,001 of net tangible assets immediately prior to or upon consummation of the Business Combination, where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Sponsor for nominal value.

Entering into any such arrangements may have a depressive effect on Public Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. BRPM will file a Current Report on Form 8-K to disclose arrangements entered into or purchases made by any of the aforementioned persons, which report will include the number of shares or warrants purchased, the purchase price, the purpose of the purchase, the impact that such purposes would have on the likelihood that the Business Combination Proposal will be approved, the nature of the security holders who sold to the Sponsor or its affiliates, and the number of Public Shares then redeemed.

Q:     Who is entitled to vote at the Special Meeting?

A:     The BRPM Board has fixed May 26, 2022 as the record date for the Special Meeting. All holders of record of BRPM common stock as of the close of business on the record date are entitled to receive notice of, and to vote at, the Special Meeting, provided that those shares remain outstanding on the date of the Special Meeting. Physical attendance at the Special Meeting is not required to vote. See the section entitled “Questions and Answers About the Business Combination and the Special Meeting — How can I vote my shares without attending the Special Meeting?” on page 25 for instructions on how to vote your shares of BRPM common stock without attending the Special Meeting.

Q:     How many votes do I have?

A:     Each BRPM Stockholder of record is entitled to one vote for each share of BRPM common stock held by such holder as of the close of business on the record date. As of the close of business on the record date, there were 22,082,500 outstanding shares of BRPM common stock.

Q:     What constitutes a quorum for the Special Meeting?

A:     A quorum is the minimum number of stockholders necessary to hold a valid meeting.

A quorum will exist at the Special Meeting with respect to each matter other than Binding Charter Proposal B if the holders of a majority of the voting power of all outstanding shares of BRPM common stock as of the record date are present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting. A quorum will exist at the Special Meeting with respect to Binding Charter Proposal B if the holders of a majority of the voting power of all outstanding shares of BRPM Class A common stock as of the record date are present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum. Abstentions will count as present for the purposes of establishing a quorum, but broker non-votes will not count as present for the purposes of establishing a quorum.

Q:     Where will the New FaZe common stock that BRPM Stockholders receive in the Business Combination be publicly traded?

A:     We intend to apply to list the shares of New FaZe common stock (including the New FaZe common stock issued in connection with the Business Combination) on Nasdaq under the ticker symbol “FAZE” and the New FaZe warrants under the ticker symbol “FAZEW”. It is a condition to the consummation of the Merger that the shares of New FaZe common stock to be issued in the Merger be approved for listing on Nasdaq subject only to the receipt of official notice of listing from Nasdaq and, if requested by Nasdaq, the delivery of evidence that BRPM complied with the minimum round lot shareholder requirement within 15 calendar days of the listing date, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Merger will not be consummated unless the listing condition is waived by the parties to the Merger Agreement.

Q:     What happens if the Business Combination is not completed?

A:     If the Merger Agreement is not approved by BRPM Stockholders or if the Business Combination is not completed for any other reason by 5:00 p.m., Eastern Time, on July 25, 2022, the Outside Date under the Merger Agreement, then we will either seek an extension of time to complete the Business Combination or seek to consummate an alternative initial business combination prior to February 23, 2023 or during any Extension Period. If we do not consummate an initial business combination by February 23, 2023 or during any Extension Period, we will cease all operations except for the purpose of winding up and redeem our Public Shares and liquidate the Trust Account, in which case our Public Stockholders may only receive approximately $10.01 per share and the BRPM warrants will expire worthless.

Q:     How can I attend and vote my shares at the Special Meeting?

A:     BRPM common stock held directly in your name as the stockholder of record of such BRPM common stock as of the close of business on May 26, 2022, the record date, may be voted electronically at the Special Meeting. If you choose to attend the Special Meeting, you will need to visit https://www.cstproxy.com/brileyprincipal150mergercorp/2022, and enter the control number found on your proxy card, voting instruction form or notice you previously received. You may vote during the Special Meeting by following instructions available on the meeting website during the meeting. If your shares are held in “street name” by a broker, bank or other nominee and you wish to attend and vote at the Special Meeting, you will not be permitted to attend and vote electronically at the Special Meeting unless you first obtain a legal proxy issued in your name from the record owner. To request a legal proxy, please contact your broker, bank or other nominee holder of record. It is suggested you do so in a timely manner to ensure receipt of your legal proxy prior to the Special Meeting.

Q:     How can I vote my shares without attending the Special Meeting?

A:     If you are a stockholder of record of BRPM common stock as of the close of business on May 26, 2022, the record date, you can vote by mail by following the instructions provided in the enclosed proxy card.

Please note that if you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares, or otherwise follow the instructions provided by your bank, brokerage firm or other nominee.

Q:     What is a proxy?

A:     A proxy is a legal designation of another person to vote the stock you own. If you are a stockholder of record of BRPM common stock as of the close of business on the record date, and you vote by phone, by internet or by signing, dating and returning your proxy card in the enclosed postage-paid envelope, you designate two of BRPM’s officers as your proxies at the Special Meeting, each with full power to act without the other and with full power of substitution. These two officers are Bryant Riley and Daniel Shribman.

Q:     What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:     If your shares of BRPM common stock are registered directly in your name with Continental you are considered the stockholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in street name. Access to proxy materials is being provided to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares.

Direct holders (stockholders of record).    For BRPM common stock held directly by you, please complete, sign, date and return each proxy card (or cast your vote by telephone or internet as provided on each proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of BRPM common stock are voted.

Shares in “street name.”    For BRPM common stock held in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares.

Q:     If a BRPM Stockholder gives a proxy, how will the BRPM common stock covered by the proxy be voted?

A:     If you provide a proxy by returning the applicable enclosed proxy card, the individuals named on the enclosed proxy card will vote your shares of BRPM common stock in the way that you indicate when providing your proxy in respect of the BRPM common stock you hold. When completing the proxy card, you may specify whether your shares of BRPM common stock should be voted FOR or AGAINST (or WITHHOLD with respect to the Director Election proposal), or should be abstained from voting on, all, some or none of the specific items of business to come before the Special Meeting.

Q:     How will my BRPM common stock be voted if I return a blank proxy?

A:     If you sign, date and return your proxy and do not indicate how you want your shares of BRPM common stock to be voted, then your shares of BRPM common stock will be voted “FOR” the approval of the Business Combination Proposal, “FOR” the approval of both of the Binding Charter Proposals, “FOR” the approval, on an advisory basis, of each of the Advisory Charter Proposals, “FOR” the Director Election Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal and “FOR” the approval of the Adjournment Proposal.

Q:     Can I change my vote after I have submitted my proxy?

A:     Yes. If you are a stockholder of record of BRPM common stock as of the close of business on the record date, you can change or revoke your proxy before it is voted at the meeting in one of the following ways:

•        submit a new proxy card bearing a later date;

•        give written notice of your revocation to BRPM’s Corporate Secretary, which notice must be received by BRPM’s Corporate Secretary prior to the vote at the Special Meeting; or

•        vote electronically at the Special Meeting by visiting https://www.cstproxy.com/brileyprincipal150mergercorp/2022 and entering the control number found on your proxy card, voting instruction form or notice you previously received. Please note that your attendance at the Special Meeting will not alone serve to revoke your proxy.

If your shares are held in “street name” by your broker, bank or another nominee as of the close of business on the record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Q:     Where can I find the voting results of the Special Meeting?

A:     The preliminary voting results are expected to be announced at the Special Meeting. In addition, within four business days following certification of the final voting results, BRPM will file the final voting results of its Special Meeting with the SEC in a Current Report on Form 8-K.

Q:     Are BRPM Stockholders able to exercise dissenters’ rights or appraisal rights with respect to the matters being voted upon at the Special Meeting?

A:     No. BRPM Stockholders are not entitled to exercise dissenters’ rights or appraisal rights under Delaware law in connection with the Business Combination. Dissenters’ rights or appraisal rights are unavailable under Delaware law in connection with the Business Combination to holders of BRPM Class A common stock because it is currently listed on a national securities exchange and such holders are not required to receive any consideration (other than continuing to hold their shares of BRPM Class A common stock, which will become an equal number of shares of New FaZe common stock after giving effect to the Business Combination). Holders of BRPM Class A common stock may vote against the Business Combination Proposal and/or redeem their BRPM Class A common stock if they are not in favor of the adoption of the Merger Agreement or the Business Combination. Dissenters’ rights or appraisal rights are unavailable under Delaware law in connection with the Business Combination to holders of BRPM Class B common stock because they have agreed to vote in favor of the Business Combination.

Q:     Are there any risks that I should consider as a BRPM Stockholder in deciding how to vote or whether to exercise my redemption rights?

A:     Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors”. You also should read and carefully consider the risk factors of BRPM and FaZe contained in the documents that are incorporated by reference herein.

Q:     What happens if I sell my BRPM common stock before the Special Meeting?

A:     The record date for BRPM Stockholders entitled to vote at the Special Meeting is earlier than the date of the Special Meeting. If you transfer your shares of BRPM common stock before the record date, you will not be entitled to vote at the Special Meeting. If you transfer your shares of BRPM common stock after the record date but before the Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Special Meeting but will transfer the right to hold or redeem New FaZe shares to the person to whom you transfer your shares.

Q:     When is the Business Combination expected to be completed?

A:     Subject to the satisfaction or waiver of the Closing conditions described in the section entitled “The Merger Agreement — Conditions to Closing”, including the adoption of the Merger Agreement by the BRPM Stockholders at the Special Meeting, the Business Combination is expected to close by July 2022. However, it is possible that factors outside the control of both BRPM and FaZe could result in the Business Combination being completed at a later time, or not being completed at all.

Q:     Who will solicit and pay the cost of soliciting proxies?

A:     BRPM has engaged a professional proxy solicitation firm, DF King, to assist in soliciting proxies for the Special Meeting. BRPM has agreed to pay DF King a fee of $25,000, plus additional fees for proxy solicitation via telephone, plus disbursements. BRPM will reimburse DF King for reasonable out-of-pocket expenses and will indemnify DF King and its affiliates against certain claims, liabilities, losses, damages and expenses. BRPM will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of our common stock for their expenses in forwarding soliciting materials to beneficial owners of our common stock and in obtaining voting instructions from those owners. BRPM’s management team may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     What are the conditions to completion of the Business Combination?

A:     The Closing is subject to certain customary conditions, including, among other things: (i) approvals by BRPM Stockholders and FaZe’s stockholders of the Merger Agreement and the transactions contemplated thereby; (ii) the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act (the waiting period expired on December 6, 2021); (iii) the Minimum Proceeds Condition (the condition was waived by FaZe on March 10, 2022); (iv) that BRPM has not received valid redemption requests (that have not subsequently been withdrawn) that would require it to redeem BRPM Class A common stock in an amount that would cause BRPM not to have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately prior to or upon the Closing; (v) effectiveness of the Registration Statement; (vi) the accuracy of the representations and warranties, covenants and agreements of FaZe and BRPM, respectively, subject to customary materiality qualifications; (vii) the absence of any material adverse effect that is continuing with respect to FaZe and BRPM, respectively, between the date of the Merger Agreement and the date of the Closing; (viii) the absence of any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the Business Combination. See the section entitled “The Business Combination Proposal.”

Q:     What should I do now?

A:     You should read this proxy statement/prospectus carefully in its entirety, including the annexes, and return your completed, signed and dated proxy card(s) by mail in the enclosed postage-paid envelope or submit your voting instructions by telephone or via the internet as soon as possible so that your shares of BRPM common stock will be voted in accordance with your instructions.

Q:     What should I do if I receive more than one set of voting materials?

A:     Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of BRPM common stock.

Q:     Whom do I call if I have questions about the Special Meeting or the Business Combination?

A:     If you have questions about the Special Meeting or the Business Combination, or desire additional copies of this proxy statement/prospectus or additional proxies, you may contact:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (800) 820-2415
Email: BRPM@dfking.com

You also may obtain additional information about BRPM from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information?” If you are a holder of Public Shares and you intend to seek redemption of your shares, you will need to deliver your Public Shares (either physically or electronically) to Continental Stock Transfer & Trust Company, BRPM’s transfer agent, at the address below prior to 12:00 p.m., New York City time, on July 13, 2022 (two business days prior to the scheduled date of the Special Meeting) and identify the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mark Zimkind
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
E-mail: mzimkind@continentalstock.com

Summary of the Proxy Statement/Prospectus

This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its annexes and exhibits before you decide how to vote with respect to the proposals to be considered and voted on at the Special Meeting.

Information About the Parties to the Business Combination

B. Riley Principal 150 Merger Corp.

299 Park Avenue, 21st Floor

New York, NY 10171

(212) 457-3300

B. Riley Principal 150 Merger Corp. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

BRPM Merger Sub, Inc.

299 Park Avenue, 21st Floor

New York, NY 10171

(212) 457-3300

BRPM Merger Sub, Inc. is a Delaware corporation and a direct wholly owned subsidiary of B. Riley Principal 150 Merger Corp., and was formed on October 6, 2021 for the purpose of effecting a merger with FaZe.

FaZe Clan Inc.

720 N. Cahuenga Blvd.

Los Angeles, CA 90038

FaZe Clan Inc. is a Delaware corporation and a digitally native lifestyle and media platform founded and rooted in gaming and youth culture.

The Business Combination and the Merger Agreement

The terms and conditions of the Business Combination are contained in the Original Merger Agreement and the Merger Agreement Amendments, which are attached to this proxy statement/prospectus as Annex A-1, Annex A-2, and Annex A-3, respectively. We encourage you to read the Merger Agreement carefully and in its entirety, as it is the legal document that governs the Business Combination.

Structure of the Business Combination

Pursuant to the Merger Agreement, Merger Sub will merge with and into FaZe with FaZe surviving the Merger as a wholly owned subsidiary of BRPM. In addition, in connection with the consummation of the Business Combination, assuming approval by our stockholders, New FaZe will amend and restate the Current Charter to be the Proposed Charter and the members of New FaZe Board will be the persons listed in the Director Election Proposal.

The following diagrams illustrate in simplified terms the current structure of BRPM and FaZe and the expected structure of New FaZe upon the Closing.

The Business Combination and the Merger Agreement Merger Consideration to FaZe Stockholders

BRPM has agreed to issue approximately 50,353,646 shares of New FaZe common stock at a deemed per share price of $10.00. Subject to the terms and conditions of the Merger Agreement, at the Effective Time, each holder of shares of FaZe common stock as of immediately prior to the Effective Time (including shares of FaZe common stock issued as a result of the Company Conversion) will be entitled to receive, in the form of a number of shares of New FaZe common stock, a portion of the Aggregate Equity Value Consideration equal to (i) the Exchange Ratio multiplied by (ii) the number of shares of FaZe common stock held by such holder as of immediately prior to the Effective Time, with fractional shares rounded to the nearest whole share. BRPM presently estimates that the Exchange Ratio will be approximately 2.27.

BRPM has also agreed to issue approximately 6,440,827 shares of New FaZe common stock (the “Earn-Out Shares”) in the no redemptions scenario (or 6,169,981 Earn-Out Shares in the Minimum Proceeds Condition (24.6%) redemptions scenario, 5,890,290 Earn-Out Shares in the 50% redemptions scenario, 5,615,030, Earn-Out Shares in the 75% redemptions scenario, and 5,339,757 Earn-Out Shares in the 100% redemptions scenario), which Earn-Out Shares will be subject to vesting as described below. Subject to the terms and conditions of the Merger Agreement, the holders of FaZe common stock (including shares of FaZe common stock issued as a result of the Company Conversion and shares subject to the FaZe Restricted Stock Awards) and Vested FaZe Options as of immediately prior to the Effective Time will be entitled to receive in the form of a number of shares of New FaZe common stock, a portion of the Aggregate Earn-Out Consideration equal to (i) the Earn-Out Exchange Ratio multiplied by (ii) the number of shares of FaZe common stock held by such holder as of immediately prior to the Effective Time or in the case of Vested FaZe Options, the number of Net Vested Company Option Shares, with fractional shares rounded to the nearest whole share. BRPM presently estimates that the Earn-Out Exchange Ratio will be approximately 0.22, assuming no redemptions of Public Shares.

The Earn-Out Shares will be subject to vesting or forfeiture as follows:

(i)     If, at any time during the period commencing 90 days after the Closing Date and ending on the date that is five years after the Closing Date (the “Earn-Out Period”), the VWAP per share of New FaZe common stock at any point during the trading hours of a Trading Day is greater than or equal to $12.00 for any 20 Trading Days within any period of 30 consecutive Trading Days (the date when the foregoing is first satisfied, the “First FaZe Earn-out Achievement Date”), the first one-third of the Earn-Out Shares shall immediately vest;

(ii)    If, at any time during the Earn-Out Period, the VWAP per share of New FaZe common stock at any point during the trading hours of a Trading Day is greater than or equal to $14.00 for any 20 Trading Days within any period of 30 consecutive Trading Days (the date when the foregoing is first satisfied, the “Second FaZe Earn-out Achievement Date”), the second one-third of the Earn-Out Shares shall immediately vest; and

(iii)   If, at any time during the Earn-Out Period, the VWAP per share of New FaZe common stock at any point during the trading hours of a Trading Day is greater than or equal to $16.00 for any 20 Trading Days within any period of 30 consecutive Trading Days (the date when the foregoing is first satisfied, the “Third FaZe Earn-out Achievement Date”), the third one-third of the Earn-Out Shares shall immediately vest

The vesting period is subject to acceleration in the event of a Change of Control during the Earn-Out Period that results in the holders of New FaZe common stock receiving a price per share that is greater than or equal to one or more of the applicable VWAPs per share above, and such Change of Control is subsequently consummated, as described in more detail in the section of this proxy statement/prospectus titled “The Merger Agreement — Merger Consideration”.

For the avoidance of doubt, the maximum Aggregate Earn-Out Consideration for the holders of FaZe common stock and FaZe Options is 6% of the sum of (i) the total number of shares of New FaZe common stock that are issued and outstanding as of immediately after the Closing and (ii) the total number of shares of New FaZe common stock equal to the product of the total number of Net Vested Company Option Shares calculated as of immediately prior to the Closing and the Exchange Ratio.

Lock-Up

The Proposed Bylaws will provide that the New FaZe common stock issued as consideration to FaZe Stockholders in the Business Combination and issuable to directors, officers and employees of FaZe or its subsidiaries upon the settlement or exercise of restricted stock awards, stock options or other equity awards outstanding as of immediately following the Closing in respect of FaZe Awards that were outstanding immediately prior to Closing, will be subject to a six month lock-up, subject to certain exceptions described in more detail in this proxy statement/prospectus.

Treatment of FaZe Awards

Immediately prior to the Effective Time, the Accelerated FaZe Options will become vested as of the Effective Time. Effective as of five days prior to, and conditioned upon the occurrence of the Effective Time, each holder of a Vested FaZe Option intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code will be entitled to exercise in full by providing the Company with a notice of exercise and full payment of the applicable exercise price in accordance with the terms of the applicable Company Incentive Plan and related award agreement.

Each FaZe Option that is then outstanding (whether or not vested) will be converted into the right to receive an option relating to New FaZe common stock on the same terms and conditions as are in effect with respect to such FaZe Option immediately prior to the Effective Time (including with respect to vesting and termination-related provisions), except that (i) such New FaZe Option will relate to such number of shares of New FaZe common stock (rounded down to the nearest whole share) as is equal to (A) the number of shares of FaZe common stock subject to such FaZe Option multiplied by (B) the Exchange Ratio, and (ii) the exercise price per share of such New FaZe Option will be equal to the quotient of (A) the exercise price per share of such FaZe Option in effect immediately prior to the Effective Time divided by (B) the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent). In addition, each Vested FaZe Option will have the right to receive a portion of the Aggregate Earn-Out Consideration.

At the Effective Time, each FaZe Restricted Stock Award that is outstanding and unvested as of immediately prior to the Effective Time will be converted into a New FaZe Restricted Stock Award covering a number of shares of New FaZe common stock equal to the Per Share Merger Consideration (which includes a portion of the Aggregate Earn-Out Consideration).

Conditions to the Completion of the Business Combination

The Closing is subject to certain customary conditions, including, among other things: (i) approvals by BRPM Stockholders and FaZe’s stockholders of the Merger Agreement and the transactions contemplated thereby; (ii) the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act (the waiting period expired on December 6, 2021); (iii) the Minimum Proceeds Condition; (iv) that BRPM has not received valid redemption requests (that have not subsequently been withdrawn) that would require it to redeem BRPM Class A common stock in an amount that would cause BRPM not to have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately prior to or upon the Closing; (v) effectiveness of the Registration Statement; (vi) the accuracy of the representations and warranties, covenants and agreements of FaZe and BRPM, respectively, subject to customary materiality qualifications; (vii) the absence of any material adverse effect that is continuing with respect to FaZe and BRPM, respectively, between the date of the Merger Agreement and the date of the Closing; (viii) the absence of any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the Business Combination. See the section entitled “The Business Combination Proposal.”

In connection with entering into the Term Loan, on March 10, 2022, FaZe waived the Minimum Proceeds Condition. Unless waived, if any of the other conditions are not satisfied, the Business Combination may not be consummated.

Termination

Mutual Termination Rights

The Merger Agreement may be terminated and the transactions contemplated thereby abandoned by:

•        mutual written consent of FaZe and BRPM;

•        either FaZe or BRPM by written notice if any governmental authority shall have enacted, issued, promulgated, enforced or entered any governmental order of competent jurisdiction which has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger (however, the right to terminate the Merger Agreement pursuant to this bullet shall not be available to a party if such party’s breach of any of its obligations under the Merger Agreement is the primary cause of the existence or occurrence of any fact or circumstance but for the existence or occurrence of which the consummation of the Business Combination or such other transaction would not be illegal or otherwise permanently prevented or prohibited);

•        either FaZe or BRPM if the BRPM Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Special Meeting duly convened therefor or at any adjournment thereof; or

•        either FaZe or BRPM by written notice to the other party if the Closing has not occurred before 5:00 p.m., Eastern Time, on July 25, 2022. However, the right to terminate the Merger Agreement pursuant to this bullet will not be available to a party if such party’s breach of any of its obligations under the Merger Agreement is the primary cause of the failure of the Closing to have occurred before such time.

Termination Rights of FaZe

The Merger Agreement may be terminated by FaZe upon written notice to BRPM and the transactions contemplated thereby abandoned:

•        following a modification in the recommendation of the BRPM Board; or

•        if there is any breach of any representation, warranty, covenant or agreement on the part of BRPM or Merger Sub set forth in the Merger Agreement, such that the closing conditions with respect to the accuracy of the representations and warranties of BRPM and Merger Sub, subject to applicable materiality qualifications, and compliance by BRPM and Merger Sub of its covenants or agreements of the Merger Agreement would not be satisfied at the Closing and (i) such failure, by its nature, could not be cured prior to the Date through BRPM’s exercise of its reasonable best efforts or (ii) if curable, such failure has not been cured by five business days prior to the Outside Date, and only if BRPM is not entitled to terminate the Merger Agreement pursuant to the next bullet.

Termination Rights of BRPM

The Merger Agreement may be terminated by BRPM upon written notice to FaZe and the transactions contemplated thereby abandoned:

•        if there is any breach of any representation, warranty, covenant or agreement on the part of FaZe set forth in the Merger Agreement, such that the closing conditions with respect to the accuracy of the representations and warranties of FaZe, subject to applicable materiality qualifications, and compliance by FaZe of its covenants or agreements of the Merger Agreement would not be satisfied at the Closing and (i) such failure, by its nature, could not be cured prior to the Outside Date through BRPM’s exercise of its reasonable best efforts or (ii) if curable, such failure has not been cured by five business days prior to the Outside Date, and only if FaZe is not entitled to terminate the Merger Agreement pursuant to the preceding bullet; or

•        if the Company Stockholder Approval has not been obtained within ten business days after the Registration Statement has been declared effective by the SEC.

Ancillary Agreements

Sponsor Support Agreement

Concurrently with the execution and delivery of the Merger Agreement, BRPM, FaZe, and the Sponsor entered into the Sponsor Support Agreement, pursuant to which the Sponsor agreed to (i) invest at least $20,000,000 in the PIPE Investment as well as to backstop the PIPE Investment, if the amount in cash actually received by BRPM from the PIPE Investment at Closing is less than $100,000,000, by committing to purchase that portion of the PIPE Investment not purchased by third party investors to cause the PIPE Investment actually received by BRPM at the Closing to equal $100,000,000, (ii) waive the anti-dilution and conversion price adjustments set forth in BRPM’s amended and restated certificate of incorporation with respect to the Founder Shares, (iii) subject 50% of the Founder Shares to forfeiture following Closing if certain price-based vesting conditions are not met during the Earn-Out Period, (iv) subject the Founder Shares to certain transfer restrictions, and (v) vote all voting equity securities owned by it in favor of the Merger Agreement, Business Combination, and each other proposal presented by BRPM in this proxy statement/prospectus. See “The Merger Agreement — Ancillary Agreements Related to the Business Combination — Sponsor Support Agreement” for more details.

FaZe Support Agreements

Concurrently with the execution and delivery of the Merger Agreement, BRPM, Merger Sub, FaZe and certain FaZe Stockholders who hold the votes required to approve the Merger Agreement and the transactions contemplated thereby, entered into the FaZe Support Agreements, whereby such FaZe Stockholders agreed to, among other things, promptly (and in any event within three business days) after the Registration Statement of which this proxy statement/prospectus forms a part is declared effective by the SEC, execute a written consent in favor of the approval of the Merger Agreement and the transactions contemplated thereby. In addition, such FaZe Stockholders agreed to, at any meeting of stockholders of FaZe, vote in favor of the approval of the Merger Agreement and the transactions contemplated thereby and vote against certain competing proposals. Such FaZe Stockholders also agreed to not transfer any securities of FaZe held by them from the date of execution of the FaZe Support Agreements until the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, subject to certain exceptions, and to terminate certain affiliate agreements at the Closing.

The FaZe Support Agreements will terminate in their entirety, and be of no further force or effect, upon the earliest to occur of (i) the Effective Time, (ii) the valid termination of the Merger Agreement in accordance with its terms, (iii) the time such FaZe Support Agreement is terminated upon the mutual written agreement of B. Riley, Merger Sub, FaZe and the FaZe Stockholder party thereto. See “The Merger Agreement — Ancillary Agreements Related to the Business Combination — FaZe Support Agreements” for more details.

FaZe Warrant Exercises and Note Conversions

In connection with the Merger Agreement, on October 24, 2021, each holder of FaZe common stock purchase warrant and preferred stock purchase warrant of FaZe agreed to exercise all outstanding warrants in whole prior to the Closing and certain holders of FaZe Notes elected to complete the Company Conversion prior to the Closing. The outstanding principal and accrued interests upon any FaZe Notes that do not convert will be paid in full prior to the Effective Time.

A&R Registration Rights Agreement

In connection with the consummation of the Business Combination, New FaZe, the Sponsor, BRPM’s directors and officers, certain of FaZe’s directors and officers and certain FaZe Stockholders will amend and restate the existing registration rights agreement by and between Sponsor and BRPM dated as of February 18, 2021, and enter into the A&R Registration Rights Agreement.

Pursuant to the A&R Registration Rights Agreement, following the Closing, New FaZe will be required to register for resale securities held by the holders of registrable securities party thereto. In certain circumstances, such stockholders can demand up to four underwritten offerings in any 12-month period, and such stockholders will also be entitled to certain piggyback registration rights. New FaZe will bear certain expenses incurred in connection with the filing of any registration statements pursuant to the A&R Registration Rights Agreement.

The A&R Registration Rights Agreement will amend and restate the registration rights agreement that was entered into upon the consummation of the IPO. The A&R Registration Rights Agreement will terminate on the earlier of (i) the ten-year anniversary of the date of the A&R Registration Rights Agreement on and (ii) the date as of which all of the registrable securities thereunder have been sold pursuant to a registration statement, provided, that with respect to any applicable stockholder, the A&R Registration Rights Agreement will terminate on the date that such stockholder no longer holds any Registrable Securities (as defined in the A&R Registration Rights Agreement). See “The Merger Agreement — Ancillary Agreements Related to the Business Combination — A&R Registration Rights Agreement” for more details.

The PIPE Investment

Concurrently with the execution and delivery of the Merger Agreement, BRPM entered into the Subscription Agreements with the PIPE Investors, pursuant to which, among other things, BRPM agreed to issue and sell in private placements an aggregate of 11,800,000 shares of New FaZe common stock to the PIPE Investors for $10.00 per share, for aggregate gross proceeds of $118,000,000. The FaZe PIPE Investor has signed a Subscription Agreement to purchase 500,000 shares of New FaZe common stock in the PIPE Investment, the Sponsor Related PIPE Investors have signed Subscription Agreements to purchase 2,200,000 shares of New FaZe common stock in the PIPE Investment and the Sponsor has committed to backstop the funding of up to $100,000,000 of the PIPE Investment at Closing.

The PIPE Investment is expected to be consummated immediately prior to the Closing of the Business Combination. The closing of the PIPE Investment is conditioned upon, among other things, (i) the satisfaction or waiver of all conditions precedent to the Business Combination and the substantially concurrent consummation of the Business Combination, (ii) the accuracy of all representations and warranties of B. Riley and the PIPE Investors in the Subscription Agreements, subject to certain bring-down standards, and (iii) the satisfaction of all covenants, agreements, and conditions required to be performed by B. Riley and the PIPE Investors pursuant to the Subscription Agreements. The Subscription Agreements provide for certain customary registration rights for the PIPE Investors.

Special Meeting of BRPM Stockholders, Quorum and Required Vote

The Special Meeting will convene on July 15, 2022 at 10:00 a.m., New York City time, in virtual format. Stockholders may attend, vote and examine the list of BRPM Stockholders entitled to vote at the Special Meeting by visiting https://www.cstproxy.com/brileyprincipal150mergercorp/2022 and entering the control number found on their proxy card, voting instruction form or notice they previously received. The purpose of the Special Meeting is to consider and vote on the Business Combination Proposal, the Binding Charter Proposals, the Advisory Charter Proposals, the Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal.

Approval of the condition precedent proposals is a condition to the obligation of BRPM to complete the Business Combination.

Only holders of record of issued and outstanding shares of BRPM common stock as of the close of business on May 26, 2022, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement of the Special Meeting. You may cast one vote for each share of BRPM common stock that you owned as of the close of business on that record date.

Quorum

A quorum of stockholders is necessary to hold a valid meeting. A quorum will exist at the Special Meeting with respect to each matter other than Binding Charter Proposal B if the holders of a majority of the outstanding shares of BRPM common stock as of the record date are present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting. A quorum will exist at the Special Meeting with respect to Binding Charter Proposal B if the holders of a majority of the voting power of all outstanding shares of BRPM Class A common stock as of the record date are present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.

Required Vote

The Business Combination Proposal.    Approval of the Business Combination Proposal requires the affirmative vote of a majority of the shares of BRPM common stock entitled to vote (as determined in accordance with the Current Charter and BRPM’s bylaws) that are voted at the Special Meeting. Abstentions and broker non-votes will have no effect on the outcome of the proposal because they do not constitute votes cast.

The Binding Charter Proposals.    Approval of Binding Charter Proposal A requires an affirmative vote of the holders of at least a majority of the outstanding shares of BRPM common stock entitled to vote (as determined in accordance with the Current Charter and BRPM’s bylaws) at the Special Meeting. Approval of Binding Charter Proposal B requires an affirmative vote of the holders of at least a majority of the outstanding shares of BRPM Class A common stock, voting separately as a single class. Abstentions and broker non-votes will have the same effect as a vote “against” these proposals because an absolute majority of the outstanding shares is required for approval.

The Advisory Charter Proposals.    Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires an affirmative vote of the holders of at least a majority of the shares of BRPM common stock present (which would include presence at the virtual Special Meeting and representation by proxy) and entitled to vote thereupon (as determined in accordance with the Current Charter and BRPM’s bylaws). The failure to vote, broker non-votes and abstentions have no effect on the outcome of the proposal because they do not constitute votes cast.

The Director Election Proposal.    Approval of the Director Election Proposal requires a plurality of the votes cast by BRPM Stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon, voting together as a single class. Accordingly, a BRPM Stockholder’s abstention, failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting or a broker non-vote will have no effect on the outcome of Director Election Proposal.

The Stock Issuance Proposal.    Approval of the Stock Issuance Proposal requires an affirmative vote of the holders of at least a majority of the shares of BRPM common stock present (which would include presence at the virtual Special Meeting and representation by proxy) and entitled to vote thereupon (as determined in accordance with the Current Charter and BRPM’s bylaws). The failure to vote, broker non-votes and abstentions have no effect on the outcome of the proposal because they do not constitute votes cast.

The Incentive Plan Proposal.    Approval of the Incentive Plan Proposal requires an affirmative vote of the holders of at least a majority of the shares of BRPM common stock present (which would include presence at the virtual Special Meeting and representation by proxy) and entitled to vote thereupon (as determined in accordance with the Current Charter and BRPM’s bylaws). The failure to vote, broker non-votes and abstentions have no effect on the outcome of the proposal because they do not constitute votes cast.

The ESPP Proposal.    Approval of the ESPP Proposal requires an affirmative vote of the holders of at least a majority of the shares of BRPM common stock present (which would include presence at the virtual Special Meeting and representation by proxy) and entitled to vote thereupon (as determined in accordance with the Current Charter and BRPM’s bylaws). The failure to vote, broker non-votes and abstentions have no effect on the outcome of the proposal because they do not constitute votes cast.

The Adjournment Proposal.    Approval of the Adjournment Proposal requires an affirmative vote of the holders of at least a majority of the shares of BRPM common stock present (which would include presence at the virtual Special Meeting and representation by proxy) and entitled to vote thereupon (as determined in accordance with the Current Charter and BRPM’s bylaws). The failure to vote, broker non-votes and abstentions have no effect on the outcome of the proposal because they do not constitute votes cast.

Recommendation of the BRPM Board

The BRPM Board has unanimously determined that the Business Combination is in the best interests of, and advisable to, the BRPM Stockholders and recommends that the BRPM Stockholders adopt the Merger Agreement and approve the Business Combination. The BRPM Board made its determination after consultation with its legal and financial advisors and consideration of a number of factors.

The BRPM Board recommends that you vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of both of the Binding Charter Proposals, “FOR” the approval, on an advisory basis, of each of the Advisory Charter Proposals, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Director Election Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the ESPP Proposal, and “FOR” the approval of the Adjournment Proposal.

The existence of financial and personal interests of one or more of BRPM’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of BRPM and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, BRPM’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “The Business Combination Proposal — Interests of BRPM’s Directors and Officers in the Business Combination” of this proxy statement/prospectus.

For more information about the BRPM Board’s recommendation and the proposals, see the sections entitled “The Special Meeting — Vote Required and BRPM Board Recommendation” and “The Business Combination Proposal”.

Recommendation of the BRPM Board and Reasons for the Business Combination

In reaching its unanimous resolutions (i) that the Merger Agreement and the ancillary agreements are fair, advisable and in the best interests of BRPM and its stockholders, (ii) to approve the Merger Agreement and the Business Combination, the PIPE Investment, and the other transactions contemplated by the Merger Agreement and related documents, (iii) to approve the transactions, recommend the approval and adoption of the Merger Agreement and the Business Combination by BRPM Stockholders, and (iv) directing that the Merger Agreement and the transactions contemplated thereby (including the Merger) be submitted for consideration by BRPM Stockholders, the BRPM Board considered and evaluated a range of factors, including, but not limited to, the factors discussed below. Prior to reaching the decision to approve the Merger Agreement and the Business Combination, the BRPM Board consulted with our management, as well as with our legal and financial advisors.

In addition, before reaching the above resolutions, the BRPM Board reviewed various industry and financial data, including, but not limited to, FaZe’s existing business model and FaZe’s historical and projected financials, and reviewed the results of BRPM’s due diligence review of FaZe, which included:

•        Research on the industry in which FaZe operates;

•        Extensive meetings with FaZe’s management team and representatives regarding FaZe’s operations, major customers, financial prospects and other customary due diligence matters;

•        Legal and commercial review of FaZe’s material business contracts, books and records, government regulations and filings, intellectual property and information technology; and

•        Financial due diligence and analysis of FaZe with the assistance of its financial advisors.

The BRPM Board considered a number of factors when making its determination that the Business Combination is consistent with the investment criteria and guidelines listed above and in making its decision to enter into the Merger Agreement and the transactions contemplated thereby, including the following positive factors, although not weighted or in any order of significance:

•        Large addressable market and first mover advantage.    NewZoo, a provider of games and Esports analytics and market research, reports that there were approximately 3 billion Esports gamers and more than 400 million Esports viewers worldwide, as of July 2021, with the number of Esports viewers expected to grow approximately 8% per year from 2021 to 2024. According to Grand View Research’s Video Streaming, Market Size, Share & Trends Analysis Report (2021-2028), the global video streaming market is expected to grow at a 21% compound annual growth rate from 2021 to 2028. FaZe was an early mover in online video game and youth culture, which the BRPM Board believes gives FaZe credibility with FaZe’s target audience of 13-34 year-olds. With expected growth in both the global video streaming market and the Esports market, the BRPM Board believes FaZe will be well-positioned to capitalize on the growing market.

•        Recent growth.    The BRPM Board believes the FaZe brand has shown outsized recent growth, strength, and reach as measured by total social media followers and cross-platform actions. FaZe has a large and engaged global audience, with a Total Reach of over 350 million fans across social media platforms globally, nearly 80% of whom were 13-34 year-olds. The BRPM Board believes FaZe is well-positioned to bring brands to the 13-34 age demographic because of its deep understanding of how Gen Z consumes and engages with content. FaZe has several revenue streams including brand sponsorships, content, consumer products, Esports teams, and international markets.

•        Substantial monetization opportunities.    The BRPM Board believes that there is a meaningful opportunity to create equity value in the business by increasing user monetization through various revenue streams described below. Historically, Faze receives approximately $0.35 per fan from its more than 350 million fans across social media platforms globally. This compares unfavorably to other forms of media. For example, ESPN charges approximately $116 per subscription across its user base of approximately 82 million, Twitter is able to capture approximately $19 per daily average user across 192 million daily active users, and the NHL monetizes its approximately 133 million viewers at a rate of approximately $65 per fan. The BRPM Board believes FaZe has several avenues for improving monetization across its revenue streams:

•        Curated media — Given its existing audience reach and strength of its brand, FaZe has a unique opportunity to create tailored content for its fanbase and develop a substantial IP library to drive further fan engagement and fanbase monetization by partnering with media distributors or launching its own over-the-top platform.

•        Merchandise — FaZe has the ability to launch its own consumer brands or act as an enabler for existing brands that Faze consumers would see as a good fit. The demographics of FaZe’s audience position FaZe well to build next generation apparel, gaming peripherals, or other consumer brands by leveraging FaZe’s Esports and digitally native media reach.

•        Sponsorships — FaZe has the ability to leverage the growth of its media reach by establishing long-term sponsorship deals with leading consumer brands globally. With scale, FaZe will be able to sign multi-year agreements (analogues to other sports franchises) at attractive term. Historically, FaZe has shown the ability of its consumers to drive engagement and demand for products and services that partner with FaZe. FaZe offers a unique value proposition for CMOs due the lucrative demographic of its audience and a non-uniform marketing approach across its various digital media properties and content silos.

•        M&A — FaZe’s existing brand strength in the Esports and broader digital media market makes it an attractive acquisition platform for other Esports organizations. By leveraging FaZe’s and its talent’s social media reach and engaged fan base, Faze is able to substantially increase consumer engagement for acquired media properties or Esports teams and thus meaningfully improve deal economics. This would further drive user monetization, increasing average dollars captured per fan.

•        Other revenue streams — FaZe can substantially benefit from, and expects to take advantage in the near and longer term of, the recent increase in engagement amongst various metaverse platforms. Given that FaZe is an internet-native brand popular among Gen Z, the demographic that is prevalent in driving metaverse engagement, FaZe is uniquely positioned to create new experiences in the digital ecosystems and further increase fanbase monetization. Examples of monetization strategies include launching digitally native apparel and in-gaming items

•        Scalable platform.    The BRPM Board believes the FaZe business is scalable and built to support acquisition opportunities that can accelerate FaZe’s growth and drive capital efficiencies.

•        FaZe Forecasts and Comparable Companies.    The BRPM Board believed the FaZe Forecasts and comparable companies analysis supported the implied equity valuation of FaZe in the Business Combination.

•        Proven and experienced management team.    FaZe’s management team has deep industry expertise, starting with its Chief Executive Officer and business Co-Founder, Lee Trink, who has more than 20 years of experience in the entertainment industry. Mr. Trink served as General Manager for artist-first label Lava/Atlantic Records from 2001 to 2005. In 2005, he went on to lead Virgin Records as Chief Operating Officer and General Manager, and in 2007 he was promoted to President of EMI Capitol Music Group (comprised of Capitol Records, Virgin Records, Blue Note Records and Astralwerks Records). He has worked with renowned artists such as Katy Perry, 30 Seconds to Mars, The Rolling Stones, Coldplay, and Lenny Kravitz, among others. From 2009 to 2010, Mr. Trink was Principal Partner at Hollywood entertainment production company Prospect Park, and then in 2010, Mr. Trink started his own management and marketing business, working with brands such as General Motors, Harley-Davidson and Jim Beam, and artists such as Kid Rock and the historic Preservation Hall Jazz Band. As a founder of the business of FaZe helping it evolve from an online gaming company to a revenue generating business, Mr. Trink brings a wealth of knowledge and experience to FaZe, and has sought to transform both FaZe and Esports from a niche segment of entertainment into a globally recognized brand and industry. Mr. Trink is also supported by the leadership team which has decades of experience in the industry.

•        Terms of Merger Agreement and related agreements.    BRPM Board reviewed the financial and other terms of the Merger Agreement and related agreements and determined that they were the product of arm’s-length negotiations among the parties.

•        Stockholder approval.    The BRPM Board considered the fact that in connection with the business combination, stockholders have the option to (i) remain stockholders of New FaZe following the Business Combination, (ii) sell their shares on the open market or (iii) redeem their shares for the per share amount held in the Trust Account.

The BRPM Board also identified and considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:

•        FaZe’s History of Operating Losses.    The BRPM Board considered the fact that FaZe has incurred and expects to continue to incur operating losses, and that these conditions have raised substantial doubt about FaZe’s ability to continue as a going concern.

•        The Potential Loss of the FaZe Brand.    The BRPM Board considered the fact that FaZe’s business depends on the strength of the FaZe brand. If FaZe is unable to maintain and enhance the FaZe brand and reputation, including as a result of unfavorable publicity regarding any of the FaZe Esports teams, Esports athletes, content creators, influencers, or brand partners, the size, demographics and engagement of FaZe’s fan base and the demand for FaZe’s products may decline.

•        Competition.    FaZe’s business is rapidly evolving and FaZe competes against a variety of fragmented firms across multiple industries, including well-established lifestyle brands, long-standing players in the media industry, traditional sports leagues, and new entrants challenging our position in the Esports and gaming industry.

•        Post-Business Combination Corporate Governance.    The BRPM Board considered the corporate governance provisions of the Proposed Charter and the effect of those provisions on the governance of New FaZe following the Closing. The Proposed Charter includes several provisions that may make it more difficult for New FaZe Stockholders to exercise control over New FaZe including, but not limited to the fact that the Proposed Charter would (i) remove the separate class vote for increases or decreases of the authorized shares of any class of capital stock, (ii) eliminate the right of New FaZe Stockholders to act by written consent, and (iii) require a supermajority vote of shareholders to amend certain provisions of the Proposed Charter. The material differences between the Current Charter and the Proposed Charter are discussed in more detail in the sections of this proxy statement/prospectus titled “The Binding Charter Proposals” and “The Advisory Charter Proposals.”

•        Limitations of Review.    The BRPM Board considered that it would not obtain an opinion from any independent investment banking firm that the price BRPM is paying to acquire FaZe is fair to BRPM or its stockholders from a financial point of view. In addition, there are inherent limitations in the due diligence review of FaZe conducted by the BRPM management team and BRPM’s outside advisors.

•        Potential Inability to Complete the Business Combination.    The BRPM Board considered the possibility that the Business Combination may not be completed and the potential adverse consequences to BRPM if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the fact that the Merger Agreement prohibits BRPM from soliciting other initial business combination proposals while the Merger Agreement is in effect, which could limit BRPM’s ability to seek an alternative business combination.

•        Litigation.    The BRPM Board considered the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could enjoin consummation of the Business Combination.

•        Interests of Certain Persons.    Some of BRPM’s officers and directors may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of BRPM Stockholders. For instance, the Sponsor, and the officers and directors of BRPM who have invested in the Sponsor entity, will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to Public Stockholders. See “Interests of BRPM’s Directors and Officers in the Business Combination” for more information.

•        Other Risks.    The BRPM Board considered various other risks associated with FaZe’s business, as described in the section of this proxy statement/prospectus titled “Risk Factors.”

The BRPM Board considered all of these factors as a whole and, on balance, concluded that they supported a favorable determination that the Merger Agreement and the Business Combination are fair from a financial point of view to and in the best interests of BRPM and its stockholders. In view of the wide variety of factors considered by the BRPM Board in connection with its evaluation of the Business Combination and related transactions and the complexity of these matters, the BRPM Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Rather, the BRPM Board based its recommendation on the totality of the information presented to and considered by it. The BRPM Board evaluated the reasons described above with the assistance of BRPM’s outside advisors. In considering the factors described above and any other factors, individual members of the BRPM Board may have viewed factors differently or given different weights to other or different factors.

This explanation of BRPM’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in this sections of this proxy statement/prospectus titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors”.

After careful consideration, the BRPM Board unanimously (i) declared the advisability of the Merger, the PIPE Investment and the other transactions contemplated by the Merger Agreement, (ii) determined that the Merger, the PIPE Investment and the other transactions contemplated by the Merger Agreement are in the best interests of the stockholders of BRPM, (iii) determined that the Merger constitute a “Business Combination” as such term is defined in the Current Charter and (iv) resolved to recommend that the BRPM Stockholders approve the Business Combination and the other proposals set forth in this proxy statement/prospectus.

Ownership of Combined Company following Business Combination

As of the date of this proxy statement/prospectus, there are 22,082,500 shares of BRPM common stock issued and outstanding (including shares underlying the BRPM units), which includes 4,312,500 shares of BRPM Class B common stock held by the Sponsor and 17,770,000 shares of BRPM Class A common stock. As of the date of this proxy statement/prospectus, there is an aggregate of 5,923,333 BRPM warrants issued and outstanding, which includes 173,333 Private Placement Warrants underlying the BRPM units held by the Sponsor. Each whole BRPM warrant entitles the holder thereof to purchase one share of BRPM Class A common stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination), the BRPM fully diluted share capital would be 28,005,833 shares of BRPM common stock.

It is anticipated that, immediately following the Business Combination, (i) BRPM’s Public Stockholders will own 15.1% of the issued and outstanding shares of New FaZe common stock, (ii) holders of BRPM Public Warrants will own 5.0% of the outstanding shares of New FaZe common stock, assuming cash exercise of the Public Warrants, (iii) existing FaZe Stockholders will own 65.5% of outstanding New FaZe common stock (including the 500,000 shares of New FaZe common stock purchased by the FaZe PIPE Investor in the PIPE Investment), (iv) the Sponsor and Sponsor Related PIPE Investors will collectively own 6.4% of outstanding New FaZe common stock, including the 2,200,000 shares of New FaZe common stock purchased by the Sponsor Related PIPE Investors in the PIPE Investment, and 173,333 shares issuable upon the cash exercise of the Private Placement Warrants, with an aggregate of 2,156,250 shares of New FaZe common stock subject to vesting pursuant to the Sponsor Support Agreement, discussed in more detail below, and (v) the third-party PIPE Investors will own 8.0% of outstanding New FaZe common stock (which excludes the 500,000 shares purchased by the FaZe PIPE Investor and the 2,200,000 shares purchased by the Sponsor Related PIPE Investors). These percentages (w) assume that no BRPM Stockholders exercise their redemption rights in connection with the Merger, (x) include 6,440,827 Earn-Out Shares issuable at the Closing in the no redemptions scenario, shares of New FaZe common stock issuable in respect of New FaZe Restricted Stock Awards, and shares of New FaZe common stock issuable upon the cash exercise of New FaZe options (which are converted from options outstanding under FaZe’s existing incentive plans) that are exercisable within 60 days after the Closing (using a deemed closing date of May 6, 2022 for the purpose of this calculation), (y) assume that New FaZe issues 11,800,000 shares of New FaZe common stock to the PIPE Investors pursuant to the PIPE Investment, and (z) assume all of the outstanding BRPM warrants are exercised. If the actual facts are different from these assumptions, the percentage ownership and voting power retained by BRPM’s existing shareholders in New FaZe will be different.

The following table illustrates varying ownership levels in BRPM before, and New FaZe immediately following, the consummation of the Business Combination at various redemption levels, including the dilutive effect of outstanding warrants.

			Post-Business Combination		Post-Business Combination		Post-Business Combination		Post-Business Combination		Post-Business Combination
	Pre-Business Combination (BRPM)		No Redemptions Scenario (New FaZe)		Minimum Proceeds Condition (24.6%) Redemptions Scenario (New FaZe)(5)(9)		50.0% Redemptions Scenario (New FaZe)(6)(9)		75.0% Redemptions Scenario (New FaZe)(7)(9)		100.0% Redemptions Scenario (New FaZe)(8)(9)
	Number of Shares	Percentage of Ownership	Number of Shares	Percentage of Ownership	Number of Shares	Percentage of Ownership	Number of Shares	Percentage of Ownership	Number of Shares	Percentage of Ownership	Number of Shares	Percentage of Ownership
FaZe Stockholders (1)	—	0.0%	74,981,952	65.5%	74,711,106	68.1%	74,431,415	70.7%	74,156,155	73.7%	73,880,882	77.0%
BRPM Public Stockholders	17,250,000	78.1%	17,250,000	15.1%	13,006,635	11.8%	8,625,000	8.2%	4,312,500	4.3%	—	0.0%
BRPM Public Warrantholders (2)	—	0.0%	5,750,000	5.0%	5,750,000	5.2%	5,750,000	5.5%	5,750,000	5.7%	5,750,000	6.0%
Sponsor and Related Parties (3)	4,832,500	21.9%	7,032,500	6.2%	7,032,500	6.4%	7,032,500	6.7%	7,032,500	7.0%	7,032,500	7.3%
BRPM Private Warrantholders (2)	—	0.0%	173,333	0.2%	173,333	0.2%	173,333	0.2%	173,333	0.2%	173,333	0.2%
PIPE Investors (4)	—	0.0%	9,100,000	8.0%	9,100,000	8.3%	9,100,000	8.7%	9,100,000	9.1%	9,100,000	9.5%
Total Shares	22,082,500	100.0%	114,287,785	100.0%	109,773,574	100.0%	105,112,248	100.0%	100,524,488	100.0%	95,936,715	100.0%

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(1)      Includes 500,000 shares subscribed by the FaZe PIPE Investor in the PIPE Investment. Includes 6,440,827 Earn-Out Shares in the no redemptions scenario, 6,169,981 Earn-Out Shares in the Minimum Proceeds Condition (24.6%) redemptions scenario, 5,890,290 Earn-Out Shares in the 50% redemptions scenario, 5,615,030 Earn-Out Shares in the 75% redemptions scenario, and 5,339,757 Earn-Out Shares in the 100% redemptions scenario. Earn-Out Shares are subject to forfeiture if certain price-based vesting conditions are not met during the five-year period beginning on the date that is 90 days after the Closing and ending on the fifth anniversary of the Closing Date. Also includes, in each redemptions scenario, 29,203,555 shares of New FaZe common stock issued to FaZe Stockholders pursuant to the Company Conversion, 675,686 shares of New FaZe common stock issuable in respect of New FaZe Restricted Stock Awards, and 17,687,479 shares of New FaZe common stock issuable to FaZe Stockholders upon the cash exercise of New FaZe options that are vested as of the Closing or will be exercisable within 60 days of the Closing, assuming the Closing occurred on May 6, 2022.

(2)      Represents shares issuable upon the exercise of BRPM warrants. BRPM warrants are exercisable beginning on the later of 30 days following the Closing and February 23, 2022, for one share of BRPM Class A common stock and, following the consummation of the Business Combination, will entitle the holder thereof to purchase one share of New FaZe common stock in accordance with the terms of the warrants. In each redemptions scenario, assumes that all outstanding BRPM warrants are immediately exercised for cash after completion of the Business Combination.

(3)      Includes 2,200,000 shares subscribed by the Sponsor Related PIPE Investors in the PIPE Investment. Includes 2,156,250 Founder Shares subject to forfeiture if certain price-based vesting conditions are not met during the five-year period beginning on the date that is 90 days after the Closing and ending on the fifth anniversary of the Closing Date.

(4)      Excludes 500,000 shares subscribed by the FaZe PIPE Investor and 2,200,000 shares subscribed by the Sponsor Related PIPE Investors, respectively, in the PIPE Investment. Such shares are presented in the FaZe Stockholders and Sponsor and Related Parties lines, respectively.

(5)      This scenario assumes that 4,243,365 Public Shares, or approximately 24.6% of the Public Shares, are redeemed for an aggregate payment of approximately $42.4 million from the Trust Account, which is the maximum amount of redemptions that could occur and still satisfy the Minimum Proceeds Condition.

(6)      This scenario assumes that 8,625,000 Public Shares, or 50% of the Public Shares, are redeemed for an aggregate payment of approximately $86.3 million from the Trust Account, which is a redemptions scenario that could occur due to FaZe’s waiver of the Minimum Proceeds Condition.

(7)      This scenario assumes that 12,937,500 Public Shares, or 75% of the Public Shares, are redeemed for an aggregate payment of approximately $129.4 million from the Trust Account, which is a redemptions scenario that could occur due to FaZe’s waiver of the Minimum Proceeds Condition.

(8)      This scenario assumes that all 17,250,000 Public Shares, or 100% of the Public Shares, are redeemed for an aggregate payment of approximately $172.5 million from the Trust Account, which is a redemptions scenario that could occur due to FaZe’s waiver of the Minimum Proceeds Condition.

(9)      Share ownership and voting power presented under each redemptions scenario in the table above are only presented for illustrative purposes. BRPM cannot predict how many of its Public Stockholders will exercise their right to have their Public Shares redeemed for cash. As a result, the redemption amount and the number of Public Shares redeemed in connection with the Business Combination may differ from the amounts presented above. As such, the ownership percentages of current BRPM and FaZe Stockholders may also differ from the presentation above if the actual redemptions are different from these assumptions. See “Risk Factors — Risks Related to the Business Combination — The ability of our Public Stockholders to exercise redemption rights with respect to a large number of our Public Shares may not allow us to complete the Business Combination, have sufficient cash available to fund New FaZe’s business or optimize the capital structure of New FaZe.”

Regulatory Approvals

The Business Combination is subject to the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act. The waiting period expired on December 6, 2021.

Redemption Rights

Pursuant to the Current Charter, a Public Stockholder may request that BRPM redeem all or a portion of their Public Shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any Public Shares to be redeemed only if you:

•        (a) hold Public Shares or (b) hold Public Shares through units and you elect to separate your units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares; and

•        prior to 12:00 p.m., New York City time, on July 13, 2022 (two business days prior to the scheduled vote at the Special Meeting), (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to the transfer agent that BRPM redeem your Public Shares for cash and (b) deliver your Public Shares to the transfer agent, physically or electronically through DTC.

As noted above, holders of units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. Holders may instruct their broker to do so, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem. Public Stockholders may elect to redeem all or a portion of their Public Shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Stockholder properly exercises its right to redeem its Public Shares and timely delivers its Public Shares to Continental Stock Transfer & Trust Company, BRPM’s transfer agent, BRPM will redeem such Public Shares upon the Closing for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then issued and outstanding Public Shares. If a Public Stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. See the section entitled “The Special Meeting — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Public Stockholder or any other person with whom such Public Stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 20% of the Public Shares. Accordingly, if a Public Stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the Public Shares, then any such shares in excess of that 20% limit would not be redeemed for cash.

Appraisal Rights of BRPM Stockholders

Appraisal rights are statutory rights under the DGCL that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. However, appraisal rights are not available in all circumstances. Appraisal rights are not available to BRPM Stockholders or warrant holders in connection with the Business Combination.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. BRPM has engaged DF King to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares at the Special Meeting if it revokes its proxy before the Special Meeting. A stockholder also may change its vote by submitting a later-dated proxy as described in the section entitled “The Special Meeting — Revoking Your Proxy.”

Interests of BRPM’s Directors and Officers in the Business Combination

When you consider the recommendation of the BRPM Board in favor of approval of the Business Combination Proposal, you should keep in mind that BRPM’s Sponsor and its directors and officers, have interests in such proposal that are different from, or in addition to those of BRPM Stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to our stockholders that they approve the Business Combination. These interests include, among other things, the interests listed below:

•        At the time of our initial public offering, our Sponsor, officers, and directors entered into the Insiders Letter Agreement, pursuant to which they agreed to waive their redemption rights with respect to the Founder Shares and any other shares of BRPM common stock held by them in connection with the completion of a business combination. Our Sponsor and our officers and directors also agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if BRPM fails to complete a business combination by February 23, 2023 or during any Extension Period. Our Sponsor, officers, and directors did not receive separate consideration for such waivers. Due to such waivers, the value of the Founder Shares is dependent on the consummation of a business combination. This may incentivize the BRPM insiders to complete a business combination on terms or conditions that are not in the best interest of the Public Stockholders.

•        Our Sponsor purchased the Founder Shares prior to our initial public offering for an aggregate purchase price of $25,000. Upon the Closing, such Founder Shares will be converted into 4,312,500 shares of New FaZe common stock, 2,156,250 of which will be subject to further vesting conditions. Based on the closing price of BRPM Class A common stock on Nasdaq of $9.86 on May 26, 2022, the record date for the Special Meeting, such Founder Shares would be worth approximately $42.5 million. This represents a 1,700% gain on the Sponsor’s investment. If we do not consummate a Business Combination transaction by February 23, 2023 or during any Extension Period, then the Founder Shares will be worthless.

•        Given the differential in the purchase price that the Sponsor paid for the Founder Shares as compared to the price of the BRPM Class A common stock sold in the IPO, the Sponsor may earn a positive rate of return on their investment even if the New FaZe common stock trades below $10.00 per share and the Public Stockholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of Public Stockholders because the Sponsor will realize a gain on its investment from the completion of any business combination while Public Stockholders will realize a gain only if the post-closing trading price exceeds $10.00 per share.

•        Simultaneously with the Closing of our initial public offering, we consummated the sale of 520,000 Private Placement Units at a price of $10.00 per unit, for an aggregate investment of $5,200,000, in a private placement to our Sponsor. The Private Placement Units were comprised of 520,000 shares of BRPM Class A common stock and 173,333 BRPM warrants. The BRPM warrants are each exercisable commencing on the later of 30 days following the Closing and February 23, 2022, for one share of BRPM Class A common stock at an initial exercise price of $11.50 per share. If we do not consummate a Business Combination transaction by February 23, 2023 or during any Extension Period, then the proceeds from the sale of the Private Placement Units will be part of the liquidating distribution to the Public Stockholders and the BRPM Class A common stock and BRPM warrants held by our Sponsor will be worthless. The BRPM Class A common stock and BRPM warrants held by our Sponsor had an aggregate market value of approximately $5.2 million based upon the closing price of $9.86 per share and $0.48 per warrant, respectively, on Nasdaq on May 26, 2022, the record date for the Special Meeting.

•        Our Sponsor, officers and directors will lose their entire investment in us if we do not complete a business combination by February 23, 2023 or during any Extension Period. In such event, there will be no liquidating distributions made with respect to our Founder Shares or the Private Placement Units held by the BRPM insiders. In contrast, Public Stockholders will receive approximately $10.01 per share if the Trust Account is liquidated, calculated as of May 26, 2022, the record date for the Special Meeting.

•        As disclosed in the prospectus for BRPM’s IPO, the members of BRPM’s management team and its directors, together with certain officers of companies affiliated with B. Riley Financial who have assisted BRPM in sourcing potential acquisition targets, have also invested in the Sponsor by subscribing for units issued by the Sponsor. Through their investment in the Sponsor, these officers and directors will share in a portion of any appreciation in Founder Shares and Private Placement Units, provided that we successfully complete a business combination. Mr. Shribman and Mr. Levinsohn may receive a higher allocation of the Founder Shares upon the successful consummation of the Business Combination, a determination which will be made at the discretion of the managing member of the Sponsor.

•        The Sponsor Related PIPE Investors agreed to purchase an aggregate of 2,200,000 shares of New FaZe common stock in the PIPE Investment, for a gross investment of $22,000,000 and, pursuant to the Sponsor Support Agreement, the Sponsor agreed to backstop the PIPE Investment if the amount in cash actually received by BRPM from the PIPE Investment at Closing is less than $100,000,000, by committing to purchase that portion of the PIPE Investment not purchased by third party investors to cause the PIPE Investment actually received by BRPM at the Closing to equal $100,000,000. If the Business Combination is not consummated, such investments will not be made.

•        B. Riley Securities Inc., an affiliate of the Sponsor, and its affiliates will receive approximately $9.6 million upon the consummation of the Business Combination, $6,037,500 of which constitutes compensation pursuant to the Business Combination Marketing Agreement and will only accrue if an initial business combination is consummated, and the remaining approximately $3.5 million constitutes a fee for acting as placement agent of the PIPE Investment and reimbursement of expenses. If the Business Combination is not consummated, B. Riley Securities Inc. and its affiliates will not receive such fees.

•        B. Riley Principal Commercial Capital, LLC, an affiliate of the Sponsor, has loaned FaZe an aggregate of $10 million and may be obligated to loan an additional $10 million prior to Closing pursuant to the Bridge Loan Agreement. The Term Loan is secured by all assets of FaZe, other than the Excluded Collateral (as defined in the Pledge and Security Agreement), subject to Intercreditor Agreements entered into between the B. Riley Lender and FaZe’s senior lienholders, CPH and Cox. The Term Loan will be repaid in full in cash on the Closing Date. Pursuant to the Bridge Loan Agreement, on March 10, 2022, FaZe waived the Minimum Proceeds Condition. In the event the Merger Agreement is terminated without completion of the Business Combination, the Term Loan will become a secured convertible promissory note of FaZe on substantially the same terms as the existing senior secured convertible promissory notes of FaZe.

•        It is currently contemplated that Ross Levinsohn and Daniel Shribman, current directors of BRPM, will continue to serve as directors of New FaZe after the Closing (assuming approval of the Director Election Proposal). As such, in the future they may receive any cash fees, stock options or stock awards that the New FaZe Board determines to pay to its directors.

•        If BRPM is unable to complete a business combination by February 23, 2023 or during any Extension Period, in order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. If BRPM completes a business combination, on the other hand, BRPM will be liable for all such claims.

•        Following the Closing, our Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to BRPM and remain outstanding. As of the date of this proxy statement/prospectus, our Sponsor has not made any advances to us for working capital expenses. If we do not complete an initial Business Combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•        Pursuant to the Merger Agreement, for a period of six years following the consummation of the Business Combination, we are required to (i) maintain provisions in the Proposed Charter providing for the indemnification of our existing directors and officers and (ii) maintain a directors’ and officers’ liability insurance policy that covers our existing directors and officers.

•        Upon the Closing, subject to the terms and conditions of the Merger Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination. However, if BRPM fails to consummate an initial business combination, such persons will not have any claim against the Trust Account for reimbursement and BRPM may not be able to reimburse these expenses. As of March 31, 2022, there were no reimbursable out-of-pocket expenses that are expected to be reimbursed using funds from the Trust Account at Closing.

As a result of the foregoing interests, the Sponsor and BRPM’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to Public Stockholders. In the aggregate, the Sponsor and its affiliates have approximately $67.9 million at risk that depends upon the completion of a business combination. Such amount consists of (a) approximately $43.1 million representing the value of the Founder Shares (assuming a value of $10.00 per share, the deemed value of the BRPM Class A common stock in the Business Combination), (b) $5.2 million representing the value of the BRPM Private Placement Units purchased by the Sponsor (using the $10.00 per unit purchase price), (c) approximately $9.6 million representing the fees payable to B. Riley Securities pursuant to the Business Combination Marketing Agreement and placement agent engagement, and (d) approximately $10 million representing the aggregate principal amount loaned by B. Riley Principal Commercial Capital, LLC to FaZe under the Term Loan.

Interests of FaZe’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the BRPM Board in favor of approval of the Business Combination Proposal, you should keep in mind that FaZe’s directors and executive officers may have interests in the Business Combination that are different from, or in addition to, those of the BRPM Stockholders and FaZe’s shareholders generally. These interests include, among other things, the interests listed below:

•        The following individuals who are currently executive officers of FaZe are expected to become executive officers of New FaZe upon the closing of the Business Combination, serving in the offices set forth opposite their names below. Such persons would be entitled to salary and any cash fees, stock options, or stock awards that the New FaZe Board determines to pay its officers.

Name	Position
Lee Trink	Chief Executive Officer
Zach Katz	President and Chief Operating Officer
Tamara Brandt	Chief Legal Officer
Kainoa Henry	Chief Strategy Officer
Helen E. Webb	Interim Chief Financial Officer

•        Lee Trink, who is currently a member of FaZe’s board of directors, is expected to become a member of the New FaZe Board upon the closing of the Business Combination (assuming approval of the Director Election Proposal). As such, in the future he may receive any cash fees, stock options or stock awards that the New FaZe Board determines to pay to its directors.

•        FaZe’s current executive officers and directors hold an aggregate of 6,702,900 shares of FaZe common stock, which will be exchanged for an aggregate of 16,859,069 shares of New FaZe common stock in the no redemptions scenario or 16,610,620 shares of New FaZe common stock in the 100% redemptions scenario. Using a price of $10.00 per share imputed in the transaction, such shares of New FaZe common stock will have a value of $169 million or $167 million, respectively, as of the Closing.

In May 2022, FaZe’s Chief Financial Officer resigned for personal reasons and not as a result of any disagreement with FaZe regarding its presentation of financial results or otherwise. Effective June 1, 2022, FaZe engaged Helen Webb as interim Chief Financial Officer. FaZe is currently engaged in an active search for a Chief Financial Officer.

Potential Purchases of Public Shares and/or Public Warrants

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding BRPM or its securities, the Sponsor, FaZe and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire BRPM common stock or vote their BRPM common stock in favor of the Business Combination Proposal. Any Public Shares purchased by the Sponsor or its affiliates would be purchased at a price no higher than the redemption price for the Public Shares. Any Public Shares so purchased would not be voted by the Sponsor or its affiliates at the Special Meeting and would not be redeemable by the Sponsor or its affiliates. The purpose of such stock purchases and other transactions would be to increase the likelihood of obtaining BRPM Stockholder Approval, to minimize redemptions of Public Shares, and to ensure that BRPM has at least $5,000,001 of net tangible assets immediately prior to or upon consummation of the Business Combination, where it appears that such requirements would otherwise not be met. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Sponsor for nominal value.

Entering into any such arrangements may have a depressive effect on BRPM common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Special Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. BRPM will file a Current Report on Form 8-K to disclose arrangements entered into or purchases made by any of the aforementioned persons, which report will include the number of shares or warrants purchased, the purchase price, the purpose of the purchase, the impact that such purposes would have on the likelihood that the Business Combination Proposal will be approved, the nature of the security holders who sold to the Sponsor or its affiliates, and the number of Public Shares then redeemed.

The existence of financial and personal interests of the BRPM directors and officers may result in a conflict of interest on the part of one or more of them between what he may believe is best for BRPM and what he may believe is best for him in determining whether or not to grant a waiver in a specific situation. See the sections entitled “Risk Factors” and “The Business Combination Proposal — Interests of BRPM’s Directors and Officers in the Business Combination” for a further discussion of this and other risks.

Stock Exchange Listing

BRPM’s units, the BRPM Class A common stock and BRPM warrants are publicly traded on Nasdaq under the symbols “BRPMU”, “BRPM” and “BRPMW,” respectively. BRPM intends to apply to list the New FaZe common stock and warrants on Nasdaq under the symbols “FAZE” and “FAZEW,” respectively, upon the Closing. New FaZe will not have units traded following the Closing. It is a condition to the consummation of the Merger that the shares of New FaZe common stock to be issued in the Merger be approved for listing on Nasdaq subject only to the receipt of official notice of listing from Nasdaq and, if requested by Nasdaq, the delivery of evidence that BRPM complied with the minimum round lot shareholder requirement within 15 calendar days of the listing date, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Merger will not be consummated unless the listing condition is waived by the parties to the Merger Agreement.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the transactions contemplated by the Merger Agreement. Where actual amounts are not known or knowable, the figures below represent FaZe’s good faith estimates of such amounts.

Sources(1)(2)(3)		Uses(1)(2)(3)
($ in millions)
BRPM cash in trust(1)	$173	New cash to balance sheet	$262
PIPE proceeds(2)	118	FaZe equity rollover	670
FaZe equity rollover	670	Illustrative fees and expenses(4)	29
Net cash on balance sheet rollover	10	Net cash on balance sheet rollover	10
Total sources	$971	Total uses	$971

____________

(1)      Assumes no BRPM Stockholders redeem Public Shares for cash from the Trust Account.

(2)      Assumes a PIPE Investment of $118 million.

(3)      Excludes Earn-Out Shares and 2.2 million Founder Shares subject to earn-out, which vest ratably at $12.00, $14.00, and $16.00 during the five-year period beginning on the date that is 90 days after the Closing and ending on the fifth anniversary of the Closing Date. Excludes the dilutive impact of 5.75 million Public Warrants and 0.17 million Private Placement Warrants with an $11.50 exercise price.

(4)      Excludes the fees that were due to Citigroup. As of May 19, 2022, Citigroup resigned from its role as lead financial advisor to FaZe and waived its entitlement to the payment of any fees and reimbursement of any expenses.

Accounting Treatment

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP, whereby BRPM is treated as the acquired company, and FaZe is treated as the acquirer. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of FaZe issuing stock for the net assets of BRPM, accompanied by a recapitalization. The net assets of BRPM will be stated at historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the period prior to the Business Combination will be those of FaZe.

FaZe has been determined to be the accounting acquirer based on the evaluation of the following facts and circumstances under each redemptions scenario:

•        FaZe’s existing stockholders will have the largest voting interest in the post-combination company;

•        FaZe will have the ability to control decisions regarding the election and removal of directors and officers of the New FaZe Board;

•        FaZe’s existing senior management team will comprise the senior management team of the combined company;

•        FaZe’s existing operations will represent the majority of the ongoing operations of the combined company; and

•        The post-combination company will retain the FaZe name.

Summary of Risk Factors

In evaluating the proposals to be presented at the Special Meeting, a BRPM Stockholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

Some of the risks related to FaZe’s business and industry are summarized below. References in the summary below to “we”, “us”, “our” and “the Company” generally refer to FaZe in the present tense or New FaZe from and after the Business Combination.

Risks Related to FaZe’s Business, Industry, Financial Conditions, and Results of Operations

•        We have incurred and expect to continue to incur operating losses and may not establish and maintain profitability in the future.

•        Our business depends on the strength of our brand, and if we are not able to maintain and enhance our brand, we may be unable to sell our products or services, and our consumer engagement may decline, which could have a material adverse effect on our business, financial condition, and results of operations.

•        Esports professionals, influencers and content creators historically have accounted for a substantial portion of our revenue. If these Esports professionals, influencers and content creators were to become less popular and we are unable to identify and acquire suitable replacements, our business and prospects could suffer.

•        Competition within the online entertainment industry as well as the broader entertainment industry is intense and our existing and potential consumers may be attracted to competing forms of entertainment such as television, movies and sporting events, as well as other entertainment and gaming options on the internet. If our Esports professionals, influencers and content creators do not maintain or increase their popularity, our business, financial condition, results of operations and prospects would be materially adversely affected.

•        We primarily rely, and expect to continue to primarily rely, on third-party mass media platforms such as YouTube, TikTok, Twitter, Instagram and Twitch to deliver our content offerings to fans and potential viewers and any failure, disruption of or interference with our use of such streaming services could disrupt the availability of our content and adversely affect our business, financial condition, results of operations and prospects.

•        Negative events or negative media coverage relating to, or a declining popularity of, industries in which we operate and gaming and online entertainment in particular, or other negative coverage of our brand, or third parties with whom we are affiliated with, may adversely impact our ability to retain existing consumers of our entertainment offerings or attract new consumers, which could have an adverse impact on our business, financial condition, results of operations and prospects.

•        If we are unable to compete effectively for advertisers and sponsors, our business, revenue and financial results could be negatively affected.

•        If we are unable to renew or replace key commercial agreements on similar or better terms, or attract new sponsors, our business, revenue and financial results could be negatively affected.

•        The effect of uncertainties related to the global COVID-19 pandemic on U.S. and global economies, including delays in live events returning, has impacted and may in the future continue to impact our business, results of operations, and financial condition.

•        We may be unable to effectively manage the continued growth and the scope and complexity of our business, including our expansion into adjacent industries or business opportunities with well-established competitors.

•        Our success will depend on our ability to attract and retain our personnel, and any failure to attract and retain other highly qualified personnel in the future, could seriously harm our business.

•        The success of our business is highly dependent on the existence and maintenance of intellectual property rights in the entertainment products and services we create.

•        We are involved in, and in the future may become involved, in claims, suits, government investigations and other proceedings arising in the ordinary course of business. The outcomes of any such current or future legal proceedings could have a negative impact on our business.

•        We have identified a number of material weakness in our internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control, which may result in material misstatements of our financial statements or cause us to fail to meet our periodic reporting obligations.

•        As a public reporting company, FaZe will be subject to rules and regulations established by the SEC and Nasdaq regarding FaZe’s internal control over financial reporting. FaZe may not complete needed improvements to its internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in FaZe’s company and, as a result, the value of FaZe’s stock and your investment.

•        Following the Business Combination, FaZe’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could have a material adverse effect on its business.

•        If our judgments or estimates relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our results of operations could fall below expectations of securities analysts and investors, resulting in a decline in our stock price.

Risks Related to BRPM, the Business Combination, and New FaZe’s Securities

•        Directors of BRPM have potential conflicts of interest in recommending that BRPM stockholders vote in favor of approval of the Business Combination.

•        BRPM’s Sponsor and its officers and directors agreed to vote in favor of the Business Combination, regardless of how its Public Stockholders vote.

•        The ability of BRPM’s Public Stockholders to exercise redemption rights with respect to a large number of Public Shares could deplete the Trust Account prior to the Business Combination and thereby diminish the amount of working capital of the combined company.

•        The BRPM Board did not obtain a third-party valuation in determining whether or not to pursue the Business Combination.

•        The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisﬁed or waived, the Business Combination agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

•        Legal proceedings in connection with the Business Combination, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination.

•        There can be no assurance that the New FaZe common stock will be approved for listing on Nasdaq or that New FaZe will be able to comply with the continued listing standards of Nasdaq.

•        If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the New FaZe common stock may decline.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New FaZe’s financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the Closing of BRPM’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Summary Historical Financial Information of BRPM

BRPM is providing the following summary historical financial data to assist you in your analysis of the financial aspects of the Business Combination.

BRPM’s statement of operations data for the year ended December 31, 2021 and balance sheet data as of December 31, 2021 is derived from BRPM’s audited condensed financial statements included elsewhere in this proxy statement/prospectus. BRPM’s statement of operations data for the three months ended March 31, 2022 and 2021 and its balance sheet data as of March 31, 2022 and 2021 is derived from BRPM’s unaudited condensed financial statements included elsewhere in this proxy statement/prospectus.

This information is only a summary and should be read in conjunction with BRPM’s financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BRPM” contained elsewhere in this proxy statement/prospectus. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of BRPM.

Summary Historical Financial Information — BRPM

	As of March 31, 2022	As of March 31, 2021 (as restated)	As of December 31, 2021	As of December 31, 2020
Balance Sheet Data:
Total current assets	$561,149	$1,249,709	$655,773	$105,000
Total assets	$173,093,750	$173,753,784	$173,171,973	$105,000
Total current liabilities	$3,664,331	$92,450	$2,813,168	$81,448
Warrant Liability	$5,336,775	$5,573,133	$8,599,233	$—
Total liabilities	$9,001,106	$5,665,583	$11,412,401	$81,448
Commitments:
Class A common stock subject to possible redemption: 17,250,000 shares (at redemption value of $10.00 per share)	172,500,000	172,500,000	172,500,000	—
Stockholders’ equity (deficit):
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 520,000 shares issued and outstanding as of December 31, 2021 and none issued and outstanding as of December 31, 2020 (excluding 17,250,000 shares subject to redemption)	52	52	52	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 4,312,500 shares issued and outstanding as of December 31, 2021 and December 31, 2020	431	431	431	431
Additional paid-in capital	—	—		24,569
Accumulated deficit	$(8,407,839)	$(4,412,282)	$(10,740,911)	$(1,448)
Total stockholders’ equity (deficit)	$(8,407,356)	$(4,411,779)	$(10,740,428)	$23,552

	For the three months ended March 31, 2022	For the three months ended March 31, 2021 (as restated)	For the year ended December 31, 2021	For the Period From June 19, 2020 (inception) through December 31, 2020
Statement of Operations Data:
Net Income (Loss)	$2,333,072	$(587,600)	$(6,867,161)		$(1,448)
Net income (loss) per common share:
Class A common stock – basic and diluted	$0.11	$(0.05)	$(0.35)	$	n/a
Class B common stock – basic and diluted	$0.11	$(0.05)	$(0.35)		$—
Statement of Cash Flows Data:
Net cash provided by (used in) operating activities	$41,880	(985,734)	$(1,246,420)		—
Net cash used in investing activities	$—	(172,500,000)	$(172,500,000)		—
Net cash provided by financing activities	$—	173,813,811	$173,764,744		25,000
Supplemental disclosure of noncash activities:
Initial classification of warrant liability	$—	5,276,966	$5,276,966		—
Initial value of Class A common stock subject to possible redemption	$—	172,500,000	$172,500,000		—

Summary Historical Consolidated Financial Information of Faze

FaZe is providing the following summary historical consolidated financial information to assist you in your analysis of the financial aspects of the Business Combination.

The following summary consolidated balance sheet data and summary consolidated statements of operations data as of and for the years ended December 31, 2021 and 2020, are derived from FaZe’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The following summary consolidated balance sheet data as of March 31, 2022 and summary consolidated statements of operations data for the three months ended March 31, 2022 and 2021 have been derived from FaZe’s unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of FaZe’s management, reflect all adjustments, consisting of normal recurring adjustments that are necessary for the fair statement of such data. FaZe’s historical results are not necessarily indicative of the results that may be expected in the future and the interim results are not necessarily indicative of results to be expected for the full year or any other period. You should read the following summary consolidated financial and other data below in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FaZe” and the consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. The summary consolidated financial data included in this section are not intended to replace the consolidated financial statements and are qualified in their entirety by the consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus.

	(Unaudited)
	Three months ended March 31,		Year ended December 31,
(in thousands, except share and per share data)	2022	2021	2021	2020
Net loss	$(9,541)	$(5,703)	$(36,866)	$(28,777)
Net loss per common share – basic and diluted	$(1.03)	$(0.70)	$(4.28)	$(3.62)
Weighted-average number of common shares outstanding – basic and diluted	9,268,822	8,151,888	8,619,131	7,941,652
	(Unaudited)
	As of March 31, 2022	As of December 31,
(in thousands, except shares)		2021	2020
Total current assets	$33,446	$34,072	$9,335
Total assets	$39,305	$37,068	$10,524
Total current liabilities	$49,994	$39,438	$18,292
Long term debt, net of discounts	$70,862	$70,854	$30,983
Total liabilities	$120,856	$110,292	$49,275
Series A preferred stock, $0.00001 par value, 3,545,529 shares authorized at March 31, 2022, December 31, 2021, and December 31, 2020, respectively; 3,237,800 shares issued and outstanding at March 31, 2022, December 31, 2021, and December 31, 2020, respectively.	$33,705	$33,705	$33,705
Common stock, $0.00001 par value, 31,900,878 shares authorized at March 31, 2022, December 31, 2021, and December 31, 2020, respectively; 8,540,558, 8,461,706, and 7,397,055 shares issued and outstanding at March 31, 2022, December 31, 2021, and December 31, 2020, respectively.	$—	$—	$—
Total stockholders’ deficit	$(115,256)	$(106,929)	$(72,456)

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the Business Combination and related transactions described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP, whereby BRPM is treated as the acquired company and FaZe is treated as the acquirer. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of FaZe issuing stock for the net assets of BRPM, accompanied by a recapitalization. The net assets of BRPM will be stated at historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the period prior to the Business Combination will be those of FaZe. The summary unaudited pro forma condensed combined balance sheet data as of March 31, 2022 gives the pro forma effect to the Business Combination and related transactions as if they had occurred on March 31, 2022. The summary unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022 and year ended December 31, 2021 gives the pro forma effect to the Business Combination and related transactions as if they had been consummated on January 1, 2021.

The summary pro forma data has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the combined company appearing elsewhere in this proxy statement/prospectus and the accompanying notes. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements of FaZe and BRPM and related notes included in this proxy statement/prospectus. The summary pro forma data has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the date indicated. In addition, the summary pro forma data does not purport to project the future financial position or operating results of the combined company.

The following table presents summary pro forma data after giving effect to the Business Combination and related transactions, assuming redemptions scenarios as follows:

•        No Redemptions Scenario:    This presentation assumes that none of the holders of Public Shares will exercise redemption rights with respect to their Public Shares;

•        Minimum Proceeds Condition Redemptions Scenario:    This presentation assumes that holders of 4,243,365 Public Shares will exercise their redemption rights for an aggregate payment of $42.4 million, which is derived from the number of shares that could be redeemed in connection with the Business Combination at a redemption price that is calculated as the amount of cash in the Trust Account divided by 17,250,000 issued and outstanding Public Shares, in order for the amount of cash in (a) the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with any Redemption) after payment of any BRPM Transaction Expenses and FaZe Transaction Expenses, plus (b) the PIPE Investment Amount, plus (c) the aggregate net proceeds of any other equity financing of BRPM agreed to by FaZe, to be at least $218.0 million. This scenario is based on satisfaction of the Minimum Proceeds Condition and represents redemption of about 24.6% of the outstanding Public Shares; and

•        100% Redemptions Scenario:    This presentation assumes that holders of all 17,250,000 Public Shares will exercise their redemption rights for an aggregate payment of $172.5 million, which represents the entire amount in the Trust Account. This redemption amount represents 100% of outstanding shares subject to redemption and is possible based on FaZe waiving the Minimum Proceeds Condition described above.

In March 2022, FaZe entered into an agreement for a Term Loan with the B. Riley Lender allowing FaZe to borrow an aggregate principal amount of up to $20 million, maturing on the Closing Date with an interest rate of 7.0% per annum. In connection with the Term Loan, FaZe waived the Minimum Proceeds Condition. The Term Loan will be repaid in full in cash on the Closing Date. In the event the Merger Agreement is terminated without completion of the Business Combination, the Term Loan will become a secured convertible promissory note of FaZe, on substantially the same terms as the existing senior secured convertible promissory notes of Faze. The waiver of the Minimum Proceeds Condition affects the redemptions scenarios presented in the pro forma financial information, as discussed in more detail in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

			Pro Forma Combined
(in thousands, except share and per share data)	BRPM (Historical)	FaZe (Historical)	No Redemptions Scenario	Minimum Proceeds Condition Redemption Scenario	100% Redemptions Scenario
Summary Unaudited Pro Forma Condensed Combined Statements of Operations Data

Three Months Ended March 31, 2022
Revenues	$—	$15,804	$15,804	$15,804	$15,804
Net income (loss)	$2,333	$(9,541)	$(8,524)	$(8,524)	$(8,524)
Basic and diluted weighted average shares outstanding, Class A common shares	17,770,000
Basic and diluted net income (loss) per share, Class A common shares	$0.11
Basic and diluted weighted average shares outstanding, Class B common shares	4,312,500
Basic net income (loss) per share, Class B common shares	$0.11
Weighted-average number of common shares outstanding – basic and diluted		9,268,822
Net loss per common share – basic and diluted		$(1.03)
Weighted-average number of common shares outstanding – basic and diluted			81,404,210	77,160,845	64,154,210
Net loss per common share – basic and diluted			$(0.10)	$(0.11)	$(0.13)

Year Ended December 31, 2021
Revenues	$—	$52,852	$52,852	$52,852	$52,852
Net loss	$(6,867)	$(36,866)	$(139,977)	$(139,977)	$(139,977)
Class A Common Stock – basic and diluted	$(0.35)
Class B Common Stock – basic and diluted	$(0.35)
Weighted-average number of common shares outstanding – basic and diluted		8,619,131
Net loss per common share – basic and diluted		$(4.28)
Weighted-average number of common shares outstanding – basic and diluted			81,404,210	77,160,845	64,154,210
Net loss per common share – basic and diluted			$(1.72)	$(1.81)	$(2.18)

Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of March 31, 2022

Total current assets	$561	$33,446	$273,784	$231,343	$101,251
Total assets	$173,094	$39,305	$279,643	$237,202	$107,110
Total current liabilities	$3,664	$49,994	$23,636	$23,636	$23,636
Total liabilities	$9,001	$120,856	$23,797	$23,797	$23,797
Class A common stock subject to possible redemption	$172,500	$—	$—	$—	$—
Series A preferred stock	$—	$33,705	$—	$—	$—
Total stockholders’ equity (deficit)	$(8,407)	$(115,256)	$255,846	$213,405	$83,313

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA COMBINED PER SHARE
FINANCIAL INFORMATION

The following tables set forth:

•        historical per share information of BRPM for the three months ended March 31, 2022 and for the year ended December 31, 2021;

•        historical per share information of FaZe for the three months ended March 31, 2022 and for the year ended December 31, 2021;

•        unaudited combined pro forma per share information for the three months ended March 31, 2022 and for the year ended December 31, 2021 after giving effect to the Business Combination, assuming redemptions scenarios as follows:

•        No Redemptions Scenario: This presentation assumes that none of the holders of Public Shares will exercise redemption rights with respect to their Public Shares;

•        Minimum Proceeds Condition Redemptions Scenario: This presentation assumes that holders of 4,243,365 Public Shares will exercise their redemption rights for an aggregate payment of $42.4 million, which is derived from the number of shares that could be redeemed in connection with the Business Combination at a redemption price that is calculated as the amount of cash in the Trust Account divided by 17,250,000 issued and outstanding Public Shares, in order for the amount of cash in (a) the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with any Redemption) after payment of any BRPM Transaction Expenses and FaZe Transaction Expenses, plus (b) the PIPE Investment Amount, plus (c) the aggregate net proceeds of any other equity financing of BRPM agreed to by FaZe, to be at least $218.0 million. This scenario is based on satisfaction of the Minimum Proceeds Condition and represents redemption of about 24.6% of the outstanding Public Shares;

•        100% Redemptions Scenario: This presentation assumes that holders of all 17,250,000 Public Shares will exercise their redemption rights for an aggregate payment of $172.5 million, which represents the entire amount in the Trust Account. This redemption amount represents 100% of outstanding shares subject to redemption and is possible based on FaZe waiving the Minimum Proceeds Condition described above; and

•        FaZe equivalent pro forma per share information for the three months ended March 31, 2022 and for the year ended December 31, 2021 after giving effect to the Business Combination, assuming the redemptions scenarios as above.

The pro forma book value information reflects the Business Combination as if it had occurred on March 31, 2022. The weighted average shares outstanding and net earnings per share information reflect the Business Combination as if it had occurred on January 1, 2021.

This information is only a summary and should be read in conjunction with the historical financial statements of FaZe and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined net income per share information below does not purport to represent the net loss per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of BRPM and FaZe would have been had the companies been combined during the periods presented.

			Pro Forma Combined			FaZe Equivalent Pro Forma Per Share Data (1)
(in thousands, except share and per share data)	BRPM (Historical)	FaZe (Historical)	No Redemptions Scenario	Minimum Proceeds Condition Redemptions Scenario	100% Redemptions Scenario	No Redemptions Scenario	Minimum Proceeds Condition Redemptions Scenario	100% Redemptions Scenario
As of and for the Three Months Ended March 31, 2022
Net income (loss)	$2,333	$(9,541)	$(8,524)	$(8,524)	$(8,524)
Total stockholders’ equity (deficit)	$(8,407)	$(115,256)	$255,846	$213,405	$83,313

Weighted-average number of common shares outstanding – basic and diluted			81,404,210	77,160,845	64,154,210
Net loss per common share – basic and diluted			$(0.10)	$(0.11)	$(0.13)	$(0.23)	$(0.25)	$(0.30)
Book value per share(2)			$3.14	$2.77	$1.30	$7.13	$6.29	$2.95

Historical
Basic and diluted weighted average shares outstanding, Class A common shares	17,770,000
Basic and diluted net income (loss) per share, Class A common shares	$0.11
Basic and diluted weighted average shares outstanding, Class B common shares	4,312,500
Basic net income (loss) per share, Class B common shares	$0.11
Weighted-average number of common shares outstanding – basic and diluted		9,268,822
Net loss per common share – basic and diluted		$(1.03)
Book value per share(2)	$(0.38)	$(12.43)

As of and for the Year Ended December 31, 2021
Net loss	$(6,867)	$(36,866)	$(139,977)	$(139,977)	$(139,977)
Weighted-average number of common shares outstanding – basic and diluted			81,404,210	77,160,845	64,154,210
Net loss per common share – basic and diluted			$(1.72)	$(1.81)	$(2.18)	$(3.90)	$(4.11)	$(4.95)
Book value per share(3)			N/A	N/A	N/A	N/A	N/A	N/A

Historical
Class A Common stock – basic and diluted	$(0.35)
Class B Common stock – basic and diluted	$(0.35)
Weighted-average number of common shares outstanding – basic and diluted		8,619,131
Net loss per common share – basic and diluted		$(4.28)
Book value per share(3)	N/A	N/A

____________

(1)       The equivalent pro forma basic and diluted per share data for FaZe is calculated by multiplying the combined pro forma per share data by the 2.27 exchange ratio.

(2)       Historical book value per share is calculated as (a) stockholders’ equity (deficit) divided by (b) the total number of weighted average shares of common stock outstanding.

(3)       A pro forma balance sheet as of December 31, 2021 is not required, and as such, no such calculation is included in this table.

Market Price, Ticker Symbol and Dividend Information

BRPM

Market Price and Ticker Symbol

The BRPM units, BRPM Class A common stock, and BRPM warrants are currently listed on Nasdaq under the symbols “BRPMU”, “BRPM” and “BRPMW,” respectively.

On October 22, 2021, the trading date preceding the announcement of the Business Combination, the closing prices per share of the BRPM units, BRPM Class A common stock, and BRPM warrants as reported by Nasdaq were $10.00, $9.74, and $0.81, respectively. The closing prices per share of the BRPM units, BRPM Class A common stock, and BRPM warrants as reported on Nasdaq on May 18, 2022 were $10.00, $9.84, and $0.50, respectively.

Holders

As of May 26, 2022, the record date of the Special Meeting, there were two holders of record of BRPM units, one holder of record of BRPM Class A common stock, one holder of record of BRPM Class B common stock and one holder of record of BRPM warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose BRPM units, BRPM Class A common stock, and BRPM warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

BRPM has not paid any cash dividends on BRPM common stock to date and does not intend to pay any cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon New FaZe’s revenue and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the New FaZe Board at such time.

FaZe

There is no public market for shares of FaZe common stock.

Risk Factors

BRPM shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus. These risks could have a material adverse effect on the business, results of operations or financial condition of BRPM, FaZe, or New FaZe following the Business Combination and could adversely affect the trading price of the New FaZe common stock. Further, the occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of New FaZe following the Business Combination.

Risks Related to FaZe

Unless the context otherwise requires, references to “we”, “us” and “our” in this subsection “— Risks Related to FaZe” generally refer to FaZe in the present tense and New FaZe from and after the Closing.

Risks Related to FaZe’s Business, Industry, Financial Conditions, and Results of Operations

We have incurred and expect to continue to incur operating losses and may not establish and maintain profitability in the future.

We have incurred net losses since our inception, and we expect to continue to incur net losses in the near future. We incurred net losses of $9.5 million, $36.9 million and $28.8 million for the three months ended March 31, 2022 and the years ended December 31, 2021 and 2020, respectively. As of March 31, 2022 and December 31, 2021, we had an accumulated deficit of $121.9 million and $112.4 million, respectively. We expect our costs and expenses to increase in future periods as we intend to continue to make significant investments to grow our business. These efforts may be more costly than we expect and may not result in increased revenue or the growth of our business. In addition to the expected costs to grow our business, we also expect to incur significant legal, accounting, and other expenses as a newly public company. If we fail to increase our revenue to sufficiently offset the increases in our operating expenses, we will not be able to achieve or maintain profitability in the future. These conditions have raised substantial doubt about our ability to continue as a going concern, which is dependent upon our ability to generate significant revenue and our ability to raise additional funds by way of our debt and equity financing efforts.

While we have experienced significant revenue and other growth in recent periods, the industry in which we operate is highly competitive and rapidly changing, and relies heavily on continually introducing compelling content and products. As such, if we fail to deliver such content and products, do not execute our strategy successfully or if our content offerings or products are delayed in any way, our revenue may decline, and our operating results will suffer.

Our business depends on the strength of our brand, and if we are not able to maintain and enhance our brand, we may be unable to sell our products or services, and our consumer engagement may decline, which could have a material adverse effect on our business, financial condition, and results of operations.

We believe that our brand, identity and reputation contribute significantly to our success. Maintaining and enhancing the FaZe brand and reputation is critical to retaining and growing our consumer, sponsor and advertiser bases. Maintaining and enhancing our brand and reputation depends largely on our continued ability to provide high-quality, culturally-relevant and entertaining content, as well as competitive Esports competition results, which may require substantial investment by us and may not be successful. Further, advertisements and sponsorships, and actions of our advertisers or sponsors may affect our brand and reputation if our consumers respond negatively to them. Additionally, our brand, identity and reputation may be adversely affected by perceptions of our industry in general, including perceptions resulting from factors unrelated to our actions or our content.

To be successful in the future, we believe we must preserve, grow and leverage the value of our brand across all of our revenue streams. We have in the past experienced, and we expect that in the future we will continue to receive, a high degree of media coverage. Unfavorable publicity regarding any of our Esports teams, Esports athletes, content creators, influencers or brand partners regarding their actions or professional performance, or any unfavorable publicity regarding our ability to attract and retain certain Esports players and coaching staff, could negatively affect our brand and reputation. Failure to respond effectively to negative publicity could also further erode our brand reputation.

In addition, events in our industry, even if unrelated to us, may negatively affect our brand and reputation. As a result, the size and engagement of our fan base and the demand for our products may decline. Damage to our brand or reputation or loss of our fans’ commitment for any of these reasons could impair our ability to expand our fan base, sponsors and commercial affiliates or our ability to sell significant quantities of our products, which could result in decreased revenue across our revenue streams and have a material adverse effect on our business, results of operations and financial condition, as well as require additional resources to rebuild our brand and reputation.

In addition, maintaining and enhancing our brand and reputation may require us to make substantial investments, some or all of which may be unsuccessful. Failure to successfully maintain and enhance the FaZe brand and reputation or excessive or unsuccessful expenses in connection with this effort could have a material adverse effect on our business, results of operations and financial condition.

We are subject to risks associated with operating in a rapidly developing industry and a relatively new market.

Many elements of our business are unique, evolving and relatively unproven. Our business and prospects depend on the continuing development of livestreaming of competitive Esports, gaming and lifestyle content. The market for competitive Esports, gaming and lifestyle content is relatively new and rapidly developing and is subject to significant challenges. Our business relies upon our ability to cultivate and grow an active community, and our ability to successfully monetize such community through advertising and sponsorship opportunities and retail sales. In addition, our continued growth depends, in part, on our ability to respond to the constant changes in our industry, including rapid technological evolution, continued shifts in gamer trends and demands, the introduction of new competitors into the market, and the constant emergence of new industry standards and practices. Developing and integrating new content, products and services could be expensive and time-consuming, and these efforts may not yield the benefits we expect to achieve at all. Further, if the Esports gaming advertising and sponsorship market does not continue to grow, or if we are unable to capture and retain a sufficient share of that market, our results may be materially and adversely affected. We cannot assure you that we will succeed in any of these aspects or that our industry will continue to grow as rapidly as it has in the past.

We have experienced rapid growth since our inception and we expect that we will continue to grow. If we are unable to effectively manage that growth, our financial performance and future prospects will be adversely affected.

Since our inception, we have experienced rapid growth in the U.S. and internationally. This growth has included growth in our fanbase, consumer product sales, content pipeline, Esports/gaming performance, and in the number of our talent and of our brand sponsorships, among other things. In addition, we expect future growth in our fanbase, consumer product sales, content pipeline, Esports/gaming performance, the number of brand sponsorships, and in the number of our talent, as well as in international expansion, mergers and acquisitions, and emerging monetization areas. This expansion increases the complexity of our business and has placed, and will continue to place, strain on our management, personnel, operations, systems, financial resources and internal financial control and reporting functions. The industries in which we operate are rapidly evolving and may not develop as we expect. Even if our revenue continues to increase, our net revenue growth rates may vary in the future as a result of macroeconomic factors, increased competition, the maturation of our business, and other factors. Overall growth of our net revenue will depend on a number of factors, including our ability to:

•        Maintain and enhance our reputation and the value of our brand;

•        Continue to produce content and offer retail products that our target audience finds appealing so that we are able to attract new consumers and maintain our existing consumer relationships and engagement;

•        Accurately forecast our revenue and plan our operating expenses;

•        Successfully compete in the industries in which we participate, and respond to developments in these industries;

•        Comply with existing and new laws and regulations applicable to our business;

•        Successfully expand into new business verticals and new markets, including international markets;

•        Hire, integrate, train, and retain talented personnel;

•        Effectively manage the growth of our business, personnel, and operations;

•        Effectively manage our costs related to our business and operations; and

•        Attract and retain creative talent.

Because we have a limited history operating our business at its current scale, it is difficult to evaluate our current business and future prospects, including our ability to plan for and model future growth. We may not be able to manage our growth effectively, which could damage our reputation and negatively affect our operating results.

Due to a variety of factors, some of which are beyond its control, New FaZe may have lower liquidity following Closing than is currently expected. This could prevent New FaZe from executing on its business plan and may result in New FaZe’s results of operation and financial condition being worse than projected.

New FaZe will rely on the availability of capital to grow its business following Closing. The availability of capital following the Closing could vary significantly due to a variety of factors, some of which are beyond New FaZe’s control, including but not limited to the level of redemptions by Public Stockholders and the level of expenses incurred in connection with the Business Combination. On March 10, 2022, in connection with entering into the Term Loan with B. Riley, FaZe waived the Minimum Proceeds Condition to the Merger Agreement, which would have required BRPM to deliver $218 million to FaZe at Closing. The Term Loan will be repaid in full in cash at Closing. Accordingly, the Business Combination may close with significantly less cash contributed to FaZe than initially expected. For additional discussion of the Term Loan and waiver of the Minimum Proceeds Condition, see the sections titled “Ancillary Agreements Related to the Business Combination — Background to the Business Combination,” “Management’s Discussion and Analysis of Financial Condition of FaZe — Liquidity and Capital Resources — Debt — 2022 B. Riley Term Loan” and “Certain Relationships and Related Party Transactions — BRPM — B. Riley Loan to FaZe.”

If New FaZe’s liquidity post-Closing is less than $218 million, including as a result of FaZe waiving the Minimum Proceeds Condition, FaZe repaying the Term Loan at Closing, high redemptions by Public Stockholders or higher than expected expenses incurred in connection with the Business Combination, New FaZe would have less cash available to pursue its anticipated growth strategies and new initiatives, including FaZe’s acquisition strategy. As a result, New FaZe’s results of operations and financial condition may be worse than projected.

Esports professionals, influencers and content creators historically have accounted for a substantial portion of our revenue. If these Esports professionals, influencers and content creators were to become less popular and we are unable to identify and acquire suitable replacements, our business and prospects could suffer.

Historically, our Esports professionals, influencers and content creators have accounted for a substantial portion of our revenue. For the three months ended March 31, 2022, one content creator accounted for approximately 27% of FaZe Clan revenue. For the year ended December 31, 2021, the same content creator accounted for approximately 22% of FaZe Clan revenue, of which approximately 8% represented a one-time payment to FaZe for the sale of a five-year exclusive license to certain historical content posted to YouTube by this content creator prior to March 2021. See “Business of New FaZe — Monetization — Talent Network,” “Business of New FaZe — Monetization — Content” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FaZe — Results of Operations — Revenue.” We expect that our popular Esports professionals, influencers and content creators will continue to produce a disproportionately high percentage of our revenues and profits. As we have grown our talent roster, we have worked to develop a broad talent base capable of sustaining and growing the FaZe brand. However, our revenue from this content creator or any of our other talent may fluctuate in the future because of similar one-time sales to third parties of content created by any particular FaZe talent, or because of other one-time or limited events, which we anticipate would take place in the future. The failure of such a content creator to achieve results as anticipated could negatively impact our business. Other than the historical revenue attributable to this one content creator being material to our business for the year ended December 31, 2021 and the three months ended March 31, 2022, we are not dependent on any one Esports professional, influencer, and/or content creator. However, if the popularity of an Esports professional, influencer or content creator declines, as has happened in the past with other popular Esports professionals, influencers and content creators, we may have difficulty identifying and acquiring suitable replacements. If we are unable to identify and acquire suitable replacements for any of our Esports professionals, influencers or content creators in a timely manner and on terms agreeable to us, our brand could lose popularity, which would negatively impact our business.

Competition within the online entertainment industry as well as the broader entertainment industry is intense and our existing and potential consumers may be attracted to competing forms of entertainment such as television, movies and sporting events, as well as other entertainment and gaming options on the internet. If our Esports professionals, influencers and content creators do not maintain or increase their popularity, our business, financial condition, results of operations and prospects would be materially adversely affected.

The specific industries in which we operate, including online gaming and lifestyle content, professional Esports, and retail merchandise, are characterized by dynamic consumer demand and technological advances, and there is intense competition among online gaming and traditional entertainment providers. A number of established companies producing content similar to ours compete with us and our platform, and other companies may introduce competitive services in the future. These competitors may spend more money and time on developing their respective platforms, undertake more extensive marketing campaigns, adopt more aggressive business strategies, or otherwise develop more appealing content offerings than ours, which could negatively impact our business. Furthermore, new competitors may enter our industry and compete directly with us. If we are not able to maintain or improve our market share, or if the offerings on our platform do not continue to be popular, our business could suffer.

We operate in the digital entertainment and gaming industries within the broader entertainment industry, and our consumers face a vast array of easily accessible entertainment choices. Other forms of entertainment, such as television, movies and sporting events, as well as other forms of digital entertainment, are more well established and may be perceived by the users to offer greater variety, affordability, interactivity, and enjoyment. We compete with these other forms of entertainment for the discretionary time and income of these consumers, and competition within the industries we operate and the broader entertainment industry is intense. If we are unable to sustain sufficient interest in our platform in comparison to other forms of entertainment, including new forms of entertainment, we could experience reduced demand for our content, live events and overall popularity, which could have an adverse effect on our business financial condition and results of operations.

Misalignment with public and consumer tastes and preferences for entertainment and retail consumer products could negatively impact demand for our entertainment offerings and products, which could have an adverse effect on our business, financial condition, results of operations and prospects.

We create entertainment content and consumer products, the success of which depends substantially on consumer interests and preferences that frequently change in unpredictable ways. The success of our business depends on our ability to consistently create digital content and consumer products, and to have popular talent, that meet the changing preferences of the broad consumer market and respond to competition from an expanding array of entertainment choices facilitated by technological developments in the availability and delivery of digital content. Misalignment of our content, products, and talent if we are not successful in responding to rapidly changing public and consumer tastes and preferences, could impact demand for our offerings and our business, financial condition, results of operations and prospects could be materially affected.

We primarily rely, and expect to continue to primarily rely, on third-party mass media platforms such as YouTube, TikTok, Twitter, Instagram, and Twitch to deliver our content offerings to fans and potential viewers and any failure, disruption of or interference with our use of such streaming services could disrupt the availability of our content and adversely affect our business, financial condition, results of operations and prospects.

The success of our business is driven in part by the commercial success and adequate supply of third-party mass media channels through which we may distribute our content, including YouTube, TikTok, Twitter, Instagram, and Twitch. Our success also depends on our ability to accurately predict which channels and platforms will be successful with the FaZe and larger gaming communities, our ability to develop commercially successful content and distribute it on these platforms. Additionally, we may enter into certain exclusive licensing arrangements that affect our ability to deliver or market our content on certain channels and platforms. A channel or platform may not succeed as expected or new channels or platforms may take market share and consumers away from platforms for which we have devoted significant resources. If demand for the channels or platforms for which we are developing and producing our content is lower than our expectations, we may be unable to fully recover the investments we have made, and our financial performance may be negatively impacted. Alternatively, a channel or platform for which we have not devoted significant resources could be more successful than we initially anticipated, causing us to not be able to take advantage of meaningful revenue opportunities.

Significant disruption during live events that we participate in, such as power and internet outages, may adversely affect our business.

We, as well as the teams in the Esports leagues we compete in, host and participate in numerous live events each year, some of which are attended by a large number of people. If an event we host or in which we participate experience an internet or power outage, the event may be delayed or canceled, and our reputation may be harmed. Additionally, there are many risks that are inherent in large gatherings of people, including the risk of an actual or threatened terrorist act, fire, explosion, protests, riots, and other safety or security issues, any one of which could result in injury or death to attendees and/or damage to the facilities at which such an event is hosted. While we maintain insurance policies, they may be insufficient to reimburse us for all losses or all types of claims that may be caused by such an event. Moreover, if there were a public perception that the safety or security measures are inadequate at the events we host or events hosted by our teams in the Esports leagues we compete in, whether or not the case, it could result in reputational damage and a decline in future attendance at events hosted by us or the leagues in which our Esports teams compete.

We focus our business on our Esports professionals, influencers and content creators and consumers, and acting in their interests in the long-term may conflict with the short-term expectations of investors.

A significant part of our business strategy and culture is to focus on long-term growth and the development and experience of our Esports professionals, content creators and influencers over short-term financial results. We expect our expenses to continue to increase in the future as we broaden our Esports athlete, content creator and influencer community, and increase the amount and types of content offerings available on the FaZe platform. We expect to continue making significant investments to grow our platform and develop new capabilities for the benefit of our Esports professionals, content creators, influencers and consumers. Such expenditures may not result in improved business results or profitability over the long-term. If we are ultimately unable to achieve or improve profitability at the level or during the time from anticipated by securities or industry analysts, investors and our stockholders, the trading price of our stock may decline.

Negative events or negative media coverage relating to, or a declining popularity of, industries in which we operate and gaming in particular, or other negative coverage of our brand, or third parties with whom we are affiliated with, may adversely impact our ability to retain existing consumers of our entertainment offerings or attract new consumers, which could have an adverse impact on our business, financial condition, results of operations and prospects.

Public opinion can significantly influence our business. Unfavorable publicity regarding the industries in which we operate, us or our brand, and any third-party persons with whom we are associated with, the popularity of our industry, the security of our platform and the platforms of our competitors and the content of our offerings, litigation, or regarding the actions of third parties with whom we have relationships, could seriously harm our reputation. Negative commentary regarding us, our products or influencers and other third parties who are affiliated with us may also be posted on social media platforms and may be adverse to our reputation or business. Influencers with whom we maintain relationships could engage in behavior or use their platforms to communicate directly with our consumers in a manner that reflects poorly on our brand and may be attributed to us or otherwise adversely affect us. It is not possible to prevent such behavior, and the precautions we take to detect this activity may not be effective in all cases. Our target consumers often value readily available information and often act on such information without further investigation and without regard to its accuracy. The harm may be immediate, without affording us an opportunity for redress or correction. Negative public perception of us could adversely affect the size, demographics and engagement of our consumers and result in decreased revenue, slower growth rates or other unforeseeable consequences, which could seriously harm our business.

Some content creators or other persons associated with us may make unauthorized, fraudulent, or illegal use of games on third-party platforms, including through unauthorized third-party websites or “cheating” programs, which may negatively impact our brand and adversely affect our business.

Unrelated third parties have developed, and may continue to develop, “cheating” programs that enable players to exploit vulnerabilities in games, play them in an automated way, collude to alter the outcome or otherwise obtain unfair advantages. These programs and practices undermine the integrity of our platform and brand, as they harm the experiences of players who play fairly. If we are unable to prevent our content creators or other associated persons from using “cheating” programs, our reputation may be damaged. If our brand is associated with “cheating,” it could result in lost revenue from sponsorships and advertising, cause us to lose personnel, and distract our management team from daily operations, which could adversely affect our business, financial condition, operating results, reputation and future prospects.

Our use of social media, particularly for marketing and ecommerce, may increase our burden to monitor compliance of such materials with applicable terms of use, laws and regulations.

Use of social media and influencers may materially and adversely affect our reputation or brand and may subject us to fines or other penalties. As laws and regulations in the use of these platforms and devices, failure to abide by applicable laws and regulations in the use of these platforms and devices, failure to abide by applicable terms of use of these platforms, or otherwise could subject us to regulatory investigations, class action lawsuits, liability, fines or other penalties. In addition, an increase in the use of social media for marketing may cause an increase in our burden to monitor compliance of such materials, and increase the risk that such materials contain problematic or marketing claims in violation of applicable regulations.

We use third-party social media platforms as, among other things, a way to engage with our fans and to enhance our brand marketing efforts. For example, we maintain Instagram, Facebook, Twitter, YouTube and Twitch accounts. We also maintain relationships with many influencers and engage in sponsorship initiatives. As existing e-commerce and social media platforms continue to rapidly evolve and new platforms develop, we must continue to maintain a presence on these platforms and establish presences on new or emerging popular social media platforms, as well as remain in compliance with the various, and often changing, terms of use of such platforms. If we are unable to cost-effectively use social media platforms to engage with our audience and enhance our brand marketing efforts, or if the platforms we use do not evolve quickly enough for us to fully optimize such platforms, or if we are unable to remain compliant with applicable terms of use of such platforms, our ability to acquire new consumers and our financial condition may suffer. Furthermore, as laws and regulations rapidly evolve to govern the use of these platforms and devices, the failure by us, our employees, our network of social media influencers, our sponsors or third parties acting at our direction to abide by applicable laws and regulations in the use of these platforms and devices or otherwise could subject us to regulatory investigations, class action lawsuits, liability, fees, or other penalties and have a material adverse effect on our business, financial condition and operating results.

In addition, an increase in the use of social media for product and content promotion and marketing may cause an increase in the burden on us to monitor compliance of such materials, and increase the risk that such materials could contain problematic or marketing claims in violation of applicable regulations. For example, in some cases, the FTC has sought enforcement action where an endorsement has failed to clearly and conspicuously disclose a financial relationship or material connection between an influencer and an advertiser. We do not prescribe what our FaZe content creators and influencers post, and if we were held responsible for the content of their posts or their actions, we could be forced to alter our practices, which could have an adverse impact on our business.

We rely on certain assumptions and estimates in calculating our key metrics, and real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business.

We track certain key operating metrics, including Total Reach and Average Revenue Per YouTube Subscriber, using internal data analytics tools, which have certain limitations. In addition, we rely on data received from third parties, including third-party platforms on which we maintain an active presence, to track certain performance indicators. Data from both such sources may include information relating to fraudulent accounts and interactions with our website or the social media accounts we and our content creators and influencers maintain (including as a result of the use of bots, or other automated or manual mechanisms to generate false impressions that are delivered through their accounts). We have only a limited ability to verify data from our sites or third parties, and perpetrators of fraudulent impressions may change their tactics and may become more sophisticated, which would make it still more difficult to detect such activity.

Our methodologies for tracking metrics may also change over time, which could result in changes to the metrics we report. If we undercount or overcount performance due to the internal data analytics tools we use or issues with the data received from third parties, or if our internal data analytics tools contain algorithmic or other technical errors, the data we report may not be accurate or comparable with prior periods. In addition, limitations, changes or errors with respect to how we measure data may affect our understanding of certain details of our business, which could affect our longer-term strategies. If our performance metrics are not accurate representations of the reach or monetization of our network, if we discover inaccuracies in our metrics or the data on which such metrics are based, or if we can no longer calculate any of our key performance metrics with a sufficient degree of accuracy and cannot find an adequate replacement for the metric, our business, financial condition and operating results could be adversely affected. If our measures of these key operating metrics are inaccurate, our partnerships, including with our Significant Sponsors with whom we have sponsorship or other partnerships, may not value our platform and relationship the same and as a result our business, revenue and financial results would be harmed. For additional discussions on Total Reach, Average Revenue Per YouTube Subscriber and Total Number of Significant Sponsors see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Faze — Key Performance Indicators.”

Certain of the estimates and assumptions on which our financial projections are based have proven, and may again in the future prove, to be inaccurate in light of subsequent events and circumstances, which may cause our actual results to differ materially from such projections, and which may adversely affect our future profitability, cash flows and the market price of New FaZe common stock.

Our ability to forecast our future operating results is subject to a number of uncertainties, including our ability to plan for and model future growth and expenses. We have encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly evolving industries as we continue to grow our business. The FaZe Forecasts included in this proxy statement/prospectus were prepared by FaZe management in September 2021 for BRPM to use as a component of its overall evaluation of FaZe and included FaZe’s estimates and assumptions as of September 2021 concerning various factors (which were subject to significant risks and uncertainties), including internally derived estimated total revenue, gross profit, and adjusted EBITDA for the years ending 2021 through 2025. See “Certain Projected Information” for more information. For example, for fiscal year 2021, while we exceeded both total revenue and gross profit of the 2021 FaZe Forecasts (as such term is defined later in this proxy statement/prospectus), our Adjusted EBITDA for the fiscal year ended December 31, 2021 was $9.7 million less than the Adjusted EBITDA of the 2021 FaZe Forecasts, largely due to a change in methodology of the calculation of such metric to align with existing SEC non-GAAP guidance, which resulted in the Adjusted EBITDA for the year ended December 31, 2021 being reduced by $6.6 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FaZe” for more information.

We currently expect our actual 2022 results to differ materially from the FaZe Forecasts for several reasons, including, among other things: (i) based on current market trends, we expect levels of redemptions by Public Stockholders in connection with the Business Combination higher than that underlying the Minimum Proceeds Condition, and accordingly we may have less than $218 million in transaction proceeds, which may cause significant delays in, or limit the scope of, our planned acquisition strategy and our planned international expansion; (ii) we expect costs of revenue to be higher than projected in the FaZe Forecasts as a result of increased budgets for planned original content to enhance the quality of production and participating talent; (iii) we expect general and administrative expenses for 2022 to be higher than projected in the FaZe Forecasts by at least 30% as a result of higher than expected costs associated with investing in growth initiatives, our accelerated decision following the execution of the Merger Agreement to hire more executives — including a Chief Operating Officer and the search for a Chief Commercial Officer — to position the Combined Company with a strong corporate governance structure, and other employees as we scale, the accelerated pace of hiring executives and other employees, and higher costs related to being a public company, including those related to directors’ and officers’ liability insurance; (iv) we expect revenues for 2022 to be lower than projected in the FaZe Forecasts by 20%, but revenues may be higher or lower, as a result of changes to original programming planned for 2022, slower than anticipated retail growth in consumer products and delays in our planned international expansion as a result of less than anticipated proceeds available from the Trust Account; and (v) as a result of anticipated higher costs and lower revenues, we expect Adjusted EBITDA to be lower than in the FaZe Forecasts. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FaZe” for more information.

Additionally, we currently expect our actual 2023 results to differ materially from the FaZe Forecasts for several reasons, including, among other things: (i) the continued and cumulative effects of the factors described in the immediately preceding paragraph, including less than anticipated transaction proceeds and increased costs of revenue; (ii) higher than projected general and administrative expenses as a result of the full year impact of employee and executive hires and public company expenses, including directors’ and officers’ liability insurance; (iii) lower than projected revenues as a result of a reduced production slate and budget size for content and challenges with expanding our consumer products business given existing licensing arrangements in place that restrict us from effectively capitalizing opportunities, such as scaling internationally; and (iv) as a result, lower than projected Adjusted EBITDA.

Given the dynamic nature of the markets we operate in, and the current status of our business, although we lack the visibility to reasonably quantify, the results for the future periods beyond 2023 may also materially differ from the respective FaZe Forecasts. As such, you are cautioned not to place undue reliance on the FaZe Forecasts in making a decision regarding the Business Combination.

In addition, we are also monitoring and evaluating emerging growth opportunities and believe some opportunities such as digital goods are growing more rapidly than expected, which may accelerate the timeline of our investment in these growth opportunities as early as 2022 and/or 2023. Investment in emerging opportunities comes with significant execution risk and may include direct costs relating to launching a new product or service, hiring employees, signing talent and/or increases in marketing events and expense.

If we experience high redemptions by Public Stockholders in connection with the Business Combination, we will have less Trust Account proceeds available to pursue our anticipated growth strategies and new initiatives, including our acquisition strategy, than the at least $218 million in proceeds initially expected, which could have a material impact on our projected estimates and assumptions and actual results of operations and financial condition. The estimates and assumptions used in building the FaZe Forecasts required the exercise of judgment and were and continue to be subject to various economic, business, competitive, regulatory, legislative, political and other factors. There can be no assurance that the projected results will be realized even after accounting for the differences discussed herein, or that actual results will not be significantly higher or lower than estimated. Our failure to achieve our projected results could harm the trading price of New FaZe securities and New FaZe’s financial position following the completion of the Business Combination, and adversely affect New FaZe’s future profitability and cash flows. For more information on expectations regarding expenses relative to projections, see “Key Components of Sales and Expenses” in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FaZe.”

Our industry is subject to rapid technological change, and if we do not adapt to, and appropriately allocate our resources among, emerging technologies and business models, our business may be negatively impacted.

Technology changes rapidly in the entertainment industry. We must continually anticipate and adapt to emerging technologies and business models to stay competitive. Forecasting the financial impact these changing technologies and business models may have is inherently uncertain and volatile. Supporting a new technology or business model may require affiliating with a new business or technology vendor, and such affiliation may be on terms that are less favorable to us than those for traditional technologies or business models. If we invest in the development of content offerings that incorporate a new technology or business model that does not achieve significant popularity, whether because of competition or otherwise, we may not recover the often substantial costs of developing and marketing those content offerings, or recover the opportunity cost of diverting company resources away from other content and product offerings. In the near and longer term, we expect to take advantage of broader trends such as the growth of the metaverse in the digital economy and the associated increase in importance of technologies such as blockchains, virtual reality and augmented reality. We may not be successful in allocating our resources to these new areas and may not recover the costs and opportunity costs of investing in these opportunities instead of others. Further, our competitors may adapt to these or other emerging technologies or business models more quickly or effectively than we do.

If, on the other hand, we elect not to pursue the development of content offerings or other opportunities incorporating a new technology, or otherwise elect not to pursue new business models that achieve significant success and popularity, it may have adverse consequences to our business. It may take significant time and expenditures to shift financial and personnel resources to that technology or business model, and it may be more difficult to compete against existing companies that incorporate that technology or business model effectively.

We depend in part on internet search engines to direct traffic and refer new consumers to us. If search engines’ methodologies and policies are modified or enforced in ways we do not anticipate, or if our search results page rankings decline for others reasons, traffic to our website, YouTube, TikTok, Twitter, Instagram and Twitch accounts, as well as overall retention of reengagement could decline, which could have an adverse impact on our business and results of operations.

We depend in part on internet search engines such as Google, Bing and Yahoo! to direct a significant amount of traffic to our platform. Our ability to maintain and increase the number of visitors directed to our platform from search engines is not within our control. Search engines such as Google have, and may continue to modify their search algorithms (including what content they index) and policies or enforce these policies in ways that are detrimental to us, that we are not able to predict or without prior notice. If these algorithms or policies are changed, or if policies are enforced in detrimental ways to us, we may experience declines in traffic and fan growth as a result. In addition, some or all of these changes in policies or their enforcement may not apply in the same manner to some or all of our competitors, and as a result our competitors may experience more favorable search results than we do. Any significant reduction in the traffic directed to our platform from search engines could harm our business and results of operations.

If we are unable to compete effectively for advertisers and sponsors, our business, revenue and financial results could be negatively affected.

We face significant competition for advertising and sponsorship revenue across a variety of formats. To compete effectively, we must enable our advertisers and sponsors to easily have access to the FaZe platform. In order to grow our revenue and improve our operating results, we must increase our share of advertising and sponsorship spend relative to our competitors, as well as more robust tools to measure the effectiveness of advertising and sponsorship campaigns.

Some of our larger competitors leverage their advertiser and sponsor relationships based on their products and services to gain additional share of advertising and sponsorship spend. They also sometimes have large distributed sales forces and an increasing amount of control over mobile distribution channels. These competitors could have access to large volumes of data and other important information, which may enable them to better understand their consumer base and develop and deliver more targeted advertising and more relevant and appealing sponsors. They may not need to rely on third-party data, including data provided by advertisers or sponsors, in order to effectively target their campaigns, which could make their platform more attractive to advertisers and sponsors than ours if third-party data ceases to be available to us, whether because of regulatory changes, privacy concerns or other reasons. If we are unable to provide our advertisers and sponsors with the ability to effectively target our audience, or if our advertisers and sponsors do not believe that our value proposition is as compelling as those of our competitors, we may not be able to attract new advertisers and sponsors or retain existing ones, and our business, revenue and financial results could be harmed.

We must effectively operate with mobile operating systems, web browsers, social media applications, networks, regulations and standards, which we do not control. Changes in our content offerings on or other changes to such mobile operating systems, web browsers, social media applications, networks, applicable laws, regulations and standards may negatively impact our business.

We make our services available across a variety of mobile operating systems and devices. We are dependent on the interoperability of our services with popular mobile devices, web browsers and mobile operating systems that we do not control, such as Chrome, Safari, Android and iOS. Any changes in such mobile operating systems or devices that degrade the availability of our content or give preferential treatment to competitors could adversely affect viewership of our content. In order to deliver high quality content, it is important that our offerings are available across a range of mobile operating systems, networks, mobile devices and standards that we do not control. We may not be successful in developing relationships with key participants in the mobile industry or in developing content that operate effectively with these operating systems, networks, devices and standards. In the event that it is difficult for our consumers to access our content, particularly on their mobile devices, our brand reputation and business could be harmed.

We rely on software, technologies and related services from other parties to operate certain functions of our day-to-day business, and problems in their use or access could increase our costs and harm our business, revenue and financial results.

We rely on software, technologies and related services from third parties to operate critical internal and day-to-day functions of our business. Third-party technologies or service that we utilize may become unavailable due to a variety of reasons, including outages, interruptions or failure to perform under a relevant agreement. Unexpected delays in their availability or function can, in turn, affect our operations. Further, third-party software or service providers may cease to provide such software or services on commercially reasonable terms or may fail to properly maintain or update their software. In such instances, we may be required to seek licenses to similar software or services from other parties on less favorable economic terms. These occurrences, delays and limitations, if they occur, could harm our business, financial condition and results of operations.

The importance of retail sales to our business exposes us to the risks of that business model, including negative economic conditions affecting the purchases of discretionary items, supply chain and other distribution issues or disruptions, fluctuations in sales and the volatility of consumer preferences.

Our retail business is subject to global economic conditions and their impact on consumer discretionary spending. Some of the factors that may negative influence consumer spending include high levels of unemployment, higher consumer debt levels, reductions in net worth, declines in asset values and related market uncertainty, home foreclosures and reductions in home values, fluctuating interest rates and credit availability, fluctuating fuel and other energy costs, fluctuating commodity prices and general uncertainty regarding the overall future political and economic environment. Consumer purchases of discretionary items, including the merchandise that we offer, generally decline during periods of economic uncertainty or downturn, when disposable income is reduced or when there is a reduction in consumer confidence. Adverse economic changes could reduce consumer confidence, and thereby could negatively affect our retail business. These economic difficulties and other macroeconomic challenges change rapidly and are difficult to predict, and if we are unable to adequately address them, our business may be harmed.

Our business may be harmed if our Esports professionals, influencers and content creators, or other third parties with whom we are affiliated with and rely upon, misappropriate sensitive information of ours or our intellectual property, or fail to provide adequate services.

In many cases, our Esports professionals, content creators, influencers, partners and other third party affiliates are given access to sensitive information or our intellectual property in order to provide services and support to the FaZe brand. These Esports professionals, content creators, influencers, content creators and other third party affiliates may misappropriate or misuse our information or intellectual property and engage in unauthorized use of it. Further, the failure of these individuals to provide adequate services and content could result in a disruption to our business operations or an adverse effect on our reputation and may negatively impact our business. At the same time, if the media, consumers, employees or any third parties raise any concerns about our actions in association with the actions of another party, this could also damage our reputation and our business.

If we are unable to maintain, train and build effective domestic and international sales and marketing infrastructure, we will not be able to continue to commercialize and grow our brand successfully.

As we grow, we may not be able to secure sales personnel or organization that are adequate in number or expertise to successfully market and sell our brand products on a global scale. If we are unable to expand our sales and marketing capability, train our sales force effectively or provide any other capabilities as necessary to commercialize our brand internationally, we may need to contract with third parties to market and sell our brand. If we are unable to establish and maintain compliant and adequate sales and marketing capabilities, we may not be able to increase our revenue, and may generate increased expenses without the benefit of increased revenue.

If we are unable to renew or replace key commercial agreements on similar or better terms, or attract new sponsors, our business, revenue and financial results could be negatively affected.

Our commercial revenue for the three months ended March 31, 2022 represented 50% of our total revenue, and for the years ended 2021 and 2020, our commercial revenue represented 45% and 43% of our total revenue, respectively. Our commercial revenue is generated from agreements with our sponsors, and these agreements have finite terms. When these contracts expire, we may not be able to renew or replace them with contracts on similar or better terms or at all. One of our first sponsorship agreements, which expired by its terms in February 2022 and was not renewed by FaZe, was with a global sponsor, G Fuel LLC (“G Fuel”), that represented industries including beverages, supplements and energy drinks (the “G Fuel Sponsorship Agreement”). For the year ended December 31, 2021, the G Fuel Sponsorship Agreement represented 12% of our revenue. This agreement was terminated by its terms effective April 2022. Although we have entered into a new sponsorship agreement with another company in the energy drink space, as well as other sponsorships as described in the section titled “Business of New FaZe — Monetization — Brand Sponsorships,” a delay or failure to renew or replace sponsorship agreements or other commercial agreements on similar or better terms could result in a reduction in our commercial revenue. Such a reduction could have a negative effect on our overall revenue and our ability to continue to compete in our industry if we do not engage in other sponsorship arrangements. For future periods, no single sponsorship agreement is expected to represent ten percent or more of our total revenue. As part of our business plan, we intend to grow our commercial portfolio by continuing to add new sponsors. We may not be able to successfully execute this plan and our efforts to otherwise promote our brand to attract new sponsors may fail to do so, which could negatively affect our ability to achieve our goals, which could have a material adverse effect on our business, results of operations and financial condition. For further discussion of our sponsorship agreements, see the section titled “Business of New FaZe — Monetization — Brand Sponsorships.”

Additionally, the risk of being unable to renew or replace key contracts on similar or more favorable terms, or to partner with additional sponsors, may increase as the impacts of COVID-19 continue to be felt across the global economy. If we are unable to renew or replace certain key contracts on similar or more favorable terms as they expire or otherwise terminate, our business, results of operations and financial condition could suffer.

Negotiation and pricing of key media contracts are outside our control and those contracts may change in the future.

Our Esports teams participate in events hosted by the relevant leagues in which our teams participate. We are not a party to the broadcast and other relevant media contracts to which these leagues enter, and we do not have control over their terms or conditions. We rely on the streaming and broadcast of events in which our Esports teams participate to promote our brand and help retain existing and attract new fans and consumers, and if the media contracts related to the availability of some or all of the events in which our Esports teams participate are terminated or otherwise changed, our business may suffer.

The effect of uncertainties related to the global COVID-19 pandemic on U.S. and global economies, including delays in live events returning, has impacted and may in the future continue to impact our business, results of operations, and financial condition.

As a result of the COVID-19 pandemic and related public health measures, federal, state, local and foreign governmental authorities have imposed, and continue to impose, protocols and restrictions intended to contain the spread of the virus, including limitations on the size of gatherings, mandated closure of work facilities, schools and businesses, quarantines, lockdowns and travel restrictions. In addition, we have established, and will continue to maintain protocols to promote the health and safety of our workforce and business associates. Substantially all of our office locations, including our headquarters in Los Angeles, California, remain closed to the majority of our employees and onsite access limited to those with a critical need.

We have continued to operate our business effectively throughout the COVID-19 pandemic. Our primary focus has been the safety and well-being of our employees and their families, as well as the continuation of our operations so that we can continue to serve our investors and those who have entrusted us with their capital. Our technology infrastructure has proven to be robust and capable of supporting our business as our business functions have been conducted primarily on a remote basis. We have leveraged technology to help ensure that our teams stay connected and productive and there continues to be frequent communication across all levels of our business. We have continued to actively communicate with our workforce and business associates through videoconference, teleconference and email. Our board has continued to convene as needed. The COVID-19 pandemic caused us to modify our business practices by reducing costs related to employee travel and physical participation in activities, meetings, events, and conferences; however, these costs may increase in the future as pandemic restrictions are lifted. Specifically, we ordered all employees to work from home in March 2020. Since the beginning of July 2021, we have allowed employees to come back to the office if they test negative for COVID-19, and we have commenced limited travel.

The extent of the impact of the COVID-19 pandemic depends on future developments that cannot be accurately predicted, such as the speed and effectiveness of ongoing worldwide containment and vaccination efforts and the impact of these and other factors on our employees, consumers, brand partners, Esports professionals, content creators and influencers. On May 11, 2022, we paused production on our newest competition series, FaZe 1, due to an outbreak of COVID-19, in accordance with FaZe’s and the Centers for Disease Control and Prevention’s (“CDC”) health and safety guidelines. Production resumed on May 22, 2022 and the winner was announced on May 26, 2022. If we are not able to flexibly respond and manage the ongoing impact of these and other currently known impacts related to the COVID-19 pandemic, our business could be harmed.

We may be unable to effectively manage the continued growth and the scope and complexity of our business, including our expansion into adjacent industries or business opportunities with well-established competitors.

We have experienced significant growth in the scope and complexity of our business, including through development of our Esports and consumer products businesses. Our future depends, in part, on our ability to manage this expanded business and our aspirations for continued expansion and growth. We have dedicated resources both to new business models that are largely untested and to adjacent business opportunities in which very large competitors have an established presence, as is the case with our sponsorship and consumer products businesses. We do not know to what extent our future expansions will be successful. Further, even if successful, our aspirations for growth in our core businesses and adjacent businesses could create significant challenges for our management, operational and financial resources. If not managed effectively, this growth could result in the over-extension of our operating infrastructure, and our management systems, information technology systems, and internal controls and procedures may not be adequate to support this growth. Failure by these new business or failure to adequately manage our growth in any of these ways may cause damage to our brand or otherwise negatively impact our core business. Further, the success of these businesses is largely contingent on the success of our underlying brand and as such, a decline in the popularity of our brand may impact the success of these businesses.

We are a global company and are subject to the risks and uncertainties of conducting business outside the U.S. While international expansion is one of our growth objectives, we may not be able to materialize on available acquisition opportunities, or guarantee that we will successfully integrate those acquisitions into our existing business.

We conduct business throughout the world, and we derive a substantial amount of our retail revenue from the U.S., and some of our retail revenue from outside the U.S. We expect that international sales will continue to account for a portion of our retail revenue and that sales in emerging markets globally will continue to be a part of our international sales strategy. As such, we are, and may be increasingly, subject to risks inherent in foreign trade generally, as well as risks inherent in doing business in non-U.S. markets, including increased tariffs and duties, compliance with economic sanctions, fluctuations in currency exchange rates, shipping delays, increases in transportation and shipping costs, international political, regulatory and economic developments, unexpected changes to laws, regulatory requirements, and enforcement on us and our platform providers and differing local business practices, all of which may impact us or make it more difficult for us to conduct business in foreign markets.

A deterioration in relations between either us or the U.S. and any country in which we have significant sales, or the implementation of government regulations in the U.S. or such a country, could result in the adoption or expansion of trade restrictions, including economic sanctions or absolute prohibitions, that could have a negative impact on our business. In addition, cultural differences may affect consumer preferences and limit the international popularity of FaZe in certain areas or require us to modify the products and content we offer or the method by which we deliver our content to our consumers in order to be successful in those areas. If we do not correctly assess consumer preferences in the countries in which we sell our products and offer our entertainment content, the success of our international operations will be negatively impacted.

We are also subject to risks that our operations outside the U.S. could be conducted by our employees, contractors, third-party affiliates, representatives, or agents in ways that violate the Foreign Corrupt Practices Act, the U.K. Anti-Bribery Act or other similar anti-bribery or financial crime laws. While we have policies, procedures, and training for our employees, intended to secure compliance with these laws, our employees, contractors, third-party affiliates, representatives or agents may take actions that violate our policies. Moreover, it may be more difficult to oversee the conduct of any such persons who are not our employees, potentially exposing us to greater risk from their actions.

Fluctuations in exchange rates may negatively affect our results of operations.

While we currently price our products in U.S. dollars, even in international markets, we may become more exposed to the effects of fluctuations in currency exchange rates as we continue to expand our international reach. We generally collect revenue from our international markets in U.S. currency. As of and for the three months ended March 31, 2022 and the year ended December 31, 2021, we had consumers in over 100 countries and approximately 13.5% and 9.5% of our merchandise revenue was derived from outside the U.S., respectively. Rapid appreciation of the U.S. dollar against foreign currencies can harm our reported results and cause the revenues derived from outside the U.S. and Canada to decrease. In addition, even if we do adjust the cost of our products in foreign markets to track appreciation in the U.S. dollar, such appreciation could increase the costs of purchasing our products outside of the U.S., adversely affecting our business, results of operations and financial condition.

As we continue to expand, we may also incur expenses for employee compensation and other operating expenses at non-U.S. locations in the local currency should we establish a local presence in international regions. Fluctuations in the exchange rates between the U.S. dollar and other currencies could result in the dollar equivalent of our expenses being higher which may not be offset by additional revenue earned in the local currency. This could have a negative impact on our reported results of operations. To date, we have not engaged in any hedging strategies and any such strategies, such as forward contracts, options and foreign exchange swaps related to transaction exposures that we may implement in the future to mitigate this risk may not eliminate our exposure to foreign exchange fluctuations. Moreover, the use of hedging instruments may introduce additional risks if we are unable to structure effective hedges with such instruments.

A cybersecurity-related attack, significant data breach, or disruption of the information technology systems or networks on which we rely could negatively impact our business.

In the course of our day-to-day business, we and third parties on our behalf create, store, and/or use commercially sensitive information, including internal communications and confidential information with respect to our sponsors, talent, consumers, and employees. A malicious cybersecurity-related attack, intrusion or disruption by hackers (including through spyware, ransomware, viruses, phishing, denial of service, and similar attacks) or other breach of the systems on which such information and other sensitive data is stored could lead to piracy of our content, fraudulent activity, disclosure, or misappropriation of, or access to, our sponsors’, talents’, consumers’, or employees’ information, or our own data. We have implemented cybersecurity programs and the tools, technologies, processes, and procedures intended to secure our data and systems, and prevent and detect unauthorized access to, or loss of, our data, or the data of our sponsors, talent, consumers, or employees. However, because these cyberattacks may remain undetected for prolonged periods of time and the techniques used by criminal hackers and other malicious third parties to breach systems change frequently, we may be unable to anticipate these techniques or otherwise be successful in preventing or responding to cyberattacks. If we are subject to a cybersecurity breach, or a security-related incident, we may have a disruption in the availability of our products and content offerings, we may have a loss in sales or be forced to pay damages or incur other costs, including from the implementation of additional cyber and physical security measures, or suffer reputational damage that could have a negative impact on our operations and financial results.

Additionally, although we maintain insurance policies, they may be insufficient to reimburse us for all losses or all types of claims that may be caused by cyberbreaches or other system or network disruptions, and it is uncertain whether we will be able to maintain our current level of coverage in the future. Moreover, if there were a public perception that our data protection measures are inadequate, whether or not the case, it could result in reputational damage and potential harm to our business relationships or the public perception of us and our business. In addition, such cybersecurity breaches may subject us to legal claims or proceedings, like individual claims and regulatory investigations and actions, including fines, especially if there is loss, disclosure, or misappropriation of, or access to, our consumers’ personal information or other sensitive information, or there is otherwise an intrusion into our consumers’ privacy.

Our failure to raise additional capital or generate cash flows necessary to expand our operations and invest in the future could reduce our ability to compete successfully and adversely affect our results of operations.

We may need to raise additional funds, and we may not be able to obtain additional debt or equity financing on favorable terms or at all. If we raise additional equity financing, you may experience significant dilution of your ownership interests. If we raise additional debt financing, we may be required to accept terms that restrict our ability to incur additional indebtedness, force us to maintain specified liquidity or other ratios or restrict our ability to pay dividends or make acquisitions. If we need additional capital and cannot raise it on acceptable terms, or at all, we may not be able to, among other things:

•        invest in our business and continue to grow our brand and expand our fan base;

•        hire and retain employees, including Esports professionals, influences, and content creators as well as other employees and staff, including engineers, operations personnel, financial and accounting staff, and sales and marketing staff;

•        respond to competitive pressures or unanticipated working capital requirements; or

•        pursue opportunities for acquisitions of, investments in, or strategic alliances and joint ventures with complementary businesses.

We may invest in or acquire other businesses, and our business may suffer if we are unable to successfully integrate an acquired business into our company or otherwise manage the growth associated with multiple acquisitions.

From time to time, we may acquire, make investments in, or enter into strategic alliances and joint ventures with, complementary businesses. These transactions may involve significant risks and uncertainties, including:

In the case of an acquisition:

•        The potential for the acquired business to underperform relative to our expectations and the acquisition price;

•        The potential for the acquired business to cause our financial results to differ from expectations in any given period, or over the longer-term;

•        Unexpected tax consequences from the acquisition, or the tax treatment of the acquired business’s operations going forward, giving rise to incremental tax liabilities that are difficult to predict;

•        Difficulty in integrating the acquired business, its operations, and its employees in an efficient and effective manner;

•        Any unknown liabilities or internal control deficiencies assumed as part of the acquisition; and

•        The potential loss of key employees of the acquired businesses.

In the case of an investment, alliance, joint venture, or other partnership:

•        Our ability to cooperate with our co-venturer;

•        Our co-venturer having economic, business, or legal interests or goals that are inconsistent with ours; and

•        The potential that our co-venturer may be unable to meet is economic or other obligations, which may require us to fulfill those obligations alone or find a suitable replacement.

Any such transaction may involve the risk that our senior management’s attention will be excessively diverted from our other operations, the risk that our industry does not evolve as anticipate, and that any intellectual property or personnel skills acquired do not prove to be those needed for our future success, and the risk that our strategic objectives, cost savings or other anticipate benefits are otherwise not achieved.

Risks Related to FaZe’s People

Our success will depend on our ability to attract and retain our personnel, and any failure to attract and retain other highly qualified personnel in the future, could seriously harm our business.

We currently depend on the continued services and performance of our key personnel, including Lee Trink. The employment of Mr. Trink and of our other key personnel is at will, which means they may resign or be terminated for any reason at any time. Our success will depend on our ability to retain our current senior management and to attract and retain qualified personnel in the future. Our Chief Financial Officer recently resigned for personal reasons and not as a result of any disagreement with FaZe regarding its presentation of financial results or otherwise. Effective June 1, 2022, FaZe engaged Helen Webb as interim Chief Financial Officer. We are currently engaged in an active search for a Chief Financial Officer. The inability to adequately and timely fill the vacancies in key personnel positions that arise in the future could have a material adverse impact on our business and results of operations.

In addition, it is important to our business to attract and retain highly talented personnel, particularly Esports personnel and content creators. As we grow our business, we may have difficulties in attracting and retaining skilled personnel or may incur significant costs to do so. Our success depends significantly on our ability to identify, attract, hire, retain, motivate and utilize the abilities of qualified personnel, particularly personnel with the specialized skills needed to create the high-quality, well-received content upon which our business is substantially dependent. Our industry is generally characterized by a high level of employee mobility, competitive compensation programs, and aggressive recruiting among competitors for employees with technical, marketing, sales, engineering, product development, creative, and/or management skills. The incentives provided by our securities, or by other compensation and benefits arrangements, may not be effective to attract and retain employees. We may also be required to enhance wages, benefits and non-equity incentives. If we are unable to meet employees and potential employees’ expectations, we may experience difficulties attracting and retaining personnel. Further, given that a significant majority of our workforce is remote due to the COVID-19 pandemic and the uncertainty of the timing and manner of our workforce returning to the office, our continued efforts related to employee onboarding, training and development and retention may not be successful. If we do not succeed in attracting and retaining highly qualified personnel or the financial resources required to do so increase, we may not be able to meet our business objectives, and our business, revenue and financial results could be harmed.

Our workforce and operations have grown substantially since our inception and we expect that they will continue to do so.

As our operations have expanded, we have grown from 47 employees and 97 independent contractors as of December 31, 2019 to 105 employees and 172 independent contractors in the U.S. and abroad as of December 31, 2021, and 106 employees and 182 independent contractors in the U.S. and abroad as of March 31, 2022. We expect our total number of employees to increase as we continue to expand. Properly managing our growth will require us to hire, train and manage qualified employees and staff, including engineers, operations personnel, financial and accounting staff, and sales and marketing staff. If our new hires perform poorly, if we are unsuccessful in hiring, training, managing and integrating these new employees and staff, or if we are not successful in retaining our existing employees and staff, our business may be harmed. Properly managing our growth will require us to establish consistent policies across regions, functions and segments of our business, and a failure to do so could harm our business.

An increase in the relative size of Esports and content creator salaries or talent acquisition costs could negatively impact our business.

Our success depends in part on our ability to attract and retain the highest quality of Esports professionals and content creators. As a result, we are obliged to pay salaries generally comparable to our main competitors in our industry. Any increase in salaries may adversely affect our business, results of operations and financial condition. Other factors that affect salaries, such as changes in personal tax rates, changes to the treatment of income or other changes to taxation in the U.S. or other relative jurisdiction and the relative strength of the U.S. dollar may make it more difficult to attract top Esports professionals and content creators or require us to pay higher salaries to compensate for higher taxes or less favorable exchange rates. In addition, if our revenue falls and salaries remain stable or increase, our results of operations could be adversely affected. An increase in talent acquisition fees would require us to pay more than expected for the acquisition of talent in the future.

Risks Related to FaZe’s Intellectual Property

The success of our business is highly dependent on the existence and maintenance of intellectual property rights in the entertainment products and services we create.

The value of our intellectual property is dependent on the scope and duration of our rights as defined by applicable intellectual property laws in the United States and abroad and the manner in which those laws are construed and enforced. If those laws are drafted or interpreted in ways that limit the extent or duration of our rights, or if existing laws are changed, our ability to generate revenue from our intellectual property may decrease, or the cost of obtaining and maintaining rights may increase.

The unauthorized use of our content and intellectual property, including through the unauthorized sale of our merchandise, may result in an increase in the resources we devote to policing and enforcing our rights, which could reduce our revenues. Inadequate laws or weak enforcement mechanisms to protect against unauthorized use of intellectual property in one jurisdiction can adversely affect our operations globally, despite our efforts to protect our intellectual property rights. The growing trend of unauthorized use of intellectual property in the entertainment industry requires us to devote substantial resources to protecting our rights against unlicensed use and may result in increased losses of revenue as a result of such unauthorized use.

Intellectual property rights we develop and license from others are subject to challenge by third parties. Successful challenges to our rights in intellectual property may result in increased costs to obtain rights to use such intellectual property or the loss of the opportunity to earn revenue from the intellectual property that is the subject of challenged rights. We are not aware of any current challenges to our intellectual property rights that would reasonably be expected to have a material effect on our business or operations.

We may be unable to maintain or acquire licenses to incorporate intellectual property owned by others in our entertainment offerings.

Many of our content offerings incorporate intellectual property owned by others. For example, we do not own the intellectual property associated with the content created by our talent network. Relatedly, content that we distribute across various platforms incorporates imagery of our talent (i.e., personal rights of publicity) and other third parties.

Additionally, our content offerings incorporate video game intellectual property owned by third parties. While the current media landscape permits such intellectual property to be incorporated on platforms like YouTube and Twitch, exhibition of such content on other platforms, such as traditional media television or subscription video on demand platforms, may require additional licensing that may be difficult or costly to obtain. Further, certain platforms permit integrating music into our content, but if such platforms’ policies relating to music rights changes, that could impact our content on such platforms. Similarly, if the platforms on which content is distributed, redistributed and/or embedded change their policies relating to how content exhibited or published on the platform can be used, it could impact our ability to develop, distribute and exhibit engaging content and negatively impact our operations. If we are unable to maintain these licenses and rights or obtain additional licenses or rights with significant commercial value, our ability to develop successful and engaging content may be adversely affected and our operations may be negatively impacted.

Further, many of our collaborations on merchandise and other offerings incorporate intellectual property owned by others. Competition for these licenses has increased, and may continue to increase, the amounts that we must pay to licensors and developers, through, for example, higher minimum guarantees or royalty rates on our merchandise collaborations, which could significantly increase our costs and reduce our profitability.

If we fail to maintain, protect or enforce our intellectual property rights, the value of our brand and other intangible assets may be diminished, and our business, results of operations, financial condition and prospects could be negatively impacted.

The success of our business is dependent in part on protecting our intellectual property rights and proprietary information and data. We rely on a combination of copyright protection, patents, trademarks, service marks, trade secret protection and contractual restrictions to establish and protect our intellectual property rights. However, there are steps that we have not yet taken to protect our intellectual property on a global basis, including continuing to expand the scope of goods and services that are protected under our currently registered trademarks as our offerings expand. Additionally, while we have registered trademarks in principal countries throughout the world, there are additional countries for which trademark protection could be expanded. Relatedly, there are secondary marks and logos for which trademark protection could be protected as well. Although our content is such that it does not in all cases lend itself to warranting copyright registrations, copyright registrations could be sought for content that is likely to be infringed. Additionally, the steps that we have taken to protect our intellectual property may not be sufficient or effective to prevent third parties from infringing, misappropriating, or otherwise violating our intellectual property or to prevent unauthorized disclosure or use of our trade secrets or other confidential information, and we regularly become aware of infringements of our intellectual property rights. While we do engage brand protection and trademark vigilance watch services, intellectual property infringement continues to arise. For example, we become aware of infringing merchandise and apparel sold across various online international marketplace platforms. While we do submit take down requests, new infringing materials continue to be listed on such platforms. Similarly, we often become aware of infringing trademark filings that we monitor. We may not detect unauthorized use, disclosure, infringement, misappropriation or other violation of our confidential information or intellectual property rights, and if detected, we may be required to engage in expensive and time-consuming litigation to enforce or maintain our rights.

While we take precautions designed to protect our intellectual property, our competitors or other unauthorized third parties may still copy and use our proprietary brand, content and information. Effective protection of intellectual property rights is expensive and difficult to maintain, both in terms of application and registration costs, as well as with respect to defending and enforcing these rights. We may fail to maintain or be unable to obtain adequate protections for certain of our intellectual property rights in certain foreign jurisdictions either because effective intellectual property protection may not be available in each jurisdiction in which our offerings are available or because our intellectual property rights may not receive the same degree of protection in foreign jurisdictions as they would in the United States given the differences in intellectual property laws.

We have filed, and may continue to file, trademark applications to protect certain of our intellectual property. This process can be expensive and time-consuming, and we cannot guarantee whether any of our applications will result in the issuance or registration of a trademark. In addition, we may not enjoy a competitive advantage from the rights granted in our intellectual property. Our existing intellectual property, and any intellectual property rights granted to us or that we otherwise acquire or develop in the future, may be contested, circumvented, invalidated, or declared unenforceable through administrative processes or litigation, and we may be unable to prevent third parties from infringing, misappropriating or otherwise violating our intellectual property rights. Therefore, the effect of our efforts to protect our intellectual property cannot be accurately predicted, and unexpected factors may decrease the effectiveness of our efforts. In addition we are often generating content but have not filed copyright registrations in connection with such content, for various reasons. For example, some content is not proprietary to us, or other content may not be long lasting, and, therefore, we do not file for copyright registration given the costs and effort associated with filing copyrights and the volume of content involved in the business. Further, given the costs, effort and risks of obtaining patent protection, including the requirement to publicly disclose the invention, we may not choose to seek patent protection for certain innovations. Failure to adequately obtain patent protection, or other intellectual property protection, could adversely impact our business, operations, financial condition and prospects.

We hold various domain names relating to our brand, including Faze.com. Failure to protect our domain names could adversely affect our reputation and brand and make it more difficult for consumers to find our website, YouTube and Twitch channels, and our social media pages. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights without significant cost if at all.

We may be required to expend significant resources to monitor and protect our intellectual property rights, and some violations may be difficult or impossible to detect. Litigation to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to our management, and could result in the impairment or loss of portions of our intellectual property rights. Our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use could impair or delay the day-to-day operations of our business or otherwise harm our business, operations, reputation and, financial condition. In addition, we may be required to license additional technology from third parties to develop and market new offerings, which may not be on commercially reasonable terms or at all and could adversely affect our ability to compete.

Although we take measures to protect our intellectual property, if we are unable to prevent the unauthorized use or exploitation of our intellectual property, the value of our brand, content, and other intangible assets may be diminished, competitors may be able to compete with us more effectively, our reputation and the perception of our business may be harmed, and our ability to attract new employees, talent, and sponsors may be adversely affected. Any inability or failure to protect our intellectual property could adversely impact our business, operations, financial condition, reputation and prospects.

Our commercial success is also dependent in part on our ability to operate without infringing, misappropriating or otherwise violating the intellectual property rights of others. We may face allegations that we have infringed, misappropriated or otherwise violated the intellectual property rights of third parties, including our competitors. We may also be subject to claims that our employees, consultants or other advisors have wrongfully used or disclosed alleged trade secrets of their former employers or claims asserting ownership of what we regard as our intellectual property. Intellectual property litigation may be protracted and expensive, and the results are unpredictable. As the result of any court judgment or settlement, we may be obligated to modify our products and content offerings in a particular geographic region or worldwide, pay significant royalties, settlement costs or damages, or modify our platform and features. Should we obtain a license to enable our continued use of any intellectual property as a result of any such litigation or settlement agreement, it could be non-exclusive, potentially allowing our competitors and other third parties access to the same technologies or other intellectual property licensed to us. The time and resources necessary to resolve intellectual property disputes could harm our business, operations, financial condition and reputation.

Risks Related to FaZe’s Legal Proceedings and Regulatory Matters

We are involved, and in the future may become involved, in claims, suits, and other proceedings arising in the ordinary course of business. The outcomes of any such current or future legal proceedings could have a negative impact on our business.

We are involved, and in the future may become involved, in claims, suits and other proceedings arising in the ordinary course of our business, including, but not limited to, actions with respect to intellectual property, consumer protection, data privacy and protection, labor and employment, commercial and acquisition-related claims, taxation and law enforcement matters. Such claims, suits, government investigations, and other proceedings are inherently uncertain and their results cannot be predicted with certainty. Regardless of their outcomes, such legal proceedings can have an adverse impact on us because of legal costs, diversion of management and other personnel, and other factors. It is possible that a resolution of one or more such proceedings could result in liability, penalties, or sanctions, as well as judgments, consent decrees, or other orders preventing us from offering certain aspects of our business, or requiring a change in our business practices, products or technologies, which could in the future materially and adversely affect our business, financial condition, results of operations, reputation and future prospects.

Governmental agencies may restrict access to platforms, our website and social media channels, mobile applications or the internet generally, which could lead to the loss or slower growth of our consumer base.

Governmental agencies in any of the countries in which we, our consumers, developers, or creators are located could block access to or require a license for our platform, our website, application stores or the internet generally for a number of reasons, including security, privacy, data protection, confidentiality, or regulatory concerns which may include, among other things, governmental restrictions on certain content in a particular country and a requirement that user information be stored on servers in a country within which we operate. Governmental agencies could issue fines or penalties if there are instances where we are found not have been in compliance with regulations in any applicable areas, or impose other restrictions that may affect the accessibility or usability of our platform, content, goods or services in that jurisdiction for a period of time or indefinitely. In addition, some jurisdictions have enacted laws that allow websites to be blocked for hosting certain types of content or may require websites to remove certain restricted content. Consumers generally need to access the internet, including in geographically diverse areas, as well as to social media networks and online streaming websites, to engage with our content. We anticipate that scrutiny and regulation of our industry will increase and we will be required to devote legal and other resources to addressing such regulation. If that happens we may become subject to additional regulation and oversight, including capital requirements or other licensing requirements, which could significantly increase our operating costs and adversely impact our results of operations. Moreover, if governmental or other entities block, limit or otherwise restrict access to or engagement with our platform or the internet generally, the growth of our industry may be impeded, our business could be negatively impacted, we could be subject to additional fines and penalties, our brand and reputation could be negatively impacted, and our results of operations may be adversely affected.

Our business, content and products, as well as the services of third-parties upon which we rely, may in the future be subject to increasing regulation around the world. If we or they do not successfully respond and adapt to these potential regulations, our business could be negatively impacted.

Our industry continues to evolve, and new and innovative business opportunities are often subject to new laws and regulations. Although our business is not heavily regulated now, we may in the future be subject to new and developing laws or regulations or evolving interpretations and application of existing laws and regulations with respect to talent management, intellectual property, consumer protection, protection of minors, screen time, accessibility, data privacy and protection, labor and employment, business models, payments, distribution, competition and taxation, among others.

In addition, the growth and development of electronic commerce and digital assets, and associated calls for increased regulation thereof, may result in the application of existing laws or regulations to us or the promulgation of new laws and regulations that may apply to us. Any changes to existing laws or promulgation of new laws that restrict our content, marketing, business model or sales of our products in countries in which we currently, or may in the future, do business could increase our costs and expenses of complying with such laws and regulations and may harm the sale of our products, our brand and reputation, as well as our results of operations, any of which may negatively impact our business.

If we are required to reclassify independent contractors as employees, we may incur additional costs and taxes which could adversely affect our business, financial condition, and results of operations.

FaZe is particularly sensitive to changes in worker classification laws, specifically, those that may require FaZe to reclassify certain of its service providers from independent contractors to employees, and other changes to state and local laws and regulations relating to the definition and/or classification of independent contractors. Laws and regulations that govern the status and classification of independent contractors are subject to changes and divergent interpretations by various authorities, which can create uncertainty and unpredictability for FaZe. For example, California passed a worker classification statute (“AB 5”), which effectively narrowed the definition of an independent contractor by requiring hiring entities to use a stricter test to determine a given worker's classification. In addition, AB 5 places the burden of proof for classifying workers as independent contractors on hiring entities and provides enforcement powers to the state and certain cities. Legislative proposals concerning worker classification are being considered by various other states, including New York and New Jersey. Since FaZe currently treats certain of its service providers as independent contractors, it does not withhold federal, state and local income or other employment related taxes, make federal or state unemployment tax or Federal Insurance Contributions Act payments or provide workers’ compensation insurance with respect to such individuals. If FaZe is required as the result of new laws to reclassify these individuals as employees, it could be exposed to various liabilities and additional costs, including exposure (for prior and future periods) under federal, state and local tax laws, wage and hour laws and requirements (such as those pertaining to failure to pay minimum wage and overtime, or to provide required breaks and wage statements), expense reimbursement, workers’ compensation, unemployment and other employee benefits, labor, and employment laws, as well as potential liability for penalties and interest, statutory and punitive damages (including related to the California Private Attorneys General Act), and government fines, any or all of which could adversely affect FaZe’s business, financial condition and results of operations.

Additionally, any requirement to reclassify independent contractors as employees may require FaZe to significantly alter its existing business model or operations, including suspending or ceasing operations in impacted jurisdictions, increase FaZe’s costs and impact its ability to add new talent and grow its business. For instance, existing talent may decide not to partner with FaZe and new talent may not join given the loss of flexibility under an employment model. Any of the foregoing could have an adverse impact on FaZe’s business, financial condition, and results of operations and FaZe’s ability to achieve or maintain profitability.

Our insurance may not provide adequate levels of coverage against claims.

We believe that we maintain insurance customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. We do not maintain “Key man” insurance policies on any of our officers or employees. Moreover, any loss incurred could exceed policy limits and policy payments made to us may not be made on a timely basis. Such losses could adversely affect our business prospects, results of operations and financial condition.

We collect and process information about our customers and are subject to various privacy and consumer protection laws.

We collect certain information from individuals that register with our website, use our services or purchase products offered through our website, sign up for our mailing list or otherwise provide us with contact information.

A wide variety of state, national, and international laws as well as regulations and industry standards apply to the collection, use, retention, protection, disclosure, transfer and other processing of personal information and other information. Additionally, laws, regulations, and standards covering marketing and advertising activities conducted by telephone, email, mobile devices, and the internet, may be applicable to our business, such as the Telephone Consumer Protection Act (as implemented by the Telemarketing Sales Rule), the Controlling the Assault of Non-Solicited Pornography and Marketing Act, and similar state and foreign consumer protection laws. Evolving and changing data protection and privacy-related laws and regulations may inhibit our ability to collect information from our customers or website visitors and market our products or services, or otherwise communicate directly, with our consumers. Any failure to comply with applicable laws, directives, and regulations may result in private claims or enforcement actions against us, including liabilities, fines and damage to our reputation, any of which may have a material adverse effect on our business, prospects, financial condition, results of operations, and cash flows. Any significant change to applicable laws, regulations or industry practices regarding the use or disclosure of our consumers’ data, or regarding the manner in which the express or implied consent of consumers for the use and disclosure of such data is obtained — or in how these applicable laws, regulations or industry practices are interpreted and enforced by state, federal and international privacy regulators — could require us to modify our services and features, possibly in a material and costly manner, may subject us to legal claims, regulatory enforcement actions and fines, and may limit our ability to develop new services and features that make use of the data that our consumers voluntarily share with us.

We rely on a variety of marketing techniques and practices, including email and social media marketing, online targeted advertising and cookie-based processing to sell our products and services and to attract new consumers, and we, and our vendors, are subject to various data protection laws and obligations that govern marketing and advertising practices. In recent years, United States, European and United Kingdom lawmakers and regulators have expressed concern over electronic marketing and related tracking technology. We may be subject to, and required to comply with, a separate and additional legal regime with respect to eprivacy, which may result in substantial costs and may necessitate changes to our business practices, which in turn may otherwise adversely affect our business, reputation, legal exposures, financial condition, results of operations and prospects.

Additionally, some providers of consumer devices, web browsers and mobile app stores have implemented, or announced plans to implement, means to make it easier for internet users to prevent the placement of cookies or to block other tracking technologies, require additional consents, or limit the ability to track user activity, which could if widely adopted result in the use of third-party cookies and other methods of online tracking becoming significantly less effective. Laws and regulations regarding the use of these cookies and other current online tracking and advertising practices or a loss in our ability to make effective use of services that employ such technologies could increase our costs of operations and limit our ability to acquire new consumers on cost-effective terms, which, in turn, could have an adverse effect on our business, financial condition, results of operations and prospects.

Compliance with additional laws and regulations could be expensive, and may place restrictions on the conduct of our business and the manner in which we interact with our customers. Failure to comply with applicable laws and regulations could result in regulatory enforcement actions against us. For example, our misuse of or failure to secure personal information could result in violation of data privacy laws and regulations, proceedings against us by governmental entities or others, and/or result in significant liability and damage to our reputation and credibility. These possibilities, if borne out, could have a negative impact on revenues and profits. If a third party alleges that we have violated applicable data privacy laws, we could face governmental investigations or enforcement actions, fines, litigation, claims (including data subject-led class actions) or public statements against us by consumer advocacy groups or others and damages as well as reputational harm among consumers, investors, and strategic partners. While we take measures to protect the security of information that we collect, use and disclose in the operation of our business, if there is a data breach, there is potential for enforcement actions and fines as well as claims for damages by consumers whose personal information has been disclosed without authorization. For example, the California Consumer Privacy Act, which went into effect on January 1, 2020, provides for civil penalties for violations, as well as a private right of action for certain data breaches that result in the loss of personal data that may increase the likelihood of, and risks associated with, data breach litigation. Should we experience a data breach or other unauthorized access to or disclosure of personally identifiable information, our business, operations, financial condition and prospects may be adversely impacted.

Although we make reasonable efforts to comply with all applicable data protection laws and regulations, our interpretations and efforts may have been or may prove to be insufficient or incorrect. We also generally seek to comply with industry standards and are subject to the terms of our privacy policies and privacy-related obligations to third parties. We strive to comply with applicable laws, policies, legal obligations and industry codes of conduct relating to privacy and data protection to the extent possible. However, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any failure or perceived failure by us to comply with applicable privacy and data security laws and regulations, our privacy policies, or our privacy-related obligations to users or other third parties, or any compromise of security that results in the unauthorized access to or transfer of personal information or other customer data, may result in governmental enforcement actions, litigation, or public statements against us by consumer advocacy groups or others and could cause our consumers to lose trust in us, which would have an adverse effect on our reputation and business. We may also incur significant expenses to comply with privacy, consumer protection and security standards and controls imposed by laws, regulations, industry standards or contractual obligations.

Labor disputes may disrupt our operations and adversely affect our business, financial condition and results of operations.

As an employer, we are presently, and may in the future be, subject to various employment-related claims, such as individual or class actions or government enforcement actions relating to alleged employment discrimination, employee classification and related withholding, wage-hour, labor standards or healthcare and benefit issues. Any actions in the future brought against us and successful in whole or in part, may affect our ability to compete or could materially adversely affect our business, financial condition and results of operations.

Our products and brands are subject to intellectual property infringement, including in jurisdictions that do not adequately protect our brands and intellectual property rights.

We regard our brand, products and other intellectual property as proprietary and take measures to protect our assets from infringement. We are aware that some unauthorized use of our brand and products occurs, and if a significantly greater amount were to occur, it could negatively impact our business. Further, our offerings are available worldwide and the laws of some countries either do not protect our products, brands and intellectual property to the same extent as the laws of the U.S. or are poorly enforced. Legal protection of our rights may be ineffective in countries with weaker intellectual property enforcement mechanisms. In addition, certain third parties have registered our intellectual property rights without authorization in foreign countries. Successfully registering such intellectual property rights could limit or restrict our ability to offer products and services based on such rights in those countries. Although we take steps to enforce and police our rights, our practices and methodologies may not be effective against all eventualities.

Risks Related to FaZe’s Tax, Financial and Accounting Matters

We have identified a number of material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control, which may result in material misstatements of our financial statements or cause us to fail to meet our periodic reporting obligations.

Upon becoming a public company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our controls over financial reporting. When we are required to comply with Sections 404(a) and (b) of the Sarbanes-Oxley Act, our assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting, and when we cease to be an emerging growth company, we will need to provide a statement that our independent registered public accounting firm has issued an opinion on the effectiveness of our internal control over financial reporting.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our consolidated financial statements will not be prevented or detected on a timely basis. In connection with the audit of our financial statements as of December 31, 2020 and 2019, we identified a material weakness in our internal control due to inadequate design of information technology general and application controls resulting from inappropriate access given to certain individuals including the CFO and Controller. In addition, we also identified a material weakness in our internal control due to lack of adequate segregation of duties within a significant amount of processes, as well as a material weakness in our internal control due to lack of adequate timely review of accounts and reconciliations resulting in material audit adjustments and significant post-closing adjustments.

As explained further in the notes to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus, during the preparation of the audited consolidated financial statements for the year ended December 31, 2021, we identified a misapplication of the accounting guidance related to accounting for customer returns and discounts. For the year ended December 31, 2020, we recorded $0.8 million in customer discounts, and $0.2 million in customer returns. We had accounted for these as cost of revenues, as opposed to as a reduction to revenue. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FaZe” and the related notes to the FaZe Audited Financial Statements for additional information.

Our management is in the process of developing a remediation plan and is taking steps to remediate the material weaknesses, and will continue to monitor the effectiveness of our remediation plan once in place and make the necessary changes it determines to be appropriate. Although we intend to complete this remediation process as quickly as practicable, we cannot at this time estimate with certainty how long it will take, and our initiatives may not prove to be successful in remediating each of the material weaknesses. The remediation process may require significant additional time and expense and may divert management from the operation of our business. Moreover, because of the inherent limitations of any control system, material misstatements due to error or fraud may not be prevented or detected and corrected on a timely basis, or at all. If we are unable to remediate such material weaknesses, or if we identify or otherwise experience additional material weaknesses in ongoing or future audits, we may not be able to accurately record, process, and report our financial condition or results of operations, prevent fraud, or prepare financial statements within the time periods specified by the forms of the SEC, which, in turn, may adversely affect our reputation and business and the market price of our New FaZe common stock. In addition, any such failures could result in litigation or regulatory actions by the SEC or other regulatory authorities, loss of investor confidence, delisting of our securities, and harm to our reputation and financial condition, or diversion of financial and management resources from the operation of our business.

Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our financial results or financial condition.

Generally accepted accounting principles and related accounting pronouncements, implementation guidelines and interpretations with regard to a wide range of matters that are relevant to our business, including but not limited to revenue recognition, allowance for doubtful accounts, content asset amortization policy, valuation of our common stock, stock-based compensation expense and income taxes, are highly complex and involve many subjective assumptions, estimates and judgments. Changes in these rules or their interpretation or changes in underlying assumptions, estimates or judgments could significantly change or increase volatility of our reported or expected financial performance or financial condition. Refer to Note 2, “Significant Accounting Policies” to the FaZe Audited Financial Statements included elsewhere in this proxy statement/prospectus for a description of recent accounting pronouncements.

Risks Related to BRPM

Unless the context otherwise requires, references to “we”, “us” and “our” in this subsection “— Risks Related to BRPM” generally refer to BRPM in the present tense and New FaZe from and after the Closing.

Risks Related to BRPM’s Accounting Determinations in Connection with Complex Financial Instruments

BRPM warrants are accounted for as liabilities and are recorded at fair value upon issuance with changes in fair value each reporting period to be reported in earnings, which may have an adverse effect on the market price of the BRPM Class A common stock and New FaZe common stock.

BRPM accounts for its warrants as liabilities and recorded at fair value upon issuance with any changes in fair value each reporting period to be reported in earnings as determined by BRPM based on the available publicly traded warrant price or based on a valuation report obtained from its independent third party valuation firm. The impact of changes in fair value on earnings may have an adverse effect on the market price of the BRPM Class A common stock prior to the Business Combination and the New FaZe common stock following Closing.

BRPM’s management identified a material weakness in BRPM’s internal control over financial reporting. If BRPM is unable to develop and maintain an effective system of internal control over financial reporting, BRPM may not be able to accurately report its results of operations and financial condition accurately and in a timely manner, which may adversely affect investor confidence and materially and adversely affect BRPM’s business and operating results.

In connection with the preparation of BRPM’s financial statements as of September 30, 2021, BRPM concluded that it was appropriate to restate the presentation of shares of BRPM Class A common stock subject to possible redemption to reflect the Public Shares within temporary equity after determining the Public Shares redemption feature is not solely within BRPM’s control. As part of such process, BRPM identified a material weakness in its internal controls over financial reporting related to the accounting for complex financial instruments (including redeemable equity instruments as described above) as of September 30, 2021 and December 31, 2021. In light of the material weakness identified and the resulting restatement, although BRPM has processes to identify and appropriately apply applicable accounting requirements, BRPM plans to continue to enhance its processes to identify and appropriately apply applicable accounting requirements to better evaluate and understand the nuances of the complex accounting standards that apply to BRPM’s financial statements. BRPM’s plans at this time include providing enhanced access to accounting literature, research materials and documents and increased communication among personnel and third-party professionals with whom BRPM consults regarding complex accounting applications. The elements of BRPM’s remediation plan can only be accomplished over time, and BRPM can offer no assurance that these initiatives will ultimately have the intended effects.

As a result of this material weakness, BRPM management concluded that its internal control over financial reporting was not effective as of September 30, 2021, December 31, 2021, or March 31, 2022.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its annual or interim financial statements will not be prevented, or detected and corrected on a timely basis. Effective internal controls are necessary for BRPM to provide reliable financial reports and prevent fraud. BRPM continues to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

Further, BRPM can give no assurance that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if BRPM is successful in strengthening its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of BRPM’s financial statements.

A material weakness could limit BRPM’s ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of its annual or interim financial statements. If BRPM’s financial statements are not accurate, investors may not have a complete understanding of BRPM’s operations. Likewise, if BRPM’s financial statements are not filed on a timely basis, BRPM could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on BRPM’s business. Failure to timely file will cause BRPM to be ineligible to utilize short form registration statements on Form S-3 (once available), which may impair BRPM’s ability to obtain capital in a timely fashion to execute its business strategies. Ineffective internal controls could also cause investors to lose confidence in BRPM’s reported financial information, which could have a negative effect on the trading price of the New FaZe common stock. BRPM cannot assure you that the measures taken to date, or any measures that BRPM may take in the future, will be sufficient to avoid potential future material weaknesses.

We may face litigation and other risks as a result of the material weaknesses in our internal control over financial reporting.

As a result of the material weaknesses identified by BRPM management as of September 30, 2021 and December 31, 2021, the restatement and resulting change in accounting for Public Shares as temporary equity, and other matters raised or that may in the future be raised by the SEC, BRPM faces potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weaknesses in internal control over financial reporting and the preparation of BRPM’s financial statements. As of the date of this proxy statement/prospectus, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition or our ability to complete an initial business combination.

Public Company and Financial Reporting Risks

BRPM’s independent registered public accounting firm’s report included within BRPM’s annual report for the year ended December 31, 2021 contains an explanatory paragraph that expresses substantial doubt about BRPM’s ability to continue as a “going concern” and BRPM’s quarterly report for the quarter ended March 31, 2022 contains an explanatory paragraph that expresses substantial doubt about BRPM’s ability to continue as a “going concern.”

On December 31, 2021, BRPM had cash of $43,324 and a working capital deficit of $1,957,395. On March 31, 2022, BRPM had cash of $85,204 and a working capital deficit of $3,053,182. Further, BRPM has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. BRPM cannot assure you that its plans to consummate the Business Combination will be successful. These factors, among others, raise substantial doubt about BRPM’s ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from BRPM’s inability to continue as a going concern.

We will incur increased costs and obligations as a result of being a public company.

As a privately held company, FaZe has not been required to comply with certain corporate governance and financial reporting practices and policies required of a publicly traded company. As a publicly traded company, we will incur significant legal, accounting and other expenses that we were not required to incur in the recent past, particularly after we are no longer an “emerging growth company” as defined under the JOBS Act. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated and to be promulgated thereunder, as well as under the Sarbanes-Oxley Act, the JOBS Act, and the rules and regulations of the SEC and national securities exchanges have created uncertainty for public companies and increased the costs and the time that the New FaZe Board and management must devote to complying with these rules and regulations. We expect these rules and regulations to increase our legal and financial compliance costs and lead to a diversion of management time and attention from revenue generating activities.

Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a publicly traded company. However, the measures we take may not be sufficient to satisfy our obligations as a publicly traded company.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

After the completion of the Business Combination, New FaZe will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and any rules promulgated thereunder, as well as the rules of Nasdaq. The requirements of these rules and regulations increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight are required, and, as a result, management’s attention may be diverted from other business concerns. These rules and regulations can also make it more difficult for us to attract and retain qualified independent members of the board of directors. Additionally, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance. We may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. The increased costs of compliance with public company reporting requirements and our potential failure to satisfy these requirements could have a material adverse effect on our operations, business, financial condition or results of operations.

As a private company, FaZe has not endeavored to establish and maintain public-company-quality internal control over financial reporting. If we fail to establish and maintain proper and effective internal control over financial reporting, as a public company, our ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in our financial reporting and the trading price of the New FaZe Common Stock may decline.

Pursuant to Section 404 of the Sarbanes-Oxley Act, following consummation of the Business Combination, the report by management on internal control over financial reporting will be on New FaZe’s financial reporting and internal controls (as accounting acquirer), and, when we are no longer an emerging growth company, an attestation of the independent registered public accounting firm will also be required. The rules governing the standards that must be met for management to assess internal control over financial reporting are complex and require significant documentation, testing and possible remediation. FaZe has not historically had to comply with all of these rules, and to comply with the Sarbanes-Oxley Act, the requirements of being a reporting company under the Exchange Act and any complex accounting rules in the future, New FaZe may need to upgrade New FaZe’s legacy information technology systems, implement additional financial and management controls, reporting systems and procedures, and hire additional accounting and finance staff.

If we are unable to hire the additional accounting and finance staff necessary to comply with these requirements, we may need to retain additional outside consultants. If we or, if required, our independent registered public accounting firm, are unable to conclude that our internal controls over financial reporting are effective, investors may lose confidence in our financial reporting, which could negatively impact the price of our securities.

Further, FaZe identified a number of material weaknesses in its internal control over financial reporting in connection with the audit of FaZe’s financial statements as of December 31, 2020 and 2019, including weaknesses in information technology controls, application controls, segregation of duties, timely review of accounts and reconciliations, among other weaknesses, and BRPM identified a material weakness in its internal control over financial reporting related to the accounting for BRPM warrants and the accounting for complex financial instruments.

We cannot assure you that there will not be additional material weaknesses in our internal control over financial reporting now or in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition, results of operations or cash flows. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines that we have a material weakness in our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of the New FaZe common stock could decline, and we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect our business, investments and results of operations.

We will be subject to laws, regulations and rules enacted by national, regional and local governments and Nasdaq. In particular, we are required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.

Our projections are subject to significant risks, assumptions, estimates and uncertainties. As a result, our actual revenues, market share, expenses and profitability may differ materially from our expectations.

We operate in a rapidly changing and competitive industry and our projections will be subject to the risks and assumptions made by management with respect to our industry and business. Operating results are difficult to forecast because they generally depend on a number of factors, including the competition we face, and our ability to attract and retain customers, deliver new products and services and expand market share. Additionally, our business may be affected by reductions in trading activity, loss of customers, lack of new products, competition, regulation and a number of factors which may be difficult to predict. This may result in decreased revenue levels, and we may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in income. This inability could cause our operating results in a given quarter to be higher or lower than expected. These factors make creating accurate forecasts and budgets challenging and, as a result, we may fall materially short of our forecasts and expectations, which could cause our stock price to decline and investors to lose confidence in us.

Risks Relating to Ownership of New FaZe Securities

New FaZe will qualify as an “emerging growth company” and “smaller reporting company” within the meaning of the Securities Act as of the closing of the Business Combination, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make New FaZe’s securities less attractive to investors and may make it more difficult to compare New FaZe’s performance to the performance of other public companies.

New FaZe will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act, as of the closing of the Business Combination. As such, New FaZe will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including, but not limited to, (a) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (b) reduced disclosure obligations regarding executive compensation in New FaZe’s periodic reports and proxy statements and (c) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, New FaZe’s stockholders may not have access to certain information they may deem important. New FaZe will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of shares of New FaZe common stock that are held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2026, which is the last day of the fiscal year following the fifth anniversary of the date of the first sale of common stock in BRPM’s initial public offering. We cannot predict whether investors will find New FaZe’s securities less attractive because it will rely on these exemptions. If some investors find New FaZe’s securities less attractive as a result of its reliance on these exemptions, the trading prices of New FaZe’s securities may be lower than they otherwise would be, there may be a less active trading market for New FaZe’s securities and the trading prices of New FaZe’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New FaZe’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

As an emerging growth company, New FaZe may also take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to obtain an assessment of the effectiveness of our internal controls over financial reporting from our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our shares of common stock less attractive because we will rely on these exemptions. If some investors find our shares of common stock less attractive as a result, there may be a less active market for our shares of common stock and our share price may be more volatile.

Additionally, New FaZe will be a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We expect that New FaZe will remain a smaller reporting company until the last day of any fiscal year for so long as either (a) the market value of the New FaZe Common Stock held by non-affiliates does not equal or exceed $250 million as of the prior June 30th, or (b) New FaZe’s annual revenues did not equal or exceed $100 million during such completed fiscal year and the market value of the New FaZe common stock held by non-affiliates did not equal or exceed $700 million as of the prior June 30th. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

New FaZe’s stock price may be volatile and may decline regardless of its operating performance.

The market price of New FaZe common stock may fluctuate significantly in response to numerous factors and may continue to fluctuate for these and other reasons, many of which are beyond New FaZe’s control, including:

•        actual or anticipated fluctuations in New FaZe’s revenue and results of operations;

•        the financial projections New FaZe may provide to the public, any changes in these projections or its failure to meet these projections;

•        failure of securities analysts to maintain coverage of New FaZe, changes in financial estimates or ratings by any securities analysts who follow New FaZe or its failure to meet these estimates or the expectations of investors;

•        announcements by New FaZe or its competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures, results of operations or capital commitments;

•        changes in operating performance and stock market valuations of other retail or technology companies generally, or those in the cannabis industry in particular;

•        price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

•        trading volume of New FaZe common stock;

•        the inclusion, exclusion or removal of New FaZe common stock from any indices;

•        changes in the New FaZe Board or management;

•        transactions in New FaZe common stock by directors, officers, affiliates and other major investors;

•        lawsuits threatened or filed against us;

•        changes in laws or regulations applicable to our business;

•        changes in New FaZe’s capital structure, such as future issuances of debt or equity securities;

•        short sales, hedging and other derivative transactions involving New FaZe’s capital stock;

•        general economic conditions in the United States;

•        pandemics or other public health crises, including, but not limited to, the COVID-19 pandemic (including additional variants such as the Delta variant);

•        other events or factors, including those resulting from war, incidents of terrorism or responses to these events; and

•        the other factors described in this “Risk Factors” section.

The stock market has recently experienced extreme price and volume fluctuations. The market prices of securities of companies have experienced fluctuations that often have been unrelated or disproportionate to their operating results. In the past, stockholders have sometimes instituted securities class action litigation against companies following periods of volatility in the market price of their securities. Any similar litigation against New FaZe could result in substantial costs, divert management’s attention and resources, and harm its business, financial condition, and results of operations.

An active trading market for New FaZe common stock may not be sustained.

BRPM intends to apply to list the New FaZe common stock and warrants on Nasdaq under the symbols “FAZE” and “FAZEW,” respectively, and to trade on that market. New FaZe cannot assure you that an active trading market for its common stock will be sustained. Accordingly, New FaZe cannot assure you of the liquidity of any trading market, your ability to sell your shares of its common stock when desired or the prices that you may obtain for your shares.

Future sales of shares by existing stockholders could cause New FaZe’s stock price to decline.

If New FaZe’s existing stockholders sell or indicate an intention to sell substantial amounts of its common stock in the public market, the trading price of New FaZe common stock could decline. In addition, shares underlying any outstanding options and restricted stock units will become eligible for sale if exercised or settled, as applicable, and to the extent permitted by the provisions of various vesting agreements and Rule 144 of the Securities Act. All the shares of common stock subject to stock options outstanding and reserved for issuance under its equity incentive plans are expected to be registered on Form S-8 under the Securities Act and such shares are eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates. If these additional shares are sold, or if it is perceived that they will be sold in the public market, the trading price of New FaZe common stock could decline.

Although the Sponsor and the securityholders of FaZe will be subject to certain restrictions regarding the transfer of New FaZe common stock following the Business Combination, these shares may be sold after the expiration of their respective lock-ups. New FaZe intends to file one or more registration statements prior to or shortly after the closing of the Merger to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of New FaZe common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

If securities or industry analysts either do not publish research about New FaZe or publish inaccurate or unfavorable research about us, New FaZe’s business, or its market, or if they change their recommendations regarding New FaZe common stock adversely, the trading price or trading volume of its common stock could decline.

The trading market for New FaZe common stock is influenced in part by the research and reports that securities or industry analysts may publish about us, its business, New FaZe’s market, or its competitors. If one or more of the analysts initiate research with an unfavorable rating or downgrade New FaZe common stock, provide a more favorable recommendation about FaZe’s competitors, or publish inaccurate or unfavorable research about its business, the trading price of the New FaZe common stock would likely decline. In addition, New FaZe currently expects that securities research analysts will establish and publish their own periodic projections for its business. These projections may vary widely and may not accurately predict the results New FaZe actually achieves. Its stock price may decline if its actual results do not match the projections of these securities research analysts. While New FaZe expects research analyst coverage, if no analysts commence coverage of it, the trading price and volume for New FaZe common stock could be adversely affected. If any analyst who may cover New FaZe were to cease coverage of New FaZe or fail to regularly publish reports on us, New FaZe could lose visibility in the financial markets, which in turn could cause the trading price or trading volume of its common stock to decline.

Delaware law and provisions in the Proposed Charter and Proposed Bylaws could make a merger, tender offer, or proxy contest difficult, thereby depressing the trading price of its common stock.

The Proposed Charter and Proposed Bylaws will contain provisions that could depress the trading price of its common stock by acting to discourage, delay, or prevent a change of control of New FaZe or changes in New FaZe’s management that New FaZe’s stockholders may deem advantageous. These provisions include the following:

•        a classified board of directors so that not all members of the New FaZe Board are elected at one time;

•        the right of the board of directors to establish the number of directors and fill any vacancies and newly created directorships;

•        director removal solely for cause;

•        “blank check” preferred stock that the New FaZe Board could use to implement a stockholder rights plan;

•        the right of the New FaZe Board to issue New FaZe’s authorized but unissued common stock and preferred stock without stockholder approval;

•        no ability of New FaZe’s stockholders to call special meetings of stockholders;

•        no right of New FaZe’s stockholders to act by written consent, which requires all stockholder actions to be taken at a meeting of New FaZe’s stockholders;

•        limitations on the liability of, and the provision of indemnification to, our director and officers;

•        the right of the board of directors to make, alter, or repeal the Proposed Bylaws; and

•        advance notice requirements for nominations for election to the New FaZe Board or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

Any provision of the Proposed Charter or Proposed Bylaws that has the effect of delaying or deterring a change in control could limit the opportunity for New FaZe’s stockholders to receive a premium for their shares of New FaZe common stock, and could also affect the price that some investors are willing to pay for New FaZe common stock.

The Proposed Bylaws provide that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between New FaZe and its stockholders, which could limit New FaZe’s stockholders’ ability to obtain a favorable judicial forum for disputes with New FaZe or its directors, officers or employees.

The Proposed Bylaws provide that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on New FaZe’s behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against New FaZe arising pursuant to the DGCL, the Proposed Charter or Proposed Bylaws or any action asserting a claim against New FaZe that is governed by the internal affairs doctrine. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New FaZe or its directors, officers or other employees and may discourage these types of lawsuits. This provision would not apply to claims brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. The Proposed Bylaws provide further that, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, Section 22 of the Securities Act provides that federal and state courts have concurrent jurisdiction over lawsuits brought under the Securities Act or the rules and regulations thereunder. To the extent the exclusive forum provision restricts the courts in which claims arising under the Securities Act may be brought, there is uncertainty as to whether a court would enforce such a provision. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. If a court were to find the exclusive-forum provision contained in the Proposed Bylaws to be inapplicable or unenforceable in an action, New FaZe may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business.

New FaZe does not intend to pay dividends for the foreseeable future.

New FaZe currently intends to retain any future earnings to finance the operation and expansion of its business and New FaZe does not expect to declare or pay any dividends in the foreseeable future. Moreover, the terms of any revolving credit facility into which New FaZe or any of its subsidiaries enters may restrict its ability to pay dividends, and any additional debt New FaZe or any of its subsidiaries may incur in the future may include similar restrictions. As a result, stockholders must rely on sales of their common stock after price appreciation as the only way to realize any future gains on their investment.

New FaZe may issue additional shares of New FaZe common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of New FaZe common stock.

Upon the closing of the Business Combination, assuming (a) that no holder of Public Shares exercises their redemption rights as described in this proxy statement/prospectus, (b) an Exchange Ratio of 2.27 (estimated as of May 6, 2022), (c) no inclusion of the effect of any future grants of warrants, post-Business Combination grants of options, or any further financing of BRPM or FaZe, New FaZe will have options outstanding to purchase up to an aggregate of 17,687,479 shares of New FaZe common stock, an aggregate of 675,686 restricted stock awards outstanding, and warrants outstanding to purchase 5,923,333 shares of New FaZe common stock. New FaZe will also have the ability to initially issue such number of shares of New FaZe common stock equal to up to 15% of the fully diluted outstanding shares of New FaZe common stock as of the Closing under the 2022 Plan and such number of shares of New FaZe common stock equal to up to 2% of the fully diluted shares of New FaZe common stock outstanding as of the Closing under the ESPP (assuming the 2022 Plan and ESPP are each approved by BRPM Stockholders at the Special Meeting).

New FaZe may issue additional shares of New FaZe common stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

New FaZe’s issuance of additional shares of common stock or other equity securities of equal or senior rank would have the following effects:

•        New FaZe’s existing stockholders’ proportionate ownership interest in New FaZe will decrease;

•        the amount of cash available per share, including for payment of dividends (if any) in the future, may decrease;

•        the relative voting strength of each previously outstanding share of common stock may be diminished; and

•        the market price of New FaZe’s shares of common stock may decline.

New FaZe’s securities may not be listed on a national securities exchange after the Business Combination, which could limit investors’ ability to make transactions in New FaZe’s securities and subject New FaZe to additional trading restrictions.

New FaZe has applied to have the New FaZe common stock and New FaZe warrants listed on Nasdaq after consummation of the Business Combination. New FaZe will be required to meet the initial listing requirements of Nasdaq to be listed. New FaZe may not be able to meet those initial listing requirements (and the related closing condition, which requires the shares of New FaZe common stock to be issued in the Merger be approved for listing on Nasdaq, may be waived by the parties). Even if New FaZe’s securities are so listed, New FaZe may be unable to maintain the listing of its securities in the future.

If New FaZe fails to meet the initial listing requirements and Nasdaq does not list its securities (and the related closing condition is waived by the parties), or if its securities are subsequently delisted, New FaZe could face significant material adverse consequences, including:

•        a limited availability of market quotations for its securities;

•        a limited amount of news and analyst coverage for New FaZe; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

New FaZe may redeem the public warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

Following completion of the Business Combination, New FaZe has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the New FaZe common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. Trading prices of the BRPM Class A common stock have not historically exceeded the $18.00 per share redemption threshold.

If and when the warrants become redeemable, New FaZe may not exercise its redemption right unless there is a current registration statement in effect with respect to the shares of common stock underlying such warrants. We are not registering the New FaZe common stock issuable upon the exercise of the warrants at this time.

In the event New FaZe determined to redeem the warrants, holders would be notified of such redemption as described in the Warrant Agreement. Specifically, New FaZe would be required to fix a date for the redemption (the “Redemption Date”). Notice of redemption would be mailed by first class mail, postage prepaid, by New FaZe not less than 30 days prior to the Redemption Date to the registered holders of the warrants to be redeemed at their last addresses as they appear on the registration books. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via New FaZe’s posting of the redemption notice to DTC. Redemption of the warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the Private Placement Warrants will be redeemable by New FaZe so long as they are held by the Sponsor or its permitted transferees.

We are not registering the shares of New FaZe common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when a warrant holder desires to exercise warrants, thus precluding such warrant holder from being able to exercise its warrants except on a cashless basis. If the issuance of the shares upon exercise of warrants is not registered, qualified or exempt from registration or qualification, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

We are not registering the shares of New FaZe common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. However, under the terms of the Warrant Agreement, we have agreed that as soon as practicable, but in no event later than 15 business days after the Closing, we will use our best efforts to file with the SEC a registration statement for the registration under the Securities Act of the shares of New FaZe common stock issuable upon exercise of the warrants and thereafter will use our best efforts to cause the same to become effective within 60 business days following the Closing and to maintain a current prospectus relating to the New FaZe common stock issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order.

If the shares of New FaZe common stock issuable upon exercise of the warrants are not registered under the Securities Act, we will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. Notwithstanding the above, if the New FaZe common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under applicable state securities laws and there is no exemption available.

If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units in BRPM’s IPO will have paid the full unit purchase price solely for the shares of BRPM Class A common stock included in the BRPM units.

If you exercise your Public Warrants on a “cashless basis,” you will receive fewer shares of New FaZe common stock from such exercise than if you were to exercise such warrants for cash.

There are circumstances in which the exercise of the Public Warrants may be required or permitted to be made on a cashless basis. First, if a registration statement covering the shares of New FaZe common stock issuable upon exercise of the warrants is not effective by the 60th business day after the Closing, warrantholders may, until such time as there is an effective registration statement, exercise warrants on a cashless basis in accordance with Section 3(a)(9) of the Securities Act or another exemption from registration. Second, if the New FaZe common stock is at any time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. Third, if we call the Public Warrants for redemption, our management will have the option to require all holders that wish to exercise warrants to do so on a cashless basis.

In the event of an exercise on a cashless basis, a holder would pay the warrant exercise price by surrendering the warrants for that number of shares of New FaZe common stock equal to the quotient obtained by dividing (x) the product of the number of shares of New FaZe common stock underlying the warrants, multiplied by the excess of the “fair market value” (as defined in the next sentence) of the New FaZe common stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported last sale price of the New FaZe common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable. As a result, you would receive fewer shares of New FaZe common stock from such exercise than if you were to exercise such warrants for cash.

The warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.

The warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against BRPM arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that BRPM irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. BRPM will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in BRPM warrants shall be deemed to have notice of and to have consented to the forum provisions in the warrant agreement. If any action, the subject matter of which is within the scope the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with BRPM, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, BRPM may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect BRPM’s business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

Risks Related to the Business Combination

BRPM (or New FaZe) will not have any right to make damage claims against FaZe or FaZe’s shareholders for the breach of any representation, warranty or covenant made by FaZe in the Merger Agreement.

The Merger Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the closing of the Merger, except for those covenants that by their terms apply or are to be performed in whole or in part after the closing, and then only with respect to breaches occurring after closing. Accordingly, there are no remedies available to the parties with respect to any breach of the representations, warranties, covenants or agreements of the parties to the Merger Agreement after the closing of the Merger, except for covenants to be performed in whole or in part after the closing. As a result, BRPM (or New FaZe) will have no remedy available to it if the Merger is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by FaZe at the time of the Merger.

There is no guarantee that a Public Stockholder’s decision whether to redeem its Public Shares for a pro rata portion of the cash held in the Trust Account will put the stockholder in a better future economic position.

BRPM can give no assurance as to the price at which a stockholder may be able to sell its Public Shares in the future following the completion of the Business Combination or, if the Business Combination is not consummated, any alternative initial business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in BRPM’s share price, and may result in a lower value realized now than a stockholder of BRPM might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of New FaZe common stock after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If the Public Stockholders fail to properly demand redemption rights, they will not be entitled to have their Public Shares redeemed for a pro rata portion of the Trust Account.

BRPM’s Public Stockholders may demand that BRPM redeem their Public Shares for their respective pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination, including interest earned on the Trust Account, net of interest that may be used by BRPM to pay its tax obligations. Public Stockholders who seek to exercise this redemption right must deliver their Public Shares (either physically or electronically) to BRPM’s transfer agent two business days prior to the scheduled date of the Special Meeting. Any BRPM Stockholder who fails to properly deliver their Public Shares will not be entitled to have his or her shares redeemed. See the section entitled “Special Meeting of BRPM Stockholders — Redemption Rights” for the procedures to be followed if you wish to have your Public Shares redeemed for cash.

BRPM and FaZe will incur significant transaction and transition costs in connection with the Business Combination.

BRPM and FaZe have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. BRPM and FaZe may also incur additional costs to retain key employees. All expenses incurred in connection with the Merger Agreement and the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs.

Citigroup, lead financial advisor to FaZe, was to be compensated in connection with the Business Combination. Citigroup resigned, waived such compensation and disclaimed any responsibility for this proxy statement/prospectus.

On May 20, 2022, FaZe received a letter from Citigroup, lead financial advisor to FaZe, resigning from its role as lead financial advisor to FaZe, waiving any of its entitlement to the payment of any fees and reimbursement of expenses and disclaiming any responsibility for this proxy statement/prospectus (the “Termination Letter”). Citigroup’s fee was agreed between FaZe and Citigroup in an engagement letter signed by the parties on July 12, 2021 (the “Engagement Letter”), and the payment was conditioned upon closing of the Business Combination. FaZe’s other financial advisors, Klein Group and EM (each as defined below), remain in their roles in connection with the Business Combination. In its Termination Letter, Citigroup did not give FaZe any reasons for its resignation and waiver of its fee after doing all of the work to earn its fees. There is no dispute among any of FaZe, Citigroup, or BRPM with respect to Citigroup’s financial advisory services or its resignation. It is the understanding of both BRPM and FaZe that the SEC has received similar resignation letters from Citigroup and other investment banks in connection with other business combination transactions involving special purpose acquisition companies. Citigroup did not communicate to FaZe or BRPM the reasons leading to its resignation resulting in forfeiture of its fees after doing all of the work to earn its fees.

Citigroup was not responsible for the preparation of any disclosure that is included in this proxy statement/prospectus, or any materials underlying such disclosure, but assisted FaZe management with industry data and other industry and business information. As with all members of the transaction working group, Citigroup received drafts of the Registration Statement of which this proxy statement/prospectus forms a part. Additionally, Citigroup was not responsible for the preparation of any materials reviewed by the BRPM Board or management or materials related to the PIPE Investment, but assisted FaZe management with market data, comparable company analysis and other relevant information to help build the FaZe Forecasts, using the estimates, assumptions and input provided by, and at the direction of, FaZe management, and supported the preparation of the PIPE presentation, at the direction of FaZe management. In each case, FaZe management considered Citigroup’s input based on its expertise and experience in the industry, but FaZe management conducted its own independent analysis and made its own conclusions in connection with the aforementioned materials, and prepared and was fully responsible for the current disclosure in this proxy statement/prospectus. None of Citigroup or any of its affiliates has informed FaZe or BRPM or, to the knowledge of FaZe or BRPM, the PIPE Investors, that it has withdrawn its association with these materials; however, in its Termination Letter, Citigroup has disclaimed responsibility for any portion of this proxy statement/prospectus.

Because Citigroup’s financial advisory services on the Business Combination were complete, and Citigroup was not expected to play a role in the Closing, neither FaZe nor BRPM believes that Citigroup’s resignation will impact the consummation of the Business Combination, and FaZe has not hired, and does not expect to hire, another financial advisor (in addition to Klein Group and EM) in connection with the Business Combination. Nonetheless, it is possible that Citigroup’s resignation may adversely affect market perception of the Business Combination generally. If market perception of the Business Combination is negatively impacted, an increased number of stockholders may vote against the proposed Business Combination or seek to redeem their Public Shares for cash, which could potentially impact BRPM’s ability to consummate the Business Combination. At the request of the staff of the Division of Corporation Finance of the SEC, FaZe requested that Citigroup provide a letter stating whether it agrees with the statements made in this proxy statement/prospectus related to its resignation, but FaZe has not received a response from Citigroup as of the date of this proxy statement/prospectus. Accordingly, Citigroup’s failure to respond should not be interpreted to mean that Citigroup agrees with the current disclosure and no inference can be drawn to this effect. You are cautioned not to rely on the fact that Citigroup was involved with any aspect of the Business Combination.

Even if we consummate the Business Combination, there is no guarantee that the BRPM warrants will ever be in the money, and they may expire worthless.

The exercise price for the Public Warrants is $11.50 per share of BRPM Class A common stock. Trading prices of the Class A common stock during the past month have not exceeded the $11.50 threshold for the warrants to be in-the-money. There is no guarantee that the BRPM warrants will ever be in the money prior to their expiration, and as such, the BRPM warrants may expire worthless.

The Sponsor, which is an affiliate of certain of BRPM’s officers and directors and of B. Riley Securities, owns BRPM common stock and BRPM warrants that will be worthless and may incur reimbursable expenses that may not be reimbursed or repaid if the Business Combination is not approved. Such interests may have influenced the decision of the BRPM Board to approve the Business Combination with FaZe.

The Sponsor, which is an affiliate of certain of BRPM’s officers and directors, beneficially owns the Founder Shares and Private Placement Warrants. The Sponsor has no redemption rights with respect to these securities in the event a business combination is not effected in the required time period. Therefore, if the Business Combination with FaZe or another business combination is not approved within the required time period, such securities held by the Sponsor will be worthless. Such securities had an aggregate market value of $47.7 million based upon the closing prices of the BRPM Class A common stock and BRPM warrants on Nasdaq on May 26, 2022, the record date of the Special Meeting. Furthermore, the Sponsor and BRPM’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on BRPM’s behalf, such as identifying and investigating possible business targets and business combinations. These expenses will be repaid upon completion of the Business Combination. However, if BRPM fails to consummate the Business Combination, BRPM’s Sponsor and its directors and officers will not have any claim against the Trust Account for reimbursement. Accordingly, BRPM may not be able to reimburse these amounts if the Business Combination is not completed. In addition, BRPM’s Sponsor, officers, directors or their affiliates may make working capital loans prior to the closing of the Business Combination, which may not be repaid if the Business Combination is not completed.

The Sponsor Related PIPE Investors agreed to purchase an aggregate of 2,200,000 shares of New FaZe common stock in the PIPE Investment, for an aggregate investment of $22,000,000 and, pursuant to the Sponsor Support Agreement, the Sponsor agreed to backstop the PIPE Investment if the amount in cash actually received by BRPM from the PIPE Investment at Closing is less than $100,000,000, by committing to purchase that portion of the PIPE Investment not purchased by third party investors to cause the PIPE Investment actually received by BRPM at the Closing to equal $100,000,000. If the Business Combination is not consummated, such investments will not be made.

In the aggregate, the Sponsor and its affiliates have approximately $67.9 million at risk that depends upon the completion of a business combination. Such amount consists of (a) approximately $43.1 million representing the value of the Founder Shares (assuming a value of $10.00 per share, the deemed value of the BRPM Class A common stock in the Business Combination), (b) $5.2 million representing the value of the BRPM Private Placement Units purchased by the Sponsor (using the $10.00 per unit purchase price), (c) approximately $9.6 million representing the fee payable to B. Riley Securities pursuant to the Business Combination Marketing Agreement and placement agent engagement, and (d) approximately $10 million representing the aggregate principal amount loaned by B. Riley Principal Commercial Capital, LLC to FaZe under the Term Loan.

The foregoing financial interests may have influenced the decision of BRPM’s directors to approve the Business Combination with FaZe and to continue to pursue such Business Combination. In considering the recommendations of the BRPM Board to vote for the Business Combination Proposal and other proposals, its stockholders should consider these interests. See the section entitled “The Business Combination Proposal — Interests of the Sponsor and BRPM’s Directors and Officers in the Business Combination.”

The Sponsor, which is ultimately controlled by certain of BRPM’s officers and directors, is liable under certain circumstances to ensure that proceeds of the Trust Account are not reduced by vendor claims in the event the Business Combination is not consummated. Such liability may have influenced the decision of the BRPM Board to approve the Business Combination with FaZe.

If the Business Combination with FaZe or another business combination is not consummated by BRPM within the required time period, the Sponsor will be personally liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by BRPM for services rendered or contracted for or products sold to BRPM. If BRPM consummates a business combination, on the other hand, BRPM will be liable for all such claims. See the section entitled “Other Information Related to BRPM — Financial Condition and Liquidity” for further information.

These personal obligations of the Sponsor may have influenced the BRPM Board’s decision to approve the Business Combination with FaZe and to continue to pursue such Business Combination. In considering the recommendations of the BRPM Board to vote for the Business Combination Proposal and the other proposals, BRPM Stockholders should consider these interests.

The exercise of BRPM’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the best interests of BRPM Stockholders.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Merger Agreement, would require BRPM to agree to amend the Merger Agreement, to consent to certain actions taken by FaZe or to waive rights to which BRPM is entitled under the Merger Agreement. Such events could arise because of changes in the course of FaZe’s business, a request by FaZe to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on FaZe’s business and would entitle BRPM to terminate the Merger Agreement. In any of such circumstances, it would be at BRPM’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is best for BRPM and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, BRPM does not believe there will be any material changes or waivers that BRPM’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. BRPM will circulate a supplemental or amended proxy statement/prospectus if changes to the terms of the Merger that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.

The Sponsor and BRPM’s officers and directors have each agreed to vote in favor of the Business Combination described in this proxy statement/prospectus, regardless of how the Public Stockholders vote.

Unlike some blank check companies in which the founders agree to vote their Founder Shares in accordance with the majority of the votes cast by the holders of public stock in connection with an initial business combination, the Sponsor and BRPM’s officers and directors have each agreed to vote any shares of BRPM’s common stock owned by them in favor of the Business Combination Proposal and the other proposals set forth in this proxy statement/prospectus. As of the date hereof, the Sponsor owns approximately 22% of our total outstanding common stock. In addition to the shares held by the Sponsor, BRPM would need 6,208,751 Public Shares, or approximately 36% of the 17,250,000 shares sold in BRPM’s initial public offering to be voted in favor of the Business Combination Proposal in order for it to be approved, assuming all outstanding shares are voted on such proposal. If only a minimum quorum of shares of BRPM common stock, consisting of a bare majority of outstanding shares of BRPM common stock, is present at the Special Meeting, BRPM would need only 688,126 Public Shares, or approximately 4% of the Public Shares, to be voted in favor of the Business Combination Proposal in order for it to be approved (provided that consummation of the Business Combination is conditioned upon, among other things approval of the condition precedent proposals and the requirement that BRPM have net tangible assets of at least $5,000,001 immediately prior to or upon consummation of the Business Combination). Accordingly, it is more likely that the necessary stockholder approval will be received for the Business Combination than would be the case if the Sponsor and BRPM’s officers and directors agreed to vote any shares of Common Stock owned by them in accordance with the majority of the votes cast by the Public Stockholders.

The ability of our Public Stockholders to exercise redemption rights with respect to a large number of our Public Shares may not allow us to complete the Business Combination, have sufficient cash available to fund New FaZe’s business or optimize the capital structure of New FaZe.

At the time of entering into the Merger Agreement, BRPM did not know how many Public Stockholders may exercise their redemption rights, and therefore, it needed to structure the transaction based on its expectations as to the number of shares that will be submitted for redemption. The Merger Agreement provides that FaZe’s obligation to consummate the Business Combination is conditioned on, among other things, BRPM having an aggregate cash amount of at least $218,000,000 available at Closing from the Trust Account (after giving effect to the redemptions and payment of BRPM transaction expenses) and PIPE Investors, referred to herein as the Minimum Proceeds Condition. FaZe waived the Minimum Proceeds Condition on March 10, 2022.

Further, in the event that the number of Public Shares being redeemed is greater than the number of Public Shares assumed to be redeemed under the Minimum Proceeds Condition redemptions scenario, the beneficial ownership percentage retained by the Public Stockholders in New FaZe will be less than 11.8% (see the section of this proxy statement/prospectus titled “Summary of the Proxy Statement/Prospectus — Ownership of Combined Company following Business Combination”) and the amount of cash available for use by New FaZe will be less than $218 million as otherwise presented under the Minimum Proceeds Condition redemptions scenario in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”.

In addition, the exercise of redemption rights with respect to a large number of Public Shares may result in insufficient cash available to fund New FaZe’s business, and may render BRPM and FaZe unable to take such actions as may be desirable in order to optimize the capital structure of New FaZe upon consummation of the Business Combination. If the Trust Account proceeds that would be available to FaZe following the redemption deadline are less than $218 million (representing the amount of cash required by the Minimum Proceeds Condition, which has been waived by FaZe), New FaZe will have less cash available to pursue its anticipated growth strategies and new initiatives, including FaZe’s acquisition strategy. As a result, New FaZe’s results of operations and financial condition may be worse than projected.

The Public Stockholders will experience dilution as a consequence of the issuance of Common Stock as consideration in the Business Combination and may experience dilution from several additional sources in connection with and after the Business Combination. Having a minority share position may reduce the influence that the public stockholders have on the management of New FaZe.

The issuance of additional shares of New FaZe common stock in the Business Combination will dilute the equity interests of the Public Stockholders and may adversely affect prevailing market prices for the Public Shares and BRPM warrants. The Public Stockholders who do not redeem their Public Shares may experience dilution from several additional sources to varying degrees in connection with and after the Business Combination, including in each of the following instances:

•        50,353,646 shares of New FaZe common stock are anticipated to be issued to FaZe Stockholders as consideration in the Business Combination, valued at $10.00 per share. An additional 6,440,827 Earn-Out Shares are anticipated to be issued to FaZe Stockholders at Closing assuming no Public Stockholders exercise redemption rights with respect to their Public Shares, referred to herein as the “no redemptions scenario”, or 6,169,981 Earn-Out Shares assuming that Public Stockholders holding 4,243,365 Public Shares will exercise their redemption rights, referred to herein as the “Minimum Proceeds Condition (24.6%) redemptions scenario”, 5,890,290 Earn-Out Shares assuming that Public Stockholders holding 8,625,000 Public Shares will exercise their redemption rights, referred to herein as the “50% redemptions scenario”, 5,615,030 Earn-Out Shares assuming that Public Stockholders holding 12,937,500 Public Shares will exercise their redemption rights, referred to herein as the “75% redemptions scenario”, and 5,339,757 Earn-Out Shares assuming that Public Stockholders holding all 17,250,000 Public Shares will exercise their redemption rights, referred to herein as the “100% redemptions scenario”. The Earn-Out Shares will be subject to forfeiture as discussed in more detail elsewhere in this proxy statement/prospectus. In the no redemptions scenario, the shares of New FaZe common stock to be issued to FaZe Stockholders will represent approximately 65.5% of the number of shares of New FaZe common stock that will be outstanding following the consummation of the Business Combination; in the Minimum Proceeds Condition redemptions scenario, such shares will represent approximately 68.1%; in the 50% redemptions scenario, such shares will represent approximately 70.7%; in the 75% redemptions scenario, such shares will represent approximately 73.7%; and in the 100% redemptions scenario, such shares will represent approximately 77.0%.

•        An aggregate of 5,923,333 warrants will be outstanding following the Business Combination. The shares of New FaZe common stock underlying the warrants will represent approximately 5.2%, 5.4%, 5.7%, 5.9% or 6.2% of the fully-diluted number of shares of New FaZe common stock immediately following the consummation of the Business Combination, in the no redemptions scenario, Minimum Proceeds Condition redemptions scenario, 50% redemptions scenario, 75% redemptions scenario, and 100% redemptions scenario, respectively.

•        New FaZe will reserve 15% and 2% of the number of outstanding shares of New FaZe Common Stock on a fully diluted basis (as of immediately following the Business Combination) pursuant to the 2022 Plan and the ESPP, respectively. The granted awards, when vested and settled or exercisable, may result in the issuance of additional shares up to the amount of the share reserve under the 2022 Plan and the ESPP, respectively.

•        New FaZe may determine, subject to the receipt of any stockholder or stock exchange approvals that may be required, to issue additional shares of New FaZe common stock or other equity securities of equal or senior rank in connection with privately negotiated transactions following the consummation of the Business Combination.

The issuance of additional shares of New FaZe common stock (or other equity securities of equal or senior rank), including through any of the foregoing, could have the following effects for holders of Public Shares who elect not to redeem their shares:

•        your proportionate ownership interest in New FaZe will decrease;

•        the relative voting strength of each previously outstanding share of New FaZe Common Stock will be diminished; or

•        the market price of New FaZe common stock and the warrants may decline.

For more information, please see the section titled “Comparative Historical and Unaudited Pro Forma Combined Per Share Financial Information.”

If BRPM is unable to complete the Business Combination with FaZe or another business combination by February 23, 2023 (or such later date as may be approved by BRPM Stockholders), BRPM will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against BRPM and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by stockholders could be less than $10.00 per share.

Under the terms of the Current Charter, BRPM must complete the Business Combination with FaZe or another business combination by February 23, 2023 (or such later date as may be approved by BRPM Stockholders in an amendment to the Current Charter), or BRPM must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against BRPM. Although BRPM has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court would uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of the Public Stockholders. If BRPM is unable to complete a business combination within the required time period, the Sponsor has agreed that it will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by BRPM for services rendered or contracted for or products sold to BRPM. However, the Sponsor may not be able to meet such obligation as its only assets are securities of BRPM. Therefore, the per-share distribution from the Trust Account in such a situation may be less than $10.00 due to such claims.

Additionally, if BRPM is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if BRPM otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the Trust Account, BRPM may not be able to return to the Public Stockholders at least $10.00 per share.

BRPM Stockholders may be held liable for claims by third parties against BRPM to the extent of distributions received by them.

If BRPM is unable to complete the Business Combination with FaZe or another business combination within the required time period, BRPM will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account, net of interest that may be used by BRPM to pay its tax obligations, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), and (c) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and its board of directors, dissolve and liquidate, subject in the case of clauses “(b)” and “(c)”, to BRPM’s obligations under Delaware law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. BRPM cannot assure you that it will properly assess all claims that may potentially be brought against BRPM. As such, BRPM Stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, BRPM cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by BRPM.

If BRPM is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor, creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by BRPM Stockholders. Furthermore, because BRPM intends to distribute the proceeds held in the Trust Account to its Public Stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its Public Stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, the BRPM Board may be viewed as having breached its fiduciary duties to its creditors and/or may have acted in bad faith, thereby exposing itself and FaZe to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. BRPM cannot assure you that claims will not be brought against it for these reasons.

The BRPM Board did not obtain a third party’s evaluation in determining whether or not to proceed with the Business Combination. Accordingly, the merger consideration may not be fair from a financial point of view to the Public Stockholders.

Neither the BRPM Board nor any committee thereof is required to obtain an opinion from an independent investment banking or accounting firm that the price that we are paying for FaZe is fair to the Public Stockholders from a financial point of view. Neither the BRPM Board nor any committee thereof obtained a third party valuation in connection with the Business Combination. In analyzing the Business Combination, the BRPM Board conducted due diligence on FaZe. The BRPM Board also consulted with BRPM’s management and its legal counsel, financial advisor and other advisors and considered a number of factors, uncertainty and risks described in detail in the section of this proxy statement/prospectus titled “The Business Combination Proposal.” In addition, the officers and directors of BRPM have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, as also demonstrated through the two previously completed acquisitions of Alta Equipment Group Inc. and Eos Energy Enterprises, Inc. with B. Riley Principal Merger Corp and B. Riley Principal Merger Corp. II, respectively. Based on the above, the BRPM Board concluded that the Business Combination was in the best interest of the Public Stockholders. Accordingly, investors will be relying solely on the judgment of the BRPM Board in valuing FaZe and the BRPM Board may not have properly valued such business.

The lack of a third-party valuation may lead an increased number of stockholders to vote against the proposed Business Combination or seek to redeem their Public Shares for cash, which could potentially impact BRPM’s ability to consummate the Business Combination or adversely affect BRPM’s liquidity following the consummation of the Business Combination.

BRPM may be targeted by securities class action and derivative lawsuits that could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on BRPM’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed, or from being completed within the expected timeframe, which may adversely affect BRPM’s and FaZe’s respective businesses, financial condition and results of operation.

If BRPM’s due diligence investigation of FaZe was inadequate, then BRPM Stockholders following the consummation of the Business Combination could lose some or all of their investment.

Even though BRPM conducted a due diligence investigation of FaZe that it believed to be reasonable, it cannot be certain that this due diligence uncovered all material issues that may be present inside FaZe or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of FaZe and its business and outside of its control will not later arise.

Because New FaZe will become a public reporting company by means other than a traditional underwritten initial public offering, New FaZe’s stockholders may face additional risks and uncertainties.

Because New FaZe will become a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the shares of New FaZe Common Stock, and, accordingly, New FaZe’s stockholders will not have the benefit of an independent review and investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the plan of business and any underlying financial assumptions. Because there is no independent third-party underwriter selling the shares of New FaZe Common Stock, BRPM Stockholders must rely on the information included in this proxy statement/prospectus. Although BRPM performed a due diligence review and investigation of FaZe in connection with the Business Combination that it believed to be reasonable, the lack of an independent due diligence review and investigation increases the risk of investment in New FaZe because this due diligence investigation may not have uncovered facts that would be important to a potential investor.

In addition, because New FaZe will not become a public reporting company by means of at traditional underwritten initial public offering, security or industry analysts may not provide, or be less likely to provide, coverage of New FaZe. Investment banks may also be less likely to agree to underwrite follow-on or secondary offerings on behalf of New FaZe than they might if New FaZe became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with New FaZe as a result of not having performed similar work during the initial public offering process or because of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for New FaZe Common Stock could have an adverse effect on New FaZe’s ability to develop a liquid market for New FaZe Common Stock. See “— Risks Related to the Merger — If securities analysts do not publish research or reports about New FaZe’s business or if they downgrade New FaZe’s stock or New FaZe’s sector, New FaZe’s stock price and trading volume could decline.”

Risks Related to the Adjournment Proposal

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the BRPM Board will not have the ability to adjourn the Special Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

The BRPM Board is seeking approval to adjourn the special meeting to a later date or dates if it is determined by the officer presiding over the Special Meeting that more time is necessary for BRPM to consummate the Business Combination, including the Merger. The presiding officer may present the Adjournment Proposal if, at the special meeting, BRPM is unable to consummate the Business Combination for any reason. If the Adjournment Proposal is not approved, the BRPM Board will not have the ability to adjourn the Special Meeting to a later date and, therefore, the Business Combination would not be completed. However, in addition to an adjournment of the special meeting upon approval of an Adjournment Proposal, the BRPM Board is empowered under Delaware law to postpone the meeting at any time prior to the Special Meeting being called to order.

The Special Meeting

Overview

This proxy statement/prospectus is being provided to BRPM Stockholders as part of a solicitation of proxies by the BRPM Board for use at the Special Meeting to be convened on July 15, 2022 and at any adjournments or postponements of such meeting. This proxy statement/prospectus is being furnished to BRPM Stockholders on or about [date], 2022. In addition, this proxy statement/prospectus constitutes a prospectus for New FaZe in connection with the issuance by New FaZe of common stock to be delivered to FaZe’s stockholders in connection with the Business Combination.

Date, Time and Place of the Special Meeting

The Special Meeting will be a virtual meeting conducted exclusively via live webcast starting at 10:00 a.m., New York City time, on July 15, 2022, or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals. Stockholders may attend the special meeting online, vote, view the list of stockholders entitled to vote at the special meeting and submit your questions during the special meeting by visiting https://www.cstproxy.com/brileyprincipal150mergercorp/2022 and entering your 12-digit control number, which is either included on the proxy card you received or obtained through Continental Stock Transfer & Trust Company. Because the special meeting is completely virtual and being conducted via live webcast, stockholders will not be able to attend the meeting in person.

Proposals

At the Special Meeting, BRPM Stockholders will vote upon:

•        the Business Combination Proposal;

•        the Binding Charter Proposals;

•        the Advisory Charter Proposals;

•        the Stock Issuance Proposal;

•        the Director Election Proposal;

•        the Incentive Plan Proposal;

•        the ESPP Proposal; and

•        the Adjournment Proposal.

THE BRPM BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE BUSINESS COMBINATION PROPOSAL AND THE OTHER PROPOSALS TO BE PRESENTED AT THE SPECIAL MEETING ARE IN THE BEST INTERESTS OF AND ADVISABLE TO THE BRPM STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS DESCRIBED ABOVE

Record Date; Outstanding Shares; Shares Entitled to Vote

BRPM has fixed the close of business on May 26, 2022 as the “record date” for determining BRPM Stockholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on the record date, there were 22,082,500 shares of BRPM common stock outstanding and entitled to vote. Each share of BRPM common stock is entitled to one vote per share at the Special Meeting.

Quorum

A quorum of BRPM Stockholders is necessary to hold a valid meeting. A quorum will exist at the Special Meeting with respect to each matter other than Binding Charter Proposal B if the holders of a majority of BRPM common stock are present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting. A quorum will exist at the Special Meeting with respect to Binding Charter Proposal B if the holders of a majority of the voting power of all outstanding shares of BRPM Class A common stock as of the record date are present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.

Vote Required and BRPM Board Recommendation

The Business Combination Proposal

BRPM Stockholders are being asked to consider and vote on a proposal to adopt the Merger Agreement and thereby approve the Business Combination. You should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination. In particular, your attention is directed to the full text of the Original Merger Agreement, which is attached as Annex A-1, and to the full text of the Merger Agreement Amendments, which are attached as Annex A-2 and Annex A-3, to this proxy statement/prospectus.

Approval of the Business Combination Proposal requires the affirmative vote of a majority of the shares of BRPM common stock entitled to vote (as determined in accordance with the Current Charter and BRPM’s bylaws) that are voted at the Special Meeting. Abstentions and broker non-votes will have no effect on the outcome of the proposal. The Business Combination cannot be completed unless the Business Combination Proposal and each other condition precedent proposal is approved by BRPM Stockholders.

THE BRPM BOARD RECOMMENDS THAT YOU VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

The Binding Charter Proposals

Approval of Binding Charter Proposal A requires an affirmative vote of the holders of at least a majority of the outstanding shares of BRPM common stock entitled to vote (as determined in accordance with the Current Charter and BRPM’s bylaws) at the Special Meeting. Approval of Binding Charter Proposal B requires an affirmative vote of the holders of at least a majority of the outstanding shares of BRPM Class A common stock, voting separately as a single class. Abstentions and broker non-votes will have the same effect as a vote “against” these proposals because an absolute majority of the outstanding shares is required for approval. The Business Combination cannot be completed unless the Binding Charter Proposals and each other condition precedent proposal is approved by BRPM Stockholders.

THE BRPM BOARD RECOMMENDS THAT YOU VOTE “FOR” BOTH OF THE BINDING CHARTER PROPOSALS.

The Advisory Charter Proposals

Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires an affirmative vote of the holders of at least a majority of the shares of BRPM common stock present (which would include presence at the virtual Special Meeting and representation by proxy) and entitled to vote thereupon (as determined in accordance with the Current Charter and BRPM’s bylaws). The failure to vote, broker non-votes and abstentions have no effect on the outcome of the proposal because they do not constitute votes cast.

THE BRPM BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE ADVISORY CHARTER PROPOSALS.

The Stock Issuance Proposal

Approval of the Stock Issuance Proposal requires an affirmative vote of the holders of at least a majority of the shares of BRPM common stock present (which would include presence at the virtual Special Meeting and representation by proxy) and entitled to vote thereupon (as determined in accordance with the Current Charter and BRPM’s bylaws). The failure to vote, broker non-votes and abstentions have no effect on the outcome of the proposal because they do not constitute votes cast. The Business Combination cannot be completed unless the Stock Issuance Proposal and each other condition precedent proposal is approved by BRPM Stockholders.

THE BRPM BOARD RECOMMENDS THAT YOU VOTE “FOR” THE STOCK ISSUANCE PROPOSAL.

The Incentive Plan Proposal

Approval of the Incentive Plan Proposal requires an affirmative vote of the holders of at least a majority of the shares of BRPM common stock present (which would include presence at the virtual Special Meeting and representation by proxy) and entitled to vote thereupon (as determined in accordance with the Current Charter and BRPM’s bylaws). The failure to vote, broker non-votes and abstentions have no effect on the outcome of the proposal because they do not constitute votes cast. The Business Combination cannot be completed unless the Incentive Plan Proposal and each other condition precedent proposal is approved by BRPM Stockholders.

THE BRPM BOARD RECOMMENDS THAT YOU VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

The ESPP Proposal

Approval of the ESPP Proposal requires an affirmative vote of the holders of at least a majority of the shares of BRPM common stock present (which would include presence at the virtual Special Meeting and representation by proxy) and entitled to vote thereupon (as determined in accordance with the Current Charter and BRPM’s bylaws). The failure to vote, broker non-votes and abstentions have no effect on the outcome of the proposal because they do not constitute votes cast. The Business Combination cannot be completed unless the ESPP Proposal and each other condition precedent proposal is approved by BRPM Stockholders

THE BRPM BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ESPP PROPOSAL.

Adjournment Proposal

BRPM Stockholders may be asked to vote on a proposal to adjourn the Special Meeting, or any postponement thereof, to another time or place if necessary or appropriate to solicit additional proxies if BRPM reasonably determines that it is advisable or necessary to do so in order to obtain the BRPM Stockholder Approval.

Approval of the Adjournment Proposal requires an affirmative vote of the holders of at least a majority of the shares of BRPM common stock present (which would include presence at the virtual Special Meeting and representation by proxy) and entitled to vote thereupon (as determined in accordance with the Current Charter and BRPM’s bylaws). The failure to vote, broker non-votes and abstentions have no effect on the outcome of the proposal because they do not constitute votes cast.

THE BRPM BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

Voting Your Shares

BRPM Stockholders may vote electronically at the Special Meeting by visiting https://www.cstproxy.com/brileyprincipal150mergercorp/2022 or by proxy. BRPM recommends that you submit your proxy even if you plan to attend the Special Meeting. If you vote by proxy, you may change your vote by submitting a later dated proxy before the deadline or by voting electronically at the Special Meeting.

If your shares of BRPM common stock are owned directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, the “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name” and are considered a “non-record (beneficial) stockholder.”

If you are a BRPM Stockholder of record you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the meeting for which proxies have been properly submitted and not revoked. If you sign and return your proxy card but do not mark your card to tell the proxies how to vote, your shares will be voted “FOR” the proposals to adopt the Merger Agreement and the other proposals presented at the Special Meeting.

Your shares will be counted for purposes of determining a quorum if you vote:

•        by submitting a properly executed proxy card or voting instruction form by mail; or

•        electronically at the Special Meeting.

Abstentions will be counted for determining whether a quorum is present for the Special Meeting.

Voting instructions are printed on the proxy card or voting information form you received. Either method of submitting a proxy will enable your shares to be represented and voted at the Special Meeting.

Voting Shares Held in Street Name

If your shares of BRPM common stock are held in an account through a broker, bank or other nominee or intermediary, you must instruct the broker, bank or other nominee how to vote your shares by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. Your broker, bank or other nominee may have an earlier deadline by which you must provide instructions to it as to how to vote your shares of BRPM common stock, so you should carefully read the materials provided to you by your broker, bank or other nominee or intermediary.

If you do not provide voting instructions to your bank, broker or other nominee or intermediary, your shares will not be voted on any proposal on which your bank, broker or other nominee does not have discretionary authority to vote. In these cases, the bank, broker or other nominee or intermediary will not be able to vote your shares on those matters for which specific authorization is required. Brokers do not generally have discretionary authority to vote on any of the proposals.

Because brokers, banks and other nominees or intermediaries do not generally have discretionary voting with respect to any of the proposals, if a beneficial owner of BRPM common stock held in “street name” does not give voting instructions to the broker, bank or other nominee for any proposal, then those shares will not be present or represented by proxy at the Special Meeting.

Revoking Your Proxy

If you are a BRPM Stockholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting by:

•        timely delivering a written revocation letter to the Corporate Secretary of BRPM;

•        signing and returning by mail a proxy card with a later date so that it is received prior to the Special Meeting; or

•        attending the Special Meeting and voting electronically by visiting the website established for that purpose at https://www.cstproxy.com/brileyprincipal150mergercorp/2022 and entering the control number found on your proxy card, voting instruction form or notice you previously received. Attendance at the Special Meeting will not, in and of itself, revoke a proxy.

If you are a non-record (beneficial) BRPM Stockholder, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.

Share Ownership and Voting by BRPM’s Officers and Directors

As of the record date, the BRPM directors and officers and their affiliates had the right to vote 4,832,500 shares of BRPM common stock, representing approximately 22% of the BRPM common stock then outstanding and entitled to vote at the meeting. The Sponsor at the time of BRPM’s initial public offering entered into the Insiders Letter Agreement with us to vote “FOR” the approval of the Business Combination Proposal, and the Sponsor entered into the Sponsor Support Agreement with BRPM and FaZe requiring the Sponsor to vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of both of the Binding Charter Proposals, “FOR” the approval, on an advisory basis, of each of the Advisory Charter Proposals, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Director Election Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal and “FOR” the approval of the Adjournment Proposal.

Redemption Rights

Public Stockholders may seek to redeem the Public Shares that they hold, regardless of whether they vote for or against the proposed Business Combination, do not vote at the Special Meeting, or are not holders of record on the record date. Any Public Stockholder may request redemption of their Public Shares for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then issued and outstanding Public Shares. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, the holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a Public Stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 20% or more of the shares of the Public Shares. Accordingly, if a Public Stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the Public Shares, then any such shares in excess of that 20% limit would not be redeemed for cash.

The Sponsor will not have redemption rights with respect to any BRPM common stock owned by them, directly or indirectly.

You will be entitled to receive cash for any Public Shares to be redeemed only if you:

•        hold Public Shares or hold Public Shares through units and you elect to separate your units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares; and

•        prior to 12:00 p.m., New York City time, on July 13, 2022 (two business days prior to the scheduled date of the Special Meeting), (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to the transfer agent that BRPM redeem your Public Shares for cash and (b) deliver your Public Shares to the transfer agent, physically or electronically through DTC.

If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming Public Stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their Public Shares.

Holders of units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying Public Shares and Public Warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem.

Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests which is two business days prior to the scheduled date of the Special Meeting, and thereafter, with BRPM’s consent, until the Closing. Furthermore, if a holder of a Public Share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that BRPM instruct the transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus.

If the Business Combination is not approved or completed for any reason, then Public Stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, BRPM will promptly return any Public Shares previously delivered by public holders.

For illustrative purposes, the cash held in the Trust Account on May 26, 2022, the record date for the Special Meeting, was approximately $172,632,133 or approximately $10.01 per Public Share. Prior to exercising redemption rights, Public Stockholders should verify the market price of BRPM common stock as they may receive higher proceeds from the sale of their BRPM common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Prior to exercising redemption rights, Public Stockholders should verify the market price of the BRPM Class A common stock as they may receive higher proceeds from the sale of their BRPM Class A common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. BRPM cannot assure our stockholders that they will be able to sell their BRPM Class A common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our securities when our stockholders wish to sell their shares. If a Public Stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests, which is two business days prior to the scheduled date of the Special Meeting, and, thereafter, with our consent, until the Closing. If a holder of a Public Share delivers its shares in connection with an election to redeem and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that BRPM instruct the transfer agent to return the shares (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus. See “The Special Meeting — Redemption Rights” in the proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

If a Public Stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own those Public Shares. You will be entitled to receive cash for your Public Shares only if you properly exercise your right to redeem your Public Shares and deliver your shares of BRPM common stock (either physically or electronically) to the transfer agent, in each case prior to 12:00 p.m., New York City time, on July 13, 2022 (two business days prior to the scheduled date of the Special Meeting), the deadline for submitting redemption requests, and the Business Combination is consummated.

Immediately following the Closing, New FaZe will pay Public Stockholders who properly exercised their redemption rights in respect of their Public Shares.

Appraisal Rights

Neither BRPM Stockholders nor BRPM warrant holders have appraisal rights in connection with the Business Combination under the DGCL.

Potential Purchases of Public Shares and/or Public Warrants

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding BRPM or its securities, the Sponsor, New FaZe and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire BRPM common stock or vote their BRPM common stock in favor of the Business Combination Proposal. Any Public Shares purchased by the Sponsor or its affiliates would be purchased at a price no higher than the redemption price for the Public Shares. Any Public Shares so purchased would not be voted by the Sponsor or its affiliates at the Special Meeting and would not be redeemable by the Sponsor or its affiliates. The purpose of such stock purchases and other transactions would be to increase the likelihood of obtaining BRPM Stockholder Approval, to minimize redemptions of Public Shares, and to ensure that BRPM has at least $5,000,001 of net tangible assets immediately prior to or upon consummation of the Business Combination, where it appears that such requirements would otherwise not be met. This may result in the completion of our Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Sponsor for nominal value. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. BRPM will file a Current Report on Form 8-K to disclose arrangements entered into or purchases made by any of the aforementioned persons, which report will include the number of shares or warrants purchased, the purchase price, the purpose of the purchase, the impact that such purposes would have on the likelihood that the Business Combination Proposal will be approved, the nature of the security holders who sold to the Sponsor or its affiliates, and the number of Public Shares then redeemed.

Costs of Solicitation

BRPM will bear the cost of soliciting proxies from BRPM Stockholders.

BRPM will solicit proxies by mail. In addition, the directors, officers and employees of BRPM may solicit proxies from BRPM Stockholders by telephone, electronic communication, or in person, but will not receive any additional compensation for their services. BRPM will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries for forwarding proxy solicitation material to the beneficial owners of BRPM common stock held of record by those persons and will reimburse them for their reasonable out-of-pocket expenses incurred in forwarding such proxy solicitation materials.

BRPM has engaged a professional proxy solicitation firm, DF King to assist in soliciting proxies for the Special Meeting. BRPM has agreed to pay DF King a fee of $25,000, plus additional fees for proxy solicitation via telephone, and disbursements. BRPM will reimburse DF King for reasonable out-of-pocket expenses and will indemnify DF King and its affiliates against certain claims, liabilities, losses, damages and expenses. BRPM will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of our common stock for their expenses in forwarding soliciting materials to beneficial owners of our common stock and in obtaining voting instructions from those owners. BRPM’s management team may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person. They will not be paid any additional amounts for soliciting proxies.

Other Business

BRPM is not aware of any other business to be acted upon at the Special Meeting. If, however, other matters are properly brought before the Special Meeting, the proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as the BRPM Board may recommend.

Attendance

Only BRPM Stockholders on the record date or persons holding a written proxy for any stockholder or account of BRPM as of the record date may attend the Special Meeting. The Special Meeting will be held in a virtual meeting format only. You will not be able to attend the Special Meeting physically. If you hold your shares of BRPM common stock in your name as a stockholder of record and you wish to attend the Special Meeting, please visit https://www.cstproxy.com/brileyprincipal150mergercorp/2022 and enter the control number found on your proxy card. If your shares of BRPM common stock are held in “street name” in a stock brokerage account or by a bank, broker or other holder of record and you wish to attend the Special Meeting, you must obtain a legal proxy from the bank, broker or other holder of record in order to vote your shares electronically at the Special Meeting. You may also attend the meeting telephonically by dialing 1-800-450-7155 (toll-free within the United States and Canada) or +1-857-999-9155 (outside of the United States and Canada, standard rates apply). The passcode for telephone access is 7602428#, but please note that you will not be able to vote or ask questions if you choose to participate telephonically.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact DF King, our proxy solicitor, by calling toll free (800) 820-2415 (or banks and brokers can call (212) 269-5550), or by emailing BRPM@dfking.com. This notice of Special Meeting is, and the proxy statement/prospectus relating to the Business Combination will be, available at https://www.cstproxy.com/brileyprincipal150mergercorp/2022.

THE BUSINESS COMBINATION AND THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement and the Business Combination. A copy of the Original Merger Agreement is attached as Annex A-1, a copy of the Merger Agreement Amendment dated December 29, 2021 is attached as Annex A-2 to this proxy statement/prospectus, and a copy of the Merger Agreement Amendment dated March 10, 2022 is attached as Annex A-3 to this proxy statement/prospectus, and each are incorporated by reference. The Merger Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about BRPM, FaZe, or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Merger and the terms and conditions of the Merger Agreement. In the event of any discrepancy between the following summary and the terms of the Merger Agreement, the Merger Agreement will control. Capitalized terms not otherwise defined herein have the definition given to them in the Merger Agreement.

BRPM is asking its stockholders to approve and adopt the Merger Agreement and the transactions contemplated thereby. BRPM Stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement. Please see the subsection titled “The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to carefully read the Merger Agreement in its entirety before voting on this proposal.

Because BRPM is holding a Special Meeting of stockholders to vote on the Business Combination, BRPM may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the shares of BRPM Class A common stock and BRPM Class B common stock that are voted at the Special Meeting, voting as a single class.

The Merger Agreement

The following describes certain aspects of the Business Combination, including the material provisions of the Merger Agreement. The following description of the Merger Agreement is subject to, and qualified in its entirety by reference to, the Original Merger Agreement and Merger Agreement Amendments, which are attached to this proxy statement/prospectus as Annex A-1, Annex A-2 and Annex A-3, respectively, and are incorporated by reference into this proxy statement/prospectus. We urge you to read the Merger Agreement carefully and in its entirety, as it is the legal document governing the Business Combination.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary are included to provide you with information regarding the terms of the Merger Agreement. The Merger Agreement contains representations and warranties by BRPM and FaZe. The representations, warranties and covenants made in the Merger Agreement by BRPM and FaZe were qualified and subject to important limitations agreed to by BRPM and FaZe in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the Merger Agreement may have the right not to consummate the Business Combination if the representations and warranties of the other party were to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than necessarily establishing or attempting to set forth matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC and some were qualified by the matters contained in the confidential disclosure schedules that BRPM and FaZe each delivered in connection with the Merger Agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Merger Agreement.

For the foregoing reasons, the representations and warranties or any descriptions of those provisions should not be read alone or relied upon as necessarily presenting the actual state of facts or condition of BRPM or FaZe, or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 281. BRPM will provide additional disclosures in its public reports to the extent it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the Merger Agreement and will update such disclosure as required by federal securities laws.

Closing and Effective Time of the Merger

Unless BRPM and FaZe otherwise mutually agree, the Closing shall take place on the date which is two business days after the first date on which all of the Closing conditions have been satisfied or waived (other than those conditions that by their terms are to be satisfied on the Closing Date. See “The Merger Agreement — Conditions to Closing” beginning on page 118 for a more complete description of the conditions that must be satisfied prior to Closing.

On the Closing date, BRPM and FaZe shall effect the Business Combination by filing with the Secretary of State of the State of Delaware certificates of merger related to the Merger, pursuant to which Merger Sub will merge with and into FaZe with FaZe surviving the merger as a wholly owned subsidiary of BRPM. The Merger shall become effective at the time when the Merger certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by BRPM and FaZe. However, there can be no assurance as to when or if the Business Combination will occur.

If the Business Combination is not completed by 5:00 p.m. Eastern Time, on July 25, 2022, the Merger Agreement may be terminated by either BRPM or FaZe. However, a party may not terminate the Merger Agreement pursuant to the provision described in this paragraph if the failure of the Closing to occur by the Outside Date is due primarily to the failure of the party seeking to terminate the Merger Agreement to fulfil any obligations of such party set forth in the Merger Agreement. See “The Merger Agreement — Termination”.

Merger Consideration

BRPM has agreed to issue to the FaZe Stockholders the Aggregate Merger Consideration, as follows:

(a)     Immediately prior to the Effective Time, pursuant to the Company Conversion, each common stock purchase warrant of FaZe shall be exercised in full in accordance with its terms and each preferred stock purchase warrant of FaZe shall be exercised in full in accordance with its terms.

(b)    Immediately prior to the Effective Time, pursuant to the Noteholder Conversions, the outstanding principal and accrued interest upon certain outstanding FaZe Notes shall be converted into shares of FaZe common stock. The outstanding principal and accrued interests upon any FaZe Notes that do not convert will be paid in full prior to the Effective Time.

(c)     Immediately prior to the Effective Time, each share of FaZe preferred stock that is issued and outstanding as of such time (including the FaZe preferred stock issued upon the exercise of FaZe preferred stock purchase warrants) shall automatically convert into FaZe common stock.

(d)    At the Effective Time, following the Company Conversion, by virtue of the Merger, each share of FaZe common stock that is issued and outstanding as of immediately prior to the Effective Time (including the FaZe common stock issued upon the exercise of FaZe Warrants, FaZe Notes, and Faze preferred stock) shall be converted into the right to receive a portion of the Aggregate Merger Consideration equal to the Exchange Ratio.

The Exchange Ratio is the quotient obtained by dividing 65,000,000 shares by the fully-diluted number of shares of FaZe common stock outstanding immediately prior to the Effective Time (excluding certain shares, as determined in accordance with the Merger Agreement and more fully described in this proxy statement/prospectus). BRPM presently estimates that the Exchange Ratio will be approximately 2.27.

BRPM has also agreed to issue approximately 6,440,827 Earn-Out Shares in the no redemptions scenario, 6,169,981 Earn-Out Shares in the Minimum Proceeds Condition redemptions scenario, 5,890,290 Earn-Out Shares in the 50% redemptions scenario, 5,615,030 Earn-Out Shares in the 75% redemptions scenario, and 5,339,757 Earn-Out Shares in the 100% redemptions scenario, which Earn-Out Shares will be subject to vesting as described below. Subject to the terms and conditions of the Merger Agreement, the holders of FaZe common stock (including shares of FaZe common stock issued as a result of the Company Conversion and shares subject to the FaZe Restricted Stock Awards) and Vested FaZe Options as of immediately prior to the Effective Time will be entitled to receive, in the form of a number of shares of New FaZe common stock, a number of Earn-Out Shares equal to the Earn-Out Exchange Ratio multiplied by the number of shares of FaZe common stock held by such holder as of immediately prior to the Effective Time (or in the case of Vested FaZe Options, the number of Net Vested Company Option Shares), with fractional shares rounded to the nearest whole share. The Earn-Out Exchange Ratio is the quotient obtained by dividing (x) 6% of the sum of (i) the total number of shares of New FaZe common stock that are issued and outstanding as of immediately after the Closing and (ii) the total number of shares of New FaZe common stock equal to the product of the total number of Net Vested Company Option Shares calculated as of immediately prior to the Closing and the Exchange Ratio by (y) the fully-diluted number of shares of FaZe common stock outstanding immediately prior to the Effective Time (as determined in accordance with the Merger Agreement and more fully described in this proxy statement/prospectus). BRPM presently estimates that the Earn-Out Exchange Ratio will be approximately 0.22.

The Earn-Out Shares will be subject to vesting or forfeiture as follows:

(i)     If, at any time during Earn-Out Period the VWAP per share of New FaZe common stock at any point during the trading hours of a Trading Day is greater than or equal to $12.00 for any 20 Trading Days within any period of 30 consecutive Trading Days, the first one-third of the Earn-Out Shares shall immediately vest;

(ii)    If, at any time during the Earn-Out Period, the VWAP per share of New FaZe common stock at any point during the trading hours of a Trading Day is greater than or equal to $14.00 for any 20 Trading Days within any period of 30 consecutive Trading Days, the second one-third of the Earn-Out Shares shall immediately vest; and

(iii)   If, at any time during the Earn-Out Period, the VWAP per share of New FaZe common stock at any point during the trading hours of a Trading Day is greater than or equal to $16.00 for any 20 Trading Days within any period of 30 consecutive Trading Days, the third one-third of the Earn-Out Shares shall immediately vest.

For the avoidance of doubt, the maximum Aggregate Earn-Out Consideration for the holders of FaZe common stock (including shares of FaZe common stock issued as a result of the Company Conversion and the shares subject to FaZe Restricted Stock Awards) and Vested FaZe Options is 6% of the sum of (i) the total number of shares of New FaZe common stock that are issued and outstanding as of immediately after the Closing and (ii) the total number of shares of New FaZe common stock equal to the product of the total number of Net Vested Company Option Shares calculated as of immediately prior to the Closing and the Exchange Ratio.

If the Second FaZe Earn-Out Achievement Date occurs at a time when the First Earn-Out Securities have not vested, then the First Earn-Out Securities and Second Earn-Out Securities shall immediately vest and no longer be subject to forfeiture as of the Second FaZe Earn-Out Achievement Date; if the Third FaZe Earn-Out Achievement Date occurs at a time when the Second Earn-Out Securities have not vested, then the Second Earn-Out Securities and Third Earn-Out Securities shall immediately vest and no longer be subject to forfeiture as of the Third FaZe Earn-Out Achievement Date; if the Third FaZe Earn-Out Achievement Date occurs at a time when the First Earn-Out Securities and Second Earn-Out Securities have not vested, then all of the Earn-Out Securities shall immediately vest and no longer be subject to forfeiture as of the Third FaZe Earn-Out Achievement Date.

In the event of a Change of Control during the Earn-Out Period that results in the holders of New FaZe common stock receiving a price per share that is greater than or equal to one or more of the applicable VWAPs per share above, and such Change of Control is subsequently consummated, then, all of the unvested Earn-Out Securities at the applicable VWAP level shall vest immediately prior to the closing of such Change of Control, and the holders of such Earn-Out Securities shall receive the same per share consideration (whether stock, cash or other property) in respect of all such shares as the other holders of New FaZe securities participating in such Change of Control. Upon the consummation of a Change of Control, the Earn-Out Period shall terminate.

On the Business Day following the end of the Earn-Out Period, all Earn-Out Securities that have not vested will be automatically and irrevocably forfeited by the holders.

Treatment of FaZe Awards

Immediately prior to the Effective Time, the Accelerated FaZe Options will become vested as of the Effective Time. Effective as of five days prior to, and conditional upon the occurrence of the Effective Time, each holder of a Vested Faze Option intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code will be entitled to exercise in full by providing the Company with a notice of exercise and full payment of the applicable exercise price in accordance with the terms of the applicable Company Incentive Plan and related award agreement.

Each FaZe Option that is then outstanding (whether or not vested) will be converted into the right to receive an option relating to New FaZe common stock on the same terms and conditions as are in effect with respect to such FaZe Option immediately prior to the Effective Time (including with respect to vesting and termination-related provisions), except that (i) such New FaZe Option will relate to such number of shares of New FaZe common stock (rounded down to the nearest whole share) as is equal to (A) the number of shares of FaZe common stock subject to such FaZe Option multiplied by (B) the Exchange Ratio, and (ii) the exercise price per share of such New FaZe Option will be equal to the quotient of (A) the exercise price per share of such FaZe Option in effect immediately prior to the Effective Time divided by (B) the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent). In addition, each Vested FaZe Option will have the right to receive a portion of the Aggregate Earn-Out Consideration.

At the Effective Time, each FaZe Restricted Stock Award that is outstanding and unvested as of immediately prior to the Effective Time will be converted into a New FaZe Restricted Stock Award covering a number of shares of New FaZe common stock equal to the Per Share Merger Consideration (which includes a portion of the Aggregate Earn-Out Consideration).

Transfer Restrictions

The Proposed Bylaws will provide, subject to certain exceptions, that the holders (the “Lockup Holders”) of shares of New FaZe common stock issued (i) as consideration in the Business Combination, including the Earn-Out Shares or (ii) to directors, officers and employees of New FaZe or its subsidiaries upon the settlement or exercise of restricted stock awards, stock options or other equity awards outstanding as of immediately following the Closing in respect of FaZe Awards that were outstanding immediately prior to Closing (collectively, the “Lockup Shares”), may not transfer any Lockup Shares until the end of the period beginning on the closing date of the Business Combination and ending on the earlier of (x) with respect to 20% of the Lockup Shares held by each Lockup Holder, in the event that the VWAP per share of New FaZe common stock at any point during the trading hours of a trading day is equal to or greater than $20.00 for any 20 trading days within any period of 30 consecutive trading days beginning 90 days following the Closing Date, the date when the foregoing is first satisfied, (y) the date that is 180 days after the Closing Date and (z) the date on which New FaZe completes a Change of Control. Notwithstanding anything to the contrary, in no event will a holder of shares New FaZe common stock who purchased such shares pursuant to a private placement in connection with the Business Combination be deemed to be a Lockup Holder.

Covenants and Agreements

Conduct of FaZe Prior to the Completion of the Merger

FaZe has agreed that, prior to the Closing, it shall use reasonable best efforts to operate its business in the ordinary course consistent with past practice. In addition, FaZe has agreed that prior to the Closing, subject to specified exceptions, it and its subsidiaries shall not without the written consent of BRPM (which may not be unreasonably conditioned, withheld, delayed or denied):

•        amend, restate, supplement or otherwise modify any provision of its Governing Documents;

•        organize any new direct or indirect subsidiary of FaZe or engage in any new line of business that is materially different from the general nature of the businesses of FaZe and its subsidiaries as of the date of the Merger Agreement;

•        (i) pay, make, declare or set aside any dividend or distribution in respect of any FaZe capital stock or equity interests, (ii) split, combine, reclassify or otherwise amend or modify any terms of any FaZe capital stock or equity interests or those of any of its Subsidiaries, other than any such transaction by a wholly owned Subsidiary of FaZe that remains a wholly owned Subsidiary of FaZe after consummation of such transaction, (iii) purchase, repurchase, redeem or otherwise acquire (or offer to purchase, repurchase, redeem or otherwise acquire) any issued and outstanding FaZe capital stock or equity interests or those of any of its Subsidiaries, other than, in the case of this clause (iii), (A) in connection with the forfeiture or cancellation of any such FaZe capital stock or equity interests for no consideration, (B) the surrender of FaZe common stock by holders of FaZe Options or FaZe restricted stock units in order to pay the exercise price of any FaZe Option or FaZe restricted stock unit, (C) the withholding of FaZe common stock to satisfy tax obligations with respect to any FaZe Options or FaZe restricted stock unit awards or (D) transactions between FaZe and any of its wholly owned Subsidiaries or between any two or more wholly owned Subsidiaries of FaZe, (iv) grant, issue, transfer, sell or otherwise dispose of, or authorize to issue, sell, or otherwise dispose of, any FaZe capital stock or equity interests (other than any grant of any equity awards under any Company Incentive Plan in the ordinary course of business consistent with past practice or any grant of any equity awards to the extent provided for in a written agreement with an employee, director, advisor or consultant dated as of prior to the date of this Agreement) or (v) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any FaZe capital stock or equity interests or enter into other agreements or commitments of any character obligating it to issue any FaZe capital stock or equity interests;

•        enter into, modify or terminate in any material respect (other than expiration in accordance with its terms) certain material contracts required to be listed on the FaZe disclosure letter delivered in accordance with the merger agreement, or any real property lease, in each case, other than in the ordinary course of business, as required by law or as expressly permitted under the Merger Agreement;

•        (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the FaZe or its subsidiaries or guarantee any debt securities of another person, (ii) incur or assume any indebtedness for borrowed money or (iii) guarantee any indebtedness for borrowed money of a third party, except in an aggregate amount not to exceed $500,000;

•        cancel or forgive any indebtedness owed to FaZe or its subsidiaries other than in an amount not exceeding $500,000 in the aggregate;

•        sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of FaZe or any of its Subsidiaries, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions between FaZe and any of its Subsidiaries or between any two or more of FaZe’s Subsidiaries and (iii) transactions in the ordinary course of business;

•        make or commit to make any capital expenditures other than in an amount not exceeding $750,000 in the aggregate;

•        acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

•        waive, release, settle, compromise or otherwise resolve any action, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $750,000 (net of any amounts covered by insurance) in the aggregate;

•        authorize, recommend, propose or announce an intention to adopt a plan of, or otherwise enter into or effect any, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of FaZe or its subsidiaries (other than the Company Conversion and the Merger);

•        (i) make or change any material election in respect of taxes, (ii) amend, modify or otherwise change any filed material tax return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) in respect of a material amount of taxes or enter into any tax sharing or similar agreement (other than customary commercial contracts entered into in the ordinary course of business not primarily related to taxes), (v) settle or compromise any material tax liability or claim or assessment in respect of a material amount of taxes, (vi) surrender or allow to expire any right to claim a refund of a material amount of taxes, (vii) extend or waive any statute of limitations applicable to any period within which a claim, assessment or reassessment of a material amount of taxes may be issued or in respect of any material tax attribute that would reasonably be expected to give rise to any claim or assessment of Taxes, or (viii) incur any liability for a material amount of taxes other than in the ordinary course of business;

•        except as otherwise required by any existing FaZe benefit plan or applicable Law or as provided in the fourth bullet above: (i) materially increase or grant any material increase in the compensation, bonus, fringe or other benefits of, or pay, any material bonus to, any current or former employee, director or individual independent contractor except for such increases in the ordinary course of business that do not exceed the greater of (A) $500,000 individually or (B) 5% either individually or in the aggregate; (ii) grant or pay any severance or change in control pay or benefits to, or otherwise increase the severance or change in control pay or benefits of, any current or former employee, director or independent contractor; (iii) enter into, amend or terminate any material FaZe benefit plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted a material FaZe benefit plan if it had been in effect on the date of the Merger Agreement (other than annual renewal of welfare plans in the ordinary course of business that do not result in more than a de minimis increase in cost to the FaZe, and other than entering into employment offer letters in the ordinary course of business that do not contain severance and/or change in control benefits); (iv) other than accelerating the vesting of any FaZe Option, take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of any compensation or benefits under any FaZe benefit plan; (v) hire or engage any new employee or individual consultant if such new employee or individual consultant will receive annual compensation in excess of $200,000; (vi) terminate the employment or engagement, other than for cause or due to death or disability, of any employee or individual consultant with an annual base compensation in excess of $200,000; (vii) waive any restrictive covenants applying to any current or former employee, director or independent contractor; or (viii) grant any equity or equity-based compensation awards;

•        except if required by applicable Law, enter into, materially amend, extend or terminate any collective bargaining agreement or similar labor agreement or recognize or certify any labor union, labor organization, or group of employees of FaZe or its subsidiaries as the bargaining representative for any employees of FaZe or its subsidiaries;

•        implement any employee layoffs, plant closings, or similar events that individually or in the aggregate would give rise to any material obligations or material Liabilities on the part of FaZe under the federal Work Adjustment and Retraining Notification Act or any similar U.S. state “mass layoff” or “plant closing” law;

•        except as required by GAAP (or any interpretation thereof) or applicable Law, make any change in accounting methods, principles or practices;

•        (i) transfer, sell, assign, license, sublicense, covenant not to assert, encumber, subject to a Lien (other than a Permitted Lien), abandon, allow to lapse, or otherwise dispose of, any right, title or interest of the FaZe or its subsidiaries in FaZe owned Intellectual Property (other than non-exclusive licenses to FaZe owned Intellectual Property granted in the ordinary course of business or immaterial FaZe owned Intellectual Property abandoned in the ordinary course of business consistent with past practice in FaZe’s reasonable business judgment); (ii) disclose any Trade Secrets to any third party that is not subject to a Contract or other obligations to maintain confidentiality; or (iii) subject any source code for any Software owned by FaZe to any Compulsory Copyleft Terms; or

•        enter into any agreement to take any actions prohibited above.

Conduct of BRPM Prior to the Completion of the Merger

BRPM has agreed that, prior to the Closing, it shall, and shall cause Merger Sub to, operate its business in the ordinary course and consistent with past practice. In addition, BRPM has agreed that prior to the Closing, subject to specified exceptions, it shall not, and shall cause Merger Sub not to, without the written consent of FaZe (which may not be unreasonably conditioned, withheld, delayed or denied):

•        amend, restate, supplement or otherwise modify or waive any provision of (or seek any approval from any Stockholders of BRPM to amend, restate, supplement or otherwise modify or waive any provision of) the Trust Agreement, the BRPM warrants, the Warrant Agreement or the Governing Documents of BRPM or Merger Sub, except as contemplated by the Transaction Proposals;

•        (A) pay, make, declare or set aside any dividend or distribution in respect of any of BRPM’s or Merger Sub’s capital stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend or modify any terms of any of BRPM’s or Merger Sub’s capital stock, share capital or equity interests or (C) purchase, repurchase, redeem or otherwise acquire (or offer to purchase, repurchase, redeem or otherwise acquire) any issued and outstanding BRPM or Merger Sub capital stock, other than to provide eligible BRPM Stockholders with the opportunity to redeem shares of BRPM Class A common stock as required by BRPM’s Governing Documents;

•        (A) make or change any material election in respect of taxes, (B) amend, modify or otherwise change any filed material tax return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (D) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) in respect of a material amount of taxes or enter into any tax sharing or similar agreement (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to taxes), (E) settle or compromise any material tax liability or claim or assessment in respect of a material amount of taxes, (F) surrender or allow to expire any right to claim a refund of a material amount of taxes; (G) extend or waive any statute of limitations applicable to any period within which a claim, assessment or reassessment of a material amount of taxes may be issued or in respect of any material tax attribute that would reasonably be expected to give rise to any claim or assessment of taxes; or (H) incur any liability for a material amount of taxes other than in the ordinary course of business;

•        enter into, renew, terminate, amend, restate, supplement or otherwise modify or waive any provision of any transaction or Contract (including the Insiders Letter Agreement) with any affiliate of BRPM or Merger Sub, any officer, director, or 5% stockholder of BRPM or any person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater;

•        other than BRPM Transaction Expenses, incur, assume or otherwise become liable for (whether directly or indirectly, absolutely or contingently or otherwise) any Indebtedness or Liability or guarantee any Indebtedness or Liability of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt securities of BRPM or any of its subsidiaries or guarantee any debt securities of another Person, other than Indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice and not exceeding $100,000 in the aggregate;

•        (A) issue any BRPM capital stock, share capital or equity interests, other than the issuance of the Aggregate Equity Consideration and the Aggregate Earn-Out Consideration, (B) grant any options, warrants or other equity-based awards with respect to equity securities of BRPM not outstanding on the date of the Merger Agreement or (C) amend, modify or waive any of the material terms or rights set forth in any BRPM warrant, including any amendment, modification or reduction of the warrant price set forth therein;

•        waive, release, settle, compromise or otherwise resolve any Action, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $500,000 (net of any amounts covered by insurance) in the aggregate; or

•        enter into any agreement to take any actions prohibited above.

HSR Act and Other Filings

FaZe and BRPM have agreed to comply promptly but in no event later than ten business days after the date of the Merger Agreement with the notification and reporting requirements of the HSR Act (the “HSR Filing”). FaZe and BRPM filed the HSR Filing on November 5, 2021, and the waiting period expired on December 6, 2021.

BRPM shall be responsible for 100% of the fees and expenses incurred in connection with making the HSR Filing.

Proxy Solicitation

FaZe and BRPM have agreed, as promptly as practicable after the execution of the Merger Agreement, to jointly prepare mutually acceptable materials which shall include this proxy statement/prospectus to be filed by BRPM with the SEC as part of the registration statement and share with the BRPM Stockholders at the Special Meeting, and BRPM shall prepare (with FaZe’s reasonable cooperation, including causing its subsidiaries and representatives to cooperate) and file with the SEC the registration statement, in which the proxy statement will be included as a prospectus, in connection with the registration under the Securities Act of BRPM’s common stock that constitute the Aggregate Merger Consideration to be issued pursuant to the Merger Agreement.

FaZe and BRPM have agreed to use reasonable best efforts to cause the proxy statement/prospectus and registration statement to comply with the rules and regulations promulgated by the SEC, to have the registration statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the registration statement effective as long as is necessary to consummate the transactions contemplated in the Merger Agreement.

BRPM also agreed to use its reasonable best efforts to obtain all necessary state securities law or governmental authorizations required to carry out the Merger Agreement, and FaZe agreed to furnish all information concerning FaZe and its subsidiaries and any of their respective holders of equity securities as may be reasonably requested in connection with any such action.

FaZe and BRPM have agreed to furnish to the other party all information concerning itself and its subsidiaries, officers, directors, managers and equity holders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the proxy statement/prospectus or registration statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by the Merger Agreement, or any other statement, filing, notice or application made by or on behalf of BRPM, FaZe or any of their respective subsidiaries to any regulatory authority or to Nasdaq in connection with the

Merger Agreement and the other transactions contemplated in the Merger Agreement. BRPM has agreed to cause the proxy statement/prospectus and registration statement to be mailed to the BRPM Stockholders promptly after the registration statement is declared effective under the Securities Act.

Stockholder Approvals

BRPM has agreed to, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, cause the proxy statement/prospectus to be disseminated to BRPM Stockholders in compliance with applicable law; give notice of and convene and hold a meeting of the BRPM Stockholders in accordance with BRPM’s Governing Documents and Nasdaq Listing Rule 5620(b) for a date no later than thirty (30) business days following the date the Registration Statement is declared effective; solicit proxies from the holders of BRPM common stock to vote in favor of each of the Transaction Proposals; and provide its stockholders with the opportunity to elect to effect a BRPM stock redemption.

FaZe has agreed to, once the Registration Statement becomes effective (and in any event within three (3) business days), recommend and solicit approval and adoption of the Merger Agreement and the transactions contemplated therein. If FaZe obtains the stockholder approval, then as promptly as reasonably practicable following the receipt of the written consent, FaZe shall prepare and deliver to its stockholders who have not consented the notice required by applicable rules.

BRPM agreed to, through the BRPM Board, recommend to the BRPM Stockholders to vote for the Proposals and shall not withdraw, amend, qualify or modify its recommendation to the BRPM Stockholders (“BRPM Modification in Recommendation”) that they vote in favor of the Proposals.

No Solicitation by BRPM

From the date of the Merger Agreement to the earlier of the Closing or the valid termination of the Merger Agreement, BRPM shall not, and shall cause its subsidiaries and representatives not to (i) make any proposal or offer that constitutes an acquisition proposal; (ii) initiate or have any discussions or negotiations with any person with respect to an acquisition proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an acquisition proposal, in each case, other than to or with FaZe and its respective representatives.

BRPM agrees to, and shall instruct its officers and directors to, and its representatives, its subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any persons that may be ongoing with respect to the proposed transaction (other than FaZe and its representatives).

No Solicitation by FaZe

From the date of the Merger Agreement to the earlier of the Closing or the valid termination of the Merger Agreement, FaZe shall not, and FaZe shall instruct and use its reasonable best efforts to cause its representatives, not to, directly or indirectly: (i) initiate, solicit or engage in any negotiations with any person with respect to, or provide any non-public information or data concerning FaZe or any of its subsidiaries to any person relating to, an Acquisition Proposal or give any person access to the FaZe in connection with an Acquisition Proposal; (ii) execute or enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other arrangement or agreement relating to an Acquisition Proposal; (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state; (iv) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make an Acquisition Proposal; or (v) agree or otherwise commit to enter into or engage in any of the foregoing. FaZe also agrees that immediately following the execution of the Merger Agreement it shall, and shall cause each of its subsidiaries and shall use its reasonable best efforts to cause its and their representatives to, cease any solicitations, discussions or negotiations with any person (other than the parties and their respective representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. FaZe also agreed to certain obligations to notify BRPM regarding an Acquisition Proposal.

Nasdaq Listing

Prior to the closing, BRPM shall ensure that BRPM remains listed as a public company on Nasdaq, and shall prepare and submit to Nasdaq a listing application, if required under Nasdaq rules, covering the shares of BRPM Class A common stock issuable in the Merger, and shall obtain approval for the listing of such shares of BRPM Class A common stock and FaZe shall reasonably cooperate with BRPM with respect to such listing.

Indemnification of Directors and Officers

From and after the effective time of the Business Combination, BRPM agrees that it shall indemnify and hold harmless each present and former director and officer of (i) FaZe and each of its subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of FaZe being acquired under the Merger Agreement) and (ii) BRPM and each of its subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective time of the Merger, whether asserted or claimed prior to, at or after the effective time of the Merger, to the fullest extent FaZe, BRPM or any of their respective subsidiaries, would have been permitted under applicable laws and its Governing Documents in effect on the date of the Merger Agreement to indemnify such parties listed above.

Without limiting the foregoing, BRPM shall, and shall cause its subsidiaries to (i) maintain for a period of not less than six (6) years following the Closing Date provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of BRPM’s and its subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those persons than the provisions of the Governing Documents of FaZe, BRPM or their respective subsidiaries, as applicable, in each case, as in effect on the date of the Merger Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those persons thereunder, in each case, except as required by the law.

For a period of six (6) years following the Effective Time, BRPM shall maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by BRPM’s, FaZe’s or any of their respective subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage. Each of BRPM and FaZe shall, to the extent reasonably available, cause coverage to be extended under each of BRPM’s and FaZe’s respective current directors’ and officers’ liability insurance by each obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of each of BRPM’s and FaZe’s current insurance coverage with respect to claims existing or occurring at or prior to the effective time of the Merger.

Other Covenants and Agreements

The Merger Agreement contains other covenants and agreements, including covenants related to:

•        FaZe providing, subject to certain specified restrictions and conditions, to BRPM and its respective representatives reasonable access to FaZe’s and its subsidiaries’ properties, books, contracts, commitments, tax returns, records and appropriate officers and employees;

•        FaZe waiving claims to the Trust Account in the event that the Business Combination is not consummated;

•        BRPM causing certain disbursements from the Trust Account as specified in the Merger Agreement;

•        BRPM keeping current and timely filing all reports required to be filed or furnished with the SEC and otherwise complying in all material respects with its reporting obligations under applicable laws;

•        BRPM taking all steps as may be required to cause any acquisition or disposition of any equity security of BRPM that occurs or is deemed to occur by reason of the transactions contemplated by the Merger Agreement by each individual who is or may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated by the Merger Agreement to be exempt under Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder;

•        cooperation between FaZe and BRPM in obtaining any material third-party consents and approvals required to consummate the Business Combination;

•        the intended tax treatment of the transactions contemplated by the Merger Agreement; and

•        confidentiality and publicity relating to the Merger Agreement and the transactions contemplated thereby.

Representations and Warranties

The Merger Agreement contains representations and warranties made by FaZe to BRPM relating to a number of matters, including the following:

•        company organization;

•        subsidiaries;

•        due authorization;

•        no conflict, where, among other things, FaZe represents and warrants that entering into the Merger Agreement and related transactions does not conflict with any other agreement or governing document of FaZe, or violate with any law applicable to FaZe or its subsidiaries;

•        governmental authorities and consents;

•        capitalization of FaZe;

•        capitalization of FaZe’s subsidiaries;

•        financial statements, where, among other things, FaZe represents and warrants that its audited financial statements for the years ended December 31, 2020 and 2019 do, and that the interim financial statements for the period ending September 30, 2021, the audited financial statements for the year ending December 31, 2021, and any other audited or unaudited financial statements that are required to be included in this Registration Statement, when delivered will, fairly present in all material respect the consolidated financial position of FaZe and its subsidiaries as at the respective dates thereof and were prepared in accordance with GAAP consistently applied. FaZe further represents and warrants that no significant deficiency or material weaknesses has been identified in FaZe’s accounting controls;

•        absence of undisclosed liabilities;

•        absence of certain changes;

•        litigation and proceedings;

•        legal compliance;

•        contracts and no defaults, where, among other things, FaZe made certain representations and warranties that certain contracts listed in the corresponding disclosure schedule are in full force and effect and that FaZe and its subsidiaries are not in default thereunder;

•        company benefit plans;

•        labor relations and employees;

•        taxes, where, among other things, FaZe made certain representations and warranties that FaZe and its subsidiaries are in compliance with all tax requirements and there were no ongoing tax disputes;

•        brokers’ fees;

•        insurance, where, among other things, FaZe made certain representations and warranties that FaZe and its subsidiaries have paid all required premiums on all material insurance policies;

•        licenses;

•        equipment and other tangible property;

•        real property;

•        intellectual property, where, among other things, FaZe made certain representations and warranties that FaZe and its subsidiaries own, free and clear of all liens, the registered intellectual property set forth in the corresponding disclosure schedule, and have a valid right to use the licensed intellectual property used in or necessary for the conduct of FaZe’s business, and made representations and warranties with respect to FaZe’s non-infringement or misuse of third party intellectual property and the non-infringement or misuse of FaZe’s intellectual property by third parties;

•        privacy and cybersecurity, where, among other things, FaZe made certain representations and warranties that FaZe and its subsidiaries are in compliance with all privacy and security information laws, publicly facing privacy policies, and contractual obligations concerning data privacy, cybersecurity, data security and the security of FaZe and its subsidiaries information technology systems;

•        environmental matters;

•        anti-corruption and anti-money laundering compliance;

•        sanctions and international trade compliance;

•        information supplied;

•        talents, where, among other things, FaZe made certain representations and warranties that except as set forth in the applicable disclosure schedule, none of Faze and its subsidiaries’ top 10 talents (based on aggregate dollar value of FaZe’s transaction volume with the talent during the trailing twelve month period ended December 31, 2020) has terminated or threatened to terminate, cancel, or materially limit its business with FaZe;

•        vendors, where, among other things, FaZe made certain representations and warranties that except as set forth in the applicable disclosure schedule, none of Faze and its subsidiaries’ top five vendors (based on aggregate dollar value of FaZe’s transaction volume with the vendor during the trailing twelve month period ended December 31, 2020) has threatened to terminate or cancel its existing business;

•        sufficiency of assets, where, among other things, FaZe made certain representations and warranties that the assets owned by or licensed or leased to FaZe and its subsidiaries constitute the assets necessary for the continuing conduct of business; and

•        related party transactions.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the Merger Agreement, a “material adverse effect” with respect to FaZe means any event, state of facts, development, circumstance, occurrence or effect (any of the foregoing, an “Event”) that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the results of operations or financial condition of FaZe and its Subsidiaries, taken as a whole; provided, however, that in no event will any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or would be, a “FaZe Material Adverse Effect”: (a) any change or proposed change in applicable laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the taking or omission of any action required by or expressly and affirmatively permitted by the Merger Agreement or any Ancillary Agreement or with the written consent of BRPM, (d) any natural disaster (including hurricanes, storms, tornados, flooding, tsunamis, earthquakes, mudslides, wildfires, volcanic eruptions or similar occurrences), pandemic or epidemic or other public health crisis (including COVID-19), “force majeure” event or calamity (whether or not caused by any Person), state of emergency declared by any governmental authority, change in climate or weather conditions, or any action (including the issuance of any directive, pronouncement or guideline) by any governmental authority or self-regulatory organization in response to any of the foregoing (or change in any such action previously taken), (e) any act of terrorism, sabotage (including any cyberattack) not perpetrated by any employee of FaZe or any of its Subsidiaries, war, outbreak or escalation of hostilities, commencement or escalation of military action, act of mass protest or state of civil unrest, or any action (including the issuance of any directive, pronouncement or guideline) by any governmental authority or self-regulatory organization in response to any of the foregoing (or change in any such action previously taken), (f) municipal, state, national or international political conditions, (g) any failure of FaZe to meet any projection, forecast or budget (provided that this clause (g) shall not prevent a determination that any event not otherwise excluded from this definition of FaZe Material Adverse Effect underlying such failure constitutes a FaZe Material Adverse Effect), (h) any Event generally affecting the industries or markets in which FaZe or any of its Subsidiaries operates (including increases in the cost of products, supplies, materials or other goods or labor or other services), (i) the announcement or performance of the Merger Agreement or any Ancillary Agreement or the consummation of any of the transactions contemplated hereby or thereby, including, as a result thereof, any termination of, reduction in or other adverse impact on relationships, contractual or otherwise, with any lessor, lessee, licensor, licensee, customer, distributor, vendor, supplier, partner, employee or other service provider or other business relation of FaZe or any of its Subsidiaries, (j) any liability or action to the extent expressly described in FaZe’s disclosure schedules, (k) any action taken by, or at the request of, BRPM, Sponsor or any of their respective affiliates; provided, further, that any event referred to in any of the foregoing clauses (a), (b), (d), (e), (f) and (h) may be taken into account in determining whether a FaZe Material Adverse Effect has occurred to the extent that it has a disproportionate and adverse effect on the results of operations or financial condition of FaZe and its Subsidiaries, taken as a whole, relative to companies in the industry in which FaZe and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on FaZe and its Subsidiaries, taken as a whole, relative to companies in the industry in which FaZe and its Subsidiaries conduct their respective operations

The Merger Agreement also contains representations and warranties made by BRPM and Merger Sub to FaZe relating to a number of matters, including the following:

•        company organization;

•        due authorization;

•        no conflict, where, among other things, BRPM and Merger Sub represent and warrant that entering into the Merger Agreement and related transactions does not conflict with any other agreement or governing document of BRPM or Merger Sub, or violate or conflict with any provision require any consent, or result in the loss of any right or benefit of FaZe or any of its subsidiaries;

•        governmental authorities and consents;

•        litigation and proceedings;

•        SEC filings, where, among other things, BRPM represents and warrants that is has filed all statements, prospectuses, registration statements, forms, reports and documents required to be filed with the SEC under the Securities Act, Exchange Act, or other applicable securities laws since BRPM’s inception date, that BRPM has complied with all applicable requirements of the Securities Act, Exchange Act, Sarbanes-Oxley Act, and any other securities laws applicable to BRPM, and that none of such filings, as of the filing date (or if amended or restated, as of such date) contained any untrue statement of a material fact or material omission; provided that this representation and warranty does not apply to any statement or information in BRPM’s SEC filings relating to (i) the topics referenced in the SEC’s “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” on April 12, 2021, (ii) the classification of shares of BRPM common stock as permanent or temporary equity, or (iii) any subsequent guidance, statements or interpretations issued by the SEC or the staff of the SEC to the extent applicable to the foregoing;

•        internal controls, listing and financial statements, where, among other things, BRPM represents and warrants that it has established and maintained sufficient disclosure controls and procedures to ensure information related to BRPM is made known to BRPM’s principal executive officer, and BRPM has also established and maintained a system of internal controls which provide reasonable assurance that BRPM’s financial reporting and preparation is reliable in accordance with GAAP, and that the financial statements filed as part of BRPM’s SEC filings fairly present in all material respects BRPM’s financial position subsidiaries as at the respective dates thereof, were prepared in accordance with GAAP consistently applied, and comply with applicable accounting requirements and the rules and regulations of the SEC, Securities Act, and Exchange Act as of their respective dates. BRPM also represents and warrants that it has complied in all material respects with the applicable listing and corporate governance rules of Nasdaq, that;

•        absence of undisclosed liabilities;

•        absence of certain changes;

•        Trust Account, where, among other things, BRPM makes representations and warranties with respect to the permitted uses of the funds in the Trust Account;

•        Investment Company Act and JOBS Act;

•        capitalization of BRPM;

•        PIPE Investment, where, among other things, BRPM represents and warrants that it has entered into Subscription Agreements with the PIPE Investors, each of whom has been identified to FaZe, and that each Subscription Agreement is a legal, valid and binding obligation of BRPM, that BRPM has not and will not enter into any other agreements or side letters between BRPM and a PIPE Investor relating to any Subscription Agreement without FaZe’s prior written consent, and that BRPM has no reason to believe it will be unable to perform or satisfy its obligations under the Subscription Agreements;

•        brokers’ fees;

•        indebtedness and certain expenses of BRPM;

•        taxes;

•        business activities, where, among other things, BRPM and Merger Sub made certain representations and warranties that they have not conducted any business activities other than activities related to BRPM’s initial public offering or activities directed toward the accomplishment of the Business Combination;

•        Nasdaq stock market quotation, where, among other things, BRPM represents and warrants that the issued and outstanding shares of BRPM Class A common stock and the issued and outstanding BRPM warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq, that BRPM is in compliance with Nasdaq rules, and that there is no action or proceeding pending, or to BRPM’s knowledge, threatened, seeking to deregister the BRPM Class A common stock or BRPM warrants or terminate the listing thereof; and

•        registration statement, proxy statement and proxy statement/registration statement, where, among other things, BRPM represents and warrants that, on the effective date of the Registration Statement, the Registration Statement and the proxy statement/prospectus included therein will comply will all applicable requirements of the Securities Act and Exchange Act.

Certain of these representations and warranties are qualified as to “materiality”.

Except in the case of claims against a person in respect of such person’s actual fraud, the representations and warranties in the Merger Agreement do not survive the Effective Time and, as described below under “Termination,” if the Merger Agreement is validly terminated, there will be no liability under the representations and warranties of the parties, or otherwise under the Merger Agreement.

This summary and the copy of the Original Merger Agreement and Merger Agreement Amendments attached to this proxy statement/prospectus as Annex A-1, Annex A-2 and Annex A-3, respectively, are included solely to provide investors with information regarding the terms of the Merger Agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The Merger Agreement contains representations and warranties by BRPM, FaZe and Merger Sub, which were made only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement, and in reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or condition of BRPM, FaZe or Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Conditions to Closing

The completion of the Business Combination is subject to various conditions. There can be no assurance as to whether or when all of the conditions will be satisfied or waived.

Conditions to Each Party’s Obligations

The obligations of the parties to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

•        BRPM Stockholder Approval.    The BRPM Stockholder Approval of the conditions precedent proposals shall have been obtained.

•        FaZe Stockholder Approval.    The FaZe Stockholder Approval shall have been obtained.

•        Registration Statement.    The Registration Statement of which this proxy statement/prospectus forms a part will have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

•        HSR Act.    The applicable waiting period under the HSR Act in respect of the Business Combination shall have expired or been terminated. The waiting period expired on December 6, 2021.

•        No Prohibition.    There shall not be in effect any governmental order, statute, rule or regulation from any governmental authority of competent jurisdiction that enjoins or prohibits the consummation of the Merger.

•        Net Tangible Assets.    BRPM shall not have received valid redemption requests (that have not subsequently been withdrawn) that would require it to redeem BRPM Class A common stock in an amount that would cause BRPM not to have, at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately prior to or upon the Closing.

Additional Conditions to the Obligations of BRPM and Merger Sub

The obligations of BRPM and Merger Sub to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by BRPM:

•        Representations and Warranties.

Each of the representations and warranties of FaZe regarding company organization, due authorization, no conflicts with respect to organizational documents, capitalization of FaZe and its subsidiaries and broker fees, shall be true and correct (disregarding any qualifications and exceptions as to “materiality” or “material adverse effect” or any similar limitations set forth therein) in all material respects as of the Closing Date as though then made, except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct (disregarding any limitation or exception as to “materiality” or “material adverse effect” or any similar limitations set forth therein) in all material respects as of such earlier time.

The representations and warranties of FaZe stating that, from the date of the most recent balance sheet included in FaZe’s financial statements through the date of the Merger Agreement there has not been any FaZe Material Adverse Effect, shall be true and correct in all respects as of the Closing Date as though then made.

All of the other representations and warranties of FaZe shall be true and correct (disregarding any qualifications and exceptions as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the Closing Date as though then made, except, (i) where the failure of any such representation or warranty to be so true does not constitute a material adverse effect with respect to FaZe, or (ii) to the extent that any such representation or warranty expressly speaks as of an earlier time, in which case such representation or warranty shall be true (disregarding any material adverse effect with respect to FaZe or similar qualification set forth therein) as of such earlier time, except where the failure of any such representation or warranty to be true does not constitute a material adverse effect with respect to FaZe; provided that the failure of any representation or warranty of FaZe (other than the representations and warranties addressed by the first paragraph above to be true at and as of the Closing as a result of the taking or omission of any action required or expressly permitted to be taken or omitted, as applicable, under the Merger Agreement or any Ancillary Agreement in compliance with the provisions hereof or thereof) shall not be taken into account in determining whether this paragraph has been satisfied.

•        Certification.    FaZe will have delivered to BRPM a certificate signed by an officer of FaZe, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in FaZe’s representations and warranties have been satisfied.

•        The FaZe Support Agreements.    The FaZe Support Agreements will be in full force and effect and shall not have been rescinded by any of the parties thereto; provided that such agreements shall be terminated upon the Effective Time in accordance with their terms.

•        Agreements and Covenants.    All agreements and covenants of FaZe required under the Merger Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

•        Material Adverse Effect.    There shall not have occurred any FaZe Material Adverse Effect with respect to FaZe after the date of the Merger Agreement that is continuing.

Additional Conditions to the Obligations of FaZe

The obligations of FaZe to consummate the Business Combination are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by FaZe:

•        Representations and Warranties.

The representations and warranties of BRPM and Merger Sub regarding capitalization shall be true and correct in all but de minimis respects as of the Closing. All of the other representations and warranties of BRPM and Merger Sub shall be true and correct (disregarding any qualifications and exceptions as to “materiality” or “material adverse effect” or any similar limitations set forth therein) in all material respects as of the Closing as though then made, except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct (disregarding any qualifications or exceptions as to “materiality” or “material adverse effect” or any similar limitations set forth therein) in all material respects as of such earlier date.

•        Agreements and Covenants.    All agreements and covenants of BRPM and Merger Sub required under the Merger Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

•        Certification.    BRPM will have delivered to FaZe a certificate signed by an officer of BRPM, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in BRPM’s representations and warranties have been satisfied.

•        Minimum Proceeds Condition.    The BRPM Closing Cash Amount shall not be less than $218,000,000. FaZe waived the Minimum Proceeds condition on March 10, 2022.

•        New FaZe Board.    BRPM will have delivered to FaZe evidence reasonably acceptable to FaZe that the initial members of the New FaZe Board will be constituted, immediately after the Closing, as provided in the Merger Agreement.

•        Liabilities.    BRPM’s total outstanding liabilities (excluding BRPM Transaction Expenses, FaZe Transaction Expenses and any BRPM warrants) shall not exceed $5,000,000.

•        Nasdaq Listing.    The BRPM Class A common stock to be issued in connection with the transactions contemplated by the Merger Agreement shall have been approved for listing on Nasdaq, subject only to the receipt of official notice of listing from Nasdaq and, if requested by Nasdaq, the delivery of evidence that BRPM complied with the minimum round lot shareholder requirement within 15 calendar days of the listing date.

•        Sponsor Support Agreement.    The Sponsor Support Agreement will be in full force and effect and shall not have been rescinded by any of the parties thereto.

Termination

Mutual Termination Rights

The Merger Agreement may be terminated and the transactions contemplated thereby abandoned by:

•        mutual written consent of FaZe and BRPM;

•        either FaZe or BRPM by written notice to the other party if any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any governmental order which has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger (however, the right to terminate the Merger Agreement pursuant to this bullet shall not be available to a party if such party’s breach of any of its obligations under the Merger Agreement is the primary cause of the existence or occurrence of any fact or circumstance but for the existence or occurrence of which the consummation of the Business Combination or such other transaction would not be illegal or otherwise permanently prevented or prohibited);

•        either FaZe or BRPM if the BRPM Stockholder Approval will have not been obtained by reason of the failure to obtain the required vote at the BRPM’s shareholders’ meeting duly convened or at any adjournment thereof; or

•        either FaZe or BRPM by written notice to the other party if the Closing has not occurred before 5:00 p.m., Eastern Time, on July 25, 2022. However, the right to terminate the Merger Agreement pursuant to this bullet shall not be available to a party if such party’s breach of any of its obligations under the Merger Agreement is the primary cause of the failure of the Closing to have occurred before such time.

Termination Rights of FaZe

The Merger Agreement may be terminated by FaZe upon written notice to BRPM and the transactions contemplated thereby abandoned if:

•        there has been a BRPM Modification in Recommendation; or

•        there has been any breach of any representation, warranty, covenant or agreement on the part of BRPM or Merger Sub such that the conditions described in the first two bullet points under the heading “Conditions to Closing; Additional Conditions to the Obligations of FaZe” set forth above would not be satisfied at the Closing and (i) such failure, by its nature, could not be cured prior to the Outside Date through BRPM’s exercise of its reasonable best efforts or (ii) if curable, such failure has not been cured by five business days prior to the Outside Date; provided, however, that FaZe shall not be entitled to terminate the Merger Agreement pursuant to this provision if FaZe is then in breach of the Merger Agreement in a manner that would cause the conditions specified in the first two bullet points under the heading “Conditions to Closing; Additional Conditions to the Obligations of BRPM and Merger Sub” to not be satisfied at the Closing.

Termination Rights of BRPM

The Merger Agreement may be terminated by BRPM upon written notice to FaZe and the transactions contemplated thereby abandoned if:

•        the FaZe Stockholder Approval has not been obtained within 10 business days after the Registration Statement has been declared effective by the SEC; or

•        there has been any breach of any representation, warranty, covenant or agreement on the part of FaZe such that the conditions described in the first two bullet points under the heading “Conditions to Closing; Additional Conditions to the Obligations of BRPM and Merger Sub” set forth above would not be satisfied at the Closing and (i) such failure, by its nature, could not be cured prior to the Outside Date through BRPM’s exercise of its reasonable best efforts or (ii) if curable, such failure has not been cured by five business days prior to the Outside Date; provided, however, that BRPM shall not be entitled to terminate the Merger Agreement pursuant to this provision if BRPM is then in breach of the Merger Agreement in a manner that would cause the conditions specified in the first two bullet points under the heading “Conditions to Closing; Additional Conditions to the Obligations of FaZe” to not be satisfied at the Closing.

Effect of Termination

If the Merger Agreement is validly terminated, the Merger Agreement will become void and have no further force or effect, without any liability on the part of any of the parties, other than liability for any actual fraud occurring prior to such termination. The provisions regarding certain miscellaneous matters and the Confidentiality Agreement shall survive any termination of the Merger Agreement and shall remain legal, valid, binding and enforceable obligations of the Parties in accordance with their respective terms.

Amendment

The Merger Agreement may be amended or modified, in whole or in part, only by a duly agreement in writing which makes reference to the Merger Agreement and has been duly authorized, executed and delivered by each of the parties to the Merger Agreement.

Specific Performance

The parties to the Merger Agreement agree that they shall be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to specific enforcement of the terms and provisions of the Merger Agreement, in addition to any other remedy to which any party is entitled at law or in equity.

Ancillary Agreements Related to the Business Combination

Sponsor Support Agreement

Concurrently with the execution and delivery of the Merger Agreement, BRPM, FaZe, and the Sponsor entered into the Sponsor Support Agreement, pursuant to which the Sponsor agreed to (i) invest at least $20,000,000 in the PIPE Investment as well as to backstop the PIPE Investment, if the amount in cash actually received by BRPM from the PIPE Investment at Closing is less than $100,000,000, by committing to purchase that portion of the PIPE Investment not purchased by third party investors to cause the PIPE Investment actually received by BRPM at the Closing to equal $100,000,000, (ii) waive the anti-dilution and conversion price adjustments set forth in BRPM’s amended and restated certificate of incorporation with respect to the Founder Shares, (iii) subject 50% of the Founder Shares to forfeiture following Closing if certain price-based vesting conditions are not met during the Earn-Out Period, (iv) subject the Founder Shares to certain transfer restrictions, and (v) vote all voting equity securities owned by it in favor of the Merger Agreement, Business Combination, and each other proposal presented by BRPM in this proxy statement/prospectus.

With respect to forfeiture and vesting conditions, the Sponsor Support Agreement provides that an aggregate of 2,156,250 Founder Shares held by the Sponsor (such shares, the “Sponsor Earn-Out Securities”) shall be subject to vesting or forfeiture, as applicable, during the Earn-Out Period as follows:

(i)     If, at any time during the Earn-Out Period, the VWAP per share of New FaZe common stock at any point during the trading hours of a Trading Day is equal to or greater than $12.00 for any 20 Trading Days within any period of 30 consecutive Trading Days (the date when the foregoing is first satisfied, the “First Earn-Out Achievement Date”), one-third (1/3) of the Sponsor Earn-Out Securities (the “First Earn-Out Securities”) shall immediately vest and no longer be subject to forfeiture as of the First Earn-Out Achievement Date.

(ii)    If, at any time during the Earn-Out Period, the VWAP per share of New FaZe common stock at any point during the trading hours of a Trading Day is equal to or greater than $14.00 for any 20 Trading Days within any period of 30 consecutive Trading Days (the date when the foregoing is first satisfied, the “Second Earn-Out Achievement Date”), one-third (1/3) of the Sponsor Earn-Out Securities (the “Second Earn-Out Securities”) shall immediately vest and no longer be subject to forfeiture as of the Second Earn-Out Achievement Date.

(iii)   If, at any time during the Earn-Out Period, the VWAP per share of New FaZe common stock at any point during the trading hours of a Trading Day is equal to or greater than $16.00 for any 20 Trading Days within any period of 30 consecutive Trading Days (the date when the foregoing is first satisfied, the “Third Earn-Out Achievement Date”), one-third (1/3) of the Sponsor Earn-Out Securities (the “Third Earn-Out Securities”) shall immediately vest and no longer be subject to forfeiture as of the Third Earn-Out Achievement Date.

If the Second Earn-Out Achievement Date occurs at a time when the First Earn-Out Securities have not vested, then the First Earn-Out Securities and Second Earn-Out Securities shall immediately vest and no longer be subject to forfeiture as of the Second Earn-Out Achievement Date; if the Third Earn-Out Achievement Date occurs at a time when the Second Earn-Out Securities have not vested, then the Second Earn-Out Securities and Third Earn-Out Securities shall immediately vest and no longer be subject to forfeiture as of the Third Earn-Out Achievement Date; if the Third Earn-Out Achievement Date occurs at a time when the First Earn-Out Securities and Second Earn-Out Securities have not vested, then all of the Sponsor Earn-Out Securities shall immediately vest and no longer be subject to forfeiture as of the Third Earn-Out Achievement Date.

In the event of a Change of Control during the Earn-Out Period that results in the holders of New FaZe common stock receiving a price per share that is greater than or equal to one or more of the applicable VWAPs per share above, and such Change of Control is subsequently consummated, then, all of the unvested Sponsor Earn-Out Securities at the applicable VWAP level shall vest immediately prior to the closing of such Change of Control, and the holders of such Sponsor Earn-Out Securities shall receive the same per share consideration (whether stock, cash or other property) in respect of all such shares as the other holders of New FaZe securities participating in such Change of Control. Upon the consummation of a Change of Control, the Earn-Out Period shall terminate.

On the Business Day following the end of the Earn-Out Period, all Sponsor Earn-Out Securities that have not vested will be automatically and irrevocably forfeited by Sponsor.

With respect to transfer restrictions, the Sponsor Support Agreement provides that the Founder Shares held by the Sponsor may not be transferred (except to certain permitted transferees) until the earliest to occur of the following: (i) with respect to 862,500 Founder Shares only, in the event that the VWAP per share of New FaZe common stock at any point during the trading hours of a Trading Day is equal to or greater than $20.00 for any 20 Trading Days within any period of 30 consecutive Trading Days following the Closing Date, (ii) the date that is one year after the Closing Date, (iii) in the event that the VWAP per share of New FaZe common stock at any point during the trading hours of a Trading Day is equal to or greater than $15.00 for any 20 Trading Days within any period of 30 consecutive Trading Days beginning 150 days after Closing, the date that is six months after the Closing Date, or (iv) the date on which New FaZe completes a Change of Control.

FaZe Support Agreements

Concurrently with the execution and delivery of the Merger Agreement, BRPM, Merger Sub, FaZe and certain FaZe Stockholders who hold the votes required to approve the Merger Agreement and the transactions contemplated thereby, entered into the FaZe Support Agreements, whereby such FaZe Stockholders agreed to, among other things, promptly (and in any event within three business days) after the Registration Statement of which this proxy statement/prospectus forms a part is declared effective by the SEC, execute a written consent in favor of the approval of the Merger Agreement and the transactions contemplated thereby. In addition, such FaZe Stockholders agreed to, at any meeting of stockholders of FaZe, vote in favor of the approval of the Merger Agreement and the transactions contemplated thereby and vote against certain competing proposals. Such FaZe Stockholders also agreed to not transfer any securities of FaZe held by them from the date of execution of the FaZe Support Agreements until the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, subject to certain exceptions, and to terminate certain affiliate agreements at the Closing.

The FaZe Support Agreements will terminate in their entirety, and be of no further force or effect, upon the earliest to occur of (i) the Effective Time, (ii) the valid termination of the Merger Agreement in accordance with its terms, (iii) the time such FaZe Support Agreement is terminated upon the mutual written agreement of B. Riley, Merger Sub, FaZe and the FaZe Stockholder party thereto.

FaZe Warrant Exercises and Note Conversions

In connection with the Merger Agreement, on October 24, 2021, each holder of FaZe common stock purchase warrant and preferred stock purchase warrant of FaZe agreed to exercise all outstanding warrants in whole prior to the Closing and certain holders of FaZe Notes agreed to exercise all outstanding warrants in whole prior to the Closing and certain holders of FaZe Notes elected to complete the Company Conversion prior to the Closing. The outstanding principal and accrued interests upon any FaZe Notes that do not convert will be paid in full prior to the Effective Time.

A&R Registration Rights Agreement

In connection with the consummation of the Business Combination, New FaZe, the Sponsor, BRPM’s directors and officers, certain of FaZe’s directors and officers and certain FaZe Stockholders will amend and restate the existing registration rights agreement by and between Sponsor and BRPM dated as of February 18, 2021, and enter into the A&R Registration Rights Agreement.

Pursuant to the A&R Registration Rights Agreement, following the Closing, New FaZe will be required to register for resale securities held by the holders of registrable securities party thereto. In certain circumstances, such stockholders can demand up to four underwritten offerings in any 12-month period, and such stockholders will also be entitled to certain piggyback registration rights. New FaZe will bear certain expenses incurred in connection with the filing of any registration statements pursuant to the A&R Registration Rights Agreement.

The A&R Registration Rights Agreement will amend and restate the registration rights agreement that was entered into upon the consummation of the IPO. The A&R Registration Rights Agreement will terminate on the earlier of (i) the ten-year anniversary of the date of the A&R Registration Rights Agreement on and (ii) the date as of which all of the registrable securities thereunder have been sold pursuant to a registration statement, provided, that with respect to any applicable stockholder, the A&R Registration Rights Agreement will terminate on the date that such stockholder no longer holds any Registrable Securities (as defined in the A&R Registration Rights Agreement).

The PIPE Investment

BRPM entered into the Subscription Agreements with the PIPE Investors including the Sponsor Related PIPE Investors and FaZe PIPE Investor, pursuant to which, among other things, BRPM agreed to issue and sell in private placements an aggregate of 11,800,000 shares of New FaZe common stock to the PIPE Investors for $10.00 per share, for aggregate gross proceeds of $118,000,000. The Sponsor Related PIPE Investors have signed Subscription Agreements to purchase 2,200,000 shares of New FaZe common stock in the PIPE Investment and the Sponsor has committed to backstop the funding of up to $100,000,000 of the PIPE Investment at Closing. The closing of the PIPE Investment is conditioned upon the consummation of the Merger and certain other customary conditions provided therein.

The PIPE Investment is expected to close immediately prior to the consummation of the Business Combination.

Background to the Business Combination

BRPM is a blank check company incorporated on June 19, 2020 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Business Combination was the result of an extensive search for a potential target company using the network, investing and operating experience of BRPM’s management team and the BRPM Board. The terms of the Merger Agreement were the result of substantial negotiations between BRPM and FaZe and certain of their respective stockholders. The following is a summary description of the background to the Business Combination and related transactions.

On February 23, 2021, BRPM completed its initial public offering of 17,250,000 BRPM units which included the issuance of 2,250,000 units as a result of the underwriter’s exercise of its over-allotment option, at an offering price of $10.00 per unit, generating gross proceeds of $172,500,000, less underwriting commissions of $3,450,000 (2.0% of the gross proceeds of the initial public offering) and other offering costs of $485,257. Each BRPM unit consists of one share of BRPM Class A common stock and one-third of one Public Warrant. Each Public Warrant entitles the holder thereof to purchase one share of BRPM Class A common stock at a price of $11.50 per share, subject to adjustment.

Simultaneously with the closing of its initial public offering, BRPM consummated the sale of 520,000 Private Placement Units at a price of $10.00 per unit, for an aggregate investment of $5,200,000, in a private placement to the Sponsor, which is an affiliate of certain BRPM officers and directors and an affiliate of B. Riley Securities, the underwriter of the initial public offering. The Private Placement Units are comprised of 520,000 shares of BRPM Class A common stock and 173,333 BRPM warrants. The Private Placement Warrants are treated the same as the Public Warrants, except that, so long as they are held by the Sponsor or any of its permitted transferees, the Private Placement Warrants: (i) may be exercised for cash or on a cashless basis, (ii) may not be transferred, assigned or sold until 30 days after BRPM’s initial business combination, (iii) will not be exercisable more than five years from the effective date of the Registration Statement in accordance with FINRA Rule 5110(g)(8), and (iv) cannot be redeemed by the BRPM. Prior to the consummation of its initial public offering, neither BRPM nor its representatives contacted any prospective business combination targets.

After its initial public offering, BRPM commenced an active search for prospective businesses and assets to acquire. Representatives of BRPM, the Sponsor and B. Riley Securities contacted and were contacted by a number of individuals and entities with respect to acquisition opportunities.

BRPM’s management and the Sponsor considered and conducted an analysis of over 145 potential acquisition targets (other than FaZe) with aggregate enterprise values between approximately $300 million and $2 billion and entered into non-disclosure agreements with over 45 potential targets. BRPM engaged in detailed discussions, due diligence and negotiations with three target businesses, including FaZe, and began negotiating non-binding letters of intent with each. However, letters of intent were not fully negotiated or signed with any of these other potential targets (except for FaZe) due to multiple factors, including lack of agreement on valuation and minimum cash parameters. Further, following extensive due diligence and detailed discussions with FaZe, BRPM believed FaZe to be a company with a valuable brand and compelling monetization strategies. BRPM also believed that the FaZe management team was particularly well suited to execute on its business plan and attract incremental capital.

The following chronology summarizes the key meetings and events that led to the signing of the letter of intent and Merger Agreement and ancillary agreements with FaZe, but it does not purport to catalogue every conversation among representatives of BRPM, FaZe and their respective advisors.

On June 14, 2021, Ross Levinsohn, a member of the BRPM Board, asked Dan Shribman, BRPM’s Chief Executive Officer and Chief Financial Officer and a member of the BRPM Board, if he was interested in connecting with FaZe. Mr. Levinsohn knew about FaZe through The Arena Group (formerly known as theMaven, Inc.), a technology company that is the publisher of Sports Illustrated, among other publications. FaZe was featured on the cover of Sports Illustrated’s

July 2021 issue, the magazine’s first Esports-themed cover. Mr. Shribman became interested in the FaZe story and asked Mr. Levinsohn to schedule a call with FaZe’s management team. Mr. Levinsohn is the Chief Executive Officer and a director of The Arena Group and Mr. Shribman is a director of The Arena Group. B. Riley Financial, the parent company of BRPM’s Sponsor, directly and through its affiliated entities holds approximately 29.16% of the outstanding common stock of The Arena Group and approximately 4.98% of the outstanding convertible Series H Convertible Preferred Stock of The Arena Group, and B. Riley Financial directly and/or through its affiliated entities is acting as a lender under an amended and restated note purchase agreement dated March 24, 2020 between The Arena Group and BRF Finance Co., LLC, as disclosed in the Schedule 13D/A filed on behalf of such persons on November 1, 2021. FaZe does not have a material relationship with The Arena Group or Mr. Levinsohn.

On June 24, 2021, Mr. Shribman had an introductory call with Amit Bajaj, FaZe’s Chief Financial Officer at that time, to learn more about FaZe.

On June 29, 2021, Mr. Bajaj introduced Mr. Shribman to a team from Citigroup Global Markets Inc. (“Citigroup”), capital markets advisors to FaZe, to begin reviewing a potential business combination with FaZe.

On July 9, 2021, an initial conference call took place with Mr. Shribman, Lee Trink, FaZe’s Chief Executive Officer, Mr. Bajaj, and teams from Citigroup, lead financial advisor to FaZe, and The Klein Group, LLC (“Klein Group”) and EM Securities LLC (“EM”), co-financial advisors to FaZe, regarding FaZe and its potential sources for growth capital and benefits from a public listing. BRPM and FaZe entered into a negotiated non-disclosure agreement on July 9, 2021 and shared materials regarding FaZe through FaZe’s data room, including its investment highlights.

On July 13, 2021, Mr. Shribman had a follow up call with representatives of Citigroup and members of FaZe management, including Mr. Bajaj, to discuss a draft financial model prepared by FaZe which contained projections for each FaZe business vertical. The group discussed in detail the projections and specific assumptions supporting the forecast for each business segment as part of BRPM’s financial due diligence of FaZe.

On July 14, 2021, Mr. Shribman and Mr. Bryant Riley, Chairman of BRPM, had a lunch meeting with Mr. Trink and Mr. Levinsohn to discuss a possible transaction. Mr. Trink focused the discussion on his background, the history of FaZe, where FaZe was situated in the current media ecosystem, and his plans for growth.

On July 16, 2021, members of FaZe management, including Mr. Bajaj, provided a content presentation to Mr. Shribman as part of BRPM’s due diligence of FaZe. Citigroup also attended the presentation. The presentation focused on FaZe’s media content vertical which includes both scripted and unscripted content, a development pipeline, and a sponsorship pipeline.

On July 19, 2021, Mr. Shribman had a call with Citigroup to discuss their view of where FaZe would sit in the public company landscape, including potential comparable companies on an operating and trading basis.

Between July 18, 2021 and July 29, 2021, BRPM, with the help of White & Case LLP, its legal counsel (“White & Case”), prepared and provided to FaZe a proposed letter of intent (“LOI”) for a business combination with FaZe. On July 20, 2021, BRPM sent the first draft LOI to FaZe, which included a $450 million pre-money equity value of FaZe. BRPM had initially proposed the issuance of 40,000,000 newly issued shares of common stock to FaZe shareholders as the merger consideration. The initial LOI also included an earn-out in the amount of 2,000,000 additional shares of common stock, payable to the FaZe Stockholders if the volume-weighted average price of the common stock reached $15 for any 20 trading days within a 30 trading day period prior to the second anniversary of the closing date. BRPM and FaZe then discussed the pre-money equity value of FaZe and, after negotiation, determined that an appropriate value would be between $600 million and $650 million. This valuation was determined by, among other things, comparing the projected pro forma enterprise valuation of FaZe based on 2023 and 2024 revenue metrics prepared by FaZe (which revenue metrics were ultimately included in the FaZe Forecasts provided to the BRPM Board in September 2021, discussed in more detail below in the section titled “Certain Projected Information”) to a range of comparable companies within several related sectors selected by BRPM, including premium content/intellectual property, sports teams, games/Esports, lifestyle brands, and digital platforms. A discussion of the comparable companies appears below in the section titled “The BRPM Board’s Reasons for the Approval of the Business Combination – Comparable Companies Analysis.” After reviewing the revenue metrics and comparable companies analysis, BRPM concluded that a pre money equity valuation of FaZe of $650 million was an attractive value after factoring in FaZe’s growth prospects. Accordingly, on July 26, 2021, after a discussion with members of FaZe’s management team, BRPM sent a revised LOI to FaZe indicating a pre-money equity value of FaZe of $650 million. The July 26, 2021 draft LOI included the same earn-out provisions as the July 20, 2021 draft. On July 27, 2021, FaZe countered with a $700 million pre-money equity value and earn-out shares equal to 10% of the shares outstanding on the closing date, which would be payable at the closing and would vest ratably if the volume-weighted average price of the common stock reached $12, $14, and $16 for any 20 trading days within a 30 trading day period prior to the fifth anniversary of the closing date. BRPM believed that a $650 million valuation was an appropriate valuation and on July 28, 2021, BRPM responded with a revised draft LOI that included a $650 million pre-money valuation for FaZe and a 6% earn-out, but accepted the $12, $14, and $16 earn-out targets. FaZe accepted these valuation and earn-out proposals on July 29, 2021.

The initial draft LOI sent by BRPM to FaZe on July 20, 2021 included a proposal to raise an aggregate of $100 million in a PIPE Investment, with the Sponsor required to fund any shortfall of the $100 million that was not purchased by other investors. After negotiation, on July 27, 2021, BRPM committed that the Sponsor or its designees would invest at least $20 million in the PIPE Investment. On July 28, 2021, FaZe countered by proposing that the Sponsor both invest $20 million in the PIPE Investment and backstop the funding of any portion of the $100 million PIPE not purchased by third parties. BRPM accepted this proposal on July 29, 2021.

BRPM’s initial draft LOI also included the point that the minimum cash required to be available to New FaZe at the closing of the Business Combination should equal $100 million plus the amount raised in the PIPE Investment. BRPM and FaZe discussed whether the minimum cash amount should take into account the cash on FaZe’s balance sheet on the Closing Date. FaZe requested the ability to remove all of its cash prior to closing of the Business Combination so that the minimum cash amount would represent new funding delivered by BRPM to FaZe. BRPM agreed to this, but in return, required assurances from FaZe that it would operate in the ordinary course of business from the period of signing to closing in order to prevent FaZe from accelerating any receivables or converting other assets into cash.

With respect to the Sponsor’s economics, the initial draft LOI sent by BRPM to FaZe on July 20, 2021 included a proposal that 60% of the Founder Shares and 60% of the Private Placement Warrants would vest at closing and the remaining securities would be subject to the same earn-out targets as the earn-out shares to be issued to the FaZe Stockholders in the merger transaction. After negotiation, the parties agreed that the Sponsor earn-out would apply to 50% of the Founder Shares, with vesting thresholds tied to the stock price of the post-closing company reaching between $12.00 and $15.00 per share. BRPM and FaZe also discussed the right for 20% of all New FaZe shareholders’ common stock to be freely tradable immediately upon the merger transaction if the share price rose above $20.00.

BRPM and FaZe negotiated a lock-up period for the Founder Shares and the New FaZe shares issued to the FaZe Stockholders. In the July 20, 2021 draft LOI, BRPM proposed that the Founder Shares and New FaZe shares issued to the FaZe Stockholders would be subject to a 12-month lock-up period, which would be reduced to six months in the event that the volume weighted average share price of the post-closing New FaZe common stock reached $15 for any 20 trading days within any 30-trading day period commencing 150 days after closing of the Business Combination. There would be no lock-up period for shares to be issued in the PIPE Investment. On July 28, 2021, FaZe’s revised draft of the LOI proposed that the shares to be issued to the FaZe Stockholders be subject to a 6-month lock-up with no acceleration and that the Founder Shares be subject to a 12-month lock-up, with a potential acceleration to 6 months in the event that the volume weighted average share price of the post-closing New FaZe common stock reached $15 for any 20 trading days within any 30-trading day period commencing 150 days after closing of the Business Combination. BRPM accepted this proposal.

On July 28, 2021, Mr. Shribman hosted a meeting with the BRPM Board to discuss the potential Business Combination. The draft LOI and a management presentation were distributed at this meeting, and a detailed discussion and review of FaZe’s investment highlights then took place. The BRPM Board focused on the business plan for each of FaZe’s revenue verticals and the probability and timing of achieving the earn-out targets.

On July 29, 2021, BRPM sent FaZe a final LOI, which was fully executed on July 30, 2021. Key terms of the LOI included:

•        100% of the outstanding equity interest of FaZe being valued at $650 million in total equity value on a pre-money, cash-free and debt-free basis;

•        Current FaZe shareholders receiving, at the closing of the Business Combination, consideration consisting of New FaZe common stock valued at $10.00 per share, in an aggregate amount equal to the equity value of the transaction;

•        Vested FaZe options and similar stock-based compensation instruments being treated as outstanding and included in the calculation of the total equity value of FaZe;

•        A minimum amount of cash at the closing of the Business Combination equal to $100 million plus the amount of proceeds received from the PIPE Investment;

•        A minimum PIPE Investment of at least $100 million, which would be fully committed at the signing of the Business Combination agreement;

•        The Sponsor, or one or more affiliates of the Sponsor would agree to invest at least $20 million in the PIPE Investment and fund any portion of the $100 million of the PIPE Investment not purchased by third party investors;

•        Subject to certain vesting and forfeiture conditions, post-closing upon meeting certain stock price thresholds, FaZe shareholders would be entitled to a number of additional BRPM shares equal to 6% of New FaZe’s outstanding capital stock as of immediately after the closing (the “Earn-Out Shares”);

•        The Earn-Out Shares issued at closing would vest over a five-year period after the closing of the Business Combination pursuant to the following terms: 1/3 at $12, 1/3 at $14 and 1/3 at $16 share price for any 20 trading days within a 30-trading day period;

•        A total of 50% of the Founder Shares would vest at closing of the Business Combination; and

•        The additional 50% of the Founder Shares would vest over a five-year period after the closing of the Business Combination pursuant to the following terms: 1/3 at $12, 1/3 at $14 and 1/3 at $16 share price for any 20 trading days within a 30-trading day period.

The executed LOI also included customary representations and warranties of each party, customary access and compliance of both parties with regards to financial statements and preparation of the registration statement of which this proxy statement/prospectus forms a part, required approvals of the parties’ respective boards of directors and shareholders, regulators, and other approvals as needed, all being standard conditions of closing for a deSPAC merger.

Prior to the execution of the LOI, FaZe engaged Citigroup as lead financial advisor and EM and Klein Group as co-financial advisors for the provision of capital markets advisory services in connection with the proposed Business Combination with BRPM (Citigroup, EM, and Klein Group, collectively, the “FaZe Financial Advisors”). The aggregate amount of fees payable to the FaZe Financial Advisors upon the consummation of the Business Combination was to be approximately $11.8 million (including expense reimbursements and excluding additional performance fees payable at FaZe’s discretion). As of May 19, 2022, Citigroup resigned from its role as lead financial advisor to FaZe and waived its entitlement to the payment of any fees and reimbursement of any expenses. As a result, the aggregate amount of fees payable to the remaining FaZe Financial Advisors upon the consummation of the Business Combination will be approximately $5.1 million (including expense reimbursements and excluding additional performance fees payable at FaZe’s discretion).

On August 2, 2021, a full kick off meeting was held with BRPM, FaZe’s counsel, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), Crown Predator Holdings, a holder of certain FaZe Notes as discussed later in this proxy statement/prospectus (“Crown Predator”), Citigroup, Klein Group, EM, and members of the FaZe management team including Messrs. Trink and Bajaj and Tamara Brandt, FaZe’s Chief Legal Officer, to discuss the projected transaction timeline prepared by B. Riley Securities, Inc. (“B. Riley Securities”), the underwriter in BRPM’s IPO and an affiliate of the Sponsor, that outlined the process to sign and close the transaction.

On August 3, 2021, BRPM, FaZe management including Mr. Trink, Mr. Bajaj, and Ms. Brandt, and all advisors held a detailed discussion and review of the capital structure of FaZe, discussions on the PIPE Investment process and the path forward. Thereafter, on September 9, 2021, B. Riley Securities was engaged as the sole placement agent of the PIPE Investment and as capital markets advisor to BRPM. B. Riley Securities and its affiliates will receive approximately $9.6 million upon the consummation of the Business Combination, $6,037,500 of which constitutes compensation pursuant to the Business Combination Marketing Agreement and the remaining approximately $3.5 million constitutes a fee for acting as placement agent of the PIPE Investment and reimbursement of expenses. If the Business Combination is not consummated, B. Riley Securities and its affiliates will not receive such fees.

From August 9, 2021 through August 11, 2021, Mr. Shribman traveled to FaZe headquarters with a representative of B. Riley Securities for in-person due diligence meetings with members of FaZe management to discuss all aspects of FaZe’s operations, history, near-term and long-term strategic objectives, and financial and operating projections.

On August 3, 2021, representatives of White & Case were provided access to a virtual data room of FaZe and began conducting legal due diligence review of certain of the materials contained therein, including information and documents relating to governance and organizational matters, arrangements with customers, suppliers and channel partners, intellectual property owned or used by FaZe, data privacy and information technology, real property, employee compensation and benefits, environmental matters, government contracts and past M&A transactions.

On August 5, 2021, BRPM had a group call with B. Riley Securities, Citigroup, Klein Group, and EM to discuss the PIPE presentation.

During the following weeks, representatives of White & Case, on behalf of BRPM, conducted extensive due diligence review of FaZe’s business. Telephonic conference calls were held as follows:

(i)     On August 20, 2021, White & Case, on behalf of BRPM, discussed general legal matters with members of FaZe management. During this call, FaZe provided an overview of FaZe’s commercial contracting framework, including the manner in which it contracts with collaborators, talent, and sponsors. FaZe provided further details regarding the history and contractual relationship with certain commercial partners, including Commerce Media Holdings, LLC, CTRL Holdings, LLC, Atlanta FaZe, LLC and LA Peripherals, Inc. FaZe also provided details regarding certain litigation matters, including potential liability and level of exposure. Also on August 20, 2021, White & Case conducted due diligence on FaZe’s capitalization, which lead to a detailed review and reconciliation by Ms. Brandt, FaZe’s general counsel, and other members of FaZe management of FaZe’s capitalization tables).

(ii)    On October 11, 2021, Mr. Shribman, Ms. Brandt, White & Case, and Skadden had a call to discuss general business and finance matters, which included compensation of executives and shareholder approval of proposed compensation plans, a backstop of the PIPE financing by the Sponsor, an earn-out relating to the Founder Shares and Private Placement Warrants, transfer restrictions on the New FaZe securities following closing, and registration rights. The parties also discussed obtaining the consent of FaZe noteholders to the proposed transaction, the timeline for FaZe to deliver its financial statements to BRPM, and set up future meetings between specialists for continued due diligence.

(iii)   On October 11, 2021, White & Case and Skadden held a call to discuss the tax treatment of dividends and distributions (if any) with respect to earn-out shares. During the call, White & Case requested historic sales tax filings, state apportionment data, and FaZe’s 2020 tax return.

(iv)   On October 13, 2021, White & Case held a call with FaZe to discuss employment compensation and benefits matters. The focus of this call was to better understand FaZe’s workforce and FaZe’s process for classification of certain service providers as independent contractors, including the nature of work performed by such independent contractors. FaZe provided details regarding the breakdown of its workforce and its process for classifying independent contractors.

(v)    On October 14, 2021, White & Case, Skadden, and FaZe management held a call to negotiate the representations and warranties contained in the draft Merger Agreement relating to intellectual property, cybersecurity and data privacy matters.

The findings from White & Case’s legal due diligence efforts supported, and did not result in any changes to, the agreed upon valuation of FaZe. The due diligence was relevant to, or impacted, certain terms of the transaction unrelated to valuation, including: (i) negotiating the representations and warranties given by FaZe in the Merger Agreement; (ii) negotiating a covenant in the Merger Agreement requiring BRPM and FaZe to use reasonable best efforts to obtain certain material consents and approvals of third parties necessary to consummate the transaction; (iii) negotiating the treatment of outstanding convertible notes, warrants and equity awards of FaZe; and (iv) negotiating the treatment of certain loans of FaZe in connection with the transaction.

Starting August 13, 2021, weekly process and status calls were broadened to include the full working group and occurred on a weekly basis thereafter. The working group discussed and started the drafting process for the investor deck.

On August 13, 2021, Mr. Shribman had a legal due diligence call with representatives of White & Case, wherein White & Case presented its preliminary legal due diligence findings.

On August 15, 2021 and August 17, 2021, Mr. Shribman began conversations with FaZe to begin the discussion of the board member search for the post-closing company. The parties mutually agreed that the following persons would be nominated for election to the post-closing board of directors: Lee Trink, FaZe’s Chief Executive Officer, Daniel Shribman, BRPM’s Chief Executive Officer and Chief Financial Officer and a member of the BRPM Board, Ross Levinsohn, a member of the BRPM Board, and Paul Hamilton, the CEO of Atlanta Esports Ventures, a collaborator with FaZe and joint venture of Cox, a security holder of FaZe and PIPE investor (see “Certain Related Party Transactions – Atlanta FaZe, LLC” for more information about the Atlanta Esports collaboration). The parties also agreed that the search for additional nominees to the post-closing board of directors would begin after the signing of the Merger Agreement and would be mutually agreed upon by the parties prior to including related disclosure in the this proxy statement/prospectus.

On August 16, 2021, BRPM had a group call with B. Riley Securities, Mr. Bajaj of FaZe, Citigroup, Klein Group, and EM to discuss the PIPE presentation.

On August 17, 2021, White & Case e-mailed to Skadden an initial draft of the Merger Agreement, substantially based on the terms of the LOI. On August 27, 2021, Skadden e-mailed to White & Case a revised draft of the Merger Agreement which included, among other things, certain changes with respect to the treatment of unvested FaZe options, the earn-out, the representations and warranties of both parties, materiality thresholds for certain representations, covenants to FaZe’s operation of the business between signing and closing, and closing conditions. The terms of the Merger Agreement, including with respect to the inclusion of unvested FaZe options in the equity valuation, the treatment of unvested earn-out shares upon a sale of New FaZe, closing conditions, the scope of representations and warranties, and certain other terms and conditions, the details of which were not fully addressed in the LOI, were the subject of additional extensive negotiation by the parties over the course of the next several weeks and reflected in revised drafts of the Merger Agreement exchanged during that period between White & Case and Skadden on behalf of their respective clients. The parties ultimately agreed to include 75% of the unvested FaZe options in the equity valuation for purposes of calculating the exchange ratio of the FaZe shares and to provide for the acceleration and automatic vesting of unvested earn-out shares upon a future sale of New FaZe during the five year earn-out period only if the share price in such sale is greater than or equal to the applicable price threshold in the standard earn-out provision.

On August 19, 2021, B. Riley Securities hosted a group call to discuss relationships with potential strategic investors. Members of the FaZe, Citigroup, EM, Crown Predator, and Klein Group teams were present. In particular, the parties discussed what type of investor would be a valuable strategic partner in the Business Combination, and which of the advisors had relationships with these key strategic partners.

On both August 25, 2021 and August 30, 2021, Mr. Shribman had additional calls with FaZe, B. Riley Securities, and the FaZe Advisors to discuss the financial model, use of proceeds, and selection of comparable companies to present to prospective PIPE investors.

From August 26, 2021 through October 15, 2021, BRPM engaged Withum Smith & Brown, PC (“Withum”) for tax diligence, hosted several calls with the FaZe team and was given full access to the data room.

On September 1, 2021, BRPM received the initial legal due diligence report on FaZe from White & Case.

On September 2, 2021, September 5, 2021, and September 8, 2021, BRPM had group calls with B. Riley Securities, the FaZe team, Citigroup, Crown Predator, Klein Group, EM, Skadden, and White & Case to discuss the PIPE presentation.

On September 6, 2021, BRPM had a call with the due diligence team at White & Case and FaZe to review the preliminary due diligence report and discuss items of interest and request additional information.

On September 7, 2021, BRPM management forwarded to the BRPM Board a PowerPoint presentation which included FaZe’s internally derived estimated total revenue, gross profit, and adjusted EBITDA for the years ending 2021 through 2025 (the “FaZe Forecasts”). On September 9, 2021, the PowerPoint presentation was stylistically revised by FaZe to add a footnote defining the “adjusted EBITDA” (as shown on page 137 of this proxy statement/prospectus following the tabular presentation of the FaZe Forecasts) and provide revised detail on certain assumptions underlying the projections, changing the description around the assumption that FaZe will consummate an acquisition or partnership in China in 2022 to an international acquisition or partnership in 2022, and changing the description around the consumer acquisitions assumption to note that the acquisitions are to be identified in the future. These changes were made to more accurately describe FaZe’s intended acquisition strategy, which involves management’s goal of broadly identifying and assessing executable acquisition opportunities across different sectors and geographies and prioritizing such opportunities based on strategic and financial impact. No other changes were made to the September 7, 2021 version of the FaZe Forecasts. On September 9, 2021, the BRPM Board received the final draft of the FaZe Forecasts.

On September 8, 2021, Mr. Shribman had a call with representatives of B. Riley Securities and the BRPM Board to discuss the FaZe deal, the PIPE presentation, and the expected timeline. Mr. Shribman and representatives of B. Riley Securities analyzed for the BRPM Board in detail FaZe’s revenue verticals and monetization strategy. They also discussed the support for the $650 million pre-money equity valuation of FaZe, including the FaZe Forecasts and comparable companies analysis (discussed in more detail below in the section titled “The BRPM Board’s Reasons for the Approval of the Business Combination — Comparable Companies Analysis”).

On September 9, 2021, Skadden emailed to White & Case drafts of the FaZe Support Agreements, which provided that certain FaZe Stockholders would vote in favor of the Merger Agreement and the Business Combination and would not transfer their FaZe securities other than as contemplated by the Merger Agreement and related agreements. Between September 25, 2021 and September 28, 2021, White & Case and Skadden negotiated the specific terms of the agreement.

On September 10, 2021, BRPM had a group call with B. Riley Securities, FaZe management, Citigroup, Klein Group, EM, Skadden, and White & Case to discuss the status of meetings with potential strategic investors in the PIPE Investment.

On September 10, 2021, White & Case, on behalf of BRPM, shared with B. Riley Securities a draft of the Subscription Agreement to be entered into between BRPM and each PIPE Investor, pursuant to which each PIPE Investor would agree to purchase shares of BRPM Class A common stock at $10.00 per share, and each such purchase would be consummated substantially concurrently with the closing of the Mergers, subject to the terms and conditions set forth therein. On September 15, White & Case shared a similar draft with Skadden. Following negotiations among White & Case, on behalf of BRPM, Skadden, on behalf of FaZe, and B. Riley Securities, on September 22, 2021, the form of Subscription Agreement was made available to the prospective PIPE Investors.

Beginning on September 13, 2021, B. Riley Securities began contacting institutional or accredited investors whom had existing accounts or relationships with B Riley Securities, each of whom agreed to maintain the confidentiality of the information received pursuant to customary non-disclosure agreements, to discuss FaZe’s business, the proposed Business Combination and the PIPE Investment and to determine such investors’ potential interest in participating in the PIPE Investment. During the weeks following September 13, 2021, representatives of BRPM, FaZe and B. Riley Securities (in its capacity as BRPM’s placement agent) participated in various virtual meetings with prospective participants in the PIPE Investment.

On September 14, 2021, BRPM and FaZe mutually reached an agreement on the final structure of the transaction after consultation with both parties’ legal and tax teams. It was determined that at the effective time of the Business Combination, FaZe will become a wholly owned subsidiary of BRPM, and BRPM will apply for listing on Nasdaq of the shares of common stock of BRPM to be issued as Merger Consideration.

On September 20, 2021, White & Case provided BRPM with an updated legal due diligence report summarizing the findings of White & Case’s legal due diligence review of FaZe and its business.

On September 21, 2021, White & Case emailed to Skadden an initial draft of the Sponsor Support Agreement. The initial draft included an agreement by the Sponsor to subscribe for $20 million of the PIPE investment and an additional amount not subscribed for by third parties up to $100 million, included a waiver of the Sponsor’s anti-dilution and conversion rights to ensure that the Founder Shares would convert into BRPM Class A common stock on a one-to-one basis, and included an earn-out and lock-up of the Founder Shares and an agreement to vote in favor of the Business Combination and related proposals as set forth in the LOI. On September 30, 2021, Skadden sent a revised draft of the Sponsor Support Agreement which included a backstop of the amount of the PIPE Investment actually funded at closing up to $100 million, applied the earn-out mechanics to the Private Placement Warrants held by the Sponsor in addition to the Founder Shares, and required the Sponsor to take certain unspecified steps to minimize redemptions. Throughout October, the parties negotiated the terms of the Sponsor Support Agreement and ultimately agreed that the Sponsor would (i) invest at least $20,000,000 in the PIPE Investment as well as to backstop the PIPE Investment, if the amount in cash actually received by BRPM from the PIPE Investment at Closing is less than $100,000,000, by committing to purchase that portion of the PIPE Investment not purchased by third party investors to cause the PIPE Investment actually received by BRPM at the Closing to equal $100,000,000, (ii) waive the anti-dilution and conversion price adjustments set forth in BRPM’s amended and restated certificate of incorporation with respect to the Founder Shares, (iii) subject 50% of the Founder Shares to forfeiture following Closing if certain price-based vesting conditions are not met during the Earn-Out Period, (iv) subject the Founder Shares to certain transfer restrictions, and (v) vote all voting equity securities owned by it in favor of the Merger Agreement, Business Combination, and each other proposal presented by BRPM in this proxy statement/prospectus.

On September 27, 2021, White & Case emailed to Skadden an initial draft of the A&R Registration Rights Agreement. Between October 5, 2021 and October 24, 2021, the parties negotiated the specific terms of the A&R Registration Rights Agreement, including which securities should be covered as “registrable securities” thereunder, the Company’s obligation to file and keep effective a registration statement covering the registrable securities, and the shareholder parties’ demand and piggy-back registration rights.

Beginning the week of October 7, 2021, various prospective PIPE Investors provided comments to the form of Subscription Agreement. In the following weeks, taking into account those comments, BRPM and FaZe and their respective counsel worked toward a final form of the Subscription Agreement.

On October 15, 2021, White & Case provided BRPM with an updated legal due diligence report summarizing the findings of White & Case’s legal due diligence review of FaZe and its business.

From October 11, 2021 to October 24, 2021, Skadden and White & Case proceeded to revise and negotiate the final forms of the transaction documents. During this time, Mr. Shribman spoke to each member of the BRPM Board to provide updates on the status of the transaction documents and the timing of an announcement of the proposed business combination.

On October 24, 2021, via unanimous written consent, the BRPM Board (i) determined that the Merger Agreement was fair, advisable and in the commercial interests of BRPM, (ii) adopted and approved the Merger Agreement, (iii) recommended that BRPM’s stockholders approve the Merger Agreement and such other proposals and (iv) directed the officers of BRPM to submit the Business Combination and the Merger Agreement to the BRPM Stockholders for adoption and approval.

Also on October 24, 2021, the board of directors of FaZe approved and adopted the Merger Agreement.

On October 24, 2021, BRPM, FaZe, and Merger Sub executed the Merger Agreement. Concurrent with the execution of the Merger Agreement, the applicable parties executed the Sponsor Support Agreement, the FaZe Support Agreements, the Subscription Agreements and certain other ancillary transaction agreements. On October 25, 2021, BRPM and FaZe issued a joint press release announcing the execution of the Merger Agreement, which was filed as an exhibit to a Current Report on Form 8-K along with an investor presentation prepared by members of BRPM’s and FaZe’s management team and used in connection with meetings with the PIPE Investors, the Merger Agreement, the Sponsor Support Agreement, the form of FaZe Support Agreement, the form of A&R Registration Rights Agreement and the form of Subscription Agreement.

On December 29, 2021, BRPM, FaZe, and Merger Sub entered into the first Merger Agreement Amendment. Such Merger Agreement Amendment amends the Merger Agreement to (i) clarify the definition of Acquiror Sale Price and the equity accounting treatment of the Earn-Out Shares and (ii) remove the requirement that the initial New FaZe Board consist of nine directors.

On February 18, 2022, the BRPM Board appointed Timothy Presutti as an independent director and member of the audit committee of the BRPM Board to satisfy Nasdaq listing rules following the expiration of the permitted IPO phase-in period.

On March 10, 2022, the B. Riley Lender, an affiliate of the Sponsor, entered into a Bridge Loan Agreement with FaZe pursuant to which the B. Riley Lender agreed (i) to issue to FaZe as a single advance a term loan in the amount of $10 million and (ii) upon receipt of a borrowing notice from FaZe, to issue to FaZe in a second advance a term loan in the amount of $10 million. On April 18, 2022, FaZe sent a borrowing notice to B. Riley Lender for the advance of the Final Term Loan on April 25, 2022. In connection with the Term Loan, on March 10, 2022, FaZe waived the Minimum Proceeds Condition under the Merger Agreement. FaZe agreed to the Term Loan and waiver after considering FaZe’s need for liquidity due to the anticipated timing of the Business Combination. Both FaZe and BRPM initially expected the Business Combination to close in early 2022 and due to the delay in closing, both parties agreed that continued investment into the business would benefit FaZe and its stockholders.

The Term Loan is evidenced by a term promissory note and accrues interest at a rate of 7% per year, compounded quarterly. In connection with the Term Loan, on March 10, 2022, the B. Riley Lender and FaZe entered into the Pledge and Security Agreement. Also on March 10, 2022, the B. Riley Lender, FaZe, and FaZe’s senior lienholders, CPH, and Cox, entered into Intercreditor Agreements. The Term Loan is secured by all assets of FaZe, other than the Excluded Collateral (as defined in the Pledge and Security Agreement), subject to the Intercreditor Agreements. The Term Loan will be repaid in full in cash on the Closing Date. In the event the Merger Agreement is terminated without completion of the Business Combination, the Term Loan will become a secured convertible promissory note of FaZe, on substantially the same terms as the existing senior secured convertible promissory notes of Faze, in an aggregate principal amount equal to the outstanding principal balance, including capitalized interest, of the Term Loan and the unpaid accrued interest on the Term Loan as of such date. As of March 10, 2022, an aggregate principal amount of $10 million was outstanding under the Term Loan.

During the week prior to January 27, 2022, BRPM and FaZe discussed certain tax implications of the Business Combination on FaZe Stockholders and agreed to amend the Merger Agreement to provide that all FaZe Options will be assumed by New FaZe at Closing and will become New FaZe Options. The parties determined that this structure was more tax efficient to the FaZe Stockholders without materially impacting the economics of the Business Combination. On January 27, 2022, Skadden, on behalf of FaZe, shared with White & Case a draft of the second Merger Agreement Amendment. On February 7, 2022, representatives from BRPM, FaZe, White & Case and Skadden, had a meeting to discuss the second Merger Agreement Amendment and the treatment of the FaZe Options during which the parties agreed that, prior to the closing of the Merger, FaZe would adopt a cashless exercise program for the payment of the exercise price of FaZe Options. White & Case and Skadden then exchanged drafts of the second Merger Agreement Amendment over the following week, which did not include substantive changes among the drafts. On March 10, 2022, BRPM, FaZe, and Merger Sub entered into the second Merger Agreement Amendment.

On May 20, 2022, Citigroup advised FaZe that as of May 19, 2022, it resigned from its role as lead financial advisor to FaZe. In its Termination Letter, Citigroup did not give FaZe any reasons for its resignation and waiver of its fee. As is customary, certain provisions of the Engagement Letter survived Citigroup’s resignation. These provisions include FaZe’s obligation to indemnify Citigroup, its affiliates and their respective directors, officers, agents and employees and each other person controlling Citigroup or any of its affiliates from and against any losses or claims relating to or arising out of the engagement or any transaction or conduct in connection therewith, and for twelve months following Citigroup’s resignation, a right of first refusal for Citigroup to act as FaZe’s book-running lead managing underwriter, book-running lead arranger or exclusive placement agent in connection with any underwritten Rule 144A offering, public offering, or other financing that may be undertaken by FaZe. As financial advisor to FaZe, Citigroup assisted FaZe management by providing industry and market data, comparable company analysis and other information to help build out the FaZe Forecasts, using the estimates, assumptions, and input provided by, and at the direction of, FaZe management. Citigroup did not prepare a valuation analysis of FaZe or an opinion in connection with the Business Combination. FaZe management, not Citigroup, was responsible for the FaZe Forecasts. Neither FaZe nor BRPM believes that Citigroup’s resignation will impact the consummation of the Business Combination, other than by reducing the aggregate advisory fees payable at Closing. Citigroup’s resignation did not impact the BRPM Board’s analysis of or continued support of the Business Combination.

The BRPM Board’s Reasons for the Approval of the Business Combination

The BRPM Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the BRPM Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the BRPM Board may have given different weight to different factors. This explanation of reasons for the BRPM Board’s approval of the business combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward Looking Statements.”

Before reaching its decision, the BRPM Board reviewed the results of the due diligence conducted by its management, which included:

•        research on comparable companies;

•        research on comparable transactions within the Esports and media sectors;

•        extensive meetings and calls with FaZe’s management team regarding operations and forecasts;

•        financial and valuation analysis of FaZe and the Business Combination;

•        FaZe’s audited and unaudited financial statements; and

•        the FaZe Forecasts provided by FaZe’s management team.

In approving the Business Combination, the BRPM Board determined not to obtain a fairness opinion. To value FaZe’s business, the BRPM Board gave weight to the valuations experienced by comparable companies selected by BRPM within several related sectors, including premium content/intellectual property, sports teams, games/Esports, lifestyle brands, and digital platforms. The BRPM Board reviewed companies that provide premium content and intellectual property (HYBE, Disney, Endeavor, ActivisionBlizzard, Formula One Group (a business of Liberty Media Corporation), and Electronic Arts), companies with strong consumer brands (Canada Goose, Playboy, and Monster Beverage), and companies with a strong platform (Snapchat, Pinterest, Skillz, and Roblox). The BRPM Board believed the selected premium content/IP companies were appropriate comparables to FaZe because they have an engaged following, produce live events, have diversified monetization channels, and a strong intellectual property portfolio; the BRPM Board believed the selected consumer brand companies were appropriate comparables to FaZe due to their strong brand reputation and licensing, consumer relationships and engaged following; and the BRPM Board believed the selected platform companies were appropriate comparables to FaZe due to their expansive reach, similar audience demographics, the fact that they are digitally native companies, and their advertising exposure. Further, while BRPM does not believe there to be a publicly traded company that directly competes with FaZe, BRPM believes that the selected companies as a whole have similar business functions and roles to FaZe. In each case, the BRPM Board’s considerations in selecting such comparable companies was based upon its application of its professional judgment and experience.

In evaluating the selected companies, the BRPM Board considered a variety of factors including, without limitation, equity market capitalization, primary products or services, enterprise value as a multiple of projected revenues, and enterprise value as a multiple of projected adjusted gross profit, which are summarized in the table below.

Comparable Companies Analysis

			Peer Companies
			Premium Content/IP							Consumer Brands				Platform
Company	FaZe		HYBE	Disney	Endeavor	Activision Blizzard		Formula One Group	Electronic Arts	Canada Goose		Playboy	Monster Beverage	Snapchat	Pinterest	Skillz	Roblox
‘22E-’24E Revenue CAGR(1)	45.4%		16.9%	10.0%	8.1%	8.1	%(6)	7.9%	4.9%	12.8	%(6)	11.0%	10.1%	45.3%	30.1%	27.1%	19.6	%(6)
‘22E EBITDA Margin(2)	1.8	%(7)	21.5%	19.5%	19.7%	45.4%		24.0%	34.4%	28.6%		19.3%	35.7%	20.5%	27.8%	NM	24.1%
Enterprise Value/‘22E Revenue(3)	NA		5.5x	4.4x	4.0x	6.8x		5.5x	4.5x	4.5x		5.8x	7.9x	20.2x	15.3x	14.7x	18.1x
Enterprise Value/‘23E Revenue(4)	NA		4.7x	4.0x	3.7x	6.6x		5.3x	4.1x	4.1x		4.8x	7.2x	13.8x	11.6x	11.0x	14.8x
Enterprise Value/Growth Adjusted ‘22E Revenue (5)	NA		0.33x	0.44x	0.49x	0.84x		0.70x	0.92x	0.35x	(8)	0.53x	0.78x	0.45x	0.51x	0.54x	0.93x	(8)

____________

Source: SEC Edgar filings and factset. Market data as of July 2, 2021.

(1)      Defined as compound annual growth rate of estimated revenue from calendar year 2022 through 2024.

(2)      Defined as calendar year 2022 estimated EBITDA divided by calendar year 2022 estimated revenue.

(3)      Defined as enterprise value divided by calendar year 2022 estimated revenue.

(4)      Defined as enterprise value divided by calendar year 2023 estimated revenue.

(5)      Defined as enterprise value divided by calendar year 2022 estimated revenue divided by compound annual growth rate of estimated revenue from calendar year 2022 through 2024.

(6)      2021E – 2023E Compound Annual Growth Rate (CAGR).

(7)      2025E EBITDA Margin of 31.1%.

(8)      2021E – 2023E Revenue CAGR.

BRPM management and the BRPM Board used the data from the comparable company valuation and growth profiles to assess whether the valuation ascribed to FaZe in the Business Combination was substantiated based upon the equity market valuations of the above comparable companies. The metrics above provided context on peers’ valuation, profitability and growth.

Additionally, in reaching its unanimous consent (i) that the terms and conditions of the Merger Agreement, including the proposed Business Combination, are advisable, fair to and in the best interests of BRPM and the BRPM Stockholders and (ii) to recommend that BRPM Stockholders adopt and approve the Merger Agreement and approve the Merger contemplated therein, the BRPM Board considered a range of factors including, but not limited to, the factors discussed below. In light of the number and variety of factors, the BRPM Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. In addition, for any given factor individual directors may have assigned different weights. At the time that it approved the Business Combination, the BRPM Board viewed its position as being based on all of the information available and the factors presented to and considered by it and believed it had the necessary information to make an informed decision. This explanation of BRPM’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements.”

The factors considered by BRPM Board include, but are not limited to, the following:

•        Large addressable market and first mover advantage.    NewZoo, a provider of games and Esports analytics and market research, reports that there were approximately 3 billion Esports gamers and more than 400 million Esports viewers worldwide, as of July 2021, with the number of Esports viewers expected to grow approximately 8% per year from 2021 to 2024. According to Grand View Research’s Video Streaming, Market Size, Share & Trends Analysis Report (2021-2028), the global video streaming market is expected to grow at a 21% compound annual growth rate from 2021 to 2028. FaZe was an early mover in online video game and youth culture, which the BRPM Board believes gives FaZe credibility with FaZe’s target audience of 13-34 year-olds. With expected growth in both the global video streaming market and the Esports market, the BRPM Board believes FaZe will be well-positioned to capitalize on the growing market.

•        Recent growth.    The BRPM Board believes the FaZe brand has shown outsized recent growth, strength, and reach as measured by total social media followers and cross-platform actions. FaZe has a large and engaged global audience, with a Total Reach of over 350 million fans across social media platforms globally, nearly 80% of whom were 13-34 year-olds. The BRPM Board believes FaZe is well-positioned to bring brands to the 13-34 age demographic because of its deep understanding of how Gen Z consumes and engages with content. FaZe has several revenue streams including brand sponsorships, content, consumer products, Esports teams, and international markets.

•        Substantial monetization opportunities.    The BRPM Board believes that there is a meaningful opportunity to create equity value in the business by increasing user monetization through various revenue streams described below. Historically, Faze receives approximately $0.35 per fan from its more than 350 million fans across social media platforms globally. This compares unfavorably to other forms of media. For example, ESPN charges approximately $116 per subscription across its user base of approximately 82 million, Twitter is able to capture approximately $19 per daily average user across 192 million daily active users, and the NHL monetizes its approximately 133 million viewers at a rate of approximately $65 per fan. The BRPM Board believes FaZe has several avenues for improving monetization across its revenue streams:

•        Curated media — Given its existing audience reach and strength of its brand, FaZe has a unique opportunity to create tailored content for its fanbase and develop a substantial IP library to drive further fan engagement and fanbase monetization by partnering with media distributors or launching its own over-the-top platform.

•        Merchandise  — FaZe has the ability to launch its own consumer brands or act as an enabler for existing brands that Faze consumers would see as a good fit. The demographics of FaZe’s audience position FaZe well to build next generation apparel, gaming peripherals, or other consumer brands by leveraging FaZe’s Esports and digitally native media reach.

•        Sponsorships — FaZe has the ability to leverage the growth of its media reach by establishing long-term sponsorship deals with leading consumer brands globally. With scale, FaZe will be able to sign multi-year agreements (analogues to other sports franchises) at attractive term. Historically, FaZe has shown the ability of its consumers to drive engagement and demand for products and services that partner with FaZe. FaZe offers a unique value proposition for CMOs due the lucrative demographic of its audience and a non-uniform marketing approach across its various digital media properties and content silos.

•        M&A — FaZe’s existing brand strength in the Esports and broader digital media market makes it an attractive acquisition platform for other Esports organizations. By leveraging FaZe’s and its talent’s social media reach and engaged fan base, Faze is able to substantially increase consumer engagement for acquired media properties or Esports teams and thus meaningfully improve deal economics. This would further drive user monetization, increasing average dollars captured per fan.

•        Other revenue streams — FaZe can substantially benefit from, and expects to take advantage in the near and longer term of, the recent increase in engagement amongst various metaverse platforms. Given that FaZe is an internet-native brand popular among Gen Z, the demographic that is prevalent in driving metaverse engagement, FaZe is uniquely positioned to create new experiences in the digital ecosystems and further increase fanbase monetization. Examples of monetization strategies include launching digitally native apparel and in-gaming items.

•        Scalable platform.    The BRPM Board believes the FaZe business is scalable and built to support acquisition opportunities that can accelerate FaZe’s growth and drive capital efficiencies.

•        FaZe Forecasts and Comparable Companies.    The BRPM Board believed the FaZe Forecasts and comparable companies analysis supported the implied equity valuation of FaZe in the Business Combination.

•        Proven and experienced management team.    FaZe’s management team has deep industry expertise, starting with its Chief Executive Officer and business Co-Founder, Lee Trink, who has more than 20 years of experience in the entertainment industry. Mr. Trink served as General Manager for artist-first label Lava/Atlantic Records from 2001 to 2005. In 2005, he went on to lead Virgin Records as Chief Operating Officer and General Manager, and in 2007 he was promoted to President of EMI Capitol Music Group (comprised of Capitol Records, Virgin Records, Blue Note Records and Astralwerks Records). He has worked with renowned artists such as Katy Perry, 30 Seconds to Mars, The Rolling Stones, Coldplay, and Lenny Kravitz, among others. From 2009 to 2010, Mr. Trink was Principal Partner at Hollywood entertainment production company Prospect Park, and then in 2010, Mr. Trink started his own management and marketing business, working with brands such as General Motors, Harley-Davidson and Jim Beam, and artists such as Kid Rock and the historic Preservation Hall Jazz Band. As a founder of the business of FaZe helping it evolve from an online gaming company to a revenue generating business, Mr. Trink brings a wealth of knowledge and experience to FaZe, and has sought to transform both FaZe and Esports from a niche segment of entertainment into a globally recognized brand and industry. Mr. Trink is also supported by the leadership team which has decades of experience in the industry.

•        Terms of Merger Agreement and related agreements.    BRPM Board reviewed the financial and other terms of the Merger Agreement and related agreements and determined that they were the product of arm’s-length negotiations among the parties.

•        Stockholder approval.    The BRPM Board considered the fact that in connection with the business combination, stockholders have the option to (i) remain stockholders of New FaZe following the Business Combination, (ii) sell their shares on the open market or (iii) redeem their shares for the per share amount held in the Trust Account.

In the course of its deliberations, the BRPM Board also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the business combination, including the below:

•        FaZe’s History of Operating Losses.    The BRPM Board considered the fact that FaZe has incurred and expects to continue to incur operating losses, and that these conditions have raised substantial doubt about FaZe’s ability to continue as a going concern.

•        The Potential Loss of the FaZe Brand.    The BRPM Board considered the fact that FaZe’s business depends on the strength of the FaZe brand. If FaZe is unable to maintain and enhance the FaZe brand and reputation, including as a result of unfavorable publicity regarding any of the FaZe Esports teams, Esports athletes, content creators, influencers, or brand partners, the size, demographics and engagement of FaZe’s fan base and the demand for FaZe’s products may decline.

•        Competition.    FaZe’s business is rapidly evolving and FaZe competes against a variety of fragmented firms across multiple industries, including well-established lifestyle brands, long-standing players in the media industry, traditional sports leagues, and new entrants challenging our position in the Esports and gaming industry.

•        Post-Business Combination Corporate Governance.    The BRPM Board considered the corporate governance provisions of the Proposed Charter and the effect of those provisions on the governance of New FaZe following the Closing. The Proposed Charter includes several provisions that may make it more difficult for New FaZe Stockholders to exercise control over New FaZe including, but not limited to the fact that the Proposed Charter would (i) remove the separate class vote for increases or decreases of the authorized shares of any class of capital stock, (ii) eliminate the right of New FaZe Stockholders to act by written consent, and (iii) require a supermajority vote of shareholders to amend certain provisions of the Proposed Charter. The material differences between the Current Charter and the Proposed Charter are discussed in more detail in the sections of this proxy statement/prospectus titled “The Binding Charter Proposals” and “The Advisory Charter Proposals.”

•        Limitations of Review.    The BRPM Board considered that it would not obtain an opinion from any independent investment banking firm that the price BRPM is paying to acquire FaZe is fair to BRPM or its stockholders from a financial point of view. In addition, there are inherent limitations in the due diligence review of FaZe conducted by the BRPM management team and BRPM’s outside advisors.

•        Potential Inability to Complete the Business Combination.    The BRPM Board considered the possibility that the Business Combination may not be completed and the potential adverse consequences to BRPM if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the fact that the Merger Agreement prohibits BRPM from soliciting other initial business combination proposals while the Merger Agreement is in effect, which could limit BRPM’s ability to seek an alternative business combination.

•        Litigation.    The BRPM Board considered the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could enjoin consummation of the Business Combination.

•        Interests of Certain Persons.    Some of BRPM’s officers and directors may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of BRPM Stockholders. For instance, the Sponsor, and the officers and directors of BRPM who have invested in the Sponsor entity, will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to Public Stockholders. See “Interests of BRPM’s Directors and Officers in the Business Combination” for more information.

•        Other Risks.    The BRPM Board considered various other risks associated with FaZe’s business, as described in the section of this proxy statement/prospectus titled “Risk Factors.”

After considering the foregoing potentially negative and potentially positive reasons, the BRPM Board concluded, in its business judgment, that the potentially positive reasons relating to the Business Combination outweighed the potentially negative reasons and that the Business Combination was fair to and in the best interest of BRPM Stockholders.

Certain Projected Information

FaZe does not as a matter of course make public projections as to future results. FaZe provided its internally derived estimated total revenue, gross profit, and adjusted EBITDA for the years ending 2021 through 2025 (the “FaZe Forecasts”) to BRPM for use as a component of its overall evaluation of FaZe. The FaZe Forecasts were prepared by FaZe management in September 2021 and are included in this proxy statement/prospectus because they were provided to the BRPM Board for its evaluation of the Business Combination. The FaZe Forecasts were not prepared with a view towards public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, but, in the view of FaZe management, were prepared on a reasonable basis and reflected then current information reasonably available to FaZe management with respect to the expected future financial performance of FaZe. However, the FaZe Forecasts are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments. The FaZe Forecasts are not included in this proxy statement/prospectus in order to induce any stockholders to vote in favor of any of the proposals presented at the Special Meeting.

The primary assumptions made in connection with the FaZe Forecasts are discussed below, but you should note that the FaZe Forecasts reflect numerous assumptions, including general business, economic, market, regulatory and financial conditions, competitive uncertainties, and operational assumptions, all of which are difficult to predict and many of which are beyond FaZe’s control, such as assumptions with respect to the consummation of the Business Combination, and the other risks and uncertainties contained in the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FaZe” and “Cautionary Note Regarding Forward-Looking Statements.” Accordingly, the FaZe Forecasts are inherently subject to significant uncertainties and contingencies, many of which are beyond FaZe’s control. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the FaZe Forecasts, as further described in the section titled “Risk Factors — Risks Related to FaZe — Risks Related to FaZe’s Business, Industry, Financial Conditions, and

Results of Operations — Certain of the estimates and assumptions on which our financial projections are based have proven, and may again in the future prove, to be materially different in light of subsequent events and circumstances, which may cause our actual results to materially differ from such projections, and which may adversely affect our future profitability, cash flows and the market price of New FaZe common stock.” Furthermore, the FaZe Forecasts do not take into account any circumstances or events occurring after the date they were prepared.

In addition, the FaZe Forecasts cover multiple years, and you should know that forecasted financial information, by its nature, becomes subject to greater uncertainty with each successive year.

FaZe has not made any representations or warranties regarding the accuracy, reliability, appropriateness or completeness of the FaZe Forecasts to anyone, including BRPM. None of FaZe or its board of directors, officers, management or any other representative of FaZe has made or makes any representation to any person regarding FaZe’s ultimate performance compared to the information contained in the FaZe Forecasts. Although presented with numerical specificity, the FaZe Forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of FaZe’s management including, among other things, the matters described in the sections of this proxy statement/prospectus titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” Accordingly, the FaZe Forecasts should not be looked upon as “guidance” or “fact” of any sort and should not be relied upon as being necessarily indicative of future results. FaZe does not intend to refer back to these FaZe Forecasts in its future periodic reports filed under the Exchange Act or in any other investor communications.

The FaZe Forecasts were prepared by, and are the responsibility of, FaZe’s management. Marcum LLP, which serves as both FaZe’s independent registered public accounting firm and BRPM’s independent registered public accounting firm, has not reviewed, examined, compiled or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim association with, the information. The report of Marcum LLP included in this proxy statement/prospectus relates to FaZe’s historical audited consolidated financial statements and does not extend to the unaudited prospective financial information and should not be read to do so.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS (INCLUDING A REGISTRANT’S RESPONSIBILITY TO MAKE FULL AND PROMPT DISCLOSURE AS REQUIRED BY SUCH FEDERAL SECURITIES LAWS), BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR FAZE, BRPM UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

The key elements of the projections provided by management of FaZe to BRPM are summarized in the table below:

	Fiscal Year Ending December 31
(in millions)	2021E	2022E	2023E	2024E	2025E
Total revenue	$50	$91	$188	$379	$651
Gross profit	10	28	64	123	210
Adj. EBITDA(1)	(19)	(14)	13	60	131

____________

(1)      Adjusted EBITDA (as included in the FaZe Forecasts at the time they were prepared) is defined as net loss before legal settlement expense, legal fees outside of the normal course of business, severance expense, share-based compensation expense, exited activities expense, foreign currency losses, intercompany write-offs, interest expense, provision for income taxes, and depreciation and amortization. This definition of Adjusted EBITDA is different from the definition of Adjusted EBITDA in the section of this proxy statement/prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FaZe.”

FaZe management prepared the FaZe Forecasts in September 2021 for each of the years in the five-year period ending December 31, 2025 by assessing FaZe’s then current business and the quickly evolving nature of FaZe’s industry. The five-year period was selected because FaZe management believed that demonstrating a full lifecycle of FaZe’s new business model requires a number of years, especially because, historically, FaZe was focused on building its brand, while currently, FaZe is exploring ways to monetize and commercialize its brand. The five-year period would allow the FaZe Forecasts to reflect, among other things, the impact of new revenue streams from diversified monetization areas to be generated beginning in 2023, as well as the impact of FaZe’s anticipated mergers and acquisitions strategy, as estimated by FaZe management. The diversified multiplatform monetization strategy is rooted on organic growth from sponsorships, content, merchandise, Esports, international expansion and other IP verticals, each presenting an opportunity to increase monetization per audience member to levels of competing organizations and leagues which represents a revenue growth opportunity of approximately 10x to approximately 200x the levels measured at the time the FaZe Forecasts were prepared.

FaZe’s process for preparing the FaZe Forecasts was collaborative across the organization and underwent multiple levels of review before being finalized with executive leadership. Such process included assessment of existing revenue streams, demands and costs based on current contracts and internal data, review of and comparison with industry statistics, and evaluation of growth initiatives and business plans.

In developing the FaZe Forecasts, numerous significant assumptions were made with respect to FaZe’s business for the periods covered by the FaZe Forecasts, including the assumed completion of the Business Combination on December 31, 2021 with proceeds from BRPM’s Trust Account and from the PIPE Investment to help implement FaZe’s growth strategy after the Business Combination (assuming, at the time the FaZe Forecasts were prepared, at least 75% of such proceeds would be available, given the lower level of redemptions for similar transactions prior to the preparation of the FaZe Forecasts and the oversubscription of the PIPE Investment, which FaZe management believed were reasonable bases to assume redemptions would not be material). Similarly, costs projected at the time were made based on the best information available to FaZe management at the time, but as of early in the first quarter of 2022, FaZe started to experience higher than anticipated costs as result of, among other things, increased labor costs, the need for hiring of additional personnel (including at more senior levels, such as a Chief Operating Officer and the search for a Chief Commercial Officer), higher than anticipated directors’ and officers’ liability insurance, and increased costs related to the production of original content.

Projected total revenue consisted of expected revenue from content creation, brand sponsorship, consumer product sales, Esports and gaming, international expansion, emerging monetization areas, and mergers and acquisitions, as described in the section entitled “Business of New FaZe — Monetization” and “Business of New FaZe — Growth Verticals,” and was based on the following key assumptions:

•        the continued development of FaZe’s content pipeline, with an expanded slate of live and scripted programming;

•        FaZe’s ability to retain and contract with talent;

•        the growth in the size of and engagement with FaZe’s audience as measured by FaZe’s Key Performance Indicators, as defined in the section of this proxy statement/prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FaZe,” with the number of views on FaZe owned and FaZe talent channels on YouTube estimated to increase at approximately 10% to 20% per year (which represents an average expected growth, taking into account the fact that different talent may have different growth rates);

•        that FaZe would continue to add new sponsors and brand deals, with three new sponsors per year and proceeds from sponsorships at approximately 10% higher per deal averages;

•        the increase in consumer product sales at an annual growth rate of approximately 30%;

•        that FaZe’s Esports/gaming performance would at least remain at its historical level and the average prize money earned by FaZe would increase at an annual growth rate of approximately 35% based on industry data projecting increased interest in Esports will generate larger prize purses;

•        FaZe’s ability to improve monetization of the FaZe brand internationally (including any international acquisition or partnership) to more closely align revenue of approximately 5% derived outside the U.S. versus approximately 50% of FaZe’s audience outside the U.S.;

•        Implied $3.52 per unique fan by 2025, which included $3.02 per unique fan from existing business and $0.50 per unique fan from potential growth areas;

•        FaZe’s ability to maintain its position at the forefront of the digital economy and successfully utilize this position to expand the business into new digital markets through organic and/or inorganic means, with revenue per unique fan (unique fans refer to total subscribers to FaZe owned and FaZe talent channels on YouTube) from such emerging monetization areas expected to be approximately $0.13 in 2023, constituting approximately 10% of revenue per unique fan from existing lines of business in 2023, and expected to grow at 100% per year, reaching approximately $0.50 in 2025 (which, when aggregated with $3.02 per unique fan from existing lines of business in 2025, implied average revenue per unique fan of FaZe of $3.52 in 2025); and

•        FaZe’s ability to successfully identify and engage with acquisition targets that allow FaZe to remain nimble, pursue growth and reinforce FaZe’s platform and brand, with acquisition of one target per year from 2022 to 2024 that would lead to a 50% growth of business the year following each such acquisition.

Projected gross profit was derived by subtracting cost of goods sold from total revenue. For existing lines of business, such cost was estimated based on historical cost and terms of existing contracts. For new lines of business, such as emerging monetization areas, such cost was estimated based on industry rate and management’s judgment.

Projected adjusted EBITDA was derived by subtracting operating expenses, which were largely driven by the expected increase in headcount and public company costs, from gross profit, but before legal settlement expense, legal fees outside of the normal course of business, severance expense, share-based compensation expense, exited activities expense, foreign currency losses, intercompany write-offs, interest expense, provision for income taxes, and depreciation and amortization.

As described above, the FaZe Forecasts were based on the estimates and assumptions as of September 2021 concerning the various factors noted, which were subject to significant risks and uncertainties. FaZe’s actual total revenue and gross profit financial results for the year ended December 31, 2021 exceeded FaZe’s projected total revenues and gross profits for the same period included in the FaZe Forecasts. FaZe’s actual Adjusted EBITDA for the year ended December 31, 2021 was $9.7 million less than its projected Adjusted EBITDA, largely due to a change in methodology in the calculation of such metric to align it with existing SEC non-GAAP guidance. Based on management’s current assessment of market conditions and trends and FaZe’s knowledge of its industry, taking into consideration FaZe’s expected performance for the first quarter of 2022, FaZe currently expects its 2022 and 2023 actual results to differ materially from the 2022 and 2023 FaZe Forecasts. FaZe’s actual results for 2024 through 2025 may also differ materially from the 2024 through 2025 FaZe Forecasts. Accordingly, you are cautioned not to place undue reliance on the FaZe Forecasts in making a decision regarding the Business Combination. For further information, see the section titled “Risk Factors — Risks Related to FaZe — Risks Related to FaZe’s Business, Industry, Financial Conditions, and Results of Operations — Certain of the estimates and assumptions on which our financial projections are based have proven, and may again in the future prove, to be inaccurate in light of subsequent events and circumstances, which may cause our actual results to materially differ from such projections, and which may adversely affect our future profitability, cash flows and the market price of New FaZe common stock.”

BRPM management and FaZe management were in regular contact by phone and email between January 2022 and May 2022, and discussed FaZe’s operations, its execution on its business plan, the timing of the Business Combination and related matters. As part of these discussions, FaZe management shared with BRPM management how the FaZe business was growing and the potential pipeline for growth. Some of the information shared were FaZe’s collaboration with the National Football League in February 2022 to host content activations, such as a flag-football game between FaZe members and NFL talent and the creation of co-branded content to coincide with the Super Bowl, and the additions of content creators “FaZe Snoop” and “FaZe Deestroying” which were intended to energize the FaZe community and increase FaZe’s Total Reach. Additionally, in January 2022, FaZe shared with BRPM that it planned to launch a 24-hour livestream competition reality show, FaZe 1. As part of this effort, FaZe informed BRPM management that FaZe tapped showrunner Peter Tartaglia, along with production companies Kids at Play and Mission Control Media. FaZe 1 launched in May 2022, however FaZe paused production of FaZe 1 on May 11, 2022, due to an outbreak of COVID-19, in accordance with FaZe’s and the CDC’s health and safety guidelines. Production resumed on May 22, 2022 and the winner was announced on May 26, 2022. In March 2022, FaZe entered into brand sponsorship agreements with Ghost, a lifestyle sports nutrition brand, and DoorDash, a technology company that connects consumers with businesses. In May 2022, one of FaZe’s Esports teams won its first major title in the PGL Major Antwerp 2022 for Counter Strike:Global Offensive, a Belgian gaming tournament organized by PGL Esports SRL. According to Esports Charts, the event averaged approximately 600,000 viewers, reaching a peak of over 2 million throughout the event, with over 68 million hours watched, highlighting FaZe’s premiere talent driving strong tournament results and bringing worldwide exposure and excitement to FaZe. Also in May 2022, FaZe announced new collaborations, including a line of apparel featuring a reimagined, digitized version of Mickey Mouse, “Mickey On The Grid,” designed in partnership with Disney, and a merchandise collaboration with Naruto Shippuden, a well-known anime series.

On April 18, 2022, FaZe management, including Mr. Trink, Ms. Brandt, and Danny Sung, FaZe’s Senior Vice President of Financial Planning and Analysis and Corporate Development, discussed with Mr. Shribman of BRPM each FaZe business vertical, the revenue and costs of revenue of each vertical, analyzed FaZe’s current performance against the performance projected in September 2021 when the FaZe Forecasts were initially prepared, and shared with Mr. Shribman a slide with preliminary budget considerations. In addition, on April 4, April 19, and April 24, 2022, representatives from FaZe, BRPM, Skadden, and W&C held conference calls to discuss FaZe’s performance in 2021 and year to date 2022 as compared to the FaZe Forecasts. As a result of these discussions and evaluations, BRPM and FaZe believe that the cultural relevance of FaZe as a brand continues to increase alongside the increased size of its fan base (primarily due to new celebrity signings) and, while FaZe currently expects its 2022 and 2023 actual results to differ materially from the 2022 and 2023 FaZe Forecasts, FaZe management and board believe, which belief is also shared by the BRPM Board, that over a multi-year period FaZe would be able to convert these metrics into revenue and cash flow that support the pre-money equity valuation in the Business Combination.

The FaZe Forecasts formed only a part of the diligence undertaken by BRPM management and the BRPM Board in connection with the approval of the Business Combination and the BRPM Board’s recommendation to the BRPM Stockholders. The FaZe Forecasts were one of several inputs in the evaluation of the Business Combination that were considered by the BRPM Board. Other inputs included FaZe’s first mover advantage in its industry and its experienced management team, the growth of the Esports and streaming industries during the COVID-19 pandemic, and the structure of the proposed business combination, including the pro forma ownership of BRPM public stockholders in the combined company at various redemption levels. See also the section of this proxy statement/prospectus titled “The BRPM Board’s Reasons for Approval of the Business Combination.” In light of the number and variety of factors considered by the BRPM Board, the BRPM Board did not consider it practicable to and did not attempt to quantify or otherwise assign relative weights to any of the foregoing inputs and based its decision on all of the information available and the factors presented to and considered by it.

At the time of the approval of the Business Combination transaction, the BRPM Board was fully aware of the subjective nature of the FaZe Forecasts, and the fact that the FaZe Forecasts reflect numerous assumptions including, but not limited to, general market conditions, operational costs and regulatory changes. The BRPM Board was also aware that the FaZe Forecasts did not provide a guarantee of FaZe’s ultimate performance as FaZe has not made and does not intend to make representations or warranties regarding the accuracy, reliability, appropriateness or completeness of the FaZe Forecasts to anyone. As discussed elsewhere in this proxy statement/prospectus, the FaZe Forecasts represented only one of the various factors considered by the BRPM Board in approving the Business Combination and recommending that BRPM Stockholders approve the transaction, and the BRPM Board did not place an undue reliance on these FaZe Forecasts.

During the process of evaluating the approval of Amendment No. 2 to the Merger Agreement, as well as the Term Loan which required a waiver of the Minimum Proceeds Condition, the BRPM Board took into consideration, among other factors, how the high redemption environment would impact FaZe’s growth plans as reflected in the FaZe Forecasts, as well as the likelihood that management of FaZe would be able to accelerate other organic growth opportunities, such as the monetization of FaZe’s existing intellectual property and audience relationships in areas such as digital goods, live events, fan clubs and virtual dining concepts, and taking advantage of the growth of the metaverse in the digital economy and the associated increase in importance of technologies such as blockchains, virtual reality and augmented reality, to help offset some of the impact from the anticipated high redemption results. Based on a review of FaZe’s business operations, ongoing discussions between the management of BRPM and the management of FaZe regarding the current status and the future of FaZe’s business, including (x) discussions around current market developments which have accelerated certain revenue generating opportunities as discussed above and (y) a confirmation by management of FaZe of its continued belief in the value of the FaZe brand and that the monetizing potential of the FaZe growing community remains unchanged, the BRPM Board approved Amendment No. 2 to the Merger Agreement, demonstrating its continuing support for the transaction and recommendation to the BRPM Stockholders.

Regulatory Approvals

The Business Combination is subject to the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act. The waiting period expired on December 6, 2021.

Satisfaction of 80% Test

It is a requirement under the Current Charter and Nasdaq rules that we complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding taxes payable on the interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with our initial business combination. As of the date of the execution of the Merger Agreement, the balance of funds in the Trust Account was approximately $172.5 million, and there were no taxes payable on the income earned on the Trust Account. In reaching its conclusion that the Business Combination meets the 80% test, BRPM Board looked at the $650 million negotiated transaction price.

After consideration of the factors identified and discussed in the section entitled “The Business Combination Proposal — The BRPM Board of Directors’ Reasons for the Approval of the Business Combination,” the BRPM Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for its initial public offering with respect to BRPM’s initial business combination, including that the Business Combination had a fair market value of at least 80% of the balance of the funds in the Trust Account at the time of execution of the Merger Agreement. In light of the financial background and experience of the members of our management team and the BRPM Board, the BRPM Board believes that the members of our management team and the BRPM Board are qualified to determine whether the Business Combination meets the 80% test. The BRPM Board did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% test has been met.

Interests of BRPM’s Directors and Officers in the Business Combination

BRPM’s Current Charter provides that BRPM renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of BRPM and such opportunity is one BRPM is legally and contractually permitted to undertake and would otherwise be reasonable for BRPM to pursue, and to the extent the director or officer is permitted to refer that opportunity to BRPM without violating another legal obligation. We believe there were no such corporate opportunities that were not presented as a result of these provisions in our Current Charter. Accordingly, this provision in the Current Charter did not impact our search for a business combination target.

When you consider the recommendation of the BRPM Board in favor of approval of the Business Combination Proposal, you should keep in mind that BRPM’s Sponsor and its directors and officers, have interests in such proposal that are different from, or in addition to those of BRPM Stockholders generally. The existence of financial and personal interests of BRPM’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of BRPM and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals Our directors were aware of and considered these interests and potential conflict of interest, among other matters, in evaluating the Business Combination, and in recommending to our stockholders that they approve the Business Combination. These interests include, among other things, the interests listed below:

•        At the time of our initial public offering, our Sponsor, officers, and directors entered into the Insiders Letter Agreement, pursuant to which they agreed to waive their redemption rights with respect to the Founder Shares and any other shares of BRPM common stock held by them in connection with the completion of a business combination. Our Sponsor and our officers and directors also agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if BRPM fails to complete a business combination by February 23, 2023 or during any Extension Period. Our Sponsor, officers, and directors did not receive separate consideration for such waivers. Due to such waivers, the value of the Founder Shares is dependent on the consummation of a business combination. This may incentivize the BRPM insiders to complete a business combination on terms or conditions that are not in the best interest of the Public Stockholders.

•        Our Sponsor purchased the Founder Shares prior to our initial public offering for an aggregate purchase price of $25,000. Upon the Closing, such Founder Shares will be converted into 4,312,500 shares of New FaZe common stock, 2,156,250 of which will be subject to further vesting conditions. Based on the closing price of BRPM Class A common stock on Nasdaq of $9.86 on May 26, 2022, the record date for the Special Meeting such Founder Shares would be worth approximately $42.5 million. This represents a 1,700% gain on the Sponsor’s investment. If we do not consummate a Business Combination transaction by February 23, 2023 or during any Extension Period, then the Founder Shares will be worthless.

•        Given the differential in the purchase price that the Sponsor paid for the Founder Shares as compared to the price of the BRPM Class A common stock sold in the IPO, the Sponsor may earn a positive rate of return on their investment even if the New FaZe common stock trades below $10.00 per share and the Public Stockholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of Public Stockholders because the Sponsor will realize a gain on its investment from the completion of any business combination while Public Stockholders will realize a gain only if the post-closing trading price exceeds $10.00 per share.

•        Simultaneously with the Closing of our initial public offering, we consummated the sale of 520,000 Private Placement Units at a price of $10.00 per unit, for an aggregate investment of $5,200,000, in a private placement to our Sponsor. The Private Placement Units were comprised of 520,000 shares of BRPM Class A common stock and 173,333 BRPM warrants. The BRPM warrants are each exercisable commencing on the later of 30 days following the Closing and February 23, 2022, for one share of BRPM Class A common stock at an initial exercise price of $11.50 per share. If we do not consummate a Business Combination transaction by February 23, 2023 or during any Extension Period, then the proceeds from the sale of the Private Placement Units will be part of the liquidating distribution to the Public Stockholders and the BRPM Class A common stock and BRPM warrants held by our Sponsor will be worthless. The BRPM Class A common stock and BRPM warrants held by our Sponsor had an aggregate market value of approximately $5.2 million based upon the closing price of $9.86 per share and $0.48 per warrant, respectively, on Nasdaq on May 26, 2022, the record date for the Special Meeting.

•        Our Sponsor, officers and directors will lose their entire investment in us if we do not complete a business combination by February 23, 2023 or during any Extension Period. In such event, there will be no liquidating distributions made with respect to our Founder Shares or the Private Placement Units held by the BRPM insiders. In contrast, Public Stockholders will receive approximately $10.01 per share if the Trust Account is liquidated, calculated as of May 26, 2022, the record date for the Special Meeting.

•        As disclosed in the prospectus for BRPM’s IPO, the members of BRPM’s management team and its directors, together with certain officers of companies affiliated with B. Riley Financial who have assisted BRPM in sourcing potential acquisition targets, have also invested in the Sponsor by subscribing for units issued by the Sponsor. Through their investment in the Sponsor, these officers and directors will share in a portion of any appreciation in Founder Shares and Private Placement Units, provided that we successfully complete a business combination. Mr. Shribman and Mr. Levinsohn may receive a higher allocation of the Founder Shares upon the successful consummation of the Business Combination, a determination which will be made at the discretion of the managing member of the Sponsor.

•        The Sponsor Related PIPE Investors agreed to purchase an aggregate of 2,200,000 shares of New FaZe common stock in the PIPE Investment, for an aggregate investment of $22,000,000 and, pursuant to the Sponsor Support Agreement, the Sponsor agreed to backstop the PIPE Investment if the amount in cash actually received by BRPM from the PIPE Investment at Closing is less than $100,000,000, by committing to purchase that portion of the PIPE Investment not purchased by third party investors to cause the PIPE Investment actually received by BRPM at the Closing to equal $100,000,000. If the Business Combination is not consummated, such investments will not be made.

•        B. Riley Securities Inc., an affiliate of the Sponsor, will receive approximately $9.6 million upon the consummation of the Business Combination, $6,037,500 of which constitutes compensation pursuant to the Business Combination Marketing Agreement and will only accrue if an initial business combination is consummated, and the remaining approximately $3.5 million constitutes a fee for acting as placement agent of the PIPE Investment and reimbursement of expenses. If the Business Combination is not consummated, B. Riley Securities Inc. and its affiliates will not receive such fees.

•        B. Riley Principal Commercial Capital, LLC, an affiliate of the Sponsor, has loaned FaZe an aggregate of $10 million and may be obligated to loan an additional $10 million prior to Closing pursuant to the Bridge Loan Agreement. The Term Loan is secured by all assets of FaZe, other than the Excluded Collateral (as defined in the Pledge and Security Agreement), subject to Intercreditor Agreements entered into between the B. Riley Lender and FaZe’s senior lienholders, CPH and Cox. The Term Loan will be repaid in full in cash on the Closing Date. Pursuant to the Bridge Loan Agreement, on March 10, 2022, FaZe waived the Minimum Proceeds Condition. In the event the Merger Agreement is terminated without completion of the Business Combination, the Term Loan will become a secured convertible promissory note of FaZe on substantially the same terms as the existing senior secured convertible promissory notes of FaZe.

•        It is currently contemplated that Ross Levinsohn and Daniel Shribman, current directors of BRPM, will continue to serve as directors of New FaZe after the Closing (assuming approval of the Director Election Proposal). As such, in the future they may receive any cash fees, stock options or stock awards that the New FaZe Board determines to pay to its directors.

•        If BRPM is unable to complete a business combination by February 23, 2023 or during any Extension Period, in order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. If BRPM completes a business combination, on the other hand, BRPM will be liable for all such claims.

•        Following the Closing, our Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to BRPM and remain outstanding. As of the date of this proxy statement/prospectus, our Sponsor has not made any advances to us for working capital expenses. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•        Pursuant to the Merger Agreement, for a period of six years following the consummation of the Business Combination, we are required to (i) maintain provisions in the Proposed Charter providing for the indemnification of our existing directors and officers and (ii) maintain a directors’ and officers’ liability insurance policy that covers our existing directors and officers.

•        Upon the Closing, subject to the terms and conditions of the Merger Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination. However, if BRPM fails to consummate an initial business combination, such persons will not have any claim against the Trust Account for reimbursement and BRPM may not be able to reimburse these expenses. As of March 31, 2022, there were no reimbursable out-of-pocket expenses that are expected to be reimbursed using funds from the Trust Account at Closing.

As a result of the foregoing interests, the Sponsor and BRPM’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to Public Stockholders. In the aggregate, the Sponsor and its affiliates have approximately $67.9 million at risk that depends upon the completion of a business combination. Such amount consists of (a) approximately $43.1 million representing the value of the Founder Shares (assuming a value of $10.00 per share, the deemed value of the BRPM Class A common stock in the Business Combination), (b) $5.2 million representing the value of the BRPM Private Placement Units purchased by the Sponsor (using the $10.00 per unit purchase price), (c) approximately $9.6 million representing the fees payable to B. Riley Securities pursuant to the Business Combination Marketing Agreement and placement agent engagement, and (d) approximately $10 million representing the aggregate principal amount loaned by B. Riley Principal Commercial Capital, LLC to FaZe under the Term Loan.

Interests of FaZe’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the BRPM Board in favor of approval of the Business Combination Proposal, you should keep in mind that FaZe’s directors and executive officers may have interests in the Business Combination that are different from, or in addition to, those of the BRPM Stockholders and FaZe’s shareholders generally. These interests include, among other things, the interests listed below:

•        The following individuals who are currently executive officers of FaZe are expected to become executive officers of New FaZe upon the closing of the Business Combination, serving in the offices set forth opposite their names below. Such persons would be entitled to salary and any cash fees, stock options, or stock awards that the New FaZe Board determines to pay its officers.

Name	Position
Lee Trink	Chief Executive Officer
Zach Katz	President and Chief Operating Officer
Tamara Brandt	Chief Legal Officer
Kainoa Henry	Chief Strategy Officer
Helen E. Webb	Interim Chief Financial Officer

•        Lee Trink, who is currently a member of FaZe’s board of directors, is expected to become a member of the New FaZe Board upon the closing of the Business Combination.

•        FaZe’s current executive officers and directors hold an aggregate of 6,702,900 shares of FaZe common stock, which will be exchanged for an aggregate of 16,859,069 shares of New FaZe common stock in the no redemptions scenario or 16,610,620 shares of New FaZe common stock in the 100% redemptions scenario. Using a price of $10.00 per share imputed in the transaction, such shares of New FaZe common stock will have a value of $169 million or $167 million, respectively, as of the Closing.

In May 2022, FaZe’s Chief Financial Officer resigned for personal reasons and not as a result of any disagreement with FaZe regarding its presentation of financial results or otherwise. Effective June 1, 2022, FaZe engaged Helen Webb as interim Chief Financial Officer. FaZe is currently engaged in an active search for a Chief Financial Officer.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the transactions contemplated by the Merger Agreement. Where actual amounts are not known or knowable, the figures below represent FaZe’s good faith estimate of such amounts.

Sources(1)(2)(3)		Uses(1)(2)(3)
($ in millions)
BRPM cash in trust(1)	$173	New cash to balance sheet	$262
PIPE proceeds(2)	118	FaZe equity rollover	670
FaZe equity rollover	670	Illustrative fees and expenses(4)	29
Net cash on balance sheet rollover	10	Net cash on balance sheet rollover	10
Total sources	$971	Total uses	$971

____________

(1)      Assumes no BRPM Stockholders redeem Public Shares for cash from the Trust Account.

(2)      Assumes a PIPE Investment of $118 million.

(3)      Excludes Earn-Out Shares and 2.2 million Founder Shares subject to earn-out, which vest ratably at $12.00, $14.00, and $16.00 during the five-year period beginning on the date that is 90 days after the Closing and ending on the fifth anniversary of the Closing Date. Excludes the dilutive impact of 5.75 million Public Warrants and 0.17 million Private Placement Warrants with an $11.50 exercise price.

(4)      Excludes the fees that were due to Citigroup. As of May 19, 2022, Citigroup resigned from its role as lead financial advisor to FaZe and waived its entitlement to the payment of any fees and reimbursement of any expenses.

Certain Engagements in Connection with the Business Combination and Related Transactions

B. Riley Securities is acting as sole placement agent to BRPM in connection with the PIPE Investment, served as an underwriter in BRPM’s IPO and has several other relationships with BRPM, including that Daniel Shribman, the President of B. Riley Principal Investments, LLC and Chief Investment Officer of B. Riley Financial, affiliates of B. Riley Securities, is BRPM’s Chief Executive Officer and BRPM’s Chief Financial Officer. In connection with its engagements, B. Riley Securities and its affiliates will receive approximately $9.6 million upon the consummation of the Business Combination, $6,037,500 of which constitutes compensation pursuant to the Business Combination Marketing Agreement and will only accrue if an initial business combination is consummated, and the remaining approximately $3.5 million constitutes a fee for acting as placement agent of the PIPE Investment and reimbursement of expenses. If the Business Combination is not consummated, B. Riley Securities Inc. and its affiliates will not receive such fees. In addition, BRPM signed an engagement letter with B. Riley Securities waiving any conflicts and acknowledging its roles described above.

Accounting Treatment

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP, whereby BRPM is treated as the acquired company, and FaZe is treated as the acquirer. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of FaZe issuing stock for the net assets of BRPM, accompanied by a recapitalization. The net assets of BRPM will be stated at historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the period prior to the Business Combination will be those of FaZe.

FaZe has been determined to be the accounting acquirer based on the evaluation of the following facts and circumstances under each redemptions scenario:

•        FaZe’s existing stockholders will have the largest voting interest in the post-combination company;

•        FaZe will have the ability to control decisions regarding the election and removal of directors and officers of the New FaZe Board;

•        FaZe’s existing senior management team will comprise the senior management team of the combined company;

•        FaZe’s existing operations will represent the majority of the ongoing operations of the combined company; and

•        The post-combination company will retain the FaZe Clan name.

The Business Combination Proposal

The BRPM Stockholders are being asked to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination. All BRPM Stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement. Copies of the Original Merger Agreement and Merger Agreement Amendments are attached as Annex A-1, Annex A-2 and Annex A-3, respectively, to this proxy statement/prospectus. You are urged to carefully read the Merger Agreement in its entirety before voting on this proposal.

BRPM may consummate the Business Combination only if all of the condition precedent proposals are approved by the BRPM Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon.

Please see the subsection titled “The Business Combination and the Merger Agreement” of this proxy statement/prospectus for additional information and a summary of certain terms of the Merger Agreement and the Business Combination, including the transactions contemplated by the Merger Agreement and the Merger. You are urged to carefully read the Merger Agreement in its entirety before voting on this proposal.

Vote Required for Approval

Approval of the Business Combination Proposal requires the affirmative vote of a majority of the shares of BRPM common stock entitled to vote (as determined in accordance with the Current Charter and BRPM’s bylaws) that are voted at the Special Meeting. The failure to vote, broker non-votes, and abstentions will have no effect on the outcome of the proposal. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

The Business Combination is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote. Further, the Business Combination Proposal is conditioned on the approval of the other condition precedent proposals. If the other condition precedent proposals are not approved, and the closing condition is not waived, the Business Combination Proposal will have no effect, even if approved by BRPM Stockholders.

The Sponsor has agreed to vote the Founder Shares and any Public Shares owned by it in favor of Business Combination Proposal. See “Other Agreements — Sponsor Support Agreement” for more information.

Recommendation of BRPM Board

THE BRPM BOARD UNANIMOUSLY RECOMMENDS THAT THE BRPM STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of BRPM’s directors may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of BRPM and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “— Interests of BRPM’s Directors and Officers in the Business Combination” for a further discussion.

The BINDING Charter ProposalS

Overview

In connection with the Business Combination, BRPM is asking its stockholders to approve (i) amendments to the Current Charter to increase BRPM’s authorized capital stock and provide that, following Closing, the number of authorized shares of any class of stock may be increased decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of New FaZe’s stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL and (ii) the adoption of the Proposed Charter, in the form attached hereto as Annex B. If the Business Combination and the Binding Charter Proposals are approved, the Proposed Charter would replace the Current Charter.

The effectiveness of the Binding Charter Proposals is conditioned on the approval of each of the other condition precedent proposals. Therefore, if the other condition precedent proposals are not each approved, the Binding Charter Proposals will have no effect, even if approved by the BRPM Stockholders.

Binding Charter Proposals A and B

Each Binding Charter Proposal will be voted on separately by our stockholders as follows:

Binding Charter Proposal A.    In Binding Charter Proposal A, BRPM Stockholders are being asked to approve and adopt the Proposed Charter, which will replace the Current Charter as of the Closing. The holders of BRPM Class A common stock and BRPM Class B common stock will vote together as a single class on Binding Charter Proposal A.

Binding Charter Proposal B.    In Binding Charter Proposal B, the holders of BRPM Class A common stock are being asked to approve and adopt an amendment to the Current Charter to (i) increase the number of authorized shares of BRPM’s capital stock, each with a par value of $0.0001 per share, from 111,000,000 shares consisting of 100,000,000 shares of Class A common stock, 10,000,000 shares of Class B common stock, and 1,000,000 shares of preferred stock, to 501,000,000 shares consisting of 500,000,000 shares of New FaZe common stock and 1,000,000 shares of preferred stock and (ii) to provide that the number of authorized shares of any class of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of New FaZe’s stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL. If approved, such amendments will be in effect as of the Closing.

Reasons for the Approval of the Binding Charter Proposals

In the judgment of the BRPM Board, the Proposed Charter is necessary to address the needs of New FaZe. The BRPM Board’s reasons for proposing each of these amendments to the Current Charter are set forth below.

Binding Charter Proposal A

The following is a summary of the key changes effected by the Proposed Charter relative to the Current Charter, as well as the BRPM Board’s reasons for approval of Binding Charter Proposal A. This summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex B.

Prohibiting Action by Written Consent

•        Prohibiting stockholders from taking action by written consent can limit unwarranted attempts to gain control by restricting stockholders from approving proposals unless such proposals are properly presented at a stockholder meeting called and held in accordance with the Proposed Charter and the Proposed Bylaws.

•        Eliminating the right of New FaZe Stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors or alter or amend New FaZe’s organizational documents outside of a duly called special or annual meeting of the stockholders of New FaZe. Further, the BRPM Board believes that limiting New FaZe Stockholders’ ability to act by written consent will reduce the time and effort the New FaZe Board and New FaZe Management would need to devote to New FaZe Stockholder proposals, which time and effort could distract those directors and management from other important company business.

Two-thirds Stockholder Vote to Amend Certain Provisions of the Certificate of Incorporation

•        The Proposed Charter requires the affirmative vote of at least two-thirds of the voting power of the outstanding shares of New FaZe common stock to amend, alter, repeal or rescind Articles V(B) (Preferred Stock), VI (Directors), VII (Stockholder Meetings), VIII (Director Liability), IX (Indemnification), X (Forum Selection), and XI (Amendments).

•        The BRPM Board believes that supermajority voting requirements proposed herein are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. BRPM further believes that, going forward, a supermajority voting requirement encourages the person seeking control of New FaZe to negotiate with the board of directors to reach terms that are appropriate for all stockholders. This provision prevents the arbitrary amendment of key provisions of the Proposed Charter and prevents a simple majority of New FaZe Stockholders from taking actions that may be harmful to other New FaZe Stockholders or making changes to provisions that are intended to protect all New FaZe Stockholders.

Classification of Board

•        The Proposed Charter would divide the New FaZe Board into three classes of directors, as nearly equal as reasonably possible, with each class being elected to a staggered three-year term. Each director will hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal from office. The Current Charter classifies the BRPM Board into two classes. Any vacancies on the New FaZe Board resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors will be filled exclusively by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of New FaZe preferred stock), and will not be filled by the New FaZe Stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

•        The BRPM Board has evaluated the merits of a classified board structure, and determined that the classification of directors into three classes is in the best interests of New FaZe Stockholders. This amendment would create three separate classes of directors on the New FaZe Board effective immediately upon the consummation of the Business Combination. As indicated elsewhere in this proxy statement/prospectus, the New FaZe Board is expected to be composed of three directors in Class I (expected to be Calvin “Snoop Dogg” Cordozar Broadus Jr., Mickie Rosen and Ross Levinsohn), three directors in Class II (expected to be Angela Dalton, Nick Lewin and Paul Hamilton) and four directors in Class III (expected to be Lee Trink, Bruce Gordon, Daniel Shribman and Andre Fernandez). The term of the initial Class I Directors will expire at the first annual meeting of New FaZe Stockholders, the term of the initial Class II Directors will expire at the second annual meeting of New FaZe Stockholders, and the term of the initial Class III Directors will expire at the third annual meeting of New FaZe Stockholders. At each succeeding annual meeting of New FaZe Stockholders, beginning with the first annual meeting of New FaZe Stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.

Corporate Name

•        The BRPM Board believes that changing the post-business combination corporate name from “B. Riley Principal 150 Merger Corp.” to “FaZe Holdings Inc.” is desirable to reflect the Business Combination and to clearly identify New FaZe as the publicly traded entity.

Provisions Related to Status as a Blank Check Company

•        The elimination of certain provisions related to BRPM’s status as a blank check company is desirable because these provisions will serve no purpose following consummation of the Merger. For example, the Proposed Charter allows New FaZe to continue as a corporate entity with perpetual existence following consummation of the Merger. Perpetual existence is the usual period of existence for public corporations, and the BRPM Board believes it is the most appropriate period for New FaZe following consummation of the Merger. In addition, certain other provisions in the Current Charter require that proceeds from the IPO be held in the Trust Account until a business combination or liquidation of BRPM has occurred. These provisions cease to apply once the Merger are consummated and are therefore not included in the Proposed Charter.

Binding Charter Proposal B

The following is a summary of, as well as the BRPM Board’s reasons for approval of, Binding Charter Proposal B. This summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex B.

Change in Authorized Shares

•        The Current Charter authorizes BRPM to issue 111,000,000 shares of capital stock, consisting of (a) 110,000,000 shares of common stock, including 100,000,000 shares of Class A common stock, par value $0.0001 per share, 10,000,000 shares of Class B common stock, par value $0.0001 per share and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share. Under the Proposed Charter, New FaZe will be authorized to issue 501,000,000 shares of capital stock, consisting of (i) 500,000,000 shares of New FaZe common stock, par value $0.0001 per share, and (ii) 1,000,000 shares of New FaZe preferred stock, par value $0.0001 per share.

•        The BRPM Board believes the increase in authorized shares of common stock is necessary in order for New FaZe to have sufficient authorized common stock to issue to the stockholders of FaZe pursuant to the Merger Agreement, Subscription Agreements, and the transactions contemplated thereby, including the reservation of shares pursuant to the 2022 Plan and ESPP. The BRPM Board also believes that it is important to have available for issuance a number of authorized shares of New FaZe common stock and New FaZe preferred stock sufficient to support its growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The shares of New FaZe common stock to be authorized would be issuable as consideration for the Merger, to the PIPE Investors, and for the other transactions described in this proxy statement/prospectus, and for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans. The shares of New FaZe preferred stock to be authorized would be issuable for any proper corporate purpose, including future acquisitions and capital raising transactions.

•        The Proposed Charter eliminates the Class B common stock and any rights of holders thereof. Following the Business Combination, all shares of Class B common stock will have converted into Class A common stock and the protections afforded to the Class B common stock will no longer be necessary. Accordingly, the BRPM Board believes the provisions relating to the Class B common stock will no longer be relevant to New FaZe following Closing and should be eliminated.

•        The amendment also provides flexibility for future issuances of New FaZe common stock if determined by the New FaZe Board to be in the best interests of New FaZe without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Opt out of DGCL 242(b)(2)

•        The Proposed Charter provides that the number of authorized shares of any class of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of New FaZe’s stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL. The BRPM Board believes it is appropriate at this time to remove the separate class vote for increases or decreases of the authorized shares of any class of capital stock to allow all stockholders to vote upon such matters.

Vote Required for Approval

The Business Combination is conditioned on the approval and adoption of both of the Binding Charter Proposals. The Binding Charter Proposals are conditioned on the approval of the other condition precedent proposals. Therefore, if the other condition precedent proposals are not approved, and the closing condition is not waived, the Binding Charter Proposals will have no effect, even if approved by the BRPM Stockholders.

Approval of Binding Charter Proposal A requires an affirmative vote of the holders of at least a majority of the outstanding shares of BRPM common stock entitled to vote (as determined in accordance with the Current Charter and BRPM’s bylaws) at the Special Meeting. Approval of Binding Charter Proposal B requires an affirmative vote of the holders of at least a majority of the outstanding shares of BRPM Class A common stock, voting separately as a single class. Abstentions and broker non-votes will have the same effect as a vote “against” these proposals because an absolute majority of the outstanding shares is required for approval.

The sole reason that BRPM is presenting two separate charter amendment proposals is to provide for a separate vote by the holders of BRPM Class A common stock on Binding Charter Proposal B pursuant to Section 242(b)(2) of the DGCL and thereby enable holders of BRPM Class A common stock to vote separately as a class on two matters: (i) the increase in the authorized number of shares of BRPM Class A common stock and (ii) the amendment to provide that further increases or decreases (but not below the number of shares then outstanding) of any class of common stock or preferred stock may be approved by the holders of a majority of BRPM’s stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

The Sponsor has agreed to vote the Founder Shares and any Public Shares owned by it in favor of the Binding Charter Proposals. See “Other Agreements — Sponsor Support Agreement” for more information.

Recommendation of BRPM Board

THE BRPM BOARD UNANIMOUSLY RECOMMENDS THAT BRPM STOCKHOLDERS VOTE “FOR” THE APPROVAL OF BOTH OF THE BINDING CHARTER PROPOSALS.

The existence of financial and personal interests of one or more of BRPM’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of BRPM and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of BRPM’s Directors and Officers in the Business Combination” for a further discussion.

The Advisory Charter Proposals

Overview

In connection with the Business Combination, BRPM is asking its stockholders to vote upon, on a non-binding advisory basis, a series of proposals to approve certain governance provisions contained in the Proposed Charter. This separate vote is not otherwise required by Delaware law separate and apart from the Binding Charter Proposals but, pursuant to SEC guidance, BRPM is required to submit these provisions to its stockholders separately for approval, allowing stockholders the opportunity to present their separate views on important governance provisions. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on BRPM or the BRPM Board (separate and apart from the approval of the Binding Charter Proposals). In the judgment of the BRPM Board, these provisions are necessary to adequately address the needs of the post-Business Combination company. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Binding Charter Proposals).

Advisory Charter Proposal A — Change in Authorized Shares

•        The Current Charter authorizes BRPM to issue 111,000,000 shares of capital stock, consisting of (a) 110,000,000 shares of common stock, including 100,000,000 shares of Class A common stock, par value $0.0001 per share, 10,000,000 shares of Class B common stock, par value $0.0001 per share and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share.

•        Under the Proposed Charter, New FaZe will be authorized to issue 501,000,000 shares of capital stock, consisting of (i) 500,000.000 shares of New FaZe common stock, par value $0.0001 per share and (ii) 1,000,000 shares of New FaZe preferred stock, par value $0.0001 per share.

•        The BRPM Board believes the increase in authorized shares of common stock is necessary in order for New FaZe to have sufficient authorized common stock to issue to the stockholders of FaZe pursuant to the Merger Agreement, Subscription Agreements, and the transactions contemplated thereby, including the reservation of shares pursuant to the 2022 Plan and ESPP. The BRPM Board also believes that it is important to have available for issuance a number of authorized shares of New FaZe common stock and New FaZe preferred stock sufficient to support its growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The shares of New FaZe common stock to be authorized would be issuable as consideration for the Merger, to the PIPE Investors, and for the other transactions described in this proxy statement/prospectus, and for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans. The shares of New FaZe preferred stock to be authorized would be issuable for any proper corporate purpose, including future acquisitions and capital raising transactions.

•        The amendment also provides flexibility for future issuances of New FaZe common stock if determined by the New FaZe Board to be in the best interests of New FaZe without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Advisory Charter Proposal B — Opt out of DGCL 242(b)(2)

•        The Proposed Charter will provide that, following Closing, the number of authorized shares of any class of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of New FaZe’s stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

•        The BRPM Board believes it is appropriate at this time to remove the separate class vote for increases or decreases of the authorized shares of any class of capital stock to allow all stockholders to vote upon such matters.

Advisory Charter Proposal C — Prohibiting Action by Written Consent

•        Prohibiting stockholders from taking action by written consent can limit unwarranted attempts to gain control by restricting stockholders from approving proposals unless such proposals are properly presented at a stockholder meeting called and held in accordance with the Proposed Charter and the Proposed Bylaws.

•        Eliminating the right of New FaZe Stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors or alter or amend New FaZe’s organizational documents outside of a duly called special or annual meeting of the stockholders of New FaZe. Further, the BRPM Board believes that limiting New FaZe Stockholders’ ability to act by written consent will reduce the time and effort the New FaZe Board and New FaZe Management would need to devote to New FaZe Stockholder proposals, which time and effort could distract those directors and management from other important company business.

Advisory Charter Proposal D — Two-thirds Stockholder Vote to Amend Certain Provisions of the Certificate of Incorporation

•        The Proposed Charter requires the affirmative vote of at least two-thirds of the voting power of the outstanding shares of New FaZe common stock to amend, alter, repeal or rescind Articles V(B) (Preferred Stock), VI (Directors), VII (Stockholder Meetings), VIII (Director Liability), IX (Indemnification), X (Forum Selection), and XI (Amendments).

•        The BRPM Board believes that supermajority voting requirements proposed herein are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. BRPM further believes that, going forward, a supermajority voting requirement encourages the person seeking control of New FaZe to negotiate with the board of directors to reach terms that are appropriate for all stockholders. This provision prevents the arbitrary amendment of key provisions of the Proposed Charter and prevents a simple majority of New FaZe Stockholders from taking actions that may be harmful to other New FaZe Stockholders or making changes to provisions that are intended to protect all New FaZe Stockholders.

Advisory Charter Proposal E — Two-thirds Stockholder Vote Required for Stockholders to Amend the Proposed Bylaws

•        Under the Proposed Charter, the New FaZe Board is expressly authorized to adopt, amend, alter, or repeal the Proposed Bylaws. The Proposed Bylaws can also be adopted, amended, altered or repealed by the stockholders, provided that any stockholder amendment to the Proposed Bylaws will require approval of at least two-thirds (66 2/3%) of the voting power of all of the then outstanding shares of voting stock of New FaZe entitled to vote generally in an election of directors.

•        The New FaZe Board believes that this amendment protects the Proposed Bylaws from arbitrary changes and prevents a simple majority of stockholders from taking actions that may be harmful to the majority of our stockholders or making changes to provisions that are intended to protect all stockholders.

Advisory Charter Proposal F — Classification of Board

•        The amendment would divide the New FaZe Board into three classes of directors, as nearly equal as reasonably possible, with each class being elected to a staggered three-year term. Each director will hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal from office. The Current Charter classifies the BRPM Board into two classes. Any vacancies on the New FaZe Board resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors will be filled exclusively by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of New FaZe preferred stock), and will not be filled by the New FaZe Stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

•        The BRPM Board has evaluated the merits of a classified board structure, and determined that the classification of directors into three classes is in the best interests of New FaZe Stockholders. This amendment would create three separate classes of directors on the New FaZe Board effective immediately upon the consummation of the Business Combination. As indicated elsewhere in this proxy statement/prospectus, the New FaZe Board is expected to be composed of three directors in Class I (expected to be Calvin “Snoop Dogg” Cordozar Broadus Jr., Mickie Rosen and Ross Levinsohn), three directors in Class II (expected to be Angela Dalton, Nick Lewin and Paul Hamilton) and four directors in Class III (expected to be Lee Trink, Bruce Gordon, Daniel Shribman and Andre Fernandez). The term of the initial Class I Directors will expire at the first annual meeting of New FaZe Stockholders, the term of the initial Class II Directors will expire at the second annual meeting of New FaZe Stockholders, and the term of the initial Class III Directors will expire at the third annual meeting of New FaZe Stockholders. At each succeeding annual meeting of New FaZe Stockholders, beginning with the first annual meeting of New FaZe Stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.

Vote Required for Approval

Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of a majority of the votes cast by BRPM Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

The Sponsor has agreed to vote the Founder Shares and any Public Shares owned by it in favor of the Advisory Charter Proposals. See “Other Agreements — Sponsor Support Agreement” for more information.

Recommendation of BRPM Board

THE BRPM BOARD UNANIMOUSLY RECOMMENDS THAT BRPM STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY CHARTER PROPOSALS.

The existence of financial and personal interests of one or more of BRPM’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of BRPM and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of BRPM’s Directors and Officers in the Business Combination” for a further discussion.

The Stock Issuance Proposal

In connection with the Business Combination, we intend to effect the issuance of shares of New FaZe common stock to FaZe Stockholders pursuant to the Merger Agreement and to the PIPE Investors pursuant to the Subscription Agreements, plus any additional shares pursuant to subscription agreements we may enter into prior to Closing.

Why BRPM Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Nasdaq Rules 5635(a) and (b).

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of common stock or other securities convertible into or exercisable for common stock, in connection with the acquisition of the stock or assets of another company, if such securities are not issued in a public offering and (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities, or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of such securities. Collectively, BRPM may issue 20% or more of our outstanding common stock or securities representing 20% or more of the voting power, in each case outstanding before the issuance, pursuant to the issuance of BRPM Class A common stock pursuant to the Merger Agreement, the Subscription Agreements, and any additional subscription agreements we may enter into prior to Closing.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change in control of the company. Here, the issuance of BRPM Class A common stock to the securityholders of FaZe will result in a change of control of BRPM.

Effect of the Proposal on Current Stockholders

If the Stock Issuance Proposal is adopted, and assuming the other condition precedent proposals are also approved and the Business Combination is consummated: (i) 11,800,000 shares of Class A common stock are issuable pursuant to the Subscription Agreements and (ii) up to 74,981,952 shares of Class A common stock will be issued to the FaZe Stockholders in the no redemptions scenario, which will together represent approximately 340% of the 22,082,500 shares of BRPM common stock outstanding immediately prior to the Closing. Further, in the no redemptions scenario, 16,274,488 shares of New FaZe common stock will be reserved for grants of awards under the Incentive Plan and 2,169,932 shares of New FaZe common stock will be reserved pursuant to the ESPP.

Approval of the Stock Issuance Proposal is a condition precedent to completing the Business Combination. Accordingly, in the event that the Stock Issuance Proposal is not approved by BRPM Stockholders, the Business Combination may not be consummated unless such condition is waived. In the event that the Stock Issuance Proposal is approved by BRPM Stockholders but the Merger Agreement is terminated (without the Business Combination being consummated), the Stock Issuance Proposal will have no effect. Further, the effectiveness of the Stock Issuance Proposal is conditioned on the approval of each of the other condition precedent proposals. Therefore, if the other condition precedent proposals are not each approved, the Stock Issuance proposal will have no effect, even if approved by the BRPM Stockholders.

Vote Required for Approval

The Business Combination is conditioned on the approval of the Stock Issuance Proposal. The Stock Issuance Proposal is conditioned on the approval of the other condition precedent proposals. Therefore, if the other condition precedent proposals are not approved, and the closing condition is not waived, the Stock Issuance Proposal will have no effect, even if approved by the BRPM Stockholders.

Approval of the Stock Issuance Proposal requires an affirmative vote of the holders of at least a majority of the shares of BRPM common stock present (which would include presence at the virtual Special Meeting and representation by proxy) and entitled to vote thereupon (as determined in accordance with the Current Charter and BRPM’s bylaws). The failure to vote, broker non-votes and abstentions have no effect on the outcome of the proposal because they do not constitute votes cast

BRPM’s Sponsor has agreed to vote the Founder Shares and any Public Shares owned by it in favor of the Stock Issuance Proposal. See “Other Agreements — Sponsor Support Agreement” for more information.

Recommendation of the BRPM Board of Directors

THE BRPM BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE STOCK ISSUANCE PROPOSAL.

The existence of financial and personal interests of one or more of BRPM’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of BRPM and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of BRPM’s Directors and Officers in the Business Combination” for a further discussion.

THE DIRECTOR ELECTION PROPOSAL

Overview

The BRPM Board is currently divided into two classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting stockholders) serving a two year term.

Director Nominees

The BRPM Board has determined to increase the size of the board of directors from four directors to ten (10) directors and re-classify the board into three classes if the Business Combination is completed. The BRPM Stockholders are being asked to consider and vote upon a proposal to elect Lee Trink, Nick Lewin, Mickie Rosen, Calvin “Snoop Dogg” Cordozar Broadus Jr., Paul Hamilton, Ross Levinsohn, Daniel Shribman, Angela Dalton, Bruce Gordon and Andre Fernandez as directors, in each case to serve on the New FaZe Board for a staggered three-year term, or until such director’s successor has been duly elected and qualified, or until such director’s earlier death, resignation, retirement or removal. The term of the initial Class I directors shall expire at the first annual meeting of stockholders of the New FaZe following the effectiveness of the Proposed Charter; the term of the initial Class II directors shall expire at the second annual meeting of stockholders of New FaZe following the effectiveness of the Proposed Charter; and the term of the initial Class III directors shall expire at the third annual meeting of stockholders of New FaZe following the effectiveness of the Proposed Charter. At each succeeding annual meeting of stockholders, beginning with the first annual meeting of the stockholders of New FaZe following the effectiveness of the Proposed Charter, each of the individuals elected to succeed directors whose term expires at that annual meeting shall be elected for a three-year term and shall hold office until the annual meeting for the year in which his or her term expires and until the election and qualification of his or her successor, subject, however, to his or her earlier death, resignation, retirement or removal. For biographical information concerning each director nominee, see the section entitled “New FaZe Management After The Business Combination — Directors and Officers.”

Vote Required for Approval

The election of directors is decided by a plurality of the votes cast by BRPM Stockholders, voting together as a single class, as of the Record Date, present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions, broker non-votes or a failure to vote by proxy or in person (which would include presence at a virtual meeting) at the Special Meeting will have no effect on the approval of this proposal.

The Business Combination is conditioned on the approval of the Director Election Proposal. The Director Election Proposal is conditioned on the approval of the other condition precedent proposals. Therefore, if the other condition precedent proposals are not approved, and the closing condition is not waived, the Director Election Proposal will have no effect, even if approved by the BRPM Stockholders.

The Sponsor has agreed to vote the Founder Shares and any Public Shares owned by it in favor of the director nominees named in the Director Election Proposal. See “Other Agreements — Sponsor Support Agreement” for more information.

Recommendation of the BRPM Board

THE BRPM BOARD UNANIMOUSLY RECOMMENDS THAT BRPM STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES TO THE BOARD OF THE DIRECTORS.

The Incentive Plan Proposal

Overview

On October 24, 2021, the BRPM Board approved and adopted the FaZe Clan Inc. 2022 Omnibus Incentive Plan (the “2022 Plan”), effective as of and contingent on the consummation of the Business Combination, and subject to approval of BRPM Stockholders. If the 2022 Plan is approved by BRPM Stockholders and the Business Combination is consummated, New FaZe will be authorized to grant equity and cash incentive awards to eligible service providers pursuant to the 2022 Plan. BRPM is asking its stockholders to approve the 2022 Plan, the material terms of which are described below.

A copy of the 2022 Plan is attached to this proxy statement/prospectus as Annex D and the description below is qualified in its entirety by reference to the attached plan document.

The 2022 Plan

The purpose of the 2022 Plan is to provide an additional incentive to officers, employees, partners, non-employee directors, independent contractors, and consultants of New FaZe or its affiliates whose contributions are essential to the growth and success of the business of New FaZe and its affiliates, in order to strengthen the commitment of such persons to New FaZe and its affiliates, motivate such persons to faithfully and diligently perform their responsibilities, and attract and retain competent and dedicated persons whose efforts will result in the long-term growth and profitability of New FaZe and its affiliates. BRPM believes that grants of incentive equity and equity-based awards are essential to attracting and retaining highly qualified service providers.

Summary of the 2022 Plan

This section summarizes certain principal features of the 2022 Plan.

Eligibility and Administration

Officers, employees, consultants, partners and non-employee directors of New FaZe and its affiliates will be eligible to receive awards under the 2022 Plan. It is anticipated that there will be approximately 108 employees, 182 consultants and 10 non-employee directors eligible to receive awards under the 2022 Plan immediately following the consummation of the Business Combination.

The New FaZe Board will administer the 2022 Plan unless they appoint a committee of directors to administer certain aspects of the 2022 Plan. The board of directors or committee administering the 2022 Plan is referred to herein as the “plan administrator.” Subject to applicable laws and regulations, the plan administrator is authorized to delegate its administrative authority under the 2022 Plan to an officer of New FaZe or other individual or group.

The plan administrator will have the authority to exercise all powers either specifically granted under the 2022 Plan or necessary and advisable in the administration of the 2022 Plan, including, without limitation: (i) to select those eligible recipients who will be granted awards; (ii) to determine whether and to what extent awards are to be granted hereunder to participants; (iii) to determine the number of shares of New FaZe common stock or cash to be covered by each award; (iv) to determine the terms and conditions, not inconsistent with the terms of the 2022 Plan, of each award granted thereunder; (v) to determine the terms and conditions, not inconsistent with the terms of the 2022 Plan, which govern all written instruments evidencing awards; (vi) to determine the fair market value in accordance with the terms of the 2022 Plan; (vii) to determine the duration and purpose of leaves of absence which may be granted to a participant without constituting termination of the participant’s employment, tenure or service for purposes of awards; (viii) to adopt, alter and repeal such administrative rules, guidelines and practices governing the 2022 Plan as it will from time to time deem advisable; (ix) to prescribe, amend and rescind rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or qualifying for favorable tax treatment under applicable foreign laws, which rules and regulations may be set forth in an appendix or appendices to the 2022 Plan or the applicable award agreement; and (x) to construe and interpret the terms and provisions of the 2022 Plan and any award issued under the 2022 Plan (and any award agreement relating thereto), and to otherwise supervise the administration of the 2022 Plan and to exercise all powers and authorities either specifically granted under the 2022 Plan or necessary and advisable in the administration of the 2022 Plan.

Shares Available for Awards

BRPM will initially reserve a pool of shares of New FaZe common stock for issuance under the 2022 Plan equal to approximately 15% of the Fully Diluted Shares (as such term is defined in the 2022 Plan) as of the Effective Date, as increased on the first day of each fiscal year of New FaZe beginning in calendar year 2023 by a number of shares equal to the lesser of (x) a number equal to 5% of the Fully-Diluted Shares (as such term is defined in the 2022 Plan) on the final day of the immediately preceding fiscal year and (y) such smaller number of shares as is determined by the New FaZe Board.

Shares issued under the 2022 Plan may consist of authorized but unissued or reacquired shares of New FaZe common stock. If any shares subject to an award are forfeited, cancelled, exchanged or surrendered or if an award otherwise terminates or expires without a distribution of shares to the participant, the shares with respect to such award will, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for awards under the 2022 Plan. If an award under the 2022 Plan is paid or settled in cash, is exchanged or withheld as full or partial payment in connection with any option or stock appreciation right (“SAR”), or is exchanged or withheld to satisfy the tax withholding obligations related to an award under the 2022 Plan, then any shares subject to such award may, to the extent of such cash settlement, exchange or withholding, be used again for new grants under the 2022 Plan. If an award under the 2022 Plan is forfeited, exchanged, surrendered, cancelled or expires, then any forfeited, exchanged, surrendered, cancelled or expired shares subject to such award may be used for new grants under the 2022 Plan. In addition, (i) to the extent an award is denominated in shares, but paid or settled in cash, the number of shares with respect to which such payment or settlement is made will again be available for grants of awards pursuant to the 2022 Plan and (ii) shares underlying awards that can only be settled in cash will not be counted against the aggregate number of shares of common stock available for awards under the 2022 Plan.

Awards that are assumed, converted, or substituted under the 2022 Plan as a result of New FaZe’s acquisition of another company (including by way of merger, combination or similar transactions) (each such award a “Substitute Award”) will not reduce the shares available for grant under the 2022 Plan.

The maximum amount of compensation awarded to a non-employee member of the New FaZe Board pursuant to an award under the 2022 Plan for service as a non-employee director for a calendar year may not exceed $400,000 (calculating the value of any such awards based on the grant date fair value of such awards for New FaZe’s financial reporting purposes). This limitation will be increased to $700,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for New FaZe’s financial reporting purposes) for awards granted to non-employee directors of New FaZe in their initial calendar year of service as such on the New FaZe Board.

Equitable Adjustments

The 2022 Plan provides that, in the event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase, reorganization, special or extraordinary dividend, combination or exchange of shares, change in corporate structure or a similar corporate event affecting the common stock of New FaZe (in each case, a “Change in Capitalization”), the plan administrator will make, in its sole discretion, an equitable substitution or proportionate adjustment in (i) the number of shares of common stock reserved under the 2022 Plan, (ii) the kind and number of securities subject to, and the exercise price or base price of, any outstanding options and SARs granted under the 2022 Plan, (iii) the kind, number and purchase price of shares of common stock, or the amount of cash or amount or type of property, subject to outstanding restricted stock, restricted stock units, stock bonuses and other share-based awards granted under the 2022 Plan and (iv) the performance goals and performance periods applicable to any awards granted under the 2022 Plan. The plan administrator will make other equitable substitutions or adjustments as it determines in its sole discretion.

In addition, in the event of a Change in Capitalization (including a change in control, as described below), the plan administrator may cancel any outstanding awards for the payment of cash or in-kind consideration. However, if the exercise price or base price of any outstanding award is equal to or greater than the fair market value of the shares of New FaZe common stock, cash or other property covered by such award, the New FaZe Board may cancel the award without the payment of any consideration to the participant.

Awards

The 2022 Plan provides for the grant of stock options (including incentive stock options (“ISOs”) and nonqualified stock options), SARs, restricted stock, restricted stock units (“RSUs”), other stock-based awards, stock bonuses, cash awards and substitute awards. Certain awards under the 2022 Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2022 Plan will be granted pursuant to an award agreement containing terms and conditions applicable to the award, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than ISOs can be granted to employees, consultants, and directors, but ISOs can be granted only to employees. A brief description of each award type follows.

Stock Options.

Stock options provide for the purchase of shares of New FaZe common stock in the future at an exercise price set on the grant date. Each option granted under the 2022 Plan may either be an option intended to qualify as an ISO within the meaning of Section 422 of the Internal Revenue Code or an option not intended to be so qualified (a “Nonqualified Stock Option”). ISOs may be granted only to an employee of New FaZe, its parent corporation or a subsidiary. To the extent that the aggregate fair market value of the shares of common stock for which ISOs are exercisable for the first time by a participant during any calendar year exceeds $100,000, such excess ISOs will be treated as Nonqualified Stock Options.

The term of any stock option may not exceed ten years from the date of grant and, except as provided in the applicable award agreement, the exercise price may not be less than 100% of the fair market value of a share of New FaZe common stock on the date the option is granted. If an ISO is granted to a participant who owns more than 10% of the voting power of all classes of shares of New FaZe, its parent corporation or a subsidiary, the exercise period of the ISO may not exceed five years from the date of grant and the exercise price may not be less than 110% of the fair market value of a share of common stock on the date the ISO is granted. The exercise price for shares of common stock subject to a stock option may be paid in cash, or as determined by the plan administrator in its sole discretion, (i) through any cashless exercise procedure approved by the plan administrator (including the withholding of shares otherwise issuable upon exercise), (ii) by tendering unrestricted shares of common stock owned by the participant, (iii) with any other form of consideration approved by the plan administrator and permitted by applicable law or (iv) by any combination of these methods. No more than 150,000,000 shares of common stock reserved for issuance under the 2022 Plan may be issued pursuant to the exercise of ISOs (subject to equitable adjustments).

If a participant disposes of any shares of common stock acquired pursuant to the exercise of an ISO before the later of (i) two years after the date of grant and (ii) one year after the date of exercise of the ISO, the participant must notify New FaZe in writing immediately after the date of such disposition. New FaZe may, if determined by the plan administrator, retain possession of any shares acquired pursuant to the exercise of an ISO as agent for the participant until the end of the period described in the preceding sentence, subject to complying with any instructions form the participant as to the sale of such shares.

Except as provided in the applicable award agreement, a participant will have no rights to dividends, dividend equivalents or distributions or other rights of a stockholder with respect to the shares of common stock subject to a stock option until the participant has given written notice of exercise and paid the exercise price and applicable withholding taxes. The rights of a participant upon a termination of employment or service will be set forth in the applicable award agreement.

SARs.

SARs may be granted either alone (a “Free-Standing SAR”) or in conjunction with all or part of any option granted under the 2022 Plan (a “Related Right”). A Free-Standing SAR will entitle its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of New FaZe common stock over the base price of the Free-Standing SAR (which, except as provided in the applicable award agreement or in the case of Substitute Awards, will be no less than 100% of the fair market value of the related share of common stock on the date of grant). A Related Right will entitle its holder to receive, at the time of exercise of the Related Right and surrender of the applicable portion of the related stock option, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of New FaZe common stock over the exercise price of the related option. The term of a Free-Standing SAR may not exceed ten years from the date of grant. The term of a Related Right will expire upon the expiration of its related option, but in no event will be exercisable more than ten years after the grant date.

Except as provided in the applicable award agreement, the holder of a SAR will have no rights to dividends, dividend equivalents or distributions or any other rights of a stockholder with respect to the shares of common stock subject to the SAR until the holder has given written notice of exercise and paid the exercise price and applicable withholding taxes.

The rights of the holder of a Free-Standing SAR upon a termination of employment or service will be set forth in the applicable award agreement. Related Rights will be exercisable at such times and subject to the terms and conditions applicable to the related option.

Restricted Stock and Restricted Stock Units.

Restricted stock is an award of forfeitable shares of New FaZe common stock that are subject to certain vesting conditions and other restrictions. RSUs are contractual promises to deliver shares of New FaZe common stock in the future or an equivalent in cash, as determined in the discretion of the plan administrator at the time of grant. The plan administrator will determine the eligible recipients to whom, and the time or times at which, restricted stock or RSUs will be made; the number of New FaZe common stock to be awarded; the price, if any, to be paid by the participant for the acquisition of restricted stock or RSUs; the period of time prior to which restricted stock or RSUs become vested and free of restrictions on transfer; the performance goals (if any); and all other conditions of the restricted stock and RSUs. If the restrictions, performance goals and/or conditions established by the plan administrator are not attained, a participant will forfeit the participant’s restricted stock or RSUs, in accordance with the terms of the grant. Additionally, the award agreement for restricted stock and RSUs may provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as set forth in the award agreement, including, but not limited to, the attainment of certain performance related goals, the participant’s termination of employment, tenure or service with New FaZe or any affiliate thereof, or the participant’s incapacity. The provisions of restricted stock or RSUs need not be the same with respect to each participant.

Unless the award agreement provides otherwise, participants with restricted stock will generally have all of the rights of a stockholder, including the right to vote and receive dividends declared with respect to such shares of restricted stock, provided that except as provided in the applicable award agreement, any dividends declared during the restricted period with respect to such restricted stock will only become payable if (and to the extent) the underlying restricted stock vests. Except as provided in the applicable award agreement, participants will generally not have the rights of a stockholder with respect to shares of New FaZe common stock subject to RSUs during the restricted period; provided, however, that, subject to Section 409A of the Code, an amount equal to any dividends declared during the restricted period with respect to the number of New FaZe common stock covered by RSUs may, to the extent set forth in an award agreement, be provided to the participant either currently or at the time (and to the extent) that shares of New FaZe common stock in respect of the related RSUs are delivered to the participant.

The rights of participants granted restricted stock or RSUs upon termination of employment, tenure or service with New FaZe and all affiliates thereof for any reason during the restricted period will be set forth in the award agreement. Additionally, the plan administrator reserves the right in its sole discretion to provide (either at or after the grant thereof) that any RSU represents the right to receive the amount of cash per unit that is determined by the plan administrator in connection with the award.

Other Stock-Based Awards.

Other stock-based awards are other awards valued wholly or partially by referring to, or otherwise based on, shares of New FaZe common stock, including dividend equivalents. Any dividend or dividend equivalent awarded will be subject to the same restrictions, conditions and risks of forfeiture as the underlying awards and, except as provided in the applicable award agreement, will only become payable if (and to the extent) the underlying awards vest. Subject to the provisions of the 2022 Plan, the plan administrator will have the authority to determine the individuals to whom and the time or times at which other stock-based awards will be granted, the number of shares of common stock to be granted pursuant to such other stock-based awards, or the manner in which such other stock-based awards will be settled, or the conditions to the vesting and/or payment or settlement of such other stock-based awards (which may include, but not be limited to, achievement of performance criteria) and all other terms and conditions of such other stock-based awards.

Stock Bonuses.

Stock bonuses are bonuses payable in fully vested shares of New FaZe common stock and will be evidenced in uncertificated form or by a book entry record or a certificate issued in the name of the participant to whom such grant was made and delivered to such participant as soon as practicable after the date on which such stock bonus is payable.

Cash Awards.

Cash awards are awards payable solely in cash, and such will be subject to the terms, conditions, restrictions and limitations determined by the plan administrator, in its sole discretion, from time to time. Cash awards may be granted with value and payment contingent upon the achievement of performance goals.

Treatment of Outstanding Awards Upon a Change in Control

In the event that a “change in control” (as such term is defined in the 2022 Plan) occurs, each award granted under the 2022 Plan will continue to operate in accordance with its terms, subject to adjustment (including, without limitation, assumption or conversion into equivalent awards of the acquirer’s equity) as described above with respect to Changes in Capitalization.

Except as provided in the applicable award agreement, if (i) a change in control occurs and (ii) either (x) an outstanding award is not assumed or substituted in connection with such change in control or (y) an outstanding award is assumed or substituted in connection with such change in control and a participant’s employment or service is terminated without cause or by the participant for good reason (if applicable) within 24 months following the change in control, then (i) any unvested or unexercisable portion of an award carrying a right to exercise will become fully vested and exercisable and (ii) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to any other award granted under the 2022 Plan will lapse, the awards will vest in full and any performance conditions will be deemed to be achieved at the greater of target or actual performance levels.

For purposes of the 2022 Plan, an outstanding award will be considered to be assumed or substituted for if, following the change in control, the award remains subject to the same terms and conditions that were applicable to the award immediately prior to the change in control except that, if the award related to shares of common stock, the award instead confers the right to receive common stock of the acquiring entity (or such other security or entity as may be determined by the plan administrator, in its sole discretion).

Repricing

New FaZe may not, without first obtaining the approval of New FaZe’s shareholders, (i) amend the terms of outstanding options or stock appreciation rights to reduce the exercise price or base price, as applicable, of such options or stock appreciation rights, (ii) cancel outstanding options or stock appreciation rights in exchange for options or stock appreciation rights with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original options or stock appreciation rights or (iii) cancel outstanding options or stock appreciation rights with an exercise price or base price, as applicable, that is above the current per share stock price, in exchange for cash, property or other securities.

Amendment and Termination

The 2022 Plan provides that the New FaZe Board or plan administrator, if one is appointed, may amend, alter or terminate the 2022 Plan, or amend any outstanding awards, but participant consent is required if the action would adversely affect the participant’s rights with respect to outstanding awards. Unless the New FaZe Board determines otherwise, stockholder approval of an amendment, alteration or termination will be obtained if required to comply with applicable law. The plan administrator may amend the terms of any award, prospectively or retroactively, so long as the amendment does not adversely affect the rights of any participant without the participant’s consent.

Term

No award will be granted pursuant to the 2022 Plan on or after the tenth anniversary of the effective date (as such term is defined in the 2022 Plan), but awards theretofore granted may extend beyond that date.

Transferability and Participant Payments

Until they are fully vested and/or exercisable, awards under the 2022 Plan are generally non-transferrable, subject to the plan administrator’s consent, and are generally exercisable only by the participant. With regard to tax withholding, exercise price, and purchase price obligations arising in connection with awards under the 2022 Plan, generally the plan administrator may, in its discretion, accept cash, shares of New FaZe common stock that meet specified conditions, or such other consideration as it deems suitable.

U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the 2022 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

•        Non-Qualified Stock Options.    If an optionee is granted an NSO under the 2022 Plan, the optionee generally will not recognize taxable income at the time the option is granted. Generally, the optionee will recognize compensation taxable as ordinary income at the time of exercise of an NSO in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the amount paid for the shares plus the amount of ordinary income recognized by the optionee. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally will be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income (subject to limitations on deductions which may apply pursuant to applicable tax law).

•        Incentive Stock Options.    A participant receiving ISOs will not recognize taxable income upon grant. Additionally, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of New FaZe common stock received over the option exercise price is potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met at the time of a disposition of the stock, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize compensation taxable as ordinary income in the year of the disposition equal to the lesser of (i) the excess of the amount realized upon the disposition over the exercise price, or (ii) the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price. Any additional gain or loss on the disposition of the stock is treated as capital gain or capital loss. We or our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

•        Other Awards.    Recipients who receive SARs generally will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price. Recipients who receive awards of restricted stock subject to a vesting requirement generally will recognize ordinary income at the time vesting occurs in an amount equal to the fair market value of the shares at that time minus the amount, if any, paid for the shares. However, a recipient who receives restricted stock that is not vested may, within 30 days of the date the shares are transferred, elect in accordance with Section 83(b) of the Code to recognize ordinary compensation income at the time of transfer of the shares rather than upon the vesting dates. Recipients who receive RSUs, other stock-based awards, stock bonuses, or cash awards generally will recognize ordinary income when they receive payment upon settlement of the awards in an amount equal to the amount of cash or the fair market value of the shares received at that time. We or our subsidiaries or affiliates generally will be entitled to a federal income tax deduction at the time and for the same amount as the recipient recognizes ordinary income.

Section 409A of the Code

Certain types of awards under the 2022 Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties, and additional state taxes). To the extent applicable, the 2022 Plan and awards granted under the 2022 Plan will be intended to be structured and interpreted to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code.

New Plan Benefits

Grants under the 2022 Plan will be made at the discretion of the plan administrator and are not currently determinable. The value of the awards granted under the 2022 Plan will depend on a number of factors, including the fair market value of New FaZe common stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.

As of December 31, 2021, BRPM had no equity compensation plans or outstanding equity awards.

Interests of Certain Persons in this Proposal

It is currently contemplated that Ross Levinsohn and Daniel Shribman, current directors of BRPM will serve as directors of New FaZe following the Closing, assuming shareholder approval of the Director Election Proposal. Messrs. Levinsohn and Shribman may in the future receive awards under the 2022 Plan in connection with their service on the New FaZe Board. Accordingly, Messrs. Levinsohn and Shribman may be considered to have an interest in the approval of the Incentive Plan Proposal. Nevertheless, the BRPM Board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and directors by adopting the 2022 Plan.

Vote Required for Approval

Approval of the Incentive Plan Proposal requires an affirmative vote of the holders of at least a majority of the shares of BRPM common stock present (which would include presence at the virtual Special Meeting and representation by proxy) and entitled to vote thereupon (as determined in accordance with the Current Charter and BRPM’s bylaws). The failure to vote, broker non-votes and abstentions have no effect on the outcome of the proposal because they do not constitute votes cast.

The Business Combination is conditioned on the approval of the Incentive Plan Proposal. The Incentive Plan Proposal is conditioned on the approval of the other condition precedent proposals. Therefore, if the other condition precedent proposals are not approved, and the closing condition is not waived, the Incentive Plan Proposal will have no effect, even if approved by the BRPM Stockholders.

The Sponsor has agreed to vote the Founder Shares and any Public Shares owned by it in favor of the Incentive Plan Proposal. See “Other Agreements — Sponsor Support Agreement” for more information.

Recommendation of the BRPM Board

THE BRPM BOARD UNANIMOUSLY RECOMMENDS THAT BRPM STOCKHOLDERS VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of BRPM’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of BRPM and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposal. See the section entitled “The Business Combination Proposal — Interests of BRPM’s Directors and Officers in the Business Combination” for a further discussion.

THE ESPP PROPOSAL

Overview

On October 24, 2021, the BRPM Board approved the FaZe Clan Inc. 2022 Employee Stock Purchase Plan (the “ESPP”), effective as of and contingent on the consummation of the Business Combination, and subject to the approval of BRPM Stockholders. If the ESPP is approved by BRPM Stockholders and the Business Combination is consummated, New FaZe will be authorized to offer eligible employees the ability to purchase shares of New FaZe stock at a discount, subject to various limitations. BRPM is asking its stockholders to approve the ESPP.

The ESPP is described in more detail below. A copy of the ESPP is attached to this proxy statement/prospectus as Annex E. The summary is qualified in its entirety by reference to the complete text of the ESPP.

The ESPP

The ESPP is designed to allow eligible employees of New FaZe to purchase shares of New FaZe common stock with their accumulated payroll deductions. The ESPP is administered by the New FaZe Board or an authorized committee thereof comprised of non-employee directors (the “ESPP administrator”). The ESPP is divided into two components: the “423 Component” and the “Non-423 Component.” The 423 Component is intended to qualify under Section 423 of the Code. The Non-423 Component is not intended to qualify under Section 423 of the Code and may generally be used to grant stock options to certain non-U.S. employees and other employees designated by the ESPP administrator. The material terms of the ESPP are summarized below. The purpose of the ESPP is to assist eligible employees in acquiring a stock ownership interest in New FaZe, to align such employees’ interests with those of our stockholders, and to encourage such employees to remain in the employment of New FaZe. The BRPM Board believes that equity offers under the ESPP will assist New FaZe in recruiting and retaining highly qualified employees.

Summary of the ESPP

This section summarizes certain principal features of the ESPP.

Administration

Subject to the terms and conditions of the ESPP, the ESPP administrator will have discretionary authority to administer and interpret the ESPP and to determine the terms and conditions of the offerings of New FaZe common stock to be made under the ESPP. Subject to applicable laws and regulations, the ESPP administrator is authorized to delegate administrative tasks under the ESPP to an officer of New FaZe or other individual or group. Interpretations and constructions of the ESPP administrator of any provision of the ESPP or of any rights thereunder will be conclusive and binding on all persons. No member of the New FaZe Board or individual exercising administrative authority with respect to the ESPP will be liable for any action or determination made in good faith with respect to the ESPP.

Share Reserve

The initial maximum number of shares of New FaZe common stock which will be authorized for sale under the ESPP is equal to 2% of the Fully Diluted Shares (as such term is defined in the ESPP) as of the Effective Date. In addition, such aggregate number of shares will increase on January 1 of each year beginning January 1, 2023, but not after the 10 year anniversary of the effective date of the ESPP, in an amount equal to the lesser of (x) a number equal to 1% of the Fully Diluted Shares on the final day of the immediately preceding fiscal year and (y) such smaller number of shares of New FaZe common stock, as is determined by the New FaZe Board. In no event shall the maximum aggregate number of shares available for issuance under the ESPP exceed 75,000,000 shares. The shares reserved for issuance under the ESPP may be authorized but unissued shares, treasury shares, or shares from any other proper source.

Eligibility

Employees eligible to participate in the ESPP for a given offering generally include employees who are employed by New FaZe or one of its designated subsidiaries on the first day of the offering. Unless otherwise determined by the ESPP administrator or required by law, employees of New FaZe or its designated subsidiaries who, as of the first day of an offering, are customarily scheduled to work less than 20 hours per week or customarily work less than five months in a calendar year will not be eligible to participate in the offering under the ESPP.

Participation

Employees will enroll under the ESPP by completing an enrollment form permitting the deduction from their compensation of at least 1% of their compensation but not more than 15% of their compensation during an offering. Such payroll deductions must be expressed as a whole number percentage, and the accumulated deductions will be credited to a notional account and applied to the purchase of shares on the exercise date of the offering.

However, an employee will not be permitted to participate in an offering if, immediately after the option to purchase stock in the offering were granted, the employee would own (or be deemed to own through attribution) 5% or more of the total combined voting power or value of all classes of stock of New FaZe, or of a subsidiary or parent company of New FaZe. In addition, a participant may not purchase more than 5,000 shares in each offering or any lesser maximum number determined by the ESPP administrator. A participant may not be granted an option that permits the participant’s rights to purchase shares of New FaZe common stock to accrue at a rate exceeding $25,000 in fair market value of such stock (determined at the time the option is granted) under the ESPP or any other employee stock purchase plan of New FaZe and its parent and subsidiary companies during any calendar year.

Offering

Under the ESPP, participants are offered the option to purchase shares of New FaZe common stock at a discount during a series of successive offerings, the duration and timing of which will be determined by the ESPP administrator. However, in no event may an offering be longer than 27 months in length.

The option price for an offering will generally be the lower of 85% of the closing trading price per share of New FaZe common stock on the first day of the offering or 85% of the closing trading price per share on the exercise date, which will occur on the last day of each offering.

Unless a participant has withdrawn from participation in the ESPP before the exercise date of the applicable offering, the participant will be deemed to have exercised the participant’s option in full as of such exercise date. Upon exercise, the participant will purchase the number of whole shares that the participant’s accumulated payroll deductions will buy at the option price, subject to the participation limitations listed above.

A participant may cancel his or her payroll deduction authorization and withdraw from the offering at any time prior to the end of the offering. Upon withdrawal, the participant will receive a refund of the participant’s notional account balance in cash without interest. If a participant withdraws from an offering, the participant may not later re-enroll in the same offering, but the participant may (if eligible) enroll in any later offering under the ESPP. If a participant wants to increase or decrease the rate of payroll withholding, the participant may do so effective for the next offering by submitting a new enrollment form before the offering for which such change is to be effective.

A participant may not transfer any rights under the ESPP other than by will or the laws of descent and distribution. During a participant’s lifetime, options in the ESPP shall be exercisable only by such participant. The ESPP is unfunded, and all funds received by New FaZe under the ESPP may be combined with other corporate funds and used for any corporate purpose, unless otherwise required by applicable law.

Adjustments

In the event of any stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, spin-off, or other similar change in capitalization or event, we will proportionately adjust the number and class of shares approved under the ESPP, the option price for an offering, and the maximum number of shares which a participant may elect to purchase in any single offering. If New FaZe is liquidated or dissolved, the ESPP administrator may provide that options to purchase stock under the ESPP will convert into the right to receive liquidation proceeds (net of the option price). In connection with a merger with or into another corporation, a sale of all or substantially all of our assets or common stock, or any other transaction in which the owners of our voting power immediately before the transaction do not hold a majority following the transaction, the ESPP administrator may take any of the following actions, or do any combination thereof: (i) determine that each outstanding option will be assumed or an equivalent option substituted by the successor corporation or the parent or subsidiary of the successor corporation; (ii) upon written notice to participants, provide that all outstanding options will become exercisable to the extent of accumulated payroll deductions as of a specified date that is more than 10 days before the effective date of the applicable corporate transaction; (iii) upon written notice to participants, provide that all outstanding options will be canceled and accumulated payroll deductions will be returned to participants; or (iv) if the applicable transaction provides for cash payments to the holders of New FaZe common stock, provide for cash payments to participants in amounts based on the per-share amount of such cash payments to the stockholders.

Amendment and Termination

The ESPP administrator may amend, suspend or terminate the ESPP at any time. However, to the extent required by applicable laws, the ESPP administrator may not amend the ESPP without obtaining stockholder approval within 12 months before or after the date such amendment is adopted.

U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to the purchase of shares under the ESPP. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. As such, tax consequences for employees participating in the Non-423 Component of the ESPP are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

The 423 Component of the ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the ESPP. This means that an eligible employee will not recognize taxable income on the date the employee is granted an option under the ESPP. In addition, the employee will not recognize taxable income upon the purchase of shares. Upon a sale or disposition of shares purchased under the ESPP, the participant generally will be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them. If the shares are sold or disposed of more than two years from the date of grant and more than one year from the date of purchase, or if the participant dies while holding the shares: (i) the participant (or the participant’s estate) will recognize compensation taxable as ordinary income measured as the lesser of (A) the excess of the fair market value of the shares at the time of such sale or disposition (or death) over the purchase price or (B) an amount equal to the applicable discount from the fair market value of the shares as of the date of grant; and (ii) even if the participant (or the participant’s estate) recognizes ordinary income, we or our subsidiaries or affiliates generally will not be entitled to a federal income tax deduction. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.

If the shares are sold or otherwise disposed of before the expiration of the holding periods described above at a price that is more than the purchase price: (i) the participant will recognize compensation taxable as ordinary income generally measured as the excess of the fair market value of the shares on the date the participant purchased the shares under the ESPP over the purchase price; and (ii) New FaZe will generally be entitled to a tax deduction for compensation expense in the amount of ordinary income recognized by the participant (subject to any applicable limitations on such deductions). Any additional gain on such sale or disposition will be long-term or short-term capital gain, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them. If the shares are sold or otherwise disposed of before the expiration of the holding periods described above but are sold at a price that is less than the purchase price, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the date the participant purchased the shares under the ESPP over the purchase price (and New FaZe will generally be entitled to a corresponding deduction), but the participant generally will be able to report a capital loss equal to the difference between the sales price of the shares and the fair market value of the shares on the date the participant purchased them.

Vote Required for Approval

Approval of the ESPP Proposal requires an affirmative vote of the holders of at least a majority of the shares of BRPM common stock present (which would include presence at the virtual Special Meeting and representation by proxy) and entitled to vote thereupon (as determined in accordance with the Current Charter and BRPM’s bylaws). The failure to vote, broker non-votes and abstentions have no effect on the outcome of the proposal because they do not constitute votes cast.

The Business Combination is conditioned on the approval of the ESPP Proposal. The ESPP Proposal is conditioned on the approval of the other condition precedent proposals. Therefore, if the other condition precedent proposals are not approved, and the closing condition is not waived, the ESPP Proposal will have no effect, even if approved by the BRPM Stockholders.

The Sponsor has agreed to vote the Founder Shares and any Public Shares owned by it in favor of the ESPP Proposal. See “Other Agreements — Sponsor Support Agreement” for more information.

Recommendation of BRPM Board

THE BRPM BOARD UNANIMOUSLY RECOMMENDS THAT BRPM STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL

The existence of financial and personal interests of one or more of BRPM’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of BRPM and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposal. See the section entitled “The Business Combination Proposal — Interests of BRPM’s Directors and Officers in the Business Combination” for a further discussion.

The Adjournment Proposal

Overview

The Adjournment Proposal, if approved, will allow the BRPM Board to adjourn the BRPM Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the BRPM Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Binding Charter Proposals, the Advisory Charter Proposals, the Stock Issuance Proposal, the Incentive Plan Proposal or the ESPP Proposal, or holders of BRPM Class A common stock have elected to redeem an amount of BRPM Class A common stock such that BRPM would have less than $5,000,001 of net tangible assets. In no event will the BRPM Board adjourn the BRPM Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Current Charter and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by BRPM Stockholders, the BRPM Board may not be able to adjourn the BRPM Special Meeting to a later date in the event that there are insufficient votes for the approval of the condition precedent proposals or holders of BRPM Class A common stock have elected to redeem an amount of BRPM Class A common stock such that BRPM would have less than $5,000,001 of net tangible assets, and may be unable to consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by February 23, 2023 or during any Extension Period (subject to the requirements of law), we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the Public Stockholders.

Vote Required for Approval

Approval of the Adjournment Proposal requires an affirmative vote of the holders of at least a majority of the shares of BRPM common stock present (which would include presence at the virtual Special Meeting and representation by proxy) and entitled to vote thereupon (as determined in accordance with the Current Charter and BRPM’s bylaws). The failure to vote, broker non-votes and abstentions have no effect on the outcome of the proposal because they do not constitute votes cast.

The Business Combination is not conditioned upon the approval of the Adjournment Proposal.

The Sponsor has agreed to vote the Founder Shares and any Public Shares owned by it in favor of the Adjournment Proposal (if necessary). See “Other Agreements — Sponsor Support Agreement” for more information.

Recommendation of the BRPM Board

THE BRPM BOARD UNANIMOUSLY RECOMMENDS THAT BRPM STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of BRPM’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of BRPM and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of BRPM’s Directors and Officers in the Business Combination” for a further discussion.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

Introduction

BRPM is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination and the related transactions. The following unaudited pro forma condensed combined financial information present the combination of the financial information of BRPM and FaZe adjusted to give effect to the Business Combination and the related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The unaudited pro forma condensed combined balance sheet as of March 31, 2022 combines the historical balance sheet of BRPM and the historical balance sheet of FaZe on a pro forma basis as if the Business Combination and the related transactions, summarized below, had been consummated on March 31, 2022. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 and the three months ended March 31, 2022 combine the historical statements of operations of BRPM and FaZe for such periods on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2021, the beginning of the first period presented. The related transactions effected within the pro forma financial information are as follows:

1.      the merger of Merger Sub, a direct wholly owned subsidiary of BRPM, with and into FaZe, with FaZe surviving the merger as a wholly owned subsidiary of BRPM;

2.      the conversion of all outstanding BRPM Class B common stock into shares of New FaZe common stock on a one-to-one basis;

3.      the impacts of the Sponsor Support Agreement, wherein the Sponsors agree that 50% of the Founder Shares vest immediately and 50% of the Founder Shares are subject to vesting and forfeiture conditions upon reaching certain VWAP per share during the five-year period beginning 90 days after the Closing Date and ending on the fifth anniversary of the Closing Date;

4.      the acceleration of vesting of 652,344 FaZe Options to FaZe executives, the acceleration of vesting of 1,580,879 FaZe Options, representing 75% of the unvested FaZe Options outstanding under FaZe’s existing incentive plans that remain unvested as of the Effective Time, the acceleration of vesting of 436,697 FaZe Restricted Stock Awards, and the conversion of all vested and unvested FaZe Options and unvested FaZe Restricted Stock Awards into vested and unvested options and restricted stock awards for New FaZe common stock at the Closing, pursuant to Section 4.6 of the Merger Agreement as amended by the second Merger Agreement Amendment;

5.            the exercise of 1,047,623 outstanding FaZe Warrants (including 292,790 preferred stock warrants and 754,833 common stock warrants) into FaZe common stock and FaZe preferred stock, conversion of 3,237,800 outstanding FaZe preferred stock into shares of FaZe common stock on a one-to-one basis, the conversion of $72.9 million FaZe Notes into FaZe common stock and $6.4 million accrued but unpaid interest into FaZe common stock, and the cash payment of $1.5 million of accrued interest, all prior to Closing;

6.      the settlement of $1.1 million outstanding Paycheck Protection Program loan (“the PPP Loan”) and the accrued but unpaid interest;

7.      the surrender and exchange of all 22,218,076 issued and outstanding shares of FaZe common stock (including shares of FaZe common stock issued as a result of the Company Conversion) into 50,353,646 shares of New FaZe common stock calculated using the Exchange Ratio;

8.      the issuance of a number of New FaZe common stock equal to 6% of the sum of i) the total number of New FaZe common stock issued and outstanding as of immediately after the Closing and ii) the total number of shares of New FaZe common stock equal to the product of the total number of Net Vested Company Option Shares and the Exchange Ratio, subject to vesting and forfeiture conditions upon reaching certain VWAP per share during the period commencing 90 days after the Closing Date and ending five years after the Closing Date;

9.      the sale and issuance of 11,800,000 shares of New FaZe common stock at a purchase price of $10.00 per share for an aggregate purchase price of $118.0 million pursuant to the Subscription Agreements entered in connection with the PIPE Investment, including purchases made by the FaZe PIPE Investor, Sponsor Related PIPE Investors, and third-party investors; and

10.     the settlement of the Term Loan with B. Riley Lender, payable at the close of the transaction. In March 2022, FaZe entered into an agreement for a Term Loan with the B. Riley Lender allowing FaZe to borrow an aggregate principal amount of up to $20 million, maturing on the Closing Date with an interest rate of 7.0% per annum. As of March 31, 2022, FaZe had borrowed $10 million. In connection with the Term Loan, FaZe waived the Minimum Proceeds Condition. The Term Loan will be repaid in full in cash on the Closing Date. In the event the Merger Agreement is terminated without completion of the Business Combination, the Term Loan will become a secured convertible promissory note of FaZe, on substantially the same terms as the existing senior secured convertible promissory notes of Faze. The waiver of the Minimum Proceeds Condition affects the redemptions scenarios presented in the pro forma financial information, as discussed below.

The historical financial information of BRPM was derived from the unaudited and audited financial statements of BRPM as of and for the three months ended March 31, 2022, and for the year ended December 31, 2021, which are included elsewhere in this proxy statement/prospectus. The historical financial information of FaZe was derived from the unaudited and audited consolidated financial statements of FaZe as of and for the three months ended March 31, 2022, and for the year ended December 31, 2021, which are included elsewhere in this proxy statement/prospectus. This information should be read together with the accompanying notes to the unaudited pro forma condensed combined financial statements, BRPM’s and FaZe’s unaudited and audited financial statements and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BRPM,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FaZe” and other financial information included elsewhere in this proxy statement/prospectus.

The Business Combination is expected to be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, BRPM will be treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of FaZe issuing stock for the net assets of BRPM, accompanied by a recapitalization. The net assets of BRPM will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of FaZe.

FaZe has been determined to be the accounting acquirer based on the evaluation of the following facts and circumstances under the No Redemptions Scenario, Minimum Proceeds Condition Redemptions Scenario (24.6%), and 100% Redemptions Scenario:

•        FaZe’s existing stockholders will have the largest voting interest in the post-combination company;

•        FaZe will have the ability to control decisions regarding the election and removal of directors and officers of the New FaZe Board;

•        FaZe’s existing senior management team will comprise the senior management team of the combined company;

•        FaZe’s existing operations will represent the majority of the ongoing operations of the combined company; and

•        The post-combination company will retain the FaZe name.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption by BRPM’s Public Stockholders of shares of BRPM Class A common stock for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account:

•        No Redemptions Scenario:    This presentation assumes that none of the holders of BRPM Class A common stock will exercise redemption rights with respect to their Public Shares;

•        Minimum Proceeds Condition Redemptions Scenario:    This presentation assumes that holders of 4,243,365 Public Shares will exercise their redemption rights for an aggregate payment of $42.4 million, which is derived from the number of shares that could be redeemed in connection with the Business

Combination at a redemption price that is calculated as the amount of cash in the Trust Account divided by 17,250,000 issued and outstanding Public Shares, in order for the amount of cash in (a) the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with any Redemption) after payment of any BRPM Transaction Expenses and FaZe Transaction Expenses, plus (b) the PIPE Investment Amount, plus (c) the aggregate net proceeds of any other equity financing of BRPM agreed to by FaZe, to be at least $218.0 million. This scenario is based on satisfaction of the Minimum Proceeds Condition and represents redemption of about 24.6% of the outstanding Public Shares; and

•        100% Redemptions Scenario:    This presentation assumes that holders of all 17,250,000 Public Shares will exercise their redemption rights for an aggregate payment of $172.5 million, which represents the entire amount in the Trust Account. This redemption amount represents 100% of outstanding shares subject to redemption and is possible based on FaZe waiving the Minimum Proceeds Condition described above.

The following summarizes the pro forma New FaZe common stock outstanding under the three redemptions scenarios.

	Pre-Business Combination (BRPM)		Post-Business Combination No Redemptions Scenario (New FaZe)		Post-Business Combination Minimum Proceeds Condition (24.6%) Redemptions Scenario (New FaZe)(5)(7)		Post-Business Combination 100% Redemptions Scenario (New FaZe)(6)(7)
	Number of Shares	Percentage of Ownership Shares	Number of Shares	Percentage of Ownership Shares	Number of Shares	Percentage of Ownership Shares	Number of Shares	Percentage of Ownership Shares
FaZe stockholders(1)	—	0.0%	74,981,952	65.5%	74,711,106	68.1%	73,880,882	77.0%
BRPM Public Stockholders	17,250,000	78.1%	17,250,000	15.1%	13,006,635	11.8%	—	0.0%
BRPM Public Warrantholders(2)	—	0.0%	5,750,000	5.0%	5,750,000	5.2%	5,750,000	6.0%
Sponsor and Related Parties(3)	4,832,500	21.9%	7,032,500	6.2%	7,032,500	6.4%	7,032,500	7.3%
BRPM Private Warrantholders(2)	—	0.0%	173,333	0.2%	173,333	0.2%	173,333	0.2%
PIPE Investors(4)	—	0.0%	9,100,000	8.0%	9,100,000	8.3%	9,100,000	9.5%
Total Shares	22,082,500	100.0%	114,287,785	100.0%	109,773,574	100.0%	95,936,715	100.0%

____________

(1)      Includes 500,000 shares subscribed by the FaZe PIPE Investor in the PIPE Investment. Includes 6,440,827 Earn-Out Shares in the no redemptions scenario, 6,169,981 Earn-Out Shares in the Minimum Proceeds Condition (24.6%) redemptions scenario, and 5,339,757 Earn-Out Shares in the 100% redemptions scenario. Earn-Out Shares are subject to forfeiture if certain price-based vesting conditions are not met during the five-year period beginning on the date that is 90 days after the Closing and ending on the fifth anniversary of the Closing Date. Includes, in each redemptions scenario, 29,203,555 shares of New FaZe common stock issued to the FaZe Stockholders pursuant to the Company Conversion, 17,687,479 shares of New FaZe common stock issuable to FaZe Stockholders upon the cash exercise of New FaZe options that are vested as of the Closing or will be exercisable within 60 days of the Closing, assuming the Closing occurred on May 6, 2022, and 675,686 shares of New FaZe common stock issuable in respect of New FaZe Restricted Stock Awards.

(2)      Represents shares issuable upon the exercise of BRPM warrants. BRPM warrants are exercisable beginning on the later of 30 days following the Closing and February 23, 2022, for one share of BRPM Class A common stock and, following the consummation of the Business Combination, will entitle the holder thereof to purchase one share of New FaZe common stock in accordance with the terms of the warrants. In each redemptions scenario, assumes that all outstanding BRPM warrants are immediately exercised for cash after completion of the Business Combination.

(3)      Includes 2,200,000 shares subscribed by the Sponsor Related PIPE Investors in the PIPE Investment and 2,156,250 Founder Shares subject to forfeiture if certain price-based vesting conditions are not met during the five-year period beginning on the date that is 90 days after the Closing and ending on the fifth anniversary of the Closing Date.

(4)      Excludes 500,000 shares subscribed by the FaZe PIPE Investor and 2,200,000 shares subscribed by the Sponsor Related PIPE Investors, respectively, in the PIPE Investment. Such shares are presented in the FaZe Stockholders and Sponsor and Related Parties lines, respectively.

(5)      This scenario assumes that 4,243,365 Public Shares, or approximately 24.6% of Public Shares, are redeemed for an aggregate payment of approximately $42.4 million from the Trust Account, which is the maximum amount of redemptions that could occur and still satisfy the Minimum Proceeds Condition.

(6)      This scenario assumes that 17,250,000 Public Shares, or 100% of Public Shares, are redeemed for an aggregate payment of approximately $172.5 million from the Trust Account, which is the maximum amount of redemptions that could occur upon waiver of the Minimum Proceeds Condition.

(7)      Share ownership and voting power presented under each redemptions scenario in the table above are only presented for illustrative purposes. BRPM cannot predict how many of its Public Stockholders will exercise their right to have their Public Shares redeemed for cash. As a result, the redemption amount and the number of Public Shares redeemed in connection with the Business Combination may differ from the amounts presented above. As such, the ownership percentages of current BRPM and FaZe stockholders may also differ from the presentation above if the actual redemptions are different from these assumptions. See “Risk Factors — Risks Related to the Business Combination — The ability of our Public Stockholders to exercise redemption rights with respect to a large number of our Public Shares may not allow us to complete the Business Combination, have sufficient cash available to fund New FaZe’s business or optimize the capital structure of New FaZe.”

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of BRPM following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2022
(in thousands)

	BRPM (Historical)	FaZe (Historical)	Reclassification Adjustments (Refer to Note 2)	Transaction Accounting Adjustments (No Redemptions Scenario)		Pro Forma Combined (No Redemptions Scenario)	Transaction Accounting Adjustments (Minimum Proceeds Condition Redemptions Scenario)		Pro Forma Combined (Minimum Proceeds Condition Redemptions Scenario)	Transaction Accounting Adjustments (100% Redemptions Scenario)		Pro Forma Combined (100% Redemptions Scenario)
ASSETS
Current assets:
Cash and cash equivalents	$85	$14,580	$—	$172,533	(A)	$261,837	$(42,441)	(P)	$219,396	$(172,533)	(Q)	$89,304
				(23,688)	(B)
				(6,403)	(C)
				(648)	(D)
				118,000	(E)
				(1,547)	(F)
				(1,143)	(N)
				108	(R)
				(10,040)	(S)
Accounts receivable, net	—	7,032	—	—		7,032	—		7,032	—		7,032
Contract assets	—	2,556	—	—		2,556	—		2,556	—		2,556
Prepaid expenses	476	—	(476)	—		—	—		—	—		—
Content asset, net	—	787	—	—		787	—		787	—		787
Prepaid expenses and other assets	—	8,491	476	(7,395)	(B)	1,572	—		1,572	—		1,572
Total current assets	561	33,446	—	239,777		273,784	(42,441)		231,343	(172,533)		101,251

Restricted cash	—	600	—	—		600	—		600	—		600
Property, equipment and leasehold improvements, net	—	3,725	—	—		3,725	—		3,725	—		3,725
Intangible assets, net	—	789	—	—		789	—		789	—		789
Other long-term assets	—	745	—	—		745	—		745	—		745
Investments held in Trust account	172,533	—	—	(172,533)	(A)	—	—		—	—		—
Total assets	$173,094	$39,305	$—	$67,244		$279,643	$(42,441)		$237,202	$(172,533)		$107,110

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2022 — (CONTINUED)
(in thousands)

	BRPM (Historical)	FaZe (Historical)	Reclassification Adjustments (Refer to Note 2)	Transaction Accounting Adjustments (No Redemptions Scenario)		Pro Forma Combined (No Redemptions Scenario)	Transaction Accounting Adjustments (Minimum Proceeds Condition Redemptions Scenario)	Pro Forma Combined (Minimum Proceeds Condition Redemptions Scenario)	Transaction Accounting Adjustments (100% Redemptions Scenario)	Pro Forma Combined (100% Redemptions Scenario)
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$3,016	$32,237	$—	$(5,952)	(B)	$19,067	$—	$19,067	$—	$19,067
				(2,953)	(C)
				(7,261)	(F)
				(20)	(N)
Short-term debt	—	13,188	—	(2,025)	(F)	—	—	—	—	—
				(1,123)	(N)
				(10,040)	(S)
Contract liabilities	—	4,569	—	—		4,569	—	4,569	—	4,569
Due to related party	648	—	—	(648)	(D)	—	—	—	—	—
Total current liabilities	3,664	49,994	—	(30,022)		23,636	—	23,636	—	23,636

Long term debt, net of discounts	—	70,862	—	(70,862)	(F)	—	—	—	—	—
Warrant liability	5,337	—	—	(5,176)	(G)	161	—	161	—	161
Total liabilities	$9,001	$120,856	$—	$(106,060)		$23,797	—	$23,797	$—	$23,797

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF March 31, 2022 — (CONTINUED)
(in thousands)

	BRPM (Historical)	FaZe (Historical)	Reclassification Adjustments (Refer to Note 2)	Transaction Accounting Adjustments (No Redemptions Scenario)		Pro Forma Combined (No Redemptions Scenario)	Transaction Accounting Adjustments (Minimum Proceeds Condition Redemptions Scenario)		Pro Forma Combined (Minimum Proceeds Condition Redemptions Scenario)	Transaction Accounting Adjustments (100% Redemptions Scenario)		Pro Forma Combined (100% Redemptions Scenario)
COMMITMENTS AND CONTINGENCIES
Class A common stock subject to possible redemption	172,500	—	—	(172,500)	(H)	—	—		—	—		—

MEZZANINE EQUITY
Series A preferred stock	—	33,705	—	(33,705)	(J)	—	—		—	—		—

STOCKHOLDERS’ EQUITY (DEFICIT)
Class A common stock	—	—	—	1	(E)	9	—	(P)	9	(2)	(Q)	7
				1	(H)		—	(M)		—	(M)
				1	(I)
				1	(M)
				5	(O)
				—	(O)
Class B common stock	1	—	—	(1)	(I)	—	—		—	—		—
Preferred stock	—	—	—	—		—	—		—	—		—
Additional paid-in capital	—	6,693	—	(25,131)	(B)	480,127	(42,441)	(P)	437,686	(172,531)	(Q)	307,596
				117,999	(E)		—	(M)		—	(M)	—
				176,489	(F)
				5,176	(G)
				172,499	(H)
				33,705	(J)
				4,453	(K)
				(11,858)	(L)
				(1)	(M)
				(5)	(O)
				108	(R)
Accumulated deficit	(8,408)	(121,949)	—	(3,450)	(C)	(224,290)	—		(224,290)	—		(224,290)
				(97,888)	(F)
				(4,453)	(K)
				11,858	(L)
Total stockholders’ equity (deficit)	(8,407)	(115,256)	—	379,509		255,846	(42,441)		213,405	(172,533)		83,313
Total liabilities, mezzanine equity and stockholders’ equity (deficit)	$173,094	$39,305	$—	$67,244		$279,643	$(42,441)		$237,202	$(172,533)		$107,110

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2022
(in thousands, except share and per share data)

	BRPM (Historical)	FaZe (Historical)	Reclassification Adjustments (Refer to Note 2)	Transaction Accounting Adjustments (No Redemptions Scenario)		Pro Forma Combined (No Redemptions Scenario)	Transaction Accounting Adjustments (Minimum Proceeds Condition Redemptions Scenario)	Pro Forma Combined (Minimum Proceeds Condition Redemptions Scenario)	Transaction Accounting Adjustments (100% Redemptions Scenario)	Pro Forma Combined (100% Redemptions Scenario)
Revenues	$—	$15,804	$—	$—		$15,804	$—	$15,804	$—	$15,804
Cost of revenues	—	11,765	—	—		11,765	—	11,765	—	11,765
Gross profit	—	4,039	—	—		4,039	—	4,039	—	4,039

Operating expenses
Operating costs	946	—	(946)	—		—	—	—	—	—
General and administrative	—	10,573	946	(11)	(AA)	11,508	—	11,508	—	11,508
Sales and marketing	—	1,145	—	—		1,145	—	1,145	—	1,145
Loss from operations	(946)	(7,679)	—	11		(8,614)	—	(8,614)	—	(8,614)

Other (income) expense, net
Change in fair value of warrants	(3,263)	—	—	3,162	(DD)	(101)	—	(101)	—	(101)
Interest expense, net	—	1,851	—	(1,808)	(BB)	—	—	—	—	—
				(3)	(EE)
				(40)	(JJ)
Interest income	(16)	—	—	16	(FF)	—	—	—	—	—
Other, net	—	11	—	—		11	—	11	—	11
Total other (income) expense, net	(3,279)	1,862	—	1,327		(90)	—	(90)	—	(90)

(Benefit) provision for income taxes	—	—	—	—		—	—	—	—	—
Net income (loss)	$2,333	$(9,541)	$—	$(1,316)		$(8,524)	$—	$(8,524)	$—	$(8,524)

Weighted-average number of common shares outstanding – basic and diluted						81,404,210	—	77,160,845	—	64,154,210
Net loss per common share – basic and diluted						$(0.10)	$—	$(0.11)	$—	$(0.13)

Historical
Basic and diluted weighted average shares outstanding, Class A common shares	17,770,000
Basic and Diluted net income (loss) per share, Class A common shares	$0.11
Basic and diluted weighted average shares outstanding, Class B common shares	4,312,500
Basic and Diluted net income (loss) per share, Class B common shares	$0.11
Weighted-average number of common shares outstanding – basic and diluted		9,268,822
Net loss per common share – basic and diluted		$(1.03)

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2021
(in thousands, except share and per share data)

	BRPM (Historical)	FaZe (Historical)	Reclassification Adjustments (Refer to Note 2)	Transaction Accounting Adjustments (No Redemptions Scenario)		Pro Forma Combined (No Redemptions Scenario)	Transaction Accounting Adjustments (Minimum Proceeds Condition Redemptions Scenario)	Pro Forma Combined (Minimum Proceeds Condition Redemptions Scenario)	Transaction Accounting Adjustments (100% Redemptions Scenario)	Pro Forma Combined (100% Redemptions Scenario)
Revenues	$—	$52,852	$—	$—		$52,852	$—	$52,852	$—	$52,852
Cost of revenues	—	41,553	—	—		41,553	—	41,553	—	41,553
Gross profit	—	11,299	—	—		11,299	—	11,299	—	11,299

Operating expenses
Operating costs	3,446	—	(3,446)	—		—	—	—	—	—
General and administrative	—	39,401	3,446	3,450	(GG)	50,709	—	50,709	—	50,709
				(41)	(AA)
				4,453	(HH)
Sales and marketing	—	3,352	—	—		3,352	—	3,352	—	3,352
Loss from operations	(3,446)	(31,454)	—	(7,862)		(42,762)	—	(42,762)	—	(42,762)

Other (income) expense, net
Warrant issue costs	115	—	—	(115)	(CC)	—	—	—	—	—
Change in fair value of warrants	3,322	—	—	(3,220)	(DD)	102	—	102	—	102
Loss on extinguishment of debt	—	—	—	97,168	(II)	97,168	—	97,168	—	97,168
Interest expense, net	—	5,467	—	(5,457)	(BB)	—	—	—	—	—
				(10)	(EE)
Interest income	(16)	—	—	16	(FF)	—	—	—	—	—
Other, net	—	(55)	—	—		(55)	—	(55)	—	(55)
Total other (income) expense, net	3,421	5,412	—	88,382		97,215	—	97,215	—	97,215

(Benefit) provision for income taxes	—	—	—	—		—	—	—	—	—

Net loss	$(6,867)	$(36,866)	$—	$(96,244)		$(139,977)	$—	$(139,977)	$—	$(139,977)
Weighted-average number of common shares outstanding – basic and diluted						81,404,210	—	77,160,845	—	64,154,210
Net loss per common share – basic and diluted						$(1.72)	$—	$(1.81)	$—	$(2.18)

Historical
Class A common stock – basic and diluted	$(0.35)
Class B common stock – basic and diluted	$(0.35)
Weighted-average number of common shares outstanding – basic and diluted		8,619,131
Net loss per common share – basic and diluted		$(4.28)

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.                          Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, BRPM will be treated as the acquired company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of FaZe issuing stock for the net assets of BRPM, accompanied by a recapitalization. The net assets of BRPM will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of FaZe.

The unaudited pro forma condensed combined balance sheet as of March 31, 2022 assumes that the Business Combination occurred on March 31, 2022. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2022 and the year ended December 31, 2021 give pro forma effect to the Business Combination as if it had been completed on January 1, 2021. These periods are presented on the basis of FaZe as the accounting acquirer.

The unaudited pro forma condensed combined balance sheet as of March 31, 2022 has been prepared using, and should be read in conjunction with, the following:

•        BRPM’s unaudited condensed balance sheet as of March 31, 2022 and the related notes, included elsewhere in this proxy statement/prospectus; and

•        FaZe’s unaudited condensed consolidated balance sheet as of March 31, 2022 and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022 has been prepared using, and should be read in conjunction with, the following:

•        BRPM’s unaudited condensed statement of operations for the three months ended March 31, 2022 and the related notes, included elsewhere in this proxy statement/prospectus; and

•        FaZe’s unaudited condensed consolidated statement of operations for the three months ended March 31, 2022 and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•        BRPM’s audited statement of operations for the year ended December 31, 2021 and the related notes, included elsewhere in this proxy statement/prospectus; and

•        FaZe’s audited consolidated statement of operations for the year ended December 31, 2021 and the related notes, included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination. The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that BRPM believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. BRPM believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of BRPM and FaZe.

2.      Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies. Based on its initial analysis, however, management identified differences in the presentation of financial information between BRPM and FaZe. Therefore, reclassification adjustments are made to conform the presentation of BRPM’s financial information to that of FaZe, as shown in the unaudited pro forma condensed combined financial information under the “Reclassification Adjustments” column.

3.      Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the previous pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the post-combination company’s shares outstanding, assuming the Business Combination occurred on January 1, 2021.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2022 are as follows:

(A)    Reflects the reclassification of cash held in the Trust Account that becomes available to fund expenses in connection with the Business Combination or future cash needs of New FaZe.

(B)    Reflects the settlement of the total equity issuance costs estimated to be incurred by the combined company of approximately $25.1 million. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash of $23.7 million as $1.4 million has been paid as of the pro forma balance sheet date. On May 19, 2022, Citigroup resigned from its role as lead financial advisor to FaZe, waiving any of its entitlement to the payment of any fees and reimbursement of expenses and disclaiming any responsibility for this proxy statement/prospectus. Citigroup’s fee was agreed between FaZe and Citigroup in an engagement letter signed by the parties on July 12, 2021, and the payment was conditioned upon closing of the Business Combination. The total equity issuance costs reflected in this adjustment excludes the fees no longer payable to Citigroup at the closing of the Business Combination.

(C)    Reflects the settlement of the total transaction costs estimated to be incurred by BRPM of approximately $6.8 million. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash of $6.4 million as $0.4 million has been paid as of the pro forma balance sheet date. The costs expensed through retained earnings are included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 as discussed in (GG) below.

(D)    Reflects the repayment of advances from the Sponsor and the payment of accrued administrative fees.

(E)    Reflects the proceeds from the issuance and sale of 11,800,000 shares of New FaZe common stock at $10.00 per share as part of the PIPE Investment pursuant to the terms of the Subscription Agreements.

(F)    Reflects the conversion of $72.9 million of FaZe Notes, and $6.4 million of related accrued unpaid interest to FaZe common stock, reflected in additional paid-in capital, and the cash payment of $1.5 million of accrued interest. Interest is calculated as of the assumed merger date of May 6, 2022. The conversion price is calculated with the numerator of $250 million (for most of the FaZe Notes) or $200 million (for certain of the FaZe Notes) and the denominator of the total number of shares of FaZe common stock issued and outstanding as of the date of conversion, calculated on an as-exercised, as-converted, fully diluted basis, but excluding shares of common stock of FaZe issued or issuable upon conversion of the FaZe Notes, which is calculated as $11.92 and $9.54, depending on the debt. The impact to additional paid-in-capital is summarized below (in millions):

Fair value of consideration exchanged for extinguished debt(i)	159.2
Plus: equity issued for debt converted in accordance with the original debt agreement(ii)	17.3
Total Additional Paid in Capital	176.5

_________

(i)      Calculated based on the conversion of extinguished debt and accrued interest into approximately 7.1 million shares of FaZe common stock at an estimated per share fair value of $22.28.

(ii)     Calculated based on the conversion of debt and accrued interest accounted for under the terms of the original debt agreement into approximately 1.5 million shares of FaZe common stock based on the carrying amount of the debt and accrued interest of $17.3 million.

The impact to accumulated deficit is calculated as below (in millions):

Loss on extinguishment(i)	97.2
Plus: Additional accrued interest and amortization of debt issuance costs(ii)	0.7
Total Accumulated Deficit	97.9

_________

(i)      Calculated as the fair value of consideration exchanged for extinguished debt of $159.2 million, less the carrying amount of principal of $56.6 million and accrued interest of $5.4 million.

(ii)     Accrued interest from the pro forma balance sheet date to the assumed Closing Date of May 6, 2022.

FaZe adopted ASU 2020-06, which simplifies accounting for convertible instruments by removing the beneficial conversion feature model, as of January 1, 2022, for the year ended December 31, 2022. The combined company will be applying the standard in the accounting for the merger, and would not be recording the beneficial conversion feature charge to earnings upon consummation of the business combination. FaZe has presented the same in the pro forma balance sheet as of March 31, 2022 and statement of operations for the year ended December 31, 2021.

(G)    Reflects the change of classification of the Public Warrants from liability to equity upon closing of the Business Combination. Upon closing of the Business Combination, shares underlying the Public Warrants are not redeemable and New FaZe will have a single class of voting stock, which does not preclude the Public Warrants from being considered indexed to New FaZe’s equity and allows the Public Warrants to meet the criteria for equity classification.

(H)    Reflects the reclassification of 17,250,000 shares of BRPM Class A common stock subject to possible redemption to permanent equity.

(I)     Reflects the conversion of all outstanding Founder Shares to New FaZe common stock upon closing of the Business Combination on a one-to-one basis.

(J)     Reflects the conversion of all outstanding FaZe preferred stock to FaZe common stock upon closing of the Business Combination on a one-to-one basis.

(K)    Reflects the impact of the acceleration of vesting of FaZe Awards, including the vesting of FaZe Options to FaZe executives based on current contractual rights, the 75% acceleration of vesting of the FaZe Options outstanding under FaZe’s existing incentive plans that remain unvested as of the Effective Time, and the acceleration of vesting of FaZe Restricted Stock Awards based on current contractual rights, recorded in additional paid-in capital. FaZe Options were granted with vesting periods from one to four years, as well as options to FaZe executives fully vested upon a change in control event. The value of the FaZe Options was estimated using a Black-Scholes-Merton option-pricing model with the following assumptions:

Stock price	$0.72
Expected term	2.0 – 6.0 Years
Volatility	30.0% – 34.0%
Risk-free interest rate	0.21% – 0.84%
Dividend yield	0.0%

The value of the FaZe Restricted Stock Awards was estimated using the stock price of the FaZe common stock at the grant dates. FaZe Restricted Stock Awards were granted with vesting periods of two years, as well as certain awards fully vested on the grant date. See Note (HH) for further details.

(L)    Reflects the reclassification of the BRPM’s historical accumulated deficit into additional paid-in capital.

(M)   Reflects the issuance of New FaZe common stock equal to 6.0% of the sum of i) the total number of shares of New FaZe common stock issued and outstanding as of immediately after the Closing and ii) the total number of shares of New FaZe common stock equal to the product of the total number of Net Vested Company Option Shares and the Exchange Ratio, subject to vesting and forfeiture conditions upon reaching certain VWAP per share during the period commencing 90 days after the Closing Date and ending five years after the Closing Date, under the three redemptions scenarios described above.

(N)    Reflect the repayment of $1.1 million of FaZe PPP loan, with $20.0 thousand accrued but unpaid interest.

(O)    Represents the recapitalization of 22,218,076 shares of FaZe common stock (including shares of FaZe common stock issued as a result of the Company Conversion) exchanged by existing FaZe shareholders and the recognition of 50,353,646 shares of New FaZe common stock based on an Exchange Ratio of 2.27.

(P)    Reflects the maximum redemption of 4,243,365 Public Shares for aggregate redemption payments of $42.4 million allocated to BRPM Class A common stock and additional paid-in capital using par value $0.0001 per share and at a redemption price of $10.00 per share, which represents the maximum allowable redemptions to meet the Minimum Proceeds Condition. The redemption price is calculated as cash held in the Trust Account per the unaudited pro forma condensed combined balance sheet divided by 17,250,000 issued and outstanding Public Shares.

(Q)    Reflects the maximum redemption of 17,250,000 Public Shares for aggregate redemption payments of $172.5 million allocated to BRPM Class A common stock and additional paid-in capital using par value $0.0001 per share and at a redemption price of $10.00 per share, which represents redemption of 100% of the Public Shares when the Minimum Proceeds Condition is waived. The redemption price is calculated as cash held in the Trust Account per the unaudited pro forma condensed combined balance sheet divided by 17,250,000 issued and outstanding Public Shares.

(R)    Reflects the cash exercise of 292,790 preferred stock warrants with an exercise price of $0.34 and 754,833 common stock warrants with an exercise price of $0.01 for total cash proceeds of $0.1 million.

(S)    Reflects the payment of $10.0 million of principal and paid-in-kind interest related to the term loan with B. Riley Lender, which will be paid as part of the closing of the Business Combination.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2022 and the year ended December 31, 2021 are as follows:

(AA) Reflects the removal of the administrative fees in BRPM’s historical statement of operations for the year ended December 31, 2021.

(BB) Represents the elimination of $1.8 million and $5.5 million of interest expense and amortized debt issuance costs related to the conversion of $72.9 million of FaZe Notes in adjustment (F) for the three months ended March 31, 2022 and for the year ended December 31, 2021, respectively. The interest rates of the FaZe Notes range from 4.0% to 10.0% per annum.

(CC) Reflects the removal of liability classified Public Warrants issuance costs related to the reclassification in adjustment (G).

(DD) Reflects the removal of liability classified Public Warrants mark-to-market adjustment related to the reclassification in adjustment (G).

(EE)  Reflects the elimination of interest expense related to the settlement of $1.1 million of FaZe’s PPP loan in adjustment (N) for the year ended December 31, 2021. The interest rate of the PPP loan was 1.0% per annum.

(FF)  Represents the elimination of BRPM’s interest income related to the cash held in the Trust Account.

(GG) Reflects the total estimated transaction costs for BRPM that have not yet been recognized, in the statement of operations for the year ended December 31, 2021, as discussed in adjustment (C). Transaction costs are expensed as incurred and reflected as if incurred on January 1, 2021, the date the Business Combination and related transactions occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

(HH) Reflects the recognition of expense related to the acceleration of vesting of FaZe Awards upon closing of the Business Combination. This is a non-recurring item.

(II)    Reflects the loss on extinguishment of debt of $97.2 million as discussed in adjustment (F). The loss on extinguishment is calculated as the difference between the fair value of the consideration paid to extinguish the debt, which is estimated to be $159.2 million, calculated as the conversion into approximately 7.1 million shares of FaZe common stock at an estimated fair value per share of $22.28, and the net carrying value of the debt of $56.6 million and accrued interest of $5.4 million accounted for as debt extinguishment as of the Closing.

FaZe adopted ASU 2020-06, which simplifies accounting for convertible instruments by removing the beneficial conversion feature model, as of January 1, 2022, for the year ended December 31, 2022. The combined company will be applying the standard in the accounting for the merger, and would not be recording the beneficial conversion feature charge to earnings upon consummation of the business combination. FaZe has presented the same in the pro forma balance sheet as of March 31, 2022 and statement of operations for the year ended December 31, 2021.

(JJ)   Reflects the elimination of interest expense related to the settlement of $10.0 million of FaZe’s term loan in adjustment (S) for the three months ended March 31, 2022. The interest is paid-in-kind, and accrues at a rate of 7.0% per annum, compounded quarterly.

4.      Net Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2021. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of January 1, 2021, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented.

The unaudited pro forma condensed combined financial information has been prepared assuming alternative levels of redemption by BRPM’s Public Stockholders of shares of BRPM Class A common stock for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account for the three months ended March 31, 2022 and for the year ended December 31, 2021:

	Three months ended March 31, 2022			Year ended December 31, 2021
	No redemptions Scenario	Minimum Proceeds Condition Redemptions Scenario(3)	100% Redemptions Scenario(4)	No Redemptions Scenario	Minimum Proceeds Condition Redemptions Scenario(3)	100% Redemptions Scenario(4)
Pro forma net loss	$(8,524)	$(8,524)	$(8,524)	$(139,977)	$(139,977)	$(139,977)
Weighted average Class A stock outstanding – basic and diluted(1)(2)(5)	81,404,210	77,160,845	64,154,210	81,404,210	77,160,845	64,154,210
Net loss per Class A stock – basic and diluted	$(0.10)	$(0.11)	$(0.13)	$(1.72)	$(1.81)	$(2.18)

____________

(1)      Excludes 2,156,250 shares of New FaZe common stock held by the Sponsor and 6,440,827 Earn-Out Shares in the no redemptions scenario, 6,169,981 Earn-Out Shares in the Minimum Proceeds Condition redemptions scenario, and 5,339,757 Earn-Out Shares in the 100% redemptions scenario, subject to vesting and forfeiture conditions upon reaching certain VWAP per share prices. In the event that the thresholds are not met in the period beginning on the date that is 90 days after the Closing and ending on the fifth anniversary of the Closing Date, the shares will be forfeited, and the dividends related to such shares will be returned. While the shares are considered issued and outstanding as of the date of the Business Combination, the shares are contingently returnable and are not participating securities. Therefore, these shares are excluded from the weighted average shares of New FaZe common stock outstanding.

(2)      Excludes potential common shares resulting from vested and unvested FaZe Awards and the Public Warrants and Private Placement Warrants. As they are deemed anti-dilutive, they are excluded from the calculation of diluted earnings per share under all three scenarios.

(3)      This scenario assumes that 4,243,365 Public Shares are redeemed for an aggregate payment of approximately $42.4 million from the Trust Account, which is the maximum amount of redemptions that could occur and still satisfy the Minimum Proceeds Condition.

(4)      This scenario assumes that 17,250,000 Public Shares are redeemed for an aggregate payment of approximately $172.5 million from the Trust Account, which is the maximum amount of redemptions that could occur with the waiver of the Minimum Proceeds Condition.

(5)      Assuming no redemptions: calculated as the sum of (i) 49,677,960 shares to existing FaZe shareholders per the Merger Agreement, exclusive of Earn-Out Shares and New FaZe Restricted Stock Awards, (ii) 500,000 shares to the FaZe PIPE Investor (iii) 17,250,000 shares owned by BRPM Public Shareholders per the BRPM financial statements, (iv) 2,676,250 shares owned by BRPM sponsors per the Sponsor Support Agreement, exclusive of Earn-Out Shares, (v) 2,200,000 shares to the Sponsor related PIPE Investor, and (vi) 9,100,000 shares to the PIPE investors per the PIPE agreements exclusive of the shares issued to FaZe PIPE Investor and Sponsor Related PIPE Investor. For the other redemptions scenarios, the calculation is identical, except that the item (iii) is reduced by 4,243,365 to account for the Minimum Proceeds Condition redemptions scenario and 17,250,000 to account for the 100% redemptions scenario.

OTHER INFORMATION RELATED TO BRPM

Introduction

B. Riley Principal 150 Merger Corp. is a blank check company incorporated as a Delaware corporation whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as our initial business combination.

Initial Public Offering

BRPM has neither engaged in any operations nor generated any revenue to date. Based on BRPM’s business activities, BRPM is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On February 23, 2021, BRPM consummated its initial public offering of 17,250,000 units, including the issuance of 2,250,000 units as a result of the underwriters’ exercise in full of their over-allotment option. Each unit consists of one share of BRPM Class A common stock and one-third of one BRPM warrant. Each whole BRPM warrant entitles the holder thereof to purchase one share of BRPM Class A common stock at an initial exercise price of $11.50 per share, subject to adjustment. The units were sold at an offering price of $10.00 per unit, generating gross proceeds, before expenses, of $172,500,000. Prior to the consummation of the initial public offering in June 2020, our Sponsor was issued 4,312,500 shares of BRPM Class B common stock.

Simultaneously with the consummation of the initial public offering, BRPM consummated the private sale of an aggregate of 520,000 Private Placement Units, each unit consisting of one share of BRPM Class A common stock and one-third of one BRPM warrant, a price of $10.00 per unit, generating gross proceeds, before expenses, of approximately $5,200,000. The Private Placement Units are identical to the units included sold in the initial public offering, except that, so long as they are held by their initial purchasers or their permitted transferees, (i) the BRPM warrants included in the Private Placement Units will not be redeemable by BRPM, (ii) the BRPM Class A common stock and the BRPM warrants (including the shares of BRPM Class A common stock issuable upon exercise of the BRPM warrants) included in the Private Placement Units may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after BRPM completes its initial business combination, (iii) the BRPM warrants included in the Private Placement Units may be exercised by the holders on a cashless basis, provided that they will not be exercisable more than five years from the effective date of the registration statement for BRPM’s initial public offering in accordance with FINRA Rule 5110(g)(8), and (iv) the Sponsor will be entitled to registration rights with respect to the BRPM Class A common stock and BRPM warrants underlying the units.

Upon the closing of the initial public offering and the Private Placement Units, $172,500,000 was placed in a Trust Account maintained by Continental Stock Transfer & Trust Company, acting as trustee. Except for the withdrawal of interest to pay taxes, if any, the Current Charter provides that none of the funds held in the Trust Account will be released from the Trust Account until the earlier of (i) the completion of an initial business combination; (ii) the redemption of any of the Public Shares properly submitted in connection with a stockholder vote to amend the Current Charter to modify the substance or timing of BRPM’s obligation to redeem 100% of the Public Shares if BRPM does not complete an initial business combination within 24 months from the closing of its initial public offering or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity or (iii) the redemption of 100% of the Public Shares if BRPM is unable to complete an initial business combination within 24 months from the closing of BRPM’s initial public offering, The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of May 18, 2022, there was $172,611,069 in cash held in the Trust Account.

Fair Market Value of Target Business

BRPM’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and taxes). BRPM will not complete a business combination unless it acquires a controlling interest in a target company or is otherwise not required to register as an investment company under the Investment Company Act. The BRPM Board determined that this test was met in connection with the proposed Business Combination. See the section titled “The Business Combination Proposal.”

Stockholder Approval of Business Combination

Pursuant to the Current Charter, BRPM must provide its Public Stockholders with the opportunity to convert all or a portion of their Public Shares upon the completion of its initial business combination either (a) in connection with a stockholder meeting called to approve the business combination or (b) by means of a tender offer. The Current Charter provides that the decision as to whether BRPM would seek stockholder approval of a proposed business combination or conduct a tender offer will be made by its management, solely in their discretion. Because the Business Combination with FaZe requires stockholder approval under the rules of Nasdaq, BRPM is seeking to obtain stockholder approval of the Business Combination at the Special Meeting and Public Stockholders may seek to have their Public Shares redeemed for cash in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Restrictions in Connection with Stockholder Meeting

In connection with BRPM’s initial public offering the Sponsor, officers and BRPM’s directors at the time of its initial public offering entered into the Insiders Letter Agreement to vote their shares in favor of the Business Combination Proposal. Additionally, In connection with the Merger Agreement the Sponsor entered into the Sponsor Support Agreement which requires the Sponsor to vote all of its voting equity securities in favor of the Business Combination Proposal and all other proposals being presented at the Special Meeting. Our Sponsor owns approximately 22% of our issued and outstanding shares of BRPM common stock. Accordingly, in addition to the shares held by the Sponsor, BRPM would need 6,208,751 Public Shares, or approximately 36% of the 17,250,000 shares sold in BRPM’s initial public offering to be voted in favor of the Business Combination Proposal in order for it to be approved, assuming all outstanding shares are voted on such proposal. If only a minimum quorum of shares of BRPM common stock, consisting of a bare majority of outstanding shares of BRPM common stock, is present at the Special Meeting, BRPM would need only 688,126 Public Shares, or approximately 4% of the Public Shares, to be voted in favor of the Business Combination Proposal in order for it to be approved (provided that consummation of the Business Combination is conditioned upon, among other things approval of the condition precedent proposals and the requirement that BRPM have net tangible assets of at least $5,000,001 immediately prior to or upon consummation of the Business Combination).

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding BRPM or its securities, the Sponsor and/or FaZe and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of BRPM Class A common stock or vote their shares in favor of the Business Combination Proposal. Any Public Shares purchased by the Sponsor or its affiliates would be purchased at a price no higher than the redemption price for the Public Shares. Any Public Shares so purchased would not be voted by the Sponsor or its affiliates at the Special Meeting and would not be redeemable by the Sponsor or its affiliates. The purpose of such stock purchases and other transactions would be to increase the likelihood of obtaining BRPM Stockholder Approval, to minimize redemptions of Public Shares, and to ensure that BRPM has at least $5,000,001 of net tangible assets immediately prior to or upon consummation of the Business Combination, where it appears that such requirements would otherwise not be met. This may result in the completion of the Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by BRPM’s Sponsor for nominal value.

Entering into any such arrangements may have a depressive effect on the shares of New FaZe common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. BRPM will file a Current Report on Form 8-K to disclose arrangements entered into or purchases made by any of the aforementioned persons, which report will include the number of shares or warrants purchased, the purchase price, the purpose of the purchase, the impact that such purposes would have on the likelihood that the Business Combination Proposal will be approved, the nature of the security holders who sold to the Sponsor or its affiliates, and the number of Public Shares then redeemed.

Liquidation if No Business Combination

Under the Current Charter, BRPM has until February 23, 2023 or until the end of any Extension Period to complete an initial business combination. If it is unable to complete its initial business combination by that date (or such later date as its stockholders may approve in accordance with the Current Charter), BRPM will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of BRPM’s remaining stockholders and its board of directors, liquidate and dissolve, subject, in each case, to BRPM’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Private Placement Units, which will expire worthless if BRPM fails to complete its initial business combination by February 23, 2023 or during any Extension Period.

Pursuant to the Insiders Letter Agreement, the Sponsor, officers, and directors have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if BRPM fails to complete its initial business combination within the required time frame.

Additionally, pursuant to the Insiders Letter Agreement, the Sponsor and BRPM’s officers and directors have also agreed that they will not propose any amendment to the Current Charter that would affect the substance or timing of BRPM’s obligation to redeem 100% of the Public Shares if it does not complete its initial business combination by February 23, 2023 or during any Extension Period or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity, unless BRPM provides its Public Stockholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay its taxes, divided by the number of then issued and outstanding Public Shares. However, BRPM may not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it is not subject to the SEC’s “penny stock” rules).

BRPM expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1,000,000 of proceeds held outside the Trust Account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing the plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, BRPM may request the Trustee to release to it an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If BRPM was to expend all of the net proceeds of its initial public offering, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per share redemption amount received by stockholders upon its dissolution would be $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of its creditors, which would have higher priority than the claims of its Public Stockholders. BRPM cannot assure you that the actual per share redemption amount received by stockholders will not be less than $10.00. While BRPM intends to pay such amounts, if any, it cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

Although BRPM will seek to have all vendors, service providers (other than BRPM’s registered public accounting firm), prospective target businesses and other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of its Public Stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against BRPM’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, BRPM’s management will consider whether competitive alternatives are reasonably available to it and will only enter into an agreement with a third party if management believes that such third party’s engagement would be in the best interests of the company under the circumstances. Examples of possible instances where BRPM may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with BRPM and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to BRPM if and to the extent any claims by a third party for services rendered or products sold to BRPM, or a prospective target business with which BRPM has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable; provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under BRPM’s indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. However, BRPM has not asked our Sponsor to reserve for such indemnification obligations, nor has BRPM independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and BRPM believes that our Sponsor’s only assets are BRPM’s securities. Therefore, BRPM cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, BRPM may not be able to complete the Business Combination, and BRPM’s Public Stockholders would receive such lesser amount per share in connection with any redemption of their Public Shares. None of BRPM’s officers or directors will indemnify BRPM for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, BRPM’s independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While BRPM currently expects that its independent directors would take legal action on its behalf against our Sponsor to enforce its indemnification obligations to BRPM, it is possible that BRPM’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, BRPM cannot assure you that due to claims of creditors the actual value of the per share redemption price will not be less than $10.00 per share.

BRPM will seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which it does business execute agreements with BRPM waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under BRPM’s indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that BRPM liquidates, and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from the Trust Account could be liable for claims made by creditors.

If BRPM files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of BRPM Stockholders. To the extent any bankruptcy claims deplete the Trust Account, BRPM cannot assure you it will be able to return $10.00 per share to its Public Stockholders. Additionally, if BRPM files a bankruptcy petition or an involuntary bankruptcy petition is filed against BRPM that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by BRPM Stockholders. Furthermore, the BRPM Board may be viewed as having breached its fiduciary duty to BRPM’s creditors and/or may have acted in bad faith, and thereby exposing itself and the company to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. BRPM cannot assure you that claims will not be brought against it for these reasons.

BRPM’s Public Stockholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of the Public Shares if BRPM does not complete its initial business combination by February 23, 2023 or during any Extension Period, (ii) in connection with a stockholder vote to amend the Current Charter to modify the substance or timing of BRPM’s obligation to redeem 100% of the Public Shares if it does not complete its initial business combination by February 23, 2023 or during any Extension Period or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity or (iii) if they redeem their respective shares for cash upon the completion of BRPM’s initial business combination. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event BRPM seeks FaZe Stockholder Approval, a stockholder’s voting in connection with the Business Combination alone will not result in a stockholder’s redeeming its shares to BRPM for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights described above. These provisions of the Current Charter, like all provisions of the Current Charter, may be amended with a stockholder vote.

Properties

BRPM currently leases office space at 299 Park Avenue 21st Floor, New York, New York 10171 from its Sponsor and the members of BRPM’s management team. BRPM has agreed to pay our Sponsor $3,750 per month for office space, secretarial and administrative services provided to members of its management team. BRPM believes, based on rents and fees for similar services, that this amount is at least as favorable as it could have obtained from an unaffiliated person. BRPM considers its current office space adequate for its current operations.

Employees

BRPM currently has two executive officers. These individuals are not obligated to devote any specific number of hours to BRPM’s matters but they intend to devote as much of their time as they deem necessary to BRPM’s affairs until it has completed an initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for an initial business combination and the stage of the Business Combination process it is in. BRPM does not intend to have any full time employees prior to the completion of its initial business combination.

Directors and Executive Officers

BRPM’s directors and executive officers are as follows:

Name	Age	Position
Daniel Shribman	38	Chief Executive Officer, Chief Financial Officer and Director
Bryant Riley	55	Chairman
Nicholas Hammerschlag	35	Director
Ross Levinsohn	58	Director
Samuel McBride	35	Director
Timothy Presutti	52	Director

Daniel Shribman.    Daniel Shribman has served as chief investment officer of B. Riley Financial Corp. since September 2019 and president of B. Riley Principal Investments, LLC since September 2018. Mr. Shribman has been CEO and CFO of four B. Riley Principal Merger Corp. special purpose acquisition companies, of which two have successfully closed their business combinations. Mr. Shribman has served as a member of the board of directors of clean energy storage pioneer Eos Energy Enterprises Inc., and as chair of its audit committee, since 2020; of premium industrial and construction equipment and services provider Alta Equipment Group Inc., since 2020; of tech-powered media company The Arena Group (formerly known as theMaven, Inc.), since 2021; of one-stop financial services group NextPoint Financial Inc., since 2021; and of blank-check company AltEnergy Acquisition Corp., and as chair of its audit committee, since 2021. Prior to joining B. Riley, Mr. Shribman was a Portfolio Manager at special situation asset manager Anchorage Capital Group, LLC from 2010 to 2018, where he led investments in dozens of public and private opportunities across the general industrials, transportation, automotive, aerospace, gaming, hospitality and real estate industries, and previously worked with Tinicum Capital Partners and Lazard. Mr. Shribman earned a B.A. in Economics and History from Dartmouth College.

Bryant R. Riley.    Bryant Riley has served as our Chairman since 2020. Mr. Riley has served as Chairman and Co-Chief Executive Officer of B. Riley Financial, Inc. since June 2014 and July 2018 respectively, and as a director since August 2009. He also previously served as Chief Executive Officer of B. Riley Financial from June 2014 to July 2018. In addition, Mr. Riley served as the Chairman of B. Riley & Co., LLC since founding the stock brokerage firm in 1997 until its combination with FBR Capital Markets & Co., LLC in 2017; Chief Executive Officer of B. Riley & Co., LLC from 1997 to 2006; as Chairman of BRPM I from April 2019 to February 2020, at which time it completed its business combination with Alta Equipment Group, Inc. (NYSE: ALTG) and as Chairman of BRPM II from May 2020 to November 2020 at which time it had completed it business combination with Eos Energy Enterprises (Nasdaq: EOSE). Mr. Riley is also currently Chairman of B. Riley Principal 250 Merger Corp. Mr. Riley has served as director of Select Interior Concepts, Inc. (Nasdaq: SIC) since November 2019. He also previously served on the board of Babcock & Wilcox Enterprises, Inc. (NYSE: BW) from April 2019 to September 2020, Sonim Technologies, Inc. (Nasdaq: SONM) from October 2017 to March 2019 and Franchise Group, Inc. (Nasdaq: FRG) (fka Liberty Tax, Inc.) from September 2018 through March 2020. Mr. Riley received his B.S. in Finance from Lehigh University.

Nicholas Hammerschlag.    Nicholas Hammerschlag has served as a director of ours since our initial public offering. Mr. Hammerschlag is currently a Senior Advisor to Guild Education as well as an active investor in and advisor to early and expansion-stage education, financial technology, and business service companies. He currently serves as a director of B. Riley Principal 250 Merger Corp. and as a director of a number of venture-backed companies such as Staircase, Inc. since January 2020, Pathstream, Inc. since February 2018, and Yellowbrick, Inc. and Entangled Ventures LLC since February 2017. Previously, Mr. Hammerschlag was the President and co-founder of Entangled Group from 2015 to 2020, an education-focused venture studio and consultancy, part of which was sold to Guild Education in 2020. Entangled Group raised over $60 million in financing across its holding and portfolio companies. Mr. Hammerschlag has extensive experience in capital raising and mergers and acquisitions. Mr. Hammerschlag was previously on the investment teams at General Atlantic from 2013 to 2015 and OpenView Venture Partners from 2010 to 2013, where he focused on investments in the internet, technology, and education sectors. Mr. Hammerschlag led OpenView’s investment in Instructure (NYSE: INST) and served on its board as an observer. He graduated from Columbia University with a degree in history.

Ross Levinsohn.    Ross Levinsohn has served as a director of ours since our initial public offering. Mr. Levinsohn is current Chief Executive Officer of The Arena Group (formerly known as theMaven, Inc.), a technology company powering more than 250 premium media brands since August 2020. From October 2019 until September 2020, he was the Chief Executive Officer of Sports Illustrated Media. Prior to joining The Arena Group, from August 2017 until January 2019, Mr. Levinsohn served in two capacities for Tribune Publishing — first as Chief Executive Officer of the Los Angeles Times, and after the paper was sold, as Chief Executive Officer of Tribune Interactive, a publisher of more than 100 titles including the Chicago Tribune and New York Daily News. At Yahoo, from August 2017 until January 2019, Mr. Levinsohn served as interim Chief Executive Officer, overseeing all aspects of the internet pioneer with more than $5 billion of revenue and a $20 billion market cap. Prior to being named to that post, he was head of Global Media, and executive vice president of the Americas region. In this role, Mr. Levinsohn was responsible for more than $3 billion in revenue, and operations across sales, marketing, strategy, business development, media and content. Mr. Levinsohn held a variety of roles at News Corporation from 2000 to 2006, including as President of News Corporation’s Fox Interactive Media, where he oversaw the day-to-day operations, strategy, business development and acquisitions that helped transformed the media titan into a leader in digital media. During his six years, he helped grow their digital business to the most engaged set of web properties in the United States. Among his other roles, Mr. Levinsohn has served as Chief Executive Officer of Guggenheim Digital Media, managing The Hollywood Reporter, Billboard Magazine, and Ad Week; a managing director of media and technology venture fund Fuse Capital; and an executive at HBO. He began his digital career at CBS Sportsline. He also served as a senior advisor at Boston Consulting Group. Mr. Levinsohn holds a B.A. in Communications from The American University, where he served as a member of its Board of Trustees.

Sam McBride.    Sam McBride has served as a director of ours since our initial public offering. Mr. McBride is the founder and principal of COLTER VENTURES, an investor, advisor and board member for high growth consumer and tech companies and served as the former Chief Operating Officer and Chief Sales Officer of RXBAR from 2017 to 2019. At RXBAR, Mr. McBride drove net sales growth from $2 million in 2014 to $220 million in 2018 leveraging e-commerce as well as traditional retail distribution helping fuel its acquisition for $600 million by Kellogg in 2017. Mr. McBride currently serves as a director of B. Riley Principal 250 Merger Corp. and of Nature’s Willow (a CPG company). Mr. McBride started in finance at Wellspring Partners in 2008, focusing on healthcare mergers and acquisitions. In 2010, he moved to LiveWatch Home Security, helping build one of the fastest-growing and most disruptive companies in the direct-to-consumer home security space before its acquisition by Ascent Capital for $67 million in 2015. Prior to RXBAR, Mr. McBride oversaw sales and marketing for nine operating companies with a combined $180 million in annual revenue at the Rabine Group from 2013 to 2014. Mr. McBride has been the Chief Executive Officer and Principal at McBride Capital LLC since 2017, investing in early to mid-stage food and beverage companies and has been a member of the Board of Directors at Kettle & Fire, Inc. since 2018, MUSH since 2019 and Four Sigmatic and Minor Figures since 2020.

Timothy Presutti.    Mr. Presutti has served as a director of ours since February 2022. Mr. Presutti currently serves as managing partner and chief investment officer of Woody Creek Capital Partners LLC, a private investment firm he founded in 2007 that specializes in private credit and special situation investing. Mr. Presutti has been the sole owner and managing director of Woody Creek Capital Partners LLC since 2006, Woody Creek Capital Management LLC since 2018 and Wocap II GP, LLC since 2017. Mr. Presutti additionally serves as senior advisor to the Bosarge Family Office based in Houston, TX. Mr. Presutti has nearly twenty-four years of finance experience, spanning investing, portfolio management, trading and capital markets. As co-founder of Broadbill Investment Partners, an investment management firm, Mr. Presutti oversaw all capital raising for two funds and a co-investment platform. He was a member of the Investment Committee and is now a senior advisor, minority owner and managing director to Broadbill Investment Partners since 2011. Mr. Presutti started his career at Bankers Trust, which was acquired by Deutsche Bank Securities Inc. in 1999; his last position there was managing director and head of High Yield trading from 2005 to 2007. Mr. Presutti served on the board of directors of BRPM from 2018 until the completion of its business combination in February 2020, served on the board of directors of BRPM II from May 2020 until the completion of its business combination in November 2020, and is currently a director of B. Riley Principal 250 Merger Corp.

Executive Compensation and Director Compensation

None of BRPM’s executive officers or directors have received any cash compensation for services rendered to BRPM. We have agreed to pay our Sponsor $3,750 per month for office space, secretarial and administrative services provided to members of our management team. Our Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the Trust Account.

Number and Terms of Office of Officers and Directors

The BRPM Board consists of five members and is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, consisting of Messrs. McBride, Levinsohn, and Presutti, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Messrs. Shribman, Riley and Hammerschlag, will expire at the second annual meeting of stockholders.

BRPM’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. The BRPM Board is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the BRPM Board.

Director Independence

The rules of Nasdaq require that a majority of the BRPM Board be independent within one year of our initial public offering. A director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company or any of its subsidiaries. The BRPM Board has affirmatively determined that Messrs. Hammerschlag, Levinsohn, McBride, and Presutti qualify as independent directors in accordance with the listing requirements of Nasdaq. The BRPM Board has also determined that Messrs. Hammerschlag, McBride, and Presutti are “independent” for purposes of Section 10A(m)(3) of the Exchange Act and Rule 10A-3 thereunder and for purposes of Section 10C(a)(3) of the Exchange Act and Rule 10C-1 thereunder.

In making its determination that Mr. Levinsohn is an independent director, the board of directors considered that he is the Chief Executive Officer of The Arena Group, a public reporting company, and that (i) B. Riley Financial, the parent company of our Sponsor, directly and through its affiliated entities as of the date of this proxy statement/prospectus holds approximately 33.2% of the outstanding common stock of The Arena Group and approximately 17.2% of the outstanding convertible Series H Preferred Stock of The Arena Group, and (ii) B. Riley Financial directly and/or through its affiliated entities is acting as a lender under an amended and restated note purchase agreement dated March 24, 2020 between The Arena Group and BRF Finance Co., LLC.

Committees of the Board of Directors

The BRPM Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Both our audit committee and our compensation committee are composed solely of independent directors.

Audit Committee

We have established an audit committee of the board of directors and Messrs. Hammerschlag, McBride, and Presutti serve as members of our audit committee, and Mr. Hammerschlag chairs the audit committee. All members of our audit committee are independent of and unaffiliated with our Sponsor.

Each member of the audit committee is financially literate and the BRPM Board has determined that each of Mr. Hammerschlag and Mr. Presutti qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

We adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors; the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•        pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures; reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the FASB, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the board of directors and Messrs. Hammerschlag and McBride serve as members of our compensation committee. Mr. McBride chairs the compensation committee. All members of our compensation committee are independent of and unaffiliated with our Sponsor.

We adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and making recommendations to the BRPM Board with respect to the compensation, and any incentive compensation and equity based plans that are subject to board approval of all of our other officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to our Sponsor or our officers, directors or any of their respective affiliates, prior to, or for any services they render in order to complete the consummation of a business combination, except that at the closing of the initial business combination, we are permitted to pay a customary financial consulting fee, which will not be made from the proceeds of the initial public offering held in the Trust Account prior to the completion of our initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination. We are obligated to pay B. Riley Securities and its affiliates a fee of $6,037,500 pursuant to the Business Combination Marketing Agreement and a fee of approximately $3.5 million for acting as placement agent for the PIPE Investment. See “The Merger Agreement — Background to the Business Combination” for more detail.

The committee charter provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating and Corporate Governance Committee

We have established a nominating and corporate governance committee of the board of directors and Messrs. Hammerschlag, Levinsohn, and McBride serve as members of our nominating and corporate governance committee. Mr. McBride serves as chair of the nominating and corporate governance committee.

We adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:

•        identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;

•        developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

•        coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

•        reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The committee charter provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders. Prior to our initial business combination, holders of our Public Shares will not have the right to recommend director candidates for nomination to the BRPM Board.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against BRPM or any members of its management team in their capacity as such, and BRPM and the members of its management team have not been subject to any such proceeding in the 12 months preceding the date of this proxy statement/prospectus.

Periodic Reporting and Audited Financial Statements

BRPM has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. BRPM has filed with the SEC an audited balance sheet as of February 23, 2021, the closing date of its initial public offering, Quarterly Reports on Form 10-Q which include unaudited financial statements as of March 31, 2021, June 30, 2021, September 30, 2021, and March 31, 2022 and for the quarterly periods then ended, and an Annual Report on Form 10-K which includes audited financial statements as of December 31, 2021 and for the year then ended.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF BRPM

The following discussion and analysis should be read in conjunction with the financial statements and related notes of BRPM, included elsewhere in this proxy statement/prospectus. This discussion contains forward- looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.

Overview

We are a blank check company incorporated as a Delaware corporation whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Our Sponsor is B. Riley Principal 150 Sponsor Co., LLC, a Delaware limited liability company.

The registration statement for our IPO was declared effective on February 18, 2021. On February 23, 2021, we consummated our IPO of 17,250,000 Units, including 2,250,000 over-allotment Units, at $10.00 per Unit, generating gross proceeds of $172.5 million.

Simultaneously with the closing of the IPO, we consummated the sale of 520,000 Private Placement Units, at a price of $10.00 per Private Placement Unit to the Sponsor, generating proceeds of $5.2 million.

Upon the closing of the IPO and the private placement, $172.5 million ($10.00 per Unit) of the net proceeds of the IPO and certain of the proceeds of the private placement was placed in a Trust Account located in the United States with Continental Stock Transfer & Trust Company acting as Trustee, and will be invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by BRPM, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the Trust Account as described below.

If we are unable to complete a business combination by February 23, 2023, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Going Concern Consideration

As of March 31, 2022, BRPM had $85,204 in its operating bank account and $172,532,601 in cash and cash equivalents held in the Trust Account to be used for an initial business combination or to repurchase or redeem its Public Shares in connection therewith, and a working capital deficit of $3,053,182, which excludes Delaware franchise taxes payable of $50,000 (which is included in accounts payable and accrued expenses at March 31, 2022) as franchise taxes are paid from the Trust Account from interest income earned.

We will likely need to raise additional funds in order to meet the expenditures required for operating our business. BRPM may not be able to obtain additional financing or raise additional capital to finance its ongoing operations. If BRPM is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction and reducing overhead expenses. BRPM cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about BRPM’s ability to continue as a going concern through February 23, 2023, the scheduled liquidation date.

Results of Operations

Our business activities from inception to March 31, 2022 consisted primarily of our preparation for our Initial Public Offering that was completed on February 23, 2021. Since the offering on February 23, 2021, our business activities have consisted primarily of identification and evaluation of prospective acquisition targets for an initial business combination. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after completion of our initial business combination. We will generate non-operating income in the form of net gain from investments held in Trust Account. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended March 31, 2022, we had net income of $2,333,072. Our net income for the three months ended March 31, 2022, consisted of interest income earned in the amount of $16,401 on funds held in the Trust Account, loss from operations in the amount of $945,787, and an unrealized gain on change in fair value of warrant liability in the amount of $3,262,458. For the three months ended March 31, 2021, we had a net loss of $587,600. Our net loss for the three months ended March 31, 2021, consisted of interest income earned in the amount of $4,075 on funds held in the Trust Account, loss from operations in the amount of $180,104, warrant issue costs of $115,404, and an unrealized loss on change in fair value of warrant liability in the amount of $296,167.

For the year ended December 31, 2021, we had a net loss of $6,867,161. Our net loss for the year ended December 31, 2021, consisted of interest income earned in the amount of $16,200 on funds held in the Trust Account, loss from operations in the amount of $3,445,690, warrant issuance costs of $115,404, and unrealized loss on the change in fair value of warrants in the amount of $3,322,267. For the three months ended December 31, 2020, we had a net loss of $1,448 which is comprised of miscellaneous operating expenses.

Liquidity and Capital Resources

Until the closing of the Initial Public Offering, our only source of liquidity was an initial sale of Founder Shares to the Sponsor and the proceeds of the Sponsor Note, in the amount of $300,000. We had an outstanding balance on the Sponsor Note of $100,000 at the time of the Initial Public Offering and the Sponsor Note was repaid in full on May 17, 2021 with proceeds raised from the closing of the Initial Public Offering.

As of March 31, 2022, we had $85,204 in our operating bank account, $172,532,601 in cash and cash equivalents held in the Trust Account to be used for an initial business combination or to repurchase or redeem our Public Shares in connection therewith and working capital deficit of $3,053,182, which excludes Delaware franchise taxes payable of $50,000 (which is included in accounts payable and accrued expenses at March 31, 2022) as franchise taxes are paid from the Trust Account from interest income earned.

At December 31, 2021 we had cash of $43,324 and working capital deficit of $1,957,395. The working capital deficit of $1,957,395 excludes Delaware franchise taxes payable of $200,000 (which is included in accrued expenses at December 31, 2021) as franchise taxes are paid from the Trust Account from interest income earned.

Contractual Obligations

Registration Rights

The holders of Founder Shares, Private Placement Units and warrants that may be issued upon conversion of working capital loans, if any, (and any shares of BRPM Class A common stock issuable upon the exercise of the Private Placement Units) were entitled to registration rights pursuant to a registration rights agreement signed upon the consummation of the IPO. These holders were entitled to certain demand and “piggyback” registration rights. We will bear the expenses incurred in connection with the filing of any such registration statements.

Administrative Services Agreement

Commencing on the date that our securities were first listed on Nasdaq in February 2021 and continuing until the earlier of our consummation of a business combination or our liquidation, we agreed to pay the Sponsor a total of $3,750 per month for office space, secretarial and administrative services provided to members of our management team.

The Sponsor, our executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, our executive officers or directors, or to us or our affiliates.

Business Combination Marketing Agreement

We have engaged B. Riley Securities, Inc. as advisors in connection with the initial business combination to assist us in arranging meetings with stockholders to discuss a potential business combination and the target business’ attributes, introduce us to potential investors that may be interested in purchasing our securities, assist us in obtaining stockholder approval for our initial business combination and assist us with the preparation of press releases and public filings in connection with the initial business combination. We will pay B. Riley Securities, Inc. for such services upon the consummation of the initial business combination a cash fee in an amount equal to 3.5% of the gross proceeds of the Initial Public Offering (exclusive of any applicable finders’ fees which might become payable). Pursuant to the terms of the business combination marketing agreement, no fee will be due if we do not complete an initial business combination.

Additionally, we engaged B. Riley Securities as the placement agent for the PIPE Investment. Pursuant to this engagement, at the Closing, we will pay B. Riley Securities a fee of $3,471,625. If the Merger is not consummated, B. Riley Securities will not receive such fee.

Critical Accounting Policies

Warrant Derivative Liability

In accordance with FASB ASC 815-40, Derivatives and Hedging: Contracts in an Entities Own Equity, an entity must consider whether to classify contracts that may be settled in its own stock, such as warrants, as equity of the entity or as an asset or liability. If an event that is not within the entity’s control could require net cash settlement, then the contract should be classified as an asset or a liability rather than as equity. We have determined because the terms of Public Warrants include a provision that entitles all warrantholders to cash for their warrants in the event of a qualifying cash tender offer, while only certain of the holders of the underlying shares of common stock would be entitled to cash, our warrants should be classified as derivative liability measured at fair value, with changes in fair value each period reported in earnings. Further if our Private Placement Warrants are held by someone other than initial purchasers of the Private Placement Warrants or their permitted transferees, the Private Placement Warrants will be redeemable by BRPM and exercisable by such holders on the same basis as the Public Warrants. Because the terms of the Private Placement Warrants and Public Warrants are so similar, we classified both types of warrants as a derivative liability measured at fair value. Volatility in our Public Shares and Public Warrants may result in significant changes in the value of the derivatives and resulting gains and losses on our statement of operations.

Earnings (Loss) per Common Share

Basic earnings (loss) per common share is computed by dividing net income applicable to common stockholders by the weighted average number of common shares outstanding during the period. All shares of BRPM Class B common stock are assumed to convert to shares of BRPM Class A common stock on a one-for-one basis. Earnings and losses are shared pro rata between the two classes. Potential common shares issuable upon exercise of outstanding BRPM Warrants were excluded from diluted earnings per share for the three months ended March 31, 2022 and 2021 and for the three months and year ended December 31, 2021 because the BRPM Warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted earnings (loss) per common share is the same as basic earnings (loss) per common share for all periods presented.

Redeemable Shares

All of the 17,250,000 Public Shares sold as part of the Public Offering contain a redemption feature as described in the prospectus filed with the SEC on February 19, 2021. In accordance with FASB ASC 480, “Distinguishing Liabilities from Equity”, redemption provisions not solely within the control of BRPM require the security to be classified outside of permanent equity. Conditionally redeemable BRPM Class A common stock (including shares of BRPM Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, BRPM Class A common stock is classified as stockholders’ equity. BRPM Class A common stock features certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, as of March 31, 2022 and December 31, 2021, 17,250,000 shares of BRPM Class A common stock subject to possible redemption at the redemption amount were presented at redemption value as temporary equity, outside of stockholders’ equity on our condensed balance sheet.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be approved by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our IPO or until we are no longer an “emerging growth company,” whichever is earlier.

Recent Accounting Pronouncements

BRPM management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on BRPM’s financial statements.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial agreements involving assets.

BUSINESS OF NEW FAZE

Our Company

FaZe is a digitally native lifestyle and media brand founded and rooted in gaming and youth culture. Since our grassroots beginning, FaZe has expanded to become a voice for Gen Z and Millennials, which are key demographics that we believe will continue to drive global consumption of our content for years to come. FaZe has established a global platform with a reach similar to that of a major media conglomerate and the ability to monetize its audience across a variety of products and services.

Our History

FaZe Clan was founded in 2010 by a group of five friends who met online playing Call of Duty and bonded over recording their gameplay and commentary while playing video games. Over the last 10 years, we have evolved our business from a group of friends earning YouTube AdSense dollars to an established institution with several revenue streams including brand sponsorships, content, consumer products, and international markets. FaZe has become one of the defining youth culture brands for Gen Z and Millennials and is a at the forefront of the global creator economy — an industry centered around innovative digital content development fueled by social media influencers, creators, and businesses — with a talent roster of over 100 core personalities consisting of content creators, Esports professionals and celebrity/athlete/musician collaborators.

2010	• FaZe founded as a group of trickshotters
2011	• First Esports team (Call of Duty)
2012	• FaZe YouTube hits 1 million subscribers (one of the first Esports teams to reach that milestone) • Signed sponsorship deal with G Fuel
2014	• First YouTube gaming creator house
2016	• 100 million+ Total Reach across Twitter, Instagram, TikTok, YouTube and Twitch
2017	• First international Esports championship (CSGO)
2018	• Lee Trink becomes FaZe CEO • Signed first female recruit Ewok
2019

•   Announced creative collaboration with Manchester City

•   Signed sponsorship deal with Nissan

•   Enter Call of Duty League with Cox via Atlanta FaZe

•   200 million+ Total Reach across Twitter, Instagram, TikTok, YouTube and Twitch

•   Sold out Champion collaboration at ComplexCon/Shut down NY block pop up around FNCS

•   Offset joins FaZe as a collaborator

•   Nickmercs joins FaZe as a content creator

2020

•   Juice WRLD collaboration sells $1.7 million+ in 24 hours

•   Swagg joins FaZe as a content creator

•   First FaZe 5 contest, with over 200K applicants

•   Twitter publishes article naming FaZe Clan most talked about Esports team on Twitter

2021

•   Signed and developed Nuke Squad

•   Crashed NTWRK app with our Murakami collaboration, selling $1.2 million+ in less than 4 hours

•   Featured on the cover of Sports Illustrated

•   350 million+ Total Reach across Twitter, Instagram, TikTok, YouTube and Twitch, 10 million+ followers on FaZe Instagram

•   Signed sponsorship deals with McDonald’s and General Mills

•   Collaboration with DC Comics/Batman

2022

•   Approximately 500 million Total Reach across Twitter, Instagram, TikTok, YouTube and Twitch, 10 million+ followers on FaZe Instagram

•   Announced joint marketing initiative with the National Football League

•   Snoop Dogg (FaZe Snoop) joins FaZe as a member and collaborator

•   FaZe Deestroying joins FaZe as a content creator

•   Signed sponsorship deals with Ghost Energy and Door Dash

•   Signed apparel collaboration with Disney for “Mickey On The Grid” and merchandise collaboration with Naruto Shippuden

•   FaZe wins PGL Major Antwerp 2022

Platform

FaZe is a digital-native lifestyle platform building a global creator economy — an industry centered around innovative digital content development fueled by social media influencers, creators and businesses who monetize their content online. We produce premium content, design merchandise and consumer products and create advertising and sponsorship programs for leading national brands. Our premium brand, world class talent network and our engaged and growing audience drive our platform and interact with each other to create value and attract new talent and fans.

Brand

The FaZe brand began as a gaming-specific brand, but as the business and industry have evolved, we have transformed into what we believe to be one of the most well-known youth culture and lifestyle brands. We believe that the FaZe brand is among the most recognized and engaged brands across both Esports and traditional sports, with more cross-platform actions on social media than the next eight Esports organizations combined and the third most cross-platform actions across all individual U.S. sports teams according to Shareablee. The strength of our brand is instrumental in driving audience growth, attracting new talent, brand sponsors and collaborators to the FaZe platform and supporting business expansion into new markets.

We have differentiated our brand through our long tenure in the industry, the authenticity of our brand and community, and our reach beyond gaming. We were an early mover in online video game and youth culture, which we believe gives us a longer track record in the industry than many of our peers and a leading role in shaping the industry as it exists today. Our pioneering role in the video game content industry has allowed us to expand our focus to broader youth culture as the games industry grew and became a core part of youth and online culture. Our long history of success in the industry and investment in building a long term sustainable platform has established our credibility to interact with our audience with authenticity.

Talent Network

FaZe Clan has established a diverse and culturally relevant talent roster of over 100 core personalities across content creation, Esports and celebrity affiliates. Our founding members, Thomas Oliveira (“FaZe Temperrr”), Richard Bengtson II (“FaZe Banks”), Nordan Shat (“FaZe Rain”), Sabastian Diamond (“FaZe Cbass”) and Yousef Abdelfattah (“FaZe Apex”) are recognized as pioneers and trend setters in the industry and remain active members of FaZe. As we have grown our talent roster, we have made sure to not rely on any single individual to carry the brand, but rather have worked to develop a broad talent base, where each person is able to establish and grow their own personal brand and following within the overall FaZe platform. We work with our talent to create new content and connect with new audiences, leading to growth in our overall reach. Each member of our roster serves as an important piece in the puzzle of FaZe’s big picture content platform and most of our fans engage with multiple members of our talent roster.

Our content creators are individuals that create gaming and lifestyle-related content for people to watch on platforms such as YouTube, Twitch, Facebook, Instagram and Twitter. The content we create is generally unscripted and includes game and non-game based content, livestreams and vlogs. Our content creators maintain a high level of engagement with their audiences through the comments and chat function of the video platforms and by maintaining an active social media presence. Many of our content creators livestream content over 300+ days a year. With their continual creation of content and daily interactions with fans, our content creators are one of the strongest touchpoints between the FaZe brand and our audience.

Our talent agreements generally follow a standard form that provides: (i) for an initial term of two years, subject to month-to-month automatic renewal thereafter; (ii) that FaZe shall be the sole and exclusive manager of the talent, providing facilities and certain mutually agreed upon resources such as sales personnel, opportunities to create and share content on FaZe channels and platforms and advice on promotional and business relations and practices; and (iii) that the talent shall post to social media, participate in FaZe social media interactions, engage in productions with FaZe, generally support FaZe and its projects and split revenue generated by such activities with FaZe. For the three months ended March 31, 2022, one content creator accounted for approximately 26% of our total revenue. For the year ended December 31, 2021, the same content creator accounted for approximately 22% of our total revenue, of which approximately 8% represented a one-time payment to FaZe for the sale to a third party of a five-year exclusive license with respect to certain historical content posted to YouTube by the content creator prior to March 2021. This content creator or other FaZe talent may generate significant revenue in the future as a result of similar one-time sales of licenses to third parties with respect to certain content or as a result of participation in other one-time or limited events.

We have over 70 Esports/gaming professionals who are members of one of our ten professional Esports teams that compete regionally and globally for Esports championships and prize pools. Our Esports and gaming professionals compete globally in Counter Strike Global Offensive, Call of Duty, Fortnite, PUBG, PUBG Mobile, Halo, FIFA Online 4, Rainbow Six Siege, Valorant, and Rocket League. Generally, our Esports professionals focuses on professional competitions rather than content creation. However, a few of our Esports professionals are also content creators, such as Mongraal, who has over 15 million fans across Twitter, Instagram, TikTok, YouTube and Twitch Our integrated platform allows us to offer our Esports professionals the opportunity to become content creators once their professional playing career is over, which we believe not many of our competitors have the infrastructure to facilitate. Our ability to transition Esports professionals to content creation helps FaZe retain talent and the audience we have built up, provides continuity on the platform and also elongates the lifespan of a professional gamer, offering new ways to bring in revenue for themselves as well as the Company.

As FaZe has grown as an organization and attained broader mainstream appeal in recent years, celebrities, athletes, and musicians who are also passionate gamers expressed interest in joining the FaZe community and partnering with us. We saw an opportunity to expand our talent roster to include these people that loved gaming and wanted to be a part of FaZe Clan. To date, we have partnered with celebrity collaborators including musical artists Lil Yachty and Offset (from Migos), NFL star Kyler Murray and basketball prospect LeBron James Jr. These celebrities play games and interact with content creators and take part in creating lifestyle and games content videos. We believe that FaZe’s affiliation with these celebrities is mutually beneficial, as the celebrities receive exposure to a broad, young audience and a platform for monetizing their interest in games and youth culture. Meanwhile, we are able to further elevate the FaZe brand and expand our audience by accessing the celebrities’ fanbases. These relationships have further legitimized our position as a brand which consumers look to for lifestyle advice and new trends, as well as a place where our audience can interact with some of the world’s best athletes. All the celebrity talent with whom we have collaborated originated as fans of the brand before they collaborated with FaZe. As celebrity talent helps grow our brand awareness, we believe these collaborations will support a natural talent acquisition pipeline and improve our overall relationship retention.

Audience

We have established a large and engaged global audience, with a Total Reach of approximately 500 million fans globally as of March 31, 2022. Many of our fans have been following the brand since its inception over ten years ago, and they look to FaZe as a curator of culture.

Our target audience are members of the Millennial and Gen Z generations globally, and according to our analysis of YouTube data, 80% of our audience is between the ages of 13-34 years old. The younger generations that make up our core audience will continue to grow in terms of spending power and importance to the global economy; based on a Bank of America Report, by 2030, Gen Z consumers are estimated to account for $33 trillion of global income. Our core audience came of age in a highly-connected, digital world and have consumption preferences we believe that make them difficult to reach for established, large-scale brands and traditional media platforms. A Ypulse survey indicates that 49% of Gen Z receive their news from social media outlets and a Bank of America report found 40% prefer hanging out with friends virtually, 61% prefer to watch Esports over traditional sports, and on average individuals watch 68 videos per day.

We have cultivated a strong and engaged fanbase among these generations by engaging with our audience across the most popular digital platforms. As of March 31, 2022, we have a Total Reach of approximately 500 million fans across Twitter, Instagram, TikTok, YouTube and Twitch and 130.5 million Aggregate YouTube Subscribers, representing year-over-year growth of 2%. For additional information on the terms Total Reach and Aggregate YouTube Subscribers, as well as our other key performance indicators, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FaZe — Key Performance Indicators.” Our typical audience member engages with FaZe across three different platforms. We track impressions across social media platforms, which represents the number of times a piece of content is displayed on social media, no matter if it is clicked or not and engagements, as described in section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FaZe”. We also track certain metrics across our YouTube and Twitch platforms, including views and subscriptions. In 2020, we reached 1 billion+ YouTube cumulative lifetime views and over 700 million Instagram cumulative lifetime views. For the three months ended March 31, 2022 and the year ended December 31, 2021, we saw growth of approximately 0.6% and 6% in our cumulative YouTube views, respectively, and growth of approximately 18% and 66% in our cumulative Instagram views, respectively.

We believe the FaZe platform can be a facilitator for other brands that want to reach our core consumers and, more broadly, serve as a conduit between the digital and real world.

Monetization

Brand Sponsorships

The FaZe platform provides brands and advertisers with the ability to reach and engage with our young and engaged audience base. We work with brands to provide targeted solutions that meet their needs by leveraging our breadth of sponsorship inventory that includes sponsorship of FaZe Esports teams, branded content featuring popular FaZe content creators, livestreaming within a gaming destination where millions tune in to watch their favorite streamers, social activation across our footprint of approximately 500 million Total Reach on Twitter, Instagram, TikTok, YouTube, and Twitch, and media amplification to provide increased reach to brands own content. We believe that, as the reach of the FaZe brand expands, our value proposition to advertisers will also continue to improve. We continue to explore new solutions for brands and advertisers to capitalize on significant demand to access both being associated with the FaZe platform and our audience.

The primary brand sponsorship products that we offer to advertisers are brand deals and talent deals. Brand deals comprise the largest portion of our Brand Sponsorship business and typically present strong unit economics for us. Brand deals are made through the FaZe sales team and provide the brand with category exclusivity across the FaZe platform, including the full roster of FaZe talent. Brand deals account for the largest individual deals we enter into and are generally with larger, blue chip sponsors and are at least one year in duration. Talent deals are typically smaller in size than brand deals and are made directly with individual FaZe talent to promote a brand or product within content created by the selected talent. For example, FaZe Rug had a smaller scale G Fuel deal in addition to FaZe’s broader brand deal. Talent deals are often from niche sponsors and on a month-to-month basis.

One of our first sponsorship arrangements, which expired by its terms in February 2022, was a Merchandising License Agreement with G Fuel LLC and two G Fuel Marketing Campaign letter agreements with a marketing company, each for the benefit of G Fuel (collectively, the “G Fuel Sponsorship Agreement”). For the year ended December 31, 2021, the G Fuel Sponsorship Agreement represented 12% of our total revenue. Each G Fuel Sponsorship Agreement had a term of one year commencing February 7, 2021. Under the G Fuel Sponsorship Agreement, (i) G Fuel had a worldwide right and license to use the marks, logos, likenesses, content and other intellectual property and merchandising of FaZe and certain of its members and Esports professionals (the “FaZe IP”) in exchange for a royalty paid to FaZe per G Fuel hydration ready-to-drink can or other mutually agreed product sold via use of FaZe IP, and (ii) FaZe and certain of its members and Esports professionals promoted G Fuel, to the exclusion of any other energy drinks, dietary supplements, shaker cups or related hydration or non-hydration products, by posting about G Fuel, wearing its apparel and featuring it in livestreams and other events, in exchange for annual fees paid to FaZe. Although we chose not to renew the G Fuel Sponsorship Agreement, in 2022, we entered into a new sponsorship agreement with a different company in the energy drink space.

As we have grown our audience and recognition of the FaZe platform, we have broadened our sponsorship portfolio from primarily sponsors endemic to gaming to mass-market sponsors across the food and beverage, auto, and technology industries, including, most recently, well-known sponsors DraftKings, McDonalds, Ghost Energy and Door Dash. We have also recently expanded our sponsorship portfolio to include sponsors in new industries, including MoonPay, a global crypto payments infrastructure provider. We have consistently expanded our sponsor base with limited turnover, growing to nine Significant Sponsors as defined in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FaZe.” Increased segmentation and specialization within markets has expanded our available advertising and sponsorship inventory by increasing the number of different categories, providing additional opportunities for brands to associate with the FaZe brand, while also enabling us to increase the density of the FaZe sponsorship footprint. Going forward, we do not expect any individual sponsorship agreement to generate 10% or more of our total revenue.

Content

Today, FaZe’s content is most prevalent across social media platforms such as YouTube, Twitch, Instagram, TikTok, Twitter and Facebook, where we produce mostly short-form digital content. We release our content at the brand level through our owned pages and channels and oversee the content our talent releases on their own accounts to form a broad and diverse content network. Our content network primarily generates revenue through digital advertising, but also indirectly benefits our other businesses by growing our brand awareness and our audience. We utilize search engines such as Google, Bing and Yahoo! to direct a significant amount of traffic to the social media platforms we use.

We are transforming our content production business by leveraging our talent and audience to expand our ownership of intellectual property, reach new platforms and create content across genres. In 2021, we expanded our content capabilities to include music, podcasts, documentaries, films and series and plan to continue expanding across formats and genres. With our expansion into new formats and creation of new distributor relationships, FaZe has the opportunity to improve unit economics and monetization. As we prepare for the next phase of our content growth, we are highly focused on owning and operating our intellectual property, creating a diversified content library and diversifying into different content verticals across a wide array of platforms.

FaZe is positioned to activate its brand across scripted, unscripted and live programming. The FaZe team has expertise across a broad selection of unscripted categories including competition shows, comedy, lifestyle programming and docuseries. In addition to the in-house talent that already existed on the platform, we have hired key creatives and are actively engaging with elite writing and producing talent throughout the entertainment industry to develop engaging scripted programming that expands beyond the scope of unscripted narratives.

The FaZe roster of established talent and our large audience provides us with a natural advantage in creating companion content to enhance the value of our other business lines such as livestreaming of Esports competition and in person fan events that increase engagement with fans and sponsors. Our ongoing engagement with the FaZe audience also allows us to test appetite for new content concepts at negligible cost. Successful concepts are iterated and improved, drawing larger audiences to further activate our fanbase and develop repeatable strategies.

In January 2022, we announced a new series, “FaZe 1: Powered by Moonpay,” which will have 20 finalists livestreamed on Twitch 24 hours a day for 15 days in a reality show-based setting as they compete for a spot on the FaZe roster and a cross-promotional signing bonus. On May 11, 2022, we paused production on FaZe 1 due to an outbreak of COVID-19, in accordance with FaZe’s and the CDC’s health and safety guidelines. Production resumed on May 22, 2022 and the winner was announced on May 26, 2022.

We currently generate a portion of our revenue from our produced content primarily in the form of advertising on other platforms such as Twitch and YouTube. We also receive a share of the digital advertising money generated by our owned channels and our content creators’ channels on third-party platforms. In addition, we have generated revenue by licensing FaZe content to third parties. For example, on April 1, 2021, FaZe entered into a Content License Agreement (the “Content License Agreement”) with Tailfin Fund I, LLC (the “Licensee”), pursuant to which FaZe received a one-time fee of $4,500,000 for granting to Licensee an exclusive, non-transferrable right and license for a term of five years to collect all advertising revenues generated from views of content posted to the YouTube channel of one content creator from its inception through February 28, 2021. Additionally, for the duration of the term and three months thereafter, FaZe granted to Licensee a right of first refusal and Licensee granted to FaZe a matching right with respect to offers to monetize, license, sell or assign any FaZe content not covered by the Content License Agreement initially. We currently expect these revenue opportunities to continue in the future. As our content business continues to evolve, we believe our monetization will expand to new avenues as well. With increasing longer-form content and access to distribution media, we believe we will have an opportunity to generate revenue from our intellectual property and created shows, live events, podcasts, and docuseries.

Consumer Products

We are able to leverage our brand, talent and audience to drive consumer product sales across a variety of categories and distribution channels. We design and sell merchandise, apparel and consumer products, and have strong direct-to-consumer relationships through our website, www.fazeclan.com, where we predominantly make our sales and fans can easily select and purchase their favorite products.

We currently sell consumer products across FaZe-branded, player lines, and collaboration categories. FaZe-branded products are goods or apparel displaying the FaZe logo. FaZe-branded products are developed in response to our Esports success, content offerings, and expansion of the FaZe brand in order to meet demand from our expanding audience. These products are similar to offerings from other professional sports teams and are available through our digital storefront on our website to give fans consistent access to FaZe products. Player lines feature specific brands of certain FaZe talent members. Player lines have expanded as we develop and sign additional talent and carry talent-specific branding, such as “Nuke Squad,” a group of our content creators who frequently collaborate together.

Collaborations are created through partnerships with lifestyle and culture brands. We have a strong history of collaborations that have expanded the reach and staying power of the FaZe brand. Our collaborations are typically partnerships or co-branding releases with other well-known brands that drop or release for a limited amount of time and with scarce quantity to create high levels of excitement and exclusivity. Our collaboration strategy has proven effective, as it has exposed us to new audiences and reinforced our status as a premier lifestyle brand, with drops often selling out in a matter of minutes or hours. Our collaborations and drops are selected with extreme care to ensure the strength of the FaZe brand and provide products that excite our audience.

FaZe’s first collaboration was with Champion in 2018, which provided cross-audience exposure to both brands. In 2019, we expanded our collaboration ambitions across additional premium culture brands and teamed up with Clot, Kappa, and Lyrical Lemonade on consumer product drops. In 2020, we expanded our reach across top culture brands with collaborations with rapper Juice WRLD, Be@rbrick and Anti Social Social Club and across mainstream sports with Manchester City and the NFL. Our collaborations in 2020 produced several highlights including our Be@rbrick product selling out in less than a minute, Sports Illustrated generating 131 million media impressions to date and Juice WRLD selling $1.7 million+ of merchandise in 24 hours as our most successful collaboration to date. This momentum has carried forward into 2021, evidenced by our recent collaboration with Takashi Murakami, which sold $1.2 million+ of merchandise in less than 4 hours and crashed our licensing and manufacturing vendor NTWRK’s app. In September 2021, our collaboration with DC Comics for a FaZe Batman issue was announced, further enhancing the cross-platform and genre appeal of FaZe’s talent and content. In May 2022, we announced our newest collaborations to date, including a line of apparel featuring a reimagined, digitized version of Mickey Mouse, “Mickey On The Grid,” designed in partnership with Disney, and a merchandise collaboration with Naruto Shippuden, a well-known anime series. Our carefully crafted consumer products strategy has allowed us to engage with our fans and grow the FaZe brand through limited drops that maintain excitement for our goods. We are currently at an inflection point where our increased investment in the business allows us to explore opportunities to expand across additional verticals and distribution channels to improve monetization on the FaZe brand. One area that we are considering, which has the potential to considerably increase the reach of our consumer products business, is entering into retail, where we could distribute a selection of products through traditional physical retail outlets. In addition, we have the opportunity to expand the types of consumer products we sell, branching into areas such as computer peripherals, which offer natural crossover with our audience’s demand and strong unit economics.

It is imperative that as we expand our market share and take steps to maintain our premium brand position. To accomplish this, we are exploring bifurcated product lines across scaled production and premium items. Mass-produced items would be widely available and improve our brand awareness, while premium items would have limited stock and maintain our status as an exclusive brand. This will allow us to maintain exclusive and limited distribution of key items and continue to bolster the FaZe brand through select collaborations.

Esports and Gaming

FaZe has competed professionally in Esports for over nine years, and we continue to develop and recruit premiere talent to drive strong tournament results and our overall engagement. Our elite Esports teams compete at the highest level across ten popular video game titles and have won 32 championships since 2011.

In addition to the revenue it generates, our Esports and Gaming business serves as an important tool to continue to build and reinforce the FaZe brand, particularly in international markets where Esports are widely followed. The success of our ten teams across Call of Duty, CSGO, Valorant, Rocket League, PUBG Mobile, PUBG, Halo, FIFA Online 4, Fortnite, and Rainbow Six Siege draws new fans into the FaZe ecosystem and serves as a means of cost-effective marketing for the FaZe brand. Single events in the space can create broad ripple effects, such as the recent 2021 Call of Duty League Championship, which generated 66 million impressions and 1.4 million engagements for FaZe across all of our social media networks and channels.

Our Esports and Gaming business generates revenue across several verticals including prize money, digital items, league participation and transfers. Due to strong team success, tournament winnings currently makes up the largest portion of Esports/Gaming revenue. Going forward, digital items (including in-game sales of digital skins, wardrobe and other FaZe-branded items) are expected to become an increasingly important revenue stream as more games offer these opportunities to us. League participation revenue is generated as revenue share from closed leagues that FaZe participates in, such as the Call of Duty League. Transfers represent one-off revenue payments when transferring a player to a peer organization and are dependent on player performance and roster construction.

We constantly evaluate opportunities to expand our Esports and Gaming platform through producing content by playing new games and sharing content in new geographies. When selecting new games, we consider game popularity, ability to compete with similar titles of the same genre, league structure, game publisher, profitability and revenue potential, among other things. We prefer mainstream games with global audiences to maximize the exposure our brand gains from fielding a team. Games with strong international audiences provide us with a chance to tap into new markets and expand our global presence. We prioritize winning first and foremost in order to maintain our status as a premiere Esports organization, and we will only enter a league if we believe we are able to put together and maintain a consistently competitive roster. We have generally preferred open leagues instead of closed leagues in order to minimize upfront capital required and risk, but we evaluate closed leagues with particularly attractive characteristics across other aspects, such as competition in extremely popular games. The credibility of game publishers is also important, as we need to trust them to maintain and grow the game and Esports ecosystem. When evaluating the profitability and revenue potential of a game, we focus on the availability of branded digital items, potential for expansion of under-monetized media rights, and competitive prize money opportunity primarily with consideration for additional upsides such as franchise value appreciation.

Growth Verticals

International

We believe international markets present a large and untapped opportunity for us to expand and replicate our current strategy abroad. FaZe has a global audience, with approximately 45% of our audience viewing from outside North America as of the three months ended March 31, 2022, but 22% of our revenue was derived from outside North America for the same period. We are working to build the infrastructure necessary to monetize our brand and grow brand awareness outside of North America, and we have begun our international expansion plan in select pilot markets with plans for a significant rollout in 2022. Our pilot markets are Europe, Brazil and Thailand, where we currently have a nascent international talent presence. In Europe, we have professional teams in FIFA, PUBG, CSGO, and Fortnite, in Brazil we have a professional Rainbow Six Siege team and in Thailand we have a professional PUBG Mobile team. Our European presence is largely centered around our professional teams with select hybrid content creators producing more general content, while our presence and content in Brazil and Thailand are exclusively focused on our professional teams.

We plan to expand global presence of the FaZe brand in specific international markets (physical and virtual), following the same strategy we have successfully executed in North America, which is to develop and sign international and regional talent and expand our content platforms to produce targeted content for each geographic area. We will also seek out top local partners only when we believe we will be able to maintain the authenticity and power of our brand. We are also exploring opportunities across Asia, the Middle East, and Latin America and our goal is to have a global presence on par with our global audience by the end of 2022.

Emerging Monetization Areas

Our differentiated platform that is positioned at the forefront of modern content creation, coupled with our direct insight into the trends that matter to our audience and fanbase, allows us to constantly evaluate current and future trends, stay on top of the latest developments in the digital space and position ourselves to capitalize on these trends. Keeping up with digital evolution has brought us to where we are today and has allowed us to expand from a grassroots content producer into a platform with multiple verticals that are able to take advantage of our strong relationship with our audience. We believe we can continue to position the FaZe brand to benefit from the evolving digital and youth trends given our experienced management team and the wealth of information our platform provides us.

FaZe’s experience growing as a company in a digital world and the trust we have earned from our fans and talent enable us to try new ventures quickly and cost effectively. We benefit from ongoing feedback and engagement from our audience and talent that allows us to iterate and optimize new products and services. We have a track record of being flexible and quickly adapting to capitalize on new monetization opportunities through the expansion of existing businesses or entry into entirely new businesses. For example, we have adapted to changes in content consumption trends by greatly expanding our content monetization strategies to include new mediums such as music, podcasts, documentaries, films and series.

We have identified potential opportunities in subscription offerings, real money gambling, live events, fan clubs, virtual dining concepts, game publisher collaborations and the general growth and adoption of the metaverse, an interconnected digital reality. We believe new monetization of existing intellectual property and audience relationships in areas such as digital goods, live events, fan clubs and virtual dining concepts are accessible in the near term due to the credibility we have built with our fans. In the near and longer term, we expect to take advantage of broader trends such as the growth of the metaverse in the digital economy and the associated increase in importance of technologies such as blockchains, virtual reality and augmented reality. As FaZe expands, opportunities in new verticals such as digital goods, subscription content offerings, real money gambling and game publisher collaborations are natural extensions of our current platform that we may in the future explore. We believe that these emerging opportunities and additional digital trends that have not yet revealed themselves may offer significant growth opportunities for us.

Mergers and Acquisitions

We believe our platform, strong brand, established audience and deep talent roster position us well to pursue growth through acquisitions, by aiding in identifying potential targets and creating value post-acquisition. Our team maintains consistent dialogue with potential targets in order to establish a strong pipeline of future opportunities. Our position in popular youth culture and our ongoing engagement with our audience provides us with unique insights and capabilities to identify emerging trends and market opportunities that we intend to leverage when identifying potential targets. We are open to pursuing a variety of different transaction structures including control acquisitions, joint ventures and minority investments. Our management team and board members have significant experience in mergers and acquisitions which we believe will allow us to execute transactions in an efficient and value accreting manner.

Our mergers and acquisitions strategy will focus on targets that can benefit from exposure to our audience and association with the strength of the FaZe brand and talent roster. We believe that once we acquire a target, we can utilize our talent, platform and brand to pursue effective cross-promotion and monetization opportunities that drive growth and create value. As our revenues are growing through adding new monetization opportunities, we believe we are well-positioned to integrate potential targets into our platform.

Areas we currently view as priorities for our M&A strategy include consumer products, international, and content. In consumer products, we are interested in up and coming brands and companies that we are able to identify through our talent network or brands and companies in product categories that we do not currently participate in, that we believe would expand our addressable market and benefit from an affiliation with us. In International we are interested in Esports and content targets that will accelerate our entry into and growth in new markets. In Content we are interested in intellectual property, new talent and production capabilities that are aligned with our strategy of growing the depth and breadth of content we produce and increasing our portfolio of owned intellectual property.

Industry

Content

Content and intellectual property has continued to become more important across the media landscape. Growth in the number of distribution platforms with the advent of streaming has increased demand for, and spend on, video content. Aggregate content spend for top 10 media/streaming platforms is expected to grow from $46 billion in 2010 per company public filings to $129 billion in 2024 per a Wells Fargo report. Meanwhile, content consumption is expected to shift away from traditional medium to digital verticals such as streaming, social media and games, with the proportion of viewership on digital media platforms growing from 49% of total to 64% from 2017 to 2023 per eMarketer. Viewership on traditional distribution channels such as television is becoming increasingly concentrated in older viewers with Nielsen reporting only 40% of television’s viewers under age 35, as compared to 80% for FaZe. We believe FaZe is well-positioned to take advantage of these trends as a digitally native content creator with a diverse array of productions that are targeted towards a young audience.

Esports and Gaming

Gaming represents a dominant form of entertainment globally and in particular for younger generations. According to Deloitte, for Gen Z, video games are the preferred source of entertainment, with 26% selecting video games as their favorite activity 12% more than the second favorite source, music, at 14%. Games have also become a focal point of the new digital lifestyle with events in games and content based on games drawing strong engagement. According to Reuters, Travis Scott’s Fortnite concert drew 28 million live in-game participants and had 167 million YouTube views as of October 2021, and virtual K-pop Girl Group K/DA had over 450 million views on their most popular YouTube video as of October, 2021. FaZe is well-positioned as the video games space continues to draw the interest of the world and content rooted in it supports events with mass appeal.

The global video game market is massive and growing rapidly, and IDC data size it at $291 billion in 2020 with expected growth to $421 billion in 2024, representing a CAGR of 10%. According to IDC data, 82% of the video game market is outside of the United States.

The Esports market is less mature than the video game market as a whole, but draws significant engagement and is poised for growth. According to NewZoo, the Esports industry reached 436 million viewers in 2020, a 10% increase over 2019 figures. According to NewZoo, by 2024, the industry is expected to attract 577 million viewers, representing an 8% CAGR since 2019. FaZe is prepared to grow with the video games and Esports markets both domestically and abroad.

Intellectual Property

The recognition of the FaZe brand is an important component to our success. We have obtained a set of intellectual property registrations and applications, including for the FaZe brand, throughout the world.

We police our trademark portfolio globally, including by monitoring trademark registries around the world and investigating digital, online and common law uses in order to learn as soon as possible whether the relevant parties engage in or plan to engage in conduct that would violate our valuable trademark rights. We monitor registries through the use of robust international subscription watch services, supplemented by periodic manual review. We typically discover or are informed of infringing uses of our trademarks through our internal policing system or by our employees.

We investigate and evaluate each instance of infringement to determine the appropriate course of action, including cease and desist letters, administrative proceedings, cybersquatting actions or infringement actions, if any. Wherever possible, we seek to resolve these matters amicably and without litigation.

In an effort to ensure that registries in countries where we operate or intend to operate remain clear of infringing trademark registrations, we frequently file opposition actions, cancellation actions and other administrative proceedings around the world.

Our Employees

As of the three months ended March 31, 2022, we had 106 total employees, of which 103 were employed by us on a full-time basis, as well as 182 independent contractors. As of the year ended December 31, 2021, we had 105 total employees, of which 100 were employed by us on a full-time basis, as well as 172 independent contractors.

Property

Our principal business operations are located in Los Angeles, California. We lease space in Los Angeles and we intend to acquire additional space as we add employees and expand geographically.

Legal Proceedings

We are engaged in the defense of certain claims and lawsuits arising out of the ordinary course and conduct of our business and have certain unresolved claims pending, the outcomes of which are not determinable at this time. We have insurance policies covering certain potential losses where such coverage is available and cost effective. In our opinion, any liability that might be incurred by us upon the resolution of any claims or lawsuits will not, individually or in the aggregate, have a material adverse effect on our financial condition or results of operations.

Security, Privacy, Data Protection and Regulatory Matters

The digital content and entertainment industry and the markets in which we operate are new and developing and, as such, are not heavily regulated at this time. There are inherent risks and uncertainties associated with operating in new and developing industries and markets, especially as the laws and regulations regarding these industries and markets are also developing and changing. Although we are not currently subject to significant government regulation, the scope and interpretation of the laws that are or may be applicable to us in the future are uncertain and may be conflicting in different jurisdictions in which we operate; as a result, we may come under increased regulatory scrutiny which may restrict the digital content and entertainment industry and associated markets, including with respect to talent management, rights of publicity, intellectual property, consumer protection electronic commerce, advertising, targeted, electronic or telephonic marketing, competition, data protection and privacy, data localization, anti-corruption and bribery, content regulation, taxation, labor and employment, securities regulation, financial reporting and accounting and economic or other trade prohibitions or sanctions or other subjects. Many of these laws and regulations are still evolving and being tested in courts and could be interpreted and applied in a manner that is inconsistent from jurisdiction to jurisdiction and inconsistent with our current policies and practices and in ways that could harm our business. In addition, the application and interpretation of these laws and regulations may be uncertain, particularly in the new and rapidly evolving industries in which we operate, and new laws or adverse findings of law regarding the characterization of the type of business FaZe operates could alter our legal and regulatory burden.

Furthermore, the growth and development of electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies such as ours that conduct business through the internet and mobile devices. The costs of complying with such laws and regulations may be high and are likely to increase in the future, particularly as the degree of regulation increases, our business grows and our geographic scope expands. Further, the impact of these laws and regulations may disproportionately affect our business in comparison to our peers in the technology sector that have greater resources. Any failure on our part to comply with these laws and regulations may subject us to significant liabilities or penalties, or otherwise adversely affect our business, financial condition or operating results.

Although we are not heavily regulated at this time, we rely on a variety of statutory and common-law frameworks and defenses relevant to the content we produce and make available on various third-party platforms, including the Digital Millennium Copyright Act, or DMCA, the Communications Decency Act, or CDA, and the fair-use doctrine in the U.S., and the Electronic Commerce Directive in the E.U. However, each of these laws is subject to uncertain or evolving judicial interpretation and regulatory and legislative amendments. If the rules, doctrines or currently available defenses change, if international jurisdictions refuse to apply protections similar to those that are currently available in the U.S. or the E.U., or if a court were to change the application of those rules to us and the third party services upon which we rely, we and such third parties could be required to expend significant resources to try to comply with the new rules or incur liability, and our business, revenue and financial results could be harmed.

Non-compliance with any applicable laws and regulations could result in penalties or significant legal liability. We take reasonable efforts to comply with all applicable laws and regulations, and will continue to do so as our regulatory burden changes, but there can be no assurance that we will not be subject to regulatory action, including fines, in the event of an incident. We or our third-party service providers could be adversely affected if legislation or regulations are expanded to require changes in our or our third-party service providers’ business practices or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our or our third-party service providers’ business, results of operations, or financial condition. In addition, government authorities outside the U.S.

may also seek to restrict or block access to our content, platform or website, or to application stores or the internet generally, or require a license therefor, and to the hosting, production or streaming of certain content or impose other restrictions that may affect the accessibility or usability of our content in that jurisdiction for a period of time or indefinitely. For additional information, see the section titled “Risk Factors — Risks Related to FaZe — Risks Related to FaZe’s Legal Proceedings and Regulatory Matters.”

Our privacy policy describes our practices concerning the use, transmission and disclosure of consumer information and is posted on our website. For additional information, please see the section titled “Risk Factors — Risks Related to FaZe — Risks Related to FaZe’s Legal Proceedings and Regulatory Matters.”

Competition

Our business is rapidly evolving and we compete against a vast variety of fragmented firms across multiple industries, including well-established lifestyle brands, long-standing players in the media industry, traditional sports leagues, and new entrants challenging our position in the Esports and gaming industry. We face significant competition from both online and offline competitors primarily on brand awareness, content quality and breadth, and the speed at which we can continue to keep pace with the evolving preferences of our target consumers. While we believe that we compete favorably across these factors taken as a whole, new competitors will likely continue to emerge, and these competitors may have greater financial resources or brand awareness than we do.

COVID Impact

The COVID-19 pandemic, which began in March 2020, stopped live events and provided headwinds in many industries; however, some businesses, such as Esports and digital content, benefitted from stay-at-home orders. Prior to the pandemic, online culture had been steadily gaining popularity as Gen Z and Millennial audiences continued to grow. At the start of the pandemic, with people around the world being ordered to remain in their homes in most places, many turned to playing video games and watching YouTube and Twitch streamers. As a result, the already-growing online gaming and digital content industries saw a major uptick in video game usage, streaming viewership, content viewership, console sales, and more users on many gaming platforms. This helped further accelerate the pre-pandemic growth in popularity of our content creators and the FaZe content channels, and made the content we offer a bigger part of mainstream digital entertainment. On average, our content creators have seen an increase in viewership since the start of the pandemic and while still strong, viewership on FaZe’s YouTube channel and certain of FaZe’s talent YouTube channels is down from the highest levels experienced during pandemic stay-at-home measures. In addition to the boost we saw from changed consumer behavior under stay-at-home orders, being digitally-native allowed us to continue producing new content, interacting with our fans, and building our audience, as well as continuing to expand our brand relationships, despite the pandemic. For example, we secured important sponsorship deals at our brand level with DraftKings, McDonalds, and General Mills during the pandemic. The pandemic has presented, and continues to present, a period of accelerated interest in and growth of FaZe, and we expect that this interest and growth will continue as interest in Esports and digital content grows and more people learn about FaZe and become fans. Additionally, we expect that as the popularity of the FaZe brand continues to grow, we will continue to attract additional sponsorship deals at our brand level and further expand our fanbase.

On the other hand, Esports as a whole was negatively impacted by the COVID-19 pandemic, stemming mainly from a lack of in-person competitions. With fewer in-person competitions, there was less draw from audiences and reduced exposure for brands. With limited traditional sporting events allowed to be held during the spring and summer of 2020, consumers were still able to watch Esports events virtually. These events were largely still held, sometimes with adjustments such as professionals playing from their own houses or playing without fans present. Overall, according to NewZoo Esports viewers grew 10% in 2020 despite the pandemic and key events such as FaZe’s 30th championship at the Call of Duty League Finals were still able to draw large scale engagement. Certain of our live events and other events in which we participate have begun to resume at limited capacity, and we anticipate holding and participating in more live events in 2022. As live events continue to resume, we expect to see growth in viewership and attendance as compared to before the pandemic. However, on May 11, 2022, we paused production on our newest competition series, FaZe 1, in accordance with FaZe’s and the CDC’s health and safety guidelines due to an outbreak of COVID-19. Production resumed on May 22, 2022 and the winner was announced on May 26, 2022.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FAZE

The following discussion and analysis of the financial condition and results of operations of FaZe should be read together with FaZe’s financial statements and related notes included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the section entitled “Business of New FaZe” and “Unaudited Pro Forma Condensed Combined Financial Information.” The following discussion contains forward-looking statements that reflect future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside of FaZe’s control. FaZe’s actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this proxy statement/prospectus.

Unless otherwise indicated or the context otherwise requires, references in this FaZe Clan Inc.’s Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “FaZe,” “we,” “us,” “our” and other similar terms refer to FaZe prior to the Business Combination and to FaZe and its consolidated subsidiaries after giving effect to the Business Combination.

Our Business

We are a digitally native lifestyle and media brand founded and rooted in gaming and youth culture.

We are at the forefront of the global creator economy, which is an industry centered around innovative digital content development fueled by social media influencers, creators and businesses who monetize their content online. With a leading digital content platform created for and by Gen Z and Millennials, we have established a highly engaged and growing global fanbase, with social media reach (see our key performance indicator, “Total Reach”) of approximately 500 million as of March 31, 2022, including those of individual members of FaZe.

We reimagine traditional entertainment for the next generation, leading youth culture with transformative content, tier-one brand partnerships, a collective of notable talent, and fashion and consumer products.

We produce premium content, merchandise, and consumer products and create advertising and sponsorship programs for leading national brands. With approximately 80% of our audience between the ages of 13-34, we have unlocked key relationships with a coveted demographic that has long proven difficult to reach for traditional media companies and advertisers. We have multiple revenue streams including brand sponsorships, content, consumer products, and Esports, each of which are explained further in the section titled “Business of New FaZe.”

As the recognition of our brand is an important component to our success, we have obtained and protected a strategic set of intellectual property registrations and applications, including for our brand, throughout the world.

Our principal business operations are located in the United States, and we also have a location in Canada. We intend to acquire additional space as we add employees and expand geographically, including globally, by organic growth as well as acquisitive growth.

The following table summarizes our financial results for the three months ended March 31, 2022 and 2021. Quarter over quarter revenues and gross profit increased due to the growth of our business across our various revenue streams, in particular brand sponsorships, content and Esports fueled by the increasing prominence of our brand. At the same time, total expenses increased by a greater magnitude than revenues the first quarter of in 2022, and therefore net loss increased. See the “Results of Operations” subsection for further details. We expect the trend of increased expenses to continue through 2022, resulting in higher expenses than the projected expenses in the FaZe Forecasts as a result of higher than expected costs associated with investing in growth initiatives, our decision to hire more executives — including a Chief Operating Officer and the search for a Chief Commercial Officer to position the Combined Company with a strong corporate governance structure — and other employees as we scale, the accelerated pace of hiring executives and other employees, and costs related to being a public company, including directors’ and officers’ liability insurance. In addition, the production of original content is one of our target growth areas for 2022, and we are planning to increase our budget in excess of the amount forecasted to improve the quality of production and participating talent. We are also monitoring and evaluating emerging growth opportunities and believe some opportunities such as digital goods are growing more rapidly than expected, which may accelerate the timeline of our investment in these growth opportunities as early as 2022 and/or 2023. In the near and longer term, we expect to take advantage of broader trends such as the growth of the metaverse in the digital economy and the associated increase in importance of technologies such as blockchains, virtual reality and augmented reality. Investment in emerging opportunities comes with significant execution risk and may include direct costs relating to launching a new product or service, hiring employees, signing talent, and/or increases in marketing events and expense.

	Three months ended March 31,
(in thousands)	2022	2021
Total Revenues	$15,804	$9,846
Gross Profit	4,039	2,246
Net Loss	(9,541)	(5,703)
Adjusted EBITDA(1)	(6,304)	(4,577)

____________

(1)      Adjusted EBITDA is a non-GAAP financial measure. See “Non-GAAP Information” below for our definition of, and additional information about, adjusted EBITDA and for a reconciliation to net loss, the most directly comparable U.S. GAAP financial measure.

The following table summarizes our financial results for the years ended December 31, 2021 and 2020. Year over year revenues and gross profit increased due to the growth of our business across our various revenue streams, fueled by the increasing prominence of our brand. At the same time, total expenses increased by a greater magnitude than revenues in 2021, and therefore net loss increased. See the “Results of Operations” subsection for further details. We expect the trend of increased expenses to continue in 2022, resulting in higher expenses than the projected expenses in the FaZe Forecasts as a result of higher than expected costs associated with investing in growth initiatives, our decision to hire more executives — including a Chief Operating Officer and the search for a Chief Commercial Officer — and other employees as we scale, the accelerated pace of hiring executives and other employees, and costs related to being a public company, including directors’ and officers’ liability insurance. In addition, the production of original content is one of our target growth areas for 2022, and we are planning to increase our budget in excess of the amount forecasted to improve the quality of production and participating talent. We are also monitoring and evaluating emerging growth opportunities and believe some opportunities such as digital goods are growing more rapidly than expected, which may accelerate the timeline of our investment in these growth opportunities. In the near and longer term, we expect to take advantage of broader trends such as the growth of the metaverse in the digital economy and the associated increase in importance of technologies such as blockchains, virtual reality and augmented reality. Investment in emerging opportunities may include direct costs relating to launching a new product or service, hiring employees, signing talent, and/or increases in marketing events and expense.

	Years ended December 31,
(in thousands)	2021	2020 (As Revised)
Total Revenues	$52,852	$37,166
Gross Profit	11,299	9,094
Net Loss	(36,866)	(28,777)
Adjusted EBITDA(1)	(28,741)	(23,412)

____________

(1)      Adjusted EBITDA is a non-GAAP financial measure. See “Non-GAAP Information” below for our definition of, and additional information about, adjusted EBITDA and for a reconciliation to net loss, the most directly comparable U.S. GAAP financial measure.

The following is a presentation of FaZe’s actual financial results for the year ended December 31, 2021 as compared to the projections for the year ended December 31, 2021 included in the FaZe Forecasts.

	Year ended December 31, 2021
(in thousands)	FaZe Forecasts(1)	Actual Performance
Total Revenues	$50,000	$52,852
Gross Profits	$10,000	$11,299
Adjusted EBITDA(2)	$(19,000)	$(28,741)

____________

(1)      The FaZe Forecasts were prepared by FaZe management in September 2021 for BRPM to use as a component of its overall evaluation of FaZe. See “Certain Projected Information” for more information.

(2)      Adjusted EBITDA is a non-GAAP financial measure. See “Non-GAAP Information” below for our definition of, and additional information about, adjusted EBITDA and for a reconciliation to net loss, the most directly comparable U.S. GAAP financial measure.

FaZe’s total revenue and gross profit financial results for the year ended December 31, 2021 exceeded FaZe’s projected total revenues and gross profits for the same period included in the FaZe Forecasts. FaZe’s actual Adjusted EBITDA for the year ended December 31, 2021 was $9.7 million less than FaZe’s projected Adjusted EBITDA, largely due to a change in methodology in the calculation of such metric to align it with existing SEC non-GAAP guidance, which resulted in a lower Adjusted EBITDA for fiscal year ended December 31, 2021 by $7.2 million, as well as $2.4 million of additional costs primarily related to an increase in headcount of executives and other employees as well as production costs related to content. Adjusted EBITDA as included in the FaZe Forecasts at the time they were prepared was defined as net loss before legal settlement expense, legal fees outside of the normal course of business, severance expense, share-based compensation expense, exited activities expense, foreign currency losses, interest expense, provision for income taxes, and depreciation and amortization. Adjusted EBITDA for the year ended December 31, 2021 as presented in this Management’s Discussion and Analysis is defined as net loss before share-based compensation expense, exited activities expense, foreign currency gains and losses, interest expense, provision for income taxes, and depreciation and amortization, and does not adjust for an aggregate of approximately $6.6 million of legal settlement expense or legal fees outside of the normal course of business.

Key Performance Indicators

In addition to GAAP and non-GAAP financial measures, we regularly review several metrics, including the following key metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make strategic decisions. The numbers for our key metrics are calculated using internal company data based on the activity of fan accounts and the metrics described below. While these numbers are based on what we believe to be reasonable estimates of our fanbase for the applicable period of measurement, there are inherent challenges in measuring usage of our platform across large online and mobile populations around the world. The methodologies used to measure these metrics require significant judgment. Increases or decreases in our key performance indicators may not correspond with increases or decreases in our revenue. Additionally, refer to our “Risk Factors” section for general notes regarding risks associated with assumptions and estimates used in calculating our key metrics.

Total Reach

Our total reach represents the aggregate number of user accounts, or “fans,” that subscribe to or follow FaZe content across YouTube, Twitter, Instagram, TikTok and Twitch, measured at the end of the reporting period and based on publicly available data (“Total Reach”). Our calculation of Total Reach may count the same individual multiple times if an individual follows or subscribes to FaZe content on multiple platforms; therefore, our Total Reach metric may inflate the number of individuals, as opposed to user accounts, reached by our content. Therefore, we supplement our understanding of the reach of our content, as well as our monetization opportunities, with the Aggregate YouTube Subscribers metric, which only includes subscribers on our primary platform and is explained further in the following section. Nonetheless, we believe that Total Reach is a useful metric because, regardless of whether our content reaches an individual through one or multiple platforms or channels, we view each such instance as a unique opportunity to strengthen and, ultimately, to monetize our relationship with the individual accountholder, whether by selling them consumer products online, by incrementally increasing our advertising revenue due to their viewership or by inspiring attendance at our live events, among other opportunities. Further, one individual following us across multiple platforms could generally signal higher audience engagement, and as such may lead to higher monetization potential, than one individual following us on only one platform.

We find Total Reach to be a useful metric for predicting future revenues because, as an audience-driven company, we generally interpret an increase in our Total Reach to signal an overall increase in the strength of our brand and to represent a corresponding increase in the number of opportunities for our content to reach our audience and expose them to our brand, content and products, which may drive additional monetization opportunities through increased engagement with FaZe. Further, we believe the fact that an individual follows FaZe across multiple platforms or follows several FaZe content creators may signal their amenability to purchase our products, grow the FaZe community by engaging with other fans and continue consuming our content in the future. In addition, we believe each fan added to our Total Reach represents a new avenue through which we can reach additional fans as they spread awareness of our brand by sharing and posting about FaZe content to their own followers. An individual who follows or subscribes to FaZe content on multiple platforms represents multiple such avenues, and the more their followers differ between platforms, the more avenues are opened to FaZe content by adding that fan. We believe an increase in Total Reach also signals our ability to attract additional sponsorships and sponsorship deals or sell consumer products. However, an increase in Total Reach may not directly result in an increase in content revenues. Our Total Reach includes fans of the channels of certain popular celebrity members of FaZe that we have contractually agreed not to directly monetize, including Calvin “Snoop Dogg” Cordozar Broadus Jr. An increase in total reach from fans on such channels will not directly result in an increase in content revenue. Nonetheless, we expect our partnerships with these celebrity members of FaZe to result in increased engagement as a result of cross-exposure to our brand through their channels, which strengthens the FaZe brand and which we believe will further increase our Total Reach and can indirectly increase our revenue over time. Additionally, when our Total Reach increases, our content and other revenues may not increase immediately given the lag time between when subscriptions are recorded and when we are able to monetize subscriptions, including generating Google AdSense revenues, selling consumer products and leveraging our Total Reach metric to attract additional sponsors and sponsorship deals. Conversely, a decrease in our Total Reach may be an indicator of an unfavorable trend in future revenues. Therefore, we use the Total Reach metric for revenue planning, although the numerical correlation between Total Reach and future revenues varies and cannot be precisely predicted in either the short term or long term.

The timing difference between a change in Total Reach and change in revenues may be particularly pronounced if the change in Total Reach metric reflects a large spike or large drop as the result of adding a channel to our network or removing a channel from our network. That is, if we sign a contract with a new talent member who has a large pre-existing pool of social media subscribers, our Total Reach will also increase as these pre-existing subscribers are added to our Total Reach metric. For example, our Total Reach increased significantly between December 31, 2021 and March 31, 2022, primarily due to Calvin “Snoop Dogg” Cordozar Broadus Jr. joining as a member of FaZe’s talent network. Conversely, if talent members leave the FaZe network due to contract expiration or termination, we record an immediate decrease in our Total Reach in an amount equal to the Total Reach of the talent that left the FaZe network. When we have a spike or drop in Total Reach due to the various circumstances described above, we do not expect to necessarily see immediate spikes or drops in content and other revenues but may see future changes in revenues given the lag time described in the preceding paragraph.

	As of March 31,
(in thousands)	2022	2021
Total Reach(1)	498,142	355,622
YouTube	130,513	128,502
Twitter	80,962	58,846
Instagram	173,634	103,098
TikTok	75,719	34,960
Twitch	37,314	30,216

____________

(1)      The Total Reach amount includes subscribers of channels for Calvin “Snoop Dogg” Cordozar Broadus Jr. and certain other celebrity talent that FaZe is not contractually allowed to directly monetize. Such channels contributed to a Total Reach of 188.01 million and 75.57 million as of March 31, 2022 and March 31, 2021, respectively. Therefore, channels that FaZe is contractually allowed to directly monetize contributed to a Total Reach of 310.13 and 280.05 million as of March 31, 2022 and March 31, 2021, respectively.

	As of December 31
(in thousands)	2021	2020
Total Reach(1)	360,762	324,155
YouTube	116,470	115,325
Twitter	58,767	54,705
Instagram	105,027	99,944
TikTok	45,613	30,721
Twitch	34,885	23,460

____________

(1)      The Total Reach amount includes subscribers of channels for celebrity talent that FaZe is not contractually allowed to directly monetize. Such channels contributed to a Total Reach of 71.46 million and 69.37 million as of December 31, 2021 and December 31, 2020, respectively. Therefore, channels that FaZe is contractually allowed to directly monetize contributed to a Total Reach of 289.30 million and 254.79 million as of December 31, 2021 and December 31, 2020, respectively.

Aggregate YouTube Subscribers

Our Aggregate YouTube Subscribers metric is the number of subscribers our total talent pool has on their FaZe co-branded YouTube channels, the company programmed FaZe Clan YouTube channel, as well as the FaZe Affiliated channels measured at the end of the reporting period and based on publicly available data. Aggregate YouTube Subscribers includes subscribers for each YouTube channel programmed by talent members as well as company programmed YouTube channels. We consider each YouTube Subscriber to be a subscriber on YouTube, measured separately for each individual talent member. As such, one hypothetical subscriber may be included in several instances within the Aggregate YouTube Subscribers metric if that individual were to subscribe to the channels of multiple members of our talent pool.

We believe Aggregate YouTube Subscribers is a better approximation of our unique audience than other measures of reach available to us. That is, although Aggregate YouTube Subscribers may count the same individual subscriber multiple times if that individual subscribes to multiple FaZe talent members on YouTube, this metric does not include individuals who subscribe to FaZe across multiple platforms in the calculation. Also, the potential for inflation of Aggregate YouTube Subscribers due to the same individual subscribing to multiple FaZe talent members is to some degree offset by the omission of individuals who subscribe to FaZe only on platforms other than YouTube.

We believe an increase in Aggregate YouTube Subscribers signals an overall increase in the strength of our brand, which in turn signals our ability to attract additional sponsorships and sponsorship deals or sell consumer products. An increase in Aggregate YouTube Subscribers may not directly result in an increase in content revenues because our Aggregate YouTube Subscribers includes subscribers on channels that we are not contractually allowed to monetize. If the channels contributing to the increase in our Aggregate YouTube Subscribers are channels that FaZe is contractually allowed to monetize, then an increase in Aggregate YouTube Subscribers may directly result in an increase in content revenues, but if the channels contributing to the increase in Aggregate YouTube Subscribers are not channels that FaZe is contractually allowed to monetize, then an increase in Aggregate YouTube Subscribers would not directly result in an increase in content revenues but can indirectly result in an increase in overall revenue over time because we believe the increase in Aggregate YouTube Subscribers strengthens the FaZe brand. Additionally, an increase in our Aggregate YouTube Subscribers may not correlate with current or historic revenues but may represent additional monetization opportunities across our various revenue streams. When our Aggregate YouTube Subscribers increase, our content and other revenues may not increase immediately, given the additional lag time before we are able to monetize the subscriptions, including generating Google AdSense revenues, selling consumer products, and leveraging our Aggregate YouTube Subscribers metric to attract additional sponsors and sponsorship deals. Conversely, a decrease in our Aggregate YouTube Subscribers may be an indicator of an unfavorable trend in future revenues. Therefore, we find the use of the Aggregate YouTube Subscribers metric useful for our revenue planning, although the numerical correlation between Aggregate YouTube Subscribers and future revenues varies and cannot be precisely predicted in either the short term or long term.

The timing difference between a change in Aggregate YouTube Subscribers and a change in revenues may be particularly pronounced if the change in Aggregate YouTube Subscribers metric reflects a large spike or large drop as the result of adding a channel to our network or removing a channel from our network. That is, if we sign a contract with a new talent member who has a large pre-existing pool of YouTube subscribers, our Aggregate YouTube Subscribers will also increase as these pre-existing subscribers are added to our Aggregate YouTube Subscribers metric. Conversely, if talent members leave the FaZe network due to contract expiration or termination, we record an immediate decrease in our Aggregate YouTube subscribers metric in an amount equal to the YouTube subscribers of the talent that left the FaZe network. For example, three individuals left our talent pool in the third quarter of 2021; therefore, while we would have otherwise expected to see an increase in Aggregate YouTube subscribers at December 31, 2021 compared with December 31, 2020, the effect of talent members leaving the FaZe network caused the figures to be relatively consistent from December 31, 2020 to December 31, 2021. When we have a spike or drop in Aggregate YouTube Subscribers due to the various circumstances described above — including, for instance, the addition of Calvin “Snoop Dogg” Cordozar Broadus, Jr. to FaZe’s talent network in the first quarter of 2022 — we do not expect to necessarily see immediate spikes or drops in content and other revenues but may see future changes in revenues given the lag time described in the preceding paragraph.

	As of March 31,
(in thousands)	2022	2021
Aggregate YouTube Subscribers	130,513	128,502
Company Programmed FaZe Clan YouTube Channel Subscribers	8,820	8,615
FaZe Co-branded Channel Subscribers	112,638	119,885
FaZe Affiliated Channels(1)	9,055	2

____________

(1)      FaZe Affiliated Channels are channels that are not co-branded but are closely affiliated with our talent. This includes Calvin “Snoop Dogg” Cordozar Broadus Jr., All Grown Up, and Nuke Squad.

	As of December 31,
(in thousands)	2021	2020
Aggregate YouTube Subscribers	116,470	115,325
Company Programmed FaZe Clan YouTube Channel Subscribers	8,789	8,530
FaZe Co-branded Channel Subscribers	106,999	106,795
FaZe Affiliated Channels(1)	682	N/A	(2)

____________

(1)      FaZe Affiliated Channels are channels that are not co-branded but are closely affiliated with our talent. This includes All Grown Up and Nuke Squad.

(2)      The FaZe Affiliated Channels were not created as of December 31, 2020.

Average Revenue per YouTube Subscriber (“ARPU”)

ARPU is defined as our total consolidated GAAP revenues for the selected period divided by our total Aggregate YouTube Subscribers as of period end. We believe ARPU is an indicator of how effective we are at monetizing our Aggregate YouTube Subscribers. A high ARPU may reflect that we are monetizing our audience effectively and, conversely, a low ARPU may reflect the opportunity for additional monetization with respect to our Aggregate YouTube Subscribers. Please see above for the assumptions underlying the calculation of our Aggregate YouTube Subscribers.

While we believe changes in our total consolidated GAAP revenues are correlated with our Aggregate YouTube Subscribers over the long term, there may be short term dislocations in the metric due to timing difference in audience growth and monetization. For example, our Aggregate YouTube Subscribers may grow more quickly when compared to our revenues due to the lag time related to the monetization of our Aggregate YouTube Subscribers, as described in the “Aggregate YouTube Subscribers” subsection above, resulting in lower or unchanged period over period ARPU, especially if we gain additional Aggregate YouTube Subscribers toward the end of a reporting period. Conversely, if we lose Aggregate YouTube Subscribers toward the end of a reporting period — such as we did when three individuals left our talent pool in the third quarter of 2021 — we may see decreased or relatively flat Aggregate YouTube Subscribers, whereas the full period will not reflect the revenue impact of the decreased monetization potential.

Additionally, because ARPU is measured as revenue for a particular period over a point-in-time metric, Aggregate YouTube Subscribers, ARPU will generally be smaller for interim time periods than annual periods. Therefore, ARPU for interim periods should only be compared to interim periods of the same length, and annual periods should only be compared to other annual periods.

In future periods, we expect to increase the monetization of our Aggregate YouTube Subscribers through growth in our existing monetization channels and expansion into new ways of monetizing our audience, all of which we believe will be aided by additional access to capital and a more established brand and, therefore, we expect our ARPU to increase over time.

	Three months ended March 31,
(in thousands)	2022	2021
ARPU	$0.12	$0.08
	Years ended December 31,
(in thousands)	2021	2020 (As Revised)(1)
ARPU	$0.45	$0.32

____________

(1)      During the preparation of the audited consolidated financial statements for the year ended December 31, 2021, we identified a misapplication of the accounting guidance related to accounting for customer returns and discounts. See “Significant Events and Transactions — Revision to Previously Issued Financial Statements.”

Total Number of Significant Sponsors

Total number of significant sponsors is defined as the number of sponsorship deals directly contracted with FaZe that have a contractual value of over $0.5 million and are active during the reported period. This metric helps us forecast future revenue, since we know the contract value of a sponsorship when the contract is signed but recognize the revenue ratably over the sponsorship term. At the same time, if we sign a significant sponsorship deal towards the end of a reportable period, we may not recognize a significant portion of the revenue until the following period.

This metric provides insight into the drivers of changes in our brand sponsorships revenue. Our brand sponsorships revenue is most closely aligned with this metric, as our brand sponsorships revenue is correlated with increases in our total number of significant sponsors.

	Three months ended March 31,
	2022	2021
Total Significant Sponsors	9	6
	Years ended December 31,
	2021	2020
Total Significant Sponsors	12	6

Significant Events and Transactions

Pending Business Combination

On October 24, 2021, FaZe entered into the Merger Agreement with BRPM. Pursuant to the Merger Agreement, and assuming a favorable vote of BRPM Stockholders and FaZe’s Stockholders and that all other closing conditions are satisfied or waived, Merger Sub, a newly formed subsidiary of BRPM, will be merged with and into FaZe, with FaZe surviving the merger.

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP, whereby BRPM is treated as the acquired company, and FaZe is treated as the acquirer. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of FaZe issuing stock for the net assets of BRPM, accompanied by a recapitalization. The net assets of BRPM will be stated at historical cost, with no goodwill or other intangible assets recorded. Subsequent to the Business Combination, results of operations presented for the period prior to the Business Combination will be those of FaZe.

Under the terms of the proposed transaction, BRPM will merge with FaZe at an estimated combined implied equity value of $987 million, assuming none of the Public Stockholders seek to redeem their Public Shares for a pro rata portion of the Trust Account. Cash proceeds from the transaction are expected to be approximately $261.8 million, after considering BRPM’s cash in the Trust Account of $172.5 million as of March 31, 2022 (assuming no redemptions), $118.0 million from the private placement of common stock at $10.00 per share from various accredited investors, and other pro-forma adjustments described in “Unaudited Pro Forma Condensed Combined Financial Information”. The balance of the consideration to FaZe’s security holders will consist of equity in New FaZe. Existing FaZe Stockholders will also receive Earn-Out Shares at Closing, which will vest or be forfeited if certain price targets are met as set forth in the Merger Agreement. The transaction is expected to close during the second quarter of 2022 and remains subject to customary closing conditions.

As a consequence of the Business Combination, FaZe will become a public company listed on Nasdaq which will require FaZe to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. FaZe expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Revision to Previously Issued Financial Statements

As explained further in the notes to our consolidated financial statements, during the preparation of the audited consolidated financial statements for the year ended December 31, 2021, we identified a misapplication of the accounting guidance related to accounting for customer returns and discounts. For the year ended December 31, 2020, we recorded $0.8 million in customer discounts, and $0.2 million in customer returns. We had accounted for these as cost of revenues, as opposed to as a reduction to revenue.

We assessed the materiality of this error on prior period financial statements in accordance with the SEC Staff Accounting Bulletin Number 99, Materiality, and ASC 250-10, Accounting Changes and Error Corrections. As this is a reclassification between revenue and cost of revenues, gross margin and net income are not impacted. The error did not have any effect on our previously reported consolidated balance sheets, statements of cash flows, and statements of shareholder’s deficit. We determined that this error was not material to the financial statements for the year ended December 31, 2020. We corrected this immaterial error as a revision to previously issued financial statements.

As it relates to this Management’s Discussion and Analysis of Financial Condition and Results of Operations of FaZe, the revision impacts only the revenue and cost of revenue figures within the Results of Operations subsection, as well as the ARPU metric within the Key Performance Indicators section.

This Management’s Discussion and Analysis of Financial Condition and Results of Operations presents the revised figures for the year ended December 31, 2020.

Key Factors Affecting Our Current and Future Results

Our financial position and results of operations depend to a significant extent on the following factors:

Evolving Digital Economy

Our success has depended and will continue to depend on our ability to remain at the forefront in digital-entertainment trends, including social media.

We believe we are well-positioned as a digitally native lifestyle and media platform in the global content industry, which continues to evolve towards digital and social platforms each of which are poised for further growth. According to comScore, in 2021 the FaZe brand had the most social media cross-platform actions of any Esports team. Additionally, a November 2021 survey-data report from international research data and analytics group YouGovAmerica indicated that over one in five American males between the ages of 13 and 17 support FaZe Clan, and that no traditional sports team or other Esports team has the same support in this demographic.

We attribute our success in part to the diverse content we have developed and produced in the form of digital media, social media, consumer products sales, and livestreaming events distributed across several platforms including YouTube, Twitch, Facebook, Instagram, Twitter, and TikTok. Further, our brand, which has become a digital native lifestyle brand rooted in gaming and youth culture, is well-positioned for future opportunities in areas such as subscription offerings, real money gambling, live events, fan clubs, virtual dining concepts, game publisher collaborations and the general growth and adoption of the metaverse, and interconnected digital reality.

As a leading digital content platform created for and by Gen Z and millennials, we have established a highly engaged growing global fanbase, with a Total Reach of approximately 500 million as of March 31, 2022, including those of individual members of FaZe (see “Key Performance Indicators — Total Reach”). We are positioned to address our audience through new media formats, as digital and social media platforms are rapidly changing and evolving. In 2021, we expanded our content capabilities to include music and podcasts and plan to continue expanding across formats and genres. Our future success will continue to be dependent on our ability to adapt our reach in an evolving digital economy.

Ability to Recruit and Retain Talent

Our talent pool creates content for, and forms other partnerships with, our brand. Our diverse talent pool of creators and players are the face of our brand. Therefore, our current and future success may depend on our ability to retain our current talent and attract new talent. However, as we have grown our talent roster, we have made sure to not rely on any single individual to carry the brand, but rather have worked to develop a broad talent base, where each person is able to grow their own brand within the overall FaZe platform.

Competitive Landscape

Due to our digitally native lifestyle and media platform and diverse sources of monetization, our business may face competition from online content creators, lifestyle brands, traditional sports teams, or other Esports companies. If more direct competitors emerge in the marketplace, our success will depend on our ability to retain market share through activities including generating innovative content and forming and retaining strategic partnerships.

Regulatory Challenges

It is possible that a number of laws and regulations may be adopted or construed to apply to us that could restrict the online and digital industries. Furthermore, the growth and development of electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on our business. Additional scrutiny and regulation of our industry would require us to increase spending on legal and other resources. We may also be required to seek licenses, authorizations or approvals from relevant regulators, the granting of which may require us to meet certain capital and other requirements or reduce its current operations, and we may be subject to additional regulation and oversight, all of which could significantly increase our operating costs. Changes in current laws or regulations or the imposition of new laws and regulations in the U.S. or elsewhere regarding these activities may impede the growth of social game services and impair our business, financial condition or results of operations. See “Risk Factors — Risks Related to FaZe’s Business “and “Business — Regulation” for further discussion of these regulatory challenges.

COVID-19

We have continued to operate our business effectively throughout the COVID-19 pandemic. Our primary focus has been the safety and well-being of our employees and their families, as well as the continuation of our operations so that we can continue to serve our investors and those who have entrusted us with their capital. Our technology infrastructure has proven to be robust and capable of supporting our business as our business functions have been conducted primarily on a remote basis. We have leveraged technology to help ensure that our teams stay connected and productive and there continues to be frequent communication across all levels of our business. We have continued to actively communicate with our partners through videoconference, teleconference and email. Our board has continued to convene as needed. The COVID-19 pandemic caused us to modify our business practices by reducing costs related to employee travel and physical participation in activities, meetings, events, and conferences; however, these costs may increase in the future as pandemic restrictions are lifted. Specifically, we ordered all employees to work from home in March 2020. In July 2021, we allowed employees to come back to the office if they tested negative for COVID-19, and we commenced limited travel. Since then, we have had additional periods in which we have ordered employees to work from home due to either the prevalence of COVID-19 or our offices being used for content production.

Due to the COVID-19 pandemic, our operating results for the three months ended March 31, 2022 and 2021 as well as the year-ended December 31, 2020 and the year-ended December 31, 2021 may not be comparable to past and future periods. As a result of changed consumer behavior under COVID-19 lock-down orders, the already-growing online gaming and digital content industries saw a major uptick in video game usage, streaming viewership, content viewership, console sales, and more users on many gaming platforms. This helped further accelerate the pre-pandemic growth in popularity of our content creators and the FaZe content channels, and made the content we offer a bigger part of mainstream digital entertainment. On average, our content creators have seen an increase in viewership since the start of the pandemic and while still strong, viewership on FaZe’s YouTube channel and certain of FaZe’s talent YouTube channels is down from the highest levels experienced during pandemic stay-at-home measures. In addition to the boost we saw from changed consumer behavior under stay-at-home orders, being digitally-native allowed us to continue producing new content, interacting with our fans, and building our audience, as well as continuing to expand our brand relationships, despite the pandemic. For example, we secured important sponsorship deals at our brand level with DraftKings, McDonalds, and General Mills, among others, during the pandemic. The pandemic has presented, and continues to present, a period of accelerated interest in and growth of FaZe, and we expect that this interest and growth will continue as interest in Esports and digital content grows and more people learn about FaZe and become fans. Additionally, we expect that as the popularity of the FaZe brand continues to grow, we will continue to attract additional sponsorship deals at our brand level and further expand our fanbase.

Moreover, the fact that most of our products and services do not involve physical customer interaction may have provided us a competitive advantage during the COVID-19 pandemic, as customers can access most of our services and product offerings while social distancing or without any physical presence. If and when forms of in-person entertainment re-gain popularity, we may face increased competition and see drops in engagement as it relates to our content and brand sponsorship revenue streams. We also expect our Esports revenues to increase as government restrictions surrounding in-person events decrease.

The COVID-19 pandemic impacted our supply chain operations and continues to do so to a limited extent, causing some delays in the production and transportation of our product and increased inbound transportation and inbound freight costs for our consumer products business. However, we have begun to see reduced delays and expect supply chain costs and delivery times to return at or near pre-pandemic levels in the near-term. Such COVID-19 related supply chain issues have not materially affected our results of operations, capital resources, outlook or business goals and have had marginal and immaterial impact on our sales, profits and liquidity.

Additionally, on May 11, 2022, FaZe paused production on FaZe 1 due to an outbreak of COVID-19, in accordance with FaZe’s and the CDC’s health and safety guidelines. Production resumed on May 22, 2022 and the winner was announced on May 26, 2022.

We will continue to actively monitor the impact of the pandemic on our business and may take further actions to modify our practices accordingly.

Overall Market and Economic Conditions

Changing market and economic conditions, including as a result of the ongoing COVID-19 pandemic, may positively or negatively impact our revenues, which depend on discretionary spending from consumers and corporate sponsors. Much of our business is resistant to changes in disposable consumer income, as consumers do not currently need to pay to access most of our content. However, in periods of slowing economic recovery or recession, decreases in disposable corporate income could negatively impact our revenues if companies decrease sponsorship and advertising spend. Our consumer products business is dependent on consumer discretionary spending, which is highly sensitive to changing market conditions, and a decline in discretionary spending could have an adverse impact on our results.

Mergers and Acquisitions

We will invest in mergers and acquisitions through a targeted strategy that focuses on targets that fit well with our target audience and support the strength of our brand while also being value enhancing. Our team maintains consistent dialogue with potential targets in order to establish a strong pipeline of future opportunities. We anticipate future growth in our business related to the acquisition of new companies. If our acquisitions do not meet our performance expectations, our operating results may be adversely impacted. We currently have not identified a potential target or negotiated any definitive agreements related to a potential acquisition. If we experience high redemptions by Public Stockholders in connection with the Business Combination, we will have less Trust Account proceeds available to us to pursue our anticipated growth strategies and new initiatives, including FaZe’s acquisition strategy, than the at least $218 million in proceeds initially expected, which may cause significant delays in, or limit the scope of, our planned acquisition strategy.

International Expansion

We have expanded into international markets and intend to continue to do so.

We believe the international market represents a large, untapped growth opportunity for our business. Although we currently have a large international audience, we have not yet fully monetized this audience because, given the early stage of our development and limitations on travel due to the COVID-19 pandemic, our historical sponsorship and talent deals have been largely with US-domestic partners.

We intend to establish talent networks abroad to monetize our brand awareness outside of the U.S. and have begun our international expansion plan in select pilot markets. We plan on expanding our global brand presence in international markets by following the same strategy we have successfully executed in the U.S.: developing and signing talent, expanding our content platforms to produce targeted content internationally, and leveraging the growth of digital and social platforms. If we experience high redemptions by Public Stockholders in connection with the Business Combination, we will have less Trust Account proceeds available than we would if there are few or no such redemptions, which may cause significant delays in, or limit the scope of, our planned international expansion.

Potential competition may exist as we attempt to enter international markets. Our successful expansion into international markets will depend on our ability to effectively leverage relationships with our existing partners, build new partnerships, and tailor our content and branding to new markets. Should our assumptions prove overly optimistic, we may incur delays in our ability to expand our business to new markets. Such delays may also lead us to make changes in our go-to-market plans, which could result in cost overruns which could adversely impact margins and cash flows.

Key Components of Sales and Expenses

Revenue

We have the following major revenue types:

•        Brand Sponsorships    We offer advertisers an association with the FaZe brand which we deliver through various promotional vehicles that are highly tailored to reach our target audience. These vehicles include but are not limited to online advertising, livestream announcements, content generation, social media posts, logo placement on FaZe’s official merchandise, and special appearances by members of our talent network. Brand deals are made through the FaZe sales team and provide the sponsor an association with our brand across the FaZe platform, including the full roster of FaZe talent. Revenues from our larger brand sponsorship agreements are typically based on a term and are recognized ratably over the contract term. Payment terms and conditions vary by contract type, but payments are generally due periodically throughout the term of the contract. Some smaller sponsorship deals are based on a specific deliverable and not a term and are recognized and invoiced when delivered.

We also offer talent deals, which are typically smaller in size than brand deals and are made directly with individual FaZe talent members to promote a brand or product within content created by the selected talent. These deals are often sourced and negotiated by FaZe employees and include FaZe as a counterparty. Payment terms are similar to our brand deals with talent receiving a contractually negotiated percent of the revenue as a fee.

•        Content    We generate original content which we monetize through Google’s AdSense service, which permits Google to place paid advertisements on FaZe branded YouTube sites. Revenue is generated when the advertisement is viewed on a “cost per view” or “cost per click” basis. Each time a fan views a FaZe-programmed YouTube page, Google will display an advertisement to the fan. Depending on the type of advertisement the advertiser agrees to with Google, the advertiser agrees to pay Google based on the number of views or the number of times a fan clicks on the advertisement. This cost per view or cost per click can vary substantially depending on the channel, content, and seasonality. Google pays us a percentage of what Google charges the advertiser, and we receive reporting from Google, which we use to recognize revenue on a revenue-per-thousand playbacks (“RPM”) basis which represents a blend of cost per view and cost per click advertisements.

•        Consumer Products    We sell consumer products directly to end users online (predominantly on our website but also on other websites, including those of our partners) and at events.

•        Esports    Our Esports revenue consists of league participation revenue, prize money, player transfer fee revenue, and licensing of intellectual property revenue. League participation revenue is generated from our participation in closed Esports leagues which historically share net revenue between all partnered teams on a pro rata basis, with FaZe receiving between 4% and 8%, subject to a minimum guarantee. Prize money is earned by competing in organized competitions and successfully placing at a level where the organizer has offered a prize. Prize money is typically paid to FaZe by the competition organizer and we will then distribute a percentage of the money to players based on contractually agreed terms. Player transfer fee revenue is earned through player transfer agreements which compensate FaZe for the release of a team member from their agreement with FaZe. Licensing of intellectual property revenue is royalty revenue in connection with the usage of our brand logo during each game or tournament.

We expect continued growth in revenues primarily due to increased organic growth as our brand builds momentum, which results from building strategic partnerships and generating new, innovative content. In the future, we expect to invest in new, innovative content and content creation.

Cost of Revenue

Cost of revenue primarily consists of amounts paid to talent and other contractors, as we perform the underlying services related to satisfying the performance obligations under our agreements. It also includes other costs, such as those related to textiles, labor, and license fees associated with consumer products.

We expect our cost of revenue to increase primarily due to the increased volume of new strategic partnerships and costs associated with increased investments in original content. Additionally, we expect 2022 cost of revenue to increase compared to what was projected in the FaZe Forecasts as a result of increased budgets for our planned original content to enhance the quality of production and participating talent.

General and Administrative

General and administrative costs consist primarily of personnel-related expenses, rent and premises costs, professional service fees, and other general corporate expenses.

Following the completion of the Business Combination, we expect to incur additional general and administrative expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and stock exchange listing standards, additional insurance expenses, investor relations activities, and other administrative and professional services. We also expect to increase the size of our general and administrative function to support the growth of our business and other costs associated with being a public company. As a result, we expect that our general and administrative expenses will increase in absolute dollars. Additionally, we expect 2022 general and administrative expenses to be higher than projected in the FaZe Forecasts as a result of higher than expected costs associated with investing in growth initiatives and our decision to hire more executives — including a Chief Operating Officer and the search for a Chief Commercial Officer — and other employees as we scale, an accelerated pace of hiring executives and other employees, as well as higher costs related to being a public company, including those related to directors’ and officers’ liability insurance.

Sales and Marketing

Sales and marketing costs consist primarily of promotional, public relations, and advertising expenses. Sales and marketing costs also include other general marketing expenses.

Following the completion of the Business Combination and as a result of our growth strategy, we expect to incur additional sales and marketing expenses, including marketing expenses to drive international expansion, increase consumer products sales, and market new content. If, however, we experience high redemptions by Public Stockholders in connection with the Business Combination, we will have less Trust Account proceeds available than we would if there are few or no such redemptions, which may cause significant delays in, or limit the scope of, our planned international expansion.

Additionally, we expect 2022 sales and marketing expenses to exceed those projected in the FaZe Forecasts as a result of a strategic decision to increase our content production budgets, including a corresponding increase to our marketing budget to increase the probability that our content is seen by a larger audience.

Interest Expense, Net

We incur interest expense from our outstanding debt obligations, including our senior convertible promissory note issued in 2020, our other convertible promissory notes issued in 2020 and 2021, and our term loan issued in 2019.

Other (Income)/Expense

Other income/expense consists primarily of foreign currency gain or loss, which is primarily generated upon the repayment of certain debt arrangements denominated in a foreign currency.

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the periods or years indicated, and the respective changes between comparative periods or years.

	Three months ended March 31,
(in thousands, except for percentages)	2022	2021	$ Change	% Change
Total revenues	$15,804	$9,846	$5,958	60.5%
Cost of revenue	11,765	7,600	4,165	54.8%
Gross Profit	4,039	2,246	1,793	79.8%
Operating Expenses:
General and administrative	10,573	6,774	3,799	56.1%
Sales and marketing	1,145	341	804	235.8%
Loss from operations	(7,679)	(4,869)	(2,810)	57.7%
Other (income)/expense:
Interest expense, net	1,851	904	947	104.8%
Other (income)/expense	11	(70)	81	(115.7)%
Total other (income)/expense:	1,862	834	1,028	123.3%
Net Income (Loss)	$(9,541)	$(5,703)	$(3,838)	67.3%

Our historical results, as shown above and explained in further detail below, reflect strong growth in revenues, primarily due to increased organic growth as our brand builds momentum, and as we engage in more and larger brand partnerships. At the same time, net losses increased due to an increase in cost of revenue, increases in marketing and promotional expenses, increases in headcount, increase in stock compensation expense due to stock option grants in the third quarter of 2021, increase in interest expense associated with new debt issuances, and additional reasons explained below. Gross profit increased in the period ended March 31, 2022 as compared with the period ended 2021 primarily because of an increase in revenues, as explained further below. Additionally, refer to “Key Components of Sales and Expenses” above for additional detail on expectations regarding expenses relative to our projections.

Revenue

Total revenues increased by $6.0 million, or 60.5%, from the three months ended March 31, 2021 to March 31, 2022. This change was primarily driven by effective scaling and growth of our business through our various revenue streams. Brand sponsorships revenue increased approximately $2.8 million, content revenue increased approximately $1.4 million, Esports revenue increased approximately $1.7 million, partially offset by a decrease in consumer products revenue of approximately $0.2 million. Increases in brand sponsorships revenue were primarily due to our sales and talent teams generating new and/or larger brand sponsorships through the first quarter of 2022. Content revenues increased due to a one-time payment to FaZe in the first quarter of 2022 of $2.4 million for the sale to a third party of a five-and-a-half-year exclusive license for certain historical content posted to YouTube by one content creator from March 2021 to January 2022, partially offset by a decrease in content revenue earned on YouTube and Twitch of $1.0 million because two FaZe talent members left FaZe in the third quarter of 2021, which resulted in a decrease in viewership for the FaZe programmed FaZe YouTube Channel. Our overall increase in total revenues was also driven by an increase in our Total Number of Significant Sponsors and by an increase in our Aggregate YouTube Subscribers. These metrics and their relationship with revenue are described in the “Key Performance Indicators” section. The increase in Esports revenue was primarily due to an increase in player transfer revenue of $0.9 million, an increase in prize winnings earned by talent members of $0.6 million, and an increase in league participation revenue of $0.6 million, partially offset by a decrease in digital goods sold of $0.4 million. Further, Esports revenue in the first quarter of 2022 was higher than in the first quarter of 2021 due to the easing of restrictions related to the COVID-19 pandemic, given that Esports revenue is highly dependent on live events.

The following table presents the Company’s revenue by type for the three months ended March 31, 2022 and 2021:

	Three months ended March 31,
(in thousands, except for percentages)	2022	2021	$ Change	% Change
Brand Sponsorships	$8,060	$5,274	$2,786	52.8%
Content	4,681	3,274	1,407	43.0%
Consumer Products	403	559	(156)	(27.9)%
Esports	2,426	717	1,709	238.4%
Other	234	22	212	n/m (1)
Total Revenue	$15,804	$9,846	$5,958	60.5%

____________

(1)      Not meaningful.

Cost of Revenue

Cost of revenue increased by $4.2 million, or 54.8%, from the three months ended March 31, 2021 to March 31, 2022. Brand Sponsorships costs increased by $0.5 million due to increases in both the volume and size of sponsorship deals. We also increased the mix of sponsorship-related content, including content for new deals with certain large-name brands that required higher production costs. Costs increased by $2.2 million related to revenue share payments made to one content creator related to the one-time payment received by FaZe in 2022 for the sale to a third party of a five-and-a-half-year exclusive license for certain historical content posted to YouTube by the content creator from March 2021 to January 2022. Costs related to content revenue earned on YouTube and Twitch decreased by $1.0 million because two FaZe talent members left FaZe in the third quarter of 2021. The increased brand sponsorships costs and increased content costs are also tied to increases in our Total Number of Significant Sponsors and Aggregate YouTube Subscribers. For instance, as sponsorships increase, the costs to service those sponsorships increase, and as our Aggregate YouTube Subscribers increase, we expect to generate more revenues from our content, and the related amounts we pay to our talent increase. The increase in Esports costs of $2.7 million was due primarily to increases in player salaries of $0.5 million, production costs of $2.1 million, prize money costs provided to talent members of $0.4 million, partially offset by player transfer costs of $0.3 million. The increase in Esports costs was also due to the easing of travel restrictions associated with COVID-19 pandemic, as there were fewer live events in the first quarter of 2021 compared to the first quarter of 2022.

General and Administrative

General and administrative expenses increased by $3.8 million, or 56.1%, from the three months ended March 31, 2021 to March 31, 2022. Our compensation and benefits costs increased by $1.3 million as we added headcount to grow our business. We also experienced a $1.2 million increase in stock compensation expense due to the granting of stock options in the third quarter of 2021. Additionally, travel and entertainment increased by $0.4 million as COVID-19-related travel restrictions lifted. IT and telecommunications fees increased $0.2 million, and non-legal professional service fees increased $1.1 million. These increases were offset by a decrease in legal settlements and other legal fees of $0.5 million, which are related to the various matters discussed in Note 9 to our consolidated financial statements as of, and for the three months ended, March 31, 2022 and 2021 (the “FaZe Interim Financial Statements”). Additionally, severance decreased by $0.2 million and rent and premises costs increased by $0.3 million.

Sales and Marketing

Sales and marketing expenses increased by $0.8 million, or 235.8%, from the three months ended March 31, 2021 to March 31, 2022. As part of our commitment to growth, we increased marketing expenses by $0.2 million and production fees for promotional content by $0.6 million.

Interest Expense, Net

Net interest expense increased by $0.9 million, or 104.8%, from the three months ended March 31, 2021 to March 31, 2022. The increase in interest expense is due to the increase in the outstanding principal amount of loans as additional notes were issued throughout 2021. Debt agreements are explained further in the “Liquidity and Capital Resources” section below.

Other (Income)/Expense

Other (income)/expense increased by $0.1 million, or 115.7%, from the three months ended March 31, 2021 to March 31, 2022. The change was primarily driven by an increase of other expense of $0.1 million from 2021 to 2022.

Net Income (Loss)

For the reasons discussed above, net loss increased $3.8 million, or 67.3%, from a net loss of $5.7 million for the three months ended March 31, 2021 to a net loss of $9.5 million for the three months ended March 31, 2022.

The following table sets forth a summary of our consolidated results of operations for the periods or years indicated, and the respective changes between comparative periods or years.

	Years ended December 31,
(in thousands, except for percentages)	2021	2020 (As revised)	$ Change	% Change
Total revenues	$52,852	$37,166	$15,686	42.2%
Cost of revenue	41,553	28,072	13,481	48.0%
Gross Profit	11,299	9,094	2,205	24.2%
Operating Expenses:
General and administrative	39,401	31,975	7,426	23.2%
Sales and marketing	3,352	1,357	1,995	147.0%
Loss from operations	(31,454)	(24,238)	(7,216)	(29.8)%
Other (income)/expense:
Interest expense, net	5,467	3,780	1,687	44.6%
Other (income)/expense	(55)	759	(814)	(107.2)%
Total other (income)/expense:	5,412	4,539	873	19.2%
Net Income (Loss)	$(36,866)	$(28,777)	$(8,089)	(28.1)%

Our historical results, as shown above and explained in further detail below, reflect strong growth in revenues, primarily due to increased organic growth as our brand builds momentum, and as we engage in more and larger brand partnerships. At the same time, net losses increased due to an increase in cost of revenue, increases in marketing and promotional expenses, increases in headcount, stock option grants in 2021, interest expense associated with new debt issuances, and additional reasons explained below. Gross profit increased in the year ended December 31, 2021 as compared with the year ended 2020 primarily because of an increase in revenues, as explained further below. Additionally, refer to “Key Components of Sales and Expenses” above for additional detail on expectations regarding expenses relative to our projections.

Revenue

Total revenues increased by $15.7 million, or 42.2%, from 2020 to 2021. This change was primarily driven by effective scaling and growth of our business through our various revenue streams. Brand sponsorships revenue increased approximately $8.3 million, content revenue increased approximately $4.0 million, Esports revenue increased approximately $3.0 million, and consumer products revenue increased approximately $0.2 million. Increases in brand sponsorships revenue were primarily due to our sales and talent teams generating new and/or larger brand sponsorships in 2021. Content revenues increased due to a one-time payment to FaZe in 2021 of $4.5 million for the sale to a third party of a five-year exclusive license for certain historical content posted to YouTube by one content creator prior to March 2021, partially offset by a decrease in content revenue earned on YouTube and Twitch of $0.5 million because two FaZe talent members left FaZe in the third quarter of 2021, which resulted in a decrease in viewership for the FaZe programmed FaZe YouTube Channel. Our overall increase in total revenues was also driven by an increase in our Total Number of Significant Sponsors and by an increase in our Aggregate YouTube Subscribers. These metrics and their relationship with revenue are described in the “Key Performance Indicators” section. The increase in Esports revenue was primarily due to an increase in digital goods sold of $2.7 million attributable to overall brand growth, an increase in prize winnings earned by talent members of $0.3 million, and an increase in league participation revenue of $0.1 million, partially offset by a decrease in player transfer revenue of $0.2 million. Further, Esports revenue in 2020 was lower due to the COVID-19 pandemic, given that Esports revenue is highly dependent on live events, which were halted due to stay-at-home orders during 2020.

The following table presents the Company’s revenue by type for the years ended December 31, 2021 and 2020:

	Years ended December 31,
(in thousands, except for percentages)	2021	2020 (As Revised)	$ Change	% Change
Brand Sponsorships	$24,867	$16,520	$8,347	50.5%
Content	16,068	12,077	3,991	33.0%
Consumer Products	5,751	5,560	191	3.4%
Esports	5,847	2,860	2,987	104.4%
Other	319	149	170	114.1%
Total Revenue	$52,852	$37,166	$15,686	42.2%

Cost of Revenue

Cost of revenue increased by $13.5 million, or 48.0%, from 2020 to 2021. Brand Sponsorships costs increased by $5.1 million due to increases in both the volume and size of sponsorship deals. We also increased the mix of sponsorship-related content, including content for new deals with certain large-name brands that required higher production costs. Costs related to our content revenue increased by $4.2 million related to revenue share payments made to one content creator related to the one-time payment received by FaZe in 2021 of $4.5 million for the sale to a third party of a five-year exclusive license for certain historical content posted to YouTube by the content creator prior to March 2021. The increased brand sponsorships costs and increased content costs are also tied to increases in our Total Number of Significant Sponsors and Aggregate YouTube Subscribers. For instance, as sponsorships increase, the costs to service those sponsorships increase, and as our Aggregate YouTube Subscribers increase, we expect to generate more revenues from our content, and the related amounts we pay to our talent increase. The increase in Esports costs of $4.0 million was due primarily to increases in the sale of digital goods of $1.7 million, player salaries of $1.6 million, league participation fees of $0.2 million, production costs of $0.4 million, and prize money costs provided to talent members of $0.1 million. The increase in Esports costs was also due to the easing of travel restrictions associated with COVID-19 pandemic, as live events were halted due to stay-at-home orders during 2020, but Esports live events resumed in 2021, which increased the associated costs.

General and Administrative

General and administrative expenses increased by $7.4 million, or 23.2%, from 2020 to 2021. Our compensation and benefits costs increased by $6.7 million as we added headcount to grow our business. We also experienced a $1.6 million increase in stock compensation expense due to the granting of stock options in 2021. Additionally, travel and entertainment increased by $0.5 million as COVID-19-related travel restrictions lifted. IT and telecommunications fees increased $0.5 million, depreciation and amortization increased by $0.3 million, and non-legal professional service fees increased $1.4 million. These increases were offset by a decrease in legal settlements and other legal fees of $2.5 million, which are related to the various matters discussed in Note 11 to our consolidated financial statements as of, and for the years ended, December 31, 2021 and 2020 (the “FaZe Audited Financial Statements”). Additionally, severance decreased by $1.0 million and rent and premises costs decreased by $0.3 million.

Sales and Marketing

Sales and marketing expenses increased by $2.0 million, or 147.0%, from 2020 to 2021. As part of our commitment to growth, we increased marketing expenses by $0.4 million and production fees for promotional content by $1.8 million. These increases were partially offset by a decrease in public relations expenses of $0.2 million.

Interest Expense, Net

Net interest expense increased by $1.7 million, or 44.6%, from 2020 to 2021. The increase in interest expense is due to the increase in the outstanding principal amount of loans as additional notes were issued in the fourth quarter of 2020 and throughout 2021. The $5.1 million increase in interest related to debt agreements initiated in late 2020 and throughout 2021 more than offset the $3.4 million decrease in interest related to FaZe paying off its loan with Bridging Financing, Inc. in the fourth quarter of 2020. Debt agreements are explained further in the “Liquidity and Capital Resources” section below.

Other (Income)/Expense

Other (income)/expense decreased by $0.8 million, or 107.2%, from $0.8 million in other expense in 2020 to $0.1 million in other income in 2021. The change was primarily driven by a decrease in foreign currency translation losses of $0.8 million from 2020 to 2021. That is, we paid off our Bridging Financing, Inc. loan in the fourth quarter of 2020.

Net Income (Loss)

For the reasons discussed above, net loss increased $8.1 million, or 28.1%, from a net loss of $28.8 million for the year ended December 31, 2020 to a net loss of $36.9 million for the year ended December 31, 2021.

Non-GAAP Information

This proxy statement/prospectus includes adjusted EBITDA, which is a non-GAAP measure that we use to supplement our results presented in accordance with U.S. GAAP. Adjusted EBITDA is defined as net loss before share-based compensation expense, exited activities expense, foreign currency gains and losses, interest expense, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is used by the FaZe board and management as a key factor in determining the quality of our earnings (loss).

Adjusted EBITDA is a performance measure that we believe is useful to investors and analysts because it illustrates the underlying financial and business trends relating to our core, recurring results of operations and enhances comparability between periods.

Adjusted EBITDA is not a recognized measure under U.S. GAAP and is not intended to be a substitute for any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry. Investors should exercise caution in comparing our non-GAAP measure to any similarly titled measure used by other companies. This non-GAAP measure excludes certain items required by U.S. GAAP and should not be considered as alternatives to information reported in accordance with U.S. GAAP.

The table below presents our adjusted EBITDA, reconciled to our net loss for the periods indicated.

	Three months ended March 31,
(in thousands)	2022	2021
Net Loss	$(9,541)	$(5,703)
Adjusted for:
Share-based compensation expense	1,150	—
Foreign exchange loss	—	—
Interest expense	1,851	904
Provision for income tax	—	—
Depreciation and amortization	236	222
Adjusted EBITDA	$(6,304)	$(4,577)

While not included in the adjustments above, management also removes certain expenses for internal reporting purposes, as they are unpredictable and not considered core to our operations. These expense adjustments that are utilized for internal reporting purposes include expenses related to legal settlements, legal fees outside of the ordinary course of business, and severance. For the three months ended March 31, 2022 and March 31, 2021, legal settlements totaled $0.1 million and $0.0 million, legal fees outside of the ordinary course of business totaled $0.1 million and $0.7 million, and severance expenses totaled $0.0 million and $0.2 million, respectively. See Note 9 to the FaZe Interim Financial Statements for further information relating to these legal and severance related expenses that are not included in our EBITDA calculations, other than for internal reporting purposes.

The table below presents our adjusted EBITDA, reconciled to our net loss for the periods indicated.

	Years ended December 31,
(in thousands)	2021	2020
Net loss	$(36,866)	$(28,777)
Adjusted for:
Share-based compensation expense	1,637	20
Exited activities(1)	—	28
Foreign exchange loss	—	796
Interest expense	5,467	3,780
Provision for income tax	—	—
Depreciation and amortization	1,021	741
Adjusted EBITDA	$(28,741)	$(23,412)

____________

(1)      Consists of warehousing and fulfilment expenses associated with our consumer products activity prior to FaZe’s use of a third-party provider.

While not included in the adjustments above, management also removes certain expenses for internal reporting purposes, as they are unpredictable and not considered core to our operations. These expense adjustments that are utilized for internal reporting purposes include expenses related to legal settlements, legal fees outside of the ordinary course of business, and severance. For the years ended December 31, 2021 and December 31, 2020, legal settlements totaled $3.2 million and $6.2 million, legal fees outside of the ordinary course of business totaled $3.4 million and $3.6 million, and severance expenses totaled $0.6 million and $1.5 million, respectively. See Note 11 to the FaZe Audited Financial Statements for further information relating to these legal and severance related expenses that are not included in our EBITDA calculations, other than for internal reporting purposes.

Liquidity and Capital Resources

Our ability to expand and grow our business in the short and long term will depend on many factors, including our working capital needs and the evolution of our operating cash flows.

We measure liquidity in terms of our ability to fund the cash requirements of our business operations, including working capital and capital expenditure needs, contractual obligations and other commitments, with cash flows from operations and other sources of funding. We have financed our operations primarily through the sale of convertible preferred stock and through debt agreements with third party lenders. See below for a summary of our material debt and equity financing arrangements.

We have incurred net losses since inception. As explained in the Notes to the FaZe Interim and Audited Financial Statements, these conditions have raised substantial doubt about our ability to continue as a going concern. We expect the trend of increased expenses to continue in 2022, resulting in higher expenses than initially projected in the FaZe Forecasts, as a result of higher than expected costs associated with investing in growth initiatives, our decision to hire more executives — including a Chief Operating Officer and the search for a Chief Commercial Officer — and other employees as we scale, the accelerated pace of hiring executives and other employees, and costs related to being a public company, including directors’ and officers’ liability insurance. In addition, the production of original content is one of our target growth areas for 2022, and we are planning to increase our budget in excess of the amount forecasted to improve the quality of production and participating talent. We are also monitoring and evaluating emerging growth opportunities and believe some opportunities such as digital goods are growing more rapidly than expected, which may accelerate the timeline of our investment in these growth opportunities as early as 2022 and/or 2023. In the near and longer term, we expect to take advantage of broader trends such as the growth of the metaverse in the digital economy and the associated increase in importance of technologies such as blockchains, virtual reality and augmented reality. Investment in emerging opportunities comes with significant execution risk and may include direct costs relating to launching a new product or service, hiring employees, signing talent, and/or increases in marketing events and expense. However, if we experience high redemptions by Public Stockholders in connection with the Business Combination, we will have less Trust Account proceeds available to us to pursue our anticipated growth strategies and new initiatives, including acquisition activity, than we would if there are few or no such redemptions, which may cause significant delays in, or limit the scope of, such strategies and initiatives in the short and long term.

Our ability to continue as a going concern is dependent upon our ability to generate sufficient revenue and our ability to raise additional funds by way of our debt and equity financing efforts, as well as through the Business Combination with BRPM. If the Trust Account proceeds that would be available to FaZe following the redemption deadline are less than $218 million (representing the amount of cash required by the Minimum Proceeds Condition, which has been waived by FaZe), New FaZe will have less cash available to pursue its anticipated short and long term growth strategies and new initiatives, including FaZe’s acquisition strategy. As a result, New FaZe’s results of operations and financial condition may be worse than projected. If we do not consummate the Merger, we may face challenges in meeting our obligations in the short term and may need to pursue refinancing options.

Additionally, while the potential economic impact brought by, and the duration of the COVID-19 pandemic, are difficult to assess or predict, the impact of the COVID-19 pandemic on the global financial markets may reduce our ability to access capital, which could negatively impact our short-term and long-term liquidity. The continuing impact of the COVID-19 pandemic is highly uncertain and subject to change.

Nonetheless, we believe our cash on hand together with the proceeds from our sale of convertible preferred stock, as well as the cash proceeds from the debt arrangements and the Business Combination described below, even if all Public Stockholders redeem their Public Shares, will be sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date of this proxy statement/prospectus.

On a pro forma basis, assuming the Business Combination closed on March 31, 2022, our cash and cash equivalents would have amounted to between approximately $261.8 million (assuming no Public Stockholders redeem their shares) and $89.3 million (assuming the Minimum Proceeds Condition is waived and all Public Stockholders redeem their shares) as of that date. We may need additional cash due to changing business conditions or other developments. Our future short and long term capital requirements will depend on several factors, including but not limited to, the rate of our growth, our ability to attract and retain fans and brand sponsorships and their willingness to pay for our services. Further, we may enter into future arrangements to acquire or invest in businesses, products, services, and strategic partnerships. To the extent that our current resources are insufficient to satisfy our cash requirements, we may need to seek additional equity or debt financing. If the needed financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to scale back our existing operations and growth plans, which could have an adverse impact on our business and financial prospects.

Equity

We did not issue any convertible preferred stock during the three months ended March 31, 2022 or March 31, 2021 or during the years ended December 31, 2021 or 2020.

Debt

Upon the close of the Business Combination, all outstanding debt is expected to be converted to equity or paid with transaction proceeds. See the Unaudited Pro Forma Condensed Combined Financial Information, as well as additional details on outstanding debt agreements below, for more information.

2022 B. Riley Term Loan

In March 2022, we entered into the Bridge Loan Agreement with the B. Riley Lender, an affiliate of the Sponsor, allowing us to borrow an aggregate principal amount of up to $20 million maturing on the Closing Date of the Merger Agreement. The interest rate is 7% per annum, compounded quarterly, and the Term Loan is secured by all of our assets, other than certain excluded collateral, and subject to Intercreditor Agreements entered into between the B. Riley Lender, Cox, and CPH. In the event that the Merger Agreement is terminated, on the date of the termination, we will issue to the B. Riley Lender a secured convertible promissory note on substantially the same terms as the 2021 Cox Convertible Promissory Notes in exchange for the Term Loan, in an aggregate principal amount equal to the outstanding principal balance (including capitalized interest) and the unpaid accrued interest of the Term Loan on such date. In connection with the Term Loan, we waived the Minimum Proceeds Condition under the Merger Agreement. FaZe drew the initial $10 million upon closing of the B. Riley Term Loan in March 2022, and drew the final $10 million in April 2022.

2021 Cox Convertible Promissory Notes

As explained in further detail in the Notes to the FaZe Interim Financial Statements, in August 2021, we entered into an agreement with Cox, to which we sold convertible promissory notes of $10.0 million. Cox also purchased an additional $5.0 million in convertible promissory notes in October 2021. The maturity date of the notes is the earliest of December 15, 2023 or various other conditions outlined in the Notes to the FaZe Interim Financial Statements, one

of which is the consummation of the Merger. These notes are convertible, at Cox’s election, into equity of FaZe. These convertible promissory notes, which cannot be prepaid without consent of the holder, bear interest at a rate of 10.00% per annum and are secured against substantially all assets of the Company.

If Cox does not exercise the conversion option, we intend to use the cash proceeds from the Merger to pay off these notes.

Senior Convertible Note Purchase Agreement and Senior Convertible Promissory Note

Pursuant to a Secured Convertible Note Purchase Agreement, dated as of December 15, 2020, as amended, by and among FaZe, CPH Phase II SPV LP (“CPH II”) and CPH Phase III SPV LP (“CPH III” and, together with CPH II, “CPH”), FaZe issued $55,000,000 in aggregate principal amount of convertible promissory notes to CPH between December 15, 2020 and August 30, 2021 (the “CPH notes”). The CPH notes accrue interest at a rate of 10% per year. The maturity date of the CPH notes is December 15, 2023. In addition, CPH has the right to purchase certain additional convertible promissory notes from FaZe (the “CPH Right”). Upon (i) maturity or (ii) a “liquidity event” (including an initial public offering of FaZe, a change of control transaction, or a transaction with a publicly traded special purpose acquisition company), CPH will have the option, in its sole discretion, to convert all or a portion of the principal amount of notes outstanding into shares of FaZe common stock. Any amount of notes outstanding that CPH does not elect to convert will need to be repaid on the maturity date or the closing date of the “liquidity event,” as applicable.

Pursuant to a letter agreement, dated as of December 15, 2020, as amended by and between FaZe and CPH II (the “CPH Letter”), as long as CPH or its affiliates own at least 2% of the outstanding capital stock of FaZe on an as-converted-to-common stock basis, FaZe must invite a CPH representative to attend all meetings of FaZe’s board of directors in a non-voting observer capacity, subject to certain exceptions. In addition, in consideration of CPH’s purchase of the CPH notes, so long as any amount remains outstanding under the CPH notes, FaZe agreed to pay to CPH a nonrefundable quarterly monitoring fee of $62,500, and, upon CPH’s request, reimburse CPH for any reasonable, necessary and documented expenses incurred by CPH in connection with the monitoring of its investment in FaZe and/or activities performed on behalf of FaZe, subject to a limit of $250,000 in total.

On October 23, 2021, CPH entered into a letter agreement with FaZe, pursuant to which, among other things, (i) CPH agreed to convert the CPH notes into shares of FaZe common stock immediately prior to Closing, (ii) CPH agreed to waive the CPH Right in exchange for the issuance of a FaZe convertible note, such note to be converted into shares of FaZe common stock immediately prior to Closing, and such shares of FaZe common stock to be converted into 4,800,000 shares of New FaZe common stock, (iii) CPH agreed to waive any interest on the CPH notes in exchange for (x) the issuance of a FaZe convertible note, such note to be converted into shares of FaZe common stock immediately prior to Closing, and such shares of FaZe common stock to be converted into 523,763 shares of New FaZe common stock and (y) to the extent that the Closing Date is on or after February 1, 2022, payment in cash of interest on the CPH notes that accrues starting on February 1, 2022 and ending on the Closing Date, and (iv) FaZe will nominate Nick Lewin for election as a director of New FaZe, and upon election of Mr. Lewin as a director of New FaZe, the CPH Letter will be terminated.

Other Convertible Promissory Notes

In March 2020 through August 2021, we entered into Convertible Promissory Note Agreements with accredited investors pursuant to which we sold promissory notes totaling approximately $3.2 million. For each of the $2.5 million of notes issued in 2020, the maturity date is the earlier of December 31, 2021 or the closing of a private round of preferred stock financing with immediately available proceeds of at least $1.0 million, with one note of $0.5 million with a maturity date as the earlier of April 21, 2023 or the or the closing of a private round of preferred stock financing with immediately available proceeds of at least $1.0 million. For each of the $0.7 million in notes issued in 2021, the maturity date is the second anniversary of the date of the debt purchase agreement.

The conversion price of the notes is equal to 90% of the price per share sold in a preferred stock financing, provided the price is subject to adjustment in the event our enterprise value is greater than $250.0 million on that date. These notes will be converted into New FaZe common stock at the close of the Business Combination.

The convertible promissory notes, which cannot be prepaid without consent of the holder, bear interest at a rate of 4.00% per annum. The convertible promissory notes are subordinate and junior in right of payment to any senior indebtedness of FaZe.

Paycheck Protection Program Loan

On May 4, 2020, we entered into a promissory note dated May 4, 2020 with Harvest Small Business Finance, LLC., pursuant to which Harvest agreed to make a loan to us under the Paycheck Protection Program offered by the U.S. Small Business Administration in a principal amount of approximately $1.1 million pursuant to Title 1 of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The loan proceeds are available to be used to pay for payroll costs, including salaries, commissions, and similar compensation, group health care benefits, and paid leaves; rent; utilities; and interest on certain other outstanding debt. Under the terms of the PPP Loan we may be eligible for full or partial loan forgiveness; however, we intend to pay off the PPP loan at the close of the Business Combination, in accordance with the Business Combination Agreement.

Term Loan Facility

On October 28, 2019, we entered into a term loan agreement with Bridging Financing Inc., pursuant to which Bridging agreed to make a loan to us in the amount of 30.0 million Canadian dollars. The loan matures on the earlier of (i) 24 months following October 28, 2019 or (ii) a date one day prior to the maturity of any of convertible notes outstanding. Interest on the loan accrues at a rate equal to the Bank of Nova Scotia Prime plus 4.05%, per annum. The Term Loan is convertible into shares of common stock at the discretion of Bridging Financing Inc., at a price equal to $220.0 million divided by the total number of shares outstanding on a fully diluted basis. The loan is subject to a financial covenant, whereby, as of the last day of the fiscal quarter, we were required to maintain a minimum balance of cash in a deposit account, for the immediately prior 12 calendar months. We were not in compliance with this covenant for certain periods of 2020 and 2019; however, noncompliance did not result in any event of default or financial penalty with the lender.

The loan was fully paid in 2020 upon issuance and sale of the 2020 senior convertible promissory note.

Other Contractual Obligations, Commitments and Contingencies

We may be party to various claims in the normal course of business. Legal fees and other costs associated with such actions are expensed as incurred. We assess the need to record a liability for litigation and other loss contingencies, with reserve estimates recorded if we determine that a loss related to the matter is both probable and reasonably estimable. We did not record losses related to legal settlements in the three months ended March 31, 2021 and recorded less than $0.1 million for the three months ended March 31, 2022. We recorded losses related to legal settlements of $6.2 million for the year ended December 31, 2020 and $3.2 million for the year ended December 31, 2021.

Our future contractual commitments related to future minimum payments for non-cancelable operating lease obligations at March 31, 2022 are $2.1 million for the remainder of 2022, $2.9 million for 2023, and $2.0 million for 2024 and thereafter.

Cash Flows — Three Months Ended March 31, 2022 and March 31, 2021

The following table summarizes our cash flows for the periods indicated (in thousands):

	Three months ended March 31,
(in thousands, except for percentages)	2022	2021	$ Change	% Change
Net cash used in operating activities	$(9,710)	$(7,888)	$(1,822)	23.1%
Net cash used in investing activities	(2,067)	(88)	(1,979)	n/m (1)
Net cash provided by financing activities	9,339	9,904	(565)	(5.7)%
Net increase (decrease) in cash and restricted cash	(2,438)	1,928	(4,366)	n/m (1)
Cash and restricted cash, beginning of period	17,618	4,431	13,187	n/m (1)
Cash and restricted cash, end of period	15,180	6,359	8,821	138.7%

____________

(1)      Not meaningful.

Cash Flows Used in Operating Activities

We used $1.8 million more in cash for operating activities in the three months ended March 31, 2022 compared with the three months ended March 31, 2021. This change was largely related to the changes in net loss explained in the “Results of Operations” section, offset by the impact of various non-cash charges explained in further detail below.

Net cash used in operating activities was $9.7 million for the three months ended March 31, 2022. Our net loss of $9.5 million was partially comprised of non-cash charges: interest expenses of $1.9 million, stock-based compensation expense of $1.2 million, depreciation and amortization of $0.2 million, and additions to content assets of $0.3 million. Additionally, during the three months ended March 31, 2022, changes in operating assets and liabilities used cash flows from operations of $3.1 million, primarily due to a combination of a decrease in accounts receivable and contract assets of $0.8 million, a decrease in prepaid expenses of $0.2 million, a decrease in accounts payable and accrued expenses of $0.7 million, and a decrease in contract liabilities of $3.3 million.

Net cash used in operating activities was $7.9 million for the three months ended March 31, 2021. Our net loss of $5.7 million was partially comprised of non-cash charges: interest expenses of $0.9 million as well as depreciation and amortization expense of $0.2 million. Additionally, during the three months ended March 31, 2021, changes in operating assets and liabilities used cash flows from operations of $3.2 million, primarily due to a combination of an increase in accounts receivable and contract assets of $2.6 million, an increase in prepaid expenses of $1.5 million, a decrease in accounts payable and accrued expenses of $0.5 million and an increase in contract liabilities of $1.3 million.

Cash Flows Used in Investing Activities

We used $2.0 million more in cash for investing activities in the three months ended March 31, 2022 compared with the three months ended March 31, 2021 due to increased purchases of tangible and intangible assets.

Net cash used in investing activities of $2.1 million for the three months ended March 31, 2022 was due to purchases of tangible assets of $1.9 million and purchases of intangible assets of $0.2 million.

Net cash used in investing activities of $0.1 million for the three months ended March 31, 2021 was due to purchases of tangible and intangible assets totaling $0.1 million.

Cash Flows Provided by Financing Activities

We generated $0.6 million less cash from financing activities in the three months ended March 31, 2022 compared with the three months ended March 31, 2021, primarily due to increases in payment of deferred transaction costs. These changes which decreased cash generated from financing activities were partially offset by an increase in the issuance of common stock in connection with the exercise of stock options and a decrease in the payment of debt issuance costs.

Net cash provided by financing activities of $9.3 million for the three months ended March 31, 2022 was primarily due to proceeds from the issuance of a term loan of $10.0 million and the issuance of common stock in connection with the exercise of stock options of $0.1 million, partially offset by payments of deferred transaction costs of $0.7 million.

Net cash provided by financing activities of $9.9 million for the three months ended March 31, 2021 was primarily due to proceeds from the issuance of convertible debt of $10.0 million, partially offset by debt issuance costs of $0.1 million.

Cash Flows — Years Ended December 31, 2021 and December 31, 2020

The following table summarizes our cash flows for the periods indicated (in thousands):

	Years ended December 31,
(in thousands, except for percentages)	2021	2020	$ Change	% Change
Net cash used in operating activities	$(25,180)	$(16,856)	$(8,324)	49.4%
Net cash used in investing activities	(1,705)	(791)	(914)	115.5%
Net cash provided by financing activities	40,072	10,079	29,993	n/m (1)
Net increase (decrease) in cash and restricted cash	13,187	(7,568)	20,755	n/m (1)
Cash and restricted cash, beginning of period	4,431	11,999	(7,568)	(63.1)%
Cash and restricted cash, end of period	17,618	4,431	13,187	n/m (1)

____________

(1)      Not meaningful.

Cash Flows Used in Operating Activities

We used $8.3 million more in cash for operating activities in the year ended December 31, 2021 compared with the year ended December 31, 2020. This change was largely related to the changes in net loss explained in the “Results of Operations” section.

Net cash used in operating activities was $25.2 million for the year-ended December 31, 2021. Our net loss of $36.9 million was partially offset by non-cash interest expenses of $5.5 million, stock-based compensation expense of $1.6 million, depreciation and amortization of $1.0 million, and additions to content assets of $0.5 million. Additionally, during the year-ended December 31, 2021, changes in operating assets and liabilities used cash flows from operations of $4.0 million, primarily due to an increase in accounts receivable, contract assets, and prepaid expenses of $4.2 million, $2.8 million, and $0.5 million, respectively, as well as an increase in accounts payable and accrued expenses of $4.7 million and contract liabilities of $6.8 million.

Net cash used in operating activities was $16.9 million for the year-ended December 31, 2020. Our net loss of $28.8 million was partially offset by non-cash charges: interest expenses of $3.1 million, depreciation and amortization expense of $0.7 million, and foreign exchange impact of $0.8 million. Additionally, during the year-ended December 31, 2020, changes in operating assets and liabilities provided cash flows from operations of $7.3 million, primarily due to a decrease in accounts receivable and contract assets of $0.7 million and $0.8 million, respectively, as well as an increase in accounts payable and accrued expenses of $4.9 million and contract liabilities of $0.9 million.

Cash Flows Used in Investing Activities

We used $0.9 million more in cash for investing activities in the year ended December 31, 2021 compared with the year ended December 31, 2020 due to increased purchases of tangible and intangible assets, and issuances of notes receivable.

Net cash used in investing activities of $1.7 million for the year-ended December 31, 2021 was primarily due to purchases of property, plant, and equipment of $0.7 million, purchases of intangible assets of $0.8 million, and issuances of notes receivable of $0.1 million.

Net cash used in investing activities of $0.8 million for the year-ended December 31, 2020 was primarily due to purchases of property, plant, and equipment of $0.7 million and purchase of intangible assets of $0.1 million.

Cash Flows Provided by Financing Activities

We generated $30.0 million more cash from financing activities in the year ended December 31, 2021 compared with the year ended December 31, 2020, primarily due to increases in the proceeds from the issuance of convertible debt and decreases in payments of loan principal. These changes which increased cash generated from financing activities were partially offset by a decrease in the issuance of loans payable.

Net cash provided by financing activities of $40.1 million for the year-ended December 31, 2021 was primarily due to proceeds from the issuance of convertible debt of $40.7 million, partially offset by payments on loan principal of $0.4 million and debt issuance costs of $0.3 million.

Net cash provided by financing activities of $10.1 million for the year-ended December 31, 2020 was primarily due to proceeds from the issuance of loans payable of $1.1 million and proceeds from issuance of convertible debt of $35.4 million, partially offset by payments on loan principal of $26.1 million and debt issuance costs of $0.3 million.

Critical Accounting Policies and Estimates

Our consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. Preparation of the financial statements requires our management to make judgments, estimates and assumptions that impact the reported amount of net sales and expenses, assets and liabilities and the disclosure of contingent assets and liabilities. We consider an accounting judgment, estimate or assumption to be critical when (1) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on our consolidated financial statements. Our significant accounting policies are described in Note 2 to the FaZe Interim Financial Statements included elsewhere in this proxy statement/prospectus. Our critical accounting policies are described below.

Revenue Recognition

Effective January 1, 2019, we adopted the new accounting standard and related amendments, using the modified retrospective transition method for all contracts. Based on our assessment, the adoption of ASC 606, Revenue from Contracts with Customers (“ASC 606”) did not have a material impact to the Company’s consolidated financial statements and there were no material differences between the Company’s adoption of ASC 606 and its historic accounting under ASC 605, Revenue Recognition. For further information regarding the impact of the adoption of this standard refer to Note 2 to the FaZe Interim Financial Statements included elsewhere in this proxy statement/prospectus.

The below describes our revenue recognition policies and significant judgments in further detail:

Principal Versus Agent Considerations

A significant amount of our brand sponsorships and content revenues are generated from independent contractors who we pay based on revenue that they generate for FaZe. We have evaluated the terms of our brand sponsorships and content agreements and have concluded that FaZe is the primary obligor. That is, we own our brand and intellectual property, take primary responsibility for delivery of services, and exercise control over content generation and monetization. FaZe contracts directly with Google on its operated channels, and the talent contracts directly with Google on their own channels. As part of FaZe’s contracts with its talent, FaZe agrees to serve as the talent’s exclusive management company as it relates to any and all type of work the talent may perform, including content creation and advertising revenue generated from the content. While the talent owns the content they create while they are under contract with FaZe, the talent grants FaZe an exclusive perpetual license to the content, and FaZe grants limited usage rights of that content back to the talent, conditional upon them complying with their contract. Furthermore, all income earned from services provided by the talent related to gaming, Esports, content creation or the business of FaZe, which includes revenue from advertising via talent content, is subject to the talent agreement and is payable to FaZe. In addition, FaZe’s contracts with its talent specify rules and restrictions on the content the talent can create and post. As such, through its contracts with talent, FaZe is the principal because FaZe is the entity exercising primary control over the content generated in the YouTube channels being monetized.

Therefore, we recognize brand sponsorships and content revenues on a gross basis and record revenue-sharing and other fees paid to our talent as cost of revenues.

In relation to our consumer products revenue, we have outsourced the design, manufacturing, fulfillment, distribution, and sale of our consumer products to a third party, in exchange for royalties based on the amount of revenue generated. We evaluated the terms of the agreement to determine whether our consumer products revenues should be reported gross, or net of royalties paid. Key indicators that we evaluate in determining whether we are the principal in the sale (gross reporting), or an agent (net reporting) include, but are not limited to:

(1)    FaZe is the party that is primarily responsible for fulfilling the promise to provide the specified good or service,

(2)    FaZe has inventory risk before the good is transferred to the customer, and

(3)    FaZe is the party has discretion in establishing pricing for the specified good or service.

Based on our evaluation of the above indicators, FaZe is the primary obligor with respect to consumer products sales and thus, we report consumer products revenues on a gross basis.

Timing of Recognition

The timing of revenue recognition depends on the type of revenue recognized, as explained further below.

(1) Brand Sponsorships

Although our brand sponsorships may include multiple services that are capable of being distinct, these services are highly interdependent such that the services are not separately identifiable within the context of the contract. Therefore, management identified one performance obligation which is transferred over time. Therefore, brand sponsorship revenue is recognized ratably over the contract term as services as provided.

(2) Content

Content revenue is variable and is earned when the visitor views or “clicks through” on the advertisement. We recognize revenue based on viewership reports, which we receive on a monthly basis. As described above, we recognize revenues on a gross basis. See “Principal vs. Agent Considerations.”

FaZe grants exclusive licenses to customers for certain content produced by FaZe talent. FaZe grants the customer a license to the intellectual property, which is the content and its use in generating advertising revenues, for a pre-determined period, for an amount paid by the customer upon execution of the contract. FaZe’s only performance obligation is to license the content for use in generating advertising revenues, and recognizes the full contract amount at the point at which FaZe provides the customer the right to use the content, which is at the execution of the contract. FaZe has no further performance obligations under these types of contract and does not anticipate generating any additional revenue from these arrangements apart from the contract amount.

(3) Consumer Products

Consumer products revenues are recognized at a point in time, as control is transferred to the customer upon shipment.

(4) Esports

(a) League Participation:    Generally, FaZe has one performance obligation — to participate in the overall Esport event — because the underlying activities do not have standalone value absent our participation in the tournament or event. Revenue from prize winnings and profit-share agreements is variable and is highly uncertain, we recognize revenue at the point in time when the uncertainty is resolved.

(b) Player Transfer Fees:    Player transfer agreements include a fixed fee and may include a variable fee component. FaZe recognizes the fixed portion of revenue from transfer fees upon satisfaction of our performance obligation, which coincides with the execution of the related agreement. The variable portion of revenue is considered highly uncertain and is recognized at the point in time when the uncertainty is resolved.

(c) Licensing of Intellectual Property:    Our licenses of intellectual property generate royalties that are recognized in accordance with the royalty recognition constraint. That is, royalty revenue is recognized when the sale occurs.

Stock-Based Compensation

FaZe recognizes the cost of stock-based awards granted to its employees, directors, and nonemployee consultants based on the estimated grant-date fair value of the awards. Cost is recognized on a straight-line basis over the service period, which is generally the vesting period of the award. FaZe elected to recognize the effect of forfeitures in the period they occur.

Based on FaZe’s early stage of development and other relevant factors, we determined that an Option Pricing Model (“OPM”) was the most appropriate method for allocating its enterprise value to determine the estimated fair value of FaZe’s common stock. Application of the OPM involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding its expected future revenue, expenses, and cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of future events. Specifically, we have historically used the back solve analysis to estimate the fair value of our common stock, which derives the implied equity value for one type of equity security from a contemporaneous transaction involving another type of security, shares of our preferred stock in this instance. The estimates utilized in determining the grant date fair value for new awards will not be necessary once our shares are publicly traded. The grant date fair value of FaZe common stock was determined with the assistance of an independent third-party valuation specialist.

FaZe specifically determines the fair value of stock options using the Black-Scholes-Merton option pricing model, which is impacted by the following assumptions:

•        Expected Term — FaZe uses the simplified method when calculating the expected term due to insufficient historical exercise data.

•        Expected Volatility — As FaZe’s stock is not currently publicly traded, the volatility is based on a benchmark of comparable companies within our peer group.

•        Expected Dividend Yield — The dividend rate used is zero as FaZe has never paid any cash dividends on its common stock and does not anticipate doing so in the foreseeable future.

•        Risk-Free Interest Rate — The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon instrument with an equivalent remaining term equal to the expected life of the award.

Income Taxes

We record a tax provision for the anticipated tax consequences of the reported results of operations. In accordance with ASC 740, Income Taxes, the provision for income taxes is computed using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases, operating losses and tax credit carryforwards.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income in the period that includes the enactment date. We evaluate deferred tax assets each period for recoverability. For those assets that do not meet the threshold of “more likely than not” that they will be realized in the future, a valuation allowance is recorded. We have considered our history of cumulative tax and book losses incurred since inception, and other positive and negative evidence, and have concluded that it is more likely than not that the Company will not realize the benefits of the net deferred tax assets as of March 31, 2021 or 2022 or as of December 31, 2020 or 2021.

We report a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. We recognize interest and penalties, if any, related to unrecognized tax benefits in income tax expense, if applicable income tax returns remain open for examination by applicable authorities, generally three years from filing for federal and four years for state. We would classify interest and penalties related to uncertain tax positions as income tax expense, if applicable. There was no interest expense or penalties related to unrecognized tax benefits recorded through March 31, 2022 and December 31, 2021.

Recently Adopted and Issued Accounting Pronouncements

See Note 2 to the FaZe Audited Financial Statements and Note 2 to the FaZe Interim Financial Statements included elsewhere in this proxy statement/prospectus for recently adopted accounting pronouncements and recently issued accounting pronouncements that may have an impact on future results but that have not yet adopted as of the date of this proxy statement/prospectus.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. BRPM is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of this extended transition period. Following the consummation of the Business Combination, we expect to remain an emerging growth company at least through the end of 2022 and will have the benefit of the extended transition period. This may make it difficult to compare our financial results with the financial results of other public companies that are either not emerging growth companies or emerging growth companies that have chosen not to take advantage of the extended transition period.

Description of New Faze Securities

Following the Business Combination, your rights as New FaZe Stockholders will be governed by Delaware law and the Proposed Charter and Proposed Bylaws. Your rights as holders of New FaZe warrants will be governed by the terms of the warrant agreement, dated February 18, 2021, by and between BRPM and Continental Stock Transfer & Trust Company (the “Warrant Agreement”). The following description of the material terms of New FaZe’s securities reflects the anticipated state of affairs upon completion of the Business Combination, but is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Proposed Charter and the Proposed Bylaws are attached as Annex B and Annex C, respectively, to this proxy statement/prospectus. The full text of the Warrant Agreement is attached as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. You are encouraged to read the applicable provisions of Delaware law, the Proposed Charter, the Proposed Bylaws and the Warrant Agreement in their entirety for a complete description of the rights and preferences of New FaZe securities following the Business Combination.

Authorized and Outstanding Capital Stock

The Proposed Charter authorizes the issuance of 501,000,000 shares, of which 500,000,000 shares will be shares of New FaZe common stock, par value $0.0001 per share, and 1,000,000 shares will be shares of New FaZe preferred stock, par value $0.0001 per share.

As of May 26, 2022, the record date, BRPM had 17,770,000 shares of BRPM Class A common stock and 4,312,500 shares of BRPM Class B common stock and 5,923,333 BRPM warrants outstanding. After giving effect to the Business Combination, we estimate New FaZe will have 90,676,973 shares of New FaZe common stock outstanding (using a deemed closing date of May 6, 2022 and assuming no redemptions), 5,923,333 warrants outstanding, and 0 shares of preferred stock outstanding.

New FaZe capital stock

New FaZe common stock

Voting Rights

Each holder of New FaZe common stock will be entitled to cast one vote per share, as provided by the Proposed Charter. The Proposed Bylaws provide that an action is approved by New FaZe Stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Holders of New FaZe common stock will not be entitled to cumulate their votes in the election of directors.

Dividend Rights

Each holder of New FaZe common stock will be entitled to the payment of dividends and other distributions (based on the number of shares of New FaZe common stock held) as may be declared by the New FaZe Board out of New FaZe’s assets or funds legally available tor dividends and other distributions. These rights are subject to the preferential rights of the holders of New FaZe preferred stock, if any, and any contractual limitations on New FaZe’s ability to declare and pay dividends.

Liquidation, Dissolution and Winding Up

If New FaZe is involved in a voluntary or involuntary liquidation, dissolution or winding up of New FaZe’s affairs or a similar event, each holder of New FaZe common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of New FaZe preferred stock, if any, then outstanding.

Other Matters

Holders of shares of New FaZe common stock do not have subscription, redemption or conversion rights. Upon completion of the Business Combination, all the outstanding shares of New FaZe common stock will be validly issued, fully paid and non-assessable.

New FaZe preferred stock

The New FaZe Board will be authorized to issued shares of New FaZe preferred stock from time to time in one or more series, each such series to have such terms as stated or expressed in the resolution or resolutions providing for the creation and issuance of such series.

Warrants

Outstanding BRPM warrants will continue to be outstanding after the consummation of the Business Combination and will be exercisable for one share of New FaZe common stock pursuant to the terms provided for therein. The warrants are issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the Warrant Agreement for a complete description of the terms and conditions applicable to the warrants. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants, a majority of the then outstanding Private Placement Warrants.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — Our warrant agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Public Stockholders’ Warrants

There are currently outstanding an aggregate of 5,750,000 Public Warrants. Following the consummation of the Business Combination, each whole warrant will entitle the registered holder to purchase one share of New FaZe common stock at an exercise price of $11.50 per share, subject to adjustment as discussed below, beginning on the later of 30 days after the Closing and February 23, 2022, provided in each case that we have an effective registration statement under the Securities Act covering the shares of New FaZe common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a holder may exercise its warrants only for a whole number of shares of New FaZe common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless holder has at least three units, such holder will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

New FaZe will not be obligated to deliver any New FaZe common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the New FaZe common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to New FaZe’s satisfying its obligations described below with respect to registration. No warrant will be exercisable and New FaZe will not be obligated to issue a share of New FaZe common stock upon exercise of a warrant unless the share of New FaZe common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will New FaZe be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

We are not registering the New FaZe common stock issuable upon the exercise of the warrants at this time. However, the Warrant Agreement requires us to file a registration statement to register such shares as soon as practicable, but in no event later than 15 business days after the Closing, to cause such registration statement to become effective within 60 business days after the Closing, and to maintain a current prospectus relating to those shares until the warrants expire or are redeemed. If a registration statement covering the shares issuable upon exercise of the warrants is not effective by the 60th business day after the Closing, warrantholders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

Notwithstanding the above, if New FaZe common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, New FaZe may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event New FaZe so elects, New FaZe will not be required to file or maintain in effect a registration statement, and in the event New FaZe does not so elect, New FaZe will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants when the price per share of New FaZe common stock equals or exceeds $18.00

Once the warrants become exercisable, New FaZe may call the warrants for redemption for cash:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•        if, and only if, the closing price of New FaZe common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

New FaZe will not redeem the warrants as described above unless an effective registration statement under the Securities Act covering the New FaZe common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of New FaZe common stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may not exercise our redemption right there is a current registration statement in effect with respect to the shares of common stock underlying such warrants. We are not registering the New FaZe common stock issuable upon the exercise of the warrants at this time.

We have established the $18.00 redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and New FaZe issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the New FaZe common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of New FaZe common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of New FaZe common stock equal to the quotient obtained by dividing (x) the product of the number of shares of New FaZe common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) of the New FaZe common stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the New FaZe common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of New FaZe common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, our Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their warrants on a cashless basis, as described in more detail below.

If the number of outstanding shares of New FaZe common stock is increased by a stock dividend payable in shares of New FaZe common stock, or by a split-up of shares of New FaZe common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of New FaZe common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of New FaZe common stock. A rights offering to holders of New FaZe common stock entitling holders to purchase shares of New FaZe common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of New FaZe common stock equal to the product of (i) the number of shares of New FaZe common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New FaZe common stock) and (ii) one (1) minus the quotient of (x) the price per share of New FaZe common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for New FaZe common stock, in determining the price payable for New FaZe common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of New FaZe Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of New FaZe common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of New FaZe common stock on account of such shares of New FaZe common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New FaZe common stock in respect of such event.

If the number of outstanding shares of New FaZe common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of New FaZe common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of New FaZe common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of New FaZe common stock.

Whenever the number of shares of New FaZe common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New FaZe common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New FaZe common stock so purchasable immediately thereafter.

In addition, if (x) we issue additional shares of New FaZe common stock or securities convertible into or exercisable or exchangeable for shares of New FaZe common stock for capital raising purposes in connection with the closing of the Business Combination, at an issue price or effective issue price of less than $9.20 per share of New FaZe common stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our sponsor or its affiliates, without taking into account any founder shares held by our sponsor or such affiliates, as applicable, prior to such issuance (the “Newly Issued Price”)), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for funding the Business Combination, and (z) the volume weighted average trading price of the New FaZe common stock during the 20 trading day period starting on the trading day prior to the day on which we consummate the Business Combination (the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of New FaZe common stock (other than those described above or that solely affects the par value of such shares of New FaZe common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of New FaZe common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our New FaZe common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of New FaZe common stock in such a transaction is payable in the form of New FaZe common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

A holder of a warrant may notify New FaZe in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of New FaZe common stock outstanding immediately after giving effect to such exercise.

Private Placement Warrants

Except as described above, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. The Private Placement Warrants (including the New FaZe common stock issuable upon exercise of the Private Placement Units) will not be transferable, assignable or salable until 30 days after the Closing (except in limited circumstances) and they will not be redeemable by New FaZe for cash so long as they are held by our Sponsor or its permitted transferees. Our Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than our Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by New FaZe in all redemptions scenarios and exercisable by the holders on the same basis as the Public Warrants.

Redemption Procedures

In the event that New FaZe determined to redeem the Public Warrants, holders of our redeemable warrants would be notified of such redemption as described in our warrant agreement. Specifically, in the event that New FaZe elects to redeem all of the redeemable warrants as described on the Redemption Date, notice of redemption shall be mailed by first class mail, postage prepaid, by New FaZe not less than 30 days prior to the Redemption Date to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via New FaZe’s posting of the redemption notice to DTC.

Units

Each BRPM unit outstanding prior to the Merger consists of one share of BRPM Class A common stock and one-third of one BRPM warrant, each as detailed above. Upon consummation of the Business Combination, BRPM units will automatically split into their respective shares of BRPM Class A common stock and BRPM warrants.

Options and Restricted Stock Awards

FaZe Options

Immediately prior to the Effective Time, the Accelerated FaZe Options will become vested as of the Effective Time. Effective as of five days prior to, and conditioned upon the occurrence of the Effective Time, each holder of a Vested FaZe Option intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code will be entitled to exercise in full by providing the Company with a notice of exercise and full payment of the applicable exercise price in accordance with the terms of the applicable Company Incentive Plan and related award agreement.

At the Effective Time, each FaZe Option (whether or not vested) that is then outstanding will be converted into the right to receive an option relating to New FaZe common stock on the same terms and conditions as are in effect with respect to such FaZe Option immediately prior to the Effective Time (including with respect to vesting and termination-related provisions), except that (i) such New FaZe Option will relate to such number of shares of New FaZe common stock (rounded down to the nearest whole share) as is equal to (A) the number of shares of FaZe common stock subject to such FaZe Option multiplied by (B) the Exchange Ratio, and (ii) the exercise price per share of such New FaZe Option will be equal to the quotient of (A) the exercise price per share of such FaZe Option in effect immediately prior to the Effective Time divided by (B) the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent). In addition, each Vested FaZe Option will have the right to receive a portion of the Aggregate Earn-Out Consideration.

FaZe Restricted Stock Awards

At the Effective Time, each FaZe Restricted Stock Award that is outstanding and unvested as of immediately prior to the Effective Time (after giving effect to any vesting that may occur in connection with the Merger) will be cancelled and converted into a restricted stock award covering a number of shares of New FaZe common stock equal to the number of shares of FaZe common stock underlying such FaZe Restricted Stock Award immediately prior to the Effective Time, multiplied by the Exchange Ratio (rounded to the nearest whole share), with the same terms and conditions as were applicable to the related unvested FaZe Restricted Stock Award immediately prior to the Effective Time (including with respect to vesting and termination-related provisions), except to the extent such terms or conditions are rendered inoperative (or satisfied) by the Merger. In addition, each FaZe Restricted Stock Award will have the right to receive a portion of the Aggregate Earn-Out Consideration.

Classified Board of Directors

The Proposed Charter provides that the New FaZe Board will be divided into three classes, with each class serving three-year staggered terms.

Any vacancies on the New FaZe Board resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors will be filled exclusively by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of New FaZe preferred stock), and will not be filled by the New FaZe Stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

Exclusive Forum

The Proposed Charter provides that, to the fullest extent permitted by law, unless New FaZe otherwise consents in writing, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of New FaZe, (2) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder of the Corporation, (3) any action asserting a claim against New FaZe arising pursuant to any provision of the DGCL, the Proposed Charter or the Proposed Bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery, (4) any action to interpret, apply, enforce or determine the validity of any provisions of the Proposed Charter or the Proposed Bylaws, or (5) any other action asserting a claim governed by the internal affairs doctrine. Notwithstanding the foregoing, the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act of 1933, as amended; however, there is uncertainty as to whether a court would enforce such provision, and investors cannot waive compliance with federal securities laws and the rules and regulations thereunder. Notwithstanding the foregoing, the Proposed Charter provides that the exclusive forum provision will not apply to suits brought to enforce any cause of action arising by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Although we believe these provisions would benefit us by providing increased consistency in the application of applicable law in the types of lawsuits to which they apply, these provisions may have the effect of discouraging lawsuits against our directors and officers.

Anti-Takeover Effects of Provisions of the Proposed Charter, the Proposed Bylaws and Applicable Law

Certain provisions of the Proposed Charter, Proposed Bylaws, and laws of the State of Delaware, where New FaZe is incorporated, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for the New FaZe common stock. New FaZe believes that the benefits of increased protection give New FaZe the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure New FaZe and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.

Authorized but Unissued Shares

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as the New FaZe common stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of New FaZe by means of a proxy contest, tender offer, merger, or otherwise.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Proposed Bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders or a special meeting of stockholders (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting). The Proposed Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders or a special meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Limitations on Stockholder Action by Written Consent and on Calling Special Meetings of Stockholders

The Proposed Charter provides that, subject to the terms of any series of New FaZe preferred stock, any actions required or permitted to be taken by the stockholders of New FaZe must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting. The Proposed Charter further provides that special meetings of our stockholders may be called only by the New FaZe Board, the chairperson of the New FaZe Board, and the Chief Executive Officer or President of New FaZe, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Amendment of the Proposed Charter and Proposed Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

The Proposed Charter provides that it may be amended by New FaZe in the manners provided therein or prescribed by statute. The Proposed Charter provides that the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of New FaZe entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal, or adopt any provision of the Proposed Charter providing for the capital stock of New FaZe, amendment of the Proposed Charter, amendment of the Proposed Bylaws, board of directors, election of directors, limitation of director liability, indemnification and special meetings of the stockholders.

If any of the New FaZe common stock shares are outstanding, New FaZe will not, without the prior affirmative vote of the holders of two-thirds of the outstanding shares of New FaZe common stock, voting as a separate class, in addition to any other vote required by applicable law or the Proposed Charter, directly or indirectly, amend, alter, change, repeal, or adopt any provision of the Proposed Charter (1) in a manner that is inconsistent with, or otherwise alters or changes, any of the voting, conversion, dividend, or liquidation provisions of the shares of New FaZe common stock or other rights, powers, preferences, or privileges of the shares of New FaZe common stock.

The Proposed Charter also provides that the New FaZe Board shall have the power to adopt, amend, alter, or repeal the Proposed Bylaws by the affirmative vote of a majority of the directors present at any regular or special meeting of the New FaZe Board at which a quorum is present in any manner not inconsistent with the laws of the State of Delaware or the Proposed Charter. The stockholders of New FaZe are prohibited from adopting, amending, altering, or repealing the Proposed Bylaws, or to adopt any provision inconsistent with the Proposed Bylaws, unless such action is approved, in addition to any other vote required by the Proposed Charter, by the Requisite Stockholder Consent.

Business Combinations

Under Section 203 of the DGCL, a corporation will not be permitted to engage in a business combination with any interested stockholder for a period of three years following the time that such interested stockholder became an interested stockholder, unless:

(1)    prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2)    upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)    at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of New FaZe’s outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the charter specifically authorizes cumulative voting. The Proposed Charter does not authorize cumulative voting.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Proposed Charter includes a provision that eliminates the personal liability of directors for damages for any breach of fiduciary duty as a director where, in civil proceedings, the person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of New FaZe or, in criminal proceedings, where the person had no reasonable cause to believe that his or her conduct was unlawful.

The Proposed Bylaws provide that New FaZe must indemnify and advance expenses to New FaZe’s directors and officers to the fullest extent authorized by the DGCL. New FaZe also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for New FaZe directors, officers, and certain employees for some liabilities. New FaZe believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Proposed Charter and the Proposed Bylaws may discourage stockholders from bringing lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit New FaZe and its stockholders. In addition, your investment may be adversely affected to the extent New FaZe pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of New FaZe’s directors, officers, or employees for which indemnification is sought.

Stockholders’ Derivative Actions

Under the DGCL, any of New FaZe’s stockholders may bring an action in New FaZe’s name to procure a judgment in New FaZe’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of New FaZe’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent, Warrant Agent and Registrar

The transfer agent and registrar for New FaZe capital stock and the warrant agent for New FaZe’s warrants will be Continental.

Listing of common stock and warrants

Application will be made for the shares of New FaZe common stock and New FaZe warrants to be approved for listing on Nasdaq under the symbols “FAZE” and “FAZEW,” respectively but there is no guarantee the shares of New FaZe common stock or New FaZe warrants will be approved for listing.

Securities Act Restrictions on Resale of Common Stock

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New FaZe common stock or New FaZe warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New FaZe at the time of, or at any time during the three months preceding, a sale and (ii) New FaZe is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted New FaZe common stock or New FaZe warrants for at least six months but who are affiliates of New FaZe at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three- month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of New FaZe common stock then outstanding; or

•        the average weekly reported trading volume of New FaZe common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New FaZe under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about New FaZe.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business- combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, BRPM’s Sponsor will be able to sell its Founder Shares and Private Placement Units pursuant to Rule 144 without registration one year after BRPM has completed its initial business combination and filed Form 10-type information for New FaZe, for so long as New FaZe has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months other than Form 8-K reports.

Following the Closing, New FaZe will no longer be a shell company, and so, once the conditions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

Beneficial Ownership of Securities

The following table sets forth information known to BRPM regarding (i) the beneficial ownership of BRPM common stock and the beneficial ownership of FaZe common stock as of May 6, 2022 (pre-Business Combination) and (ii) beneficial ownership of shares of New FaZe common stock as of immediately following the consummation of the Business Combination, assuming the Business Combination closed on May 6, 2022, assuming that no Public Shares are redeemed in connection with the Business Combination, and alternatively that 17,250,000 Public Shares are redeemed in connection with the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of BRPM common stock pre-Business Combination is based on 22,082,500 shares of BRPM common stock (including 17,250,000 Public Shares, 4,312,500 Founder Shares, and 520,000 private placement shares) issued and outstanding as of May 6, 2022. The beneficial ownership of FaZe common stock pre-Business Combination is based on 22,218,076 shares of FaZe common stock issued and outstanding as of May 6, 2022.

The expected beneficial ownership of New FaZe common stock after the consummation of the Business Combination, assuming the Business Combination closed on May 6, 2022, is based upon 90,676,972 shares of New FaZe common stock outstanding, assuming no redemptions, and 72,325,908 shares of New FaZe common stock outstanding, assuming 100% redemptions. The post-closing scenarios assume (x) that New FaZe issues 6,440,827 Earn-Out Shares assuming no redemptions, and 5,339,762 Earn-Out Shares assuming 100% redemptions, (y) that New FaZe issues, in respect of FaZe restricted stock awards outstanding as of immediately prior to the closing of the Business Combination, an aggregate of 1,728,653 shares of New FaZe common stock and (z) that New FaZe issues 11,800,000 shares of New FaZe common stock to the PIPE Investors pursuant to the PIPE Investment. If the actual facts are different from these assumptions, the percentage ownership and voting power retained by BRPM’s existing shareholders in New FaZe will be different.

The expected beneficial ownership percentages set forth below take into account warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing upon the later to occur of 12 months from the closing of the IPO and 30 days after the Closing).

	Pre-Business Combination and PIPE Investment				Post-Business Combination and PIPE Investment
					No Redemptions Scenario		100% Redemptions Scenario
Name and Address of Beneficial Owner(1)	# of BRPM Shares	% of BRPM Total Voting Power	# of FaZe Shares	% of FaZe Total Voting Power	# of New FaZe Shares	% of New FaZe Total Voting Power	# of New FaZe Shares	% of New FaZe Total Voting Power
Directors and Executive Officers of BRPM Pre-Business Combination
Daniel Shribman(2)	—	—	—	—	—	—	—	—
Bryant Riley(3)	4,832,500	21.9%	—	—	7,205,833	7.9%	7,205,833	10.0%
Nicholas Hammerschlag(2)	—	—	—	—	—	—	—	—
Samuel McBride(2)	—	—	—	—	—	—	—	—
Ross Levinsohn(2)	—	—	—	—	—	—	—	—
Timothy Presutti(2)	—	—	—	—	—	—	—	—
All Pre-Business Combination Directors and Executive Officers of BRPM as a Group	4,832,500	21.9%	—	—	7,205,833	7.9%	7,205,833	10.0%

Founders, Directors and Executive Officers of FaZe Pre-Business Combination
Aaron Levant	—	—	—	—	—	—	—	—
Ed Wilson(4)	—	—	42,361	*	104,651	*	103,173	*
Kenneth West	—	—	—	—	—	—	—	—
Mike Treschow(5)	—	—	2,080,000	9.4%	5,162,462	5.7%	5,085,794	7.0%
Lee Trink and Affiliates(6)	—	—	2,154,492	9.3%	5,338,394	5.7%	5,260,511	7.0%
Yousef Abdelfattah(7)(8)	—	—	1,742,566	7.6%	4,318,255	4.7%	4,255,172	5.8%
Zach Katz	—	—	—	—	—	—	—	—
Kainoa Henry(9)	—	—	294,594	1.3%	738,561	*	726,438	1.0%
Tamara Brandt(10)	—	—	375,000	1.7%	927,376	1.0%	914,127	1.2%
Helen E. Webb	—	—	—	—	—	—	—	—
Richard Bengtson II(11)(12)	—	—	1,390,000	6.1%	3,446,680	3.8%	3,395,998	4.6%
Thomas Alves De Oliveira(13)(14)	—	—	1,390,000	6.1%	3,446,680	3.8%	3,395,998	4.6%
Noordin Shat(15)(16)	—	—	1,272,229	5.7%	3,170,506	3.5%	3,121,408	4.3%
All Pre-Business Combination Founders, Directors and Executive Officers of FaZe as a Group	—	—	10,741,241	42.3%	26,653,564	27.2%	26,258,618	33.0%

Director Nominees and Named Executive Officers of New FaZe Post-Business Combination
Lee Trink and Affiliates(6)	—	—	2,154,492	9.3%	5,338,394	5.7%	5,260,511	7.0%
Zach Katz	—	—	—	—	—	—	—	—
Tamara Brandt(10)	—	—	375,000	1.7%	927,376	1.0%	914,127	1.2%
Helen E. Webb	—	—	—	—	—	—	—	—
Kainoa Henry(9)	—	—	294,594	1.3%	738,561	*	726,438	1.0%
Nick Lewin(19)	—	—	6,963,173	31.3%	17,282,268	19.1%	17,025,607	23.5%
Mickie Rosen	—	—	—	—	—	—	—	—
Calvin “Snoop Dogg” Cordozar Broadus Jr.	—	—	—	—	—	—	—	—
Paul Hamilton	—	—	—	—	—	—	—	—
Ross Levinsohn(2)	—	—	—	—	—	—	—	—
Daniel Shribman(2)	—	—	—	—	—	—	—	—
Angela Dalton	—	—	—	—	—	—	—	—
Bruce Gordon	—	—	—	—	—	—	—	—
Andre Fernandez	—	—	—	—	—	—	—	—
All Post-Business Combination Director Nominees and Executive Officers of New FaZe as a Group	—	—	9,787,259	41.2%	24,286,598	25.8%	23,926,683	31.5%

Greater Than 5% Holders of BRPM
B. Riley Principal Investments, LLC(3)(17)	4,832,500	21.9%	—	—	7,205,833	7.9%	7,205,833	10.0%
Weiss Asset Management LP(18)	1,372,984	6.2%	—	—	1,372,984	1.5%	1,372,984	1.9%

Greater Than 5% Holders of FaZe
CPH Holdings VII, LLC and Affiliates(19)	—	—	6,963,173	31.3%	17,282,268	19.1%	17,025,607	23.5%

____________

*        Less than 1%.

(1)      Unless otherwise noted, the business address of each of the Sponsor and each pre-Business Combination executive officer and director is c/o B. Riley Principal 150 Merger Corp., 299 Park Avenue, 21st Floor, New York, New York, 10171 and the business address of each post-Business Combination executive officer and director nominee is c/o FaZe Clan Inc., 720 N. Cahuenga Blvd., Los Angeles, California, 90038.

(2)      This individual is a member of B. Riley Principal 150 Sponsor Co. LLC but does not have voting or dispositive control over the shares held by such entity. The members of BRPM’s management team and our directors, together with certain officers of companies affiliated with B. Riley Financial, have invested in the Sponsor by subscribing for units issued by the Sponsor.

(3)      Before the Business Combination, includes 4,312,500 Founder Shares and 520,000 shares of BRPM Class A common stock held directly by B. Riley Principal 150 Sponsor Co., LLC. After the Business Combination, includes (i) 4,832,500 shares of New FaZe common stock held directly by B. Riley Principal 150 Sponsor Co., LLC, (ii) 173,333 shares of New FaZe common stock underlying 173,333 Private Placement Warrants held directly by B. Riley Principal 150 Sponsor Co., LLC, (iii) 200,000 shares of New FaZe common stock to be purchased by Mr. Riley in the PIPE Investment, and (iv) 2,000,000 shares of New FaZe common stock to be purchased by B. Riley Principal Investments, LLC in the PIPE Investment. Mr. Riley may be deemed to share voting and dispositive control over the shares held by B. Riley Principal 150 Sponsor Co., LLC and B. Riley Principal Investments, LLC. Mr. Riley disclaims beneficial ownership over such securities except to the extent of his pecuniary interest therein.

(4)      Before the Business Combination, includes (i) 41,667 shares of FaZe common stock issuable upon cash exercise of Vested FaZe Options and (ii) 695 shares of FaZe common stock issuable upon cash exercise of FaZe options that are not Vested FaZe Options (“Unvested FaZe Options”) and are exercisable within 60 days from May 6, 2022. After the Business Combination, includes (i) 94,430 shares of New FaZe common stock issuable upon cash exercise of New FaZe Options that are converted from Vested FaZe Options (which are exercisable upon Closing), (ii) 1,574 shares of New FaZe common stock issuable upon cash exercise of New FaZe Options that are converted from Unvested FaZe Options and exercisable within 60 days from May 6, 2022, and (iii) 8,674 Earn-Out Shares assuming no redemptions or 7,169 Earn-Out Shares assuming 100% redemptions.

(5)      Before the Business Combination, includes 2,080,000 shares of FaZe common stock held by SGMT Holdings AS. After the Business Combination, includes (i) 4,713,981 shares of New FaZe common stock issued upon conversion of FaZe common stock at Closing and (ii) 448,481 Earn-Out Shares assuming no redemptions or 371,813 Earn-Out Shares assuming 100% redemptions, in each case, held by SGMT Holdings AS. SGMT Holdings AS is indirectly wholly owned by Mr. Treschow. Mr. Treschow has sole voting and investment power over the shares held by SGMT Holdings AS and therefore may be deemed to be the beneficial owner of such shares.

(6)      Before the Business Combination, includes (i) 1,037,500 shares of FaZe common stock held by Dare Mighty Entertainment, LLC, (ii)(x) 1,013,477 shares of FaZe common stock issuable upon cash exercise of Vested FaZe Options and (y) 3,516 shares of FaZe common stock issuable upon cash exercise of Unvested FaZe Options that are exercisable within 60 days from May 6, 2022, in each case, held by Mr. Trink and (iii) 100,000 shares issuable upon cash exercise of FaZe Warrants held by Mr. Trink prior to Closing (“Warrant Shares”). After the Business Combination, includes (i) (x) 2,351,325 shares of New FaZe common stock issued upon conversion of FaZe common stock at Closing and (y) 223,702 Earn-Out Shares assuming no redemptions or 377,706 Earn-Out Shares assuming 100% redemptions, in each case, held by Dare Mighty Entertainment, LLC, and (ii) (w) 2,296,879 shares of New FaZe common stock issuable upon cash exercise of New FaZe Options that are converted from Vested FaZe Options (which are exercisable upon Closing), (x) 7,968 shares of New FaZe common stock issuable upon cash exercise of New FaZe Options that are converted from Unvested FaZe Options and exercisable within 60 days from May 6, 2022, (y) 226,634 shares of New FaZe common stock issued upon conversion of Warrant Shares at Closing and (z) 231,888 Earn-Out Shares assuming no redemptions or 192,246 Earn-Out Shares assuming 100% redemptions, in each case, held by Mr. Trink. Mr. Trink has sole voting and investment power over the shares held by Dare Mighty Entertainment, LLC and therefore may be deemed to be the beneficial owner of such shares.

(7)      Before the Business Combination, includes (i) 1,019,649 shares of FaZe common stock, (ii) 718,750 shares of FaZe common stock issuable upon cash exercise of Vested FaZe Options and (iii) 4,167 shares of FaZe common stock issuable upon cash exercise of Unvested FaZe Options exercisable within 60 days from May 6, 2022. After the Business Combination, includes (i) 2,310,868 shares of New FaZe common stock issued upon conversion of FaZe common stock at Closing, (ii) 1,628,930 shares of New FaZe common stock issuable upon cash exercise of New FaZe Options that are converted from Vested FaZe Options (which are exercisable upon Closing), (iii) 9,443 shares of New FaZe common stock issuable upon cash exercise of New FaZe Options that are converted from Unvested FaZe Options and exercisable within 60 days from May 6, 2022, and (iv) 369,014 Earn-Out Shares assuming no redemptions or 305,931 Earn-Out Shares assuming 100% redemptions.

(8)      Yousef Abdelfattah is one of the co-founders of FaZe and a director of FaZe prior to the Business Combination.

(9)      Before the Business Combination, includes (i) 127,667 shares of FaZe common stock subject to FaZe Restricted Stock Awards, (ii) 164,844 shares of FaZe common stock issuable upon cash exercise of Vested FaZe Options, and (iii) 2,083 shares of FaZe common stock issuable upon cash exercise of Unvested FaZe Options exercisable within 60 days from May 6, 2022. After the Business Combination, includes (i) 289,335 shares of New FaZe common stock subject to New FaZe

          Restricted Stock Awards, (ii) 373,591 shares of New FaZe common stock issuable upon cash exercise of New FaZe Options that are converted from Vested FaZe Options (which are exercisable upon Closing), (iii) 4,721 shares of New FaZe common stock issuable upon cash exercise of New FaZe Options that are converted from Unvested FaZe Options and exercisable within 60 days from May 6, 2022, and (iv) 70,912 Earn-Out Shares assuming no redemptions or 58,790 Earn-Out Shares assuming 100% redemptions.

(10)    Before the Business Combination, includes 373,438 shares of FaZe common stock issuable upon cash exercise of Vested FaZe Options and (ii) 1,563 shares of FaZe common stock issuable upon cash exercise of Unvested FaZe Options exercisable within 60 days from May 6, 2022. After the Business Combination, includes (i) 846,335 shares of New FaZe common stock issuable upon cash exercise of New FaZe Options that are converted from Vested FaZe Options (which are exercisable upon Closing), (ii) 3,541 shares of New FaZe common stock issuable upon cash exercise of New FaZe Options that are converted from Unvested FaZe Options and exercisable within 60 days from May 6, 2022, and (iii) 77,499 Earn-Out Shares assuming no redemptions or 64,251 Earn-Out Shares assuming 100% redemptions.

(11)    Before the Business Combination, includes (i) 990,000 shares of FaZe common stock and (ii) 400,000 shares of FaZe common stock issuable upon cash exercise of Vested FaZe Options. After the Business Combination, includes (i) 2,243,674 shares of New FaZe common stock issued upon conversion of FaZe common stock at Closing, (ii) 906,535 shares of New FaZe common stock issuable upon cash exercise of New FaZe Options that are converted from Vested FaZe Options (which are exercisable upon Closing), and (iii) 296,471 Earn-Out Shares assuming no redemptions or 245,789 Earn-Out Shares assuming 100% redemptions.

(12)    Richard Bengtson II is one of the co-founders of FaZe. He is neither a director nor an executive officer of FaZe.

(13)    Before the Business Combination, includes (i) 990,000 shares of FaZe common stock and (ii) 400,000 shares of FaZe common stock issuable upon cash exercise of Vested FaZe Options. After the Business Combination, includes (i) 2,275,384 shares of New FaZe common stock issued upon conversion of FaZe common stock at Closing, (ii) 919,347 shares of New FaZe common stock issuable upon cash exercise of New FaZe Options that are converted from Vested FaZe Options (which are exercisable upon Closing), and (iii) 300,665 Earn-Out Shares assuming no redemptions or 249,266 Earn-Out Shares assuming 100% redemptions.

(14)    Thomas Alves De Oliveira is one of the co-founders of FaZe. He is neither a director nor an executive officer of FaZe.

(15)    Before the Business Combination, includes (i) 1,000,000 shares of FaZe common stock, (ii) 191,500 shares of FaZe common stock subject to FaZe Restricted Stock Awards, (iii) 79,688 shares of FaZe common stock issuable upon cash exercise of Vested FaZe Options and (iv) 1,042 shares of FaZe common stock issuable upon cash exercise of Unvested FaZe Options exercisable within 60 days from May 6, 2022. After the Business Combination, includes (i) 2,266,337 shares of New FaZe common stock issued upon conversion of FaZe common stock at Closing, (ii) 434,003 shares of New FaZe common stock subject to New FaZe Restricted Stock Awards, (iii) 180,599 shares of New FaZe common stock issuable upon cash exercise of New FaZe Options that are converted from Vested FaZe Options (which are exercisable upon Closing), (iv) 2,360 shares of New FaZe common stock issuable upon cash exercise of New FaZe Options that are converted from Unvested FaZe Options and exercisable within 60 days from May 6, 2022, and (v) 287,207 Earn-Out Shares assuming no redemptions or 238,109 Earn-Out Shares assuming 100% redemptions.

(16)    Noordin Shat is one of the co-founders of FaZe. He is neither a director nor an executive officer of FaZe.

(17)    Interests shown before the completion of the Business Combination include Founder Shares, classified as shares of BRPM Class B common stock, and shares of BRPM Class A common stock underlying Private Placement Units. The Founder Shares are convertible into shares of BRPM Class A common stock on a one-for-one basis, subject to adjustment, pursuant to the Sponsor Support Agreement. After the Business Combination, includes (i) an aggregate of 2,156,250 Founder Shares subject to forfeiture if the vesting conditions set forth in the Sponsor Support Agreement are not met, (ii) 173,333 shares of New FaZe common stock underlying Private Placement Warrants, and (iii) 2,000,000 shares of New FaZe common stock to be purchased in the PIPE Investment. The Founder Shares and the shares of New FaZe common stock underlying Private Placement Warrants are held directly by B. Riley Principal 150 Sponsor Co., LLC, our Sponsor. B. Riley Principal Investments, LLC (“BRPI”) is the managing member of our sponsor and is a wholly-owned subsidiary of B. Riley Financial, Inc. BRPI and B. Riley Financial, Inc. have voting and dispositive power over the securities held by the Sponsor. Bryant R. Riley is the Co-Chief Executive Officer and Chairman of the Board of Directors of B. Riley Financial, Inc. As a result, each of BRPI, B. Riley Financial, Inc. and Bryant Riley may be deemed to indirectly beneficially own the securities directly held the Sponsor. Each of BRPI, B. Riley Financial, Inc. and Bryant Riley disclaims beneficial ownership over any securities directly held by the Sponsor other than to the extent of its/his respective pecuniary interest therein, directly or indirectly.

(18)    Information derived from a Schedule 13G/A filed by Weiss Asset Management LP (“Weiss Asset Management”), WAM GP LLC (“WAM GP”), and Andrew M. Weiss, Ph.D. on February 10, 2022. Weiss Asset Management is the sole investment manager to several private investment funds (the “Funds”). WAM GP is the sole general partner of Weiss Asset Management. Andrew Weiss is the manager of WAM GP. Shares reported for WAM GP, Andrew Weiss, and Weiss Asset Management

include shares held by the Funds. The Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Class A common stock. Each of WAM GP, Weiss Asset Management, and Andrew Weiss disclaims beneficial ownership of the shares reported herein as beneficially owned by each except to the extent of their respective pecuniary interest therein. The business address of Weiss Asset Management, WAM GP, and Andrew Weiss is 222 Berkeley St., 16th floor, Boston, MA 02116.

(19)    Interests shown before the completion of the Business Combination consist of shares of FaZe common stock issuable upon conversion of FaZe convertible notes prior to Closing, which convertible notes are held by CPH Phase II SPV LP and CPH Phase III SPV LP. Interests shown after the completion of the Business Combination consist of (i) 15,780,897 shares of New FaZe common stock converted from shares of FaZe common stock and (ii) 1,501,371 Earn-Out Shares assuming no redemptions or 1,244,711 Earn-Out Shares assuming 100% redemptions held by CPH Phase II SPV LP and CPH Phase III SPV LP. CPH Holdings VII, LLC is the sole general partner of each of CPH Phase II SPV LP and CPH Phase III SPV LP, and Nick Lewin is the sole manager of CPH Holdings VII, LLC. In such capacity, Mr. Lewin has sole voting and investment power over the securities held by CPH Phase II SPV LP and CPH Phase III SPV LP and therefore may be deemed to be the beneficial owner of such securities. With respect to the securities held by CPH Phase II SPV LP and CPH Phase III SPV LP, Mr. Lewin disclaims beneficial ownership, except to the extent of his pecuniary interest therein.

New Faze Management after the Business Combination

Board of Directors and Management

The following is a list of the persons who are anticipated to be New FaZe’s directors and executive officers following the Business Combination and their ages and anticipated positions following the Business Combination.

Name	Age	Position
Executive Officers:
Lee Trink	54	Chief Executive Officer and Chairman of the Board
Zach Katz	50	President and Chief Operating Officer
Tamara Brandt	47	Chief Legal Officer
Kainoa Henry	40	Chief Strategy Officer
Helen E. Webb	54	Interim Chief Financial Officer
Non-Employee Directors:
Andre Fernandez	53	Director
Angela Dalton	50	Director
Bruce Gordon	71	Director
Calvin “Snoop Dogg” Cordozar Broadus Jr.	50	Director
Daniel Shribman	38	Director
Mickie Rosen	54	Director
Nick Lewin	44	Director
Paul Hamilton	51	Director
Ross Levinsohn	58	Director

Executive Officers

Lee Trink has served as Chief Executive Officer of FaZe since September 2018 and on its board of directors since August 2018. Prior to joining FaZe, Mr. Trink served as General Manager for artist-first label Lava Records from 2001 to 2005; General Manager and COO of Virgin Records from 2005 to 2007; and President of EMI Capitol Music Group, comprised of Capitol Records, Virgin Records, Blue Note Records and Astralwerks Records, from 2007 to 2008. He has worked with renowned artists such as Katy Perry, 30 Seconds to Mars, The Rolling Stones, Coldplay and Lenny Kravitz. Following his tenure at EMI, Mr. Trink was Principal Partner at entertainment company Prospect Park from 2009 to 2010, then started his own artist management and marketing business, Dare Mighty Entertainment, where he worked with brands such as General Motors, Harley-Davidson and Jim Beam, and artists such as Kid Rock, and the historic Preservation Hall Jazz Band from 2010 to 2018. Mr. Trink earned a J.D. from Brooklyn Law School and a B.A. from S.U.N.Y. Albany. We believe Mr. Trink is qualified to serve on the New FaZe Board because of his past experience within FaZe and the entertainment industry.

Zach Katz has served as President and Chief Operating Officer of FaZe since May 2022 From 2001 through 2005, Mr. Katz moved into music management, representing prominent artists, producers and songwriters. From 2006 through 2012, he co-founded and served as CEO of record label and music publishing company Beluga Heights in partnership with Sony Music and, later, Warner Brothers Records. Mr. Katz has since served as Executive Vice President, Chief Creative Officer, and then President of Records, Publishing and Operations of artist-centric, global music company BMG from 2012 to 2018. From 2019 through 2021, Mr. Katz co-founded and served as CEO of music-tech investment fund Raised In Space Enterprises, which focuses on raising the value of music via investments in forward-thinking founders and technology. Mr. Katz earned a J.D. from Loyola School of Law in Los Angeles and a B.A. from The University of Southern California.

Tamara Brandt has served as Chief Legal Officer and Head of Business and Legal Affairs at FaZe since March 2021. Ms. Brandt is responsible for legal and business affairs, human resources and facilities. In December 2021, Ms. Brandt was appointed to the board of directors of B. Riley Financial, Inc., which is an affiliate of BRPM and of B. Riley Securities, Inc. Prior to joining FaZe, Ms. Brandt was the Chief Legal Officer at Dreamscape Immersive, a leading location-based virtual reality company, from June 2017 to February 2021. She also served in the legal department of Computer Sciences Corporation, which later became Fortune 100 company DXC Technology, from November 2013 to June 2017; as General Counsel of ServiceMesh, Inc., an enterprise software company in the cloud management space, where she led fundraising and the sale of the company, from 2010 to 2013; as Managing Counsel at Toyota Motor Sales, U.S.A., from 2007 to 2012; and at global law firms, Sheppard, Mullin, Richter & Hampton LLP, from 2005 to 2007, and Jones Day LLP, from 2001 to 2005. Ms. Brandt brings experience in corporate securities, governance, finance, treasury, tax, executive compensation, emerging company matters and M&A transactions. Ms. Brandt earned a J.D. from the University of Notre Dame Law School and a B.A. from Bluffington University.

Kainoa Henry has served as Chief Strategy Officer of FaZe since 2020. Mr. Henry is responsible for overseeing all strategy at FaZe, working closely with FaZe’s co-founders to expand and steer the creative hub that informs FaZe’s strategic decisions, and maintain synergies between FaZe’s business operations and its brand identity and culture. Prior to joining FaZe, Mr. Henry served as Chief Creative Officer for professional three-on-three basketball league The Big3 from 2017 to 2018, and as Chief Creative Officer for Merry Jane, a media platform showcasing pop culture, business, politics and health for the new generation of destigmatized cannabis culture, from 2018 to 2020. Mr. Henry has helped manage superstar artists, including Snoop Dogg and many others, and helped to develop and grow several businesses, including lifestyle YouTube platform SKEE TV, contemporary streetwear line En Noir Clothing and Sol Republic Headphones.

Helen E. Webb, A.C.A., has served as interim Chief Financial Officer of FaZe since June 2022 and will continue to serve as FaZe’s principal financial and accounting officer until FaZe hires a Chief Financial Officer. Prior to joining FaZe, Ms. Webb was self-employed as an independent consultant from January 2017 to April 2022, providing outsourced C-Suite solutions for investment management firms and registered and non-registered investment funds. From 2015 to 2016, Ms. Webb served as Chief Operating Officer and as a member of the board of directors of financial advisory firm Post Advisory Group, LLC, a subsidiary of Principal Financial Group, PLC. From 2003 to 2015, Ms. Webb served at various times as Managing Director, Principal and Head of Operations for the Funds Management Division at investment management, consulting and analytics group Wilshire Associates Inc. While at Wilshire, Ms. Webb also served as Treasurer, Vice President and Chief Compliance Officer of its 1940 Act investment funds, and as Alternate Director of its offshore Segregated Portfolio Companies. Prior to her time at Wilshire, Ms. Webb spent several years at investment company First Quadrant, serving as Chief Compliance Officer and Head of Portfolio Accounting of its London office and Associate Director of Performance Measurement and Special Projects in its Pasadena office. In 1995, Ms. Webb was qualified as a Chartered Accountant in England and Wales. Ms. Webb earned a B.A. (with Honors) in Accounting from the University of Kent, UK.

In May 2022, FaZe’s Chief Financial Officer resigned for personal reasons and not as a result of any disagreement with FaZe regarding its presentation of financial results or otherwise. Effective June 1, 2022, FaZe engaged Helen Webb as interim Chief Financial Officer. FaZe is currently engaged in an active search for a Chief Financial Officer.

Non-Employee Directors

Andre Fernandez is expected to join the New FaZe Board in connection with the closing of the Business Combination. Mr. Fernandez has served as the Chief Financial Officer of WeWork Inc. since June 2022. Mr. Fernandez also served as Senior Advisor to FaZe’s CEO in 2022. Mr. Fernandez previously served as Executive Vice President and Chief Financial Officer of NCR Corporation from 2018 to 2020, and as President and Chief Executive Officer of CBS Radio Inc. from 2015 to 2017. Prior to CBS, Mr. Fernandez spent seven years at Journal Communications Inc. from 2008 to 2015, serving in various roles including President and Chief Operating Officer. Mr. Fernandez was previously a member of the Board of Directors of Buffalo Wild Wings Inc. and served as Chairman of its Governance Committee and a member of its Audit Committee. He was also a member of the boards of National Association of Broadcasters, Froedtert Health, Givewith, Sachem Acquisition Corp., and Bankroll Club LLC. Mr. Fernandez earned an A.B. in Economics from Harvard College. We believe Mr. Fernandez is qualified to serve on the New FaZe Board because of his past financial and leadership experience at public companies in various industries, including media, technology and communications.

Angela Dalton is expected to join the New FaZe Board in connection with the closing of the Business Combination. Ms. Dalton has served since 2018 as Founder and Chief Executive Officer of Signum Growth Capital, a broker-dealer providing M&A advisory services, private placements and public market advisory for disruptive companies at the intersection of videogaming, mass-market culture and NFTs. Ms. Dalton served as Managing Partner of Technology at Signum Global Advisors, an independent advisory firm operating at the intersection of policy and global markets, from 2018 to 2019; Managing Director and Sector Head of Technology, Media and Telecom at Guggenheim Securities, the investment banking and capital markets business of Guggenheim Partners, from 2015 to 2018; and as an initial investor and Co-Founder of the Equities business of investment banking advisory firm Evercore, leading its Technology, Media and Telecom practice, from 2010 to 2015. Ms. Dalton earned an M.B.A. from the University of Chicago and a B.A. and B.S. from the University of Kansas. We believe Ms. Dalton is qualified to serve on the New FaZe Board because of her past experience in the financial industry.

Bruce Gordon is expected to join the New FaZe Board in connection with closing of the Business Combination. Mr. Gordon has served as a partner and member of the executive management committee of The ExCo Group since 2012, where he has advised and mentored executives and senior leaders of early-stage and mature companies in the technology, media, energy, healthcare, professional services sectors, among others. Mr. Gordon also serves as a senior media advisor to AlixPartners since 2014, and serves on the board of directors of Ascencia since 2021, a non-profit company that works to lift individuals and families out of homelessness. Prior to that, Mr. Gordon served as an executive in several roles for segments of The Walt Disney Company, where he gained experience in the interactive media, broadcast media and entertainment industries. From 2001 to 2011, Mr. Gordon served as worldwide senior vice president and CFO of the Disney Interactive Media Group, where he developed and implemented strategic growth initiatives. Prior to that, Mr. Gordon was an executive with three different Disney/ABC-owned television stations, serving in the roles of President and of CFO. Mr. Gordon has served as an advisor to FaZe’s CEO from 2020 to the present. Mr. Gordon earned a B.S. in Business Administration from Syracuse University and an M.B.A. from Hofstra University. We believe Mr. Gordon is qualified to serve on the New FaZe Board because of his past financial experience and expertise and experience with media, entertainment and internet companies.

Calvin “Snoop Dogg” Cordozar Broadus Jr. is expected to join the New FaZe Board in connection with the closing of the Business Combination. Snoop Dogg is an American rapper, singer, songwriter, actor, record producer, DJ, media personality and entrepreneur. He recently joined Def Jam Records as executive creative and strategic consultant. In addition to his work as an artist, Snoop Dogg lends his talents as a media personality with appearances on radio, TV and film. He has also produced several films and TV projects. Establishing himself as a businessman, Snoop Dogg has made several investments and endorsements spanning the lifestyle, food and beverage and cannabis industries. In 2020, Snoop Dogg established a multi-year partnership with 19 Crimes to release a line of wines inspired by the convicts-turned-colonists who built Australia. Also in 2020, Snoop Dogg launched his own spirits brand with a strawberry-infused gin called Indoggo. Additionally, Snoop Dogg founded the Snoop Youth Football League in 2005 with the idea of creating something to help L.A. kids get off the streets and providing them with an outlet. To date, more than 25 kids who have participated in the league have gone on to play in the NFL. We believe Snoop Dogg is qualified to serve on the New FaZe Board because of his past experience in the entertainment industry and as an entrepreneur.

Daniel Shribman is expected to join the New FaZe Board in connection with the closing of the Business Combination. Mr. Shribman has been Chief Investment Officer of B. Riley Financial Corp. since 2019; President of B. Riley Principal Investments, LLC since 2018; Chief Executive Officer and a director of B. Riley Principal 150 Merger Corp. since 2021; and Chief Executive Officer and a director of B. Riley Principal 250 Merger Corp. since 2021. Mr. Shribman has also served as a member of the board of directors of clean energy storage pioneer Eos Energy Enterprises Inc., and as chair of its audit committee, since 2020; of premium industrial and construction equipment and services provider Alta Equipment Group Inc. since 2020; of tech-powered media company The Arena Group (formerly known as theMaven, Inc.) since 2021; of one-stop financial services group NextPoint Financial Inc. since 2021; and of blank-check company AltEnergy Acquisition Corp. since 2021. Prior to joining B. Riley, Mr. Shribman was a Portfolio Manager at special situation asset manager Anchorage Capital Group, LLC from 2010 to 2018, where he led investments in dozens of public and private opportunities across the general industrials, transportation, automotive, aerospace, gaming, hospitality and real estate industries, and previously worked at private equity firm Tinicum Capital Partners and in the restructuring advisory group at Lazard Freres. Mr. Shribman earned an A.B. in Economics and History from Dartmouth College. We believe Mr. Shribman is qualified to serve on the New FaZe Board because of his past experience in the financial industry.

Mickie Rosen is expected to join the New FaZe Board in connection with the closing of the Business Combination. Ms. Rosen has over thirty years of operating, strategy and board experience at the intersection of media, technology and e-commerce for globally established companies, including Yahoo, Fox and Disney, and early- to growth-stage companies, such as Fabletics, Pandora, Hulu and Fandango. Ms. Rosen has served on the boards of directors of Australian bank, the Bank of Queensland, since 2021; of Ascendant Digital Acquisition Corp. (I & III), a pair of SPACs focused on interactive entertainment and the attention economy, since 2020; of leading direct-to-consumer, membership-based apparel and footwear e-commerce companies TechStyle Fashion Group, and its spin-out, Fabletics, since 2019; of leading Australian media and digital company Fairfax Media from 2017 until its acquisition by Nine Entertainment Company in 2018; and of Pandora Media from 2015 until 2019. Ms. Rosen was President of the digital arm of Tribune Publishing, Tribune Interactive, from 2017 to 2019; President of The Los Angeles Times from 2017 until its acquisition in 2018; Senior Advisor to Boston Consulting Group from 2016 to 2017; Senior Vice President of Global Media & Commerce at Yahoo! from 2011 to 2013; and prior thereto served as an executive at Fox Interactive Media, Fandango, and The Walt Disney Company, and as a consultant with McKinsey & Company. Ms. Rosen earned an M.B.A. from Harvard Business School and a B.A. from U.C. San Diego. We believe Ms. Rosen is qualified to serve on the New FaZe Board because of her past experience serving on boards of directors and in the media and entertainment industries.

Nick Lewin is expected to join the New FaZe Board in connection with the closing of the Business Combination. Mr. Lewin has served as Chairman of the Board of global, high-tech medical device and aesthetics company Establishment Labs since 2015; as General Partner of venture capital and private equity group Crown Predator Holdings since 2008, of which he was Managing Partner from 2000 to 2008; and on the board of directors of Halo Maritime Defense Systems, a privately held provider of maritime security products and solutions, since 2007. Mr. Lewin earned a B.A. from Johns Hopkins University. We believe Mr. Lewin is qualified to serve on the New FaZe Board because of his past experience serving on boards of directors and in the financial industry.

Paul Hamilton is expected to join the New FaZe Board in connection with the closing of the Business Combination. Mr. Hamilton has spent much of his career growing companies by developing comprehensive strategies that have led to financial profitability and providing restructuring and turnaround advisory services, including C-level interim management, for distressed companies in the gaming, hospitality, media and real estate industries. Additionally, Mr. Hamilton has participated in and led several portfolio workouts, capital-raising efforts and distressed asset acquisitions and liquidations, and has extensive experience in reorganization advisory services involving pre-bankruptcy strategic alternatives and planning, financial forecasting and analysis, business plan development, creditor and leaseholder communications and negotiations, cost reduction initiatives, identifying and stabilizing core operations and the analysis of asset sales, divestitures or shutdowns. Mr. Hamilton has served as Co-Owner and CEO of Atlanta Esports Ventures, which owns and operates two leading Esports teams, the Atlanta FaZe in the Call of Duty League and the Atlanta Reign in the Overwatch League, since 2018; as President and CEO of The Greenspun Corporation, a conglomerate with significant investment positions in print and electronic media publications, travel and tourism, real estate and gaming, since 2011. Mr. Hamilton also co-founded and has served as Principal of financial advisory firm Province, Inc., since 2007. Mr. Hamilton earned an M.B.A. from the Graziadio School of Business at Pepperdine University. We believe Mr. Hamilton is qualified to serve on the New FaZe Board because of his past experience with FaZe Esports and in the financial industry.

Ross Levinsohn is expected to join the New FaZe Board in connection with the closing of the Business Combination. Mr. Levinsohn has been Chairman and CEO since 2019 of tech-powered media company The Arena Group (formerly known as theMaven, Inc.), which operates Sports Illustrated media, owns TheStreet and The Spun and provides a platform to more than 200 independent publishers. Previously, Mr. Levinsohn served on the board of directors of multimedia conglomerate Tribune Media from 2013 to 2019, and on the board of print and digital marketing company Thryv from 2016 to 2019. From 2017 until 2019 he served in two capacities for Tribune Publishing — first as CEO of the Los Angeles Times, and after the paper was sold, as CEO of Tribune Interactive, the publisher of more than 100 titles including the Chicago Tribune and New York Daily News. Mr. Levinsohn is Co-Founder of media, e-commerce and consumer technology advisory firm Whisper Advisors, of which he was Managing Director from 2014 to 2017. From 2013 to 2014, Mr. Levinsohn was CEO of Guggenheim Digital Media, which operated Prometheus Global Media assets including Billboard, Adweek and The Hollywood Reporter and managed The Film Expo Group and CLIO Awards. Mr. Levinsohn also served as interim CEO and Head of Global Media at Yahoo! from 2010 to 2012, Managing Director at Fuse Capital from 2008 to 2010 and held a variety of roles, including President of Fox Interactive Media, at News Corporation/Fox Media from 2000 to 2006. Mr. Levinsohn earned a B.A. from American University. We believe Mr. Levinsohn is qualified to serve on the New FaZe Board because of his past experience in the media industry.

Corporate Governance

New FaZe will structure its corporate governance in a manner that FaZe and BRPM believe will closely align its interests with those of its stockholders following the Business Combination. Notable features of this corporate governance include:

•        New FaZe will have independent director representation on its audit, compensation and nominating and corporate governance committees immediately at the time of the Business Combination, and its independent directors will meet regularly in executive sessions without the presence of its corporate officers or non-independent directors;

•        at least one of its directors will qualify as an “audit committee financial expert” as defined by the SEC; and

•        it will implement a range of other corporate governance best practices, including placing limits on the number of directorships held by its directors to prevent “over boarding” and implementing a robust director education program.

Composition of the New FaZe Board of Directors After the Merger

New FaZe’s business and affairs will be managed under the direction of its board of directors. the New FaZe Board will be divided into three classes, with three directors in Class I (expected to be Calvin “Snoop Dogg” Cordozar Broadus Jr., Mickie Rosen and Ross Levinsohn), three directors in Class II (expected to be Angela Dalton, Nick Lewin and Paul Hamilton), and four directors in Class III (expected to be Lee Trink, Bruce Gordon, Daniel Shribman and Andre Fernandez). Each class will have staggered three-year terms. At each annual meeting of stockholders after the initial classification, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election.

Director Independence

Nasdaq rules generally require that a majority of the board of directors be independent. Prior to the completion of the Business Combination, the parties undertook a review of the independence of the individuals named above and expect that the New FaZe Board will determine that Andre Fernandez, Angela Dalton, Daniel Shribman, Mickie Rosen, Nick Lewin, Paul Hamilton and Ross Levinsohn, representing seven of New FaZe’s ten proposed directors, will be “independent” as that term is defined under the applicable SEC rules and Nasdaq listing requirements.

Role of Board in Risk Oversight

The board of directors will have extensive involvement in the oversight of risk management related to New FaZe and its business and will accomplish this oversight through the regular reporting to the board of directors by the audit committee. The audit committee will represent the board of directors by periodically reviewing New FaZe’s accounting, reporting and financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls and its compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee will review and discuss all significant areas of New FaZe’s business and summarize for the board of directors all areas of risk and the appropriate mitigating factors. In addition, the board of directors will receive periodic detailed operating performance reviews from management.

Board Committees

After the completion of the Business Combination, the standing committees of the New FaZe Board will consist of an audit committee, a compensation committee and a nominating and corporate governance committee. The board of directors may from time to time establish other committees.

New FaZe’s president and chief executive officer and other executive officers will regularly report to the non-executive directors and the audit, the compensation and the nominating and corporate governance committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls.

Audit Committee

Upon the completion of the Business Combination, New FaZe will have an audit committee consisting of Angela Dalton, Mickie Rosen and Paul Hamilton, with Mr. Hamilton serving as the chairperson. The New FaZe Board is expected to determine that each proposed member of the audit committee qualifies as an independent director under the independence requirements of the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and Nasdaq listing requirements. Following the Business Combination, the New FaZe Board will determine which member, if any, of its audit committee qualifies as an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K, and which member or members possess financial sophistication, as defined under the rules of Nasdaq.

The audit committee’s responsibilities will include, among other things:

•        appointing, compensating, retaining, evaluating, terminating and overseeing the independent registered public accounting firm;

•        discussing with the independent registered public accounting firm their independence from management;

•        reviewing with the independent registered public accounting firm the scope and results of their audit;

•        pre-approving all audit and permissible non-audit services to be performed by the independent registered public accounting firm;

•        overseeing the financial reporting process and discussing with management and the independent registered public accounting firm the interim and annual financial statements that New FaZe files with the SEC;

•        reviewing and monitoring accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

•        establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

The board of directors will adopt a written charter for the audit committee which will be available on New FaZe’s website upon the completion of the Business Combination.

Compensation Committee

Upon the completion of the Business Combination, New FaZe will have a compensation committee, consisting of Daniel Shribman, Andre Fernandez and Ross Levinsohn, with Mr. Shribman serving as the chairperson. The New FaZe Board is expected to determine that each proposed member of the compensation committee is “independent” as defined under Nasdaq requirements and SEC rules and regulations.

The compensation committee’s responsibilities will include, among other things:

•        reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluating the performance of the Chief Executive Officer in light of these goals and objectives and setting or making recommendations to the Board regarding the compensation of the Chief Executive Officer;

•        reviewing and setting, or making recommendations to the board of directors regarding, the compensation of other executive officers;

•        making recommendations to the board of directors regarding the compensation of directors;

•        reviewing and approving, or making recommendations to the board of directors regarding, incentive compensation and equity-based plans and arrangements; and

•        appointing and overseeing any compensation consultants.

The board of directors will adopt a written charter for the compensation committee which will be available on New FaZe’s website upon the completion of the Business Combination.

Nominating and Corporate Governance Committee

Upon the completion of the Business Combination, New FaZe will have a nominating and corporate governance committee, consisting of Ross Levinsohn, Paul Hamilton, and Mickie Rosen, with Mr. Levinsohn serving as the chairperson. The New FaZe Board is expected to determine that each proposed member of the nominating and corporate governance committee is “independent” as defined under the applicable listing standards of Nasdaq and SEC rules and regulations. The nominating and corporate governance committee’s responsibilities will include, among other things:

•        identifying individuals qualified to become members of the board of directors, consistent with criteria approved by the board of directors;

•        recommending to the board of directors the nominees for election or reelection to the board of directors at annual meetings of stockholders;

•        overseeing an evaluation of the board of directors and its committees; and

•        developing and recommending to the board of directors a set of corporate governance guidelines.

The board of directors will adopt a written charter for the nominating and corporate governance committee which will be available on New FaZe’s website upon completion of the Business Combination.

Code of Business Conduct

New FaZe will adopt a code of business conduct that applies to all of its directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer or controller or persons performing similar functions. The code of business conduct will be available on the website of New FaZe, http://fazeclan.com/investors. New FaZe intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website.

Compensation of Directors and Executive Officers

Overview

Following the Closing, we expect New FaZe’s executive compensation program to be consistent with FaZe’s existing compensation policies and philosophies, which are designed to:

•        attract, retain and motivate senior management leaders who are capable of advancing FaZe’s mission and strategy and, ultimately, creating and maintaining its long-term equity value. Such leaders must engage in a collaborative approach and possess the ability to execute its business strategy in an industry characterized by competitiveness and growth;

•        reward senior management in a manner aligned with FaZe’s financial performance; and

•        align senior management’s interests with FaZe’s equity owners’ long-term interests through equity participation and ownership.

Following the Closing, decisions with respect to the compensation of New FaZe’s executive officers, including its named executive officers, will be made by the compensation committee of the board of directors. The following discussion is based on the present expectations as to the compensation of the named executive officers and directors following the Business Combination. The actual compensation of the named executive officers will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.

We anticipate that compensation for New FaZe’s executive officers will have the following components: base salary, cash bonus and commissions opportunities, long-term incentive compensation, broad-based employee benefits, supplemental executive perquisites and severance benefits. Base salaries, broad-based employee benefits, supplemental executive perquisites and severance benefits will be designed to attract and retain senior management talent. New FaZe will also use annual cash bonuses and long-term equity awards to promote performance-based pay that aligns the interests of its named executive officers with the long-term interests of its equity owners and to enhance executive retention.

Base Salary

We expect that the base salaries of New FaZe’s named executive officers in effect prior to the Business Combination as described under “New FaZe Management after the Business Combination — Compensation of Directors and Executive Officers” will be subject to increases made in connection with reviews by the compensation committee.

Annual Bonuses

We expect that New FaZe will use annual cash incentive bonuses for the named executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance. We expect that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers, subject to the terms of their employment agreements. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers.

Stock-Based Awards

We expect New FaZe to use stock-based awards in future years to promote its interests by providing these executives with the opportunity to acquire equity interests as an incentive for their remaining in its service and aligning the executives’ interests with those of New FaZe’s equity holders. Stock-based awards will be awarded in future years under the Incentive Plan, which has been approved by the BRPM Board and is being submitted to BRPM Stockholders for approval at the special meeting. For a description of the Incentive Plan, please see “The Incentive Plan Proposal.”

Other Compensation

We expect New FaZe to continue to maintain various employee benefit plans currently maintained by FaZe, including medical, dental, vision, life insurance and 401(k) plans, flexible paid time off and employee assistance program benefits in which the named executive officers will participate. We also expect New FaZe to continue to provide its named executive officers with specified perquisites and personal benefits currently provided by FaZe that are not generally available to all employees.

Director Compensation

In connection with the Closing, we intend to approve and implement a compensation program for our non-employee directors, or the “Director Compensation Program,” which we expect to become effective in connection with the Closing. The expected material terms of the Director Compensation Program are currently being developed and are not yet known.

Faze’s Executive and Director Compensation

Throughout this section, unless otherwise noted, “the company,” “we,” “us,” “our” and similar terms refer to FaZe Clan Inc. prior to the Business Combination.

Overview

The following is a discussion and analysis of compensation arrangements of FaZe’s named executive officers for 2021. This discussion may contain forward-looking statements that are based on New FaZe’s current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that New FaZe adopts may differ materially from the currently planned programs that are summarized in this discussion.

As an “emerging growth company” as defined in the JOBS Act, FaZe is not required to include a Compensation Discussion and Analysis section and has elected to comply with the scaled disclosure requirements applicable to emerging growth companies. Unless the context otherwise requires, all references in this section to FaZe refer to FaZe and/or its subsidiaries prior to the consummation of the Business Combination and to New FaZe and its subsidiaries after the Business Combination.

To achieve FaZe’s goals, FaZe has designed, and intends to modify as necessary, its compensation and benefits programs to attract, retain, incentivize and reward deeply talented and qualified executives who share its philosophy and desire to work towards achieving FaZe’s goals. FaZe believes its compensation programs should promote the success of the company and align executive incentives with the long-term interests of its stockholders. This section provides an overview of FaZe’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

The FaZe Board and the FaZe Compensation Committee, with input from its Chief Executive Officer, has historically determined the compensation for FaZe’s named executive officers. FaZe’s named executive officers for the year ended December 31, 2021 are: (i) Lee Trink, Chief Executive Officer; (ii) Amit Bajaj, former Chief Financial Officer; and (iii) Kainoa Henry, Chief Strategy Officer. In May 2022, Mr. Bajaj resigned for personal reasons and not as a result of any disagreement with FaZe regarding its presentation of financial results or otherwise and will not be an executive officer of New FaZe. In connection with his resignation, FaZe and Mr. Bajaj entered into a separation and release agreement, which provides for (i) the continued payment of base salary through October 31, 2022, (ii) a transaction bonus of $175,000, which will vest and be paid to Mr. Bajaj upon the closing of the Business Combination, (iii) continued vesting of certain FaZe Options, and (iv) a release of claims in favor of FaZe.

2021 Summary Compensation Table

The following table sets forth information concerning the compensation of FaZe’s named executive officers for the year ended December 31, 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)
Lee Trink	2021	600,000	600,000		170,199	(3)	—	8,263	1,378,462
Chief Executive Officer
Amit Bajaj	2021	350,000	175,000		71,153		—	27,013	623,166
Former Chief Financial Officer(5)
Kainoa Henry	2021	284,375	270,000	2,328,174	32,172			—	2,914,721
Chief Strategy Officer

____________

(1)      Represents the annual bonus approved by the FaZe Board in respect of the 2021 performance period. For Mr. Henry, $120,000 of his annual bonus represents sales commissions as approved by the Company’s Compensation Committee.

(2)      Amounts shown in this column represent the grant date fair value, calculated in accordance with FASB ASC Topic 718, of the equity awards granted to the NEO in 2021. For a summary of the assumptions used in the valuation of these equity awards, please see Note 8 to FaZe’s audited consolidated financial statements as of December 31, 2021, included in this proxy statement/prospectus. These equity awards are described in greater detail in the section entitled “— Equity Awards” below.

(3)      The amount reported for Mr. Trink includes the incremental fair value associated with the modification of previously granted options to reprice the exercise price from $5.00 to $0.85. A total of 400,000 options were modified for a total incremental expense of $58,273.

(4)      The amount reported for Mr. Trink represents $5,863 for Company-paid insurance premiums for medical, dental and vision coverage and approximately $2,400 for Company-paid cell phone and internet coverage. The amount reported for Mr. Bajaj represents $24,613 for Company-paid insurance premiums for medical, dental and vision coverage and approximately $2,400 for Company-paid cell phone and internet coverage.

(5)      In May 2022, Mr. Bajaj resigned for personal reasons and not as a result of any disagreement with FaZe regarding its presentation of financial results or otherwise.

Narrative Disclosure to Summary Compensation Table

2021 Salaries

The named executive officers receive a base salary to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The 2021 annual base salaries for FaZe’s named executives officers were:

Name	2021 Base Salary ($)
Lee Trink	600,000
Amit Bajaj	350,000
Kainoa Henry(1)	400,000

____________

(1)      Mr. Henry’s 2021 annual base salary was $225,000 until May 3, 2021 and $275,000 until October 18, 2021.

2021 Bonuses

From time to time the FaZe Board or the Compensation Committee of the FaZe Board may approve bonuses for its executive officers based on individual performance, company performance or as otherwise determined appropriate.

For 2021, other than for Mr. Trink’s guaranteed annual bonus, the annual bonuses for Messrs. Bajaj and Henry for 2021 were purely discretionary, subject to the executive remaining in continuous employment with the Company through the payment date.

For 2021, the guaranteed annual bonus for Mr. Trink was $600,000 which equals 100% of his annual base salary as set forth in his employment agreement, as summarized below. Specific target performance goals for Mr. Bajaj were not established for 2021, but the Compensation Committee approved, in its sole discretion, an annual bonus of $175,000. The Compensation Committee also approved, in its sole discretion, an annual bonus for Mr. Henry of $150,000. In addition, pursuant to Mr. Henry’s employment agreement, as summarized below, he also earned a sales commission bonus of $120,000 for expanding the Company’s sponsorship portfolio to include MoonPay, a global crypto payments infrastructure provider. The sales commission bonus equalled 2% of the amount the Company collected upon the execution of the initial agreement with MoonPay. He will also receive 2% of any additional amounts received by the Company in respect of this initial MoonPay agreement and not in respect to any renewals of such agreement.

2021 Equity Awards

We granted stock options and shares of restricted stock to our NEOs in 2021 under our Amended and Restated 2019 Equity Incentive Plan. These grants of stock options will vest twenty-five percent (25%) on the one (1) year anniversary of the vesting commencement date, and one forty-eighth (1/48th ) on each month on the same day as the vesting commencement date (and if there is no corresponding day, on the last day of the month), subject to the option holder continuing to provide services to the Company through each vesting date. On July 19, 2021, the Company granted (i) Mr. Trink 675,000 stock options with an exercise price of $0.85 and a vesting commencement date of April 1, 2021, (ii) Mr. Bajaj 300,000 stock options with an exercise price of $0.85 and a vesting commencement date of December 30, 2020, and (iii) Mr. Henry 75,000 stock options with an exercise price of $0.85 and a vesting commencement date of October 19, 2020 and 125,000 stock options with an exercise price of $0.85 and a vesting commencement date of April 1, 2021. On July 19, 2021, the Company also granted Mr. Bajaj 100,000 stock options with an exercise price of $0.85, and this grant will only vest upon a change in control.

On July 19, 2021, the Board of Directors of FaZe deemed it in the best interests of the Company to reduce the exercise price of 400,000 stock options held by Mr. Trink from $5.00 to $0.85.

On July 19, 2021, the Company granted Mr. Henry 170,222 shares of restricted stock that will vest 50% on October 18, 2022 and 50% on October 18, 2023.

These stock option grants and shares of restricted stock will be treated in accordance with the terms of the Business Combination agreement as further described in this proxy statement/prospectus.

Employment Agreements

FaZe previously entered into employment agreements with Messrs. Trink and Henry, the material terms of which are summarized below. FaZe anticipates that it or New FaZe will enter into new employment and/or severance agreements with each of the FaZe executive officers in connection with the Business Combination. However, the material terms of such New FaZe agreements are not yet known.

Lee Trink

FaZe entered into an employment agreement with Mr. Trink on May 3, 2019. The employment agreement provides that Mr. Trink will be employed as the Chief Executive Officer of FaZe, and will receive an annual base salary of no less than $600,000 and an annual bonus of no less than 100% of his annual base salary for the applicable year. In the event that Mr. Trink’s employment is terminated by FaZe without cause or by him for good reason, and subject to the execution and nonrevocation of a release of claims in favor of FaZe, Mr. Trink will receive annual base salary continuation for thirty-six months following the date of termination of employment and annual bonuses during such period that are no less than the highest annual bonus earned during the previous thirty-six months.

Kainoa Henry

FaZe entered into an employment agreement with Mr. Henry on May 1, 2021. The employment agreement provides that Mr. Henry will be employed as the Chief Strategy Officer of FaZe, and will receive an annual base salary of no less than $275,000, an annual discretionary cash bonus and the potential of a 5% net commission related to any new venture as a result of Mr. Henry’s direct efforts and assistance. In the event that Mr. Henry’s employment is terminated by FaZe without cause or by him for good reason as each such term is defined in Mr. Henry’s employment agreement, and subject to the execution and nonrevocation of a release of claims in favor of FaZe, Mr. Henry will receive three months of annual base salary, three months of COBRA premium reimbursement, a pro-rated annual bonus for the year of employment termination based on actual performance through the date of such employment termination and, if this employment termination occurs during the two year period following a change in control, his outstanding equity awards will vest.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of FaZe common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2021.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
				0.85	7/18/31			—
Lee Trink	400,000	675,000	(2)	0.85	3/31/31			—
		225,000	(3)	0.85	12/30/30
Amit Bajaj	75,000	100,000	(4)	0.85	2/25/31	—		—
Kainoa Henry	21,875	178,125	(5)	0.85	7/18/31	170,222	(6)	144,689

____________

(1)      On July 19, 2021, the FaZe Board approved and adopted a third-party valuation of FaZe common stock as of such date, which established the fair market value of FaZe common stock of $0.72 per share, and repriced each then-outstanding stock option to have an exercise price equal to $0.85.

(2)      Options will vest twenty-five percent (25%) on the one (1) year anniversary of the vesting commencement date and one forty-eighth (1/48th ) on each month on the same day as the vesting commencement date. The vesting commencement date is April 1, 2021.

(3)      Options will vest twenty-five percent (25%) on the one (1) year anniversary of the vesting commencement date and one forty-eighth (1/48th ) on each month on the same day as the vesting commencement date. The vesting commencement date is December 31, 2020.

(4)      Options will vest upon a change in control of the Company.

(5)      Options will vest twenty-five percent (25%) on the one (1) year anniversary of the vesting commencement date and one forty-eighth (1/48th ) on each month on the same day as the vesting commencement date. The vesting commencement date for 125,000 options is April 1, 2021 and for 75,000 options is October 19, 2020.

(6)      Shares of restricted stock will vest 50% on October 18, 2022 and 50% on October 18, 2023.

Other Elements of Compensation

Retirement Plan

FaZe maintains a defined contribution employee retirement plan, or 401(k) plan, for its employees. FaZe’s executive officers are eligible to participate in the 401(k) plan on the same basis as its other employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Code. The 401(k) plan provides for an employer match of 100% of employee deferrals up to 4% of the employee’s compensation. The 401(k) plan also provides that FaZe may make discretionary non-elective contributions.

FaZe does not maintain nonqualified defined contribution plans or other nonqualified deferred compensation plans. The New FaZe Board may elect to provide its officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in its best interests.

Employee Benefits and Perquisites

During their employment with FaZe, FaZe’s executive officers are eligible to participate in its employee benefit plans, including its medical, dental, group term life, disability and accidental death and dismemberment insurance plans, in each case on the same basis as all of its other employees and subject to the terms and eligibility requirements of those plans.

Equity Plan

The FaZe Board originally adopted and its stockholders approved the Amended and Restated 2019 Equity Incentive Plan (the “2019 Plan”) on October 16, 2019. The 2019 Plan was subsequently amended and restated, and approved by FaZe’s stockholders, on January 5, 2021. Following the completion of the Business Combination, no further awards will be awarded under the 2019 Plan. Any outstanding awards granted under the 2019 Plan will remain subject to the terms of the 2019 Plan and the applicable award agreement. See the section of this proxy statement/prospectus titled “The Incentive Plan Proposal” for more information.

Purpose; Administrator.    The purposes of the 2019 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to FaZe’s employees, directors and consultants, and to promote the success of FaZe’s business. The 2019 Plan is administered by the Compensation Committee of the FaZe Board (the “administrator”). The administrator has the authority under the 2019 Plan to, among other matters, (i) determine the fair market value of FaZe common stock, (ii) select eligible service providers to whom awards may be granted, (iii) determine the number of shares to be covered by each award, (iv) approve forms of award agreements for use under the 2019 Plan, (v) determine the terms and conditions, not inconsistent with the terms of the 2019 Plan, of any award granted under the 2019 Plan, (vi) institute and determine the terms and conditions of an exchange program, (vii) construe and interpret the terms of the 2019 Plan and awards granted thereunder, (viii) prescribe, amend and rescind rules and regulations relating to the 2019 Plan, (ix) to make all other determinations deemed necessary or advisable for administering the 2019 Plan.

Share Limit.    Subject to adjustment for capital structure, the maximum aggregate number of shares of FaZe common stock that may be subject to awards and sold under the 2018 Plan is 8,000,000 shares which may consist of authorized but unissued, or reacquired shares of common stock. If an award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program, or, with respect to restricted stock or restricted stock units, is forfeited to or repurchased by FaZe due to the failure to vest, the unpurchased shares (or for awards other than options the forfeited or repurchased shares) which were subject thereto will become available for future grant or sale under the 2019 Plan (unless the Plan has terminated). Shares that have actually been issued under the 2019 Plan under any award will not be returned to the 2019 Plan and will not become available for future distribution under the 2019 Plan, provided that if shares issued pursuant to awards of restricted stock or restricted stock units are repurchased by FaZe or are forfeited to FaZe due to the failure to vest, such shares will become available for future grant under the 2019 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale under the 2019 Plan. To the extent an award under the 2019 Plan is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the 2019 Plan.

Awards.    The 2019 Plan provides for the grant of stock options (including incentive stock options (“ISOs”) and nonqualified stock options), stock appreciation rights (“SARs”), restricted stock, and restricted stock units (“RSUs”).

Awards — Options.    Stock options provide for the purchase of shares of FaZe common stock in the future at an exercise price set on the grant date. Options granted under the 2019 Plan may either be an option intended to qualify as an ISO within the meaning of Section 422 of the Internal Revenue Code or an option not intended to be so qualified (a “Nonqualified Stock Option”). ISOs may be granted only to an employee of FaZe, any parent corporation or a subsidiary. To the extent that the aggregate fair market value of the shares of common stock for which ISOs are exercisable for the first time by a participant during any calendar year exceeds $100,000, such excess ISOs will be treated as Nonqualified Stock Options. The maximum number of shares of FaZe common stock that may be issued upon the exercise of ISOs under the 2019 Plan is 10,500,000 shares. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of FaZe’s total combined voting power or that of any of FaZe’s affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant. Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by applicable laws, (4) other shares, provided that such shares have a fair market value on the date of surrender equal to the aggregate exercise price of the shares as to which such option will be exercised and provided further that accepting such shares will not result in any adverse accounting consequences to the company, (5) consideration received by the company under cashless exercise program (whether through a broker or otherwise) implemented by the company in connection with the 2019 Plan, (6) by net exercise, (7) such other consideration and method of payment for the issuance of shares to the extent permitted by applicable laws, or (8) any combination of the foregoing methods of payment.

Awards — SARs.    The Administrator will has complete discretion to determine the number of shares subject to any award of SARs. The per share exercise price for the shares that will determine the amount of the payment to be received upon exercise of a SAR will be determined by the administrator and will be no less than one hundred percent (100%) of the fair market value per share on the date of grant. Otherwise, the administrator, subject to the provisions of the 2019 Plan, will have complete discretion to determine the terms and conditions of SARs. Upon exercise of a SAR, a participant will be entitled to receive payment from the company in an amount determined by multiplying: (x) the difference between the fair market value of a share on the date of exercise over the exercise price; times (y) the number of shares with respect to which the SAR is exercised. At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in shares of equivalent value, or in some combination thereof.

Awards — RSUs.    RSUs may be granted at any time and from time to time as determined by the administrator. After the administrator determines that it will grant RSUs, it will advise the participant in an award agreement of the terms, conditions, and restrictions related to the grant, including the number of RSUs. The administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of RSUs that will be paid out to the participant. The administrator may set vesting criteria based upon the achievement of company-wide, business unit, or individual goals (including, but not limited to, continued employment or service), or any other basis determined by the administrator in its discretion. Upon meeting the applicable vesting criteria, the participant will be entitled to receive a payout as determined by the administrator

Awards — Restricted Stock.    Each award of Restricted Stock will be evidenced by an award agreement that will specify the period of restriction, the number of shares granted, and such other terms and conditions as the administrator, in its sole discretion, will determine. Unless the administrator determines otherwise, the company as escrow agent will hold shares of Restricted Stock until the restrictions on such shares have lapsed. During the period of restriction, service providers holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares, unless the administrator determines otherwise.

Equitable Adjustments.    In the event that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of the company, or other change in the corporate structure of the company affecting the shares occurs, the administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2019 Plan, will adjust the number and class of shares of stock that may be delivered under the 2019 Plan and/or the number, class, and price of shares of stock covered by each outstanding award.

Change in Control.    In the event of a merger of FaZe with or into another corporation or other entity or a change in control, unless an outstanding award is assumed by the acquiring or succeeding corporation (or an affiliate thereof) or replaced with a substantially equivalent award granted by acquiring or succeeding corporation (or affiliate thereof) in substitution for such outstanding award, the administrator will cancel any outstanding awards granted on or after January 5, 2021 that are not vested and exercisable, or for which the applicable restrictions have not lapsed prior to or as a result of the consummation of such merger or change in control (unless the administrator, in its sole discretion, accelerates the vesting of any such awards) and with respect to any such vested awards, the administrator may either (i) allow all participants to exercise such awards of options and SARs within a reasonable period prior to the consummation of such merger or change in control and cancel any outstanding options or SARs that remain unexercised upon consummation of the merger or change in control, or (ii) cancel any or all of such outstanding awards in exchange for a payment (in cash, or in securities or other property) in an amount equal to the amount that the participant would have received (net of the exercise price with respect to any options or SARs) if such vested awards were settled or distributed or such vested options and SARs were exercised immediately prior to the consummation of the merger or change in control. However, if an option or SAR is not assumed by the acquiring or succeeding corporation (or affiliate thereof) or replaced with an equivalent award issued by the acquiring or succeeding corporation (or affiliate thereof) and the exercise price with respect to any outstanding option or SAR exceeds the fair market value of the shares underlying such vested option or SAR immediately prior to the consummation of the merger or change in control, such option or SAR will be cancelled without any payment to the holder thereof.

If an award granted prior to January 5, 2021 is not assumed by the acquiring or succeeding corporation (or affiliate thereof) or replaced with an equivalent award issued by the acquiring or succeeding corporation (or affiliate thereof), the holder of such award will fully vest in and have the right to exercise any such awards and all restrictions on such awards will lapse, and, with respect to such awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

Transferability.    A participant generally may not transfer stock awards under the 2019 Plan other than by will, the laws of descent and distribution or as otherwise provided under the 2019 Plan.

Amendment and Termination.    The FaZe Board has the authority to amend, suspend or terminate the 2019 Plan, provided that, with certain exceptions, such action does not materially impair the existing rights of any participant without such participant’s written consent. Unless terminated sooner by the FaZe Board, the 2019 Plan will automatically terminate on January 4, 2031.

Executive Employment Agreement

FaZe entered into an employment agreement with Zach Katz on May 10, 2022 and in connection with its hiring of Mr. Katz as the President and Chief Operating Officer of FaZe. FaZe and Mr. Katz amended and restated such employment agreement on May 23, 2022. The employment agreement provides for an initial term of employment of three years, and unless terminated, will automatically be renewed for successive one year periods thereafter. The employment agreement further provides that Mr. Katz will receive an annual base salary of $400,000 and an annual bonus target of 100% of his annual base salary for the applicable year with a maximum annual bonus opportunity of 200% of his annual base salary. In the event that Mr. Katz’s employment is terminated by FaZe without cause or by him for good reason, and subject to the execution and nonrevocation of a release of claims in favor of FaZe, Mr. Katz will receive (i) a prorated annual bonus based on the actual level of attainment of the applicable performance measures at the end of the annual performance period, (ii) continued payment of annual base salary for twelve months following the date of termination, and (iii) twelve months’ reimbursement of COBRA premiums. Notwithstanding the foregoing, if Mr. Katz’ employment is terminated by the Company without cause or by him for good reason, in either case, during the twenty-four month period following a change in control, then Mr. Katz will receive a lump-sum payment of one year’s base salary in lieu of continued payment of annual base salary for twelve months following the date of termination.

Interim CFO Agreement

FaZe entered into an independent contractor agreement with Helen Webb on May 26, 2022. The agreement provides that Ms. Webb will serve as the interim Chief Financial Officer of FaZe for the period commencing June 1, 2022 and ending three months thereafter, subject to extension on mutually agreed terms. The agreement further provides that Ms. Webb will receive a monthly fee of $27,500 for each month during the term.

Director Compensation

FaZe’s non-employee directors did not receive any compensation from FaZe during the year ended December 31, 2021, except for the grant of stock options to Messrs. Wilson and Geiger in connection with their services on the FaZe Board. On July 19, 2021, the Company granted Messrs. Wilson and Geiger each 50,000 stock options under the 2019 Plan with an exercise price of $0.85 and a vesting commencement date of May 5, 2021. These grants of stock options will vest one thirty-sixth (1/36th) on the 5th of each month, subject to the option holder continuing to provide services to the Company through each vesting date. As of December 31, 2021, 9,722 of the 50,000 stock options were vested and exercisable. On April 1, 2022, the FaZe Board accepted Mr. Geiger’s resignation from the FaZe Board. Upon his resignation, Mr. Geiger had 13,888 stock options vested with an exercise date of July 1, 2022.

The following table provides the compensation amounts for Messrs. Wilson and Geiger for 2021.

Directors	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Ed Wilson	—	8,552	—	8,552
Marc Geiger	—	8,552	—	8,552

____________

(1)      Amounts shown in this column represent the grant date fair value, calculated in accordance with FASB ASC Topic 718, of the equity awards granted to the non-employee director in 2021. For a summary of the assumptions used in the valuation of these equity awards, please see Note 8 to our unaudited condensed consolidated financial statements as of December 31, 2021, included in this proxy statement/prospectus.

Certain Relationships and Related Party Transactions

BRPM

Founder Shares and Private Placement Units

In June 2020, our Sponsor purchased an aggregate of 4,312,500 Founder Shares in exchange for a capital contribution of $25,000, or approximately $0.006 per share.

Our Sponsor purchased an aggregate of 520,000 Private Placement Units in connection with BRPM’s initial public offering, at a price of $10.00 per unit, or $5,200,000 in the aggregate. Each Private Placement Unit consists of one share of BRPM Class A common stock and one-third of one BRPM warrant. Each whole warrant entitles the holder to purchase one share of BRPM Class A common stock at an initial exercise price of $11.50 per share. The Private Placement Units, and the BRPM Class A common stock and BRPM warrants included therein (including the BRPM Class A common stock issuable upon exercise of the Private Placement Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of the Business Combination. As disclosed in the prospectus for BRPM’s IPO, the members of BRPM’s management team and its directors, together with certain officers of companies affiliated with B. Riley Financial who have assisted BRPM in sourcing potential acquisition targets, have also invested in the Sponsor by subscribing for units issued by the Sponsor. Through their investment in the Sponsor, these officers and directors will share in a portion of any appreciation in Founder Shares and Private Placement Units, provided that we successfully complete a business combination. Mr. Shribman and Mr. Levinsohn may receive a higher allocation of the Founder Shares upon the successful consummation of the Business Combination, a determination which will be made at the discretion of the managing member of the Sponsor.

Sponsor Support Agreement and PIPE Investment

Concurrently with the execution and delivery of the Merger Agreement, BRPM, FaZe, and the Sponsor entered into the Sponsor Support Agreement, pursuant to which the Sponsor agreed to (i) invest at least $20,000,000 in the PIPE Investment as well as to backstop the PIPE Investment, if the amount in cash actually received by BRPM from the PIPE Investment at Closing is less than $100,000,000, by committing to purchase that portion of the PIPE Investment not purchased by third party investors to cause the PIPE Investment actually received by BRPM at the Closing to equal $100,000,000, (ii) waive the anti-dilution and conversion price adjustments set forth in BRPM’s amended and restated certificate of incorporation with respect to the Founder Shares, (iii) subject 50% of the Founder Shares to forfeiture following Closing if certain price-based vesting conditions are not met during the Earn-Out Period, (iv) subject the Founder Shares to certain transfer restrictions, and (v) vote all voting equity securities owned by it in favor of the Merger Agreement, Business Combination, and each other proposal presented by BRPM in this proxy statement/prospectus.

Administrative Support Agreement

BRPM currently uses office space at 299 Park Avenue 21st Floor, New York, New York 10171 provided by our Sponsor. Commencing upon consummation of its initial public offering, BRPM has paid our Sponsor $3,750 per month for office space, secretarial and administrative services provided to members of our management team. Upon completion of BRPM’s initial business combination or liquidation, it will cease paying these monthly fees.

Expense Reimbursement and Sponsor Loans

BRPM’s officers and directors are entitled to reimbursement for any out-of-pocket expenses incurred in connection with activities on BRPM’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. BRPM’s audit committee reviews on a quarterly basis all payments that were made to our Sponsor, BRPM’s officers, directors or its or their affiliates.

In addition, in order to finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of its officers and directors may, but are not obligated to, loan BRPM funds as may be required on a non-interest basis. If BRPM completes the Business Combination, it would repay such loaned amounts. In the event that the Business Combination does not close, BRPM may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from its Trust Account would be used for such repayment. The warrants would be identical to the Private Placement Units. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. Pursuant to the Merger Agreement, outstanding working capital loans, if any, will be repaid in cash at the Closing.

B. Riley Loan to FaZe

On March 10, 2022, the B. Riley Lender, an affiliate of the Sponsor, entered into a Bridge Loan Agreement with FaZe pursuant to which the B. Riley Lender agreed (i) to issue the Initial Term Loan in the amount of $10 million and (ii) upon receipt of a borrowing notice from FaZe, to issue the Final Term Loan in the amount of $10 million. In connection with the Term Loan, on March 10, 2022, FaZe waived the Minimum Proceeds Condition under the Merger Agreement.

The Term Loan is evidenced by a term promissory note and accrues interest at a rate of 7% per year, compounded quarterly. The Term Loan is secured by all assets of FaZe, other than the Excluded Collateral (as defined in the Pledge and Security Agreement), subject to Intercreditor Agreements entered into between the B. Riley Lender and FaZe’s senior lienholders, CPH and Cox. The Term Loan will be repaid in full in cash on the Closing Date. In the event the Merger Agreement is terminated without completion of the Business Combination, the Term Loan will become a secured convertible promissory note of FaZe, on substantially the same terms as the existing senior secured convertible promissory notes of Faze, in an aggregate principal amount equal to the outstanding principal balance, including capitalized interest, of the Term Loan and the unpaid accrued interest on the Term Loan as of such date. As of March 10, 2022, an aggregate principal amount of $10 million was outstanding under the Term Loan.

FaZe

Series A Preferred Stock Financing

On December 24, 2019, FaZe issued an aggregate of 3,478,574 shares of FaZe preferred stock for an aggregate purchase price of approximately $34.1 million (the “Series A Financing”). The table below sets forth the number of shares of FaZe preferred stock sold to FaZe directors, executive officers and holders of more than 5% of FaZe capital stock:

Investor	Shares of Series A Preferred Stock	Total Purchase Price
Commerce Media Holdings, LLC (d/b/a NTWRK)(1)	418,158	$5,000,001.48
Total	418,158	$5,000,001.48

____________

(1)      additional details regarding this stockholder and its equity holdings are provided under the caption “Beneficial Ownership of Securities.”

Investors’ Rights Agreement

In connection with the Series A Financing, FaZe entered into the Investors’ Rights Agreement (the “Investors’ Rights Agreement”) with certain holders of FaZe preferred stock, which granted registration rights, information rights and other rights to certain holders of FaZe preferred stock including Commerce Media Holdings, LLC (d/b/a NTWRK), a Delaware limited liability company (“NTWRK”). The Investors’ Rights Agreement will terminate upon Closing.

Right of First Refusal and Co-Sale Agreement

In connection with the Series A Financing, FaZe entered into the Right of First Refusal and Co-Sale Agreement (the “ROFR Agreement”) with certain holders of FaZe preferred stock and certain holders of FaZe common stock, pursuant to which FaZe was granted a primary right to purchase shares of FaZe preferred stock that certain major stockholders propose to sell to third parties. Each of such major stockholders, including NTWRK, Nordan Shat, Yousef Abdelfattah, SGMT AS, a Norwegian company (“SGMT”), Thomas Alves De Oliveira, Dare Mighty Entertainment, LLC and Hubrick Limited (“Hubrick”), was granted a secondary right of first refusal and co-sale in connection therewith. The ROFR Agreement will terminate upon Closing.

Voting Agreement

In connection with the Series A Financing, FaZe entered into the Voting Agreement (the “Voting Agreement”) with certain holders of FaZe preferred stock and certain holders of FaZe common stock, pursuant to which certain holders of FaZe preferred stock, including NTWRK, and certain holders of FaZe common stock, including Nordan Shat, Yousef Abdelfattah, SGMT, Thomas Alves De Oliveira, Dare Mighty Entertainment, LLC and Hubrick, have agreed to vote their shares on certain matters, including with respect to the election of directors. The Voting Agreement will terminate upon Closing.

Convertible Promissory Note Financing

Crown Predator Holdings

Pursuant to a Secured Convertible Note Purchase Agreement, dated as of December 15, 2020, as amended, by and among FaZe, CPH Phase II SPV LP (“CPH II”) and CPH Phase III SPV LP (“CPH III” and, together with CPH II, “CPH”), FaZe issued $55,000,000 in aggregate principal amount of convertible promissory notes to CPH between December 15, 2020 and August 30, 2021 (the “CPH notes”). The CPH notes accrue interest at a rate of 10% per year. The maturity date of the CPH notes is December 15, 2023. In addition, CPH has the right to purchase certain additional convertible promissory notes from FaZe (the “CPH Right”). Upon (i) maturity or (ii) a “liquidity event” (including an initial public offering of FaZe, a change of control transaction, or a transaction with a publicly traded special purpose acquisition company), CPH will have the option, in its sole discretion, to convert all or a portion of the principal amount of notes outstanding into shares of FaZe common stock. Upon such election to convert, any interest on the note will also be subject to conversion upon the same terms. Any amount of notes outstanding that CPH does not elect to convert will need to be repaid on the maturity date or the closing date of the “liquidity event,” as applicable.

Pursuant to a letter agreement, dated as of December 15, 2020, as amended by and between FaZe and CPH II (the “CPH Letter”), as long as CPH or its affiliates own at least 2% of the outstanding capital stock of FaZe on an as-converted-to-common stock basis, FaZe must invite a CPH representative to attend all meetings of FaZe’s board of directors in a non-voting observer capacity, subject to certain exceptions. In addition, in consideration of CPH’s purchase of the CPH notes, so long as any amount remains outstanding under the CPH notes, FaZe agreed to pay to CPH a nonrefundable quarterly monitoring fee of $62,500, and, upon CPH’s request, reimburse CPH for any reasonable, necessary and documented expenses incurred by CPH in connection with the monitoring of its investment in FaZe and/or activities performed on behalf of FaZe, subject to a limit of $250,000 in total.

On October 23, 2021, CPH entered into a letter agreement with FaZe, pursuant to which, among other things, (i) CPH agreed to convert the CPH notes into shares of FaZe common stock immediately prior to Closing, (ii) CPH agreed to waive the CPH Right in exchange for the issuance of a FaZe convertible note, such note to be converted into shares of FaZe common stock immediately prior to Closing, and such shares of FaZe common stock to be converted into 4,800,000 shares of New FaZe common stock, (iii) CPH agreed to waive any interest on the CPH notes in exchange for (x) the issuance of a FaZe convertible note, such note to be converted into shares of FaZe common stock immediately prior to Closing, and such shares of FaZe common stock to be converted into 523,763 shares of New FaZe common stock, and (y) to the extent that the Closing Date is on or after February 1, 2022, payment in cash of interest on the CPH notes that accrues starting on February 1, 2022 and ending on the Closing Date, and (iv) FaZe will nominate Nick Lewin for election as a director of New FaZe, and upon election of the Mr. Lewin as a director of New FaZe, the CPH Letter will be terminated.

Cox Investment Holdings

Pursuant to a Secured Convertible Note Purchase Agreement, dated as of August 16, 2021 (the “Cox NPA”), by and between FaZe and Cox, FaZe issued a convertible promissory note in the principal amount of $10,000,000 to Cox on August 16, 2021 (the “First Cox Note”). The First Cox Note accrues interest at a rate of 10% per year. The maturity date of the First Cox Note is December 15, 2023. Pursuant to the terms of the First Cox Note, upon (i) maturity or (ii) a “liquidity event” (including an initial public offering of FaZe, a change of control transaction, or a transaction with a publicly traded special purpose acquisition company), Cox will have the option, in its sole discretion, to convert all or a portion of the principal amount of the First Cox Note outstanding into shares of FaZe common stock. Upon such election to convert, any interest on the First Cox Note will also be subject to conversion upon the same terms. Any amount of the First Cox Note outstanding that Cox does not elect to convert will need to be repaid on the maturity date or the closing date of the “liquidity event,” as applicable. In addition, under the Cox NPA, Cox has the right to purchase additional convertible promissory notes from FaZe in the aggregate principal amount of $5,000,000, which right will expire two business days after Cox receives an audit report from FaZe (the “Cox Right”).

Pursuant to a letter agreement, dated as of August 16, 2021, by and between FaZe and Cox (the “Cox Letter”), as long as any Cox note remains outstanding, FaZe must invite a Cox representative to attend all meetings of FaZe’s board of directors in a non-voting observer capacity, subject to certain exceptions. In addition, in the event that the Cox notes are converted in connection with a transaction with a special purpose acquisition company, FaZe must ensure that Cox will have a right to nominate a director to the resulting public company board of directors.

On October 24, 2021, Cox entered into a letter agreement with FaZe (the “Cox Consent Letter”), pursuant to which, among other things, (i) Cox agreed to convert the First Cox Note and any additional note purchased by exercising the Cox Right (including the interest thereon) into shares of FaZe common stock immediately prior to Closing, (ii) FaZe will nominate Paul Hamilton for election as a director of New FaZe, and upon election of the Mr. Hamilton as a director of New FaZe, any board observer or director designation rights under the Cox Letter will be waived.

On October 25, 2021, Cox exercised the Cox Right and FaZe issued to Cox a convertible promissory note in the principal amount of $5,000,000, with other terms (including interest rate, maturity date, and conversion right) substantially the same as the First Cox Note (together with the First Cox Note, the “Cox notes”). Upon the conversion of the Cox notes, it is expected that approximately 1,278,708 shares of FaZe common stock will be issued to Cox, assuming a December 26, 2021 conversion date.

On January 12, 2022, Cox assigned all of its rights and obligations under the Cox notes, the Cox Consent Letter and certain related documents to AEV, including the obligation to convert the Cox notes into shares of FaZe common stock immediately prior to Closing. On the same day, Cox also assigned all of its rights and obligations under Cox’s Subscription Agreement to AEV, including the obligation to purchase shares of FaZe common stock pursuant to the terms of the Subscription Agreement, provides that Cox will remain bound by the Subscription Agreement if AEV does not fulfill such obligation.

The Cox notes, along with accrued and unpaid interest, are expected to convert into approximately 1,339,299 shares of FaZe common stock immediately prior to the Closing, which will be exchanged for approximately 3,035,303 shares of New FaZe common stock (including 288,774 Earn-Out Shares in the No Redemptions scenario) at the Closing (based on an estimated Exchange Ratio of 2.27 and an estimated Earn-Out Exchange Ratio of 0.22). These converted shares represent 3.3% of the expected pro forma shares of New FaZe common stock outstanding at the Closing and issuable upon the exercise of New FaZe options exercisable within 60 days of Closing (assuming the Business Combination closed on May 6, 2022 and there are no redemptions by BRPM public stockholders). The Cox notes are part of the FaZe Notes that convert in the Company Conversion, which will not cause additional dilution to Public Stockholders in excess of the dilution to Public Stockholders as a result of the Merger, because the shares of New FaZe common stock to be issued and converted from the Company Conversion Shares upon the Merger are included in the aggregate merger consideration to FaZe Stockholders set forth in the Merger Agreement.

Other Transactions

Atlanta FaZe, LLC

Atlanta FaZe, LLC, a Delaware limited liability company (“Atlanta FaZe”) is owned by FaZe and AEV. FaZe was granted a minority equity interest in Atlanta FaZe in exchange for entering into the below Product Agreement, Strategic Marketing Agreement and the Trademark License Agreement.

On February 1, 2021, FaZe, Atlanta FaZe, LLC, a Delaware limited liability company (“Atlanta FaZe”), and NTWRK entered into a Merch Product Agreement (the “Product Agreement”), pursuant to which Atlanta FaZe collaborates with FaZe and NTWRK to design and produce certain apparel products to be manufactured and sold by NTWRK. NTWRK granted FaZe and Atlanta FaZe certain royalties pursuant to the Product Agreement in exchange for the right to manufacture and sell merchandise for FaZe and Atlanta FaZe.

FaZe and Atlanta FaZe also entered into a Trademark License Agreement, effective as of October 26, 2019, pursuant to which FaZe granted Atlanta FaZe a license to use certain marks.

In addition, FaZe and Atlanta FaZe entered into a Strategic Marketing Agreement, effective as of October 26, 2019, pursuant to which FaZe provides certain social media, merchandising and other marketing support for Atlanta FaZe in exchange for an annual service fee of $250,000.

Commerce Media Holdings, LLC (d/b/a NTWRK)

On December 24, 2019, FaZe entered into a License Agreement (the “NTWRK License Agreement”) with NTWRK, pursuant to which FaZe was granted license to use certain marks and publicity rights of NTWRK and in exchange, FaZe granted NTWRK a warrant to purchase 615,000 shares of FaZe common stock with a per share exercise price of $0.01 (which warrant expires on December 24, 2029). NTWRK also participated in the Series A Financing and, as of the date of this proxy statement/prospectus, held 481,158 shares of FaZe preferred stock. It is expected that the warrant granted to NTWRK under the NTWRK License Agreement will be exercised immediately prior to Closing.

As described above, NTWRK is also party to the Product Agreement, pursuant to which it provides manufacturing, warehousing, fulfillment and customer service for FaZe and Atlanta FaZe on all merchandise contemplated thereby.

SGMT Settlement

On October 20, 2021, FaZe entered into a Settlement and Release Agreement with SGMT, and Michael Stang Treschow, a director of Faze (“Mr. Treschow” and, together with SGMT, the “SGMT Parties”), whereby the SGMT Parties agreed to release any actions, claims, damages, judgments, obligations, liabilities or agreements related to certain disputes between SGMT and FaZe in exchange for (i) a cash payment from FaZe in the amount of $845,000 and (ii) FaZe’s consent to the transfer of 2,080,000 shares of FaZe common stock from SGMT to Fritzøe Energi AS, a Norwegian company indirectly wholly owned by Mr. Treschow.

As of the date of this proxy statement/prospectus, SGMT held 2,080,000 shares of FaZe common stock.

Banks Settlement and Loan

On July 19, 2021, FaZe entered into a Settlement and Release Agreement with Richard Gordon Bengtson II, one of the co-founders of FaZe (“Banks”), whereby Banks agreed to the cancellation of a portion of the outstanding stock options previously issued to Banks and to release any actions, claims, damages, judgments or agreements arising out of Banks’ relationship with FaZe in exchange for an issuance of 1,000,000 shares of FaZe common stock to Banks.

Separately, up until 2020, FaZe issued a series of loans to Banks in the aggregate principal amount of $594,459. Banks pays FaZe one half of his monthly retainer every month, which is applied toward the outstanding principal of the loan.

As of the date of this proxy statement/prospectus, Banks held 1,000,000 shares of FaZe common stock. Banks is not an executive officer or director of FaZe.

Hubrick Limited Settlements

On June 20, 2019, FaZe entered into a settlement agreement with Hubrick, pursuant to which FaZe agreed to (i) grant an additional 215,911 shares of FaZe common stock to Hubrick, (ii) pay an aggregate sum of $6,500,000 to Hubrick, and (iii) for so long as Hubrick continues to own all of the 215,911 shares of FaZe common stock it was granted, grant Hubrick certain board observation and nomination rights. On June 2, 2021, FaZe entered into a second settlement agreement with Hubrick pursuant to which FaZe granted a non-qualified stock option to Hubrick to purchase up to 150,000 shares of FaZe common stock at an exercise price per share of $5.00. In exchange for the consideration received under these settlement agreements, Hubrick agreed to release any actions, claims, damages or obligations arising out of its litigation against FaZe.

As of the date of this proxy statement/prospectus, Hubrick held 1,079,555 shares of FaZe common stock (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

Nordan Shat Promissory Note

On April 13, 2021, FaZe issued a secured promissory note to Nordan Shat, one of the co-founders of FaZe, in the aggregate principal amount of $135,000 (the “Shat Note”). The Shat Note accrues interest at a rate of 2% per year, compounded annually. The entire amount of accrued but unpaid interest and all outstanding principal on the Shat Note will be due and payable on the earliest to occur of: (i) April 13, 2023, (ii) an underwritten initial public offering of FaZe, (iii) a change of control transaction, or (iv) the determination of the board of directors of FaZe.

As of the date of this proxy statement/prospectus, Nordan Shat held 1,000,000 shares of FaZe common stock.

Collaboration Agreement with Snoop Dogg

On February 17, 2022, FaZe entered into a Collaboration Agreement with Spanky’s Clothing Inc. (f/s/o Calvin “Snoop Dogg” Broadus Jr.), Cordell Broadus, Boss Lady Entertainment (f/s/o Shante Broadus) and SMAC Entertainment (f/s/o Constance Shwartz-Morini), for an initial term of two years, pursuant to which Snoop Dogg became a member of FaZe’s talent network and, upon closing of the Business Combination, will join New FaZe’s board of directors and agreed to (i) exclusively, except for companies not in direct competition with FaZe, promote FaZe for three years, and (ii) grant FaZe license to use his name and likeness in connection with certain content and services to be produced by him for FaZe, including (w) social media posts, (x) brand campaigns with FaZe sponsors, (y) hosting of events and (z) merchandise collaborations. In exchange, FaZe agreed to grant restricted stock equal in value to (i) $1,857,154 to Snoop Dogg, (ii) $247,615 to Cordell Broadus, (iii) $247,615 to Boss Lady Entertainment and (iv) $247,615 to SMAC Entertainment, each of which will vest as follows: (x) one-third on August 17, 2022, (y) one-third in monthly installments through February 17, 2023 and (z) one-third in monthly installments through February 17, 2024. In addition, FaZe agreed to consider in good faith further equity bonuses and committed $50,000 in value for community outreach, including for the Snoop Youth Football League, scholarships or other charitable causes.

Director and Officer Indemnification

The FaZe Charter and FaZe bylaws provide for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. FaZe has entered into indemnification agreements with each of its directors. Following the Business Combination, FaZe expects that these agreements will be replaced with new indemnification agreements for each post-Closing director and officer of New FaZe. For additional information, see “Description of New FaZe Securities — Limitations on Liability and Indemnification of Officers and Directors.”

PIPE Investment

The FaZe PIPE Investor entered into a Subscription Agreement with BRPM, pursuant to which the FaZe PIPE Investor has subscribed for 500,000 shares of New FaZe common stock in connection with the PIPE Investment, at $10.00 per share, for approximately $5 million of gross proceeds.

Policies and Procedures for Related Person Transactions

Following the Business Combination, FaZe’s audit committee will have the primary responsibility for reviewing and approving or disapproving “related party transactions”, which are transactions between FaZe and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. The charter of the audit committee of FaZe will provide that the audit committee will review and approve in advance any related party transaction.

Review and Approval of Review and Approval of Related Person Transactions

In connection with the Business Combination, FaZe plans to adopt a policy for the review and approval of related party transaction, which will require, among other things, that:

•        The audit committee will review the material facts of all related person transactions.

•        In reviewing any related person transaction, the audit committee will take into account, among other factors that it deems appropriate, whether the related person transaction is on terms no less favorable to FaZe than terms generally available in a transaction with an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

•        In connection with its review of any related person transaction, FaZe will provide the audit committee with all material information regarding such related person transaction, the interest of the related person and any potential disclosure obligations of FaZe in connection with such related person transaction.

•        If a related person transaction will be ongoing, the audit committee may establish guidelines for the management of FaZe to follow in its ongoing dealings with the related person.

Material U.S. Federal Income Tax Considerations

The following is a discussion of material U.S. federal income tax considerations of the Business Combination for (i) U.S. holders and Non-U.S. holders (each as defined below, and together, “holders”) of shares of BRPM Class A common stock that elect to have their BRPM Class A common stock redeemed for cash if the Business Combination is completed and (ii) U.S. holders of shares of FaZe common stock. This discussion applies only to BRPM Class A common stock or FaZe common stock, respectively, that is held as a “capital asset” for U.S. federal income tax purposes (generally, property held for investment). This discussion is limited to U.S. federal income tax considerations, and does not address U.S. federal tax considerations other than income taxes considerations (such as estate or gift taxes considerations) or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:

•        banks, financial institutions or financial services entities;

•        broker-dealers;

•        insurance companies;

•        dealers or traders subject to a mark-to-market method of accounting with respect to shares of BRPM Class A common stock or FaZe common stock;

•        persons required to accelerate the recognition of any item of gross income with respect to BRPM Class A common stock or FaZe common stock as a result of such income being recognized on an applicable financial statement;

•        persons holding BRPM Class A common stock or FaZe common stock as part of a “straddle,” constructive sale, wash sale, hedge, conversion, integrated transaction or similar transaction;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        “specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        U.S. expatriates or former long-term residents of the United States;

•        governments or agencies or instrumentalities thereof;

•        regulated investment companies (RICs) or real estate investment trusts (REITs);

•        persons that directly, indirectly or constructively own 5% or more (by vote or value) of BRPM Class A common stock or FaZe common stock;

•        the Sponsor or its affiliates, officers or directors;

•        persons who received their shares of BRPM Class A common stock or FaZe common stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•        partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) and any beneficial owners of such partnerships; and

•        tax-exempt entities.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds BRPM Class A common stock or FaZe common stock, the U.S. federal income tax treatment of the partners in the partnership will generally depend on the status of the partners and the activities of the partnership. Partnerships and their partners should consult their tax advisors with respect to the tax consequences to them of the Business Combination or the exercise of redemption rights with respect to the BRPM Class A common stock.

This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Redemption of BRPM Class A common stock

In the event that a holder’s shares of BRPM Class A common stock are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under the section entitled “The Special Meeting — Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of shares of BRPM Class A common stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of BRPM Class A common stock, a U.S. holder (as defined below) will be treated as described below under the section entitled “— U.S. Holders — Taxation of Redemption Treated as a Sale of BRPM Class A common stock,” and a Non-U.S. holder (as defined below) will be treated as described under the section entitled “— Non-U.S. Holders — Taxation of Redemption Treated as a Sale of BRPM Class A common stock.” If the redemption does not qualify as a sale of shares of BRPM Class A common stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section entitled “— U.S. Holders — Taxation of Redemption Treated as a Distribution,” and the tax consequences to a Non-U.S. holder described below under the section entitled “— Non-U.S. Holder — Taxation of Redemption Treated as a Distribution.”

Whether a redemption of shares of BRPM Class A common stock qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder as a result of owning Private Placement Units or public warrants and any of our stock that a holder would directly or indirectly acquire pursuant to the Business Combination or the PIPE Investment) relative to all of our shares outstanding both before and after the redemption. The redemption of BRPM Class A common stock generally will be treated as a sale of BRPM Class A common stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the holder, (2) results in a “complete termination” of the holder’s interest in us or (3) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of our stock actually owned by the holder, but also shares of our stock that are constructively owned by it under certain attribution rules set forth in the Code. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include BRPM Class A common stock which could be acquired pursuant to the exercise of the Private Placement Units or the public warrants. Moreover, any of our stock that a holder directly or constructively acquires pursuant to the Business Combination or the PIPE Investment generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of BRPM Class A common stock must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of BRPM Class A common stock and the BRPM Class A common stock to be issued pursuant to the Business Combination or the PIPE Investment). There will be a complete termination of a holder’s interest if either (1) all of the shares of our stock actually and constructively owned by the holder are redeemed or (2) all of the shares of our stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other shares of our stock (including any stock constructively owned by the holder as a result of owning warrants). The redemption of BRPM Class A common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of BRPM Class A common stock will be treated as a corporate distribution to the redeemed holder and the tax effects to such a U.S. holder will be as described below under the section entitled “— U.S. Holders — Taxation of Redemption Treated as a Distribution,” and the tax effects to such a Non-U.S. holder will be as described below under the section entitled “— Non-U.S. Holders — Taxation of Redemption Treated as a Distribution.” After the application of those rules, any remaining tax basis of the holder in the redeemed BRPM Class A common stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

Each holder should consult with its own tax advisors as to the tax consequences of a redemption.

U.S. Holders

This section applies to you if you are a “U.S. holder” of BRPM Class A common stock. For purposes of this discussion, a U.S. holder is a beneficial owner of BRPM Class A common stock who, or that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•        a trust if (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. persons have the authority to control all substantial decisions of such trust or (ii) it has a valid election in effect under Treasury regulations to be treated as a United States person.

Taxation of Redemption Treated as a Distribution.

If our redemption of a U.S. holder’s shares of BRPM Class A common stock is treated as a corporate distribution, as discussed above under the section entitled “— Redemption of BRPM Class A common stock,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its shares of BRPM Class A common stock. Any remaining excess will be treated as gain realized on the sale of shares of BRPM Class A common stock and will be treated as described below under the section entitled “— Taxation of Redemption Treated as a Sale of BRPM Class A common stock.”

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the BRPM Class A common stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Taxation of Redemption Treated as a Sale of BRPM Class A common stock.

If our redemption of a U.S. holder’s shares of BRPM Class A common stock is treated as a sale, as discussed above under the section entitled “— Redemption of BRPM Class A common stock,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. holder’s adjusted tax basis in the shares of BRPM Class A common stock redeemed. A U.S. holder’s adjusted tax basis in its BRPM Class A common stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder with respect to its shares of BRPM Class A common stock treated as a return of capital. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the BRPM Class A common stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the BRPM Class A common stock described in this proxy statement/prospectus may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

U.S. holders who hold different blocks of BRPM Class A common stock (including as a result of holding different blocks of shares of BRPM Class A common stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder” of BRPM Class A common stock. A Non-U.S. holder is a beneficial owner of BRPM Class A common stock who, or that is, for U.S. federal income tax purposes:

•        a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•        a foreign corporation; or

•        an estate or trust that is not a U.S. holder.

Taxation of Redemption Treated as a Distribution.

If our redemption of a Non-U.S. holder’s shares of BRPM Class A common stock is treated as a corporate distribution, as discussed above under the section entitled “— Redemption of BRPM Class A common stock”, then the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and timely provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Distributions in excess of our current and accumulated earnings and profits not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of BRPM Class A common stock redeemed and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized on the sale of the BRPM Class A common stock, which will be treated as described below under the section entitled “— Taxation of Redemption Treated as a Sale of BRPM Class A common stock.”

Because it may not be certain at the time a Non-U.S. holder is redeemed whether such Non-U.S. holder’s redemption will be treated as a sale of shares or a distribution constituting a dividend, and because such determination will depend in part on a Non-U.S. holder’s particular circumstances, we or the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, we or the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. holder in redemption of such Non-U.S. holder’s BRPM Class A common stock, unless (i) we or the applicable withholding agent have established special procedures allowing Non-U.S. holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. holders are not treated as receiving a dividend under the Section 302 tests described above under the section entitled “— Redemption of BRPM Class A common stock”). However, there can be no assurance that we or any applicable withholding agent will establish such special certification procedures. If we or an applicable withholding agent withhold excess amounts from the amount payable to a Non-U.S. holder, such Non-U.S. holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

The withholding tax described above does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. holder that is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable income tax treaty rate).

Taxation of Redemption Treated as a Sale of BRPM Class A common stock.

If our redemption of a Non-U.S. holder’s shares of BRPM Class A common stock is treated as a sale of BRPM Class A common stock, as discussed above under the section entitled “— Redemption of BRPM Class A common stock,” subject to the discussion of backup withholding below, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized in connection with the redemption, unless:

•        the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder);

•        such Non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other conditions are met; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of redemption or the period that the Non-U.S. holder held BRPM Class A common stock and, in the case where shares of BRPM Class A common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of BRPM Class A common stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. holder’s holding period for the shares of BRPM Class A common stock. There can be no assurance that BRPM Class A common stock is or has been treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a corporate Non-U.S. holder may also be subject to an additional “branch profits tax” at a 30% rate (or a lower applicable income tax treaty rate). If the second bullet point applies to a Non-U.S. holder, such Non-U.S. holder will be subject to U.S. tax on such Non-U.S. holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of 30% (or a lower applicable tax treaty rate).

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder in connection with the redemption will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such redemption.

We believe that we are not, and have not been at any time since our formation, a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether we would be treated as a United States real property holding corporation in any future year.

Information Reporting and Backup Withholding

Payments of cash as a result of our redemption of BRPM Class A common stock may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

A Non-U.S. holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

FATCA Withholding Taxes

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends and amounts treated as dividends received pursuant to a redemption of stock) on BRPM Class A common stock (as further discussed below). 30% withholding under FATCA was scheduled to apply to the gross proceeds of a disposition of any stock, debt instrument, or other property that can produce U.S.-source dividends or interest beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Although such proposed Treasury regulations are not final, taxpayers generally may rely on them until final Treasury regulations are issued.

In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. All holders should consult their tax advisors regarding the effects of FATCA their ownership and disposition of BRPM Class A common stock.

U.S. Federal Income Tax Considerations of the Merger to U.S. Holders of FaZe Common Stock

Although the obligations of FaZe and BRPM to complete the Merger are not conditioned on the receipt of any opinion from legal counsel regarding the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, Skadden has delivered an opinion that the Merger will so qualify. Such opinion is filed as Exhibit 8.1 to the Registration Statement of which this proxy statement/prospectus forms part. Skadden’s opinion regarding the Merger has relied on customary assumptions, representations and covenants, and assumptions, representations and covenants contained in the Merger Agreement, this proxy statement/prospectus, and certificates of officers of FaZe and BRPM, including an assumption regarding the completion of the Merger in the manner contemplated by the Merger Agreement. Additionally, the opinion is based on the law in effect on the date of the opinion and assumes that there will be no change in applicable law between such date and the time of the Merger. If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected and the tax consequences of the Merger could differ from those described herein. An opinion of counsel is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge.

Assuming the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, (i) a U.S. holder of FaZe common stock will generally not recognize gain or loss upon its exchange of FaZe common stock for New FaZe common stock (including the Earn-Out Shares); (ii) the aggregate tax basis in the shares of New FaZe common stock (including the Earn-Out Shares) that a U.S. holder of FaZe common stock receives pursuant to the Merger will generally equal such holder’s aggregate adjusted tax basis in the shares of FaZe common stock that it surrenders, and such aggregate adjusted tax basis will be allocated to the New FaZe common stock (including the Earn-Out Shares) that it receives; and (iii) such a holder’s holding period for the shares of New FaZe common stock it receives pursuant to the Merger (including the Earn-Out Shares) will generally include such holder’s holding period in the shares of FaZe common stock it surrenders. A U.S. holder of FaZe common stock will generally not recognize gain or loss on the forfeiture of any Earn-Out Shares as a result of such Earn-Out Shares remaining unvested at the end of the Earn-Out Period; however, the aggregate adjusted tax basis in the shares of FaZe common stock that such holder surrendered in the Merger will be re-allocated to the New FaZe common stock that it ultimately holds at the end of the Earn-Out Period.

If you are a U.S. holder of FaZe common stock, you should consult your tax advisor as to the particular tax consequences of the Merger to you.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER UNDER CURRENT LAW. TAX MATTERS CAN BE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO FAZE STOCKHOLDERS WILL DEPEND ON THE FACTS OF THEIR OWN SITUATION. FAZE STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO FULLY UNDERSTAND THE TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS.

Legal Matters

White & Case LLP will pass upon the validity of the New FaZe common stock offered pursuant to this proxy statement/prospectus.

Experts

The financial statements of B. Riley Principal 150 Merger Corp. as of December 31, 2021 and 2020, and for the year ended December 31, 2021 and for the period from June 19, 2020 (inception) through December 31, 2020, included in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein (which contains an explanatory paragraph relating to substantial doubt about the ability of B. Riley Principal 150 Merger Corp. to continue as a going concern as described in Notes 1 and 3 to the financial statements), and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.

The consolidated financial statements of FaZe Clan Inc. as of December 31, 2021 and 2020 and for the two years then ended, included in this proxy statement/prospectus, which are referred to and made part of this proxy statement/prospectus and Registration Statement, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein (which contains an explanatory paragraph relating to substantial doubt about the ability of FaZe Clan, Inc. to continue as a going concern as described in Note 14 to the financial statements), and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Delivery of Documents to Stockholders

Pursuant to the rules of the SEC, BRPM and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, BRPM will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request that BRPM deliver single copies of the proxy statement/prospectus in the future. Stockholders may notify BRPM of their requests by calling or writing BRPM at its principal executive offices at 299 Park Avenue 21st Floor, New York, New York 10171.

Stockholder Proposals and Nominations

Stockholder Proposals

New FaZe’s Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting given by or at the direction of the New FaZe Board, (ii) otherwise properly brought before such meeting by or at the direction of the New FaZe Board or the chairperson of the New FaZe Board, or (iii) otherwise properly brought before such meeting by a stockholder present in person who (A) (1) was a record owner of shares of New FaZe both at the time of giving the notice and at the time of such meeting, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in the Proposed Bylaws in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for New FaZe’s annual meeting of stockholders, New FaZe’s secretary must receive the written notice at New FaZe’s principal executive offices:

•        not earlier than the 90th day; and

•        not later than the 120th day, before the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year or New FaZe holds its annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.

We currently anticipate the 2023 annual meeting of stockholders of New FaZe will be held no later than June 2023. Under the Proposed Bylaws, for the first annual meeting of stockholders following the Closing, the date of the preceding year’s annual meeting shall be deemed to be May 3, 2022. Therefore, notice of a nomination or proposal must be delivered to New FaZe not earlier than January 3, 2023 and not later than February 2, 2023. Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws.

Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the 2023 annual meeting pursuant to Rule 14a-8 must be received at New FaZe’s principal office at a reasonable time before New FaZe begins to print and send its proxy materials and must comply with Rule 14a-8.

Stockholder Director Nominees

The Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) of stockholders, subject to the provisions of the Proposed Charter. To nominate a director, the stockholder must provide the information required by the Proposed Bylaws. In addition, the stockholder must give timely notice to New FaZe’s secretary in accordance with the Proposed Bylaws, which, in general, require that the notice be received by New FaZe’s secretary within the time periods described above under “— Stockholder Proposals” for stockholder proposals.

Stockholder Communications

Stockholders and interested parties may communicate with the BRPM Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of B. Riley Principal 150 Merger Corp., 299 Park Avenue 21st Floor, New York, New York 10171. Following the Business Combination, such communications should be sent to New FaZe, 720 N. Cahuenga Blvd., Los Angeles, California 90038. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

Where You Can Find More Information

BRPM has filed with the SEC a registration statement on Form S-4, as amended, under the Securities Act with respect to the securities offered by this proxy statement/prospectus. This proxy statement/prospectus does not contain all of the information included in the registration statement. For further information pertaining to BRPM and its securities, you should refer to the registration statement and to its exhibits. Whenever reference is made in this proxy statement/prospectus to any of BRPM’s or FaZe’s contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the annexes to the proxy statement/prospectus and the exhibits filed with the registration statement for copies of the actual contract, agreement or other document.

Upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, New FaZe will be subject to the information and periodic reporting requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. BRPM files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read BRPM’s or New FaZe’s SEC filings, including New FaZe’s registration statement and BRPM’s proxy statement/prospectus, over the internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact BRPM by telephone or in writing:

B. Riley Principal 150 Merger Corp.
299 Park Avenue, 21st Floor
New York, New York
10171 (212) 457-3300

You may also obtain these documents by requesting them in writing or by telephone from BRPM’s proxy solicitation agent at the following address and telephone number:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (800) 820-2415

Email: BRPM@dfking.com

If you are a stockholder of BRPM and would like to request documents, please do so no later than five business days before the Special Meeting in order to receive them before the Special Meeting. If you request any documents from BRPM, BRPM will mail them to you by first-class mail, or another equally prompt means.

This document is a prospectus of New FaZe and a proxy statement of BRPM for BRPM’s special meeting of stockholders. Neither FaZe nor BRPM has authorized anyone to give any information or make any representation about the Business Combination, New FaZe or BRPM that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that BRPM has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

B. RILEY PRINCIPAL 150 MERGER CORP.
Condensed Balance Sheets

	March 31, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash	$85,204	$43,324
Prepaid expenses	475,945	612,449
Total current assets	561,149	655,773
Investments held in Trust Account	172,532,601	172,516,200
Total assets	$173,093,750	$173,171,973

Liabilities, Class A Common stock subject to possible redemption and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$3,016,831	$2,621,918
Due to related party	647,500	191,250
Total current liabilities	3,664,331	2,813,168
Warrant liability	5,336,775	8,599,233
Total liabilities	9,001,106	11,412,401

Commitments

Class A Common stock subject to possible redemption; 17,250,000 shares (at redemption value of $10.00 per share)	172,500,000	172,500,000

Stockholders’ deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A Common stock, $0.0001 par value; 100,000,000 shares authorized; 520,000 shares issued and outstanding (excluding 17,250,000 subject to redemption)	52	52
Class B Common stock, $0.0001 par value; 10,000,000 shares authorized; 4,312,500 shares issued and outstanding	431	431
Accumulated deficit	(8,407,839)	(10,740,911)
Total stockholders’ deficit	(8,407,356)	(10,740,428)
Total liabilities, Class A Common stock subject to possible redemption, and stockholders’ deficit	$173,093,750	$173,171,973

The accompanying notes are an integral part of these unaudited condensed financial statements.

B. RILEY PRINCIPAL 150 MERGER CORP.
Condensed Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Operating costs	$945,787	$180,104
Loss from operations	(945,787)	(180,104)

Other income (expense):
Interest income	16,401	4,075
Warrant issue costs	—	(115,404)
Change in fair value of warrant liability	3,262,458	(296,167)
Total other income (expense)	3,278,859	(407,496)
Net income (loss)	$2,333,072	$(587,600)

Basic and diluted weighted average shares outstanding, Class A common shares	17,770,000	7,108,000
Basic and diluted net income (loss) per share, Class A common shares	$0.11	$(0.05)

Basic and diluted weighted average shares outstanding, Class B common shares	4,312,500	4,312,500
Basic net income (loss) per share, Class B common shares	$0.11	$(0.05)

The accompanying notes are an integral part of these unaudited condensed financial statements.

B. RILEY PRINCIPAL 150 MERGER CORP.
Condensed Statements of Changes in Stockholder’s Deficit
(Unaudited)

For the Three Months Ended March 31, 2022 and 2021

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance, January 1, 2022	520,000	$52	4,312,500	$431	$—	$(10,740,911)	$(10,740,428)
Net income for the three months ended March 31, 2022	—	—	—	—	—	2,333,072	2,333,072
Balance, March 31, 2022	520,000	$52	4,312,500	$431	$—	$(8,407,839)	$(8,407,356)
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Deficit
	Shares	Amount	Shares	Amount
Balance, January 1, 2021	—	$—	4,312,500	$431	$24,569	$(1,448)	$23,552
Sale of 520,000 Private Placement Units on February 23, 2021	520,000	52	—	—	5,040,482	—	5,040,534
Subsequent measurement of Class A Common Stock Subject to Redemption under ASC 480-10-S99 against additional paid-in capital and accumulated deficit	—	—	—	—	(5,065,051)	(3,823,234)	(8,888,285)
Net loss for the three months ended March 31, 2021	—	—	—	—	—	(587,600)	(587,600)
Balance, March 31, 2021	520,000	$52	4,312,500	$431	$—	$(4,412,282)	$(4,411,799)

The accompanying notes are an integral part of these unaudited condensed financial statements.

B. RILEY PRINCIPAL 150 MERGER CORP.
Condensed Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$2,333,072	$(587,600)
Interest earned on investments held in Trust Account	(16,401)	(4,075)
Adjustments to reconcile net loss to net cash used in operating activities:
Warrant issue costs	—	115,404
Unrealized (gain) loss on change in fair value of warrant liability	(3,262,458)	296,167
Changes in operation assets and liabilities:
Decrease deferred offering costs	—	80,000
Decrease (increase) in prepaid expenses	136,504	(896,632)
Increase in accounts payable and accrued expenses	394,913	12,000
Increase (decrease) in due to related party	456,250	(998)
Net cash provided by (used in) operating activities	41,880	(985,734)
Cash flows from investing activities:
Proceeds deposited in Trust Account	—	(172,500,000)
Net cash used in investing activities	—	(172,500,000)
Cash flows from financing activities:
Proceeds from note payable – related party	—	40,000
Repayment of note payable – related party	—	(40,000)
Proceeds from issuance of Class A common stock	—	172,500,000
Proceeds from issuance of private placement units	—	5,200,000
Payment of underwriting discounts	—	(3,450,000)
Payment of offering expenses	—	(436,189)
Net cash provided by financing activities	—	173,813,811
Increase in cash	41,880	328,077
Cash, beginning of year	43,324	25,000
Cash, end of period	$85,204	$353,077
Supplemental disclosures:
Interest paid	$—	$—
Taxes paid	$—	$—

Supplemental disclosure of noncash investing and financial activities:
Initial value of Class A ordinary shares subject to possible redemption	$—	$172,500,000

The accompanying notes are an integral part of these unaudited condensed financial statements.

B. RILEY PRINCIPAL 150 MERGER CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND NATURE OF BUSINESS OPERATIONS

Organization and General

B. Riley Principal 150 Merger Corp. (the “Company”), a blank check corporation, was incorporated as a Delaware corporation on June 19, 2020. The Company is an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (an “Initial Business Combination”).

As of March 31, 2022, the Company had not commenced any operations. All activity of the Company includes the activity of the Company from inception and activity related to the initial public offering (the “Public Offering”) described below and evaluating prospective acquisition targets. The Company will not generate any operating revenues until after completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Public Offering described below. The Company has selected December 31st as its fiscal year end.

Public Offering

The Company completed the sale of 17,250,000 units (the “Units”), including the issuance of 2,250,000 Units as a result of the underwriters’ exercise of their over-allotment option in full, at an offering price of $10.00 per Unit in the Public Offering on February 23, 2021. B. Riley Principal 150 Sponsor Co., LLC (the “Sponsor”), a Delaware limited liability company and a wholly-owned indirect subsidiary of B. Riley Financial, Inc. (“B. Riley Financial”), purchased an aggregate of 520,000 Units at a price of $10.00 per Unit (the “Private Placement Units”) in a private placement that closed on February 23, 2021 simultaneously with the Public Offering (the “Private Placement”). The sale of the 17,250,000 Units in the Public Offering (the “Public Units”) generated gross proceeds of $172,500,000, less underwriting commissions of $3,450,000 (2% of the gross proceeds of the Public Offering) and other offering costs of $485,257. The Private Placement Units generated $5,200,000 of gross proceeds.

Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value (each a “public share”), and one-third of one redeemable warrant, with each whole warrant exercisable for one share of Class A common stock (each, a “Warrant” and, with respect to the warrants underlying the Private Placement Units, the “Private Placement Warrants” and, collectively, the “Warrants”). One Warrant entitles the holder thereof to purchase one whole share of Class A common stock at a price of $11.50 per share.

Sponsor and Note Payable — Related Party

The Company had a promissory note (the “Note”) payable to Sponsor which allowed the Company to borrow up to $300,000 without interest to be used for a portion of the expenses of Public Offering. The Note was payable on the earlier of: (i) December 31, 2021 or (ii) the date on which the Company consummated an initial public offering of its securities. Borrowings on the Note was $40,000 on the date of the Public Offering. On March 1, 2021, such amount was repaid using proceeds from the Public Offering and the Private Placement.

The Trust Account

Upon completion of the Public Offering, $172,500,000 of proceeds were placed in the Company’s trust account at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”) and are invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, which we refer to as the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations. Unless and until the Company completes the Initial Business Combination, it may pay its expenses only from the net proceeds of the Public Offering and the sale of the Private Placement Units held outside the Trust Account, which was $85,204 and $43,324 on March 31, 2022 and December 31, 2021, respectively.

B. RILEY PRINCIPAL 150 MERGER CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND NATURE OF BUSINESS OPERATIONS (cont.)

Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, the proceeds from the Public Offering may not be released from the Trust Account until the earliest of: (i) the completion of the Initial Business Combination; (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (the “Amended Charter”) to modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if it does not complete the Initial Business Combination by February 23, 2023; or (iii) the redemption of all of the Company’s public shares if the Company is unable to complete the Initial Business Combination by February 23, 2023 (at which such time up to $100,000 of interest shall be available to the Company to pay dissolution expenses), subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the holders of the Company’s public shares (the “public stockholders”).

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering and the sale of Private Placement Units are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount). There is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The Company will provide its public stockholders’ with the opportunity to redeem all or a portion of their public shares upon the completion of the Initial Business Combination, either (i) in connection with a stockholder meeting called to approve the Initial Business Combination or (ii) by means of a tender offer. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a public stockholder will have the right to redeem its public shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. As a result, such shares of Class A common stock have been recorded at redemption amount and classified as temporary equity upon the completion of the Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

Pursuant to the Company’s Amended Charter, if the Company is unable to complete the Initial Business Combination by February 23, 2023, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and Private Placement Shares held by them if the Company fails to complete the Initial Business Combination by February 23, 2023. However, if the Sponsor or any of the Company’s directors or officers acquires

B. RILEY PRINCIPAL 150 MERGER CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND NATURE OF BUSINESS OPERATIONS (cont.)

public shares in or after the Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if the Company fails to complete the Initial Business Combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s remaining stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that the Company will provide its stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, under the circumstances, and, subject to the limitations, described herein.

Going Concern Consideration

The Company has principally financed its operations from inception using proceeds from the promissory note from the Sponsor prior to the Public Offering and such amount of proceeds from the Public Offering and Private Placement that were placed in a bank account outside of the Trust Account for working capital purposes. In connection with the closing of the Public Offering and the Private Placement on February 23, 2021, an amount of $172,500,000 (or $10.00 per Class A common stock sold to the public in the Public Offering included in the Public Units) was placed in the Trust Account. As of March 31, 2022, the Company had $85,204 in its operating bank account, $172,532,601 in cash and cash equivalents held in the Trust Account to be used for an Initial Business Combination or to repurchase or redeem its public shares in connection therewith and working capital deficit of $3,053,182, which excludes Delaware franchise taxes payable of $50,000 (which is included in accounts payable and accrued expenses at March 31, 2022) as franchise taxes are paid from the Trust Account from interest income earned.

If our funds are insufficient to meet the expenditures required for operating our business in the attempt to find an Initial Business Combination as more fully described above or in the event that an Initial Business Combination is not consummated, we will likely need to raise additional funds in order to meet the expenditures required for operating our business. The Company may not be able to obtain additional financing or raise additional capital to finance its ongoing operations. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through February 23, 2023, the scheduled liquidation date. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s unaudited condensed interim financial statements have been prepared in accordance with U.S. GAAP and the rules and regulations of the SEC for interim financial information and the instructions to Form 10-Q. Accordingly, the financial statements do not include all of the information and footnotes required by U.S. GAAP. In the opinion of management, all adjustments considered for a fair presentation have been

B. RILEY PRINCIPAL 150 MERGER CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

included. Operating results for the three months ended March 31, 2022 are not necessarily indicative of the results that may be expected for the year ending December 31, 2022 or any other period. The accompanying unaudited condensed interim financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto included in the Company’s Form 10-K filed with the SEC on March 7, 2022.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement(s) with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement. Estimates are used when accounting for certain items such as valuation of investments held in Trust Account, derivative and warrant liabilities, and accounting for income tax valuation allowances. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity date of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2022 and December 31, 2021.

Investments Held in Trust Account

As of March 31, 2022 and December 31, 2021, the Company had $172,532,601 and $172,516,200, respectively, in investments held in the Trust Account. The assets held in the Trust Account were held in a mutual fund that invests in U.S. Treasury securities.

B. RILEY PRINCIPAL 150 MERGER CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Class A Common Stock Subject to Possible Redemption

All of the 17,250,000 shares of Class A common stock sold as part of the Public Units in the Public Offering contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Initial Business Combination and in connection with certain amendments to the Company’s Amended Charter. In accordance with the Securities and Exchange Commission (“SEC”) and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require shares of common stock subject to redemption to be classified outside of permanent equity. Therefore, all of the shares of Class A common stock sold in the Public Offering has been classified outside of permanent equity.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.

As of March 31, 2022 and December 31, 2021, the shares of Class A common stock reflected in the balance sheet are reconciled in the following table:
Gross proceeds	$172,500,000
Less:
Proceeds allocated to Public Warrants	(5,117,500)
Issuance costs allocated to Class A common stock	(3,819,853)
Plus:
Remeasurement of carrying value to redemption value	8,937,353
Class A common stock subject to possible redemption	$172,500,000

The remeasurement adjustment in the table above of $8,937,353 to adjust Class A common stock subject to possible redemption is comprised of $8,888,285 recorded in the three months ended March 31, 2021 and a $49,068 adjustment recorded in the three months ended June 30, 2021.

Warrant Liability

The Company accounts for warrants to purchase for shares of the Company’s common stock that are not indexed to its own stock as liabilities at fair value on the balance sheet in accordance with subtopic ASC 815-40-15, “Derivatives and Hedging — Contract’s in Entity’s Own Equity”. The warrants are re-evaluated for the proper accounting treatment at each reporting period and are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of other income (expense), net on the statement of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the Warrants. At that time, the portion of the liability related to the Warrants will be reclassified to additional paid-in capital. At March 31, 2022 and December 31, 2021, there were 5,923,333 Warrants issued in connection with the Public Offering (the 5,750,000 public Warrants and the 173,333 Private Placement Warrants).

Income Taxes

Prior to the change in ownership on February 23, 2021 as a result of the Public Offering, the Company was included in the consolidated tax return of B. Riley Financial (the “Parent”). During this period, the Company calculated the provision for income taxes by using a “separate return” method. Under this method the Company is assumed to file a separate return with the tax authority, thereby reporting its taxable income or loss and paying the applicable tax to, or receiving the appropriate refund from, the Parent. The current provision was the amount of tax payable or refundable on the basis of a hypothetical, current year, separate return. Following changes in ownership on February 23, 2021, the Company deconsolidated from the Parent for tax purposes. Beginning February 23, 2021, the Company files separate corporate federal and state and local income tax returns.

B. RILEY PRINCIPAL 150 MERGER CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Any difference between the tax provision (or benefit) allocated to the Company under the separate return method and payments to be made by (or received from) the Parent for tax expense are treated as either dividends or capital contribution. Accordingly, the amount by which the Company’s tax liability under the separate return method exceeds the amount of tax liability ultimately settled as a result of using incremental expenses of the Parent is periodically settled as a capital contribution from the Parent to the Company.

The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of March 31, 2022 and December 31, 2021, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Unrecognized Tax Benefits

The Company recognizes tax positions in its financial statements only when it is more likely than not that the position will be sustained on examination by the relevant taxing authority based on the technical merits of the position. A position that meets this standard is measured at the largest amount of benefit that will more likely than not be realized on settlement. A liability is established for differences between positions taken in a tax return and amounts recognized in the financial statements. There were no unrecognized tax benefits as of March 31, 2022 and December 31, 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for interest expense and penalties related to income tax matters as of March 31, 2022 and December 31, 2021. The Company is subject to income tax examinations by major taxing authorities since inception.

Earnings (Loss) Per Common Share

The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock (the “Founder Shares”). Earnings and losses are shared pro rata between the two classes of shares. Private and public Warrants to purchase 5,923,333 shares of Class A common stock at $11.50 per share were issued on February 23, 2021 in connection with the IPO. As of March 31, 2022, no Warrants have been exercised. The 5,923,333 potential shares of Class A common shares for outstanding Warrants to purchase the Company’s stock were excluded from diluted earnings per share for the three months ended March 31, 2022 because the Warrants are contingently exercisable, and the contingencies have not yet been met. Basic and diluted earnings per share for the three months ended March 31,

B. RILEY PRINCIPAL 150 MERGER CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

2021 gives effect retroactively to the redeemable Class B shares that were outstanding as a result of the Initial Public Offering. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of common stock:
	Three Months Ended March 31,
	2022		2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per share:
Numerator:
Allocation of net income (loss)	$1,877,445	$455,627	$(365,716)	$(221,884)
Denominator:
Weighted average shares outstanding	17,770,000	4,312,500	7,108,000	4,312,500
Basic and diluted net income (loss) per share	$0.11	$0.11	$(0.05)	$(0.05)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

The Company follows the guidance in ASC Topic 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company’s Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the condensed balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the condensed statements of operations.

See Note 4 for additional information on assets and liabilities measured at fair value.

B. RILEY PRINCIPAL 150 MERGER CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and was adopted by the Company on January 1, 2022 and the impact of adopting this ASU is immaterial to the financial statements.

NOTE 3 — RELATED PARTY TRANSACTIONS

Founder Shares

On June 19, 2020, 4,312,500 Founder Shares were issued to B. Riley Principal Investments, LLC. All of the Founder Shares were contributed to the Sponsor in June 2020. As used herein, unless the context otherwise requires, Founder Shares shall be deemed to include the shares of Class A common stock issuable upon conversion thereof. The Founder Shares are identical to the Class A common stock included in the Units sold in the Public Offering, except that the Founder Shares automatically convert into shares of Class A common stock at the time of the Initial Business Combination and are subject to certain transfer restrictions, as described in more detail below, and the holders of the Founder Shares, as described in more detail below, have agreed to certain restrictions and will have certain registration rights with respect thereto. The number of Founder Shares issued was determined based on the expectation that the Founder Shares would represent 20% of the outstanding shares of common stock upon completion of the Public Offering excluding the shares underlying the Private Placement Units (the “Private Placement Shares”).

The Company’s Sponsor, officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any Founder Shares held by them until the earlier to occur of: (i) one year after the completion of the Initial Business Combination, (ii) the last sale price of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination, or (iii) the date following the completion of the Initial Business Combination on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Business Combination Marketing Agreement

Pursuant to a business combination marketing agreement, the Company engaged B. Riley Securities, Inc. as advisors in connection with its Initial Business Combination to assist it in arranging meetings with its stockholders to discuss a potential business combination and the target business’ attributes, introduce it to potential investors that may be interested in purchasing its securities, assist it in obtaining stockholder approval for its Initial Business Combination and assist it with the preparation of press releases and public filings in connection with the Initial Business Combination. The Company will pay B. Riley Securities, Inc. for such services upon the consummation of the Initial Business Combination a cash fee in an amount equal to 3.5% of the gross proceeds of the Public Offering (exclusive of any applicable finders’ fees which might become payable) ($6,037,500 since the underwriters’ over-allotment option was exercised in full). Pursuant to the terms of the business combination marketing agreement, no fee will be due if the Company does not complete an Initial Business Combination.

B. RILEY PRINCIPAL 150 MERGER CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 3 — RELATED PARTY TRANSACTIONS (cont.)

Administrative Fees

Commencing on February 23, 2021, the Company agreed to pay an affiliate of the Sponsor a total of $3,750 per month for office space, utilities and secretarial and administrative support. Upon completion of the Initial Business Combination or the Company’s liquidation, it will cease paying these monthly fees. At March 31, 2022 and December 31, 2021, amounts due to related party includes $52,400 and $41,150, respectively, for administrative fees payable to the Sponsor.

Note Payable — Related Party

The Company had a Note to the Sponsor which allowed the Company to borrow up to $300,000 without interest to be used for a portion of the expenses associated with the Public Offering. The Note was payable on the earlier of: (i) December 31, 2021 or (ii) the date on which the Company consummated an initial public offering of its securities. At February 23, 2021, the Note’s balance was $40,000. The Note was paid in full using proceeds from the Public Offering and the Private Placement on March 1, 2021.

B. Riley Loan to FaZe

On March 10, 2022, the B. Riley Lender, an affiliate of the Sponsor, entered into a Bridge Loan Agreement with FaZe pursuant to which the B. Riley Lender agreed (i) to issue the Initial Term Loan in the amount of $10 million and (ii) upon receipt of a borrowing notice from FaZe, to issue the Final Term Loan in the amount of $10 million. In connection with the Term Loan, on March 10, 2022, FaZe waived the Minimum Proceeds Condition under the Merger Agreement.

The Term Loan is evidenced by a term promissory note and accrues interest at a rate of 7% per year, compounded quarterly. The Term Loan is secured by all assets of FaZe, other than the Excluded Collateral (as defined in the Pledge and Security Agreement), subject to Intercreditor Agreements entered into between the B. Riley Lender and FaZe’s senior lienholders, CPH and Cox. The Term Loan will be repaid in full in cash on the Closing Date. In the event the Merger Agreement is terminated without completion of the Business Combination, the Term Loan will become a secured convertible promissory note of FaZe, on substantially the same terms as the existing senior secured convertible promissory notes of Faze, in an aggregate principal amount equal to the outstanding principal balance, including capitalized interest, of the Term Loan and the unpaid accrued interest on the Term Loan as of such date. As of March 10, 2022, an aggregate principal amount of $10 million was outstanding under the Term Loan.

Due to Related Party

Amounts owed to Sponsor for advances of operating expenses were $647,500 and $191,250 at March 31, 2022 and December 31, 2021, respectively. The advances as of March 31, 2022 include cash advances of $445,000 for working capital purposes and also includes administrative fees of $11,250.

Any amounts payable to our Sponsor or in the event there may be a future working capital loan from our Sponsor these amounts would be repaid from funds held outside the Trust Account or from funds released to the Company upon completion of the Initial Business Combination. Up to $1,500,000 of such working capital loans, in the event there are any outstanding amounts at the time of the completion of the Initial Business Combination, may be convertible into private placement-equivalent units at a price of $10.00 per unit at the option of the lender. None of our Sponsor, members of our management team nor any of their affiliates is under any obligation to advance funds for working capital loans.

B. RILEY PRINCIPAL 150 MERGER CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 4 — RECURRING FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of March 31, 2022 and December 31, 2021, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.
	March 31, 2022	Quoted Prices In Active Markets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account(1)	$172,532,601	$172,532,601	$—	$—
	172,532,601	172,532,601	—	—

Liabilities:
Public Warrants	$5,175,575	$5,175,575	$—	$—
Private Placement Warrants	161,200	—	—	161,200
Warrant Liability	$5,336,775	$5,175,575	$—	$161,200
	December 31, 2021	Quoted Prices In Active Markets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account(1)	$172,516,200	$172,516,200	$—	$—
	172,516,200	172,516,200	—	—

Liabilities:
Public Warrants	$8,337,500	$8,337,500	$—	$—
Private Placement Warrants	261,733	—	—	261,733
Warrant Liability	$8,599,233	$8,337,500	$—	$261,733

____________

(1)      The fair value of the investments held in the Trust Account approximates the carrying amounts primarily due to the short-term nature.

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting periods. The change in Level 3 measurements of $(100,533) was attributable to the decrease in the fair value of the Private Placement Warrants.

Warrant Liability

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Balance Sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the Statement of Operations.

The Company values the public Warrants at the closing trading price at the end of the reporting period. A Modified Black-Scholes model is used to value the Private Placement Warrants at each reporting period. The changes in fair value of Warrants is recognized as part of other income (expense) in the statement of operations. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility that matches the expected remaining life of the Warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the Warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

B. RILEY PRINCIPAL 150 MERGER CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 4 — RECURRING FAIR VALUE MEASUREMENTS (cont.)

The key inputs into the Black-Scholes Model in determining the fair value of the Private Placement Warrants were as follows at March 31, 2022 and December 31, 2021:
Input	March 31, 2022	December 31, 2021
Risk-free interest rate	2.40%	1.30%
Expected term (years)	5.30	5.50
Expected volatility	11.3%	18.5%
Exercise price	$11.50	$11.50
Dividend yield	0.0%	0.0%

The change in Level 3 measurements during the three months ended March 31, 2022 is as follows:
Private warrant liability at January 1, 2022	$261,733
Change in fair value of private warrant liability	(100,533)
Private warrant liability at March 31, 2022	$161,200

NOTE 5 — COMMITMENTS

Registration Rights

The holders of Founder Shares (and any shares of Class A common stock issuable upon conversion of the Founder Shares), Private Placement Units, Private Placement Shares, Private Placement Warrants (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants) and any securities that may be issued upon conversion of working capital loans, if any, have registration rights to require the Company to register the resale of any of its securities held by them (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) pursuant to a registration rights agreement. These holders are also entitled to certain piggyback registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

NOTE 6 — WARRANTS

Warrants may only be exercised for a whole number of shares. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. The Warrants will become exercisable on the later of (a) 30 days after the completion of the Initial Business Combination or (b) 12 months from the closing of the Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company will as soon as practicable, but in no event later than 15 business days, after the closing of the Initial Business Combination, use its best efforts to file with the SEC registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Warrants, to cause such registration statement to become effective within 60 business days after the closing of the Initial Business Combination and to maintain a current prospectus relating to those shares of Class A common stock until the Warrants expire or are redeemed, as specified in the Company’s warrant agreement. If the shares issuable upon exercise of the Warrants are not registered under the Securities Act by the 60th business day after the closing of the Initial Business Combination, the Company will be required to permit holders to exercise their Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A common stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in

B. RILEY PRINCIPAL 150 MERGER CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 6 — WARRANTS (cont.)

accordance with Section 3(a)(9) of the Securities Act and, in the event the Company elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The Warrants will expire at 5:00 p.m., New York City time, five years after the completion of an Initial Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Warrants underlying the Units sold in the Public Offering, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the Initial Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Warrants.

The Company may call the Warrants for redemption (except with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•        if, and only if, the last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Warrants for redemption, management will have the option to require all holders that wish to exercise the Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of Class A common stock issuable upon exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. In addition, if (x) the Company issues additional shares of Class A common stock or securities convertible into or exercisable or exchangeable for shares of Class A common stock for capital raising purposes in connection with the closing of the Initial Business Combination, at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance (the “Newly Issued Price”)), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for funding the Initial Business Combination, and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the Initial Business Combination (the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price. Additionally, in no event will the Company be required to net cash settle any Warrant. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a Unit containing such Warrant will have paid the full purchase price for the Unit solely for the share of Class A common stock underlying such Unit. There will be no redemption rights or liquidating distributions with respect to the Warrants, which will expire worthless if the Company fails to complete an Initial Business Combination by February 23, 2023.

As more fully described in Note 2, the Company accounts for the warrants for shares of the Company’s common stock as a liability since they are not indexed to the Company’s stock.

B. RILEY PRINCIPAL 150 MERGER CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 7 — STOCKHOLDERS’ EQUITY

Common Stock

The authorized common stock of the Company includes up to 100,000,000 shares of Class A common stock with a par value of $0.0001 per share and 10,000,000 shares of Class B common stock with a par value of $0.0001. If the Company enters into an Initial Business Combination, it may (depending on the terms of such an Initial Business Combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the Initial Business Combination, to the extent the Company seeks stockholder approval in connection with the Initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock. At March 31, 2022 and December 31, 2021, there were 17,770,000 shares of Class A common stock issued and outstanding. Of the 17,770,000 shares of Class A common stock, 17,250,000 shares of Class A common stock issued in the Public Offering are classified as temporary equity at March 31, 2022 and December 31, 2021 since they are subject to possible redemption as more fully described in Notes 1 and 2. The remaining 520,000 shares of Class A common stock and 4,312,500 shares of Class B common stock issued and outstanding at March 31, 2022 and December 31, 2021 are classified as permanent equity since the Sponsor and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account as more fully described in Note 1.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock, par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2022 and December 31, 2021, there were no shares of preferred stock issued or outstanding.

NOTE 8 — PROPOSED BUSINESS COMBINATION

On October 24, 2021, the Company, entered into an Agreement and Plan of Merger (as amended on December 29, 2021 the “Merger Agreement”) with BRPM Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and FaZe Clan Inc., a Delaware Corporation (“FaZe”), pursuant to which, subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will merge with and into FaZe (the “Merger”), with FaZe surviving the merger in accordance with the Delaware General Corporation Law as a wholly owned subsidiary of the Company (the transactions contemplated by the Merger Agreement and the related ancillary agreements, the “Business Combination”). At the closing of the Business Combination (the “Closing”), the Company will change its name to “FaZe Holdings Inc.” (the “Pubco”).

Concurrently with the execution of the Merger Agreement, the Company entered into subscription agreements with investors (including investors related to or affiliated with the Sponsor and an investor related to or affiliated with existing FaZe stockholders) for an aggregate investment $118,000,000 (the “PIPE Investment”). The closing of the PIPE Investment is conditioned upon, among other things, (i) the satisfaction or waiver of all conditions precedent to the Business Combination and the substantially concurrent consummation of the Business Combination, (ii) the accuracy of all representations and warranties of the Company and the PIPE Investors in the subscription agreements, subject to certain bring-down standards, and (iii) the satisfaction of all covenants, agreements, and conditions required to be performed by the Company and the PIPE Investors pursuant to the subscription agreements. The subscription agreements provide for certain customary registration rights for the PIPE Investors. Affiliates of the Sponsor have subscribed to purchase 2,200,000 shares of Class A common stock at $10.00 per share in the PIPE Investment, for an aggregate purchase price of $22,000,000.

The parties have ascribed an equity value of the combined company, following the consummation of the Business Combination, of $987 million, assuming none of the Company’s public stockholders seek to redeem their public shares for a pro rata portion of the funds in the Trust Account.

B. RILEY PRINCIPAL 150 MERGER CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 8 — PROPOSED BUSINESS COMBINATION (cont.)

Merger Agreement

Consideration

In accordance with the terms and subject to the conditions of the Merger Agreement, at the Closing, the Company has agreed to issue to stockholders of FaZe approximately 67,023,763 shares of Pubco common stock at a deemed per share price of $10.00 (“Aggregate Equity Value Consideration”), plus earnout consideration of 6% of the total number of shares of Pubco common stock that are issued and outstanding as of immediately after the Closing (which earnout consideration is subject to forfeiture following Closing if certain price-based vesting conditions are not met during the five years following Closing) (“Aggregate Earnout Consideration”).

Immediately prior to the effective time of the Merger (the “Effective Time”), each outstanding common stock purchase warrant and preferred stock purchase warrant of FaZe will be exercised in full in accordance with its terms, each outstanding share of Series A preferred stock of FaZe will be automatically converted into common stock of FaZe (“FaZe common stock”), and the outstanding principal and accrued interest upon certain convertible promissory notes of FaZe (“FaZe Notes”) shall be converted into FaZe common stock (such exercises and conversions, collectively, the “Company Conversion”). The outstanding principal and accrued interests upon any FaZe Notes that do not convert will be paid in full prior to the Effective Time.

At the Effective Time, each outstanding share of FaZe common stock (including shares of FaZe common stock issued as a result of the Company Conversion) will be automatically converted into the right to receive such number of shares of New FaZe common stock of equal to the Exchange Ratio and such number of shares of New FaZe common stock equal to the Earn-Out Exchange Ratio (which earn-out shares are subject to forfeiture following the completion of the Business Combination if certain price-based vesting conditions are not met during the five-year period beginning on the date that is 90 days after the Closing and ending on the fifth anniversary of the Closing Date) (the “Per Share Merger Consideration”). The “Exchange Ratio” is the quotient obtained by dividing 65,000,000 shares by the fully-diluted number of shares of FaZe common stock outstanding immediately prior to the Effective Time (excluding certain shares, as determined in accordance with the Merger Agreement). BRPM presently estimates that the Exchange Ratio will be approximately 2.30. The “Earn-Out Exchange Ratio” is the quotient obtained by dividing (x) 6% of the total number of shares of New FaZe common stock that are issued and outstanding as of immediately after the Closing by (y)the fully-diluted number of shares of FaZe common stock outstanding immediately prior to the Effective Time (as determined in accordance with the Merger Agreement). BRPM presently estimates that the Earn-Out Exchange Ratio will be approximately 0.22, assuming no redemptions by Public Stockholders. The actual Exchange Ratio and Earn-Out Exchange Ratio will be determined at the Closing pursuant to the formula and terms set forth in the Merger Agreement, and may be different from the estimated exchange ratios set forth in this paragraph because the fully-diluted number of shares of FaZe common stock outstanding immediately prior to Closing is subject to change, as additional FaZe Options may vest over time and/or additional FaZe securities may be issued.

At the Effective Time, each restricted share subject to a restricted stock award outstanding under FaZe’s existing incentive plans that is outstanding immediately prior to the Effective Time, will be converted into the right to receive a number of shares of Pubco common stock having the same terms and conditions as were applicable to such restricted stock award immediately prior to the Effective Time (each, a “Pubco Restricted Stock Award”), except that each Pubco Restricted Stock Award shall relate to a number of shares of Pubco common stock equal to the Per Share Merger Consideration. In addition, each FaZe restricted stock award will have the right to receive a portion of the Aggregate Earn-Out Consideration.

Immediately prior to the Effective Time, seventy-five percent (75%) of each discrete individual grant of the options outstanding under FaZe’s existing incentive plans that remain unvested as of the Effective Time will, automatically and without any required action on the part of the holder thereof, become vested as of the Effective Time (the “Accelerated FaZe Options”). The Accelerated FaZe Options, together with each option outstanding under FaZe’s existing incentive plans that is vested in accordance with its terms as of the Effective Time (including each option that vests or is deemed vested in accordance with its terms in connection with the transactions contemplated by the Merger Agreement) will be referred to collectively as the “Vested FaZe Options.”

B. RILEY PRINCIPAL 150 MERGER CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 8 — PROPOSED BUSINESS COMBINATION (cont.)

At the Effective Time, each option outstanding under FaZe’s existing incentive plans shall be assumed by New FaZe and converted into an option to purchase a number of shares of Pubco common stock equal to the number of shares of FaZe common stock subject to such option immediately prior to the Effective Time multiplied by the Exchange Ratio, and having an exercise price equal to the exercise price immediately prior to the Effective Time divided by the Exchange Ratio. Holders of Vested FaZe Options will also be entitled to receive a number of earn-out shares equal to the number of Net Vested Company Option Shares (as defined in the Company’s Registration Statement on Form S-4/A filed with the SEC on April 29, 2022) underlying such Vested FaZe Options multiplied by the Earn-Out Exchange Ratio..

The parties to the Merger Agreement have made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants with respect to the conduct of FaZe and the Company and its subsidiaries prior to the Closing. The Closing is subject to certain customary conditions.

For more information about the Merger Agreement and the Proposed Transaction, see our Registration Statement on Form S-4 filed with the SEC on January 7, 2022 (File No. 333-262047). Unless specifically stated, this Quarterly Report on Form 10-Q (“Quarterly Report”) does not give effect to the Proposed Transaction and does not contain the risks associated with the Proposed Transaction. Such risks and effects relating to the Proposed Transaction are included in the Registration Statement, which includes a preliminary proxy statement/prospectus relating to the Proposed Transaction.

The Closing is expected to occur in the first half of 2022, following the receipt of required approval by the stockholders of the Company and FaZe, required regulatory approvals and the fulfilment of other conditions set forth in the Merger Agreement, and the effectiveness of the registration statement to be filed with the SEC in connection with the proposed Business Combination.

NOTE 9 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date and through the date that the financial statements were issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of
B. Riley Principal 150 Merger Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of B. Riley Principal 150 Merger Corp. (the “Company”) as of December 31, 2021 and 2020, the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the year ended December 31, 2021 and for the period from June 19, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from June 19, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2021 are not sufficient to complete its planned activities for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Notes 1 and 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2020.

Houston, TX
March 7, 2022

B. RILEY PRINCIPAL 150 MERGER CORP.
BALANCE SHEETS

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash	$43,324	$25,000
Deferred Offering costs	—	80,000
Prepaid expenses	612,449	—
Total current assets	655,773	105,000
Cash held in Trust Account	172,516,200	—
Total assets	$173,171,973	$105,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$2,621,918	$80,450
Due to related party	191,250	998
Total current liabilities	2,813,168	81,448
Warrant liability	8,599,233	—
Total liabilities	11,412,401	81,448

Commitments
Class A Common stock subject to possible redemption; 17,250,000 shares (at redemption value of $10.00 per share)	172,500,000	—

Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A Common stock, $0.0001 par value; 100,000,000 shares authorized; 520,000 shares issued and outstanding as of December 31, 2021 and none issued and outstanding at December 31, 2020 (excluding 17,250,000 subject to redemption)	52	—
Class B Common stock, $0.0001 par value; 10,000,000 shares authorized; 4,312,500 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	431	431
Additional paid-in capital	—	24,569
Accumulated deficit	(10,740,911)	(1,448)
Total stockholders’ equity (deficit)	(10,740,428)	23,552
Total liabilities and stockholders’ equity (deficit)	$173,171,973	$105,000

The accompanying notes are an integral part of these financial statements.

B. RILEY PRINCIPAL 150 MERGER CORP.
STATEMENTS OF OPERATIONS

	Year Ended December 31, 2021	For the period from June 19, 2020 (Inception) through December 31, 2020
Operating costs	$3,445,690	$1,448
Loss from operations	(3,445,690)	(1,448)

Other income (expense):
Interest income	16,200	—
Warrant issue costs	(115,404)	—
Change in fair value of warrants	(3,322,267)	—
Other income (expense):	(3,421,471)	—
Net loss	$(6,867,161)	$(1,448)

Net loss per ordinary share:
Class A Common Stock – basic and diluted	$(0.35)	n/a
Class B Common Stock – basic and diluted	$(0.35)	$0.00

____________

n/a — not applicable as there were no Class A Common Stock outstanding in 2020.

The accompanying notes are an integral part of these financial statements.

B. RILEY PRINCIPAL 150 MERGER CORP.
STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY (DEFICIT)
For the period from June 19, 2020 (Inception) through December 31, 2020 and Year ended December 31, 2021

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Equity
	Shares	Amount	Shares	Amount
Balance, June 19, 2020 (Inception)	—	$—	4,312,500	$431	$24,569	$—	$25,000
Net loss for the period from June 19, 2020 (Inception) through December 31, 2020	—	—	—	—	—	(1,448)	(1,448)
Balance, December 31, 2020	—	$—	4,312,500	$431	$24,569	$(1,448)	$23,552
Sale of 520,000 Private Placement Units on February 23, 2021	520,000	52	—	—	5,040,482	—	5,040,534
Subsequent measurement of Class A Common Stock Subject to Redemption under ASC 480-10-S99 against additional paid-in capital and accumulated deficit	—	—	—	—	(5,065,051)	(3,872,302)	(8,937,353)
Net income for the year ended December 31, 2021	—	0	—	—	—	(6,867,161)	(6,867,161)
Balance, December 31, 2021	520,000	$52	4,312,500	$431	$—	$(10,740,911)	$(10,740,428)

The accompanying notes are an integral part of these financial statements.

B. RILEY PRINCIPAL 150 MERGER CORP.
STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2021	For the period from June 19 2020 (Inception) through December 31, 2020
Cash flows from operating activities:
Net loss	$(6,867,161)	$(1,448)
Interest earned on investments held in Trust Account	(16,200)	—
Adjustments to reconcile net loss to net cash used in operating activities:
Warrant issue costs	115,404	—
Unrealized gain on change in fair value of warrants	3,322,267	—
Increase in prepaid expenses and other	(612,449)	—
Increase in accounts payable and accrued expenses	2,621,467	450
Increase in due to related party	190,252	998
Net cash used in operating activities	(1,246,420)	—

Cash flows from investing activities:
Proceeds deposited in Trust Account	(172,500,000)	—
Net cash used in investing activities	(172,500,000)	—

Cash flows from financing activities:
Proceeds from note payable – related party	40,000	—
Repayment of note payable – related party	(40,000)	—
Proceeds from issuance of Class B common stock	—	25,000
Proceeds from issuance of Class A common stock	172,500,000	—
Proceeds from issuance of private placement units	5,200,000	—
Payment of underwriting discounts	(3,450,000)	—
Payment of offering expenses	(485,256)	—
Net cash provided by financing activities	173,764,744	25,000
Increase in cash	18,324	25,000
Cash, beginning of year	25,000	—
Cash, end of period	$43,324	$25,000

Supplemental disclosures:
Interest paid	$—	$—
Taxes paid	$—	$—

Supplemental disclosure of noncash investing and financing activities:
Initial value of Class A ordinary shares subject to possible redemption	$172,500,000	$—
Initial classification of warrant liability	$5,276,966	$—

The accompanying notes are an integral part of these financial statements.

B. RILEY PRINCIPAL 150 MERGER CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND NATURE OF BUSINESS OPERATIONS

Organization and General

B. Riley Principal 150 Merger Corp. (the “Company”), a blank check corporation, was incorporated as a Delaware corporation on June 19, 2020. The Company is an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (an “Initial Business Combination”).

As of December 31, 2021, the Company had not commenced any operations. All activity of the Company includes the activity of the Company from inception and activity related to the initial public offering (the “Public Offering”) described below and evaluating prospective acquisition targets. The Company will not generate any operating revenues until after completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Public Offering described below. The Company has selected December 31st as its fiscal year end.

Public Offering

The Company completed the sale of 17,250,000 units (the “Units”), including the issuance of 2,250,000 Units as a result of the underwriters’ exercise of their over-allotment option in full, at an offering price of $10.00 per Unit in the Public Offering on February 23, 2021. B. Riley Principal 150 Sponsor Co., LLC (the “Sponsor”), a Delaware limited liability company and a wholly-owned indirect subsidiary of B. Riley Financial, Inc. (“B. Riley Financial”), purchased an aggregate of 520,000 Units at a price of $10.00 per Unit (the “Private Placement Units”) in a private placement that closed on February 23, 2021 simultaneously with the Public Offering (the “Private Placement”). The sale of the 17,250,000 Units in the Public Offering (the “Public Units”) generated gross proceeds of $172,500,000, less underwriting commissions of $3,450,000 (2% of the gross proceeds of the Public Offering) and other offering costs of $485,257. The Private Placement Units generated $5,200,000 of gross proceeds.

Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value (each a “public share”), and one-third of one redeemable warrant, with each whole warrant exercisable for one share of Class A common stock (each, a “Warrant” and, with respect to the warrants underlying the Private Placement Units, the “Private Placement Warrants” and, collectively, the “Warrants”). One Warrant entitles the holder thereof to purchase one whole share of Class A common stock at a price of $11.50 per share.

Sponsor and Note Payable — Related Party

The Company had a note payable to Sponsor which allowed the Company to borrow up to $300,000 without interest to be used for a portion of the expenses of this offering. The note payable was payable on the earlier of: (i) December 31, 2021 or (ii) the date on which the Company consummated an initial public offering of its securities. Borrowings on the note payable due to related party was $40,000 on the date of the Public Offering. On March 1, 2021, such amount was repaid using proceeds from the Public Offering and the Private Placement.

The Trust Account

Upon completion of the Public Offering, $172,500,000 of proceeds were held in the Company’s trust account at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”) and will be invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, which we refer to as the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations. Unless and until the Company completes the Initial Business Combination, it may pay its expenses only from the net proceeds of the Public Offering and the Private Placement held outside the Trust Account, which was $43,324 on December 31, 2021.

B. RILEY PRINCIPAL 150 MERGER CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND NATURE OF BUSINESS OPERATIONS (cont.)

Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, the proceeds from the Public Offering may not be released from the Trust Account until the earliest of: (i) the completion of the Initial Business Combination; (ii) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if it does not complete the Initial Business Combination within 24 months from the closing of the Public Offering; or (iii) the redemption of all of the Company’s public shares if the Company is unable to complete the Initial Business Combination within 24 months from the closing of the Public Offering (at which such time up to $100,000 of interest shall be available to the Company to pay dissolution expenses), subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the holders of the Company’s public shares (the “public stockholders”).

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering and the Private Placement are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account. There is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The Company, after signing a definitive agreement for an Initial Business Combination, will provide its public stockholders’ with the opportunity to redeem all or a portion of their shares upon the completion of the Initial Business Combination, either (i) in connection with a stockholder meeting called to approve the business combination or (ii) by means of a tender offer. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

If the Company holds a stockholder meeting to approve the Initial Business Combination, a public stockholder will have the right to redeem its public shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. As a result, such shares of Class A common stock have been recorded at redemption amount and classified as temporary equity upon the completion of the Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

Pursuant to the Company’s amended and restated certificate of incorporation, if the Company is unable to complete the Initial Business Combination within 24 months from the closing of the Public Offering, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

B. RILEY PRINCIPAL 150 MERGER CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND NATURE OF BUSINESS OPERATIONS (cont.)

The Sponsor and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and Private Placement Shares (as defined below) held by them if the Company fails to complete the Initial Business Combination within 24 months of the closing of the Public Offering. However, if the Sponsor or any of the Company’s directors or officers acquires public shares in or after the Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if the Company fails to complete the Initial Business Combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s remaining stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. The Company will provide its stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, under the circumstances, and, subject to the limitations, described herein.

Going Concern Consideration

The Company has principally financed its operations from inception using proceeds from the promissory note from the Sponsor prior to the Public Offering and such amount of proceeds from the Public Offering and Private Placement that were placed in a bank account outside of the Trust Account for working capital purposes. In connection with the closing of the Public Offering and the Private Placement on February 23, 2021, an amount of $172,500,000 (or $10.00 per Class A common stock sold to the public in the Public Offering included in the Public Units) was placed in the Trust Account. As of December 31, 2021, the Company had $43,324 in its operating bank account, $172,516,200 in cash and cash equivalents held in the Trust Account to be used for an Initial Business Combination or to repurchase or redeem its public shares in connection therewith and working capital deficit of $1,957,395, which excludes Delaware franchise taxes payable of $200,000 (which is included in accounts payable and accrued expenses at December 31, 2021) as franchise taxes are paid from the Trust Account from interest income earned.

If our funds are insufficient to meet the expenditures required for operating our business in the attempt to find an Initial Business Combination as more fully described above or in the event that an Initial Business Combination is not consummated, we will likely need to raise additional funds in order to meet the expenditures required for operating our business. The Company may not be able to obtain additional financing or raise additional capital to finance its ongoing operations. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through February 23, 2023, the scheduled liquidation date. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

B. RILEY PRINCIPAL 150 MERGER CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement(s) with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statement in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity date of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021 and 2020.

Cash Held in Trust Account

As of December 31, 2021, the Company had $172,516,200 in investments held in the Trust Account. The assets held in the Trust Account were held in money market funds, which are invested in U.S. Treasury securities.

B. RILEY PRINCIPAL 150 MERGER CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Class A Common Stock Subject to Possible Redemption

All of the 17,250,000 shares of Class A common stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Initial Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in Accounting Standards Codification (“ASC”) 480-10-S99, redemption provisions not solely within the control of the Company require shares of common stock subject to redemption to be classified outside of permanent equity. Therefore, all of the shares of Class A common stock sold in the Public Offering has been classified outside of permanent equity.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.

As of December 31, 2021, the shares of Class A common stock reflected in the balance sheet are reconciled in the following table:
Gross proceeds	$172,500,000
Less:
Proceeds allocated to Public Warrants	(5,117,500)
Issuance costs allocated to Class A common stock	(3,819,853)
Plus:
Accretion of carrying value to redemption value	8,937,353
Class A common stock subject to possible redemption	$172,500,000

Deferred Offering Costs

The Company complies with the requirements of the FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering.” Deferred offering costs of $80,000 as of December 31, 2020, consisted principally of costs incurred in connection with preparation for the Public Offering. The total offering costs incurred by the Company in connection with the Public Offering was $485,257. These costs in addition to the underwriting discount of $3,450,000 was charged to capital upon completion of the Public Offering on February 23, 2021.

Note Payable — Related Party

The Company had a Note Payable to the Sponsor which allowed the Company to borrow up to $300,000 without interest to be used for a portion of the expenses associated with the Public Offering. The Note Payable was payable on the earlier of: (i) December 31, 2021 or (ii) the date on which the Company consummated an initial public offering of its securities. At February 23, 2021, the Note Payable balance was $40,000. The Note Payable was paid in full using proceeds from the Public Offering and the Private Placement on March 1, 2021.

Warrant Liability

The Company accounts for warrants for shares of the Company’s common stock that are not indexed to its own stock as liabilities at fair value on the balance sheet. The warrants will be re-evaluated for the proper accounting treatment at each reporting period and are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of other income (expense), net on the statement of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the common stock warrants. At that time, the portion of the liability related to the common stock warrants will be reclassified to additional paid-in capital. At December 31, 2021, there were 5,923,333 Warrants issued in connection with the Public Offering (the 5,750,000 public Warrants and the 173,333 Private Placement Warrants).

B. RILEY PRINCIPAL 150 MERGER CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

Prior to the change in ownership on February 23, 2021 as a result of the Public Offering, the Company was included in the consolidated tax return of B. Riley Financial (the “Parent”). During this period, the Company calculated the provision for income taxes by using a “separate return” method. Under this method the Company is assumed to file a separate return with the tax authority, thereby reporting its taxable income or loss and paying the applicable tax to, or receiving the appropriate refund from, the Parent. The current provision was the amount of tax payable or refundable on the basis of a hypothetical, current year, separate return. Following changes in ownership on February 23, 2021, the Company deconsolidated from the Parent for tax purposes. Beginning February 23, 2021, the Company files separate corporate federal and state and local income tax returns.

Any difference between the tax provision (or benefit) allocated to the Company under the separate return method and payments to be made by (or received from) the Parent for tax expense are treated as either dividends or capital contribution. Accordingly, the amount by which the Company’s tax liability under the separate return method exceeds the amount of tax liability ultimately settled as a result of using incremental expenses of the Parent is periodically settled as a capital contribution from the Parent to the Company.

The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2021, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Unrecognized Tax Benefits

The Company recognizes tax positions in its financial statements only when it is more likely than not that the position will be sustained on examination by the relevant taxing authority based on the technical merits of the position. A position that meets this standard is measured at the largest amount of benefit that will more likely than not be realized on settlement. A liability is established for differences between positions taken in a tax return and amounts recognized in the financial statements. There were no unrecognized tax benefits as of December 31, 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for interest expense and penalties related to income tax matters as of December 31, 2021. The Company is subject to income tax examinations by major taxing authorities since inception.

B. RILEY PRINCIPAL 150 MERGER CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Loss Per Common Share

The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock (the “Founder Shares”). Earnings and losses are shared pro rata between the two classes of shares. Private and public Warrants to purchase 5,923,333 shares of common stock at $11.50 per share were issued on February 23, 2021 in connection with the IPO and exercise of overallotment on February 23, 2021. At December 31 2021, no Warrants have been exercised. The 5,923,333 potential common shares for outstanding Warrants to purchase the Company’s stock were excluded from diluted earnings per share for the year ended December 31, 2021 because the Warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net loss per common share is the same as basic net loss per common share for the period. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of common stock:
Year Ended December 31, 2021
Redeemable common stock
Net loss attributable to redeemable common stock	$(5,188,428)

Basic and diluted weighted average shares of redeemable common stock	14,697,945

Basic and diluted net loss per share of redeemable common stock	$(0.35)

Non-redeemable common stock
Net loss attributable to redeemable common stock	$(1,678,733)

Basic and diluted weighted average shares of redeemable common stock	4,755,569

Basic and diluted net loss per share of redeemable common stock	$(0.35)

For the period from June 19, 2020, (Inception) through December 31, 2020, there were no shares of redeemable common stock outstanding or other common stock equivalents outstanding. Basic and diluted earnings per share for the period from June 19, 2020, (Inception) through December 31, 2020 was $0.00 based on 4,312,500 shares outstanding which gives effect retroactively to the redeemable Class B shares that were outstanding as a result of the Initial Public Offering.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

The Company follows the guidance in ASC Topic 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

B. RILEY PRINCIPAL 150 MERGER CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company’s Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the condensed balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the condensed statements of operations. The Public Warrants commenced separate trading on April 9, 2021.

See Note 4 for additional information on assets and liabilities measure at fair value.

Recent Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and was adopted by the Company on January 1, 2022 and the impact of adopting this ASU is immaterial to the financial statements.

NOTE 3 — RELATED PARTY TRANSACTIONS

Founder Shares

On June 19, 2020, 4,312,500 Founder Shares were issued to B. Riley Principal Investments, LLC. All of the Founder Shares were contributed to the Sponsor in June 2020. As used herein, unless the context otherwise requires, Founder Shares shall be deemed to include the shares of Class A common stock issuable upon conversion thereof. The Founder Shares are identical to the Class A common stock included in the Units sold in the Public Offering, except that the Founder Shares automatically convert into shares of Class A common stock at the time of the Initial Business Combination and are subject to certain transfer restrictions, as described in more detail below, and the holders of the Founder Shares, as described in more detail below, have agreed to certain restrictions and

B. RILEY PRINCIPAL 150 MERGER CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 3 — RELATED PARTY TRANSACTIONS (cont.)

will have certain registration rights with respect thereto. The number of Founder Shares issued was determined based on the expectation that the Founder Shares would represent 20% of the outstanding shares of common stock upon completion of the Public Offering excluding the shares underlying the Private Placement Units (the “Private Placement Shares”).

The Company’s Sponsor, officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any Founder Shares held by them until the earlier to occur of: (i) one year after the completion of the Initial Business Combination, (ii) the last sale price of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination, or (iii) the date following the completion of the Initial Business Combination on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the public stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Business Combination Marketing Agreement

Pursuant to a business combination marketing agreement, the Company engaged B. Riley Securities, Inc. as advisors in connection with its Initial Business Combination to assist it in arranging meetings with its stockholders to discuss a potential business combination and the target business’ attributes, introduce it to potential investors that may be interested in purchasing its securities, assist it in obtaining stockholder approval for its Initial Business Combination and assist it with the preparation of press releases and public filings in connection with the Initial Business Combination. The Company will pay B. Riley Securities, Inc. for such services upon the consummation of the Initial Business Combination a cash fee in an amount equal to 3.5% of the gross proceeds of the Public Offering (exclusive of any applicable finders’ fees which might become payable) ($6,037,500 since the underwriters’ over-allotment option was exercised in full). Pursuant to the terms of the business combination marketing agreement, no fee will be due if the Company does not complete an Initial Business Combination.

Administrative Fees

Commencing on February 19, 2021, the Company agreed to pay an affiliate of the Sponsor a total of $3,750 per month for office space, utilities and secretarial and administrative support. Upon completion of the Initial Business Combination or the Company’s liquidation, it will cease paying these monthly fees. At December 31, 2021, amounts due to related party includes $41,150 for administrative fees payable to the Sponsor.

Note Payable — Related Party

The Company had a Note Payable to the Sponsor which allowed the Company to borrow up to $300,000 without interest to be used for a portion of the expenses associated with the Public Offering. The Note Payable was payable on the earlier of: (i) December 31, 2021 or (ii) the date on which the Company consummated an initial public offering of its securities. At February 23, 2021, the Note Payable balance was $40,000. The Note Payable was paid in full using proceeds from the Public Offering and the Private Placement on March 1, 2021.

Due to Related Party

Amounts owed to Sponsor for advances of operating expenses were $191,250 and $998 at December 31, 2021 and 2020, respectively. The advances in 2021 also include administrative fees of $41,150. The Company also paid B. Riley Securities, Inc. $43,495 of offering costs for expense incurred in connection with the Public Offering on February 23, 2021.

B. RILEY PRINCIPAL 150 MERGER CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 4 — RECURRING FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2021, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.
	December 31, 2021	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Observable Inputs (Level 3)
Assets:
Cash held in Trust Account	$172,516,200	$172,516,200	$—	$—
	172,516,200	172,516,200	—	—

Liabilities:
Public Warrants	$8,337,500	$8,337,500	$—	$—
Private Placement Warrants	261,733	—	—	261,733
Warrant Liability	$8,599,233	$8,337,500	$—	$261,733

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting periods. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement as of December 31, 2021 after the Public Warrants were separately listed and traded.

Warrants

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Balance Sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the Statement of Operations.

The Company utilized a Monte Carlo simulation model to value the Public Warrants on the initial measurement date. A Modified Black-Scholes model is used to value the Private Placement Warrants at each reporting period. The changes in fair value of warants is recognized as part of other income (expense) in the statement of operations. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

The key inputs into the Monte Carlo simulation model and Black-Scholes Model were as follows at initial measurement:
Inputs	February 23, 2021 (Initial Measurement)
Risk-free interest rate	0.9%
Expected term (years)	6.4
Expected volatility	14.0%
Exercise price	$11.50

B. RILEY PRINCIPAL 150 MERGER CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 4 — RECURRING FAIR VALUE MEASUREMENTS (cont.)

Subsequent Measurement

At December 31, 2021, the key inputs into the Black-Scholes Model were as follows in determining the fair value of the private warrants:
Inputs	December 31, 2021
Risk-free interest rate	1.30%
Expected term (years)	5.5
Expected volatility	18.5%
Exercise price	$11.50
Dividend yield	—

The change in the fair value of the level 3 warrant liabilities for the year ended December 31, 2021 is summarized as follows:
Warrant liability at January 1, 2021	$—
Initial warrant liability at February 23,2021	5,276,966
Transfer of public warrants to Level 1	(5,117,500)
Change in fair value of warrant liability	102,267
Warrant liability at December 31,2021	$261,733

NOTE 5 — COMMITMENTS

Registration Rights

The holders of Founder Shares (and any shares of Class A common stock issuable upon conversion of the Founder Shares), Private Placement Units, Private Placement Shares, Private Placement Warrants (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants) and any securities that may be issued upon conversion of working capital loans, if any, have registration rights to require the Company to register the resale of any of its securities held by them (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) pursuant to a registration rights agreement. These holders are also entitled to certain piggyback registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

NOTE 6 — WARRANTS

Warrants may only be exercised for a whole number of shares. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. The Warrants will become exercisable on the later of (a) 30 days after the completion of the Initial Business Combination or (b) 12 months from the closing of the Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company will as soon as practicable, but in no event later than 15 business days, after the closing of the Initial Business Combination, use its best efforts to file with the Securities and Exchange Commission (“SEC”) a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Warrants, to cause such registration statement to become effective within 60 business days after the closing of the Initial Business Combination and to maintain a current prospectus relating to those shares of Class A common stock until the Warrants expire or are redeemed, as specified in the Company’s

B. RILEY PRINCIPAL 150 MERGER CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 6 — WARRANTS (cont.)

warrant agreement. If the shares issuable upon exercise of the Warrants are not registered under the Securities Act by the 60th business day after the closing of the Initial Business Combination, the Company will be required to permit holders to exercise their Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A common stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The Warrants will expire at 5:00 p.m., New York City time, five years after the completion of an Initial Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Warrants underlying the Units sold in the Public Offering, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the Initial Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Warrants.

The Company may call the Warrants for redemption (except with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•        if, and only if, the last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Warrants for redemption, management will have the option to require all holders that wish to exercise the Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of Class A common stock issuable upon exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. In addition, if (x) the Company issues additional shares of Class A common stock or securities convertible into or exercisable or exchangeable for shares of Class A common stock for capital raising purposes in connection with the closing of the Initial Business Combination, at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance (the “Newly Issued Price”)), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for funding the Initial Business Combination, and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the Initial Business Combination (the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described

B. RILEY PRINCIPAL 150 MERGER CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 6 — WARRANTS (cont.)

above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price. Additionally, in no event will the Company be required to net cash settle any Warrant. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a Unit containing such Warrant will have paid the full purchase price for the Unit solely for the share of Class A common stock underlying such Unit. There will be no redemption rights or liquidating distributions with respect to the Warrants, which will expire worthless if the Company fails to complete an Initial Business Combination within the 24-month time period.

NOTE 7 — INCOME TAXES

The Company’s net deferred tax asset at December 31, 2021 and 2020 are as follows:
	As of December 31,
	2021	2020
Deferred tax assets:
Accrued liabilities and other	$8,663	$—
Net operating loss carryforward	228,347	304
Total deferred tax assets	237,010	304
Valuation allowance	(237,010)	(304)
Net deferred tax asset	$—	$—

The income tax provision for the year ended December 31, 2021 and for the period from June 19, 2020 (Inception) through December 31, 2020 consists of the following:
	Year Ended December 31, 2021	For the period from June 19, 2020 (Inception) through December 31, 2020
Current:
Federal	$228,347	$304
Deferred:
Federal	8,663	—
Total benefit	237,010	304
Valuation allowance	(237,010)	(304)
Total provision for income taxes	$—	$—

For the year ended December 31, 2021 and the period from June 19, 2020 (Inception) through December 31, 2020, the Company had U.S. federal net operating loss carryovers (“NOLs”) available to offset future taxable income of $1,087,367 and $1,448, respectively. In accordance with Section 382 of the Internal Revenue Code, deductibility of any of the Company’s future NOLs may be subject to an annual limitation in the event of a change in control as defined under the regulations.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management determined that a valuation allowance was required.

B. RILEY PRINCIPAL 150 MERGER CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 7 — INCOME TAXES (cont.)

A reconciliation of the federal income tax rate to the Company’s effective income tax rate for the year ended December 31, 2021 and for the period from June 19, 2020 (Inception) through December 31, 2020 is as follows:
	Year Ended December 31, 2021	from June 19, 2020 (Inception) through December 31, 2020
Benefit for income taxes at federal statutory rate	21.0%	21.0%
Offering costs associated with warrants recorded as a liability	(0.4%)	—
Transaction costs not tax deductible	(7.0%)	—
Change in fair value of warrants	(10.2%)
Valuation allowance	(3.4%)	(21.0%)
Effective income tax rate	0.0%	0.0%

The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination. The Company’s tax returns since inception remain open and subject to examination.

On March 27, 2020, President Trump signed the Coronavirus Aid, Relief, and Economic Security “CARES” Act into law. The CARES Act includes several significant business tax provisions that, among other things, would eliminate the taxable income limit for certain net operating losses (“NOLs”) and allow businesses to carry back NOLs arising in 2018, 2019, and 2020 to the five prior years, accelerate refunds of previously generated corporate alternative minimum tax credits, generally loosen the business interest limitation under IRC section 163(j) from 30 percent to 50 percent, and allows businesses to immediately expense the full cost of Qualified Improvement Property, retroactive to tax years beginning on or after January 1, 2018. The Company does not believe that the CARES Act will have a significant impact on the Company’s financial position or statement of operations.

NOTE 8 — STOCKHOLDERS’ EQUITY

Common Stock

The authorized common stock of the Company includes up to 100,000,000 shares of Class A common stock and 10,000,000 shares of Class B common stock. If the Company enters into an Initial Business Combination, it may (depending on the terms of such an Initial Business Combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the Initial Business Combination, to the extent the Company seeks stockholder approval in connection with the Initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

NOTE 9 — PROPOSED BUSINESS COMBINATION

On October 24, 2021, the Company, entered into an Agreement and Plan of Merger (as amended on December 29, 2021 the “Merger Agreement”) with BRPM Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and FaZe Clan Inc., a Delaware Corporation (“FaZe”), pursuant to which, subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will merge with and into FaZe (the “Merger”), with FaZe surviving the merger in accordance with the Delaware General Corporation Law as a wholly

B. RILEY PRINCIPAL 150 MERGER CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 9 — PROPOSED BUSINESS COMBINATION (cont.)

owned subsidiary of the Company (the transactions contemplated by the Merger Agreement and the related ancillary agreements, the “Business Combination”). At the closing of the Business Combination (the “Closing”), the Company will change its name to “FaZe Holdings Inc.” (the “Pubco”).

Concurrently with the execution of the Merger Agreement, the Company entered into subscription agreements with investors (including investors related to or affiliated with the Sponsor and an investor related to or affiliated with existing FaZe stockholders) for an aggregate investment $118,000,000 (the “PIPE Investment”). The closing of the PIPE Investment is conditioned upon, among other things, (i) the satisfaction or waiver of all conditions precedent to the Business Combination and the substantially concurrent consummation of the Business Combination, (ii) the accuracy of all representations and warranties of the Company and the PIPE Investors in the Subscription Agreements, subject to certain bring-down standards, and (iii) the satisfaction of all covenants, agreements, and conditions required to be performed by the Company and the PIPE Investors pursuant to the Subscription Agreements. The Subscription Agreements provide for certain customary registration rights for the PIPE Investors. Affiliates of the Sponsor have subscribed to purchase 2,200,000 shares of Class A common stock at $10.00 per share in the PIPE Investment, for an aggregate purchase price of $22,000,000.

The parties have ascribed an equity value of the combined company, following the consummation of the Business Combination, of $987 million, assuming none of the Company’s public stockholders seek to redeem their public shares for a pro rata portion of the funds in the Trust Account.

Merger Agreement

Consideration

In accordance with the terms and subject to the conditions of the Merger Agreement, at the Closing, the Company has agreed to issue to stockholders of FaZe approximately 67,023,763 shares of Pubco common stock at a deemed per share price of $10.00 (“Aggregate Equity Value Consideration”), plus earnout consideration of 6% of the total number of shares of Pubco common stock that are issued and outstanding as of immediately after the Closing (which earnout consideration is subject to forfeiture following Closing if certain price-based vesting conditions are not met during the five years following Closing) (“Aggregate Earnout Consideration”).

Immediately prior to the effective time of the Merger (the “Effective Time”), each outstanding common stock purchase warrant and preferred stock purchase warrant of FaZe will be exercised in full in accordance with its terms, each outstanding share of Series A preferred stock of FaZe will be automatically converted into common stock of FaZe (“FaZe common stock”), and the outstanding principal and accrued interest upon certain convertible promissory notes of FaZe (“FaZe Notes”) shall be converted into FaZe common stock (such exercises and conversions, collectively, the “Company Conversion”). The outstanding principal and accrued interests upon any FaZe Notes that do not convert will be paid in full prior to the Effective Time.

At the Effective Time, each outstanding share of FaZe common stock (including shares of FaZe common stock issued as a result of the Company Conversion) will be automatically converted into the right to receive such number of shares of New FaZe common stock of equal to the Exchange Ratio and such number of shares of New FaZe common stock equal to the Earn-Out Exchange Ratio (which earn-out shares are subject to forfeiture following the completion of the Business Combination if certain price-based vesting conditions are not met during the five-year period beginning on the date that is 90 days after the Closing and ending on the fifth anniversary of the Closing Date) (the “Per Share Merger Consideration”). The “Exchange Ratio” is the quotient obtained by dividing 65,000,000 shares by the fully-diluted number of shares of FaZe common stock outstanding immediately prior to the Effective Time (excluding certain shares, as determined in accordance with the Merger Agreement). BRPM presently estimates that the Exchange Ratio will be approximately 2.30. The “Earn-Out Exchange Ratio” is the quotient obtained by dividing (x) 6% of the total number of shares of New FaZe common stock that are issued and outstanding as of immediately after the Closing by (y)the fully-diluted number of shares of FaZe common stock outstanding immediately prior to the Effective Time (as determined in accordance with the Merger Agreement). BRPM presently estimates that the

B. RILEY PRINCIPAL 150 MERGER CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 9 — PROPOSED BUSINESS COMBINATION (cont.)

Earn-Out Exchange Ratio will be approximately 0.23, assuming no redemptions by Public Stockholders. The actual Exchange Ratio and Earn-Out Exchange Ratio will be determined at the Closing pursuant to the formula and terms set forth in the Merger Agreement, and may be different from the estimated exchange ratios set forth in this paragraph because the fully-diluted number of shares of FaZe common stock outstanding immediately prior to Closing is subject to change, as additional FaZe Options may vest over time and/or additional FaZe securities may be issued.

At the Effective Time, each restricted share subject to a restricted stock award outstanding under FaZe’s existing incentive plans that is outstanding immediately prior to the Effective Time, will be converted into the right to receive a number of shares of Pubco common stock having the same terms and conditions as were applicable to such restricted stock award immediately prior to the Effective Time (each, a “Pubco Restricted Stock Award”), except that each Pubco Restricted Stock Award shall relate to a number of shares of Pubco common stock equal to the Per Share Merger Consideration. In addition, each FaZe restricted stock award will have the right to receive a portion of the Aggregate Earn-Out Consideration.

At the Effective Time, (i) each option outstanding under FaZe’s existing incentive plans that is vested in accordance with its terms as of the Effective Time (including each option that vests or is deemed vested in accordance with its terms in connection with the transactions contemplated by the Merger Agreement) and (ii) 75% of those options that remain unvested as of the Effective Time (collectively, the “Vested FaZe Options”) shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive the Per Share Merger Consideration in respect of the net number of shares underlying such Vested FaZe Options as if each such net share was one share of FaZe common Stock issued and outstanding immediately prior to the Effective Time.

At the Effective Time, each option outstanding under FaZe’s existing incentive plans other than a Vested FaZe Option that is outstanding immediately prior to the Effective Time, shall be assumed by the Company and converted into an option to purchase a number of shares of common stock equal to the number of shares of FaZe common stock subject to such option immediately prior to the Effective Time multiplied by the Exchange Ratio, and having an exercise price equal to the exercise price immediately prior to the Effective Time divided by the Exchange Ratio.

The parties to the Merger Agreement have made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants with respect to the conduct of FaZe and the Company and its subsidiaries prior to the Closing. The Closing is subject to certain customary conditions.

For more information about the Merger Agreement and the Proposed Transaction, see our Registration Statement on Form S-4 filed with the SEC on January 7, 2022 (File No. 333-262047). Unless specifically stated, this Annual Report does not give effect to the Proposed Transaction and does not contain the risks associated with the Proposed Transaction. Such risks and effects relating to the Proposed Transaction are included in the Registration Statement, which includes a preliminary proxy statement/prospectus relating to the Proposed Transaction.

The Closing is expected to occur in the first half of 2022, following the receipt of required approval by the stockholders of the Company and FaZe, required regulatory approvals and the fulfilment of other conditions set forth in the Merger Agreement, and the effectiveness of the registration statement to be filed with the SEC in connection with the proposed Business Combination.

NOTE 10 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date and through March 7, 2022, the date that the financial statements were issued. The Company did not identify any subsequent events other than what was disclosed above that would have required adjustment or disclosure in the financial statements.

FaZe Clan Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except shares)
(unaudited)

	March 31, 2022	December 31, 2021
ASSETS
Current Assets:
Cash	$14,580	$17,018
Accounts receivable, net	7,032	6,266
Contract assets	2,556	4,118
Inventory	—	6
Content asset, net	787	474
Prepaid expenses and other assets	8,491	6,190
Total Current Assets	33,446	34,072
Restricted cash	600	600
Property, equipment and leasehold improvements, net	3,725	925
Intangible assets, net	789	738
Other long-term assets	745	733
TOTAL ASSETS	$39,305	$37,068

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT
LIABILITIES:
Current liabilities:
Accounts payable and accrued expenses	$32,237	$28,381
Short-term debt	13,188	3,148
Contract liabilities	4,569	7,902
Other current liabilities	—	7
Total Current Liabilities	49,994	39,438
Long-term debt, net of discounts (Note 5)	70,862	70,854
Total Liabilities	120,856	110,292

COMMITMENTS AND CONTINGENCIES (Note 8)

MEZZANINE EQUITY:
Series A preferred stock, $0.00001 par value, 3,545,529 shares authorized at March 31, 2022 and December 31, 2021, respectively; 3,237,800 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively.	33,705	33,705

STOCKHOLDERS’ DEFICIT:
Common stock, $0.00001 par value; 31,900,878 shares authorized at March 31, 2022 and December 31, 2021, respectively; 8,540,558 and 8,461,706 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively.	—	—
Additional paid-in capital	6,693	5,479
Accumulated deficit	(121,949)	(112,408)
Total Stockholders’ Deficit	(115,256)	(106,929)
TOTAL LIABILITIES, MEZZANINE EQUITY, AND STOCKHOLDERS’ DEFICIT	$39,305	$37,068

FaZe Clan Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except shares and per-share information)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Revenues	$15,804	$9,846
Cost of revenues	11,765	7,600
Gross profit	4,039	2,246

Operating expenses:
General and administrative	10,573	6,774
Sales and marketing	1,145	341
Loss from operations	(7,679)	(4,869)

Other expense:
Interest expense, net	1,851	904
Other, net	11	(70)
Total other expense:	1,862	834

Net loss	$(9,541)	$(5,703)
Net loss per common share – basic and diluted	$(1.03)	$(0.70)
Weighted-Average Number of Common Shares Outstanding – Basic and Diluted	9,268,822	8,151,888

FaZe Clan Inc.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
(in thousands, except shares and per-share information)
(unaudited)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount
Balance at December 31, 2020	7,397,055	$—	$3,086	$(75,542)	$(72,456)
Net loss	—	—	—	(5,703)	(5,703)
Balance at March 31, 2021	7,397,055	—	3,086	(81,245)	(78,159)

Balance at December 31, 2021	8,461,706	$—	$5,479	$(112,408)	$(106,929)
Stock based compensation expense	—	—	1,150	—	1,150
Issuance of common stock upon vesting of restricted stock awards	4,084	—	—	—	—
Exercise of stock option	74,768	—	64	—	64
Net loss	—	—	—	(9,541)	(9,541)
Balance at March 31, 2022	8,540,558	$—	$6,693	$(121,949)	$(115,256)

FaZe Clan Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,541)	$(5,703)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	8	(19)
Additions to content asset	(313)	—
Depreciation & amortization expense	236	222
Stock-based compensation expense	1,150	—
Non-cash interest expense	1,851	904
Other	(37)	(74)
Change in operating assets and liabilities:
Accounts receivable and contract assets	789	(2,581)
Inventory	6	40
Prepaid expenses and other assets	180	(1,456)
Accounts payable and accrued expenses	(698)	(478)
Contract liabilities	(3,334)	1,273
Other current liabilities	(7)	(16)
NET CASH USED IN OPERATING ACTIVITIES	(9,710)	(7,888)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(1,903)	(43)
Purchase of intangible assets	(164)	(45)
NET CASH USED IN INVESTING ACTIVITIES	(2,067)	(88)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of term loan	10,000	—
Proceeds from issuance of convertible debt	—	10,000
Issuance of common stock in connection with exercise of stock options	64	—
Payment of deferred transaction costs	(725)	—
Payment of debt issuance costs	—	(96)
NET CASH PROVIDED BY FINANCING ACTIVITIES	9,339	9,904

NET CHANGE IN CASH AND RESTRICTED CASH	(2,438)	1,928
Cash and restricted cash at beginning of period	17,618	4,431

CASH AND RESTRICTED CASH AT END OF PERIOD	$15,180	$6,359

RECONCILIATION TO CONSOLIDATED BALANCE SHEETS
Cash	$14,580	$6,359
Restricted cash	600	—
Cash and restricted cash	$15,180	$6,359

SUPPLEMENTAL DISCLOSURE FOR OPERATING ACTIVITIES:
Cash paid for interest	$—	$—

SUPPLEMENTAL DISCLOSURE FOR NON-CASH INVESTING AND FINANCING ACTIVITIES:
Capitalization of deferred transaction costs included in accounts payable	$2,406	$—
Purchase of property, plant and equipment in accrued expenses	1,019	—

FAZE CLAN, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021

1.      DESCRIPTION OF THE BUSINESS

FaZe Clan, founded in 2010, is a lifestyle and media platform rooted in gaming and youth culture. The Company’s premium brand, talent network, and large audience can be monetized across a variety of products and services.

On October 24, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with B. Riley 150 Merger Corp. (“B. Riley 150”), a special purpose acquisition company, and BRPM Merger Sub, Inc., a directly wholly owned subsidiary of B. Riley 150 (“Merger Sub”), pursuant to which the Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of B. Riley 150. The merger is expected to be accounted for as a reverse capitalization whereby the Company is treated as the acquirer. At the closing of the business combination, B. Riley 150 will change its name to “FaZe Holdings Inc.”

The closing of the merger is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, the receipt of required approval by the stockholders of B. Riley 150 and the Company, required regulatory approvals and the fulfillment of other conditions set forth in the Merger Agreement, and the effectiveness of the registration statement to be filed with the U.S. Securities and Exchange Commission in connection with the transaction.

In March 2022, the Company and B. Riley 150 entered into an amendment to the Merger Agreement. Pursuant to the amendment, among other things, as of the merger effective time, each FaZe vested stock option that is not exercised shall not automatically be converted into shares of Company’s common stock but instead will be converted into vested stock options exercisable into B. Riley 150 common stock as of merger effective time. Each vested stock option shall be treated as an issued and outstanding share of the Company’s common stock for all purposes of the Merger Agreement, calculated on a cashless basis. As a result, the calculation of the Exchange Ratio as defined in the Merger Agreement is not impacted.

In March 2022, the Company entered into an agreement for a term loan with B. Riley Principal Commercial Capital, LLC, an affiliate of B. Riley 150, allowing the Company to borrow an aggregate principal amount of up to $20 million maturing on the closing date of the Merger Agreement. In the same agreement, the Company waived the minimum cash condition for closing in the proposed merger with B. Riley 150.

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying condensed consolidated financial statements include the accounts and operations of the Company. All intercompany accounts and transactions have been eliminated. The condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of the condensed consolidated financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Actual results could differ from these estimates and assumptions.

Unaudited Interim Condensed Consolidated Financial Information

The accompanying Condensed Consolidated Balance Sheet as of March 31, 2022, Condensed Consolidated Statements of Operations, Condensed Consolidated Statements of Cash Flows and Condensed Consolidated Statements of Stockholders’ Deficit for the three months ended March 31, 2022 and 2021 are unaudited. The financial data and other information contained in the notes thereto as of and for the three months ended March 31, 2022 and 2021 are also unaudited. The Condensed Consolidated Balance Sheet as of December 31, 2021 was derived from the Company’s audited consolidated financial statements included elsewhere in this registration statement.

FAZE CLAN, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited annual consolidated financial statements, and in the opinion of management, reflect all normal recurring adjustments necessary for the fair presentation of the Company’s financial position as of March 31, 2022, the results of its operations for the three months ended March 31, 2022 and 2021, and its cash flows for the three months ended March 31, 2022 and 2021. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of and for the years ended December 31, 2021 and 2020, and the notes thereto.

The results for the three months ended March 31, 2022 are not necessarily indicative of results to be expected for the year ended December 31, 2022, or any other interim periods, or any future year or period.

The significant accounting policies used in preparation of these unaudited interim condensed consolidated financial statements are consistent with those described in the Company’s audited consolidated financial statements as of and for the years ended December 31, 2021 and 2020.

Going Concern

The accompanying condensed consolidated financial statements have been prepared assuming that we will continue as a going concern. However, we believe that even after taking actions, we will not have sufficient liquidity to satisfy all of our future financial obligations. The risks and uncertainties surrounding our ability to raise capital and our limited capital resources raises substantial doubt as to our ability to continue as a going concern. See Note 12, Going Concern of the Notes to Condensed Consolidated Financial Statements for additional information.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public and private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s condensed consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the Company’s condensed consolidated financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of income and expenses during the reporting period. These estimates are based on information available as of the date of the condensed consolidated financial statements. The inputs into certain of these estimates and assumptions include the consideration of the economic impact of the COVID-19 pandemic. Significant estimates include revenue recognition, allowance for doubtful accounts, valuation of our common stock, stock-based compensation expense and income taxes. These estimates generally involve

FAZE CLAN, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

complex issues and require us to make judgments, involve analysis of historical and future trends, can require extended periods of time to resolve, and are subject to change from period to period. In all cases, actual results could differ materially from our estimates.

COVID-19

The continuing spread of COVID-19 around the world is affecting the United States and global economies and has affected our operations and those of third parties on which we rely, including disruptions in staffing, order fulfillment and demand for product. In addition, the COVID-19 pandemic has and may continue to affect our revenue significantly. Additionally, while the potential economic impact brought by, and the duration of the COVID-19 pandemic, are difficult to assess or predict, the impact of the COVID-19 pandemic on the global financial markets may reduce our ability to access capital, which could negatively impact our short-term and long-term liquidity. The continuing impact of the COVID-19 pandemic is highly uncertain and subject to change.

As COVID-19 continues to evolve, the extent to which the coronavirus impacts operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration and severity of the outbreak, and the actions that may be required to contain the coronavirus or treat its impact. The Company continues to monitor the pandemic and the extent to which the continued spread of the virus adversely affects our customer base and revenue. As the COVID-19 pandemic is complex and rapidly evolving, the Company’s plans as described above may change. At this point, the Company cannot reasonably estimate the duration and severity of this pandemic, which could have a material adverse impact on the business, results of operations, financial position, and cash flows.

Content Asset, net

The Company produces programming content which it plans to broadcast on online video and streaming platforms. Costs of produced content currently consist of development and production costs. These costs are capitalized as “Content Asset, net” on the condensed consolidated balance sheet. As of the three months ended March 31, 2022, all produced content is in production and is not completed. Amortization of the content asset has not begun and will begin once the content airs. The Company does not own any purchased or licensed programming content.

The Company will amortize the content asset based on the proportion of revenue recognized from the content asset in the current period to the total forecasted lifetime revenue for the content asset. The Company’s revenue forecast for the content asset will be based on estimated sponsorship revenues. Judgment is required in determining the revenue model and associated amortization, and the Company will review factors that impact the revenue and amortization on an ongoing basis.

The Company has not aired its content asset and has not recognized any associated revenue or amortization costs for the three months ended March 31, 2022. The Company estimates that most of the revenue and amortization expense will be recognized within the next twelve-month operating cycle.

Exploitation costs such as marketing, advertising, publicity, promotion, and other distribution expenses directly connected with the distribution of the content asset are expensed as incurred.

At the specific title level, the Company tests the content asset for impairment when events or circumstances indicate that its fair value may be less than its unamortized cost. Each title is predominantly monetized on its own. If the carrying value of a content asset exceeds its estimated fair value, an impairment charge will be recorded in the amount of the difference. No impairment was recognized for the three months ended March 31, 2022. There were no content assets as of March 31, 2021.

FAZE CLAN, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue Recognition and Contract Balances

In May 2014, the FASB issued new accounting guidance related to revenue recognition. On January 1, 2019, we adopted the new accounting standard and related amendments using the modified retrospective approach. Based on the Company’s assessment, the adoption of ASC 606, Revenue from Contracts with Customers (“ASC 606”) did not have a material impact to the Company’s condensed consolidated financial statements and there were no material differences between the Company’s adoption of ASC 606 and its historic accounting under ASC 605, Revenue Recognition.

Revenues are recognized when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. Our payment terms and conditions vary by customer and contract type. In instances where the timing of revenue recognition differs from the timing of invoicing, we do not adjust the promised amount of consideration for the effects of a significant financing component when we expect, at contract inception, that the period between our transfer of a promised product or service to our customer and payment for that product or service will be one year or less.

We generally record a receivable related to revenue when we have an unconditional right to invoice and receive payment. Contract assets arise from contracts when revenue is recognized over time and the amount of revenue recognized, including our estimate of variable consideration that has been included in the transaction price, exceeds the amount billed to the customer. These amounts are included in contract assets until the right to payment is no longer conditional on events other than the passage of time. These contract assets are reclassified to receivables when the right to consideration becomes unconditional. For the three months ended March 31, 2022 and 2021, no impairment was recorded from contract assets.

Our allowances for doubtful accounts are typically immaterial and, if required, are based on our best estimate of expected credit losses inherent in our accounts receivable balance.

Contract liabilities are recorded in the event that the Company bills for services in advance of the time the services are performed, or when cash payments are received or due in advance of satisfying our performance obligations, even if amounts are refundable. Contract liabilities recorded at March 31, 2022 and December 31, 2021 represent the Company’s accounting for the timing difference between when funds are received and when the performance obligation is satisfied. Revenue recognized for the three months ended March 31, 2022 relating to the contract liability balances as of January 1, 2022 was $3.0 million.

The following table disaggregates the Company’s revenue by major type for the three months ended March 31, 2022 and 2021:
	(in thousands) Three Months Ended March 31,
	2022	2021
Brand sponsorships	$8,060	$5,274
Content	4,681	3,274
Consumer products	403	559
Esports	2,426	717
Other	234	22
Total revenue	$15,804	$9,846

The section below describes our revenue recognition policies and significant judgments in further detail for each major revenue source of the Company.

FAZE CLAN, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Brand Sponsorships

The Company offers advertisers a full range of promotional vehicles, including but not limited to online advertising, livestream announcements, content generation, social media posts, logo placement on the Company’s official merchandise and special appearances of members of the Company’s talent roster. Our brand sponsorship agreements may include multiple services that are capable of being individually distinct, however the intended benefit is an association with the Company’s brand and the services are not distinct within the context of the contracts. Revenues from brand sponsorship agreements are recognized ratably over the contract term. Payment terms and conditions vary, but payments are generally due periodically throughout the term of the contract. In instances where the timing of revenue recognition differs from the timing of billing, we have determined the brand sponsorship agreements generally do not include a significant financing component.

Content

The Company generates and produces original content which we monetize through Google’s AdSense service. Revenue is variable and is earned when the visitor views or “clicks through” on the advertisement. The amount of revenue earned is reported to us monthly and is recognized upon receipt of the report of viewership activity. Payment terms and conditions vary, but payments are generally due within 30 to 45 days after the end of each month.

The Company grants exclusive licenses to customers for certain content produced by FaZe talent. The Company grants the customer a license to the intellectual property, which is the content and its use in generating advertising revenues, for a pre-determined period, for an amount paid by the customer upon execution of the contract. The Company’s only performance obligation is to license the content for use in generating advertising revenues, and recognizes the full contract amount at the point at which the Company provides the customer the right to use the content, which is at the execution of the contract. The Company has no further performance obligations under these types of contract and does not anticipate generating any additional revenue from these arrangements apart from the contract amount.

Principal Versus Agent Considerations

A significant amount of our brand sponsorship and content revenues are generated from our talent, who are under exclusive, multi-year contracts. Our talent consists of highly trained independent contractors, whose compensation is tied to the revenue that they generate. We have evaluated the terms of our brand sponsorship and content agreements and have concluded the Company is the principal. Brand sponsorship and content revenues are reported on a gross basis, while revenue-sharing and other fees paid to our talent are recorded as cost of revenues. The Company owns the FaZe brand and intellectual property, takes primary responsibility for delivery of services, and exercises control over content generation and monetization. The Company contracts directly with Google on its Company operated channels, and the talent contracts directly with Google on their own channels. As part of the Company’s contracts with its talent, the Company agrees to serve as the Talent’s exclusive management company as it relates to any and all type of work the talent may perform, including content creation and advertising revenue generated from the content. While the talent owns the content they create while they are under contract with FaZe, the talent grants FaZe an exclusive perpetual license to the content, and FaZe grants limited usage rights of that content back to the talent, conditional upon them complying with their contract. Furthermore, all income earned from services provided by the talent related to gaming, Esports, content creation, or the business of FaZe, which includes revenue from advertising via talent content, is subject to the talent agreement and is payable to the Company. In addition, the Company’s contracts with its talent specify rules and restrictions on the content the talent can create and post. As such, through its contracts with talent, the Company is the principal because the Company is the entity exercising primary control over the content generated in the YouTube channels being monetized.

FAZE CLAN, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Consumer Products

The Company earns consumer products revenue from sales of our consumer products on our website or at live or virtual events. Revenues are recognized at a point in time, as control is transferred to the customer upon shipment. The Company offers customer returns and discounts through a third party distributor and accounts for this as a reduction to revenue. The Company does not offer loyalty programs or other sales incentive programs that are material to revenue recognition. Payment is due at the time of sale. We have outsourced the design, manufacturing, fulfillment, distribution, and sale of our consumer products to a third party, in exchange for royalties based on the amount of revenue generated. We evaluated the terms of the agreement to determine whether our consumer products revenues should be reported gross, or net of royalties paid. Key indicators that we evaluated in determining whether we are the principal in the sale (gross reporting), or an agent (net reporting) include, but are not limited to:

•        the Company is the party that is primarily responsible for fulfilling the promise to provide the specified good or service,

•        the Company has inventory risk before the good is transferred to the customer, and

•        the Company is the party that has discretion in establishing pricing for the specified good or service.

Based on our evaluation of the above indicators, we report consumer products revenues on a gross basis.

Esports

League Participation:    Generally, FaZe has one performance obligation — to participate in the overall Esport event — because the underlying activities do not have standalone value absent our participation in the tournament or event. Revenue from prize winnings and profit-share agreements is variable and is highly uncertain, we recognize revenue at the point in time when the uncertainty is resolved.

Player Transfer Fees:    Player transfer agreements include a fixed fee and may include a variable fee component. FaZe recognizes the fixed portion of revenue from transfer fees upon satisfaction of our performance obligation, which coincides with the execution of the related agreement. The variable portion of revenue is considered highly uncertain and is recognized at the point in time when the uncertainty is resolved.

Licensing of Intellectual Property:    Our licenses of intellectual property generate royalties that are recognized in accordance with the royalty recognition constraint. That is, royalty revenue is recognized at the time when the sale occurs.

Transaction Price Allocated to the Remaining Performance Obligations

For the estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied (or partially unsatisfied) as of March 31, 2022, the Company applies the allowable practical expedient and does not disclose information about remaining performance obligations that have original expected durations of one year or less. Revenue expected to be recognized in the future related to performance obligations that have original expected durations greater than one year that are unsatisfied (or partially unsatisfied) as of March 31, 2022 were not material.

FAZE CLAN, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Convertible Debt

The Company evaluates embedded conversion features within convertible debt under ASC 815, Derivatives and Hedging (“ASC 815”), to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in earnings.

Stock-Based Compensation

The Company accounts for its stock-based awards in accordance with ASC 718, Compensation — Stock Compensation, which requires fair value measurement on the grant date and recognition of compensation expense for all stock-based payment awards.

Given the absence of an active market for the Company’s common stock, the Board of Directors (the “Board”) was required to estimate the fair value of the Company’s common stock at the time of each award. The Board considered numerous objective and subjective factors in determining the value of the Company’s common stock at each grant date, including the following: (1) the per-share price of issuances of the Company’s preferred stock, which the Company sold to outside investors in arm’s-length transactions, and the rights, preferences, and privileges of the Company’s preferred stock and common stock; (2) valuations performed by an independent valuation specialist; (3) the Company’s stage of development and revenue growth; (4) the fact that the awards involved illiquid securities in a private company; and (5) the likelihood of achieving a liquidity event for the shares of common stock underlying the awards, such as an initial public offering or sale of the Company, given prevailing market conditions. The Company believes this to have been a reasonable methodology based on certain arm’s-length transactions involving the Company’s preferred stock, supported by the results produced by this valuation methodology. As the Company’s common stock is not actively traded, the determination of fair value involves assumptions, judgments and estimates. If different assumptions were made, stock-based compensation expense and net loss could have been significantly different.

For stock options, the Company estimates the fair value using the Black-Scholes-Merton option-pricing (“Black-Scholes”) model. The fair value is expensed over the requisite service periods of the awards (usually one to four years), or in the period of grant for awards that vest immediately and have no future service condition, or in the period the awards vest immediately after meeting a performance condition becomes probable (i.e., the occurrence of a change in control event). As there was no public market for its common stock, the Company determined the volatility for options granted based on an analysis of reported data for a peer group of companies. The expected volatility of options granted has been estimated based on an average of the historical volatility measures of this peer group of companies. The expected life of options has been estimated utilizing the “simplified method” due to the lack of available or sufficient historical exercise data for the Company for the applicable options terms. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options. The Company has not paid, and does not anticipate paying, cash dividends on its common stock; therefore, the expected dividend yield is assumed to be zero.

The Black-Scholes model requires the input of certain assumptions that require the Company’s judgment, including the fair value of common shares, expected term and the expected price volatility of the underlying stock. The assumptions used in calculating the fair value of stock-based compensation represent the Company’s best estimates, but these estimates involve inherent uncertainties and the application of judgment. As a result, if factors change resulting in the use of different assumptions, stock-based compensation expense could be materially different in the future. The Company accounts for forfeitures of stock-based awards as they occur.

FAZE CLAN, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value Measurement

The fair value hierarchy requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The fair value hierarchy consists of the following three levels:
Level 1:	Quoted prices in active markets for identical assets or liabilities
Level 2:	Quoted prices for similar assets and liabilities in active markets or inputs other than quoted prices which are observable for the assets or liabilities
Level 3:	Unobservable inputs which are supported by little or no market activity

The carrying amount of the Company’s financial instruments, including cash, accounts receivable, notes receivable, and accounts payable approximate fair value due to their short-term nature.

The Company does not have financial assets or liabilities that are required under U.S. GAAP to be measured at fair value on a recurring basis. The Company has not elected to use the fair value measurement option for any assets or liabilities for which fair value measurement is not presently required.

Loss Per Common Share

In accordance with the provisions of ASC 260, Earnings Per Share, net loss per share is computed by dividing net loss by the weighted-average shares of common stock outstanding during the period. During a loss period, the effect of the potential exercise of stock options, warrants, convertible preferred stock, and convertible debt are not considered in the diluted loss per share calculation since the effect would be antidilutive. The Company has 754,833 fully vested warrants in which common shares are issuable for little to no consideration outstanding for the three months ended March 31, 2022 and 2021. The Company considered these warrants outstanding in the context of basic loss per share and included these warrants in the weighted-average shares of common stock outstanding for the period.

The results of operations were net losses for the three months ended March 31, 2022 and 2021. Therefore, the basic and diluted weighted-average shares of common stock outstanding were the same for all periods. Potentially dilutive securities that are not included in the calculation of diluted net loss per share because their effect is antidilutive are as follows (in common equivalent shares):
	Three Months Ended March 31,
	2022	2021
Warrants	$292,790	$292,790
Stock options	8,508,474	5,340,000
Unvested restricted stock awards	736,201	—
Convertible preferred stock	3,237,800	3,237,800
Total potentially dilutive common stock equivalents	$12,775,265	$8,870,590

Segment Reporting

Operating segments are defined as components of an entity for which separate financial information is available and is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company has determined that its Chief Executive Officer is the CODM. The Company operates and reports financial information in one segment, as the CODM reviews financial information presented on a consolidated basis, at the Company level, for the purposes of making operating decisions, allocation of resources, and evaluating financial performance.

FAZE CLAN, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

As of March 31, 2022 and December 31, 2021 and for the three months ended March 31, 2022 and 2021, the Company did not have material revenue earned or assets located outside of the United States.

Recently Adopted Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40). This ASU reduces the number of accounting models for convertible debt instruments and convertible preferred stock as well as amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. In addition, this ASU improves and amends the related EPS guidance. The ASU is effective for interim and annual periods beginning after December 15, 2023, with early adoption permitted for fiscal years beginning after December 15, 2020. Adoption of the ASU can either be on a modified retrospective or full retrospective basis. The Company adopted the standard with an effective date of January 1, 2022 using the modified retrospective approach. The adoption of this ASU did not have a material impact on the condensed consolidated financial statements.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt — Modifications and Extinguishments (Subtopic 470-50), Compensation — Stock Compensation (Topic 718), and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options. The amendments are designed to clarify an issuer’s accounting for certain modifications or exchanges of freestanding equity-classified written call options that remain equity-classified after modification or exchange. The ASU provides guidance on how an issuer would measure and recognize the effects of these transactions. The standard provides a principles-based framework to determine whether an issuer should recognize the modification or exchange as an adjustment to equity or an expense. The ASU is effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. An entity should apply the guidance provided in ASU 2021-04 prospectively to modifications or exchanges occurring on or after the effective date. The Company adopted the standard with an effective date of January 1, 2022. The adoption of this ASU did not have a material impact on the condensed consolidated financial statements.

Accounting Pronouncements Not Yet Adopted

As an emerging growth company, the JOBS Act allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company elected to use this extended transition period under the JOBS Act until such time the Company is no longer considered to be an emerging growth company. The adoption dates discussed below reflect this election.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize a right-of-use (“ROU assets”) asset and a lease liability for all leases with terms greater than 12 months and requires disclosures by lessees and lessors about the amount, timing and uncertainty of cash flows arising from leases. After the issuance of ASU 2016-02, the FASB clarified the guidance through several ASUs; hereinafter the collection of lease guidance is referred to as “ASC 842”. The ASU is effective for annual periods beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

In September 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This guidance requires the measurement of all expected credit losses for financial assets held at the reporting data based on historical experience, current conditions and reasonable and supportable forecasts. This guidance also requires enhanced disclosures regarding significant

FAZE CLAN, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

estimates and judgements used in estimating credit losses. The new guidance is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic-740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. The guidance is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

3.      PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Property, equipment and leasehold improvements as of March 31, 2022 and December 31, 2021 consisted of the following:
	(in thousands)
	March 31, 2022	December 31, 2021
Furniture/Fixtures	$404	$159
Computer equipment	3,301	708
Vehicles	106	106
Leasehold improvements	379	731
Subtotal	4,190	1,704
Less accumulated depreciation	(465)	(779)
Property, equipment and leasehold improvements, net	$3,725	$925

Depreciation expense totaled $0.1 million and $0.1 million for the three months ended March 31, 2022 and 2021, respectively. During the three months ended March 31, 2022, the Company disposed of certain leasehold improvements that were fully depreciated at the time of disposal, and there was no gain or loss on disposal.

4.      INTANGIBLE ASSETS

Intangible assets as of March 31, 2022 and December 31, 2021 consisted of the following:
		(in thousands)
As of March 31, 2022	Useful Life	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Website development	3 years	$255	$94	$161
Talent acquisition	2 – 3 years	872	244	628
Intangible assets, net		$1,127	$338	$789
		(in thousands)
As of December 31, 2021	Useful Life	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Website development	3 years	$211	$75	$136
Talent acquisition	2 – 3 years	1,653	1,051	602
Intangible assets, net		$1,864	$1,126	$738

Amortization expense totaled $0.1 million and $0.1 million for the three months ended March 31, 2022 and 2021, respectively.

FAZE CLAN, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021
4. INTANGIBLE ASSETS (cont.)

The following table presents the estimated future amortization of intangible assets (in thousands):
(in thousands)
Years ending December 31,
2022 (remainder)	$344
2023	295
2024	149
2025	1
Total future amortization of amortizable intangible assets	$789

During the three months ended March 31, 2022, the Company removed $0.9 million of intangible assets that were fully amortized from intangible assets and accumulated amortization, and there was no gain or loss on the removal.

5.      DEBT

Debt as of March 31, 2022 and December 31, 2021 consisted of the following:
As of March 31, 2022
	(in thousands)
	Unpaid Principal	Short-term	Long-term	Unamortized Issuance Costs	Net Carrying Value
2022 B. Riley bridge loan	$10,040	$10,040	$—	$—	$10,040
2021 Cox convertible promissory note	15,000	—	15,000	—	15,000
2021 Convertible promissory notes	675	—	675	—	675
2020 Secured convertible promissory note	55,000	—	55,000	(313)	54,687
2020 Convertible promissory notes	2,525	2,025	500	—	2,525
2020 PPP loan	1,123	1,123	—	—	1,123
Other loans	—	—	—	—	—
Total principal amount outstanding	$84,363	$13,188	$71,175	$(313)	$84,050
As of December 31, 2021
	(in thousands)
	Unpaid Principal	Short-term	Long-term	Unamortized Issuance Costs	Net Carrying Value
2021 Cox convertible promissory note	$15,000	$—	$15,000	$—	$15,000
2021 Convertible promissory notes	675	—	675	—	675
2020 Secured convertible promissory note	55,000	—	55,000	(358)	54,642
2020 Convertible promissory notes	2,525	2,025	500	—	2,525
2020 PPP loan	1,123	1,123	—	—	1,123
Other loans	37	—	37	—	37
Total principal amount outstanding	$74,360	$3,148	$71,212	$(358)	$74,002

FAZE CLAN, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021
5. DEBT (cont.)

As of March 31, 2022, long-term debt maturities for the next five years and thereafter are as follows (in thousands):
Future Maturities
	(in thousands)
Years ending December 31,	Non- Convertible Debt	Convertible Debt	Total
2022 (remainder)	$11,163	$2,025	$13,188
2023	—	71,175	71,175
2024	—	—	—
2025	—	—	—
2026	—	—	—
Thereafter	—	—	—
	$11,163	$73,200	$84,363

2022 B. Riley Term Loan

In March 2022, the Company entered into a Bridge Loan Agreement with B. Riley Commercial Capital, LLC (“B. Riley Lender”), an affiliate of B. Riley 150, pursuant to which the Company received a term loan in the amount of $10.0 million in a single advance (“Initial Term Loan”). Upon receipt of a borrowing notice from the Company to B. Riley Lender, B. Riley Lender will issue the Company a second advance of $10.0 million (“Final Term Loan”). The maturity date is the closing date of the Merger Agreement. In the event that the Merger Agreement is terminated without completion of the business combination, the 2022 B. Riley Term Loan will become a secured convertible promissory note on substantially the same terms as the existing 2021 Cox Convertible Promissory Notes further discussed below, in an aggregate principal amount equal to the outstanding principal balance, including capitalized interest, and the unpaid accrued interest on the 2022 B. Riley Term Loan on such date. The Company drew the $10 million Initial Term Loan in March 2022, and drew the Final Term Loan in April 2022.

The 2022 B. Riley Term Loan accrues interest at a rate of 7.00% per annum, compounded quarterly, with such interest accrued on the last business day of each calendar quarter, and shall be paid in cash on the maturity date and is secured against substantially all assets of the Company.

The 2022 B. Riley Term Loan recorded as short-term debt.

2021 Cox Convertible Promissory Notes

In August 2021, the Company entered into an agreement with Cox Investment Holdings, Inc. (“Cox”) to which the Company sold convertible promissory notes totaling $10.0 million. The maturity date is the earliest of (a) December 15, 2023, (b) the consummation of an initial public offering, (c) the merger of the Company with another entity, (d) a transaction pursuant to which more than 50% of the Company’s equity securities come to be owned by an unrelated third party, (e) a sale of all or substantially all of the assets of the Company, or (f) the consummation of a private round of equity financing resulting in aggregate gross proceeds to the Company of at least $15.0 million (“Cox Qualified Financing”). In addition, Cox exercised its right to purchase an additional $5.0 million in Cox Convertible Promissory Notes in October 2021.

The convertible promissory notes are convertible, at the investor’s election, into shares of common stock or shares of the series or class of capital stock most recently sold in a Cox Qualified Financing consummated prior to such time. The conversion price is equal to the lesser of (a) the imputed pre-money enterprise value of the Company with respect to the Cox Qualified Financing most recently consummated prior to the time of determination, and (b) $250.0 million minus the then outstanding debt of the company in excess of $25.0 million, divided by the

FAZE CLAN, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021
5. DEBT (cont.)

total number of shares of capital stock of the Company then currently issued and outstanding, calculated on an as-exercised, as-converted, fully diluted basis, but excluding (a) shares of capital stock of the Company issuable upon the conversion of the Note, and (b) shares of capital stock issuable upon conversion of other convertible notes or indebtedness then outstanding.

The 2021 Cox Convertible Promissory Notes, which cannot be prepaid without consent of the holder, bear interest at a rate of 10.00% per annum and are secured against substantially all assets of the Company.

The Company evaluated the embedded conversion feature in accordance with ASC 815 and determined that embedded conversion feature did not meet the definition of a derivative and therefore did not account for it as a separate derivative liability.

2021 Convertible Promissory Note

In June and August 2021, the Company entered into Convertible Promissory Note agreements with accredited investors pursuant to which the Company sold Promissory Notes totaling $0.7 million. For each note issued, the maturity date is the second anniversary of the date of the Purchase Agreement. The conversion price is equal to 90% of the price per share sold in a Preferred Stock Financing, provided the price is subject to adjustment in the event the Company’s enterprise value is greater than $250.0 million on that date.

The 2021 Convertible Promissory Notes, which cannot be prepaid without consent of the holder, bear interest at a rate of 4.00% per annum and are subordinate and junior in right of payment to any Senior Indebtedness of the Company.

The Company evaluated the embedded conversion feature in accordance with ASC 815 and determined that embedded conversion feature did not meet the definition of a derivative and therefore did not account for it as a separate derivative liability.

The 2021 Convertible Promissory Notes are recorded as long-term debt.

2020 Secured Convertible Note Purchase Agreement and Secured Convertible Promissory Note

In December 2020, the Company entered into a Secured Convertible Note Purchase Agreement as amended on February 22, 2021, April 23, 2021, and August 16, 2021 (together, the “Purchase Agreement”) with CPH Phase II SPV L.P. and CPH Phase III SVP L.P., accredited investors, (collectively referred to as “CPH Noteholders”) pursuant to which the Company agreed to sell Secured Convertible Promissory Notes (the “CPH Notes”), for a total of up to $91.7 million, to the investors. The Company issued Secured Convertible Promissory Notes to the investors for a total of $55.0 million.

In October 2021, the Company entered into an agreement with the CPH Noteholders, for the settlement of the accrued interest on the CPH Notes and the settlement of the purchaser’s right, but not obligation, to purchase additional Notes from the Company for up to $36.7 million expiring in June 2022 (“CPH Right”). The CPH Right has an anti-dilution feature and survives beyond a change-in-control event, including a merger transaction with a special purpose acquisition company. The Company will settle the accrued interest through February 1, 2022 and the CPH Right for 523,763 and 4,800,000 shares of the combined company’s common stock, respectively, issuable upon the close of the merger. The accrued interest after February 1, 2022 will be payable in cash.

For each note issued under the Purchase Agreement, the maturity date is the earlier of December 15, 2023 of either (i) an initial public offering, (ii) a transaction or series of related transactions pursuant to which more than 50% of the Company’s equity securities come to be owned by an unrelated third party or (iii) the sale of all or substantially all of the assets of the Company (a “Liquidity Event”). The Notes are convertible, at the investor’s election, into shares of common stock or shares of the series or class of capital stock (“Conversion Shares”)

FAZE CLAN, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021
5. DEBT (cont.)

sold in a private round of equity financing consummated after January 1, 2021 that result in gross proceeds of at least $15.0 million (a “CPH Qualified Financing”). The conversion price is equal to the imputed pre-money enterprise value of the Company with respect to the CPH Qualified Financing divided by the total number of shares of capital stock then currently issued and outstanding, calculated on an as-exercised, as-converted, fully diluted basis, but excluding shares of capital stock of the Company issuable to the investor upon conversion of the Notes. The conversion price is subject to adjustment in the event the Company’s enterprise value is greater than $250.0 million at the time of conversion.

The Company may prepay the Notes in whole or in part at any time without penalty, provided the investor has the right to utilize the proceeds to purchase the Conversion Shares at the conversion price prior to the maturity date. The Notes bear interest at 10.00% per annum and are secured against substantially all of assets of the Company.

The Company evaluated the embedded conversion feature in accordance with ASC 815 and determined that embedded conversion feature did not meet the definition of a derivative and therefore did not account for it as a separate derivative liability.

The 2020 Secured Convertible Promissory Note is recorded as long-term debt, net of discount and issuance costs, which are amortized to interest expense over the respective terms of these borrowings.

2020 Convertible Promissory Notes

In March — June 2020, the Company entered into Convertible Promissory Note agreements with accredited investors pursuant to which the Company sold Promissory Notes totaling $2.5 million. Subsequent to the execution of the Merger Agreement, in November and December 2021, the Company entered into consent letters with each of the 2020 Convertible Promissory Note Holders wherein each note will be converted into a number of shares of the Company’s common stock immediately prior to the merger. The conversion price will be equal to $250.0 million or $200.0 million divided by the total number of shares of capital stock of the Company issued and outstanding, calculated on an as-exercised, as-converted, fully diluted basis, but excluding shares of capital stock of the Company issued or issuable upon conversion of the Note and other convertible notes of the Company. The consent letters will terminate if (a) the Merger Agreement is terminated, or (b) subject to the approval of B. Riley 150, if the consent letter is terminated upon mutual agreement of the holder and the Company, upon which time each note will become due.

The 2020 Convertible Promissory Notes, which cannot be prepaid without consent of the holder, bear interest at a rate of 4.00% per annum and are subordinate and junior in right of payment to any Senior Indebtedness of the Company.

The Company evaluated the embedded conversion feature in accordance with ASC 815 and determined that embedded conversion feature did not meet the definition of a derivative and therefore did not account for it as a separate derivative liability. The 2020 Convertible Promissory Notes are recorded as short-term debt.

2020 Paycheck Protection Program Loan (“PPP Loan”)

In May 2020, the Company entered into a Promissory Note dated May 4, 2020 (the “PPP Loan”) with Harvest Small Business Finance, LLC (“Harvest”), pursuant to which Harvest agreed to make a loan to the Company under the Paycheck Protection Program offered by the U.S. Small Business Administration in a principal amount of $1.1 million pursuant to Title 1 of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The PPP Loan proceeds are available to be used to pay for payroll costs, including salaries, commissions, and similar compensation, group health care benefits, and paid leaves, rent, utilities, and interest on certain other outstanding debt. Under the terms of the PPP Loan, the Company may be eligible for full or partial loan forgiveness; however, no assurance is provided that the Company will apply for, or obtain forgiveness for, any portion of the PPP Loan.

FAZE CLAN, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021
5. DEBT (cont.)

The Company will be required to make principal and interest payments in monthly installments, beginning ten months after the last day of the covered period, on the balance that is not forgiven. The Company may apply for forgiveness until the maturity date of the loan, which is two years from initial disbursement. The Company continues to contemplate applying for forgiveness under the terms of the loan. The loan matures in May 2022 and bears interest at a rate of 1.00% per annum. The Company is planning to apply for forgiveness of the PPP Loan as of the date of these financial statements.

The PPP Loan is recorded as short-term debt.

Fair Value of Debt

The Company’s debt is not measured at fair value on a recurring basis. The Company estimates the fair value of all debt instruments using commonly accepted valuation methodologies and inputs that are not directly observable. As such, all debt instruments are categorized as Level 3. The amount of the fair value is materially the same as carrying value, primarily due to near term maturity dates or recent issuance dates.

Interest Expense

Interest expense for the three months ended March 31, 2022 was $1.9 million, comprised of $1.8 million of contractual interest expense and $0.1 million of amortization of debt issuance costs.

6.      EQUITY

Preferred Stock

The Company authorized 3,545,529 shares of series A preferred stock with $0.00001 par value. As of March 31, 2022 and December 31, 2021, 3,237,800 shares of series A preferred shares were issued and outstanding. The rights and preferences of the series A preferred shares are summarized below:

Dividend Rights:    There are no cumulative dividend rights on the preferred shares.

Liquidation Preferences:    In the event of a liquidation, dissolution or winding up of the Company, the holders of the preferred stock are entitled to be paid out before any payments are made to the holders of the common stock. Series A holders are paid out of the assets of the Company available for distribution at an amount per share equal to the greater of (i) two times the series A original issue price or (ii) an amount per share as would have been payable had all series A preferred shares been converted into common stock. The remaining assets available for distribution are distributed among the holders of common stock.

Each share of series A preferred stock will automatically be converted into common stock at the then applicable conversion rate in the event of (i) the closing of a firm commitment underwritten public offering with a price of two times the original issue price (subject to adjustments for stock dividends, splits, combinations and similar events) and gross proceeds to the Company of not less than $25.0 million, or (ii) upon written consent of the requisite holders. The Company determined that the Preferred A common stock is redeemable upon a change-in-control that is not solely in the Company’s control and records $33.7 million in temporary equity.

Common Stock

On July 6, 2021, the Company amended its Certificate of Incorporation such that the Company is authorized to issue 31,900,878 shares of common stock with a par value of $0.00001 per share.

As of March 31, 2022 and December 31, 2021, 8,540,558 shares and 8,461,706 shares were issued and outstanding, respectively.

FAZE CLAN, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021

7.      STOCK COMPENSATION EXPENSE

Stock-based compensation expense for the periods presented was comprised of the following, which were included in general and administrative expenses within the condensed consolidated statement of operations:
	(in thousands) For the Three Months Ended
	March 31, 2022	March 31, 2021
	Stock-Based Compensation Expense	Stock-Based Compensation Expense
Stock options	$56	$—
Restricted stock awards	1,094	—
Total stock – based compensation expense	$1,150	$—

In addition, approximately $20,439 has been included in cost of revenues for the three months ended March 31, 2022 and 2021, respectively, for stock-based compensation expense related to the services provided by Commerce Media Holdings, LLC. Compensation costs related to Commerce Media Holdings, LLC of $0.1 million and $0.2 million were capitalized and are included in prepaid expenses and other assets as of March 31, 2022 and 2021, respectively.

8.      COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases certain business and residential facilities under operating lease agreements that specify minimum rentals with lease terms ranging from two to two and a half years. The Company’s rent expense for the three months ended March 31, 2022 and 2021 was $0.5 million and $0.3 million, respectively, and is included in general and administrative expense in the condensed consolidated statement of operations. Scheduled rent increases, if any, are amortized on a straight-line basis over the lease term.

Future minimum lease payments, which include non-cancelable operating leases at March 31, 2022, are as follows:
Years ending December 31,	(in thousands)
2022 (remainder)	$2,123
2023	2,895
2024	1,977
2025	5
Thereafter	3
Total minimum lease payment	$7,003

9.      LITIGATION

From time to time, in the normal course of operations, the Company is subject to litigation matters and claims, including claims relating to employee relations and business practices. The Company expenses legal fees as incurred. The Company records a provision for contingent losses when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. An unfavorable outcome to any legal matter, if material, could have an adverse effect on the Company’s operations or its financial position, liquidity or results of operations.

On August 12, 2020, Greg Selkoe, President of the Company until May 2020, filed suit against the Company for severance and sums related to his termination from the Company, which was initiated in January 2020. The Company and Mr. Selkoe reached a settlement, including a severance payment to Mr. Selkoe and forfeiture

FAZE CLAN, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021
9. LITIGATION (cont.)

by Mr. Selkoe of the entirety of his stock options. The Company accrued $3.2 million for the year ended December 31, 2020. The Company paid $2.9 million of the severance payments to Mr. Selkoe in 2021, with the remainder to be paid out in 2022.

On September 14, 2020, Adam Salman of Adult Use Holdings, Inc. and Igor Gimelshtein of Zola Ventures Ltd., claimed that the Company owes approximately $2.5 million to Salman and Gimelshtein in connection with alleged funding to the Company of $30.0 million by Bridging Finance Group. The Company has denied any liability in connection with this claim and has agreed to arbitrate the dispute, which is ongoing. The Company does not believe a material loss is probable at this time. As result, the Company has not recorded a reserve with respect to this litigation.

On December 7, 2020, the Company filed an arbitration demand against its former Chief Legal Officer, Phillip Gordon (“Gordon”), alleging claims for fraud, breach of fiduciary duty, breach of duty of loyalty, and breach of employment agreement. The Company terminated Gordon effective as of December 5, 2020 based on the results of an internal investigation. Gordon has denied that the Company had cause to terminate him and filed counterclaims seeking payment of severance under his employment agreement in the total amount of $3.0 million, plus payment of $0.5 million in bonus compensation. Subsequent to December 31, 2021, as a result of arbitration proceedings, the Company has entered into a settlement agreement whereby Gordon agreed to the cancellation of 90,000 of the 790,000 outstanding stock options previously issued to him and to release any actions, claims, damages, judgments or agreements arising out of his relationship with the Company in exchange for $1.9 million in cash. The Company recorded a legal accrual for $1.9 million as of December 31, 2021. The initial payment of $0.4 million was made in the first quarter of 2022.

On May 21, 2021, Alissa Violet Marie Butler filed suit in the Superior Court of the State of California for the County of Los Angeles against FaZe Clan Inc., Dentons US LLP, and Wilson Sonsini Goodrich & Rosati, P.C. Ms. Butler alleges that she is entitled to shares of the Company’s stock. Subsequent to December 31, 2021, the Company has reached a preliminary settlement with Ms. Butler for a total of $0.8 million payable in a combination of cash and common stock to settle Ms. Butler’s claim. The Company recorded a legal accrual for $0.8 million as of December 31, 2021. The Company subsequently paid $0.1 million in cash in April 2022.

In 2021, the Company was made aware of a claim from Treschow-Fritzoe AS that the Company repaid the wrong party for certain funds received by the Company in 2017 and recorded a legal accrual of $1.2 million as of December 31, 2020. In October 2021, the Company entered into a settlement agreement with Treschow-Fritzoe AS and adjusted its legal accrual to $0.8 million as of December 31, 2021. The Company subsequently paid the $0.8 million in April 2022.

10.    INCOME TAXES

The Company records income taxes using the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax effects attributable to temporary differences between the condensed consolidated financial statement carrying amounts of existing assets and liabilities and their respective income tax bases, operating losses and tax credit carryforwards. The Company establishes a valuation allowance if the Company believes it is more likely than not that the deferred tax assets will not be recovered based on an evaluation of objective verifiable evidence. The Company has considered its history of cumulative tax and book losses incurred since inception, and other positive and negative evidence, and has concluded that it is more likely than not that the Company will not realize the benefits of the net deferred tax assets as of March 31, 2022 and December 31, 2021.

For tax positions that are more likely than not of being sustained upon audit, the Company recognizes the largest amount of the benefit that is greater than 50% likely of being realized. For tax positions that are not more likely than not of being sustained upon audit, the Company does not recognize any portion of the benefit. As of March 31, 2022, the Company had no unrecognized tax benefits and does not anticipate any significant

FAZE CLAN, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021
10. INCOME TAXES (cont.)

change to the unrecognized tax benefit balance. The Company would classify interest and penalties related to uncertain tax positions as income tax expense, if applicable. There was no interest expense or penalties related to unrecognized tax benefits recorded through March 31, 2022.

The effective tax rate was zero percent for both the three months ended March 31, 2022 and 2021, respectively.The difference between the U.S. statutory rate and the Company’s effective tax rate is primarily due to the full valuation allowance on its deferred tax assets.

11.    RELATED PARTY TRANSACTIONS

Related Party Loan Receivables and Payables

The Company has loan receivables from one of FaZe’s founders related to legal and settlement fees that FaZe had paid on their behalf, and commissions payable related to a talent arrangement with FaZe. The Company recorded $0.6 million and $0.5 million in receivables as of March 31, 2022 and December 31, 2021, respectively, related to the anticipated repayment of these fees.

In April 2021, the Company issued a loan to one of FaZe’s founders. The Company recorded $0.1 million and $0.1 million in receivables for this loan as of March 31, 2022 and December 31, 2021, respectively.

Retainer Consulting Arrangements

During the three months ended March 31, 2022 and 2021, the Company had retainer consulting arrangements with co-founders Nordan Shat, Thomas Oliveira, Richard Bengtson, and Sabastian Diamond. The Company recorded approximately $0.2 million and $0.2 million in expenses related to these arrangements for the three months ended March 31, 2022 and 2021, respectively. These expenses are presented within general and administrative expense within the condensed consolidated statement of operations.

12.    GOING CONCERN

As of March 31, 2022, the Company had cash of $14.6 million and an accumulated deficit of $121.9 million. During the three months ended March 31, 2022, the Company used net cash in operating activities of $9.7 million. The Company has incurred net losses since inception. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year from the issuance date of these condensed consolidated financial statements.

The Company’s primary source of operating funds since inception has been cash proceeds from debt and equity financing transactions. The ability of the Company to continue as a going concern is dependent upon its ability to generate sufficient revenue and its ability to raise additional funds by way of its debt and equity financing efforts. In March 2022, the Company entered into the 2022 B. Riley Term Loan and drew the Initial Term Loan of $10.0 million in March 2022. The Company drew the Final Term Loan of $10.0 million in April 2022 (See Note 5, Debt).

The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These condensed consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or classification of the liabilities that might be necessary should the Company be unable to continue as a going concern. The ability of the Company to continue as a going concern is dependent on management’s further implementation of the Company’s on-going and strategic plans, which include continuing to raise funds through equity and/or debt raises. Should the Company be unable to raise adequate funds, certain aspects of the on-going and strategic plans may require modification. Management is in the process of identifying sources of capital via strategic partnerships, debt refinancing and equity investments through one or more private placements.

FAZE CLAN, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021

13.    SUBSEQUENT EVENTS

In preparing the unaudited condensed consolidated financial statements, the Company has evaluated subsequent events through May 26, 2022, which is the date the unaudited condensed consolidated financial statements were available for issuance.

Claims

See claims as described in Note 9, Litigation above.

Financing

See 2022 B. Riley Term Loan drawdowns as described in Note 5, Debt, and Note 12, Going Concern above.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

FaZe Clan, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of FaZe Clan, Inc. (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 14, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 14. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor 2021.

Costa Mesa, California

March 14, 2022

FaZe Clan Inc.
CONSOLIDATED BALANCE SHEETS
(in thousands, except shares)

	December 31, 2021	December 31, 2020
ASSETS
Current Assets:
Cash	$17,018	$4,431
Accounts receivable, net	6,266	2,167
Contract assets	4,118	1,348
Inventory	6	59
Content asset, net	474	—
Prepaid expenses and other assets	6,190	1,330
Total Current Assets	34,072	9,335

Restricted cash	600	—
Property, equipment and leasehold improvements, net	925	677
Intangible assets, net	738	437
Other long-term assets	733	75
TOTAL ASSETS	$37,068	$10,524

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT
LIABILITIES:
Current liabilities:
Accounts payable and accrued expenses	$28,381	$14,194
Short-term debt	3,148	2,910
Contract liabilities	7,902	1,111
Other current liabilities	7	77
Total Current Liabilities	39,438	18,292

Long-term debt, net of discounts (Note 6)	70,854	30,983
Total Liabilities	110,292	49,275

COMMITMENTS AND CONTINGENCIES (Note 9)

MEZZANINE EQUITY:
Series A preferred stock, $0.00001 par value, 3,545,529 shares authorized at December 31, 2021 and 2020, respectively, 3,237,800 shares issued and outstanding at December 31, 2021 and 2020, respectively.	33,705	33,705

STOCKHOLDERS’ DEFICIT:
Common stock, $0.00001 par value; 31,900,878 shares authorized at December 31, 2021 and 2020, respectively; 8,461,706 and 7,397,055 shares issued and outstanding at December 31, 2021 and 2020, respectively.	—	—
Additional paid-in capital	5,479	3,086
Accumulated deficit	(112,408)	(75,542)
Total Stockholders’ Deficit	(106,929)	(72,456)
TOTAL LIABILITIES, MEZZANINE EQUITY, AND STOCKHOLDERS’ DEFICIT	$37,068	$10,524

FaZe Clan Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per-share information)

	Years Ended December 31,
	2021	2020
Revenues	$52,852	$37,166
Cost of revenues	41,553	28,072
Gross profit	11,299	9,094

Operating expenses:
General and administrative	39,401	31,975
Sales and marketing	3,352	1,357
Loss from operations	(31,454)	(24,238)

Other expense:
Interest expense, net	5,467	3,780
Other, net	(55)	759
Total other expense:	5,412	4,539
Net loss	$(36,866)	$(28,777)
Net loss per common share – basic and diluted	$(4.28)	$(3.62)
Weighted-average number of common shares outstanding – basic and diluted	8,619,131	7,941,652

FaZe Clan Inc.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
(in thousands, except shares and per-share information)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount
Balance at December 31, 2019	7,197,055	$—	$2,922	$(46,765)	$(43,843)
Issuance of common stock warrants	—	—	20	—	20
Issuance of common stock	200,000	—	144	—	144
Net loss	—	—	—	(28,777)	(28,777)
Balance at December 31, 2020	7,397,055	—	3,086	(75,542)	(72,456)
Stock based compensation expense	—	—	1,637	—	1,637
Issuance of common stock	1,000,000	—	720	—	720
Issuance of common stock upon vesting of restricted stock awards	22,467	—	—	—	—
Exercise of stock options	42,184	—	36	—	36
Net loss	—	—	—	(36,866)	(36,866)
Balance at December 31, 2021	8,461,706	$—	$5,479	$(112,408)	$(106,929)

FaZe Clan Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(36,866)	$(28,777)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	75	(54)
Additions to content asset	(474)	—
Depreciation & amortization expense	1,021	741
Stock-based compensation expense	1,637	20
Non-cash interest expense	5,467	3,105
Foreign exchange impact	—	796
Other	(73)	—
Change in operating assets and liabilities:
Accounts receivable	(4,174)	664
Inventory	53	163
Prepaid expenses and other assets	(481)	(163)
Contract assets	(2,770)	817
Accounts payable and accrued expenses	4,685	4,942
Contract liabilities	6,790	854
Other current liabilities	(70)	36
NET CASH USED IN OPERATING ACTIVITIES	(25,180)	(16,856)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(730)	(668)
Purchase of intangible assets	(840)	(123)
Issuance of note receivable	(135)	—
NET CASH USED IN INVESTING ACTIVITIES	(1,705)	(791)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of loan principal	(385)	(26,144)
Proceeds from issuance of loans payable	—	1,123
Proceeds from issuance of convertible debt	40,675	35,350
Issuance of common stock in connection with exercise of stock options	36	—
Payment of debt issuance costs	(254)	(250)
NET CASH PROVIDED BY FINANCING ACTIVITIES	40,072	10,079

NET CHANGE IN CASH AND RESTRICTED CASH	13,187	(7,568)
Cash and restricted cash at beginning of period	4,431	11,999
CASH AND RESTRICTED CASH AT END OF PERIOD	$17,618	$4,431

RECONCILIATION TO CONSOLIDATED BALANCE SHEETS
Cash	$17,018	$4,431
Restricted cash	600	—
Cash and restricted cash	$17,618	$4,431

SUPPLEMENTAL DISCLOSURE FOR OPERATING ACTIVITIES:
Cash paid for interest	$—	$1,041

SUPPLEMENTAL DISCLOSURE FOR NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock in connection with litigation settlement	$720	$—
Capitalization of deferred transaction costs included in accounts payable	$4,899	$—

FAZE CLAN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

1.      description of the business

FaZe Clan, founded in 2010, is a lifestyle and media platform rooted in gaming and youth culture. The Company’s premium brand, talent network, and large audience can be monetized across a variety of products and services.

On October 24, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with B. Riley 150 Merger Corp. (“B. Riley 150”), a special purpose acquisition company, and BRPM Merger Sub, Inc., a directly wholly owned subsidiary of B. Riley 150 (“Merger Sub”), pursuant to which the Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of B. Riley 150. The merger is expected to be accounted for as a reverse capitalization whereby the Company is treated as the acquirer. At the closing of the business combination, B. Riley 150 will change its name to “FaZe Holdings Inc.”

The closing of the merger is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, the receipt of required approval by the stockholders of B. Riley 150 and the Company, required regulatory approvals and the fulfillment of other conditions set forth in the Merger Agreement, and the effectiveness of the registration statement to be filed with the U.S. Securities and Exchange Commission in connection with the transaction.

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements include the accounts and operations of the Company. All intercompany accounts and transactions have been eliminated. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of the consolidated financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates and assumptions.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern. However, we believe that even after taking these actions, we will not have sufficient liquidity to satisfy all of our future financial obligations. The risks and uncertainties surrounding our ability to raise capital and our limited capital resources raises substantial doubt as to our ability to continue as a going concern. See Note 14, “Going Concern” of the Notes to Consolidated Financial Statements for additional information.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

FAZE CLAN, INC.
NOTES TO Consolidated FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

This may make comparison of the Company’s consolidated financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of income and expenses during the reporting period. These estimates are based on information available as of the date of the consolidated financial statements. The inputs into certain of these estimates and assumptions include the consideration of the economic impact of the COVID-19 pandemic. Significant estimates include revenue recognition, allowance for doubtful accounts, content asset amortization policy, valuation of our common stock, stock-based compensation expense and income taxes. These estimates generally involve complex issues and require us to make judgments, involve analysis of historical and future trends, can require extended periods of time to resolve, and are subject to change from period to period. In all cases, actual results could differ materially from our estimates.

Concentrations of Risks

The Company maintains its cash in institutions insured by the Federal Deposit Insurance Corporation (“FDIC”). Cash balances at financial institutions are insured by the FDIC up to statutory levels. At times, cash may be uninsured or in deposit accounts that exceed the FDIC insurance limits. Periodically, the Company evaluates the creditworthiness of these financial institutions and has determined that the credit exposure is not significant.

The Company grants credit in the normal course of business to its customers. Periodically, the Company reviews past due accounts and makes decisions about future credit on a customer-by-customer basis. Credit risk is the risk that one party to a financial instrument will cause a loss for the other party by failing to fulfill an obligation.

The Company had outstanding receivables from three customers that collectively represented 49% of accounts receivable as of December 31, 2021, and two customer that represented 45% of accounts receivable as of December 31, 2020.

The Company had revenues from one customer that represented 12% of revenues for the year ended December 31, 2021, and one customer that represented 10% of revenues for the year ended December 31, 2020.

For the years ended December 31, 2021 and 2020, one and one vendor accounted for 17% and 20% of the Company’s total purchases, respectively. The Company had outstanding payables to two vendors that represented 30% of accounts payable as of December 31, 2021, and one vendor that represented 23% of accounts payable as of December 31, 2020.

The Company had one independent contractor that generated 22% and 16% of our total revenues for the years ended December 31, 2021 and 2020, respectively.

COVID-19

The continuing spread of COVID-19 around the world is affecting the United States and global economies and has affected our operations and those of third parties on which we rely, including disruptions in staffing, order fulfillment and demand for product. In addition, the COVID-19 pandemic has and may continue to affect our revenue significantly. Additionally, while the potential economic impact brought by, and the duration of the

FAZE CLAN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

COVID-19 pandemic, are difficult to assess or predict, the impact of the COVID-19 pandemic on the global financial markets may reduce our ability to access capital, which could negatively impact our short-term and long-term liquidity. The continuing impact of the COVID-19 pandemic is highly uncertain and subject to change.

As COVID-19 continues to evolve, the extent to which the coronavirus impacts operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration and severity of the outbreak, and the actions that may be required to contain the coronavirus or treat its impact. The Company continues to monitor the pandemic and the extent to which the continued spread of the virus adversely affects our customer base and revenue. As the COVID-19 pandemic is complex and rapidly evolving, the Company’s plans as described above may change. At this point, the Company cannot reasonably estimate the duration and severity of this pandemic, which could have a material adverse impact on the business, results of operations, financial position, and cash flows.

Cash

The Company considers all highly liquid instruments with an original maturity of 90 days or less at the date of acquisition to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021 and 2020.

Restricted cash

Restricted cash consists of funds held in a restricted account for payment of upfront rental lease deposits.

Trade Receivables, net

Accounts receivable represent amounts due from customers. The Company assesses the collectability of receivables on an ongoing basis. A provision for the impairment of receivables involves significant judgement and includes the review of individual receivables based on individual customers, current economic trends, and analysis of historical bad debts. As of December 31, 2021 and 2020, the Company had recorded an allowance for doubtful accounts of $0.4 million and $0.4 million, respectively. All reserves for doubtful accounts were from contracts with customers.

Inventory

Inventory consists of merchandise sold on our website and at live events. All of our inventory is comprised of finished goods. Inventory is stated at the lower of cost or net realizable value. The Company compares the cost of inventories with the net realizable value and an allowance is recorded to write down inventories to net realizable value, if lower. As of December 31, 2021 and 2020, the Company did not record a valuation allowance.

Property, Equipment and Leasehold Improvements

Property, equipment and leasehold improvements are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful life of the asset. The estimated useful lives of our fixed assets are as follows:
Computer equipment	3 Years
Furniture/Fixtures	3 Years
Vehicles	5 Years
Leasehold improvements	Remaining lease term

In the event the estimated useful life of a leasehold improvement is shorter than the remaining lease term, the estimated useful life is used.

FAZE CLAN, INC.
NOTES TO Consolidated FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Expenditures for major renewals and improvements are capitalized, while minor replacements, maintenance and repairs, which do not extend the asset lives, are charged to operations as incurred. Upon sale or disposition, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations. The Company continually monitors events and changes in circumstances that could indicate that the carrying balances of its property, equipment and leasehold improvements may not be recoverable in accordance with the provisions of FASB Accounting Standards Codification Topic (“ASC”) 360, Property, Plant, and Equipment (“ASC 360”). When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. The Company did not recognize any impairment charges for property, equipment, and leasehold improvements for the years ended December 31, 2021 and 2020.

Intangibles, net

Website Development Costs:    The Company accounts for website development costs in accordance with ASC 350, Intangibles — Goodwill and Other. Accordingly, all costs incurred in the planning stage are expensed as incurred, costs incurred in the website application and infrastructure development stage that meet specific criteria are capitalized, and costs incurred for the operation of the website are expensed as incurred. Costs associated with the website consist of service fees paid to website developers and designers and are amortized on a straight-line basis over their estimated useful life of three years.

Talent Acquisition Costs:    The Company capitalizes costs associated with the acquisition of certain members of our talent and amortizes these costs straight-line over their estimated useful lives, which reflect the contractual term of the associated talent agreement.

The Company accounts for the impairment of intangible assets, under the provisions of ASC 360. ASC 360 establishes the accounting for impairment of long-lived tangible and intangible assets other than goodwill and for the disposal of a business. Pursuant to ASC 360, the Company periodically evaluates whether facts or circumstances indicate that the carrying value of its depreciable assets to be held and used may not be recoverable. If such circumstances are determined to exist, an estimate of undiscounted future cash flows produced by the long-lived asset, or the appropriate grouping of assets, is compared to the carrying value to determine whether impairment exists. If the carrying amount of long-lived assets exceeds the undiscounted future cash flows, the Company will write the carrying value down to the fair value in the period the impairment is identified. The Company did not recognize any impairment charges for intangible assets for the years ended December 31, 2021 and 2020.

Content Asset, net

The Company produces programming content which it plans to broadcast on online video and streaming platforms. Costs of produced content currently consist of development and production costs. These costs are capitalized as “Content Asset, net” on the consolidated balance sheet. As of the year ended December 31, 2021, all produced content is in production and is not completed. Amortization of the content asset has not begun and will begin once the content airs. The Company does not own any purchased or licensed programming content.

The Company will amortize the content asset based on the proportion of revenue recognized from the content asset in the current period to the total forecasted lifetime revenue for the content asset. The Company’s revenue forecast for the content asset will be based on estimated sponsorship revenues. Judgment is required in determining the revenue model and associated amortization, and the Company will review factors that impact the revenue and amortization on an ongoing basis.

FAZE CLAN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company has not aired its content asset and has not recognized any associated revenue or amortization costs for the year ended December 31, 2021. The Company estimates that most of the revenue and amortization expense will be recognized within the next twelve-month operating cycle.

Exploitation costs such as marketing, advertising, publicity, promotion, and other distribution expenses directly connected with the distribution of the content asset are expensed as incurred.

At the specific title level, the Company tests the content asset for impairment when events or circumstances indicate that its fair value may be less than its unamortized cost. Each title is predominantly monetized on its own. If the carrying value of a content asset exceeds its estimated fair value, an impairment charge will be recorded in the amount of the difference. No impairment was recognized for the year ended December 31, 2021. There were no content assets as of December 31, 2020.

Foreign Currency

The Company’s functional and reporting currency is the U.S. dollar. The Company does not have subsidiaries or significant operations outside of the United States and does not have any translation adjustments related to foreign currencies.

Foreign currency transaction gains and losses are a result of the effect of exchange rate changes on transactions denominated in currencies other than the functional currency. Transaction gains and losses are recognized in other income/expense in the consolidated statements of operations. For the years ended December 31, 2021 and 2020, we recorded net foreign currency transaction losses of de minimis and $0.8 million, respectively.

Revenue Recognition and Contract Balances

In May 2014, the FASB issued new accounting guidance related to revenue recognition. On January 1, 2019, we adopted the new accounting standard and related amendments using the modified retrospective approach. Based on the Company’s assessment, the adoption of ASC 606, Revenue from Contracts with Customers (“ASC 606”) did not have a material impact to the Company’s consolidated financial statements and there were no material differences between the Company’s adoption of ASC 606 and its historic accounting under ASC 605, Revenue Recognition.

Revenues are recognized when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. Our payment terms and conditions vary by customer and contract type. In instances where the timing of revenue recognition differs from the timing of invoicing, we do not adjust the promised amount of consideration for the effects of a significant financing component when we expect, at contract inception, that the period between our transfer of a promised product or service to our customer and payment for that product or service will be one year or less.

We generally record a receivable related to revenue when we have an unconditional right to invoice and receive payment. Contract assets arise from contracts when revenue is recognized over time and the amount of revenue recognized, including our estimate of variable consideration that has been included in the transaction price, exceeds the amount billed to the customer. These amounts are included in contract assets until the right to payment is no longer conditional on events other than the passage of time. These contract assets are reclassified to receivables when the right to consideration becomes unconditional. For the years ended December 31, 2021 and 2020, no impairment was recorded from contract assets.

Our allowances for doubtful accounts are typically immaterial and, if required, are based on our best estimate of expected credit losses inherent in our accounts receivable balance.

FAZE CLAN, INC.
NOTES TO Consolidated FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Contract liabilities are recorded in the event that the Company bills for services in advance of the time the services are performed, or when cash payments are received or due in advance of satisfying our performance obligations, even if amounts are refundable. Contract liabilities recorded at December 31, 2021 and 2020 represent the Company’s accounting for the timing difference between when funds are received and when the performance obligation is satisfied. Revenue recognized for the year ended December 31, 2021 relating to the contract liability balances as of January 1, 2021 was $1.1 million.

The following table disaggregates the Company’s revenue by major type for the years ended December 31, 2021 and 2020:
	(in thousands) Years Ended December 31,
	2021	2020
Brand sponsorships	$24,867	$16,520
Content	16,068	12,077
Consumer products	5,751	5,560
Esports	5,847	2,860
Other	319	149
Total revenue	$52,852	$37,166

The section below describes our revenue recognition policies and significant judgments in further detail for each major revenue source of the Company.

Brand Sponsorships

The Company offers advertisers a full range of promotional vehicles, including but not limited to online advertising, livestream announcements, content generation, social media posts, logo placement on the Company’s official merchandise and special appearances of members of the Company’s talent roster. Our brand sponsorship agreements may include multiple services that are capable of being individually distinct, however the intended benefit is an association with the Company’s brand and the services are not distinct within the context of the contracts. Revenues from brand sponsorship agreements are recognized ratably over the contract term. Payment terms and conditions vary, but payments are generally due periodically throughout the term of the contract. In instances where the timing of revenue recognition differs from the timing of billing, we have determined the brand sponsorship agreements generally do not include a significant financing component.

Content

The Company generates and produces original content which we monetize through Google’s AdSense service. Revenue is variable and is earned when the visitor views or “clicks through” on the advertisement. The amount of revenue earned is reported to us monthly and is recognized upon receipt of the report of viewership activity. Payment terms and conditions vary, but payments are generally due within 30 to 45 days after the end of each month.

In 2021, the Company granted an exclusive license to a customer for certain content produced by FaZe talent. The Company granted the customer a license to the intellectual property, which is the content and its use in generating advertising revenues, for a five-year period for $4.5 million paid by the customer upon execution of the contract. The Company’s only performance obligation is to license the content for use in generating advertising revenues, and recognizes the full contract amount at the point at which the Company provides the customer the right to use the content, which is at the execution of the contract. The Company has no further performance obligations under these types of contract and does not anticipate generating any additional revenue from these arrangements apart from the contract amount.

FAZE CLAN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Principal Versus Agent Considerations

A significant amount of our brand sponsorship and content revenues are generated from our talent, who are under exclusive, multi-year contracts. Our talent consists of highly trained independent contractors, whose compensation is tied to the revenue that they generate. We have evaluated the terms of our brand sponsorship and content agreements and have concluded the Company is the principal. Brand sponsorship and content revenues are reported on a gross basis, while revenue-sharing and other fees paid to our talent are recorded as cost of revenues. The Company owns the FaZe brand and intellectual property, takes primary responsibility for delivery of services, and exercises control over content generation and monetization. The Company contracts directly with Google on its Company operated channels, and the talent contracts directly with Google on their own channels. As part of the Company’s contracts with its talent, the Company agrees to serve as the Talent’s exclusive management company as it relates to any and all type of work the talent may perform, including content creation and advertising revenue generated from the content. While the talent owns the content they create while they are under contract with FaZe, the talent grants FaZe an exclusive perpetual license to the content, and FaZe grants limited usage rights of that content back to the talent, conditional upon them complying with their contract. Furthermore, all income earned from services provided by the talent related to gaming, Esports, content creation or the business of FaZe, which includes revenue from advertising via talent content, is subject to the talent agreement and is payable to the Company. In addition, the Company’s contracts with its talent specify rules and restrictions on the content the talent can create and post. As such, through its contracts with talent, the Company is the principal because the Company is the entity exercising primary control over the content generated in the YouTube channels being monetized.

Consumer Products

The Company earns consumer products revenue from sales of our consumer products on our website or at live or virtual events. Revenues are recognized at a point in time, as control is transferred to the customer upon shipment. The Company offers customer returns and discounts through a third party distributor and accounts for this as a reduction to revenue. The Company does not offer loyalty programs or other sales incentive programs that are material to revenue recognition. Payment is due at the time of sale. We have outsourced the design, manufacturing, fulfillment, distribution, and sale of our consumer products to a third party, in exchange for royalties based on the amount of revenue generated. We evaluated the terms of the agreement to determine whether our consumer products revenues should be reported gross, or net of royalties paid. Key indicators that we evaluated in determining whether we are the principal in the sale (gross reporting), or an agent (net reporting) include, but are not limited to:

•        the Company is the party that is primarily responsible for fulfilling the promise to provide the specified good or service,

•        the Company has inventory risk before the good is transferred to the customer, and

•        the Company is the party that has discretion in establishing pricing for the specified good or service.

Based on our evaluation of the above indicators, we report consumer products revenues on a gross basis.

Esports

League Participation:    Generally, FaZe has one performance obligation — to participate in the overall Esport event — because the underlying activities do not have standalone value absent our participation in the tournament or event. Revenue from prize winnings and profit-share agreements is variable and is highly uncertain, we recognize revenue at the point in time when the uncertainty is resolved.

Player Transfer Fees:    Player transfer agreements include a fixed fee and may include a variable fee component. FaZe recognizes the fixed portion of revenue from transfer fees upon satisfaction of our performance obligation, which coincides with the execution of the related agreement. The variable portion of revenue is considered highly uncertain and is recognized at the point in time when the uncertainty is resolved.

FAZE CLAN, INC.
NOTES TO Consolidated FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Licensing of Intellectual Property:    Our licenses of intellectual property generate royalties that are recognized in accordance with the royalty recognition constraint. That is, royalty revenue is recognized at the time when the sale occurs.

Transaction Price Allocated to the Remaining Performance Obligations

For the estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied (or partially unsatisfied) as of December 31, 2021, the Company applies the allowable practical expedient and does not disclose information about remaining performance obligations that have original expected durations of one year or less. Revenue expected to be recognized in the future related to performance obligations that have original expected durations greater than one year that are unsatisfied (or partially unsatisfied) as of December 31, 2021 were not material.

Convertible Debt

The Company evaluates embedded conversion features within convertible debt under ASC 815, Derivatives and Hedging (“ASC 815”), to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in earnings. If the conversion feature does not require derivative treatment under ASC 815, the instrument is evaluated under ASC 470, Debt, for consideration of any beneficial conversion features.

Advertising Expenses

The Company expenses advertising costs as incurred in accordance with ASC 720, Other Expenses. Advertising expenses are included in sales and marketing expense in the consolidated statements of operations and are de minimis and $65,416 in the years ended December 31, 2021 and 2020, respectively.

Stock-Based Compensation

The Company accounts for its stock-based awards in accordance with ASC 718, Compensation — Stock Compensation, which requires fair value measurement on the grant date and recognition of compensation expense for all stock-based payment awards.

Given the absence of an active market for the Company’s common stock, the Board of Directors (the “Board”) was required to estimate the fair value of the Company’s common stock at the time of each award. The Board considered numerous objective and subjective factors in determining the value of the Company’s common stock at each grant date, including the following: (1) the per-share price of issuances of the Company’s preferred stock, which the Company sold to outside investors in arm’s-length transactions, and the rights, preferences, and privileges of the Company’s preferred stock and common stock; (2) valuations performed by an independent valuation specialist; (3) the Company’s stage of development and revenue growth; (4) the fact that the awards involved illiquid securities in a private company; and (5) the likelihood of achieving a liquidity event for the shares of common stock underlying the awards, such as an initial public offering or sale of the Company, given prevailing market conditions. The Company believes this to have been a reasonable methodology based on certain arm’s-length transactions involving the Company’s preferred stock, supported by the results produced by this valuation methodology. As the Company’s common stock is not actively traded, the determination of fair value involves assumptions, judgments and estimates. If different assumptions were made, stock-based compensation expense and net loss could have been significantly different.

For stock options, the Company estimates the fair value using the Black-Scholes-Merton option-pricing (“Black-Scholes”) model. The fair value is expensed over the requisite service periods of the awards. As there was no public market for its common stock, the Company determined the volatility for options granted based on an analysis of reported data for a peer group of companies. The expected volatility of options granted has been estimated based

FAZE CLAN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

on an average of the historical volatility measures of this peer group of companies. The expected life of options has been estimated utilizing the “simplified method” due to the lack of available or sufficient historical exercise data for the Company for the applicable options terms. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options. The Company has not paid, and does not anticipate paying, cash dividends on its common stock; therefore, the expected dividend yield is assumed to be zero.

The Black-Scholes model requires the input of certain assumptions that require the Company’s judgment, including the fair value of common shares, expected term and the expected price volatility of the underlying stock. The assumptions used in calculating the fair value of stock-based compensation represent the Company’s best estimates, but these estimates involve inherent uncertainties and the application of judgment. As a result, if factors change resulting in the use of different assumptions, stock-based compensation expense could be materially different in the future. The Company accounts for forfeitures of stock-based awards as they occur. Stock-based awards with graded-vesting schedules are recognized on a straight-line basis over the requisite service period for the entire award.

Income Taxes

We record a tax provision for the anticipated tax consequences of the reported results of operations. In accordance with ASC 740, Income Taxes, the provision for income taxes is computed using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases, operating losses and tax credit carryforwards.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income in the period that includes the enactment date. We evaluate deferred tax assets each period for recoverability. For those assets that do not meet the threshold of “more likely than not” that they will be realized in the future, a valuation allowance is recorded.

We report a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. We recognize interest and penalties, if any, related to unrecognized tax benefits in income tax expense, if applicable income tax returns remain open for examination by applicable authorities, generally three years from filing for federal and four years for state. The Company is not currently under examination by any taxing authority nor has it been notified of an impending examination.

Fair Value Measurement

The fair value hierarchy requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The fair value hierarchy consists of the following three levels:
Level 1:	Quoted prices in active markets for identical assets or liabilities
Level 2:	Quoted prices for similar assets and liabilities in active markets or inputs other than quoted prices which are observable for the assets or liabilities
Level 3:	Unobservable inputs which are supported by little or no market activity

The carrying amount of the Company’s financial instruments, including cash, accounts receivable, notes receivable, and accounts payable approximate fair value due to their short-term nature.

FAZE CLAN, INC.
NOTES TO Consolidated FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company does not have financial assets or liabilities that are required under U.S. GAAP to be measured at fair value on a recurring basis. The Company has not elected to use the fair value measurement option for any assets or liabilities for which fair value measurement is not presently required.

Loss Per Common Share

In accordance with the provisions of ASC 260, Earnings Per Share, net loss per share is computed by dividing net loss by the weighted-average shares of common stock outstanding during the period. During a loss period, the effect of the potential exercise of stock options, warrants, convertible preferred stock, and convertible debt are not considered in the diluted loss per share calculation since the effect would be antidilutive. The Company has 754,833 fully vested warrants outstanding in which common shares are issuable for little to no consideration for the years ended December 31, 2021 and 2020. The Company considered these warrants outstanding in the context of basic loss per share and included these warrants in the weighted-average shares of common stock outstanding for the period.

The results of operations were a net loss for the years ended December 31, 2021 and 2020. Therefore, the basic and diluted weighted-average shares of common stock outstanding were the same for all years. Potentially dilutive securities that are not included in the calculation of diluted net loss per share because their effect is antidilutive are as follows (in common equivalent shares):
	Years Ended December 31,
	2021	2020
Warrants	$292,700	$292,700
Stock options	8,576,098	5,340,000
Unvested restricted stock awards	602,647	—
Convertible preferred stock	3,237,800	3,237,800
Total potentially dilutive common stock equivalents	$12,709,245	$8,870,500

Segment Reporting

Operating segments are defined as components of an entity for which separate financial information is available and is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company has determined that its Chief Executive Officer is the CODM. The Company operates and reports financial information in one segment, as the CODM reviews financial information presented on a consolidated basis, at the Company level, for the purposes of making operating decisions, allocation of resources, and evaluating financial performance.

As of and for the years ended December 31, 2021 and 2020, the Company did not have material revenue earned or assets located outside of the United States.

Revisions to Previously Issued Financial Statements

During the preparation of the audited consolidated financial statements for the year ended December 31, 2021, the Company identified a misapplication of the accounting guidance related to accounting for customer returns and discounts. For the year ended December 31, 2020, the Company recorded $0.8 million in customer discounts and $0.2 million in customer returns. The Company had accounted for these as Cost of revenues, as opposed to as a reduction to revenue.

The Company assessed the materiality of this error on prior period financial statements in accordance with the SEC Staff Accounting Bulletin Number 99, Materiality, and ASC 250-10, Accounting Changes and Error Corrections. As this is a reclassification between Revenue and Cost of revenues, gross margin and net income are not impacted. The error did not have any effect on the Company’s previously reported consolidated balance sheets, statements of cash flows, and statements of shareholder’s deficit. The Company determined that this

FAZE CLAN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

error was not material to the financial statements for the year ended December 31, 2020. The Company elected to correct this immaterial error as a revision to previously issued financial statements and has revised the 2020 financial statements presented herein.

The following tables set forth the effects of the revisions on the affected line items within the consolidated statement of operations for the year ended December 31, 2020:
	Year Ended December 31, 2020
	As previously reported	Revision adjustments	As revised
	(in thousands)
Revenues	$38,211	$(1,045)	$37,166
Cost of revenues	29,117	(1,045)	28,072
Gross profit	$9,094	$—	$9,094

The following tables set forth the effects of the revisions on the affected line items within Note 2 Summary of Significant Accounting Policies, section Revenue Recognition and Contract Balances for the financial statements for the year ended December 31, 2020:
	Year Ended December 31, 2020
	As previously reported	Revision adjustments	As revised
	(in thousands)
Brand Sponsorships	$16,520	$—	$16,520
Content	12,077	—	12,077
Consumer Products	6,605	(1,045)	5,560
Esports	2,860	—	2,860
Other	149	—	149
Total Revenue	$38,211	$(1,045)	37,166

Accounting Pronouncements Recently Adopted

In June 2018, the FASB issued ASU 2018-07, Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 simplifies the accounting for share-based payments to nonemployees by aligning it with the accounting for share-based payments to employees, with certain exceptions. The Company adopted ASU 2018-07 prospectively as of January 1, 2020. The adoption of ASU 2018-07 did not have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820). ASU 2018-13 modifies the disclosures on fair value measurements by removing the requirement to disclose the amount and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy and the policy for timings of such transfers. The ASU expands the disclosure requirements for Level 3 fair value measurements, primarily focused on changes in unrealized gains and losses included in other comprehensive income (loss). The Company adopted the standard effective January 1, 2020. The adoption of ASU 2018-13 did not have a material effect on the Company’s consolidated financial statements.

FAZE CLAN, INC.
NOTES TO Consolidated FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In March 2019, the FASB issued ASU 2019-02, Improvements to Accounting for Costs of Films and License Agreements for Program Materials, which generally aligns the accounting for episodic television series with that of films. In addition, ASU 2019-02 modifies certain aspects of the capitalization, impairment, presentation and disclosure requirements for film and television content accounting. The Company adopted the standard effective January 1, 2021. There was no material impact upon adoption to the consolidated statements of operations.

Accounting Pronouncements Not Yet Adopted

As an emerging growth company, the JOBS Act allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company elected to use this extended transition period under the JOBS Act until such time the Company is no longer considered to be an emerging growth company. The adoption dates discussed below reflect this election.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize a right-of-use (“ROU assets”) asset and a lease liability for all leases with terms greater than 12 months and requires disclosures by lessees and lessors about the amount, timing and uncertainty of cash flows arising from leases. After the issuance of ASU 2016-02, the FASB clarified the guidance through several ASUs; hereinafter the collection of lease guidance is referred to as “ASC 842”. The ASU is effective for annual periods beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

In September 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This guidance requires the measurement of all expected credit losses for financial assets held at the reporting data based on historical experience, current conditions and reasonable and supportable forecasts. This guidance also requires enhanced disclosures regarding significant estimates and judgements used in estimating credit losses. The new guidance is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

In August 2018, the FASB issued ASU 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangements that is a Service Contract. The ASU aligns the requirements for capitalizing implementation costs incurred in hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The ASU is effective for annual periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. The amendments in this ASU can be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic-740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. The guidance is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

FAZE CLAN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40). This ASU reduces the number of accounting models for convertible debt instruments and convertible preferred stock as well as amend the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. In addition, this ASU improves and amends the related EPS guidance. The ASU is effective for interim and annual periods beginning after December 15, 2023, with early adoption permitted for fiscal years beginning after December 15, 2020. Adoption of the ASU can either be on a modified retrospective or full retrospective basis. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt — Modifications and Extinguishments (Subtopic 470-50), Compensation — Stock Compensation (Topic 718), and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options. The amendments are designed to clarify an issuer’s accounting for certain modifications or exchanges of freestanding equity-classified written call options that remain equity-classified after modification or exchange. The ASU provides guidance on how an issuer would measure and recognize the effects of these transactions. The standard provides a principles-based framework to determine whether an issuer should recognize the modification or exchange as an adjustment to equity or an expense. The ASU is effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. An entity should apply the guidance provided in ASU 2021-04 prospectively to modifications or exchanges occurring on or after the effective date. The Company is currently evaluating the impact of this standard but does not expect to have a material impact on the Company’s consolidated financial statement presentation and related disclosures.

3.      PROPERTY, equipment and leasehold improvements

Property, equipment and leasehold improvements as of December 31, 2021 and 2020 consisted of the following:
	(in thousands)
	December 31, 2021	December 31, 2020
Furniture/Fixtures	$159	$153
Computer equipment	708	306
Vehicles	106	106
Leasehold improvements	731	409
Subtotal	1,704	974
Less: Accumulated depreciation	(779)	(297)
Property, equipment and leasehold improvements, net	$925	$677

Depreciation expense totaled $0.5 million and $0.3 million for the years ended December 31, 2021 and 2020, respectively.

FAZE CLAN, INC.
NOTES TO Consolidated FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

4.      Intangibles aSSETS

Intangible assets as of December 31, 2021 and 2020 consisted of the following:
		(in thousands)
	Useful Life	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
As of December 31, 2021
Website development	3 years	$211	$75	$136
Talent acquisition	2 – 3 years	1,653	1,051	602
Intangible assets, net		$1,864	$1,126	$738
		(in thousands)
	Useful Life	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
As of December 31, 2020
Website development	3 years	$123	$15	$108
Talent acquisition	2 years	901	572	329
Intangible assets, net		$1,024	$587	$437

Amortization expense totaled $0.5 million and $0.5 million for the years ended December 31, 2021 and 2020, respectively.

The following table presents the estimated future amortization of intangible assets (in thousands):
(in thousands)
Years ending December 31,
2022	$379
2023	265
2024	94
Total future amortization of amortizable intangible assets	$738

5.      Accounts payable and accrued expenses

Accounts payable and accrued expenses as of December 31, 2021 and 2020 consisted of the following:
	(in thousands)
	December 31, 2021	December 31, 2020
Accounts payable	$7,976	$4,314
Accrued legal settlements	3,745	7,152
Accrued interest payable	5,517	195
Accrued transaction costs	3,995	—
Other accrued expenses	7,148	2,533
Total accounts payable and accrued expenses	$28,381	$14,194

FAZE CLAN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

6.      DEBT

Debt as of December 31, 2021 and 2020 consisted of the following:
	(in thousands)
	December 31, 2021	December 31, 2020
2021 Cox convertible promissory note	$15,000	$—
2021 Convertible promissory notes	675	—
2020 Secured convertible promissory note	55,000	30,000
2020 Convertible promissory notes	2,525	2,525
2020 PPP loan	1,123	1,123
Related party loans	—	496
Other loans	37	—
Total principal amount outstanding	74,360	34,144
Less: Short-term debt	(3,148)	(2,910)
Less: Unamortized debt issuance costs	(358)	(251)
Long-term debt, net	$70,854	$30,983

As of December 31, 2021, long-term debt maturities for the next five years and thereafter are as follows (in thousands):
Years ending December 31,	(in thousands)
2022	$3,148
2023	71,175
2024	—
2025	—
2026	—
Thereafter	37
$74,360

2021 Cox Convertible Promissory Notes

In August 2021, the Company entered into an agreement with Cox Investment Holdings, Inc. (“Cox”) to which the Company sold convertible promissory notes totaling $10.0 million. The maturity date is the earliest of (a) December 15, 2023, (b) the consummation of an initial public offering, (c) the merger of the Company with another entity, (d) a transaction pursuant to which more than 50% of the Company’s equity securities come to be owned by an unrelated third party, (e) a sale of all or substantially all of the assets of the Company, or (f) the consummation of a private round of equity financing resulting in aggregate gross proceeds to the Company of at least $15.0 million (“Cox Qualified Financing”). In addition, Cox has the right to purchase additional convertible promissory notes from the Company in the aggregate principal amount of $5.0 million, which right will expire two business days after Cox receives an audit report from the Company. Cox exercised this right and purchased an additional $5.0 million in Cox Convertible Promissory Notes in October 2021.

FAZE CLAN, INC.
NOTES TO Consolidated FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
6. DEBT (cont.)

The convertible promissory notes are convertible, at the investor’s election, into shares of common stock or shares of the series or class of capital stock most recently sold in a Cox Qualified Financing consummated prior to such time. The conversion price is equal to the lesser of (a) the imputed pre-money enterprise value of the Company with respect to the Cox Qualified Financing most recently consummated prior to the time of determination, and (b) $250.0 million minus the then outstanding debt of the company in excess of $25.0 million, divided by the total number of shares of capital stock of the Company then currently issued and outstanding, calculated on an as-exercised, as-converted, fully diluted basis, but excluding (a) shares of capital stock of the Company issuable upon the conversion of the Note, and (b) shares of capital stock issuable upon conversion of other convertible notes or indebtedness then outstanding.

The 2021 Cox Convertible Promissory Notes, which cannot be prepaid without consent of the holder, bear interest at a rate of 10.00% per annum and are secured against substantially all assets of the Company.

The Company evaluated the embedded conversion feature in accordance with ASC 815 and determined that embedded conversion feature did not meet the definition of a derivative and therefore did not account for it as a separate derivative liability.

2021 Convertible Promissory Note

In June and August 2021, the Company entered into Convertible Promissory Note agreements with accredited investors pursuant to which the Company sold Promissory Notes totaling $0.7 million. For each note issued, the maturity date is the second anniversary of the date of the Purchase Agreement. The conversion price is equal to 90% of the price per share sold in a Preferred Stock Financing, provided the price is subject to adjustment in the event the Company’s enterprise value is greater than $250.0 million on that date.

The 2021 Convertible Promissory Notes, which cannot be prepaid without consent of the holder, bear interest at a rate of 4.00% per annum and are subordinate and junior in right of payment to any Senior Indebtedness of the Company.

The Company evaluated the embedded conversion feature in accordance with ASC 815 and determined that embedded conversion feature did not meet the definition of a derivative and therefore did not account for it as a separate derivative liability.

The 2021 Convertible Promissory Notes are recorded as long-term debt.

2020 Secured Convertible Note Purchase Agreement and Secured Convertible Promissory Note

In December 2020, the Company entered into a Secured Convertible Note Purchase Agreement as amended on February 22, 2021, April 23, 2021, and August 16, 2021 (together, the “Purchase Agreement”) with CPH Phase II SPV L.P. and CPH Phase III SVP L.P., accredited investors, (collectively referred to as “CPH Noteholders”) pursuant to which the Company agreed to sell Secured Convertible Promissory Notes (the “CPH Notes”), for a total of up to $91.7 million, to the investors. The Company issued Secured Convertible Promissory Notes to the investors for a total of $55.0 million.

In October 2021, the Company entered into an agreement with the CPH Noteholders, for the settlement of the accrued interest on the CPH Notes and the settlement of the purchaser’s right, but not obligation, to purchase additional Notes from the Company for up to $36.7 million expiring in June 2022 (“CPH Right”). The CPH Right has an anti-dilution feature and survives beyond a change-in-control event, including a merger transaction with a special purpose acquisition company. The Company settled the accrued interest and the CPH Right for 523,763 and 4,800,000 shares of the combined company’s common stock, respectively, issuable upon the close of the merger.

FAZE CLAN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
6. DEBT (cont.)

For each note issued under the Purchase Agreement, the maturity date is the earlier of December 15, 2023 or either (i) an initial public offering, (ii) a transaction or series of related transactions pursuant to which more than 50% of the Company’s equity securities come to be owned by an unrelated third party or (iii) the sale of all or substantially all of the assets of the Company (a “Liquidity Event”). The Notes are convertible, at the investor’s election, into shares of common stock or shares of the series or class of capital stock (“Conversion Shares”) sold in a private round of equity financing consummated after January 1, 2021 that result in gross proceeds of at least $15.0 million (a “CPH Qualified Financing”). The conversion price is equal to the imputed pre-money enterprise value of the Company with respect to the CPH Qualified Financing divided by the total number of shares of capital stock then currently issued and outstanding, calculated on an as-exercised, as-converted, fully diluted basis, but excluding shares of capital stock of the Company issuable to the investor upon conversion of the Notes. The conversion price is subject to adjustment in the event the Company’s enterprise value is greater than $250.0 million at the time of conversion.

The Company may prepay the Notes in whole or in part at any time without penalty, provided the investor has the right to utilize the proceeds to purchase the Conversion Shares at the conversion price prior to the maturity date. The Notes bear interest at 10.00% per annum and are secured against substantially all of assets of the Company.

The Company evaluated the embedded conversion feature in accordance with ASC 815 and determined that embedded conversion feature did not meet the definition of a derivative and therefore did not account for it as a separate derivative liability.

The 2020 Secured Convertible Promissory Note is recorded as long-term debt, net of discount and issuance costs, which are amortized to interest expense over the respective terms of these borrowings.

2020 Convertible Promissory Notes

In March — June 2020, the Company entered into Convertible Promissory Note agreements with accredited investors pursuant to which the Company sold Promissory Notes totaling $2.5 million. Subsequent to the execution of the Merger Agreement, in November and December 2021, the Company entered into consent letters with each of the 2020 Convertible Promissory Note Holders wherein each note will be converted into a number of shares of the Company’s common stock immediately prior to the merger. The conversion price will be equal to $250.0 million or $200.0 million divided by the total number of shares of capital stock of the Company issued and outstanding, calculated on an as-exercised, as-converted, fully diluted basis, but excluding shares of capital stock of the Company issued or issuable upon conversion of the Note and other convertible notes of the Company. The consent letters will terminate if (a) the Merger Agreement is terminated, or (b) subject to the approval of B. Riley 150, if the consent letter is terminated upon mutual agreement of the Holder and the Company, upon which time each note will become due.

The 2020 Convertible Promissory Notes, which cannot be prepaid without consent of the holder, bear interest at a rate of 4.00% per annum and are subordinate and junior in right of payment to any Senior Indebtedness of the Company.

The Company evaluated the embedded conversion feature in accordance with ASC 815 and determined that embedded conversion feature did not meet the definition of a derivative and therefore did not account for it as a separate derivative liability.The 2020 Convertible Promissory Notes are recorded as short-term debt.

FAZE CLAN, INC.
NOTES TO Consolidated FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
6. DEBT (cont.)

2020 Paycheck Protection Program Loan (“PPP Loan”)

In May 2020, the Company entered into a Promissory Note dated May 4, 2020 (the “PPP Note”) with Harvest Small Business Finance, LLC (“Harvest”), pursuant to which Harvest agreed to make a loan to the Company under the Paycheck Protection Program offered by the U.S. Small Business Administration in a principal amount of $1.1 million pursuant to Title 1 of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The PPP Loan proceeds are available to be used to pay for payroll costs, including salaries, commissions, and similar compensation, group health care benefits, and paid leaves, rent, utilities, and interest on certain other outstanding debt. Under the terms of the PPP Loan, the Company may be eligible for full or partial loan forgiveness; however, no assurance is provided that the Company will apply for, or obtain forgiveness for, any portion of the PPP Loan.

We will be required to make principal and interest payments in monthly installments, beginning ten months after the last day of the covered period, on the balance that is not forgiven. We may apply for forgiveness until the maturity date of the loan, which is two years from initial disbursement. We continue to contemplate applying for forgiveness under the terms of the loan. The loan matures in May 2022 and bears interest at a rate of 1.00% per annum.

The PPP Loan is recorded as short-term debt.

2019 Term Loan Facility (“Term Loan”)

In October 2019, the Company entered into a Term Loan agreement with Bridging Financing Inc. (“Bridging”), pursuant to which Bridging agreed to make a loan to the Company in the amount of 30.0 million Canadian dollars (the “Loan”). The Loan was to mature on the earlier of (i) 24 months following the closing date or (ii) a date one day prior to the maturity of any of convertible notes outstanding. Interest on the Loan accrued at a rate equal to the Bank of Nova Scotia Prime plus 4.05%, per annum.

The loan is subject to a financial covenant, whereby, as of the last day of the fiscal quarter, we were required to maintain a minimum balance of cash in a deposit account, for the immediately prior 12 calendar months. We were not in compliance with this covenant for certain periods of 2020 and 2019; however, noncompliance did not result in any event of default or financial penalty with the lender. The Term Loan was fully paid in 2020 upon issuance and sale of the 2020 Secured Convertible Promissory Note. The Company issued $0.1 million in common stock to Bridging to pay down the interest. Refer to Note 7 below. As a result, we wrote off the related unamortized discount and issuance costs, which were included in interest expense.

Fair Value of Debt

The Company’s debt is not measured at fair value on a recurring basis. The Company estimates the fair value of all debt instruments using commonly accepted valuation methodologies and inputs that are not directly observable. As such, all debt instruments are categorized as Level 3. The amount of the fair value is materially the same as carrying value, primarily due to near term maturity dates or recent issuance dates.

7.      Equity

Preferred Stock

The Company authorized 3,545,529 shares of Series A preferred stock with $0.00001 par value. As of December 31, 2021 and 2020, 3,237,800 shares of Series A preferred shares were issued and outstanding. The rights and preferences of the Series A preferred shares are summarized below:

Dividend Rights:    There are no cumulative dividend rights on the preferred shares.

FAZE CLAN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
7. Equity (cont.)

Liquidation Preferences:    In the event of a liquidation, dissolution or winding up of the Company, the holders of the preferred stock are entitled to be paid out before any payments are made to the holders of the common stock. Series A holders are paid out of the assets of the Company available for distribution at an amount per share equal to the greater of (i) two times the Series A original issue price or (ii) an amount per share as would have been payable had all Series A preferred shares been converted into common stock. The remaining assets available for distribution are distributed among the holders of common stock.

Each share of Series A preferred stock will automatically be converted into common stock at the then applicable conversion rate in the event of (i) the closing of a firm commitment underwritten public offering with a price of two times the original issue price (subject to adjustments for stock dividends, splits, combinations and similar events) and gross proceeds to the Company of not less than $25.0 million, or (ii) upon written consent of the requisite holders. The Company determined that the Preferred A common stock is redeemable upon a change-in-control that is not solely in the Company’s control and records $33.7 million in temporary equity.

Common Stock

On July 6, 2021, the Company amended its Certificate of Incorporation such that the Company is authorized to issue 31,900,878 shares of common stock with a par value of $0.0001 per share.

In 2021, the Company issued 1,064,651 shares of common stock, which includes 1,000,000 shares issued to Richard G. Bengtson II to settle litigation claims as further described in Note 11, Litigation. In 2020, the Company issued 200,000 shares of common stock as interest payment to Bridging for $0.1 million, reflected in Interest expense, net for the year ended December 31, 2020.

As of December 31, 2021 and 2020, 8,461,706 and 7,397,055 shares were issued and outstanding, respectively.

8.      Stock Compensation Expense AND WARRANTS

Stock Options

The 2019 Equity Incentive Plan (the “Plan”) was approved by the Board and stockholders of the Company in October 2019. The Plan allows grants of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock and restricted stock units, generally to directors, employees, consultants and service providers. The maximum aggregate number of shares authorized to be issued under the Plan is 10,500,000 shares.

The Board administers the Plan and determines which eligible participants are to receive option grants or stock issuances under the Plan, the times when the grants or issuances are to be made, the number of shares of common stock subject to each grant or issuance, the status of any granted options as either an incentive stock option or a non-statutory stock option under federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance, and the maximum term for which any granted option is to remain outstanding. The term of the option shall be provided in the award agreements; however, the maximum term of the option shall be twenty years from the date of grant. If the participant holds 10% or more of voting power at the time when the incentive stock option was granted, then the maximum term of the option shall be five years. The exercise price for the shares to be issued will not be less than the fair market value per share on the grant date. If the participant holds 10% or more of voting power, then the share exercise price will not be less than 110% of the fair market value per share on the grant date.

FAZE CLAN, INC.
NOTES TO Consolidated FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
8. Stock Compensation Expense AND WARRANTS (cont.)

The following table contains information about the plan as of December 31, 2021:
	Awards Reserved for Issuance	Awards Outstanding	Awards Available for Grant
Amended 2019 Equity Incentive Plan	10,500,000	9,178,745	1,321,255

Stock Option Repricing

On July 19, 2021, the Company’s Board of Directors approved a one-time stock option repricing program (the “Option Repricing”) authorizing the Company to reprice certain outstanding stock options to purchase the Company’s common stock held by eight executives, consultants, and investors (the “Eligible Options”), which became effective on July 19, 2021. Pursuant to this Option Repricing, options to purchase 2,150,000 shares of common stock were repriced from a $5.00 exercise price to a $0.85 exercise price. The impact of the Option Repricing was a one-time incremental non-cash charge of $ 0.3 million, which was recorded as stock compensation expense included in general and administrative expense within the condensed consolidated statements of operations.

Stock Options

The Company granted stock options to purchase 6,147,702 shares of the Company’s common stock during the year ended December 31, 2021. There were no stock options granted during the year ended December 31, 2020. The Company’s awards are either fully vested at grant date, subject to service vesting conditions or performance conditions (i.e. acceleration upon a change of control). Most awards have vesting periods between one and four years, with various vesting cliffs and ratable vesting thereafter. The exercise period of the options varies, and can be up to twenty years from grant date. Stock options shall have a lock-in period of a maximum of 180 days or as specified by the underwriters of the common stock of the Company.

The following table summarizes the Company’s stock option activity and related information for the year ended December 31, 2021:
	Number of Shares	Weighted-Average Exercise Price Per Share	Weighted-Average Remaining Contractual Life in Years	Aggregate Intrinsic Value of In-the-Money Options (In thousands)
Options outstanding as of December 31, 2020	5,340,000	$5.00	18.8	$—
Options granted	6,147,702	0.85
Options exercised	(42,184)	0.85
Options forfeited	(387,421)	0.85
Options cancelled	(2,420,000)	4.97
Options expired	(61,999)	0.85
Options outstanding as of December 31, 2021	8,576,098	$1.23	10.83	$138,479
Options vested and exercisable as of December 31, 2021	5,187,624	$1.45	11.61	$82,470

FAZE CLAN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
8. Stock Compensation Expense AND WARRANTS (cont.)

The weighted-average grant date fair value of stock options granted during the year ended December 31, 2021 was $0.15 per share. The total fair value of options that vested during the year ended December 31, 2021 was $0.3 million. The aggregate intrinsic value of options exercised during the year ended December 31, 2021 was $0.5 million. No options were granted for the year ended December 31, 2020.

The compensation cost for options granted in 2021 recognized for the years ended December 31, 2021 and 2020 was $0.4 million and zero, respectively, and are included in general and administrative expense within the consolidated statements of operations.

During the year ended December 31, 2021, 42,184 stock options were exercised with $35,856 of cash received.

As of December 31, 2021, there was $0.5 million of total unrecognized stock-based compensation related to the nonvested stock options. The cost is expected to be recognized over a weighted-average period of 2.9 years.

The weighted-average assumptions utilized to estimate the fair value of options granted are presented in the following table:
December 31, 2021
Stock price	$0.72
Expected term	2.0 – 6.0 Years
Volatility	30.0% – 34.0%
Risk-free interest rate	0.21% – 0.84%
Dividend yield	0.0%

Restricted Stock Awards

The Company has granted 625,114 shares of time-based restricted stock awards during the year ended December 31, 2021. Restricted stock awards generally vest over a period of two years.

The following table summarizes the Company’s restricted stock award activity and related information for the year ended December 31, 2021.
	Number of Shares	Weighted-Average Grant Date Fair Value Per Share
Nonvested restricted stock awards as of December 31, 2020	—	$—
Granted	625,114	13.22
Vested	22,467	13.68
Forfeited	—	—
Nonvested restricted stock awards as of December 31, 2021	602,647	$13.20

The fair value of a restricted stock award is determined based on the number of shares granted and the fair value of the Company’s common stock on the date issued.

As of December 31, 2021, there was $7.3 million of unrecognized compensation cost related to nonvested restricted stock awards. This amount is expected to be recognized on a straight-line basis over the remaining vesting period of 1.8 years.

FAZE CLAN, INC.
NOTES TO Consolidated FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
8. Stock Compensation Expense AND WARRANTS (cont.)

Non-employee Warrants

The Company did not issue any warrants for the year ended December 31, 2021. During the year ended December 31, 2020, the Company issued warrants to purchase 36,202 shares of common stock to non-employees as compensation for services rendered. The warrants were fully vested at the grant date and the maximum term of the warrants is between nine and ten years. No warrants were exercised during the years ended December 31, 2021 and 2020. Expense associated with the warrants is included in general and administrative expenses within the consolidated statement of operations.

The following table summarizes warrant activity for the years ended December 31, 2021 and 2020:
Common Warrants
Warrants outstanding as of January 1, 2020	618,631
Warrants granted and vested	36,202
Warrants outstanding as of December 31, 2020	654,833
Warrants granted and vested	—
Warrants outstanding as of December 31, 2021	654,833

The weighted-average exercise price and weighted-average grant date fair value of the warrants granted by the Company were as follows:
	For the Year Ended December 31, 2020
	Weighted-Average Exercise Price	Weighted-Average Fair Value
Common Stock Warrants – Non-employees	$0.01	$0.53

The weighted-average assumptions utilized to estimate the fair value of the common stock warrants granted are presented in the following table:
December 31, 2020
Stock price	$0.53
Expected term	4 Years
Volatility	228.6%
Risk-free interest rate	1.9%
Dividend yield	0.0%

FAZE CLAN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
8. Stock Compensation Expense AND WARRANTS (cont.)

Stock Compensation Expense

Stock-based compensation expense for the periods presented was comprised of the following, which were included in general and administrative expenses within the consolidated statement of operations:
	(in thousands) For the Years Ended

	December 31, 2021	December 31, 2020
	Stock-Based Compensation Expense	Stock-Based Compensation Expense
Stock options	$695	$—
Restricted stock awards	942	—
Common stock warrants – Non-employee	—	20
Total stock – based compensation expense	$1,637	$20
Tax benefit related to stock based compensation expense	$—	$—
Tax benefit realized from stock options exercised	$—	$—

In addition, $82,892 and $83,119 were included in cost of revenues for the years ended December 31, 2021 and 2020, respectively, for stock-based compensation expense recognized related to the services provided by Commerce Media Holdings, LLC. Additionally, compensation costs related to Commerce Media Holdings, LLC of $0.2 million and $0.2 million were capitalized and included in prepaid expenses and other assets as of December 31, 2021 and 2020, respectively.

9.      COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases certain business and residential facilities under operating lease agreements that specify minimum rentals with lease terms ranging from two to two and a half years. The Company’s rent expense for the years ended December 31, 2021 and 2020 was $1.4 million and $1.5 million, respectively, and is included in general and administrative expense in the consolidated statement of operations. Scheduled rent increases, if any, are amortized on a straight-line basis over the lease term.

Future minimum lease payments, which include non-cancelable operating leases at December 31, 2021, are as follows:
Years ending December 31,	(in thousands)
2022	$2,834
2023	2,895
2024	1,977
2025	5
2026	3
Total minimum lease payment	$7,714

FAZE CLAN, INC.
NOTES TO Consolidated FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

10.    401(k) Plan

Our eligible employees participate in a company-sponsored 401(k) plan. Under the plan, we provide matching contributions to employees of up to 4% of their eligible earnings. All matching contributions vest immediately. During the years ended December 31, 2021 and 2020, we made contributions of $0.6 million and $0.3 million to the 401(k) plan, respectively.

11.    lITIGATION

From time to time, in the normal course of operations, the Company is subject to litigation matters and claims, including claims relating to employee relations and business practices. The Company expenses legal fees as incurred. The Company records a provision for contingent losses when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. An unfavorable outcome to any legal matter, if material, could have an adverse effect on the Company’s operations or its financial position, liquidity or results of operations.

On January 7, 2020, Michael Stang Treschow, a member of the Company’s Board, brought a lawsuit against the Company seeking advancement of funds relating to a lawsuit between Mr. Treschow and Hubrick Limited. Mr. Treschow claims that he is entitled to have the Company advance his attorneys’ fees pursuant to the Company’s indemnification obligations. The Company accrued $1.1 million as of December 31, 2020. This was subsequently paid off in June 2021.

In January 28, 2020, Crashfund, LLC, brought a lawsuit against the Company claiming to be a shareholder in Wanderset and the Company via an alleged merger. The Company accrued $1.0 million as of the year ended December 31, 2020. This was subsequently paid off in March and April of 2021.

On May 12, 2020, Richard G. Bengtson II, one of the founders of FaZe Clan LLC, sent a demand letter to the Company asserting his entitlement to 20% of the equity of the Company that was allegedly wrongfully issued to another party. On July 19, 2021, the Company entered into a Settlement and Release Agreement with Mr. Bengtson, whereby Mr. Bengtson agreed to the cancellation of a portion of the outstanding stock options previously issued to him and to release any actions, claims, damages, judgments or agreements arising out of his relationship with the Company in exchange for an issuance of 1,000,000 shares of the Company’s common stock to him. The Company recorded a legal accrual for $0.7 million as of December 31, 2020. The Company issued the shares of Company stock to Mr. Bengtson in July 2021.

On August 12, 2020, Greg Selkoe, President of the Company until May 2020, filed suit against the Company for severance and sums related to his termination from the Company, which was initiated in January 2020. The Company and Mr. Selkoe reached a settlement, including a severance payment to Mr. Selkoe and forfeiture by Mr. Selkoe of the entirety of his stock options. The Company accrued $3.2 million for the year ended December 31, 2020. The Company paid $2.9 million of the severance payment to Mr. Selkoe in 2021, with the remainder to be paid out in 2022.

On September 14, 2020, Adam Salman of Adult Use Holdings, Inc. and Igor Gimelshtein of Zola Ventures Ltd., claimed that the Company owes approximately $2.5 million to Salman and Gimelshtein in connection with alleged funding to the Company of $30.0 million by Bridging Finance Group. The Company has denied any liability in connection with this claim and has agreed to arbitrate the dispute, which is ongoing. The Company does not believe a material loss is probable at this time. As result, the Company has not recorded a reserve with respect to this litigation.

FAZE CLAN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
11. lITIGATION (cont.)

On December 7, 2020, the Company filed an arbitration demand against its former Chief Legal Officer, Phillip Gordon (“Gordon”), alleging claims for fraud, breach of fiduciary duty, breach of duty of loyalty, and breach of employment agreement. The Company terminated Gordon effective as of December 5, 2020 based on the results of an internal investigation. Gordon has denied that the Company had cause to terminate him and filed counterclaims seeking payment of severance under his employment agreement in the total amount of $3.0 million, plus payment of $0.5 million in bonus compensation. Subsequent to December 31, 2021, as a result of arbitration proceedings, the Company has entered into a settlement agreement whereby Gordon agreed to the cancellation of 90,000 of the 790,000 outstanding stock options previously issued to him and to release any actions, claims, damages, judgments or agreements arising out of his relationship with the Company in exchange for $1.9 million in cash. The Company recorded a legal accrual for $1.9 million as of December 31, 2021.

On May 21, 2021, Alissa Violet Marie Butler filed suit in the Superior Court of the State of California for the County of Los Angeles against FaZe Clan Inc., Dentons US LLP, and Wilson Sonsini Goodrich & Rosati, P.C. Ms. Butler alleges that she is entitled to shares of the Company’s stock. Subsequent to December 31, 2021, the Company has reached a preliminary settlement with Ms. Butler for a total of $0.8 million payable in a combination of cash and common stock to settle Ms. Butler’s claim. The Company recorded a legal accrual for $0.8 million as of December 31, 2021.

In 2021, the Company was made aware of a claim from Treschow-Fritzoe AS that the Company repaid the wrong party for certain funds received by the Company in 2017 and recorded a legal accrual of $1.2 million as of December 31, 2020. In October 2021, the Company entered into a settlement agreement with Treschow-Fritzoe AS and adjusted its legal accrual to $0.8 million as of December 31, 2021. The $0.8 million will be paid off no later than April 1, 2022.

12.    INCOME TAXES

The Company records income taxes using the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax effects attributable to temporary differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective income tax bases, operating losses and tax credit carryforwards. The Company establishes a valuation allowance if the Company believes it is more likely than not that the deferred tax assets will not be recovered based on an evaluation of objective verifiable evidence. The Company has considered its history of cumulative tax and book losses incurred since inception, and other positive and negative evidence, and has concluded that it is more likely than not that the Company will not realize the benefits of the net deferred tax assets as of December 31, 2021 and December 31, 2020.

For tax positions that are more likely than not of being sustained upon audit, the Company recognizes the largest amount of the benefit that is greater than 50% likely of being realized. For tax positions that are not more likely than not of being sustained upon audit, the Company does not recognize any portion of the benefit. As of December 31, 2021, the Company had no unrecognized tax benefits and does not anticipate any significant change to the unrecognized tax benefit balance. The Company would classify interest and penalties related to uncertain tax positions as income tax expense, if applicable. There was no interest expense or penalties related to unrecognized tax benefits recorded through December 31, 2021.

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating losses and tax credit carryforwards.

FAZE CLAN, INC.
NOTES TO Consolidated FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
12. INCOME TAXES (cont.)

The significant components of the Company’s deferred tax assets consisted of the following:
	(in thousands) Years Ended December 31,

	2021	2020
Deferred income tax assets:
Accrual to cash	$—	$3,971
Accrued bonus	3,156	189
Stock-based compensation	1,068	748
Deferred rent	2	22
Deferred revenue	2,211	311
Bad debt expense	121	100
Contributions	19	18
Depreciation	85	34
163(j) interest limitation	1,148	—
Warrants	47	—
Net operating losses	20,840	14,291
Total deferred income tax assets	28,697	19,684

Less: valuation allowance	(28,697)	(18,570)

Deferred income tax liabilities:
Amortization	—	(30)
Depreciation	—	—
Accrual to cash	—	(1,084)
Total deferred income tax liabilities	—	(1,114)
Total deferred tax assets, net	$—	$—

A reconciliation of the statutory tax rates and the effective tax rates is as follows:
	(in thousands) Years Ended December 31,

	2021		2020
U.S. federal statutory income tax rate	$(7,742)	21.0%	$(6,043)	21.0%
State taxes, net of federal benefit	(2,542)	6.9%	(2,001)	7.0%
Non-deductible interest expense	—	0.0%	—	0.0%
Other non-deductible items	156	-0.4%	35	-0.1%
Valuation allowance	10,128	-27.5%	8,009	-27.9%
Income tax expense	$—	0.0%	$—	0.0%

The Company has incurred net operating losses (“NOLs”) in previous years. At December 31, 2021, the Company had generated federal NOLs of approximately $73.3 million and state NOLs of approximately $78.0 million. Federal NOLs in the amount of $1.0 million are subject to expiration and will begin to expire in 2036. The remaining $72.3 million of federal NOLs can be carried forward indefinitely. All state NOLs of $78.0 million are subject to limitation and are set to begin to expire in 2038. The utilization of the Company’s NOLs are subject to annual Internal Revenue Code Section 382 limitations. The Company has not yet completed an IRC Sec. 382 study as of December 31, 2021.

FAZE CLAN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
12. INCOME TAXES (cont.)

In response to the COVID-19 pandemic, the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) was signed into law on March 27, 2020. The CARES Act, among other things, includes tax provisions relating to refundable payroll tax credits, deferment of employer’s social security payments, net operating loss utilization and carryback periods and modifications to the net interest deduction limitations. The CARES Act did not have a material impact on the Company’s income tax provision for 2020 or 2021. The Company will continue to evaluate the impact of the CARES Act on its financial position, results of operations, and cash flows.

On December 27, 2020, the President of the United States signed the Consolidated Appropriations Act, 2021 (“Consolidated Appropriations Act”) into law. The Consolidated Appropriations Act is intended to enhance and expand certain provisions of the CARES Act, allows for the deductions of expenses related to the Payroll Protection Program funds received by companies, and provides an update to meals and entertainment expensing for 2021. The Consolidated Appropriations Act did not have a material impact to the Company’s income tax provision for 2020 or 2021.

13.    RELATED PARTY TRANSACTIONS

Related Party Loan Receivables and Payables

The Company has loan receivables from one of FaZe’s founders related to legal and settlement fees that FaZe had paid on their behalf, and commissions payable related to a talent arrangement with FaZe. The Company recorded $0.5 million and $0.7 million in receivables as of December 31, 2021 and 2020, respectively, related to the anticipated collection of these loans.

In 2021, the Company issued a loan to one of FaZe’s founders. The Company recorded $0.1 million in receivables for this loan as of December 31, 2021.

The Company had loan payables to certain members of Company management to help fund its day-to-day operations, all of which has been repaid during the year ended December 31, 2021. The Company recorded $0.5 million in loan payables to related parties as of December 31, 2020.

Retainer Consulting Arrangements

During the years ended December 31, 2021 and 2020, the Company had retainer consulting arrangements with co-founders Nordin Shat, Thomas Oliveira, Richard Bengtson, and Sabastian Diamond. The Company recorded approximately $0.7 million and $0.9 million in expenses related to these arrangements for the years ended December 31, 2021 and 2020, respectively. These expenses are presented within general and administrative expense within the consolidated statement of operations.

14.    GOING CONCERN

As of December 31, 2021, the Company had cash of $17.0 million and an accumulated deficit of $112.4 million. During the year ended December 31, 2021, the Company used net cash in operating activities of $25.2 million. The Company has incurred net losses since inception. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year from the issuance date of these consolidated financial statements.

The Company’s primary source of operating funds since inception has been cash proceeds from debt and equity financing transactions. The ability of the Company to continue as a going concern is dependent upon its ability to generate sufficient revenue and its ability to raise additional funds by way of its debt and equity financing efforts. Subsequent to December 31, 2021, the Company entered into an agreement for additional financing of up to $20.0 million (See Note 15, Subsequent Events).

FAZE CLAN, INC.
NOTES TO Consolidated FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
14. GOING CONCERN (cont.)

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or classification of the liabilities that might be necessary should the Company be unable to continue as a going concern. The ability of the Company to continue as a going concern is dependent on management’s further implementation of the Company’s on-going and strategic plans, which include continuing to raise funds through equity and/or debt raises. Should the Company be unable to raise adequate funds, certain aspects of the on-going and strategic plans may require modification. Management is in the process of identifying sources of capital via strategic partnerships, debt refinancing and equity investments through one or more private placements.

15.    SUBSEQUENT EVENTS

In preparing the audited consolidated financial statements, the Company has evaluated subsequent events through March 14, 2022, which is the date the audited consolidated financial statements were available for issuance.

Claims

See claims as described in Note 11, Litigation above.

Agreement and Plan of Merger Amendment

In March 2022, the Company and B. Riley 150 entered into an amendment to the Merger Agreement. Pursuant to the amendment, among other things, as of the merger effective time, each FaZe vested stock option that is not exercised shall not automatically be converted into shares of Company’s common stock but instead will be converted into vested stock options exercisable into B. Riley 150 common stock as of merger effective time. Each vested stock option shall be treated as an issued and outstanding share of the Company’s common stock for all purposes of the Merger Agreement, calculated on a cashless basis. As a result, the calculation of the Exchange Ratio as defined in the Merger Agreement is not impacted.

Financing

In March 2022, the Company entered into an agreement for a term loan (“B. Riley Term Loan”) with B. Riley Principal Commercial Capital, LLC, an affiliate of B. Riley 150, allowing the Company to borrow an aggregate principal amount of up to $20 million maturing on the closing date of the Merger Agreement. The interest rate is 7.00% per annum. In the event that the Merger Agreement is terminated, on the date of the termination, in exchange for the B. Riley Term Loan, the Company will issue to the lender a secured convertible promissory note on substantially the same terms as the existing senior secured convertible promissory notes of the Company, in an aggregate principal amount equal to the outstanding principal balance (including capitalized interest) and the unpaid accrued interest of the B. Riley Term Loan on such date. The Company waived the minimum cash condition for closing in the proposed merger with B. Riley 150. The Company drew $10 million upon closing of the B. Riley Term Loan.

SUBSEQUENT EVENTS (Unaudited)

The Company has evaluated subsequent events through April 27, 2022.

Financing

The Company drew the final $10 million of the B. Riley Term Loan in April 2022.

Annex A-1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

B. RILEY PRINCIPAL 150 MERGER CORP.,

BRPM MERGER SUB, INC.,

and

FAZE CLAN INC.

dated as of October 24, 2021

Annex A Page No
ARTICLE I CERTAIN DEFINITIONS		A-1-3
Section 1.1.	Definitions	A-1-3
Section 1.2.	Construction	A-1-18
Section 1.3.	Knowledge	A-1-18
Section 1.4.	Equitable Adjustments	A-1-18

Article II THE TRANSACTIONS		A-1-19
Section 2.1.	The Merger	A-1-19
Section 2.2.	Merger Effective Time	A-1-19
Section 2.3.	Effect of the Merger	A-1-19
Section 2.4.	Governing Documents	A-1-19
Section 2.5.	Directors and Officers	A-1-19

Article III CLOSING OF THE TRANSACTIONS		A-1-20
Section 3.1.	Closing	A-1-20
Section 3.2.	Pre-Closing Deliverables	A-1-20
Section 3.3.	FIRPTA Certificate	A-1-20
Section 3.4.	Closing Payments	A-1-20
Section 3.5.	Further Assurances	A-1-21

Article IV MERGER CONSIDERATION; CONVERSION OF SECURITIES		A-1-21
Section 4.1.	Merger Consideration.	A-1-21
Section 4.2.	Effect on Company Shares	A-1-21
Section 4.3.	Exchange Procedures	A-1-22
Section 4.4.	Treatment of Company Warrants	A-1-23
Section 4.5.	Treatment of Company Convertible Notes	A-1-23
Section 4.6.	Treatment of Company Equity Awards	A-1-24
Section 4.7.	Earn-Out.	A-1-24
Section 4.8.	Withholding	A-1-26

Article V REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-1-26
Section 5.1.	Company Organization	A-1-26
Section 5.2.	Subsidiaries	A-1-27
Section 5.3.	Due Authorization.	A-1-27
Section 5.4.	No Conflict	A-1-28
Section 5.5.	Governmental Authorities; Consents	A-1-28
Section 5.6.	Capitalization of the Company.	A-1-28
Section 5.7.	Capitalization of Subsidiaries.	A-1-29
Section 5.8.	Financial Statements	A-1-30
Section 5.9.	Undisclosed Liabilities	A-1-30
Section 5.10.	Absence of Changes	A-1-31
Section 5.11.	Litigation and Proceedings	A-1-31
Section 5.12.	Legal Compliance	A-1-31
Section 5.13.	Contracts; No Defaults.	A-1-31
Section 5.14.	Company Benefit Plans.	A-1-33
Section 5.15.	Labor Relations; Employees.	A-1-35

Annex A-1-i

Annex A Page No
Section 5.16.	Taxes	A-1-35
Section 5.17.	Brokers’ Fees	A-1-37
Section 5.18.	Insurance	A-1-37
Section 5.19.	Licenses	A-1-37
Section 5.20.	Equipment and Other Tangible Property	A-1-37
Section 5.21.	Real Property.	A-1-38
Section 5.22.	Intellectual Property.	A-1-38
Section 5.23.	Privacy and Cybersecurity.	A-1-40
Section 5.24.	Environmental Matters	A-1-40
Section 5.25.	Anti-Corruption and Anti-Money Laundering Compliance.	A-1-41
Section 5.26.	Sanctions and International Trade Compliance.	A-1-41
Section 5.27.	Information Supplied	A-1-41
Section 5.28.	Talents.	A-1-42
Section 5.29.	Vendors.	A-1-42
Section 5.30.	Sufficiency of Assets	A-1-42
Section 5.31.	Related Party Transactions	A-1-42
Section 5.32.	No Additional Representation or Warranties	A-1-43

Article VI REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB		A-1-43
Section 6.1.	Company Organization	A-1-43
Section 6.2.	Due Authorization.	A-1-43
Section 6.3.	No Conflict	A-1-44
Section 6.4.	Governmental Authorities; Consents	A-1-44
Section 6.5.	Litigation and Proceedings	A-1-45
Section 6.6.	SEC Filings	A-1-45
Section 6.7.	Internal Controls; Listing; Financial Statements.	A-1-45
Section 6.8.	Undisclosed Liabilities	A-1-46
Section 6.9.	Absence of Changes	A-1-46
Section 6.10.	Trust Account	A-1-47
Section 6.11.	Investment Company Act; JOBS Act	A-1-47
Section 6.12.	Capitalization of Acquiror.	A-1-47
Section 6.13.	PIPE Investment	A-1-48
Section 6.14.	Brokers’ Fees	A-1-49
Section 6.15.	Indebtedness; SPAC Expenses	A-1-49
Section 6.16.	Taxes	A-1-49
Section 6.17.	Business Activities	A-1-50
Section 6.18.	Nasdaq Stock Market Quotation	A-1-51
Section 6.19.	Registration Statement, Proxy Statement and Proxy Statement/Registration Statement	A-1-51
Section 6.20.	No Additional Representation or Warranties	A-1-52

Article VII COVENANTS OF THE COMPANY		A-1-52
Section 7.1.	Conduct of Business	A-1-52
Section 7.2.	Inspection	A-1-54
Section 7.3.	Preparation and Delivery of Additional Company Financial Statements	A-1-55
Section 7.4.	Affiliate Agreements	A-1-55
Section 7.5.	Acquisition Proposals	A-1-55
Section 7.6.	PPP Loan	A-1-55

Annex A-1-ii

Annex A Page No
Article VIII COVENANTS OF ACQUIROR		A-1-55
Section 8.1.	Employee Matters	A-1-55
Section 8.2.	Trust Account Proceeds and Related Available Equity	A-1-56
Section 8.3.	Listing Matters	A-1-56
Section 8.4.	No Solicitation by Acquiror	A-1-57
Section 8.5.	Acquiror Conduct of Business	A-1-57
Section 8.6.	Post-Closing Directors and Officers of Acquiror	A-1-58
Section 8.7.	Indemnification and Insurance	A-1-58
Section 8.8.	Acquiror Public Filings	A-1-59
Section 8.9.	PIPE Subscriptions	A-1-59

Article IX JOINT COVENANTS		A-1-60
Section 9.1.	HSR Act; Other Filings	A-1-60
Section 9.2.	Preparation of Proxy Statement/Registration Statement; Stockholders’ Meeting and Approvals	A-1-60
Section 9.3.	Support of Transaction	A-1-63
Section 9.4.	Certain Tax Matters	A-1-63
Section 9.5.	Section 16 Matters	A-1-64
Section 9.6.	Cooperation; Consultation	A-1-64
Section 9.7.	Transaction Litigation	A-1-64

Article X CONDITIONS TO OBLIGATIONS		A-1-65
Section 10.1.	Conditions to Obligations of Acquiror, Merger Sub, and the Company	A-1-65
Section 10.2.	Conditions to Obligations of Acquiror and Merger Sub	A-1-65
Section 10.3.	Conditions to Obligation of the Company	A-1-66
Section 10.4.	Frustration of Conditions	A-1-67

Article XI TERMINATION/EFFECTIVENESS		A-1-67
Section 11.1.	Termination	A-1-67
Section 11.2.	Effect of Termination	A-1-68

Article XII MISCELLANEOUS		A-1-68
Section 12.1.	Trust Account Waiver	A-1-68
Section 12.2.	Notices	A-1-68
Section 12.3.	Assignment	A-1-70
Section 12.4.	Rights of Third Parties	A-1-70
Section 12.5.	Expenses	A-1-70
Section 12.6.	Governing Law	A-1-70
Section 12.7.	Counterparts	A-1-70
Section 12.8.	Company and Acquiror Disclosure Letters	A-1-70
Section 12.9.	Entire Agreement	A-1-70
Section 12.10.	Amendments	A-1-70
Section 12.11.	Waivers	A-1-71
Section 12.12.	Confidentiality; Publicity.	A-1-71
Section 12.13.	Severability	A-1-71
Section 12.14.	Jurisdiction; Waiver of Jury Trial.	A-1-71
Section 12.15.	Enforcement	A-1-72
Section 12.16.	Non-Recourse	A-1-72
Section 12.17.	Non-Survival of Representations, Warranties and Covenants	A-1-72
Section 12.18.	Conflicts and Privilege	A-1-72
Annex A-1-iii

EXHIBITS

Exhibit A	Company Securityholder Support Agreement
Exhibit B	Sponsor Support Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Certificate of Merger
Exhibit E	Form of Certificate of Incorporation of Acquiror
Exhibit F	Form of Bylaws of Acquiror
Exhibit G	Form of Certificate of Incorporation of Surviving Corporation
Exhibit H	Form of Bylaws of Surviving Corporation
Exhibit I	Form of Equity Incentive Plan
Exhibit J	Form of Employee Stock Purchase Plan

Annex A-1-iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of October 24, 2021 (this “Agreement”), is made and entered into by and among B. Riley Principal 150 Merger Corp., a Delaware corporation (“Acquiror”), BRPM Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Acquiror (“Merger Sub”), and FaZe Clan Inc., a Delaware corporation (the “Company”). Acquiror, Merger Sub and the Company are sometimes collectively referred to herein as the “Parties,” and each of them is sometimes individually referred to herein as a “Party.” Certain terms used in this Agreement have the respective meanings ascribed to them in Section 1.1.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Delaware corporation for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly formed, direct, wholly owned subsidiary of Acquiror incorporated for the purpose of effecting the Merger;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and other applicable Laws, the Parties intend to enter into a business combination transaction by which: (a) Merger Sub will be merged with and into the Company (the “Merger”), whereupon the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”) and will be a wholly owned subsidiary of Acquiror, and (b) Acquiror will change its name to “FaZe Holdings Inc.”;

WHEREAS, it is the intention of the Parties that, for U.S. federal income tax purposes, the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, Acquiror, Merger Sub and the Company are parties to such reorganization within the meaning of Section 368(b) of the Code and this Agreement constitutes and is hereby adopted as a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, concurrently with the Parties’ execution and delivery of this Agreement, and as a condition and inducement to Acquiror’s willingness to enter into this Agreement, each of the Supporting Company Stockholders has entered into a support agreement substantially in the form attached to this Agreement as Exhibit A (each, a “Company Securityholder Support Agreement”) with the Company, pursuant to which, among other things, such Supporting Company Stockholder has agreed, on the terms and subject to the conditions set forth therein, to vote all of its Company Shares, promptly after the Registration Statement is declared effective under the Securities Act, in favor of the approval and (to the extent applicable) adoption of this Agreement, each applicable Ancillary Agreement to which the Company is, or is contemplated to be, a party, and the transactions contemplated hereby and thereby (including the Merger) and each other matter required to be approved or adopted by the Company Stockholders in order to effect the Merger and the other transactions contemplated hereby;

WHEREAS, concurrently with the Parties’ execution and delivery of this Agreement, and as a condition and inducement to Acquiror’s willingness to enter into this Agreement, the Company has delivered to Acquiror executed agreements with each holder of Company Warrants (the “Warrantholder Exercises”), pursuant to which such holders have agreed to exercise their respective Company Warrants in whole prior to the Merger Effective Time;

WHEREAS, concurrently with the Parties’ execution and delivery of this Agreement, and as a condition and inducement to Acquiror’s willingness to enter into this Agreement, the Company has delivered to Acquiror executed agreements with certain holders of Company Convertible Notes (the “Existing Noteholder Conversions” and, together with any similar agreements executed by Requisite Convertible Note Holders after the date hereof, the “Noteholder Conversions”), pursuant to which, among other things, such holders have elected to convert the aggregate outstanding amounts under their respective Company Convertible Notes, including all outstanding principal and interest accrued thereof, into shares of Company Common Stock prior to the Merger Effective Time (except, to the extent agreed by the Parties, as provided in the Noteholder Conversions);

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WHEREAS, immediately prior to the Merger Effective Time, on the terms and subject to the conditions set forth in the Subscription Agreements, the PIPE Investors will purchase from Acquiror in a private placement certain Acquiror Class A Stock for an aggregate purchase price equal to the PIPE Investment Amount (the “PIPE Investment”);

WHEREAS, at the Merger Effective Time, by virtue of the Merger, each share of Company Common Stock that is issued and outstanding immediately prior to the Merger Effective Time (including shares of Company Common Stock issued upon the exercise of Company Warrants and the conversion of Company Convertible Notes as contemplated herein) will be converted into the right to receive, on the terms and subject to the conditions set forth in this Agreement, the Standard Per Share Equity Value Consideration and, subject to the vesting and forfeiture conditions specified in Section 4.7, the Standard Per Share Earn-Out Consideration;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, for the Company to enter into this Agreement and each Ancillary Agreement to which the Company is, or is contemplated to be, a party, (b) approved the Company’s execution and delivery of, and performance of its obligations under, this Agreement and each Ancillary Agreement to which the Company is, or is contemplated to be, a party and the transactions contemplated hereby and thereby (including the Merger), on the terms and subject to the conditions set forth herein and therein, and (c) adopted a resolution recommending the approval and (as applicable) adoption of this Agreement and each Ancillary Agreement to which the Company is, or is contemplated to be, a party and the transactions contemplated hereby and thereby (including the Merger), on the terms and subject to the conditions set forth herein and therein, by the Company Stockholders (the determinations, approvals and other actions described in each of the foregoing clauses (a), (b) and (c), the “Company Board Actions”);

WHEREAS, the board of directors of Acquiror (the “Acquiror Board”) has (a) determined that it is in the best interests of Acquiror and the Acquiror Stockholders, and declared it advisable, for Acquiror to enter into this Agreement and each Ancillary Agreement to which Acquiror is, or is contemplated to be, a party, (b) approved the transactions contemplated hereby as a Business Combination and approved Acquiror’s execution and delivery of, and performance of its obligations under, this Agreement and each Ancillary Agreement to which Acquiror is, or is contemplated to be, a party and the transactions contemplated hereby and thereby (including the Merger), on the terms and subject to the conditions set forth herein and therein, and (c) adopted a resolution recommending the approval and (as applicable) adoption of this Agreement and each Ancillary Agreement to which Acquiror is, or is contemplated to be, a party and the transactions contemplated hereby and thereby (including the PIPE Investment and the Merger), on the terms and subject to the conditions set forth herein and therein, by the Acquiror Stockholders (the determinations, approvals and other actions described in each of the foregoing clauses (a), (b) and (c), the “Acquiror Board Actions”);

WHEREAS, the board of directors of Merger Sub has (a) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, for Merger Sub to enter into this Agreement and each Ancillary Agreement to which Merger Sub is, or is contemplated to be, a party, (b) approved Merger Sub’s execution and delivery of, and performance of its obligations under, this Agreement and each Ancillary Agreement to which Merger Sub is, or is contemplated to be, a party and the transactions contemplated hereby and thereby (including the Merger), on the terms and subject to the conditions set forth herein and therein, and (c) adopted a resolution recommending the approval and (to the extent applicable) adoption of this Agreement and each Ancillary Agreement to which Merger Sub is, or is contemplated to be, a party and the transactions contemplated hereby and thereby (including the Merger), on the terms and subject to the conditions set forth herein and therein, by Merger Sub’s sole stockholder;

WHEREAS, Acquiror, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and each applicable Ancillary Agreement and has approved the consummation of the transactions contemplated hereby and thereby;

WHEREAS, concurrently with the Parties’ execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Sponsor, which is the record holder of the issued and outstanding shares of Acquiror Class B Stock, has entered into the support agreement attached to this Agreement as Exhibit B (the “Sponsor Support Agreement”) with Acquiror and the Company, pursuant to which, among other things, the Sponsor has agreed, on the terms and subject to the conditions set forth therein, (a) to vote all of its Acquiror Shares in favor of the approval and (to the extent applicable) adoption of this Agreement, each applicable Ancillary Agreement, the transactions contemplated hereby and thereby (including the Merger) and each other matter required to be approved or adopted by the Acquiror Stockholders in order to effect the Merger and the

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other transactions contemplated hereby, (b) to irrevocably waive any anti-dilution right or other protection with respect to the Acquiror Class B Stock that would result in the shares of Acquiror Class B Stock converting into other Acquiror Shares in connection with any of the transactions contemplated by this Agreement at a ratio greater than one-for-one, (c) to subject a portion of its Equity Securities of Acquiror to certain vesting and forfeiture conditions as well as to certain transfer restrictions, and (d) to subscribe for and fund any portion of the PIPE Targeted Amount not subscribed for or funded by third party investors;

WHEREAS, in connection with obtaining the Acquiror Stockholder Approval, each eligible Acquiror Stockholder will be entitled to request that Acquiror redeem all or a portion of such eligible Acquiror Stockholder’s shares of Acquiror Class A Stock for a pro rata portion of the amount on deposit in the Trust Account; and

WHEREAS, at the Closing, Acquiror and certain stockholders of Acquiror (after giving effect to the Merger) will enter into a registration rights agreement substantially in the form attached to this Agreement as Exhibit C (the “Registration Rights Agreement”), which shall be effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties, intending to be legally bound, agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1.  Definitions. As used in this Agreement, the following terms shall have the following meanings:

“2019 Audited Financial Statements” has the meaning specified in Section 5.8(a).

“2020 Audited Financial Statements” has the meaning specified in Section 5.8(a).

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Board” has the meaning specified in the Recitals hereto.

“Acquiror Board Actions” has the meaning specified in the Recitals hereto.

“Acquiror Class A Stock” means a Class A common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Stock” means a Class B common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Closing Cash Amount” means an amount, calculated as of the Closing, equal to the sum of (a) the amount of cash available in the Trust Account after deducting the Acquiror Share Redemption Amount and after payment of any Acquiror Transaction Expenses and Company Transaction Expenses, plus (b) the PIPE Investment Amount, plus (c) the aggregate net proceeds of any other equity financing of Acquiror agreed to by the Company, in each case of clauses (b) and (c), to the extent actually received by Acquiror, the Company or any of their respective Subsidiaries substantially concurrently with the Closing and held by Acquiror as of the Closing.

“Acquiror Closing Statement” has the meaning specified in Section 3.2(b).

“Acquiror Common Stock” means, prior to the filing of the Pubco Charter with the Delaware Secretary of State, the Acquiror Class A Stock and Acquiror Class B Stock, and after the filing of the Pubco Charter with the Delaware Secretary of State, the common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article VI.

“Acquiror Financial Statements” has the meaning specified in Section 6.7(d).

“Acquiror Inception Date” means June 22, 2020.

“Acquiror Indemnified Parties” has the meaning specified in Section 8.7(a).

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“Acquiror Insider” means (a) the Sponsor, (b) any Related Person of the Sponsor or (c) prior to the Merger Effective Time, (i) any Affiliate of Acquiror or (ii) any director or officer of Acquiror or any of its Affiliates.

“Acquiror IPO Date” means February 18, 2021.

“Acquiror Option” has the meaning specified in Section 4.6(a).

“Acquiror Public Shares” means the shares of Acquiror Class A Stock included as part of the units issued by Acquiror in Acquiror’s initial public offering.

“Acquiror Restricted Stock Award” has the meaning specified in Section 4.6(b).

“Acquiror Sale” means (a) any transaction or series of related transactions (whether by merger, consolidation, tender offer, exchange offer, stock transfer or otherwise) that results in any Third-Party Purchaser acquiring beneficial ownership of Equity Securities of Acquiror that represent more than 50% of (i) the issued and outstanding shares of Acquiror Common Stock or (ii) the combined voting power of the then-outstanding voting Equity Securities of Acquiror, (b) any transaction or series of transactions constituting a merger, consolidation, reorganization or other business combination, however effected, following which the members of the Board of Directors of Acquiror or the Surviving Corporation immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the Board of Directors of the company surviving the combination or, if the surviving company is a subsidiary, the ultimate parent company thereof, or (c) any sale, transfer or other disposition to a Third-Party Purchaser of all or more than 50% of the assets (by value), or assets generating at least 50% of the gross revenues or net income, of Acquiror and its Subsidiaries on a consolidated basis (other than any sale, transfer or other disposition of property or assets in the ordinary course of business). For clarity, the preceding clause (a) shall include any merger or consolidation of Acquiror with any Person if immediately after the consummation of such merger or consolidation, the Acquiror Common Stock outstanding immediately prior to such merger or consolidation do not continue to represent, or are not converted into, voting securities representing in the aggregate more than 50% of the combined voting power of all of the outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a subsidiary, the ultimate parent company thereof.

“Acquiror Sale Price” means the price per share of Acquiror Common Stock paid or payable to the holders of outstanding Acquiror Common Stock (determined without giving effect to the vesting contemplated by Section 4.7(e)) in an Acquiror Sale, inclusive of any escrows, holdbacks or fixed deferred purchase price, but exclusive of any contingent deferred purchase price, earnouts or the like; provided that, if and to the extent such price is payable in whole or in part in the form of consideration other than cash, the price for such non-cash consideration shall be (a) with respect to any securities, (i) the average of the closing prices of the sales of such securities on all securities exchanges on which such securities are then listed, averaged over a period of 21 days consisting of the day as of which such value is being determined and the 20 consecutive Trading Days preceding such day, or (ii) if the information contemplated by the preceding clause (i) is not practically available, then the fair value of such securities as of the date of valuation as determined in accordance with the succeeding clause (b), and (b) with respect to any other non-cash assets, the fair value thereof as of the date of valuation, as determined by an independent, nationally recognized investment banking firm selected by the then board of directors of Acquiror, on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant.

“Acquiror SEC Filings” has the meaning specified in Section 6.6.

“Acquiror Share” means any share of Acquiror Common Stock.

“Acquiror Share Price” means the VWAP per share of Acquiror Class A Stock for the five (5) consecutive Trading Days immediately preceding (but not including) the Closing Date.

“Acquiror Share Redemption” means the election, in connection with the Acquiror Stockholder Approval, of an eligible (as determined in accordance with Section 9.2 of Acquiror’s Governing Documents as in effect on the date of this Agreement) Acquiror Stockholder to have all or a portion of the Acquiror Public Shares held by such Acquiror Stockholder redeemed by Acquiror, on the terms and subject to the limitations and conditions set forth in Acquiror’s

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Governing Documents, at a per-share price, payable in cash, equal to the quotient of (a) the aggregate amount on deposit in the Trust Account (including interest earned on funds held in the Trust Account and not previously released to Acquiror to pay taxes) calculated as of two Business Days prior to the Closing Date divided by (b) the aggregate number of shares of Acquiror Public Shares, then issued.

“Acquiror Share Redemption Amount” means the aggregate amount paid or payable in connection with all Acquiror Share Redemptions.

“Acquiror Stockholder” means any stockholder of Acquiror prior to the Merger Effective Time.

“Acquiror Stockholder Approval” means the approval of the Transaction Proposals as set forth in Section 6.2(c).

“Acquiror Stockholders’ Meeting” has the meaning specified in Section 9.2(c).

“Acquiror Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by Acquiror (whether or not billed or accrued for) as a result of or in connection with its initial public offering, operations, or the negotiation, documentation and consummation of its initial business combination: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants, financial printers, transfer and trust agents, and other advisors and service providers, including the fees payable to B Riley pursuant to the terms of the Business Combination Marketing Agreement, (b) all filing fees incurred in connection with making any filings under Sections 2.2 and 9.1, (c) all fees and expenses incurred in connection with preparing and filing the Registration Statement, including the proxy statement/prospectus forming a part thereof under Section 9.2, obtaining approval of Nasdaq under Section 8.3(b) and obtaining the Acquiror Stockholder Approval, (d) obligations under any Working Capital Loans (which shall not be converted into any Equity Securities of Acquiror) and the reimbursement of documented and out-of-pocket expenses incurred by the Sponsor and Acquiror’s officers and directors on Acquiror’s behalf, (e) any expense incurred in connection with the directors’ and officers’ “tail” insurance policy pursuant to Section 8.7(b), and (f) all Transfer Taxes, in each case of clauses (a) through (f), solely to the extent such fees and expenses are unpaid as of the Closing.

“Acquiror Warrant” means a warrant to purchase one share of Acquiror Class A Stock at an exercise price of $11.50 per share (subject to adjustment as provided in the Warrant Agreement).

“Acquiror Warrant Liabilities” means the liabilities arising from or relating to the Acquiror Warrants as determined pursuant to the SEC Guidance.

“Acquisition Proposal” means (a) any offer, inquiry, proposal or indication of interest (whether written or oral, and whether binding or non-binding), other than with respect to the transactions contemplated by this Agreement (including the Merger), and other than with respect to any acquisition or disposition of property or assets in the ordinary course of business, relating to (i) any acquisition, issuance or purchase, direct or indirect, (A) of 15% or more of the consolidated assets (by value), or assets generating 15% or more of the consolidated revenues or net income, of the Company and its Subsidiaries, (B) of 15% or more of any class or series of Equity Securities of (x) the Company or (y) any Subsidiary of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets (by value), or assets generating 15% or more of the consolidated revenues or net income, of the Company and its Subsidiaries or (C) that would render it impossible or impractical to consummate the transactions contemplated by the Agreement or which would substantially reduce the value of such transactions to the Acquiror, (ii) any tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 15% or more of any class of Equity Securities or voting securities (A) of the Company, (B) of any Subsidiary of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets (by value), or assets generating 15% or more of the consolidated revenues or net income, of the Company and its Subsidiaries or (C) that would render it impossible or impractical to consummate the transactions contemplated by the Agreement or which would substantially reduce the value of such transactions to the Acquiror or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction (A) involving the Company, (B) involving any Subsidiary of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets (by value), or assets generating 15% or more of the consolidated revenues or net income, of the Company and its Subsidiaries, and of which the Company or its applicable

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Subsidiary is not the surviving entity or (C) that would render it impossible or impractical to consummate the transactions contemplated by the Agreement or which would substantially reduce the value of such transactions to the Acquiror, or (b) any initial public offering or direct listing of the Company on any stock exchange.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Additional Acquiror Shares” means 2,023,763 shares of Acquiror Common Stock.

“Additional Company Shares” means a number of shares of Company Common Stock, to be held by CPH as of immediately prior to the Merger Effective Time upon conversion of the CPH New Notes, equal to (a) the Additional Acquiror Shares divided by (b) the Equity Value Exchange Ratio.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Agreements” has the meaning specified in Section 5.13(a)(vii).

“Aggregate Earn-Out Consideration” means a number of Acquiror Shares equal to 6% of the total number of Acquiror Shares that are issued and outstanding as of immediately after the Closing.

“Aggregate Equity Value Consideration” means a number of shares of Acquiror Common Stock equal to the quotient of (a) the Base Equity Value divided by (b) $10.00.

“Agreement” has the meaning specified in the Preamble hereto.

“Ancillary Agreements” means the Sponsor Support Agreement, the Company Securityholder Support Agreements, and the Registration Rights Agreement.

“Ancillary Investment” has the meaning ascribed to such term in the Sponsor Support Agreement.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977 and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Anti-Money Laundering Laws” means all applicable Laws related to the prevention of money laundering, including the U.S. Money Laundering Control Act of 1986, the U.S. Currency and Foreign Transactions Reporting Act of 1970 (commonly referred to as the “U.S. Bank Secrecy Act”) and similar Laws in other applicable jurisdictions.

“Antitrust Authorities” means the Antitrust Division of the U.S. Department of Justice, the U.S. Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authority relating to the transactions contemplated hereby.

“Applicable Earn-Out Recipient” means any Person entitled to any Standard Per Share Earn-Out Consideration.

“B. Riley” means B. Riley Securities, Inc.

“B. Riley Group” has the meaning specified in Section 12.18(a).

“Base Equity Value” means $650,000,000.

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“Business Combination” has the meaning set forth in Article II of Acquiror’s Governing Documents as in effect on the date of this Agreement.

“Business Combination Deadline Date” means February 7, 2023, the deadline for consummating Acquiror’s initial Business Combination pursuant to Acquiror’s Governing Documents.

“Business Combination Marketing Agreement” means the agreement entered into between Acquiror and B. Riley as the representative of the underwriters in Acquiror’s initial public offering, pursuant to which Acquiror engaged B. Riley as an advisor in connection with a business combination to assist Acquiror in arranging meetings with its stockholders to discuss the potential business combination and the target business’ attributes, introduce Acquiror to potential investors that may be interested in purchasing Acquiror securities, assist Acquiror in obtaining stockholder approval for the business combination and assist Acquiror with the preparation of a press releases and public filings in connection with the business combination.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, and whether binding or non-binding), other than with respect to the transactions contemplated hereby, relating to a Business Combination.

“Business Day” means any day other than a Saturday, a Sunday or another day on which commercial banks in New York, New York, or Los Angeles, California, are authorized or required by Law to close.

“CCC” means the California Corporations Code.

“Certificate of Merger” has the meaning specified in Section 2.2.

“Closing” has the meaning specified in Section 3.1.

“Closing Company Financial Statements” has the meaning specified in Section 7.3.

“Closing Date” has the meaning specified in Section 3.1.

“Closing Form 8-K” has the meaning specified in Section 9.2(a).

“Closing Press Release” has the meaning specified in Section 9.2(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the Preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 5.14(a).

“Company Board” has the meaning specified in the Recitals hereto.

“Company Board Actions” has the meaning specified in the Recitals hereto.

“Company Closing Statement” has the meaning specified in Section 3.2(a).

“Company Common Stock” has the meaning specified in Section 5.6(a).

“Company Common Warrant” has the meaning specified in Section 4.4(a).

“Company Conversion” has the meaning specified Section 4.2(a).

“Company Convertible Notes” means those certain convertible promissory notes of the Company listed in Section 1.1(a) of the Company Disclosure Letter.

“Company Disclosure Letter” has the meaning specified in the introduction to Article V.

“Company Equity Award” means a Company Option or a Company Restricted Stock Award.

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“Company Incentive Plans” means the FaZe Clan Inc. Amended and Restated 2019 Equity Incentive Plan.

“Company Indemnified Parties” has the meaning specified in Section 8.7(a).

“Company IT Systems” means any and all IT Systems that are owned by, licensed or leased to or otherwise under the control of the Company or any of its Subsidiaries or used (or held for use) by the Company or any of its Subsidiaries in the conduct of its business.

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (any of the foregoing, an “Event”) that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event will any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or would be, a “Company Material Adverse Effect”: (a) any change or proposed change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the taking or omission of any action required by or expressly and affirmatively permitted by this Agreement or any Ancillary Agreement or with the written consent of Acquiror, (d) any natural disaster (including hurricanes, storms, tornados, flooding, tsunamis, earthquakes, mudslides, wildfires, volcanic eruptions or similar occurrences), pandemic or epidemic or other public health crisis (including COVID-19), “force majeure” event or calamity (whether or not caused by any Person), state of emergency declared by any Governmental Authority, change in climate or weather conditions, or any action (including the issuance of any directive, pronouncement or guideline) by any Governmental Authority or self-regulatory organization in response to any of the foregoing (or change in any such action previously taken), (e) any act of terrorism, sabotage (including any cyberattack) not perpetrated by any employee of the Company or any of its Subsidiaries, war, outbreak or escalation of hostilities, commencement or escalation of military action, act of mass protest or state of civil unrest, or any action (including the issuance of any directive, pronouncement or guideline) by any Governmental Authority or self-regulatory organization in response to any of the foregoing (or change in any such action previously taken), (f) municipal, state, national or international political conditions, (g) any failure of the Company to meet any projection, forecast or budget (provided that this clause (g) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure constitutes a Company Material Adverse Effect), (h) any Event generally affecting the industries or markets in which the Company or any of its Subsidiaries operates (including increases in the cost of products, supplies, materials or other goods or labor or other services), (i) the announcement or performance of this Agreement or any Ancillary Agreement or the consummation of any of the transactions contemplated hereby or thereby, including, as a result thereof, any termination of, reduction in or other adverse impact on relationships, contractual or otherwise, with any lessor, lessee, licensor, licensee, customer, distributor, vendor, supplier, partner, employee or other service provider or other business relation of the Company or any of its Subsidiaries, (j) any Liability or Action to the extent expressly described in the Company Disclosure Letter, (k) action taken by, or at the request of, Acquiror, Sponsor or any of their respective Affiliates; provided, further, that any Event referred to in any of the foregoing clauses (a), (b), (d), (e), (f) and (h) may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent that it has a disproportionate and adverse effect on the results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, relative to companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Option” means an option to purchase shares of Company Common Stock granted under any Company Incentive Plan or otherwise.

“Company Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries, including Company Registered Intellectual Property.

“Company Preferred Stock” has the meaning specified in Section 5.6.

“Company Preferred Warrant” has the meaning specified in Section 4.4(b).

“Company Registered Intellectual Property” has the meaning specified in Section 5.22(a).

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“Company Restricted Stock Award” means an award of restricted Company Common Stock granted under any Company Incentive Plan or otherwise, which includes any shares of Company Common Stock issued pursuant to early-exercised Company Options.

“Company Series A Preferred Stock” has the meaning specified in Section 5.6(a).

“Company Share” means any shares of Company Preferred Stock, Company Common Stock or any class or series of capital stock of the Company.

“Company Stockholder” means a holder of any Company Share.

“Company Stockholder Approval” has the meaning specified in Section 5.3(c).

“Company Securityholder Support Agreement” has the meaning specified in the Recitals hereto.

“Company Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom, and (c) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreement, in each case of clauses (a) through (c), solely to the extent such fees and expenses are unpaid as of the Closing.

“Company Warrants” means the Company Common Warrants, the Company Preferred Warrants, or any other warrant of any class or series issued by the Company and outstanding from time to time.

“Compulsory Copyleft Terms” means any license that requires, as a condition of use, modification or distribution of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used or distributed with such software subject to such license (a) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (d) be redistributable at no license fee. Compulsory Copyleft Terms include the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated as of July 9, 2021, between the Company and Acquiror.

“Contract” means any contract, agreement, instrument, lease, license, purchase order or other obligation, in each case, that is legally binding.

“COVID-19” means the novel coronavirus, SARS-CoV-2, COVID-19 or any related strain or sequence, including any intensification, resurgence or any evolutions or mutations thereof, and any related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any quarantine, ‘shelter in place,’ ‘stay at home,’ workforce reduction, social distancing, shut down, closure, sequester or similar Law or Governmental Order, directive, guidelines or recommendations promulgated, ordered, or made by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act of 2020 and the Families First Coronavirus Response Act of 2020 (FFCRA).

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“CPH” means CPH Phase II SPV LP, a Delaware limited partnership, and CPH Phase III SPV LP, a Delaware limited partnership.

“CPH New Notes” means certain convertible promissory notes of the Company to be issued to CPH on the Closing Date pursuant to the letter agreement, dated as of October 23, 2021, by and among CPH, the Company and Acquiror.

“D&O Indemnified Parties” has the meaning specified in Section 8.7(a).

“DGCL” has the meaning specified in the Recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dissenting Share” has the meaning specified in Section 4.2(c).

“dollar” or “$” means lawful money of the United States.

“Earn-Out Exchange Ratio” means a number equal to the quotient of (a) the Aggregate Earn-Out Consideration divided by (b) the aggregate number of Earn-Out Participating Company Common Shares.

“Earn-Out Participating Company Common Shares” means, without duplication, (a) the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Merger Effective Time after giving effect to the Company Conversion (including Company Restricted Stock Awards and shares of Company Common Stock issued or deemed issued and outstanding upon the conversion of the Company Warrants and the Company Convertible Notes) plus (b) the aggregate number of Net Vested Company Option Shares.

“Earn-Out Share” means a First Target Earn-Out Share, a Second Target Earn-Out Share or a Third Target Earn-Out Share.

“Environmental Laws” means all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“Equity Security” means, with respect to any Person, any share of capital stock of, or other equity interest in, such Person or any security exercisable or exchangeable for, or convertible into, any share of capital stock of, or other equity interest (including any security exercisable or exchangeable for, or convertible into, any share of capital stock or other equity interest) in, such Person, including any warrant, option, convertible or exchangeable note or debenture, profits interest or phantom equity right, whether voting or non-voting. With respect to the Company, for clarity, “Equity Security” shall include any equity award issued under any Company Incentive Plan.

“Equity Value Exchange Ratio” means a number equal to the quotient of (a) the Aggregate Equity Value Consideration divided by (b) the aggregate number of Participating Company Common Shares.

“ERISA” has the meaning specified in Section 5.14(a).

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that, together with the Company or any of its Subsidiaries, would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ESPP” has the meaning specified in Section 8.1(a).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning specified in Section 4.3(a).

“Excluded Share” has the meaning specified in Section 4.2(b)(i).

“Existing Noteholder Conversions” has the meaning specified in the Recitals hereto.

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“Export Approvals” has the meaning specified in Section 5.26(a).

“FaZe Group” has the meaning specified in Section 12.18(b).

“Financial Statements” has the meaning specified in Section 5.8(a).

“First Target Earn-Out Share” has the meaning specified in Section 4.7(a).

“Fraud” means actual and intentional fraud under Delaware common law in the making of a representation or warranty of a Party contained in this Agreement; provided, that at the time such representation was made (a) such representation was inaccurate, (b) such Party had actual knowledge (and not imputed or constructive knowledge) of the inaccuracy of such representation, (c) such Party had the specific intent to deceive another Party hereto, and (d) the other Party acted in reliance on such inaccurate representation and suffered losses as a result of such inaccuracy. “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, as may be amended and/or restated from time to time. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Authorization” has the meaning specified in Section 5.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Governmental PPP Program” means the Paycheck Protection Program administered by the U.S. Small Business Administration under the Coronavirus Aid, Relief, and Economic Security Act.

“Hazardous Material” means any (a) pollutant, contaminant, chemical, (b) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (c) petroleum or any fraction or product thereof, (d) asbestos or asbestos-containing material, (e) polychlorinated biphenyl, (f) chlorofluorocarbons, (g) per-or polyfluorinated substance and (h) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means with respect to any specified Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money of such specified Person, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments of such specified Person (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments of such specified Person, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements of such specified Person (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations of such specified Person to pay the deferred and unpaid purchase price of property and

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equipment which have been delivered, including “earn outs” and “seller notes,” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in the foregoing clauses (a) through (g) guaranteed directly or indirectly, jointly or severally, by such specified Person.

“Insider Letter” means that certain letter agreement, dated February 18, 2021, between Acquiror, the Sponsor and each of the directors and officers of Acquiror as of the date of this Agreement.

“Intellectual Property” means any and all rights, title, and interest in or to intellectual or industrial property, throughout the world, including all U.S. and foreign: (a) patents, published or unpublished patent applications (and any patents that will be issued as a result of those patent applications), provisional patent applications and similar filings, invention disclosures, and industrial designs, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, extensions or counterparts and foreign equivalents thereof, (b) registered and unregistered trademarks, logos, service marks, certification marks, trade dress and trade names, brand names, business names, slogans, pending applications therefor, and internet domain names, and other similar designations of source or indicia or origin, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing, (c) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in Software, content, and other works of authorship, (d) Software, (e) rights of personality, privacy, and publicity, including to the extent in name, handle, nickname, number, image, likeness, voice, and other personal attributes and in social media usernames, accounts, and hashtags, and (f) trade secrets, confidential information and other proprietary rights or information including know-how, unpatented inventions, processes, models and methodologies, formulae, technology, technical or research data, customer or end-user lists, business plans, database rights, in each case that derive independent economic value from not being generally known by the public and not being readily ascertainable by other Persons (the foregoing items in clause (e), collectively “Trade Secrets”).

“Interim Period” has the meaning specified in Section 7.1.

“International Trade Laws” means all applicable Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, Software, data, services, goods, and technology, including those Laws under the authority of the U.S. Department of the Treasury, the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, the Arms Export Control Act, those customs and import Laws administered by U.S. Customs and Border Protection, any other export or import controls administered by an agency of the U.S. government, the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury, and other applicable Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the U.S. Laws described above.

“Investment Company Act” means the Investment Company Act of 1940.

“IPO Prospectus” means the prospectus of Acquiror, dated February 18, 2021, filed by Acquiror with the SEC on February 19, 2021 in connection with Acquiror’s initial public offering.

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” means Software, information technology and computer systems, servers, networks, workstations, routers, hubs, switches, data communication lines, interfaces, platforms, databases, websites, computer hardware and equipment used to process, store, generate, analyze, maintain and operate data or information, including any of the foregoing accessed pursuant to outsourced or cloud computing arrangements.

“Law” means (a) any statute, law, ordinance, rule or regulation, in each case, of any Governmental Authority or (b) any Governmental Order.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Letter of Transmittal” has the meaning specified in Section 4.3(b).

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“Liability” means any debt, liability, obligation, guaranty, loss, damage, claim, demand, action, cause of action, cost, deficiency, penalty or expense, in each case, whether based in contract, tort, equity or otherwise, and whether direct or indirect, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“License” means any approval, authorization, consent, license, registration, permit or certificate granted or issued by a Governmental Authority.

“Lien” means any lien, license, mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, right of first offer, right of first refusal, option, adverse claim or other lien of any kind, whether consensual, statutory or otherwise.

“LTIP” has the meaning specified in Section 8.1(a).

“Merger” has the meaning specified in the Recitals hereto.

“Merger Consideration Value” means an amount in cash equal to the product of (a) the Equity Value Exchange Ratio and (b) the Acquiror Share Price.

“Merger Effective Time” has the meaning specified in Section 2.2.

“Merger Sub” has the meaning specified in the Preamble hereto.

“Minimum Acquiror Closing Cash Amount” means $218,000,000.

“Modification in Recommendation” has the meaning specified in Section 9.2(c).

“Multiemployer Plan” has the meaning specified in Section 5.14(c).

“Nasdaq” means The Nasdaq Capital Market LLC.

“Net Vested Company Option Share” means, with respect to each Vested Company Option, a number of whole and partial shares of Acquiror Common Stock (computed to the nearest four decimal places) equal to (a) the product obtained by multiplying (i) the number of shares of Company Common Stock subject to such Vested Company Option immediately prior to the Merger Effective Time, and (ii) the excess, if any, of the Merger Consideration Value over the exercise price per share of Company Common Stock subject to such Vested Company Option, divided by (b) the Merger Consideration Value.

“Noteholder Conversions” has the meaning specified in the Recitals hereto.

“Offer Documents” has the meaning specified in Section 9.2(b)(i).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License, and including Compulsory Copyleft Terms.

“Open Source Materials” means any software subject to an Open Source License.

“Outside Deadline” has the meaning specified in Section 11.1(b)(ii).

“Participating Company Common Shares” mean, without duplication, (a) the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Merger Effective Time after giving effect to the Company Conversion (including Company Restricted Stock Awards and shares of Company Common Stock issued or deemed issued and outstanding upon the conversion of the Company Warrants and the Company Convertible Notes), minus (b) the Additional Company Shares, plus (c) the aggregate number of Net Vested Company Option Shares.

“PCAOB” means the Public Company Accounting Oversight Board.

Annex A-1-13

“Per Share Merger Consideration” means, as applicable, the Standard Per Share Equity Value Consideration and, subject to the vesting and forfeiture conditions specified in Section 4.7, the Standard Per Share Earn-Out Consideration.

“Permitted Liens” means (a) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (i) not yet due and payable or (ii) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens for Taxes (i) not yet due and payable or (ii) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (c) with respect to any Leased Real Property, (i) non-monetary Liens, encumbrances or restrictions (including easements, encroachments, covenants, rights of way and other conditions) and (ii) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that, in the case of each of the preceding clauses (i) and (ii), (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, or (C) do not materially interfere with the present uses of such real property, (d) with respect to any Leased Real Property, (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (ii) any Lien permitted under a Real Property Lease and (iii) Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (e) licenses of Company Intellectual Property entered into in the ordinary course of business, (f) Liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business or purchase money Liens and Liens securing rental payments under operating or capital lease arrangements, in each case, entered into in the ordinary course of business, (g) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security and (h) other Liens that do not, individually or in the aggregate, materially and adversely affect the businesses of the Company and its Subsidiaries, taken as a whole.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“PIPE Investment” has the meaning specified in the Recitals hereto.

“PIPE Investment Amount” means the aggregate gross purchase price received by Acquiror prior to or substantially concurrently with the Closing in respect of all of the PIPE Shares.

“PIPE Investor” means any investors participating in the PIPE Investment pursuant to the Subscription Agreements.

“PIPE Share” means any share of Acquiror Class A Stock purchased in the PIPE Investment.

“PIPE Targeted Amount” means $100,000,000.

“Prospectus” has the meaning specified in Section 12.1.

“Proxy Statement” has the meaning specified in Section 9.2(b)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 9.2(b)(i).

“PPP Loan” means the loan of the Company under the Governmental PPP Program, as set forth on Section 7.6 of the Company Disclosure Letter.

“Pubco Bylaws” has the meaning specified in Section 2.4(a).

“Pubco Charter” has the meaning specified in Section 2.4(a).

“Q3 2021 Financial Statements” has the meaning specified in Section 7.3.

“Real Property Leases” has the meaning specified in Section 5.21(a)(ii).

Annex A-1-14

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form S-4, or another appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 9.2(b)(i).

“Related Person” means, with respect to any specified Person, any former, current or future (a) Affiliate, equityholder, member, partner, director, manager, officer, employee, agent, representative, heir, successor or assign of such specified Person or (b) any Affiliate, equityholder, member, partner, director, manager, officer, employee, agent, representative, heir, successor or assign of any Person described in the preceding clause (a).

“Representative” means, with respect to any specified Person, any director, manager, officer, employee, agent, attorney, advisor or other representative of such specified Person.

“Requisite Company Stockholders” means the Company Stockholders holding the required voting power to obtain the Company Stockholder Approval.

“Requisite Convertible Notes Holders” means (a) the holders of Company Convertible Notes that have executed Existing Noteholder Conversions and (b) the holders of any Company Convertible Notes (i) under which any amounts remain outstanding as of the day immediately preceding the Closing Date and (ii) the terms of which, as of the day immediately preceding the Closing Date, restrict both the conversion and repayment in full of all amounts outstanding thereunder without the consent of the holder thereof.

“Sanctioned Country” means a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws in effect at the relevant time (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (a) any Person identified in any sanctions-related list of designated Persons maintained by (i) the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of Commerce’s Bureau of Industry and Security, or the U.S. Department of State, (ii) Her Majesty’s Treasury of the United Kingdom, (iii) any committee of the United Nations Security Council or (iv) the European Union or any European Union member state; (b) any Person located, organized, or resident in or a Governmental Authority or government instrumentality of, any Sanctioned Country; or (c) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, any Person described in the foregoing clause (a) or (b), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (a) the United States (including the Department of the Treasury’s Office of Foreign Assets Control and the Department of State), (b) the European Union and its member states, (c) the United Nations Security Council, (d) Her Majesty’s Treasury of the United Kingdom, or (e) any other relevant sanctions authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Guidance” has the meaning specified in Section 6.6.

“Second Target Earn-Out Share” has the meaning specified in Section 4.7(a).

“Securities Act” means the Securities Act of 1933.

“Signing Form 8-K” has the meaning specified in Section 9.2(a).

“Signing Press Release” has the meaning specified in Section 9.2(a).

“Skadden” has the meaning specified in Section 12.18(b).

Annex A-1-15

“Software” means any and all (a) computer programs (including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form), (b) databases and compilation (including any and all data and collections of data), whether machine readable or otherwise, (c) descriptions, flow charts and other documentation used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) all documentation including developer notes, instructions, comments, annotations, user manuals and other training documentation relating to any of the foregoing.

“Sponsor” means B. Riley Principal 150 Sponsor Co., LLC, a Delaware limited liability company.

“Sponsor Support Agreement” has the meaning set forth in the Recitals hereto.

“Standard Per Share Earn-Out Consideration” has the meaning specified in Section 4.1(b).

“Standard Per Share Equity Value Consideration” has the meaning specified in Section 4.1(b).

“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated.

“Subsidiary” means, with respect to any specified Person, any other corporation or other business entity more than 50% of the voting power of the Equity Securities of which is owned, directly or indirectly, by such specified Person.

“Supporting Company Stockholder” means those Persons set forth on Section 1.1(b) of the Company Disclosure Letter.

“Surviving Corporation” has the meaning specified in the Recitals hereto.

“Tax Return” means any federal, state, local or non-U.S. return, declaration, report, form, statement, information statement or other document relating to Taxes that is filed or required to be filed with a Governmental Authority, including any elections, claims for refunds of Taxes, information returns, any declarations, disclosures, schedules, attachments, estimates or amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, capital gains, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, workers compensation, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“third party” means, with respect to any specified Person, any Person other than (a) such specified Person or (b) any Related Person of such specified Person.

“Third-Party Purchaser” means any Person (other than Acquiror or any wholly owned Subsidiary of Acquiror or Person of which Acquiror is a wholly owned Subsidiary) or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of such Persons.

“Third Target Earn-Out Shares” has the meaning specified in Section 4.7(a).

“Title IV Plan” has the meaning specified in Section 5.14(c).

“Top Talents” has the meaning specified in Section 5.28(a).

“Top Vendors” has the meaning specified in Section 5.29(a).

“Trading Day” means any day on which Acquiror Common Stock is actually traded on the principal securities exchange or securities market on which Acquiror Common Stock is then traded.

Annex A-1-16

“Transaction Litigation” has the meaning specified in Section 9.7.

“Transaction Proposals” has the meaning specified in Section 9.2(c).

“Transfer Taxes” has the meaning specified in Section 9.4.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form).

“Trust Account” has the meaning specified in Section 12.1.

“Trust Agreement” has the meaning specified in Section 6.10.

“Trustee” has the meaning specified in Section 6.10.

“U.S.” means United States.

“Unvested Company Option” has the meaning specified in Section 4.6(a)(i).

“Vested Company Option” means (a) each Company Option that is then outstanding as of immediately prior to the Merger Effective Time that is vested in accordance with its terms as of the Merger Effective Time (including each Company Option that vests or is deemed vested in accordance with its terms in connection with the transactions contemplated by this Agreement) and (b) seventy-five percent (75%) of each discrete grant of Company Options that is then outstanding and unvested in accordance with its terms as of the Merger Effective Time.

“Vested Incentive Stock Option” has the meaning specified in Section 4.6(a)(ii).

“Vested Option Consideration” has the meaning specified in Section 4.6(a)(ii).

“VWAP” means, for any security as of any day or multi-day period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable). If the VWAP cannot be calculated for such security for such day or multi-day period (as applicable) on any of the foregoing bases, the VWAP of such security shall be the fair market value per share at the end of such day or multi-day period (as applicable) as reasonably determined by the board of directors of the Surviving Corporation and the Sponsor.

“Warrant Agreement” means the Warrant Agreement, dated as of February 18, 2021, between Acquiror and Continental Stock Transfer & Trust Company.

“Warrantholder Exercises” has the meaning specified in the Recitals hereto.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the actual knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

“Working Capital Loan” means any loan made to Acquiror by any Acquiror Insider for the purpose of financing Acquiror Transaction Expenses.

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“Written Consent” has the meaning specified in Section 9.2(d)(i).

Section 1.2.  Construction.

(a)  Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement and not any particular Article, Section or provision hereof, (iv) the terms “Article,” “Section” or “Exhibit” refer to the specified Article, Section or Exhibit, as applicable, of this Agreement, (v) the word “include,” “includes” or “including” shall be deemed to be followed by the phrase “without limitation,” (vi) the words “or” and “any” shall be disjunctive but not exclusive and (vii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(b) Unless the context of this Agreement otherwise requires, (i) references to any Law shall be deemed to refer to such Law as consolidated, replaced, revised, amended or supplemented from time to time, including through the promulgation of rules or regulations thereunder, (ii) references herein to any Contract (including this Agreement) shall be deemed to refer to such Contract as amended, restated, supplemented or otherwise modified from time to time, and (iii) references herein to any Person shall be deemed to include such Person’s successors and assigns.

(c)  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) Unless otherwise specified, the reference date for purposes of calculating any period shall be excluded from such calculation, but any period “from” or “through” a specified date shall commence or end, as applicable, on such specified date.

(e)  Any accounting terms used and not otherwise expressly defined herein shall have the respective meanings given to them under GAAP.

(f)  Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any provision of this Agreement.

(g) Exhibits attached to, or referenced in this Agreement are incorporated herein as if set forth in full herein.

(h) “Writing,” “written” and similar words refer to printing, typing and other means of reproducing words in a visible form (including e-mail or any.pdf attached thereto).

(i)   Each Party acknowledges and agrees that it has been represented by legal counsel during, and has participated jointly with the other Parties in, the negotiation and execution of this Agreement and waives the application of any Law or rule of construction providing that ambiguities in a contract or other document or any provision thereof will be construed against the Party that drafted such contract or other document or provision thereof.

(j)   When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s business or Acquiror’s business, as applicable.

Section 1.3.  Knowledge. As used herein, (a) the phrase “to the knowledge of the Company” (or any similar phrase) shall mean the actual knowledge of the individuals identified in Section 1.3 of the Company Disclosure Letter, solely in their respective capacities as directors, officers or employees of the Company, as applicable, and without any individual liability, as such individuals would have acquired upon reasonable inquiry of their respective direct reports, and (b) the phrase “to the knowledge of Acquiror” (or any similar phrase) shall mean the actual knowledge of the individuals identified in Section 1.3(b) of the Acquiror Disclosure Letter, solely in their respective capacities as directors, officers or employees of Acquiror, as applicable, and without any individual liability, as such individuals would have acquired upon reasonable inquiry of their respective direct reports.

Section 1.4.  Equitable Adjustments. If, during the Interim Period, the outstanding Acquiror Shares shall have been changed into a different number of shares or a different class or series, or if there shall have been any breach by Acquiror of any of its representations, warranties or covenants contained herein relating to the Acquiror Shares, then any

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number, value (including dollar value) or amount contained herein which is based upon the number of Acquiror Shares will be appropriately adjusted to provide to the holders of Equity Securities of the Company the same economic effect as contemplated by this Agreement without giving effect to such event. Nothing in this Section 1.4 shall be construed to permit Acquiror to take or permit any action that is prohibited by any other provision of this Agreement, or omit any action that is required by any other provision of this Agreement, with respect to the Acquiror Shares or otherwise.

Article II

THE TRANSACTIONS

Section 2.1.  The Merger. On the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, at the Merger Effective Time, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation.

Section 2.2.  Merger Effective Time. At the Closing, the Company and Merger Sub shall file with the Delaware Secretary of State a certificate of merger substantially in the form attached to this Agreement as Exhibit D (the “Certificate of Merger”) in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time the Certificate of Merger is accepted for filing by the Delaware Secretary of State or at such later time as may be mutually agreed by the Company and Acquiror and specified in the Certificate of Merger. The time at which the Merger actually becomes effective is referred to herein as the “Merger Effective Time.”

Section 2.3.  Effect of the Merger. The effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all of the respective assets, properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the respective debts, Liabilities, duties and obligations of the Company and Merger Sub shall become the debts, Liabilities, duties and obligations of the Surviving Corporation.

Section 2.4.  Governing Documents.

(a)  Immediately prior to the Merger Effective Time, the certificate of incorporation and bylaws of Acquiror in effect prior to the Merger Effective Time shall be amended and restated in their entirety to be in substantially the forms attached hereto as Exhibit E (the “Pubco Charter”) and Exhibit F (the “Pubco Bylaws”), respectively, and Acquiror shall file the Pubco Charter with the Delaware Secretary of State in accordance with the applicable provisions of the DGCL. The Pubco Charter and the Pubco Bylaws shall be the certificate of incorporation and bylaws of Acquiror until thereafter supplemented or amended in accordance with the applicable provisions thereof and of the DGCL.

(b) At the Merger Effective Time, the certificate of incorporation and bylaws of the Company in effect immediately prior to the Merger Effective Time shall be amended and restated in their entirety to be in substantially the forms attached hereto as Exhibit G and Exhibit H, respectively, and, as so amended, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter supplemented or amended in accordance with the applicable provisions thereof and of the DGCL.

Section 2.5.  Directors and Officers.

(a)  At the Merger Effective Time, the directors and officers identified in Section 2.5 of the Company Disclosure Letter shall become the directors and officers of the Surviving Corporation and shall hold such offices in accordance with the Governing Documents of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

(b) The parties shall take all actions necessary to ensure that, from and after the Merger Effective Time, the Persons identified as the post-Closing directors and officers of Acquiror in accordance with the provisions of Section 8.6 shall be the directors and officers (and, in the case of such officers, holding such positions as set forth in Section 8.6(b) of the Company Disclosure Letter), respectively, of Acquiror, each to hold office in accordance with the Governing Documents of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

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Article III

CLOSING OF THE TRANSACTIONS

Section 3.1.  Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place (a) remotely by the mutual exchange of electronic signatures by the means provided in Section 12.2, at 10:00 a.m., Eastern Time, on the date that is two Business Days after the first day on which all of the conditions set forth in Article X have been satisfied or, to the extent permitted by applicable Law, waived by the applicable Party or Parties entitled to the benefit thereof (other than those conditions that by their nature or terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or (b) at such other place or time as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 3.2.  Pre-Closing Deliverables.

(a)  Not less than two Business Days prior to the Closing Date, the Company shall prepare and deliver to Acquiror (i) a statement setting forth the Company’s good faith determination of Company Transaction Expenses as of the Closing Date (in reasonable detail and with reasonable supporting documentation to enable a review of such statement by Acquiror), including the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices therefor and (ii) an allocation schedule setting forth the Company’s good faith determination of (A) the numbers of each type of Equity Securities of the Company held by each holder of Equity Securities of the Company immediately prior to the Company Conversion and immediately after the Company Conversion (but immediately before the Closing), (B) the aggregate number of Participating Company Common Shares, the Equity Value Exchange Ratio and the Earn-Out Exchange Ratio and (C) the consideration due to each holder of Equity Securities of the Company pursuant to this Agreement, including any cash amounts payable in lieu of fractional shares, together with any other information that the Exchange Agent may reasonably request (the “Company Closing Statement”).

(b) Not less than two Business Days prior to the Closing Date, Acquiror shall prepare and deliver to the Company a statement setting forth Acquiror’s good faith determination of (i) the Acquiror Share Redemption Amount, (ii) the Acquiror Closing Cash Amount and (iii) Acquiror Transaction Expenses as of the Closing Date (in each case, in reasonable detail and with reasonable supporting documentation to enable a review of such statement by the Company), including the respective amounts and wire transfer instructions for the payment of all Acquiror Transaction Expenses, together with corresponding invoices therefor (the “Acquiror Closing Statement”).

Section 3.3. FIRPTA Certificate (a). At the Closing, the Company shall deliver to Acquiror a certificate prepared in accordance with the requirements of Treasury Regulations Section 1.1445-2(c)(3), together with a notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case, in form and substance reasonably satisfactory to Acquiror; provided that, notwithstanding anything to the contrary in this Agreement, the sole remedy available to Acquiror for any failure to provide the documentation described in this Section 3.3 shall be to make any Tax withholding (if any) required under applicable Law in connection with payments made pursuant to this Agreement, it being understood that in no event shall any such failure to deliver the documentation described in this Section 3.3 constitute a failure of a condition to the Closing pursuant to Article X or otherwise.

Section 3.4.  Closing Payments.

(a)  At the Closing, Acquiror will deliver or cause to be delivered to the Exchange Agent the Aggregate Equity Value Consideration, the Additional Acquiror Shares and the Aggregate Earn-Out Consideration for further distribution to the applicable holders of Equity Securities of the Company pursuant to Section 4.3

(b) At the Closing, Acquiror shall pay or cause to be paid, by wire transfer of immediately available funds, (i) all accrued and unpaid Acquiror Transaction Expenses as set forth in the Acquiror Closing Statement and (ii) all accrued and unpaid Company Transaction Expenses as set forth in the Company Closing Statement; provided that any unpaid Company Transaction Expenses due to any current or former employee, independent contractor, officer or director of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.

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Section 3.5.  Further Assurances. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation following the Merger Effective Time with full right and title to, and possession of, all assets, properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub, the Parties and their respective directors, managers and officers are fully authorized, in the name of the applicable Party or its successor or otherwise, to take, and shall take, all such lawful actions (including preparing, executing, delivering, filing, disseminating and publishing all such other agreements, instruments and other documents) as are reasonably necessary to achieve the foregoing purposes and are not inconsistent with this Agreement.

Article IV

MERGER CONSIDERATION; CONVERSION OF SECURITIES

Section 4.1.  Merger Consideration.

(a)  The aggregate consideration to be paid to holders of Equity Securities of the Company in, or in connection with, the Merger shall be (i) the Aggregate Equity Value Consideration plus the Additional Acquiror Shares, and (ii) subject to the vesting and forfeiture conditions specified in Section 4.7, the Aggregate Earn-Out Consideration.

(b) The consideration to be paid in, or in connection with, the Merger in respect of each share of Company Common Stock that is issued and outstanding immediately prior to the Merger Effective Time (but after the Company Conversion) (other than any Excluded Share or Dissenting Share) shall be (i) a number of shares of Acquiror Common Stock equal to the Equity Value Exchange Ratio (the “Standard Per Share Equity Value Consideration”) and (ii) subject to the vesting and forfeiture conditions specified in Section 4.7, a number of shares of Acquiror Common Stock equal to the Earn-Out Exchange Ratio (the “Standard Per Share Earn-Out Consideration”).

Section 4.2.  Effect on Company Shares. Subject to the provisions of this Agreement:

(a)  Immediately prior to the Merger Effective Time, each share of Company Preferred Stock that is issued and outstanding as of such time (including the Company Preferred Stock issued upon the exercise of Company Preferred Warrants pursuant to Section 4.4(b)) shall automatically convert into a number of share(s) of the Company Common Stock as set forth in the Company Closing Statement (the “Company Conversion”). All of the shares of Company Preferred Stock converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities;

(b) At the Merger Effective Time, after the Company Conversion, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or any holder of Equity Securities of any of the foregoing, subject to and in consideration of the terms and conditions set forth herein, the following shall occur:

(i)  each Company Share that is owned by Acquiror, Merger Sub or the Company (as treasury stock or otherwise) immediately prior to the Merger Effective Time (each, an “Excluded Share”) shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor;

(ii)  each share of Company Common Stock that is issued and outstanding immediately prior to the Merger Effective Time (including the Company Common Stock issued upon the exercise of Company Common Warrants pursuant to Section 4.4(a) and the Company Common Stock issued upon conversion of Company Convertible Notes pursuant to Section 4.5, but not including any Company Restricted Stock Award, which shall be subject to Section 4.6(b), and Dissenting Shares) shall be canceled and converted into the right to receive the Standard Per Share Equity Value Consideration and subject to the vesting and forfeiture conditions specified in Section 4.7, the Standard Per Share Earn-Out Consideration;

(iii)  each share of common stock of Merger Sub that is issued and outstanding immediately prior to the Merger Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

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(c)  Each share of Company Common Stock that is issued and outstanding immediately prior to the Merger Effective Time and in respect of which a demand for appraisal has been properly exercised in accordance with Section 262 of the DGCL and Section 1301 of the CCC and, as of the Merger Effective Time, has not been effectively withdrawn or lost or forfeited (a “Dissenting Share”) shall not be converted into the right to receive the applicable Per Share Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Share pursuant to Section 262 of the DGCL and Section 1301 of the CCC. Each holder of a Dissenting Share that becomes entitled to payment under the DGCL and the CCC in respect of such Dissenting Share shall receive payment therefor in accordance with the DGCL and the CCC (but only after the value therefor shall have been agreed upon or finally determined pursuant to the DGCL and the CCC). If, after the Merger Effective Time, any share of Company Common Stock shall lose its status as a Dissenting Share, then such share of Company Common Stock shall immediately be converted into the right to receive the applicable Per Share Merger Consideration as if such Company Share never had been a Dissenting Share, and Acquiror (or following the Merger Effective Time, the Company) shall deliver, or cause to be delivered in accordance with the terms of this Agreement, to the holder thereof the applicable Per Share Merger Consideration as if such Company Share had never been a Dissenting Share.

Section 4.3.  Exchange Procedures.

(a)  No later than 15 Business Days prior to the Closing Date, Acquiror shall appoint (pursuant to an agreement in a form reasonably acceptable to the Company) Acquiror’s transfer agent or another agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the agent for the purpose of paying the Aggregate Equity Value Consideration, the Additional Acquiror Shares and the Aggregate Earn-Out Consideration to the applicable holders of Equity Securities of the Company. At or before the Merger Effective Time, Acquiror shall deposit with the Exchange Agent the Aggregate Equity Value Consideration, the Additional Acquiror Shares and the Aggregate Earn-Out Consideration.

(b) Reasonably promptly after the Merger Effective Time, Acquiror shall send or shall cause the Exchange Agent to send, to each record holder of Company Common Stock as of immediately prior to the Merger Effective Time whose shares of Company Common Stock were converted pursuant to Section 4.1(b) into the right to receive the applicable portion of the Aggregate Equity Value Consideration, the Additional Acquiror Shares and the Aggregate Earn-Out Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share of Company Common Stock to the Exchange Agent, and which otherwise shall be in customary form) for use in such exchange (each, a “Letter of Transmittal”).

(c)  Each holder of Company Common Stock that has been converted into the right to receive the applicable portion of the Aggregate Equity Value Consideration, the Additional Acquiror Shares and the Aggregate Earn-Out Consideration, pursuant to Section 4.1(b) shall be entitled to receive such portion of the Aggregate Equity Value Consideration, the Additional Acquiror Shares and the Aggregate Earn-Out Consideration upon receipt by the Exchange Agent of an “agent’s message” (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) or a duly completed and validly executed Letter of Transmittal, as applicable, and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any Company Common Stock.

(d) Promptly following the date that is one year after the Closing Date, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Equity Value Consideration, the Additional Acquiror Shares or the Aggregate Earn-Out Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of Company Common Stock as of immediately prior to the Merger Effective Time that has not exchanged such Company Common Stock for the applicable portion of the Aggregate Equity Value Consideration, the Additional Acquiror Shares and the Aggregate Earn-Out Consideration in accordance with this Section 4.3 prior to the date that is one year after the Merger Effective Time may transfer such Company Common Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Equity Value Consideration, the Additional Acquiror Shares and the Aggregate Earn-Out Consideration without any interest thereupon. None of

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Acquiror, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Equity Value Consideration, the Additional Acquiror Shares or the Aggregate Earn-Out Consideration delivered to a Governmental Authority pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any Company Common Stock shall not have been transferred immediately prior to the date on which any consideration payable pursuant to this Article IV would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(e)  Notwithstanding anything in this Agreement to the contrary, no fractional shares of Acquiror Common Stock shall be issued in exchange for Company Common Stock. If either (i) the aggregate number of shares of Acquiror Common Stock that would be paid to the holder of any Company Common Stock in respect of all Company Common Stock held by such holder pursuant to Section 4.1(b)(i) in the absence of this Section 4.3(e) is not a whole number or (ii) the aggregate number of shares of Acquiror Common Stock that would be paid to the holder of any Company Common Stock in respect of all Company Common Stock held by such holder pursuant to Section 4.1(b)(ii) in the absence of this Section 4.3(e) is not a whole number, then such aggregate number shall be (x) rounded down to the nearest whole number in the event that the fractional share of Acquiror Common Stock that otherwise would be so paid is less than five-tenths (0.5) of a share of Acquiror Common Stock and (y) rounded up to the nearest whole number in the event that the fractional share of Acquiror Common Stock that otherwise would be so paid is greater than or equal to five-tenths (0.5) of a share of Acquiror Common Stock.

Section 4.4.  Treatment of Company Warrants.

(a)  Pursuant to the Warrantholder Exercises, each warrant to purchase shares of Company Common Stock (each, a “Company Common Warrant”) that is outstanding and unexercised immediately prior to the Merger Effective Time shall be exercised in full in accordance with its terms prior to the Merger Effective Time, and each share of Company Common Stock issued or issuable upon such exercise shall be treated as being issued and outstanding immediately prior to the Merger Effective Time and, pursuant to Section 4.2(b)(ii) (and without duplication), shall be canceled and converted into the right to receive the Standard Per Share Equity Value Consideration and subject to the vesting and forfeiture conditions specified in Section 4.7, the Standard Per Share Earn-Out Consideration.

(b) Pursuant to the Warrantholder Exercises, each warrant to purchase shares of Company Series A Preferred Stock (each, a “Company Preferred Warrant”) that is outstanding and unexercised immediately prior to the Merger Effective Time shall be exercised in full in accordance with its terms prior to the Company Conversion. Each share of Company Preferred Stock issued or issuable upon such exercise shall automatically convert into a number of share(s) of the Company Common Stock as set forth in the Company Closing Statement, pursuant to the Company Conversion as set forth in Section 4.2(a), each of which share(s) of the Company Common Stock shall, pursuant to Section 4.2(b)(ii) (and without duplication), be canceled and converted into the right to receive the Standard Per Share Equity Value Consideration and, subject to the vesting and forfeiture conditions specified in Section 4.7, the Standard Per Share Earn-Out Consideration.

Section 4.5.  Treatment of Company Convertible Notes.

(a)  Pursuant to the Noteholder Conversions, the Company Convertible Notes held by the Requisite Convertible Notes Holders that are outstanding immediately prior to the Merger Effective Time shall be converted immediately prior to the Merger Effective Time into shares of Company Common Stock, and each share of Company Common Stock issued or issuable upon such conversion shall be treated as being issued and outstanding immediately prior to the Merger Effective Time and, pursuant to Section 4.2(b)(ii) (and without duplication), shall be canceled and converted into the right to receive the Standard Per Share Equity Value Consideration and, subject to the vesting and forfeiture conditions specified in Section 4.7, the Standard Per Share Earn-Out Consideration.

(b) All amounts outstanding under any Company Convertible Notes that are not converted into shares of Company Common Stock pursuant to (x) the Noteholder Conversions as contemplated by Section 4.5(a) or (y) any other agreement by holders of the Company Convertible Notes listed in Section 4.5(b) of the Company Disclosure Letter to convert prior to the Merger Effective Time, shall be paid off in full by the Company prior to the Merger Effective Time.

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Section 4.6.  Treatment of Company Equity Awards.

(a)  Company Options.

(i)  As of the Merger Effective Time, each Company Option that is then outstanding and that is not a Vested Company Option (each, an “Unvested Company Option”) shall be converted into the right to receive an option relating to Acquiror Common Stock on the same terms and conditions as are in effect with respect to such Unvested Company Option immediately prior to the Merger Effective Time (including with respect to vesting and termination-related provisions) (each, an “Acquiror Option”), except that (A) such Acquiror Option shall relate to such number of shares of Acquiror Common Stock (rounded down to the nearest whole share of Acquiror Common Stock) as is equal to (x) the number of shares of Company Common Stock subject to such Unvested Company Option multiplied by (y) the Equity Value Exchange Ratio, and (B) the exercise price per share of such Acquiror Option shall be equal to the quotient of (x) the exercise price per share of such Unvested Company Option in effect immediately prior to the Merger Effective Time divided by (y) the Equity Value Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent).

(ii)  Effective as of five (5) Business Days prior to, and conditional upon the occurrence of, the Merger Effective Time, each holder of a Vested Company Option intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code (a “Vested Incentive Stock Option”), whether vested or unvested, will be entitled to exercise such Vested Incentive Stock Option in full by providing the Company with a notice of exercise and full payment of the applicable exercise price in accordance with the terms of the applicable Company Incentive Plan and related award agreement.  As of the Merger Effective Time, each Vested Company Option that is not exercised in accordance with the prior sentence shall, automatically and without any required action on the part of the holder thereof, be converted into the right to receive the Per Share Merger Consideration in respect of each Net Vested Company Option Share in accordance with Section 4.2(b)(ii) as if each Net Vested Company Option Share were one share of Company Common Stock issued and outstanding immediately prior to the Merger Effective Time (the “Vested Option Consideration”). Acquiror shall, or shall cause the Surviving Company to, deliver the portion of the Vested Option Consideration in respect of the Standard Per Share Equity Value Consideration to each holder of Vested Company Options, less any required withholding Taxes and without interest, within three (3) Business Days following the Merger Effective Time; provided, that any such withholding Taxes required to be paid by or collected on behalf of such holder shall be satisfied by retaining a number of shares of Acquiror Common Stock having a fair market value (determined by reference to the closing price of a share of Acquiror Common Stock on the Closing Date) equal to the minimum statutory amount required to be withheld, rounded up to the nearest whole share.

(b) Company Restricted Stock Awards. As of the Merger Effective Time, each Company Restricted Stock Award that is outstanding immediately prior to the Merger Effective Time shall be converted into the right to receive restricted Acquiror Common Stock (each, an “Acquiror Restricted Stock Award”) having the same terms and conditions as were applicable to such Company Restricted Stock Award immediately prior to the Merger Effective Time (including with respect to vesting and termination-related provisions), except that such Acquiror Restricted Stock Award shall relate to such number of shares of Acquiror Common Stock as is determined in accordance with Section 4.1.

(c)  The Company shall take all necessary actions to effect the treatment of the Company Equity Awards pursuant to Section 4.6(a) and Section 4.6(b) in accordance with the Company Incentive Plans and the applicable award agreements to ensure that no Acquiror Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-1 or Form S-3) of Acquiror, unless such exercise satisfies an exemption from the registration requirements of the Securities Act. The Board of Directors of the Company shall amend the Company Incentive Plans and take all other necessary actions, effective as of immediately prior to the Closing, in order to provide that no new Company Equity Awards (or any other stock-based awards) will be granted under the Company Incentive Plans on or following the Closing.

Section 4.7.  Earn-Out.

(a)  The Standard Per Share Earn-Out Consideration will be composed as follows: (i) one-third of the shares of Acquiror Common Stock constituting the Standard Per Share Earn-Out Consideration shall be subject to the vesting and forfeiture conditions specified in Section 4.7(b)(i) (the “First Target Earn-Out Shares”), (ii) an additional

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one-third of the shares of Acquiror Common Stock constituting the Standard Per Share Earn-Out Consideration shall be subject to the vesting and forfeiture conditions specified in Section 4.7(b)(ii) (the “Second Target Earn-Out Shares”), and (iii) an additional one-third of the shares of Acquiror Common Stock constituting the Standard Per Share Earn-Out Consideration shall be subject to the vesting and forfeiture conditions specified in Section 4.7(b)(iii) (the “Third Target Earn-Out Shares”).

(b) The Standard Per Share Earn-Out Consideration shall be subject to the following vesting conditions during the five-year period beginning on the date that is 90 days after the Closing and ending on the fifth anniversary of the Closing Date (such period, the “Earn-Out Period”):

(i)  If, at any time during the Earn-Out Period, the VWAP per share of Acquiror Common Stock at any point during the trading hours of a Trading Day is greater than or equal to $12.00 for any 20 Trading Days within any period of 30 consecutive Trading Days (the date when the foregoing is first satisfied, the “First Earnout Achievement Date”), the First Target Earn-Out Shares shall immediately vest and no longer be subject to the forfeiture conditions provided in this Section 4.7 on the First Earnout Achievement Date.

(ii)  If, at any time during the Earn-Out Period, the VWAP per share of Acquiror Common Stock at any point during the trading hours of a Trading Day is greater than or equal to $14.00 for any 20 Trading Days within any period of 30 consecutive Trading Days (the date when the foregoing is first satisfied, the “Second Earnout Achievement Date”), the Second Target Earn-Out Shares shall immediately vest and no longer be subject to the forfeiture conditions provided in this Section 4.7 on the Second Earnout Achievement Date.

(iii)  If, at any time during the Earn-Out Period, the VWAP per share of Acquiror Common Stock at any point during the trading hours of a Trading Day is greater than or equal to $16.00 for any 20 Trading Days within any period of 30 consecutive Trading Days (the date when the foregoing is first satisfied, the “Third Earnout Achievement Date”), the Third Target Earn-Out Shares shall immediately vest and no longer be subject to the forfeiture conditions provided in this Section 4.7 on the Third Earnout Achievement Date.

(c)  If the Second Earn-Out Achievement Date occurs at a time when the First Earn-Out Shares have not vested, then the First Earn-Out Shares and Second Earn-Out Shares shall immediately vest and no longer be subject to the forfeiture conditions provided in this Section 4.7 as of the Second Earn-Out Achievement Date; if the Third Earn-Out Achievement Date occurs at a time when the Second Earn-Out Shares have not vested, then the Second Earn-Out Shares and Third Earn-Out Shares shall immediately vest and no longer be subject to the forfeiture conditions provided in this Section 4.7 as of the Third Earn-Out Achievement Date; and if the Third Earn-Out Achievement Date occurs at a time when the First Earn-Out Shares and Second Earn-Out Shares have not vested, then all of the Sponsor Earn-Out Shares shall immediately vest and no longer be subject to the forfeiture conditions provided in this Section 4.7 as of the Third Earn-Out Achievement Date.

(d) If, during the Earn-Out Period, the Acquiror Common Stock outstanding as of immediately following the Merger Effective Time shall have been changed into a different number of shares or a different class, then the applicable VWAP per share specified in each of Section 4.7(b)(i), Section 4.7(b)(ii) and Section 4.7(b)(iii) shall be adjusted to maintain the same economic correlation between (x) the $10.00 per share deemed price at which the Per Share Merger Consideration is issued pursuant to this Agreement and (y) each VWAP per share specified in each of Section 4.7(b)(i), Section 4.7(b)(ii) and Section 4.7(b)(iii), respectively.

(e)  In the event that there is an Acquiror Sale during the Earn-Out Period, then, to the extent that the holders of Acquiror Common Stock receive an Acquiror Sale Price that is greater than or equal to the applicable Acquiror Closing Price specified in Section 4.7(b)(i), Section 4.7(b)(ii) or Section 4.7(b)(iii) (subject to Section 4.7(d)), any Earn-Out Shares that have not previously vested in accordance with Section 4.7(b)(i), Section 4.7(b)(ii) or Section 4.7(b)(iii), as applicable, shall be deemed to have vested immediately prior to the closing of such Acquiror Sale, and the holders of any Earn-Out Shares deemed vested pursuant to this Section 4.7(e) shall be eligible to participate in such Acquiror Sale with respect to such Earn-Out Shares on the same terms, and subject to the same conditions, as apply to the holders of Acquiror Common Stock generally. Upon the consummation of an Acquiror Sale, the Earn-Out Period shall terminate.

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(f)  If, upon the expiration or termination of the Earn-Out Period, the vesting of any of the Earn-Out Shares has not occurred, then the applicable Earn-Out Shares that failed to vest pursuant to Section 4.7(b)(i), Section 4.7(b)(ii), Section 4.7(b)(iii) or Section 4.7(e), as applicable, shall be automatically forfeited and transferred to Acquiror for no consideration, and no Person (other than the Acquiror) shall have any further right with respect thereto. Upon the occurrence of a forfeiture event, Acquiror will provide its transfer agent documentary evidence of the number of shares being forfeited (the “Forfeited Shares”) and will instruct its transfer agent to transfer the Forfeited Shares.

(g) For so long as any Earn-Out Share remains subject to the vesting and forfeiture conditions specified in this Section 4.7, the holder of such Earn-Out Share shall be entitled to (i) exercise the voting rights carried by such Earn-Out Share and (ii) receive the amount of any dividends or other distributions in respect of such Earn-Out Share only when and to the extent that such Earn-Out Share vests in accordance with this Section 4.7; provided, that any such dividends or other distributions in respect of an Earn-Out Share shall be treated as income of the holder of such Earn-Out Share for U.S. federal, state and local income tax purposes, whether or not disbursed during a particular year to the holder and, to the extent required under the provisions of the Code and applicable U.S. state and local income tax Law, the holder shall be responsible for all Taxes imposed on such income (subject to the right to receive a customary tax distribution as described below). If any dividends or distributions are paid or made in respect of such Earn-Out Share during the Earn-Out Period, Acquiror shall (x) retain such dividends and distributions and (y) establish an escrow into which such dividends and distributions shall be deposited and invested for the benefit of the holder of such Earn-Out Share as and to the extent determined in good faith by Acquiror, in each case until the applicable Earn-Out Share vests in accordance with this Section 4.7; provided, however, that the terms of such escrow shall provide for customary tax distributions or disbursements to such holder in an amount reasonably necessary to satisfy any tax liabilities that may be imposed on such holder as a result of the payment or making of any such dividends or distributions and the accrual of any interest, income or earnings thereon during the term of such escrow. To the extent that such Earn-Out Share fails to vest in accordance with this Section 4.7 prior to the expiration of the Earn-Out Period, any dividends or distributions paid or made in respect thereof (and any interest, income or earnings that accrue thereon) shall be forfeited to Acquiror for no consideration, and no Person (other than Acquiror) shall have any further right with respect thereto.

(h) The Parties intend for any issuance of Earn-Out Shares to be treated by the Parties for all Tax purposes as an adjustment to the aggregate consideration to be paid to the Company Stockholders pursuant to this Agreement, unless otherwise required by applicable Law or pursuant to a “determination” (as defined in Section 1313(a) of the Code or any similar provision of U.S. state, local or non-U.S. Tax Law), and any such issuance of Earn-Out Shares is intended to comply with, and shall be effected in accordance with, Rev. Proc. 84-42, 1984-1 C.B. 521.

Section 4.8.  Withholding. Notwithstanding any other provision of this Agreement, Acquiror, Merger Sub, the Company, the Surviving Corporation, the Exchange Agent and their Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement any amounts required to be deducted and withheld from such consideration under the Code or any other applicable Law. If Acquiror, Merger Sub, any of their respective Affiliates, or any party acting on their behalf determines such deduction or withholding is so required, then Acquiror shall use commercially reasonable efforts to provide prompt written notice to the Company and to cooperate to reduce or eliminate such deduction or withholding; provided that Acquiror shall not have any such obligations with respect to any withholding resulting from the failure to deliver the certificate described in Section 3.3. To the extent that any amounts are so deducted and withheld and remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. In the case of any amounts payable to employees of the Company or its Subsidiaries in connection with the Merger that are properly treated as compensation, the Parties shall cooperate to pay such amounts through the Company’s or the relevant Subsidiary’s payroll to facilitate applicable withholding.

Article V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Acquiror and Merger Sub as follows:

Section 5.1.  Company Organization. The Company has been duly incorporated and is validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease or otherwise hold and operate all of its properties and assets and to conduct its business as it is now being

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conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (if the concept of good standing is recognized by such jurisdiction), as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the Company and its Subsidiaries, taken as a whole.

Section 5.2. Subsidiaries. The legal entity name and jurisdiction of incorporation, formation or organization, as applicable, of each Subsidiary of the Company as of the date of this Agreement is set forth in Section 5.2 of the Company Disclosure Letter. Each Subsidiary of the Company has been duly incorporated, formed or organized, as the case may be, and is validly existing under the Laws of its jurisdiction of incorporation, formation or organization, as applicable, and has the requisite corporate or other business entity power and authority to own, lease or otherwise hold and operate all of its properties and assets and to conduct its business as it is now being conducted. True, correct and complete copies of the Governing Documents of each Subsidiary of the Company, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (if the concept of good standing is recognized by such jurisdiction), as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the Company and its Subsidiaries, taken as a whole.

Section 5.3.  Due Authorization.

(a)  The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is, or is contemplated to be, a party and (subject to receipt of the Company Stockholder Approval and the Governmental Authorizations described in clauses (a) and (b) of Section 5.5) to perform all of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each Ancillary Agreement to which the Company is, or is contemplated to be, a party have been duly and validly authorized and approved by the Company Board. This Agreement has been, and each of the Ancillary Agreements to which the Company is, or is contemplated to be, a party has been or will be, as applicable, duly and validly executed and delivered by the Company, and this Agreement constitutes, and each Ancillary Agreement to which the Company is, or is contemplated to be, a party constitutes or, upon execution prior to the Closing, as applicable, will constitute, a legal, valid and binding obligation of the Company (assuming, in each case, the due and valid execution and delivery by each of the other parties thereto), enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Company Securityholder Support Agreements have been executed and delivered to Acquiror by the Requisite Company Stockholders.

(b) Prior to the Company’s execution and delivery of this Agreement, the Company Board has taken the Company Board Actions, and, as of the date of this Agreement, none of the Company Board Actions has been rescinded, withdrawn or modified. No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the Ancillary Agreements to which the Company is, or is contemplated to be, a party or to approve the Merger, the Company Conversion or other transactions contemplated hereby, except for the Company Stockholder Approval.

(c)  The affirmative votes or written consents of (i) Persons holding more than 50% (on an as-converted basis) of the voting power of the Company Stockholders, (ii) Persons holding more than 50% of outstanding shares of Company Series A Preferred Stock voting as a separate class and (iii) the Requisite Convertible Notes Holders (other than such holders that have executed Existing Note Conversions) (the “Company Stockholder Approval”) are the only votes or consents of any of the holders of any class or series of capital stock of the Company required to approve and adopt this Agreement and approve the Merger and the other transactions contemplated hereby (including the Company Conversion).

(d) To the knowledge of the Company, the Warrantholder Exercises received as of the date hereof constitute the binding agreement of each holder of Company Warrants to exercise such holder’s Company Warrants in whole prior to the Merger Effective Time in accordance with the terms of Section 4.4.

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(e)  To the knowledge of the Company, the Noteholder Conversions received as of the date hereof constitute the binding agreement of the Requisite Convertible Notes Holders to convert the aggregate outstanding amounts under such holders’ respective Company Convertible Notes, including all outstanding principal and interest accrued thereof, into shares of Company Common Stock prior to the Merger Effective Time in accordance with the terms of Section 4.5 (except, to the extent agreed by the Parties, as provided in the Noteholder Conversions).

Section 5.4.  No Conflict. Subject to the receipt of the Company Stockholder Approval and the Governmental Authorizations described in clauses (a) and (b) of Section 5.5 and except as set forth in Section 5.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and each of the Ancillary Agreements to which the Company is, or is contemplated to be, a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in any breach of or default under, the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in any breach of or default under, any Law applicable to the Company or any of its Subsidiaries, (c) violate or conflict with any provision of, or result (with or without due notice or lapse of time or both) in any breach of or default under, or require any consent or waiver to be obtained under, or result in the loss of any right or benefit of the Company or any of its Subsidiaries under, or give rise to any right of termination, cancellation or acceleration under, or cause the termination or cancellation of, any Contract of the type described in Section 5.13(a) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or (d) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of any of the foregoing would not be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 5.5.  Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror and Merger Sub contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or any of its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except (a) for (i) applicable requirements of the HSR Act, (ii) the filing of the Certificate of Merger in accordance with the DGCL and the acceptance thereof by the Delaware Secretary of State, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities Laws and (iv) any Governmental Authorization the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the transactions contemplated hereby and (b) as set forth in Section 5.5 of the Company Disclosure Letter.

Section 5.6.  Capitalization of the Company.

(a)  As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 31,900,878 shares of common stock, par value $0.00001 per share (the “Company Common Stock”) and (ii) 5,951,318 shares of preferred stock, par value $0.00001 per share (the “Company Preferred Stock”), 3,545,529 of which are designated Series A Preferred Stock (the “Company Series A Preferred Stock”), and there are no other authorized classes or series of capital stock of the Company.

(b) As of the date of this Agreement, there are issued and outstanding (i) 9,062,021 shares of Company Common Stock (including Company Restricted Stock Awards with respect to 625,114 shares of Company Common Stock) and (ii) 3,237,800 shares of Company Preferred Stock, consisting of 3,237,800 shares of Company Series A Preferred Stock. All of the issued and outstanding Company Shares (1) have been duly authorized and validly issued and are fully paid and non-assessable, (2) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (x) the Governing Documents of the Company as then in effect and (y) any other applicable Contracts governing the issuance of such securities to which the Company is a party or otherwise bound, (3) have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company as then in effect or any Contract to which the Company is a party or otherwise bound and (4) subject to the Governing Documents of the Company and the Contracts set forth in Section 5.6(b) of the Company Disclosure Letter, are free and clear of any Liens.

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(c)  As of the date of this Agreement, there are issued and outstanding Company Warrants to purchase an aggregate of (i) 292,790 shares of Company Series A Preferred Stock and (ii) 754,833 shares of Company Common Stock. All of the issued and outstanding Company Warrants (A) have been duly authorized and validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, (B) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities to which the Company is a party or otherwise bound, (C) have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound and (D) subject to the Governing Documents of the Company and the Contracts set forth in Section 5.6(c) of the Company Disclosure Letter, are free and clear of any Liens.

(d) As of the date of this Agreement, there are issued and outstanding Company Options to purchase an aggregate of 8,896,583 shares of Company Common Stock. The Company has provided to Acquiror, prior to the date of this Agreement, a true and complete list, as of the date of this Agreement, of, with respect to each Company Equity Award, the holder and type of such Company Equity Award, the number of shares of Company Common Stock subject thereto and, if applicable, the vesting schedule and the exercise price per share of Company Common Stock thereof. Each Company Equity Award was validly issued and properly approved by the Company Board (or an appropriate committee thereof). All Company Options and Company Restricted Stock Awards are evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Company Option or Company Restricted Stock Award is subject to terms that are materially different from those set forth in such forms. Each Company Option has been granted with an exercise price that is intended to be no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable. Each Company Option is intended to either qualify as an “incentive stock option” under Section 422 of the Code or to be exempt under Section 409A of the Code.

(e)  Except as otherwise set forth in this Section 5.6 or in Section 5.6(e) of the Company Disclosure Letter, as of the date of this Agreement, the Company has no outstanding (i) Equity Securities of the Company, (ii) subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Equity Securities of the Company or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any Equity Securities of the Company, (iii) equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company, (iv) Contracts to which the Company is a party or by which the Company is bound obligating the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company or (v) bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, Equity Securities of the Company having the right to vote) on any matter on which the Company’s stockholders may vote.

Section 5.7.  Capitalization of Subsidiaries.

(a)  The outstanding Equity Securities of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, (ii) are, to the extent applicable, fully paid and non-assessable, (iii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in the Governing Documents of the applicable Subsidiary and any other applicable Contracts governing the issuance of such securities to which the applicable Subsidiary is a party or otherwise bound, (iv) have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the applicable Subsidiary or any Contract to which the applicable Subsidiary is a party or otherwise bound and (v) subject to the Governing Documents of the applicable Subsidiary and the Contracts set forth in Section 5.7(a) of the Company Disclosure Letter, are owned of record or beneficially owned by the Company or another direct or indirect wholly owned Subsidiary of the Company free and clear of any Liens (other than Permitted Liens).

(b) Except as set forth in Section 5.7(b) of the Company Disclosure Letter, as of the date of this Agreement, there are no outstanding (i) subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Equity Securities of any of the Company’s Subsidiaries or any other Contracts to which any of the Company or any of its Subsidiaries is a party or by which the

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Company or any of its Subsidiaries is bound obligating any of the Company’s Subsidiaries to issue or sell any Equity Securities of such Subsidiary, (ii) equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in any of the Company’s Subsidiaries, (iii) Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating any of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of such Subsidiary or (iv) bonds, debentures, notes or other indebtedness of any of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, Equity Securities of such Subsidiary having the right to vote) on any matter on which the holders of Equity Securities of such Subsidiary may vote.

Section 5.8.  Financial Statements.

(a)  The Company has provided to Acquiror true and complete copies of (i) the PCAOB level audited consolidated balance sheet and statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows of the Company and its consolidated subsidiaries as of and for the year ended December 31, 2020, together with the auditor’s report thereon (the “2020 Audited Financial Statements”), and (ii) the PCAOB level audited consolidated balance sheet and statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows of the Company and its consolidated subsidiaries as of and for the year ended December 31, 2019 together with the auditor’s report thereon (the “2019 Audited Financial Statements” and, together with the 2020 Audited Financial Statements and, when delivered pursuant to Section 7.3, the Q3 2021 Financial Statements, the “Financial Statements”). Except as set forth in Section 5.8(a) of the Company Disclosure Letter, the Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries, as at the respective dates thereof, and their consolidated results of operations and comprehensive income (or loss), consolidated changes in stockholders’ equity and consolidated cash flows for the respective periods then ended (subject, in the case of the Q3 2021 Financial Statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods covered (except as may be indicated in the notes thereto and, in the case of the Q3 2021 Financial Statements, the absence of footnotes or the inclusion of limited footnotes) and (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated subsidiaries.

(b) The Closing Company Financial Statements, when delivered following the date of this Agreement in accordance with Section 7.3, (i) will fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries, as at the respective dates thereof, and their consolidated results of operations and comprehensive income (or loss), consolidated changes in stockholders’ equity and consolidated cash flows for the respective periods then ended (subject, in the case of any unaudited Closing Company Financial Statements, to normal year-end adjustments and the absence of footnotes), (ii) will have been prepared in accordance with GAAP applied on a consistent basis during the periods covered (except as may be indicated in the notes thereto and, in the case of any unaudited Closing Company Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) will have been prepared from, and will be in accordance in all material respects with, the books and records of the Company and its consolidated subsidiaries and (iv) in the case of any audited Closing Company Financial Statements, will comply in all material respects with the applicable accounting requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated by the SEC, in each case, as in effect as of the respective dates thereof.

(c)  Except as set forth in Section 5.8(b) of the Company Disclosure Letter, neither the Company nor, to the knowledge of the Company, any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any allegation in writing regarding any of the foregoing.

Section 5.9.  Undisclosed Liabilities. As of the date of this Agreement, except as set forth in Section 5.9 of the Company Disclosure Letter, there is no other Liability of the Company or any of the Company’s Subsidiaries that would be required to be set forth or reserved for on a consolidated balance sheet prepared in accordance with GAAP consistently applied and in accordance with past practice, except for Liabilities (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business of the Company and its Subsidiaries, (c) that will be discharged or paid off prior to or at the Closing or (d) the failure to so be set forth or reserved for would not be material to the Company and its Subsidiaries, taken as a whole.

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Section 5.10.  Absence of Changes. From the date of the most recent balance sheet included in the Financial Statements through the date of this Agreement, there has not been any Company Material Adverse Effect.

Section 5.11.  Litigation and Proceedings. Except as set forth in Section 5.11 of the Company Disclosure Letter or as would not be material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, (a) there is no Action pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the knowledge of the Company, any of their respective directors, managers, officers or employees (in their respective capacities as such), (b) to the knowledge of the Company, there is no investigation or other inquiry pending with any Governmental Authority, against the Company or any of its Subsidiaries or any of their respective properties or assets or any of their respective directors, managers, officers or employees (in their respective capacities as such) and (c) there is no Governmental Order imposed upon, or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries, nor are any of the properties or assets of the Company or any of its Subsidiaries bound by or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to the Company.

Section 5.12.  Legal Compliance.

(a) Except (i) with respect to compliance with Environmental Laws (as to which certain representations and warranties are made in Section 5.24), compliance with Tax Laws (which are the subject of Section 5.16), compliance with labor Laws (as to which certain representations and warranties are made in Section 5.15), compliance with Intellectual Property Laws (as to which certain representations and warranties are made in Section 5.22) and compliance with data privacy and cybersecurity Laws (as to which certain representations and warranties are made in Section 5.23) and (ii) as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and during the past two years have been, in compliance with all applicable Laws in all material respects. During the two years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of any material violation of applicable Law by the Company or any of its Subsidiaries, and, to the knowledge of the Company, no Action alleging any material violation of any Law by the Company or any of its Subsidiaries is pending or threatened against the Company or any of its Subsidiaries as of the date of this Agreement.

(b) Section 5.12(b) of the Company Disclosure Letter sets forth a true, correct and complete list of any Governmental PPP Program from which the Company has received, or expects to receive on or after the Closing Date (based on any application submitted prior to the Closing Date), any proceeds. All statements and information provided by or on behalf of the Company or any officer of the Company in connection with any application (including any application for forgiveness) under any Governmental PPP Program, was made in good faith and was true, correct and complete in all material respects, and, to the knowledge of the Company, otherwise not in violation of the requirements of any applicable Governmental Authority or under an applicable Governmental PPP Program. To the knowledge of the Company, any proceeds received by the Company from any Governmental PPP Program have been allocated, used, spent, paid, reserved, or otherwise disbursed or, as applicable, reimbursed, repaid or otherwise refunded, in each case, in accordance with the requirements of any applicable Governmental Authority (including, for the avoidance of any doubt, any procedures set forth in any FAQs or other guidance released by such applicable Governmental Authority, on or prior to the date of such allocation, use, spending, payment, reservation, or disbursement) or under any applicable Governmental PPP Program in respect of such proceeds in all material respects.

Section 5.13.  Contracts; No Defaults.

(a)  Section 5.13(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xiii) below to which the Company or any of its Subsidiaries is a party as of the date of this Agreement, other than Company Benefit Plans. True, correct and complete copies of the Contracts listed in Section 5.13(a) of the Company Disclosure Letter have previously been made available to Acquiror or its agents or representatives.

(i)  each Contract with any customers involving aggregate payments to the Company or any of its Subsidiaries in excess of $250,000 per year;

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(ii)  each Contract with any vendors involving aggregate payments by the Company or any of its Subsidiaries in excess of $250,000 per year;

(iii)  each Contract (A) evidencing outstanding indebtedness of the Company or any of its Subsidiaries for borrowed money, or any guarantee by the Company or any of its Subsidiaries of such indebtedness of a third party, in an amount exceeding $250,000 or (B) that is a commitment to provide loans, credit or financing to the Company or any of its Subsidiaries in an amount exceeding $250,000;

(iv)  each Contract entered into during the past three years providing for (A) the acquisition by the Company or any of its Subsidiaries of (1) any Equity Security of a Person other than the Company or any of its present Subsidiaries or (2) material assets of a Person other than the Company or any of its Subsidiaries involving payments in excess of $250,000 or (B) the disposition to any Person other than the Company or any of its Subsidiaries of (1) any Equity Security of the Company or any of its Subsidiaries (other than any Company Equity Award) or (2) material assets of the Company or any of its Subsidiaries involving payments in excess of $250,000, other than, in the case of each of clauses (A) and (B), Contracts (x) under which the applicable acquisition or disposition has been consummated and there are no material unperformed obligations, (y) entered into in the ordinary course of business or (z) between the Company and any of its Subsidiaries or between any two or more of the Company’s Subsidiaries;

(v)  each Contract establishing or governing any material joint venture or partnership between the Company or any of its Subsidiaries, on the one hand, and any Person other than the Company or any of its Subsidiaries, on the other hand;

(vi)  each lease, rental or occupancy agreement, license, installment and conditional sale agreement or other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or tangible personal property that involves aggregate payments in excess of $250,000 in any calendar year;

(vii)  each Contract (other than Contracts relating to employment (including employment agreements, confidentiality and invention assignment agreements or grants of Company Equity Awards) and Governing Documents or other Contracts relating to Equity Securities in the Company or any of its Subsidiaries) between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any Affiliate of the Company or any of its Subsidiaries (other than the Company or any of its Subsidiaries), any director, manager or officer of the Company or any of its Subsidiaries, any members or stockholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(viii)  each Contract (A) prohibiting or limiting the right of the Company or any of its Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the ability of the Company or any of its Subsidiaries to conduct their business with any Person in any geographic area in any material respect;

(ix)  any collective bargaining (or similar) agreement or Contract between the Company or any of its Subsidiaries, on one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(x)  each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue for infringement, dilution, misappropriation, or other violation of Intellectual Property pursuant to which the Company or any of the Company’s Subsidiaries (A) grants to a third party rights under any material Intellectual Property of the Company or any of its Subsidiaries or (B) is granted rights by a third party under any Intellectual Property that is material to the business of the Company and its Subsidiaries, provided, however, that none of the following shall be required to be disclosed on Section 5.13(a)(x) of the Company Disclosure Letter, but shall constitute “Material Contracts” for purposes hereof if they otherwise qualify: (w) non-disclosure agreements, employee agreements, contractor services agreements, consulting services agreements, or customer agreements, in each case, entered into in the ordinary course of business, provided that, in any such employee agreement, contactor services agreement, consulting services agreement

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or customer agreement, the relevant employee, contractor, consultant or customer did not expressly exclude any Intellectual Property material to the conduct of the Company’s and its Subsidiaries’ business as currently conducted from the Company’s or its Subsidiaries’ ownership, license or other rights that ordinarily would be assigned or granted under such agreement; (x) incidental licenses or ancillary licenses to Intellectual Property that are necessary to be granted to receive the benefit of services from third-party service providers or otherwise immaterial to performance under the applicable agreement; (y) Open Source Licenses or (z) Contracts granting nonexclusive rights to use uncustomized, commercially available off-the-shelf software or software as a service on standard terms and conditions for less than $250,000 annually);

(xi)  each Contract requiring capital expenditures by the Company or any of its Subsidiaries in an amount in excess of $250,000 in the twelve month period following June 30, 2021;

(xii)  each Contract granting any Person (other than the Company or any of its Subsidiaries) any (A) “most favored nation” rights, (B) price guarantee for a period of more than one year after the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $250,000 in any calendar year, or (C) right of first refusal or first offer or similar preferential right to purchase or lease any asset of the Company or its Subsidiaries;

(xiii)  each Contract granting any Person (other than the Company or any of its Subsidiaries) a right of first refusal or first offer or similar preferential right to purchase or acquire Equity Securities of the Company or any of its Subsidiaries; and

(xiv) any outstanding written commitment to enter into any Contract of the type described in clauses (i) through (xiii) of this Section 5.13(a).

(b) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed pursuant to Section 5.13(a) in the Company Disclosure Letter (i) are in full force and effect and (ii) represent legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of a breach or default would not be material to the Company and its Subsidiaries, taken as a whole, (A) the Company and its Subsidiaries have performed in all respects all of the respective obligations required to be performed by them to date under each Contract listed pursuant to Section 5.13(a) in the Company Disclosure Letter, and neither the Company or any of its Subsidiaries, nor, to the knowledge of the Company, any other party to any such Contract is in breach of or default of its obligations under any such Contract, (B) during the past 12 months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract, and (C) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or any of its Subsidiaries or any other party to any such Contract (in each case, with or without notice or lapse of time or both).

Section 5.14.  Company Benefit Plans.

(a)  Section 5.14(a) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of each material Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) or any other plan, policy, program or Contract (including any employment, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed (or required to be contributed) to by the Company or any of its Subsidiaries and to which the Company or any of its Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable Law and maintained by any Governmental Authority. With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and

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correct copies of (A) such Company Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, trust agreements or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications (C) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan and (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b) Except as set forth in Section 5.14(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, except where the failure to comply would not be material to the Company and its Subsidiaries, taken as a whole, (ii) all material contributions required to be made with respect to any Company Benefit Plan on or before the date of this Agreement have been made and all obligations in respect of each Company Benefit Plan as of the date of this Agreement have been accrued and reflected in the Company’s financial statements to the extent required by GAAP, (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan except where the failure to be so qualified would not be material to the Company and its Subsidiaries, taken as a whole.

(c)  No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), and none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has sponsored or contributed to, been required to contribute to, has or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the past six years. None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d) With respect to each Company Benefit Plan, except as would not result in, or would not reasonably be expected to result in, material liability to the Company and its Subsidiaries, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(e)  No Company Benefit Plan provides medical, surgical, life insurance, hospitalization, death or other health and welfare benefits (whether or not insured, but excluding cash severance) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(f)  Except as set forth in Section 5.14(f) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation payable by the Company or any Subsidiary of the Company, except as expressly provided in this Agreement, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv) otherwise give rise to any material Liability under any Company Benefit Plan, or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan at or following the Merger Effective Time.

(g) The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code with respect to any current or former service provider of the Company or any of its Subsidiaries. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code or any other Tax.

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Section 5.15.  Labor Relations; Employees.

(a)  Except as set forth in Section 5.15(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar labor agreement, (ii) no such agreement is being negotiated by the Company or any of its Subsidiaries and (iii) no labor union or any other employee representative body has, to the knowledge of the Company, requested or sought to represent any of the employees of the Company or any of its Subsidiaries with respect to their employment with the Company or any of its Subsidiaries. There is no, and to the knowledge of the Company, there has not been in the past three years, labor organization activity involving any employees of the Company or any of its Subsidiaries. In the past three years, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Company or any of its Subsidiaries.

(b) To the knowledge of the Company, each of the Company and its Subsidiaries are, and have been during the past three years, in compliance with all applicable Laws respecting labor and employment including all Laws respecting terms and conditions of employment, health and safety, wages and hours, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except where the failure to comply would not be material to the Company and its Subsidiaries, taken as a whole.

(c)  During the past two years, the Company and its Subsidiaries have not received written (i) notice of any unfair labor practice charge or material complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, and to the knowledge of the Company, none is threatened, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement, and to the knowledge of the Company, none is threatened, (iii) notice of any material charge or material complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any similar Governmental Authority responsible for the prevention of unlawful employment practices, and to the knowledge of the Company, none is threatened, or (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, and to the knowledge of the Company, none is threatened.

(d) To the knowledge of the Company, no present or former employee, worker or independent contractor of the Company or any of its Subsidiaries is in violation in any material respect of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of its Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of its Subsidiaries or (B) the knowledge or use of trade secrets or proprietary information.

(e)  Neither the Company nor any of the Company’s Subsidiaries has knowledge of any sexual harassment allegations relating to officers or directors of the Company and its Subsidiaries made within the past three years, that, if known to the public, would bring the Company and its Subsidiaries into material disrepute.

(f)  All payments due from the Company on account of wages or other compensation, and employee health and welfare insurance and other benefits, have been paid or accrued in all material respects in accordance with GAAP as a liability on the books of the Company.

(g) During the past three years, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar U.S. state law relating to group terminations or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent.

Section 5.16.  Taxes.

(a)  All material Tax Returns required to be filed by (or with respect) to the Company or any of its Subsidiaries have been timely filed (taking into account any valid extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and accurately reflect all

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material liability for Taxes of (and with respect to) the Company and its Subsidiaries. All material Taxes due and payable by (or with respect to) the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid in full. All material Taxes incurred but not yet due and payable (i) for periods covered by the Financial Statements have been accrued and adequately disclosed on the Financial Statements in accordance with GAAP, and (ii) for periods not covered by the Financial Statements have been accrued on the books and records of the Company and its Subsidiaries.

(b) The Company and each of its Subsidiaries has withheld from amounts owing to any employee, creditor or other Person all material amounts of Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable Law relating to the withholding and remittance and related reporting requirements with respect to such Taxes.

(c)  There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid.

(e)  There are no Tax audits, examinations or other Actions with respect to any material Taxes of the Company or any of its Subsidiaries presently in progress, pending or threatened in writing (and, to the knowledge of the Company, no such audit, examination or other Action is contemplated), and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of the Company or any of its Subsidiaries.

(f)  Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes that would reasonably be expected to have a material effect on the Company and its Subsidiaries.

(g) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification agreement or Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes).

(h) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties to such transaction as a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(i)  Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law or as a transferee or successor or by Contract (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is the Company or any of its Subsidiaries.

(j)  No written claim has been made (and, to the knowledge of the Company, no such claim is pending or contemplated) by any Governmental Authority in any jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary, as applicable, is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.

(k) Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable income Tax treaty or convention) in any country other than the country under the Laws of which the Company or such Subsidiary, as applicable, is organized, or is subject to income Tax in a jurisdiction outside the country under the Laws of which the Company or such Subsidiary, as applicable, is organized.

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(l)  Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b) (or any corresponding or similar provision of state, local or non-U.S. Law).

(m)  Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) for any taxable period (or portion thereof) beginning after the Closing Date (or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date) as a result of any: (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction disposition that occurred prior to the Closing, (ii) prepaid amount received or deferred revenue recognized at or prior to the Closing other than in the ordinary course of business, (iii) change in method of accounting, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law) for a taxable period (or portion thereof) ending on or prior to the Closing Date that was made or required to be made prior to the Closing, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed on or prior to the Closing, or (v) any intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local Law) that occurred or existed prior to the Closing.

(n) The Company has not taken nor agreed to take any action, and does not have knowledge of any facts or circumstances that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.17.  Brokers’ Fees. Except as set forth in Section 5.17 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company or any of its Subsidiaries or any of their Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.

Section 5.18.  Insurance. As of the date of this Agreement, except as would not be material to the Company and its Subsidiaries, taken as a whole, (a) all of the material policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries with respect to policy periods that include the date of this Agreement are in full force and effect, and all premiums due therefor have been paid, and (b) neither the Company nor any of its Subsidiaries has received a written notice of cancellation of any of such policies or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of such policies.

Section 5.19.  Licenses. The Company and its Subsidiaries have obtained, and maintain, all of the material Licenses reasonably required to permit the Company and its Subsidiaries to acquire, originate, own, operate, use and maintain their material assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. Each material License held by the Company or any of the Company’s Subsidiaries is in full force and effect. Neither the Company nor any of its Subsidiaries (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party, (b) is or has been the subject of any pending or threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material License or (c) has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby or as otherwise disclosed in Section 5.4 of the Company Disclosure Letter, provided that such amendment, replacement, or reissuance does not materially adversely affect the continuous conduct of the business of the Company and its Subsidiaries as currently conducted from and after Closing.

Section 5.20.  Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. The Company or one of its Subsidiaries owns and has good title to, or has a valid leasehold interest in or right

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to use by license or otherwise, all material machinery, equipment and other tangible property used in the business of the Company as presently conducted, except as would not be material to the Company and its Subsidiaries, taken as a whole. All material tangible personal property and leased tangible personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 5.21.  Real Property.

(a)  Section 5.21(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property, including the address thereof, and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i)  The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii)  The Company has delivered to Acquiror true, correct and complete copies of all material leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company and its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases has been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.

(iii)  All of the Real Property Leases (A) are in full force and effect and (B) represent legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of a failure to perform or a breach or default would not be material to the Company and its Subsidiaries, taken as a whole, with respect to each Real Property Lease, (x) the Company and its Subsidiaries have performed in all respects all of the respective obligations required to be performed by them to date thereunder, and neither the Company or any of its Subsidiaries, nor, to the knowledge of the Company, any other party to any such Real Property Lease is in breach or default of its obligations under any such Real Property Lease, (y) during the past 12 months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or material breach of or material default under any such Real Property Lease, and (z) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Real Property Lease by the Company or any of its Subsidiaries or any other party to any such Real Property Lease (in each case, with or without notice or lapse of time or both).

(iv) As of the date of this Agreement, no party, other than the Company and its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(v)  Neither the Company nor any of its Subsidiaries has received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(b) Neither the Company nor any of its Subsidiaries owns, or has ever owned, any real property.

Section 5.22.  Intellectual Property.

(a)  Section 5.22(a) of the Company Disclosure Letter sets forth an accurate and complete list, as of the date of this Agreement, of each item of Intellectual Property that is both registered or applied-for with a Governmental Authority and is owned by the Company or any of its Subsidiaries, whether applied for or registered in the United States or internationally as of the date of this Agreement (“Company Registered Intellectual Property”). The Company or one of its Subsidiaries is the sole and exclusive beneficial and record owner of all right, title, and interest in and to all Company Registered Intellectual Property, and all Company Registered Intellectual Property (excluding any pending applications included in the Company Registered Intellectual Property) is, to the knowledge of the Company, valid and enforceable, subsisting, in full force and effect, and has not been cancelled, expired or abandoned, or otherwise terminated except in the ordinary course of business.

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(b) Except as has not been and would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries solely owns, free and clear of all Liens (other than Permitted Liens), all right, title, and interest in and to all Company Owned Intellectual Property and owns or has a valid right to use all other Intellectual Property used in or necessary for the conduct of the business of the Company and its Subsidiaries as presently conducted; provided that the foregoing shall not be deemed a representation or warranty regarding infringement, misappropriation or other violation, or the validity or enforceability of any Intellectual Property. No Contracts permitting use of Intellectual Property of any third Person by the Company or its Subsidiaries will be violated or give rise to a right of termination, modification, acceleration, or cancellation under any provision by (or will require the payment or grant of additional amounts or consideration as a result of) the execution, delivery, or performance of this Agreement or any Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except as has not been and would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c)  The execution, delivery, or performance of this Agreement or any Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby do not and will not conflict with, result in the forfeiture of, impair or result in a breach of or default under, or payment of any additional amount with respect to the right to own or use any Company Owned Intellectual Property, or Company IT Systems, except as has not been and would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d) (i) Since January 1, 2018, the Company and its Subsidiaries and the conduct of their businesses (including their products and services) have not infringed, misappropriated, or otherwise violated any Intellectual Property rights of any third Person except as has not been and would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole; and (ii) there is no action or proceeding pending against the Company or any of its Subsidiaries or, to the knowledge of the Company, that is threatened (and neither the Company nor any of its Subsidiaries has received a claim in writing) either (A) alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person or (B) contesting the ownership, use, validity, or enforceability of any Company Owned Intellectual Property, and, in each case, to the knowledge of the Company, there is no reasonable basis for any such claim.

(e)  Except as set forth in Section 5.22(e) of the Company Disclosure Letter, (i) to the knowledge of the Company, since January 1, 2018, no Person is infringing upon, misappropriating or otherwise violating any material Intellectual Property owned by the Company or any of the Company’s Subsidiaries, and (ii) the Company and its Subsidiaries have not sent to any Person any written, or to the knowledge of the Company, verbal notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any Intellectual Property owned by the Company or any of its Subsidiaries.

(f)  The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all Trade Secrets in possession of the Company or any of its Subsidiaries, including requiring all Persons who receive access to such Trade Secrets to execute valid, written nondisclosure agreements requiring such individuals to (or such Persons are otherwise obligated by operation of Law to) protect the confidentiality of such Trade Secrets and refrain from using them for purposes other than as authorized by the Company and its Subsidiaries, except as has not been and would not be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole. To the knowledge of the Company, there has not been any unauthorized disclosure of or unauthorized access to any Trade Secrets in the possession of the Company or any of its Subsidiaries to or by any Person in a manner that has resulted or may reasonably result in the misappropriation of, or loss of Trade Secret or other rights in and to, such Trade Secret, except as has not been and would not be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

(g) All current and former (since January 1, 2018) employees, directors, officers, consultants, contractors and/or individuals that have contributed to the creation of Intellectual Property on behalf of the Company or its Subsidiaries have executed an agreement presently assigning all such Intellectual Property to the Company or such Subsidiary (or all such rights have vested in the Company or such Subsidiary by operation of Law) and, to the knowledge of the Company, no Person is in breach of any such agreement, except as has not been and would not be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

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(h) The Company or one of its Subsidiaries, owns or has a valid right to access and use all IT Systems used in the conduct of their respective businesses as currently conducted. The Company IT Systems controlled by the Company or its Subsidiaries operate in all material respects in accordance with their documentation and functional specifications as necessary to conduct the business as currently conducted. The Company and its Subsidiaries have back-up and disaster recovery arrangements designed to enable the continued operation of their businesses in the event of a failure of their IT Systems.

(i)   With respect to the Software (or the IT Systems controlled by the Company or its Subsidiaries) used or held for use in the business of the Company and its Subsidiaries, no such Software (or such IT System) contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software or IT System or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the Company or its Subsidiaries or customers of the Company and its Subsidiaries.

(j)   The Company’s and its Subsidiaries’ use and distribution of Open Source Materials, is in material compliance with all Open Source Licenses applicable thereto, except for any non-compliance which would not be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has used any Open Source Materials in a manner that subjects any Software owned by the Company or Company Owned Intellectual Property to any Compulsory Copyleft Terms.

Section 5.23.  Privacy and Cybersecurity.

(a)  Except as would not be material to the Company and its Subsidiaries taken as a whole, the Company and its Subsidiaries are in compliance with, and, since January 1, 2018, have been in compliance with, (i) all applicable Laws concerning the privacy or security of personal information, (ii) the Company’s and its Subsidiaries’ posted or publicly facing privacy policies and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning data privacy, cybersecurity, data security and the security of the Company’s and each of its Subsidiaries’ information technology systems. There is no Action by any Person (including any Governmental Authority) pending to which the Company or any of its Subsidiaries is a named party or threatened in writing against the Company or any of its Subsidiaries alleging a violation of any Laws or Contracts with respect to privacy, personal information rights or information security related incidents.

(b) There have been no breaches of the security of the information technology systems, software or applications of the Company and its Subsidiaries and there have been no disruptions in any information technology systems, software or applications that has materially compromised the confidentiality, integrity or availability of the information technology and software applications nor materially adversely affected the Company’s and its Subsidiaries’ business or operations. The Company and its Subsidiaries have implemented and maintained commercially reasonable security regarding the confidentiality, integrity and availability of the information technology systems, software and applications of the Company and its Subsidiaries, and any confidential and proprietary data, sensitive or personally identifiable information thereon. Neither the Company nor any of its Subsidiaries has experienced any data breaches or security incidents in which personally identifiable information or proprietary business data was stolen or improperly accessed, disclosed or used including in connection with a breach of security. Neither the Company nor any of its Subsidiaries has received or provided any written notice as required under applicable Law, regulation, or contract, or received any written complaint from any Person or Governmental Authority with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.

(c)  Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in this Section 5.23 are the only representations and warranties being made by the Company in this Agreement with respect to the privacy and data security.

Section 5.24.  Environmental Matters. Except, in each case, as would not be material to the Company and its Subsidiaries, taken as a whole:

(a)  The Company and its Subsidiaries and their respective operations and properties are and, except for matters which have been fully resolved, have been in compliance with all Environmental Laws, including by maintaining in full force and effect all permits, licenses, registrations, identification numbers, and other authorizations required under Environmental Laws.

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(b) There has been no release of any Hazardous Materials by the Company or its Subsidiaries (i) at, in, on or under any Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned property or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of.

(c)  Neither the Company nor any of its Subsidiaries is subject to any current Governmental Order relating to any non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d) No Action is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which would reasonably be expected to form the basis of such an Action.

Section 5.25.  Anti-Corruption and Anti-Money Laundering Compliance.

(a)  For the past five years, none of the Company, any of its Subsidiaries or their respective directors or officers while acting on behalf of the Company or any of its Subsidiaries or, to the knowledge of the Company, any employee or agent acting on behalf of the Company or any of its Subsidiaries has corruptly offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof or any candidate for political office or (ii) any other Person, in any such case while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of applicable Anti-Bribery Laws in any material respect.

(b) To the knowledge of the Company, as of the date of this Agreement, there are no current or pending internal investigations, third-party investigations (including by any Governmental Authority) or internal or external audits that address any material allegations or information concerning possible violations of Anti-Bribery Laws or Anti-Money Laundering Laws related to the Company or any of its Subsidiaries in any material respect. For the past five years, the Company and any of its Subsidiaries or, to the knowledge of the Company, any director, officer, or agent acting on behalf of the Company or any of its Subsidiaries have been in compliance with all relevant Anti-Money Laundering Laws in all material respects.

Section 5.26.  Sanctions and International Trade Compliance.

(a)  The Company, its Subsidiaries, and their respective directors, officers, and employees and, to the knowledge of the Company, the agents, representatives or other Persons acting on behalf of the Company or any of its Subsidiaries (i) are, and have been for the past five years, in compliance in all material respects with all applicable International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under applicable International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened claims, complaints, charges, investigations, voluntary disclosures or Actions against the Company or any of the Company’s Subsidiaries related to any applicable International Trade Laws, Sanctions Laws, or any Export Approvals.

(b) None of the Company or any of its Subsidiaries or any of their respective directors or officers or, to the knowledge of the Company, any of the Company’s or any of its Subsidiaries’ respective employees, agents, representatives or other Persons acting on behalf of the Company or any of its Subsidiaries (i) is, or has during the past five years, been a Sanctioned Person or (ii) has transacted business, related to the Company or any of its Subsidiaries, directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of applicable Sanctions Laws.

Section 5.27. Information Supplied. None of the information supplied or to be supplied by in writing the Company or any of its Subsidiaries specifically for inclusion in the Proxy Statement/Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Stockholders or at the time of

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the Acquiror Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.28.  Talents.

(a)  Section 5.28(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top 10 talents of the Company and its Subsidiaries collectively, based on the aggregate dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2020 (the “Top Talents”).

(b) Except as set forth in Section 5.28(b) of the Company Disclosure Letter, none of the Top Talents has, as of the date of this Agreement, informed the Company or any of its Subsidiaries in writing that it will, or, to the knowledge of the Company, threatened to terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of its Subsidiaries (other than due to the expiration of an existing contractual arrangement), and, to the knowledge of the Company, none of the Top Talents is, as of the date of this Agreement, otherwise involved in or threatening any material Action against the Company or any of its Subsidiaries or any of their respective businesses.

Section 5.29.  Vendors.

(a)  Section 5.29(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top 5 vendors of the Company and its Subsidiaries collectively, based on the aggregate dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2020 (the “Top Vendors”).

(b) Except as set forth in Section 5.29(b) of the Company Disclosure Letter, none of the Top Vendors has, as of the date of this Agreement, informed any of the Company or any of its Subsidiaries in writing that it will, or, to the knowledge of the Company, threatened to terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of its Subsidiaries (other than due to the expiration of an existing contractual arrangement), and, to the knowledge of the Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening any material Action against the Company or any of its Subsidiaries or any of their respective businesses.

Section 5.30.  Sufficiency of Assets. Except as has not been, and would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the tangible and intangible assets owned, licensed or leased by the Company and its Subsidiaries at the Closing will constitute all of the assets reasonably necessary for the conduct of the business of the Company and its Subsidiaries immediately after the Closing in all material respects in the manner in which the business of the Company and its Subsidiaries was conducted as of immediately prior to the Closing, provided that the foregoing shall not be deemed a representation or warranty regarding infringement, misappropriation or other violation, or the validity or enforceability of any Intellectual Property.

Section 5.31.  Related Party Transactions. Except as set forth in Section 5.31 of the Company Disclosure Letter, there are no material transactions or Contracts between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, present or former officer or director of the Company, beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of Company Shares constituting, as of the date of this Agreement, more than 5% of the total number of Company Shares on a fully diluted basis, calculated as of the date of this Agreement, or, to the knowledge of the Company, any member of the “immediate family” (as defined in Rule 16a-1 promulgated under the Exchange Act) of any officer or director of the Company (each of the foregoing, a “Company Related Party”), on the other hand, except, in each case, for (a) Contracts and arrangements related or incidental to any Company Related Party’s employment or retention as a director or other service provider by the Company or any of its Subsidiaries (including compensation, benefits and advancement or reimbursement of expenses), (b) loans to employees or other service providers of the Company or any of its Subsidiaries in the ordinary course of business and arrangements related or incidental thereto and (c) Contracts relating to a Company Related Party’s status as a holder of Equity Securities of the Company.

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Section 5.32.  No Additional Representation or Warranties.

(a)  Except as expressly set forth in this Article V, (i) none of the Company, any Related Person of the Company or any other Person has made, or is making, or has been authorized to make any representation or warranty whatsoever to Acquiror, Merger Sub, any Acquiror Insider or any Related Person of any of the foregoing and (ii) neither the Company nor any Related Person of the Company shall be liable in respect of the accuracy or completeness of any information provided to Acquiror, Merger Sub, any Acquiror Insider or any Related Person of any of the foregoing.

(b) The Company and its Representatives have made their own investigation of Acquiror and Merger Sub and, except as provided in Article VI, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror or Merger Sub, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror or Merger Sub as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Sub or any of their respective Related Persons or otherwise.

Article VI

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth (a) in the case of Acquiror, in any Acquiror SEC Filing filed or furnished prior to the date of this Agreement (excluding (i) disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any “forward-looking statements” disclaimer and other disclosures that are generally cautionary, predictive or forward looking in nature and (ii) any exhibits or other documents appended to Acquiror SEC Filings) (it being acknowledged that nothing disclosed in any such Acquiror SEC Filing will be deemed to modify or qualify the representations and warranties set forth in Section 6.1, Section 6.2, Section 6.5, Section 6.10, Section 6.12, Section 6.16 or Section 6.18), or (b) in the case of Acquiror and Merger Sub, in the disclosure letter delivered by Acquiror and Merger Sub to the Company on the date of this Agreement (the “Acquiror Disclosure Letter”), Acquiror and Merger Sub represent and warrant to the Company as follows:

Section 6.1.  Company Organization. Each of Acquiror and Merger Sub has been duly incorporated or organized and is validly existing as a corporation or exempted company in good standing under the Laws of the State of Delaware and has the requisite corporate or exempted company power and authority to own, lease or otherwise hold and operate all of its properties and assets and to conduct its business as it is now being conducted. The respective Governing Documents of Acquiror and Merger Sub, as amended to the date of this Agreement and as previously made available by Acquiror to the Company, are true, correct and complete. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (if the concept of good standing is recognized by such jurisdiction), as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, be material to Acquiror or Merger Sub. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the Equity Securities of Merger Sub are held directly by Acquiror.

Section 6.2.  Due Authorization.

(a)  Each of Acquiror and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is, or is contemplated to be, a party and (subject to receipt of the Acquiror Stockholder Approval and the Governmental Authorizations described in clauses (a) and (b) of Section 6.7) to perform all of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Acquiror and Merger Sub of this Agreement and each Ancillary Agreement to which Acquiror or Merger Sub is, or is contemplated to be, a party have been duly and validly authorized and approved by the Acquiror Board and the board of directors of Merger Sub and this Agreement will, within 24 hours of its execution and delivery by all of the Parties, be approved by Acquiror as the sole stockholder of Merger Sub. This Agreement has been, and each of the Ancillary Agreements to which Acquiror or Merger Sub is, or is contemplated to be, a party has been or will be, as applicable, duly and validly executed and delivered by Acquiror or Merger Sub, as applicable, and this Agreement constitutes and each Ancillary Agreement to which Acquiror or Merger Sub is, or is contemplated to be, a party constitutes or, upon execution prior to the Closing, as applicable, will constitute, a legal, valid and binding obligation of Acquiror or Merger Sub, as applicable (assuming, in each case, the

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due and valid execution and delivery by each of the other parties thereto), enforceable against Acquiror or Merger Sub, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Prior to Acquiror’s execution and delivery of this Agreement, at a meeting duly called and held, the Acquiror Board has taken the Acquiror Board Actions, and, as of the date of this Agreement, none of the Acquiror Board Actions has been rescinded, withdrawn or modified. No other corporate action with respect to the Acquiror is required on the part of Acquiror or any of its stockholders to enter into this Agreement or the Ancillary Agreements to which Acquiror is, or is contemplated to be, a party or to approve the Merger, the PIPE Investment or the other transactions contemplated hereby, except for the Acquiror Stockholder Approval.

(c)  Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:

(i)  the Binding Charter Proposal shall require approval by an affirmative vote of the holders of at least a majority of the outstanding shares of Acquiror Common Stock entitled to vote (as determined in accordance with Acquiror’s Governing Documents) at a stockholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose; provided that the approval of the increase in the number of authorized shares of Acquiror Class A Stock included as part of the Binding Charter Proposal shall require approval by an affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Acquiror Class A Stock, voting separately as a single class;

(ii)  the Transaction Proposal identified in clause (B) of Section 9.2(c) shall require approval by an affirmative vote of the holders of at least a majority of the shares of Acquiror Common Stock entitled to vote (as determined in accordance with Acquiror’s Governing Documents) that are voted at a stockholders’ meeting duly called by the Acquiror Board and held for such purpose; and

(iii)  the Advisory Charter Proposal and each of those Transaction Proposals identified in clause (C), (D), (E), (F), (G) or (H) of Section 9.2(c), in each case, shall require approval by an affirmative vote of the holders of at least a majority of the shares of Acquiror Common Stock present and entitled to vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a stockholders’ meeting duly called by the Acquiror Board and held for such purpose.

(d) The votes described in Section 6.2(c) are the only votes of the holders of Equity Securities of Acquiror necessary in connection with the consummation of the Merger, the PIPE Investment and the other transactions contemplated by this Agreement.

Section 6.3.  No Conflict. Subject to receipt of the Acquiror Stockholder Approval and the Governmental Authorizations described in clauses (a) and (b) of Section 6.5, the execution and delivery of this Agreement by Acquiror and Merger Sub and each of the Ancillary Agreements to which Acquiror and Merger Sub is, or is contemplated to be, a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in any breach of or default under, the Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in any breach of or default under, any Law applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result (with or without due notice or lapse of time or both) in any breach of or default under, or require any consent or waiver to be obtained under, or result in the loss of any right or benefit of the Company or any of its Subsidiaries under, or give rise to any right of termination, cancellation or acceleration under, or cause the termination or cancellation of, any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub is bound or (d) result in the creation of any Lien on any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of any of the foregoing would not, individually or in the aggregate, (i) be material to Acquiror or (ii) have, or reasonably be expected to have, a material and adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under and consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements.

Section 6.4.  Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Governmental Authorization or consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any other Person is required on

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the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except (a) for (i) applicable requirements of the HSR Act, (ii) the filing of the Certificate of Merger in accordance with the DGCL and the acceptance thereof by the Delaware Secretary of State, and (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities Laws and (b) as set forth in Section 6.4 of the Acquiror Disclosure Letter.

Section 6.5.  Litigation and Proceedings. Except as would not be material to Acquiror or Merger Sub and except in connection with matters arising from or relating to the SEC Guidance, (a) there is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror or Merger Sub or any of their respective properties or assets or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in each case, in their respective capacities as such), (b) there is no investigation or other inquiry pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Sub or any of their respective properties or assets or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in each case, in their respective capacities as such) and (c) there is no outstanding Governmental Order imposed upon, or to the knowledge of the Company, threatened against, Acquiror or Merger Sub, nor are any of the properties or assets of Acquiror or Merger Sub bound by or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. Except in connection with matters arising from or relating to the SEC Guidance, (i) each of Acquiror and Merger Sub is, and since the Acquiror Inception Date, in the case of Acquiror, and since the date of Merger Sub’s incorporation, in the case of Merger Sub, has been, in compliance with all applicable Laws in all material respects; (ii) during the past two years, neither Acquiror nor Merger Sub has received any written notice of any material violation of applicable Law by Acquiror or Merger Sub, and, to the knowledge of Acquiror, no Action alleging any material violation of any Law by Acquiror or Merger Sub is currently pending or threatened against Acquiror or Merger Sub; and (iii) to the knowledge of Acquiror, no investigation or review by any Governmental Authority of which Acquiror or Merger Sub is the target is pending or threatened as or the date of this Agreement or has been conducted during the past two years, other than those the outcome of which did not or would not result in material liability to Acquiror or Merger Sub.

Section 6.6.  SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since the Acquiror Inception Date pursuant to the Exchange Act or the Securities Act or other applicable securities Laws other than the Registration Statement, Prospectus and the Proxy Statement (collectively, as they have been amended since the time of their filing through the date of this Agreement, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the date of its filing, and as of the date of any amendment thereof, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any other securities Laws applicable to the Acquiror SEC Filings. None of the Acquiror SEC Filings, as of the date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. Notwithstanding the foregoing, this representation and warranty shall not apply to any statement or information in the Acquiror SEC Filings that relates to (i) the topics referenced in the SEC’s “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” on April 12, 2021, (ii) the classification of shares of Acquiror Common Stock as permanent or temporary equity, or (iii) any subsequent guidance, statements or interpretations issued by the SEC or the staff of the SEC to the extent applicable to the foregoing clause (i) or (ii) (collectively, the “SEC Guidance”), and no correction, amendment or restatement of any of the Acquiror SEC Filings due to the SEC Guidance shall be deemed to be a breach of any representation or warranty by Acquiror.

Section 6.7.  Internal Controls; Listing; Financial Statements.

(a)  Acquiror has established and, since the Acquiror IPO Date, has maintained disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such

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disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Acquiror has established and, since the Acquiror IPO Date, has maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.

(b) Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)  Since the Acquiror IPO Date, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. The issued and outstanding shares of Acquiror Class A Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq. There is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Stock or prohibit or terminate the listing of Acquiror Class A Stock on the Nasdaq.

(d) The Acquiror SEC Filings contain true and complete copies of the audited balance sheet as of December 31, 2020, and statement of operations, shareholders’ equity and cash flows of Acquiror for the period from the Acquiror Inception Date (inception) through December 31, 2020, together with the auditor’s reports thereon (the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror are, and since the Acquiror Inception Date have been, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e)  There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f)  Except in connection with the SEC Guidance, neither Acquiror nor, to the knowledge of Acquiror, any independent auditor or Acquiror has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 6.8.  Undisclosed Liabilities. As of the date of this Agreement, except for any Acquiror Transaction Expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby as described herein, there is no other Liability of Acquiror or Merger Sub that would be required to be set forth or reserved for on a consolidated balance sheet prepared in accordance with GAAP consistently applied and in accordance with past practice, except for Liabilities (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in the Acquiror SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror and Merger Sub or (c) which would not be, or would not reasonably be expected to be, material to Acquiror.

Section 6.9.  Absence of Changes. Since June 30, 2021, (a) there has not been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement or any Ancillary Agreement to which Acquiror or Merger Sub is, or is contemplated to be, a party and (b) except as set forth in Section 6.9 of the Acquiror Disclosure Letter, Acquiror and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

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Section 6.10.  Trust Account. As of the date of this Agreement, Acquiror has at least $172,500,000 in the Trust Account, such monies invested in U.S. government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of February 18, 2021 (the “Trust Agreement”), between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than eligible Acquiror Stockholders who have elected to effect an Acquiror Share Redemption) to any portion of the proceeds in the Trust Account prior to the Closing. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default under, in breach of, or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Merger Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and, as of the Merger Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. Following the Merger Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder has validly effected an Acquiror Share Redemption. As of the date of this Agreement, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror or Merger Sub has any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Sub on the Closing Date.

Section 6.11.  Investment Company Act; JOBS Act. Acquiror is not required to register as an “investment company” under (and within the meaning of) the Investment Company Act. Acquiror constitutes an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012.

Section 6.12.  Capitalization of Acquiror.

(a)  As of the date of this Agreement, the authorized share capital of Acquiror consists of 111,000,000 shares of capital stock, including (i) 110,000,000 shares of Acquiror Common Stock, divided into (A) 100,000,000 shares of Acquiror Class A Stock, 17,770,000 of which are issued and outstanding as of the date of this Agreement, and (B) 10,000,000 shares of Acquiror Class B Stock, 4,312,500 of which are issued and outstanding as of the date of this Agreement, and (ii) 1,000,000 shares of preferred stock, none of which are issued or outstanding as of the date of this Agreement, each with a par value of $0.0001 per share. Subject to the PIPE Investment and the Acquiror Share Redemptions, the foregoing represent all of the issued or outstanding Acquiror Shares. All issued and outstanding shares of Acquiror Common Stock (1) have been duly authorized and validly issued and are fully paid and non-assessable, (2) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (x) Acquiror’s Governing Documents and (y) any other applicable Contracts governing the issuance of such securities and (3) have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b) Immediately prior to the closing of the transactions contemplated by the Subscription Agreements and the filing of the Pubco Charter with the Delaware Secretary of State, the authorized capital stock of Acquiror will consist of 111,000,000 shares of capital stock, including (i) 100,000,000 shares of Acquiror Class A Stock, (ii) 10,000,000 shares of Acquiror Class B Stock and (iii) 1,000,000 preference shares, of which Acquiror has committed to issue 11,800,000 shares of Acquiror Class A Stock to the PIPE Investors, and to issue up to 4,312,500 shares of Acquiror Class A Stock upon the conversion of Acquiror Class B Stock in accordance with the Sponsor Support Agreement, and Acquiror will have up to 5,923,333 Acquiror Warrants issued and outstanding, which will entitle the holder thereof to purchase one share of Acquiror Class A Stock at an initial exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement.

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(c)  Subject to the terms of conditions of the Warrant Agreement, as of immediately after the Closing, each Acquiror Warrant will be exercisable after giving effect to the Merger for one share of Acquiror Class A Stock at an exercise price of $11.50 per share. As of the date of this Agreement, 5,923,333 Acquiror Warrants are issued and outstanding. The Acquiror Warrants will not be exercisable until the later of (i) the date that is thirty days after the Closing or (ii) 12 months from the Acquiror IPO Date. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents and (B) any other applicable Contracts governing the issuance of such securities to which Acquiror is a party or otherwise bound and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Subscription Agreements, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts to which Acquiror is a party or otherwise bound to repurchase, redeem or otherwise acquire any Acquiror Securities.

(d) Except as otherwise set forth in this Section 6.12 or in Section 6.12(d) of the Acquiror Disclosure Letter, and other than in connection with the PIPE Investment or the rights of Acquiror’s stockholders to effect Acquiror Share Redemptions as provided in Acquiror’s Governing Documents, Acquiror has no outstanding (i) subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Equity Securities of Acquiror or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any Equity Securities of Acquiror, (ii) equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror or (iii) bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, Equity Securities of Acquiror having the right to vote) on any matter on which Acquiror’s stockholders may vote and there are no Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to repurchase, redeem or otherwise acquire any Equity Securities of Acquiror.

(e)  The Aggregate Equity Value Consideration, the Additional Acquiror Shares and the Aggregate Earn-Out Consideration, when issued in accordance with the terms hereof, (i) will be duly authorized and validly issued, fully paid and non-assessable, (ii) will have been issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents and (B) any other applicable Contracts governing the issuance of such securities and (iii) other than as expressly contemplated by any Ancillary Agreement, will not be subject to, and will not have been issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

(f)  Acquiror has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Other than this Agreement and the applicable Ancillary Agreements, Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 6.13.  PIPE Investment. Prior to the execution of this Agreement, Acquiror has entered into Subscription Agreements with PIPE Investors, true and correct copies of which have been provided to the Company on or prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Acquiror shares of Acquiror Class A Stock for a PIPE Investment Amount of at least $118,000,000. Prior to the execution of this Agreement, Acquiror has identified to the Company each of the PIPE Investors (or has caused the identification of each such PIPE Investor to the Company). Each Subscription Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the applicable PIPE Investor party thereto, and neither the execution or delivery thereof by Acquiror nor the performance of Acquiror’s obligations under any such Subscription Agreement violates, or will at the Closing violate, any Laws. Each Subscription Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, other than with the Company’s prior written consent. As of the date of this Agreement, no withdrawal, termination, amendment or modification is

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contemplated by Acquiror or, to Acquiror’s knowledge, by any PIPE Investor. There are no other agreements, side letters, or arrangements between Acquiror and any PIPE Investor relating to any Subscription Agreement which Acquiror has entered into without the prior written consent of the Company, which shall not be unreasonably withheld, conditioned, or delayed, and, as of the date of this Agreement, Acquiror does not know of any fact or circumstance that would reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied as of the Closing (as defined in such Subscription Agreement) or the PIPE Investment Amount not being available in full to Acquiror on the Closing Date. No event has occurred that (with or without notice, lapse of time or both) would constitute a default or breach on the part of Acquiror under any material term or condition of any Subscription Agreement and, as of the date of this Agreement, Acquiror has no reason to believe that it will be unable to perform or satisfy, or cause to be performed or satisfied, on a timely basis any obligation to be satisfied by it or any condition, in each case, contained in any Subscription Agreement. No fees, consideration or other discounts are, or will be, payable to any PIPE Investor in respect of its PIPE Investment, except as set forth in the Subscription Agreements and with the Company’s prior written consent.

Section 6.14.  Brokers’ Fees. Except as set forth in Section 6.14 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates, except for any such fee or commission payable solely by an Affiliate of Acquiror (other than Merger Sub).

Section 6.15.  Indebtedness; SPAC Expenses. Merger Sub does not have any Indebtedness or unpaid Liabilities.  To the knowledge of Acquiror, the Indebtedness and other unpaid Liabilities of Acquiror as of the date of this Agreement (including in respect of the fee due to B. Riley pursuant to the Business Combination Marketing Agreement and costs and expenses incurred in respect with other prospective Business Combinations and of Acquiror’s initial public offering) do not exceed, in the aggregate, the amount set forth in Section 6.15 of the Acquiror Disclosure Letter.

Section 6.16.  Taxes.

(a)  All material Tax Returns required to be filed by (or with respect to) Acquiror or Merger Sub have been timely filed (taking into account any valid extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and accurately reflect all material liability for Taxes of (and with respect to) the Company and its Subsidiaries. All material Taxes due and payable by (or with respect to) Acquiror or Merger Sub (whether or not shown on any Tax Return) have been timely paid in full. All material Taxes incurred but not yet due and payable (i) for periods covered by the financial statements of Acquiror have been accrued and adequately disclosed on the financial statements of Acquiror in accordance with GAAP, and (ii) for periods not covered by the financial statements of Acquiror have been accrued on the books and records of Acquiror.

(b) Acquiror and Merger Sub have withheld from amounts owing to any employee, creditor or other Person all material amounts of Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and otherwise complied in all material respects with all applicable Law relating to the withholding and remittance and related reporting requirements with respect to such Taxes.

(c)  There are no Liens for any Taxes (other than Permitted Liens) upon the property or assets of Acquiror or Merger Sub.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or Merger Sub that remains unresolved or unpaid.

(e)  There are no Tax audits, examinations or other Actions with respect to any material Taxes of Acquiror or Merger Sub presently in progress, pending or threatened in writing (and, to the knowledge of Acquiror, no such audit, examination or other Action is contemplated), and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of Acquiror or Merger Sub.

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(f)  Neither Acquiror nor Merger Sub has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes that would reasonably be expected to have a material effect on Acquiror or Merger Sub.

(g) No written claim has been made (and, to the knowledge of Acquiror, no such claim is pending or contemplated) by any Governmental Authority in any jurisdiction in which Acquiror or Merger Sub does not file Tax Returns that it is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.

(h) Neither Acquiror nor Merger Sub has a “permanent establishment” (within the meaning of an applicable income Tax treaty or convention) in any country other than the United States or the country under the Laws of which Acquiror or Merger Sub, as applicable, is organized, or is subject to income Tax in a jurisdiction outside the country under the Laws of which Acquiror or Merger Sub, as applicable, is organized.

(i)   Neither Acquiror nor Merger Sub is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Acquiror and Merger Sub and customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes).

(j)   Neither Acquiror nor Merger Sub has been a party to any transaction treated by the parties to such transaction as a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(k) Neither Acquiror nor Merger Sub (i) is liable for Taxes of any other Person (other than Acquiror or Merger Sub) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group consisting solely of Acquiror and Merger Sub.

(l)  Neither Acquiror nor Merger Sub has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b) (or any corresponding or similar provision of state, local or non-U.S. Law).

(m)  Neither Acquiror nor Merger Sub will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) for any taxable period (or portion thereof) beginning after the Closing Date (or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date) as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction disposition that occurred prior to the Closing, (ii) prepaid amount received or deferred revenue recognized at or prior to the Closing other than in the ordinary course of business, (iii) change in method of accounting, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law) for a taxable period (or portion thereof) ending on or prior to the Closing that was made or required to be made prior to the Closing, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed on or prior to the Closing or (v) any intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local Law) that occurred or existed prior to the Closing.

(n) Neither Acquiror or Merger Sub has taken or agreed to take any action, or has knowledge of any facts or circumstances that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(o) Acquiror has never owned any Equity Securities of another Person (other than Merger Sub).

Section 6.17.  Business Activities.

(a)  Since its incorporation or organization, as applicable, neither Acquiror nor Merger Sub has conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise

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contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no Contract or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror or Merger Sub.

(b) Except for Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any Person. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or Liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any Person.

(c)  Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Merger Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, has no, assets, Liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d) As of the date of this Agreement, and except for this Agreement and the Ancillary Agreements (including with respect to expenses and fees incurred in connection therewith), neither Acquiror nor Merger Sub is party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date of this Agreement with respect to any individual Contract, other than with respect to the Acquiror Transaction Expenses. As of the date of this Agreement, there are no amounts outstanding under any Working Capital Loans.

Section 6.18.  Nasdaq Stock Market Quotation. The issued and outstanding shares of Acquiror Class A Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “BRPM.” The Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “BRPMW.” Acquiror is in compliance with Nasdaq rules and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC seeking to deregister the Acquiror Class A Stock or the Acquiror Warrants or terminate the listing of the Acquiror Class A Stock or the Acquiror Warrants on the Nasdaq. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

Section 6.19.  Registration Statement, Proxy Statement and Proxy Statement/Registration Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the Acquiror Stockholders and certain of the Company’s stockholders, as applicable, and at the time of the Acquiror Stockholders’ Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary in this Agreement, Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.

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Section 6.20.  No Additional Representation or Warranties.

(a)  Except as expressly set forth in this Article VI, (i) none of Acquiror, Merger Sub, any Related Person of Acquiror or Merger Sub or any other Person has made, or is making, or has been authorized to make any representation or warranty whatsoever to the Company or any of its Related Persons and (ii) none of Acquiror, Merger Sub or any of their respective Related Persons shall be liable in respect of the accuracy or completeness of any information provided to the Company or any of its Related Persons.

(b) Acquiror, Merger Sub, the Acquiror Insiders and their respective Representatives have made their own investigation of the Company and its Subsidiaries and, except as expressly set forth in Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company or any of its Subsidiaries as conducted after the Closing, as contained in any materials provided by the Company or any of its Subsidiaries or any of their respective Related Persons or otherwise. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror, any Acquiror Insider or any of their respective Representatives) or reviewed by Acquiror, any Acquiror Insider or any of their respective Representatives pursuant to the Confidentiality Agreement) or management presentations that have been or may hereafter be provided to Acquiror, any Acquiror Insider or any of their respective Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article V of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that the assets, properties and business of the Company and its Subsidiaries are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article V, with all faults and without any other representation or warranty of any nature whatsoever.

Article VII

COVENANTS OF THE COMPANY

Section 7.1.  Conduct of Business. From the date of this Agreement through the earlier of the Closing or the valid termination of this Agreement pursuant to Article XI (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except (w) as otherwise explicitly required or permitted by this Agreement or any Ancillary Agreement, (x) as required by Law (including any COVID-19 Measures), (y) as consented to by Acquiror in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or (z) as set forth in Section 7.1 of the Company Disclosure Letter, use commercially reasonable efforts to (i) operate the business of the Company and its Subsidiaries in the ordinary course and (ii) preserve the present business and operations and goodwill of the Company; provided, however, that no action by the Company with respect to matters specifically addressed by any clause in the immediately following sentence shall be deemed a breach of this sentence unless such action would constitute a breach of such specific clause in the immediately following sentence. Without limiting the generality of the foregoing, the Company shall not, and the Company shall cause its Subsidiaries not to, except (w) as otherwise expressly required or permitted by this Agreement or any Ancillary Agreement, (x) as required by Law (including any COVID-19 Measures), (y) as consented to by Acquiror in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or (z) as set forth in Section 7.1 of the Company Disclosure Letter:

(a)  amend, restate, supplement or otherwise modify any provision of the Governing Documents of the Company;

(b) incorporate, form or organize any new direct or indirect Subsidiary of the Company or engage in any new line of business that is materially different from the general nature of the businesses of the Company and its Subsidiaries as of the date of this Agreement;

(c)  (i) pay, make, declare or set aside any dividend or distribution in respect of any Equity Security of the Company, (ii) split, combine, reclassify or otherwise amend or modify any terms of any Equity Security of the Company or any of its Subsidiaries, other than any such transaction by a wholly owned Subsidiary of the Company

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that remains a wholly owned Subsidiary of the Company after consummation of such transaction, (iii) purchase, repurchase, redeem or otherwise acquire (or offer to purchase, repurchase, redeem or otherwise acquire) any issued and outstanding Equity Security of the Company or any of its Subsidiaries, other than, in the case of this clause (iii), (A) in connection with the forfeiture or cancellation of any such Equity Security for no consideration, (B) the surrender of Company Common Stock by holders of Company Options in order to pay the exercise price of any Company Option, (C) the withholding of Company Common Stock to satisfy tax obligations with respect to any Company Equity Awards or (D) transactions between the Company and any of its wholly owned Subsidiaries or between any two or more wholly owned Subsidiaries of the Company, (iv) grant, issue, transfer, sell or otherwise dispose of, or authorize to issue, sell, or otherwise dispose of, any Equity Securities in the Company (other than any grant of any equity awards under any Company Incentive Plan in the ordinary course of business consistent with past practice or any grant of any equity awards to the extent provided for in a written agreement with an employee, director, advisor or consultant dated as of prior to the date of this Agreement) or (v) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any Equity Securities or enter into other agreements or commitments of any character obligating it to issue any Equity Securities;

(d) enter into, modify or amend in any material respect or terminate (other than by expiration in accordance with the terms of any Contract without an auto-renewal or similar term) any Contract of a type required to be listed in Section 5.13(a) of the Company Disclosure Letter or any Real Property Lease, in each case, other than in the ordinary course of business;

(e)  (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of another Person, (ii) incur or assume any Indebtedness for borrowed money or (iii) guarantee any indebtedness for borrowed money of a third party, except, in the case of each of the foregoing clauses (i) through (iii), in an aggregate amount not to exceed $500,000;

(f)  cancel or forgive any Indebtedness owed to the Company or the Company’s Subsidiaries other than in an amount not exceeding $500,000 in the aggregate;

(g) sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company or any of its Subsidiaries, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions between the Company and any of its Subsidiaries or between any two or more of the Company’s Subsidiaries and (iii) transactions in the ordinary course of business;

(h) make or commit to make any capital expenditures other than in an amount not exceeding $750,000 in the aggregate;

(i) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(j) waive, release, settle, compromise or otherwise resolve any Action, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $750,000 (net of any amounts covered by insurance) in the aggregate;

(k) authorize, recommend, propose or announce an intention to adopt a plan of, or otherwise enter into or effect any, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Company Conversion and the Merger);

(l)   (i) make or change any material election in respect of Taxes, (ii) amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) in respect of a material amount of Taxes or enter into any Tax sharing or similar agreement (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes), (v) settle or compromise any material Tax liability or claim or assessment in respect of a material amount of Taxes, (vi) surrender or allow to expire any right to claim a refund of a material amount of Taxes, (vii) extend or waive any statute of limitations applicable to any period within which a claim, assessment

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or reassessment of a material amount of Taxes may be issued or in respect of any material Tax attribute that would reasonably be expected to give rise to any claim or assessment of Taxes, or (viii) incur any liability for a material amount of Taxes other than in the ordinary course of business;

(m)   except as otherwise required by any existing Company Benefit Plan or applicable Law or as provided in Section 7.1(c)(iv): (i) materially increase or grant any material increase in the compensation, bonus, fringe or other benefits of, or pay, any material bonus to, any current or former employee, director or individual independent contractor except for such increases in the ordinary course of business that do not exceed the greater of (A) $500,000 individually or (B) 5% either individually or in the aggregate; (ii) grant or pay any severance or change in control pay or benefits to, or otherwise increase the severance or change in control pay or benefits of, any current or former employee, director or independent contractor; (iii) enter into, amend or terminate any material Company Benefit Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted a material Company Benefit Plan if it had been in effect on the date of this Agreement (other than annual renewal of welfare plans in the ordinary course of business that do not result in more than a de minimis increase in cost to the Company, and other than entering into employment offer letters in the ordinary course of business that do not contain severance and/or change in control benefits); (iv) other than accelerating the vesting of any Company Option, take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of any compensation or benefits under any Company Benefit Plan; (v) hire or engage any new employee or individual consultant if such new employee or individual consultant will receive annual compensation in excess of $200,000; (vi) terminate the employment or engagement, other than for cause or due to death or disability, of any employee or individual consultant with an annual base compensation in excess of $200,000; (vii) waive any restrictive covenants applying to any current or former employee, director or independent contractor, or (viii) grant any equity or equity-based compensation awards.

(n) except if required by applicable Law, enter into, materially amend, extend or terminate any collective bargaining agreement or similar labor agreement or recognize or certify any labor union, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(o) implement any employee layoffs, plant closings, or similar events that individually or in the aggregate would give rise to any material obligations or material Liabilities on the part of the Company under the federal Work Adjustment and Retraining Notification Act or any similar U.S. state “mass layoff” or “plant closing” Law;

(p) except as required by GAAP (or any interpretation thereof) or applicable Law, make any change in accounting methods, principles or practices;

(q) (i) transfer, sell, assign, license, sublicense, covenant not to assert, encumber, subject to a Lien (other than a Permitted Lien), abandon, allow to lapse, or otherwise dispose of, any right, title or interest of the Company or its Subsidiaries in Company Owned Intellectual Property (other than non-exclusive licenses to Company Owned Intellectual Property granted in the ordinary course of business or immaterial Company Owned Intellectual Property abandoned in the ordinary course of business consistent with past practice in the Company’s reasonable business judgment); (ii) disclose any Trade Secrets to any third party that is not subject to a Contract or other obligations to maintain confidentiality; or (iii) subject any source code for any Software owned by the Company to any Compulsory Copyleft Terms; or

(r)  enter into any agreement to take any action prohibited under this Section 7.1.

Section 7.2.  Inspection. During the Interim Period, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to afford to Acquiror and its Representatives reasonable access during normal business hours and with reasonable advance notice, and solely for purposes in furtherance of the consummation of the transactions contemplated hereby (including transition and integration planning) to all of the respective properties (other than for purposes of performing any testing or sampling of any properties, facilities or equipment of the Company or any of its Subsidiaries), books, Contracts, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all historical or prospective financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such Representatives may reasonably request, to the extent then available, except, in each case, to the extent that the Company reasonably determines that providing such access would (a) unreasonably disrupt the normal operations of the Company or any of its Subsidiaries, (b) violate applicable Law or any contractual, fiduciary or legal duty or obligation to which the Company or any of its Subsidiaries is subject (provided that, to the extent possible, the Parties shall cooperate in good faith to permit

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disclosure of such information in a manner that complies with such Law, duty or obligation), (c) result in the loss of the ability of the Company or any of its Subsidiaries to assert successfully or seek the application of attorney-client privilege or the work-product doctrine or (d) result in the disclosure of information reasonably pertinent to any Action in which the Company or any of its Subsidiaries, on the one hand, and Acquiror, Merger Sub, any Acquiror Insider or any of their respective Affiliates, on the other hand, are adverse parties. Additionally, in the event that any litigation related to this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby is brought, or in the case of the Company, to the knowledge of the Company, threatened in writing, against the Company or the Company Board (or any member thereof in his or her capacity as director of the Company), or in the case of Acquiror, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Acquiror Board (or any member thereof in his or her capacity as director of Acquiror), in each case, prior to the Closing, each party hereto shall promptly notify the other parties hereto of such pending or threatened litigation and shall keep the other parties hereto reasonably informed with respect to the status thereof. All information obtained by the Company, Acquiror, Merger Sub or their respective representatives pursuant to this Section 7.2 shall be subject to the Confidentiality Agreement.

Section 7.3.  Preparation and Delivery of Additional Company Financial Statements. If the Merger Effective Time has not occurred prior to November 12, 2021, the Company shall deliver to Acquiror, as soon as reasonably practicable following November 12, 2021, (a) the unaudited consolidated balance sheet and statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows of the Company and its consolidated subsidiaries as of and for the nine months ended September 30, 2021, which complies with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Q3 2021 Financial Statements”) and (b) any other audited or unaudited financial statements of the Company and its consolidated subsidiaries that are required by applicable Law to be included in the Registration Statement (the financial statements described in the foregoing clauses (a) and (b), collectively, the “Closing Company Financial Statements”).

Section 7.4.  Affiliate Agreements. The Company shall terminate or settle all Affiliate Agreements identified in Section 7.4 of the Company Disclosure Letter at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries, except as set forth in Section 7.4 of the Company Disclosure Letter.

Section 7.5.  Acquisition Proposals. During the Interim Period, the Company shall not, and shall cause its Subsidiaries not to, and shall instruct and use reasonable best efforts to cause its and their respective Representatives not to, (a) initiate, solicit, enter into or continue discussions, negotiations or transactions with, or respond to any inquiries or proposals by, any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal (other than to inform such Person of the Company’s obligations pursuant to this Section 7.5) or afford to any Person access to the business, properties, assets, information or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state for purposes of facilitating an Acquisition Proposal, (d) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or (e) resolve or agree to do any of the foregoing. The Company shall promptly (and in any event within two (2) Business Days after receipt thereof) notify Acquiror in writing of the receipt of any inquiry, proposal, offer or request for information received after the date of this Agreement that constitutes an Acquisition Proposal and keep Acquiror reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto).

Section 7.6.  PPP Loan. Subject to the occurrence of the Closing, the Company shall use commercially reasonable efforts to pay off the PPP Loan substantially concurrently with the Closing.

Article VIII

COVENANTS OF ACQUIROR

Section 8.1.  Employee Matters.

(a)  Equity Plan and ESPP. Effective as of (and contingent on) the Closing, Acquiror shall approve and, subject to approval of the stockholders, adopt (i) an equity incentive plan (the “LTIP”), in substantially the form attached hereto as Exhibit I (with such changes as may be agreed by Acquiror and the Company), and (ii) an

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employee stock purchase plan (the “ESPP”), in substantially the form attached hereto as Exhibit J, (with such changes as may be agreed by Acquiror and the Company) the LTIP shall initially reserve a number of shares of Acquiror Common Stock constituting 15% of total number of shares of Acquiror Common Stock outstanding on a fully diluted basis, as determined at the Closing. The ESPP shall initially reserve a number of shares of Acquiror Common Stock constituting no less than 2% of the total number of shares of Acquiror Common Stock outstanding on a fully diluted basis, as determined at the Closing. Each of the LTIP and the ESPP shall include an “evergreen” provision pursuant to which the number of shares of Acquiror Common Stock reserved for issuance under such equity plan shall be increased automatically each year by 5% (in the case of the LTIP) or 1% (in the case of the ESPP) of the aggregate number of shares of Acquiror Common Stock outstanding on a fully diluted basis, as determined on December 31 of the previous year. Within five Business Days following the expiration of the 60-day period following the date on which Acquiror files current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the shares of Acquiror Common Stock issuable under the LTIP and the ESPP.

(b) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each Party acknowledges and agrees that all provisions contained in this Section 8.1 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or any of their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing or (iii) shall confer upon any Person who is not a Party (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 8.2.  Trust Account Proceeds and Related Available Equity. Upon satisfaction (or, to the extent permitted by applicable Law, waiver by the applicable Party or Parties entitled to the benefit thereof) of all of the conditions set forth in Article X (other than those conditions that by their nature or terms are to be satisfied at the Closing), Acquiror shall provide notice (in accordance with the terms of the Trust Agreement) thereof to the Trustee and (a) pursuant to and in accordance with the Trust Agreement, (a) Acquiror (i) shall cause any notices, certificates, opinions or other documents required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered at the time and in the manner required under the Trust Agreement and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to, at the Closing, (A) pay as and when due all amounts payable to Acquiror Stockholders pursuant to the Acquiror Share Redemptions, and (B) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 8.3. Listing Matters.

(a)  During the Interim Period, Acquiror shall maintain its listing on the Nasdaq and, in the event that Acquiror receives any notice that Acquiror has failed to satisfy any Nasdaq listing requirement, shall provide prompt written notice of the same to the Company, including a copy of any written notice thereof received from Nasdaq.

(b) Prior to the Closing, Acquiror shall use reasonable best efforts to cause the Acquiror Common Stock to be issued in connection with the transactions contemplated hereby to be approved for listing on the Nasdaq prior to the Closing (subject only to the receipt of official notice of listing from Nasdaq and, if requested by Nasdaq, the delivery of evidence that Acquiror complied with the minimum round lot shareholder requirement within 15 calendar days of the listing date) under a ticker symbol to be selected by the Company, including by submitting prior to the Closing an initial listing application (the “Listing Application”) with Nasdaq, with respect to such Acquiror Common Stock. Each of the Company and Acquiror shall promptly furnish all information concerning itself and its Affiliates as may be reasonably requested by the other such Party and shall otherwise reasonably assist and cooperate with the other such Party in connection with the preparation and filing of the Listing Application. Acquiror will use reasonable best efforts to (i) cause the Listing Application, when filed, to comply in all material respects with all requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from Nasdaq or its staff concerning the Listing Application and (iii) have the Listing Application approved by Nasdaq, as promptly as practicable after such filing. Acquiror shall not submit the Listing Application or any supplement or

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amendment thereto, or respond to comments received from Nasdaq with respect thereto, without the Company’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the Company a reasonable opportunity to review and comment thereon. Acquiror shall promptly notify the Company upon the receipt of any comments from Nasdaq, or any request from Nasdaq for amendments or supplements to the Listing Application and shall provide the Company with copies of all material correspondence between Acquiror or any of its Representatives, on the one hand, and Nasdaq, on the other hand, and all written comments with respect to the Listing Application received from Nasdaq, and advise the Company of any oral comments with respect to the Listing Application received from Nasdaq. Promptly after receiving notice thereof, Acquiror shall advise the Company of the time of the approval of the Listing Application and the approval for listing on the Nasdaq of the Acquiror Common Stock to be issued in connection with the transactions contemplated hereby.

Section 8.4.  No Solicitation by Acquiror. During the Interim Period, Acquiror shall not, and shall cause its Subsidiaries not to, and shall instruct and use reasonable best efforts to cause its and their respective Representatives, not to, (a) make any proposal or offer that constitutes a Business Combination Proposal, (b) initiate, solicit, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, any Person with respect to a Business Combination Proposal (other than to inform such Person of Acquiror’s obligations pursuant to this Section 8.4) or (c) enter into any acquisition agreement, business combination agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its Representatives. From and after the date of this Agreement, Acquiror shall, and shall instruct and cause its Representatives, its Affiliates and their respective Representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its Representatives).

Section 8.5.  Acquiror Conduct of Business.

(a)  During the Interim Period, Acquiror shall, and shall cause Merger Sub to, except (w) as otherwise explicitly required or permitted by this Agreement or any Ancillary Agreement to which Acquiror or Merger Sub is a party (including as contemplated by the PIPE Investment), (x) as required by Law, (y) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or (z) as set forth in Section 8.5(a) of the Acquiror Disclosure Letter, use commercially reasonable efforts to (i) operate its business in the ordinary course and (ii) preserve the present business and operations and goodwill of the Acquiror and Merger Sub; provided, however, that no action by the Company with respect to matters specifically addressed by any clause in the immediately following sentence shall be deemed a breach of this sentence unless such action would constitute a breach of such specific clause in the immediately following sentence. Without limiting the generality of the foregoing, Acquiror shall not, and shall cause Merger Sub not to, except (w) as otherwise required or permitted by this Agreement or any Ancillary Agreement (including as contemplated by the PIPE Investment), (x) as required by Law, (y) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or (z) as set forth in Section 8.5(a) of the Acquiror Disclosure Letter:

(i)  amend, restate, supplement or otherwise modify or waive any provision of (or seek any approval from the Acquiror Stockholders to amend, restate, supplement or otherwise modify or waive any provision of) the Trust Agreement, the Acquiror Warrants, the Warrant Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;

(ii)  (A) pay, make, declare or set aside any dividend or distribution in respect of any Equity Security of Acquiror or Merger Sub, (B) split, combine, reclassify or otherwise amend or modify any terms of any Equity Security of Acquiror or Merger Sub or (C) purchase, repurchase, redeem or otherwise acquire (or offer to purchase, repurchase, redeem or otherwise acquire) any issued and outstanding Equity Security of Acquiror or Merger Sub, other than to provide eligible Acquiror Stockholders with the opportunity to effect Acquiror Share Redemptions as required by Acquiror’s Governing Documents;

(iii)  (A) make or change any material election in respect of Taxes, (B) amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (D) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) in respect of a material amount of Taxes or enter into any Tax sharing or similar agreement (other than customary

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commercial Contracts entered into in the ordinary course of business not primarily related to Taxes), (E) settle or compromise any material Tax liability or claim or assessment in respect of a material amount of Taxes, (F) surrender or allow to expire any right to claim a refund of a material amount of Taxes; (G) extend or waive any statute of limitations applicable to any period within which a claim, assessment or reassessment of a material amount of Taxes may be issued or in respect of any material Tax attribute that would reasonably be expected to give rise to any claim or assessment of Taxes; or (H) incur any liability for a material amount of Taxes other than in the ordinary course of business

(iv)  enter into, renew, terminate, amend, restate, supplement or otherwise modify or waive any provision of any transaction or Contract (including the Insider Letter) with any Affiliate of Acquiror or Merger Sub, any Acquiror Insider or any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater;

(v)  other than Acquiror Transaction Expenses, incur, assume or otherwise become liable for (whether directly or indirectly, absolutely or contingently or otherwise) any Indebtedness or Liability or guarantee any Indebtedness or Liability of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt securities of Acquiror or any of its Subsidiaries or guarantee any debt securities of another Person, other than Indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice and not exceeding $100,000 in the aggregate;

(vi)  (A) issue any Equity Securities of Acquiror, other than the issuance of the Aggregate Equity Value Consideration, the Additional Acquiror Shares and the Aggregate Earn-Out Value Consideration, (B) grant any options, warrants or other equity-based awards with respect to Equity Securities of Acquiror not outstanding on the date of this Agreement or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Warrant, including any amendment, modification or reduction of the warrant price set forth therein;

(vii)  waive, release, settle, compromise or otherwise resolve any Action, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $500,000 (net of any amounts covered by insurance) in the aggregate; or

(viii)  enter into any agreement to take any action prohibited under this Section 8.5.

(b) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub) to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

Section 8.6.  Post-Closing Directors and Officers of Acquiror. Subject to the terms of Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Merger Effective Time:

(a)  the Acquiror Board shall consist of nine directors, which initially shall be those individuals identified in Section 8.6(a) of the Company Disclosure Letter; and

(b) the initial officers of Acquiror shall be as set forth in Section 8.6(b) of the Company Disclosure Letter (as may be updated by the Company prior to Closing following written notice to Acquiror), who shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Merger Effective Time.

Section 8.7.  Indemnification and Insurance.

(a)  From and after the Merger Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of the (i) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) (the “Company Indemnified Parties”) and (ii) Acquiror and each of its Subsidiaries (the “Acquiror Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Merger Effective Time,

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whether asserted or claimed prior to, at or after the Merger Effective Time, to the fullest extent that the Company, Acquiror or any of their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its Governing Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (A) maintain for a period of not less than six years following the Closing Date provisions in its Governing Documents concerning the indemnification, exoneration and exculpation (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as in effect on the date of this Agreement, and (B) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 8.7.

(b) For a period of six years following the Closing Date, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or any of their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to each of Acquiror and the Company) on terms substantially the same as (and, in any event, not less favorable in the aggregate than) the terms of such current insurance coverage; provided, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms substantially the same as (and, in any event, not less favorable in the aggregate than) the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Merger Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.7 shall be continued in respect of such claim until the final disposition thereof.

(c)  Notwithstanding anything contained in this Agreement to the contrary, this Section 8.7 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 8.7.

(d) Prior to or at the Closing, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with each Person who shall be a director or an officer of Acquiror immediately after the Merger Effective Time, which indemnification agreements shall continue to be effective following the Closing.

(e)  The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Governing Documents of the Company, any other indemnification arrangement, any Law or otherwise. The provisions of this Section 8.7 expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 8.7.

Section 8.8.  Acquiror Public Filings. From the date of this Agreement through the Merger Effective Time, Acquiror will keep current and timely file all periodic reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 8.9.  PIPE Subscriptions. Unless otherwise approved in writing by the Company, Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements. Subject to the immediately preceding sentence, Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Acquiror the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms. Acquiror shall give the Company written notice as promptly as practicable of (i) any material breach or default (or any event or circumstance that could give rise to any breach or default) by

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any party to any Subscription Agreement, in each case, that is known to Acquiror and (ii) the receipt of any notice by Acquiror from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or of any provisions of any Subscription Agreement. Acquiror may enter into additional Subscription Agreements with the Company’s prior written consent. The proceeds raised pursuant to such additional Subscription Agreement(s) shall be included in the determination of the Acquiror Closing Cash Amount and Acquiror shall notify the Company of any changes in the amount of proceeds raised pursuant to such Subscription Agreement(s).

Article IX

JOINT COVENANTS

Section 9.1.  HSR Act; Other Filings.

(a)  In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent necessary, shall cause its Affiliates to) comply promptly but in no event later than ten Business Days after the date of this Agreement with the applicable notification and reporting requirements of the HSR Act. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests pursuant to the HSR Act.

(b) Each of the Company and Acquiror shall (and, to the extent necessary, shall cause its Affiliates to) request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Action brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c)  Each Party shall cooperate in good faith with Governmental Authorities and use reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Outside Deadline) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger.

(d) To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any material notices or material written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each such Party shall permit counsel to the other such Party an opportunity to review in advance, and each such Party shall consider in good faith the views of such counsel in connection with, any proposed material written communications by such Party or any of its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided that none of the Parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other Parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(e)  Acquiror shall be responsible for and pay 100% of the filing fees payable to the Antitrust Authorities in connection with the transactions contemplated hereby.

Section 9.2.  Preparation of Proxy Statement/Registration Statement; Stockholders’ Meeting and Approvals.

(a)  Press Release; SEC Filings. As promptly as practicable following the execution of this Agreement (but in any event within four (4) Business Days thereafter), Acquiror shall prepare and file a current report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”) and the Parties shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”). As promptly as practicable following the Closing (but in any event within four (4) Business Days thereafter), Acquiror

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shall prepare and file a current report on Form 8-K pursuant to the Exchange Act to report the Closing (the “Closing Form 8-K”) and the Parties shall issue a mutually agreeable press release announcing the consummation of the Merger and the other transactions contemplated by this Agreement (the “Closing Press Release”). Acquiror shall provide the Company with a reasonable opportunity to review and comment on the Signing Form 8-K and Closing Form 8-K prior to its filing and shall consider such comments in good faith. Acquiror shall not file the Signing Form 8-K or Closing From 8-K with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

(b) Registration Statement and Prospectus.

(i)  As promptly as practicable after the execution of this Agreement, (A) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Stockholders relating to the Acquiror Stockholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (B) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of the Acquiror Common Stock that constitutes the Aggregate Equity Value Consideration, the Additional Acquiror Shares and the Aggregate Earn-Out Consideration (the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing with the SEC and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” Governmental Authorizations required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective holders of Equity Securities as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other such Party all information concerning itself and its Subsidiaries, officers, directors, managers and holders of Equity Securities and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or any of their respective Subsidiaries to any Governmental Authority or to Nasdaq, in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). Acquiror shall cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Stockholders promptly after the Registration Statement is declared effective by the SEC under the Securities Act.

(ii)  To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

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(iii)  Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Stockholders and at the time of the Acquiror Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv)  If at any time prior to the Merger Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Stockholders.

(c)  Acquiror Stockholder Approval. Acquiror shall (i) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (x) cause the Proxy Statement to be disseminated to Acquiror Stockholders in compliance with applicable Law, (y) duly give notice of and convene and hold a meeting of the Acquiror Stockholders (the “Acquiror Stockholders’ Meeting”) in accordance with Acquiror’s Governing Documents and Nasdaq Listing Rule 5620(b) for a date no later than 30 Business Days following the date on which the Registration Statement is declared effective under the Securities Act and (z) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals, and (ii) provide the Acquiror Stockholders with the opportunity to elect to effect an Acquiror Share Redemption. Acquiror shall, through its Board of Directors, recommend to the Acquiror Stockholders: (A) the amendment and restatement of Acquiror’s Governing Documents, in the form attached as Exhibit E and Exhibit F, respectively (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Registration Statement) (the “Binding Charter Proposal”), including any separate or unbundled non-binding advisory proposals as are required by SEC rules to implement the foregoing (such non-binding advisory proposals, the “Advisory Charter Proposal”), (B) the adoption and approval of this Agreement in accordance with applicable Law and Nasdaq rules, (C) the approval of the issuance of Acquiror Common Stock in connection with the Merger and the PIPE Investment in accordance with applicable Law and Nasdaq rules, (D) the approval of the adoption by Acquiror of the LTIP and the ESPP, (E) the election of directors effective as of the Closing as contemplated by Section 8.6, (F) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (G) the adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby and (H) the adjournment of the Acquiror Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (the “Adjournment Proposal”) (such proposals described in the foregoing clauses (A) through (H), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The Acquiror Board shall not withdraw, amend, qualify or modify its recommendation to the Acquiror Stockholders that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of any of the Acquiror Board Actions, a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholders’ Meeting shall not be affected by any Modification in Recommendation and (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholders’ Meeting and submit for approval the Transaction Proposals. Acquiror shall adjourn the Acquiror Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Stockholder Approval if the Acquiror Stockholder Approval shall not have been obtained at the Acquiror Stockholders’ Meeting (provided that approval of the Adjournment Proposal shall have been obtained), (ii) if a quorum is absent, or (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror

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Stockholders prior to the Acquiror Stockholders’ Meeting; provided that the Acquiror Stockholders’ Meeting will not be adjourned to a date that is (x) more than 30 days after the date for which the Acquiror Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) or (y) later than five Business Days prior to the date on which the Outside Deadline occurs. Acquiror agrees that it shall provide the holders of Acquiror Class A Stock the opportunity to elect redemption of such Acquiror Class A Stock in connection with the Acquiror Stockholders’ Meeting, as required by Acquiror’s Governing Documents.

(d) Company Stockholder Approval.

(i)  As promptly as reasonably practicable (and in any event within three (3) Business Days) after the Registration Statement becomes effective, the Company shall: (A) recommend approval and adoption of this Agreement and the transactions contemplated hereby (including the Merger and the Company Conversion) consistent with the Company Board Actions and (B) solicit approval of this Agreement and the transactions contemplated hereby in the form of an irrevocable written consent (the “Written Consent”) of each of the Requisite Company Stockholders (pursuant to the Company Securityholder Support Agreements) and any other Company Stockholders as the Company may determine in its reasonable discretion, or, in the event that the Company is not able to obtain the Written Consent, the Company shall duly and promptly convene a meeting of the Company Stockholders for the purpose of voting upon the adoption of this Agreement and the transactions contemplated hereby.

(ii)  If the Company Stockholder Approval is obtained, then as promptly as reasonably practicable following the receipt of the Written Consent, the Company will prepare and deliver to its stockholders who have not consented the notice required by Sections 228(e) (if applicable) and 262 of the DGCL; provided that, Acquiror shall be given a reasonable opportunity to review and comment on the contents of such notice before delivery to the applicable stockholders.

Section 9.3.  Support of Transaction. Without limiting any covenant contained in Article VII, or Article VIII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to, (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as may be reasonably necessary or as another Party may reasonably request to satisfy the conditions of Article X or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. Notwithstanding anything to the contrary contained herein, (i) no action taken by the Company under and in furtherance of this Section 9.3 will constitute a breach of Section 7.1, (ii) no action taken by Acquiror or Merger Sub under and in furtherance of this Section 9.3 will constitute a breach of Section 8.5 and (iii) in no event shall Acquiror, Merger Sub or the Company be obligated to bear any expense or pay any amount (except for any filing or registration fee with a Governmental Authority) or grant any concession in connection with obtaining any such consents or approvals.

Section 9.4.  Certain Tax Matters.

(a)  Tax Treatment.

(i)  For U.S. federal income tax purposes, (i) the Parties intend that (x) the Merger shall be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and (y) Acquiror, Merger Sub and the Company shall each be a party to such reorganization within the meaning of Section 368(b) of the Code and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g).

(ii)  Unless otherwise required to do so as a result of a “determination” within the meaning of Section 1313(a) of the Code, from and after the date of this Agreement and until the Closing Date, the Parties shall use reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and shall not knowingly take any action, cause any action to be taken, fail to take any action or cause any action not to be taken, which action or failure to act could reasonably be expected to prevent the Merger from so qualifying. Acquiror, Merger Sub, the Company and the Surviving Corporation shall file all Tax Returns consistent therewith and take no position (whether in any audit or

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examination, on any Tax Return or otherwise) that is inconsistent therewith. The Parties shall reasonably cooperate with each other and their respective tax counsel by taking the actions set forth in Section 9.4 of the Company Disclosure Letter.

(b) Transfer Taxes. The Parties shall ensure that all transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) that are required to be paid under applicable Law and incurred in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be timely paid in full to the applicable taxing authority. The Parties shall cooperate in the filing of any Tax Returns or other forms and documents as may be necessary or required by applicable Law and to obtain any exemption or refund of any such Transfer Tax.

Section 9.5.  Section 16 Matters. Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of any Equity Security of Acquiror that occurs or is deemed to occur by reason of the transactions contemplated hereby by each individual who is or may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 9.6.  Cooperation; Consultation.

(a)  Prior to the Closing, each of the Company and Acquiror shall, and each of them shall cause its Subsidiaries and its and their respective Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the Parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the Parties’ mutual agreement), including (if mutually agreed by the Parties) (a) by providing such information and assistance as the other Party may reasonably request, (b) granting such access to the other Party and its Representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

(b) From the date of the announcement of this Agreement or the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 12.12), until the Closing Date, Acquiror shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the PIPE Investment and the Acquiror Common Stock during such period, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the Company or its financial advisors with respect to such matters; provided that each of Acquiror and the Company acknowledges and agrees that none of their respective financial advisors shall be entitled to any fees with respect to the PIPE Investment unless as set forth in Section 6.14 of the Acquiror Disclosure Letter or otherwise mutually agreed by the Company and Acquiror in writing.

Section 9.7.  Transaction Litigation. During the Interim Period, in the event that any litigation related to this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby, including demands for appraisal of any Dissenting Shares (collectively, “Transaction Litigation”), is, in the case of Acquiror, brought or, to the knowledge of Acquiror, threatened in writing, against any of Acquiror, Merger Sub or the Acquiror Board (or any member thereof) or, in the case of the Company, brought or, to the Company’s knowledge, threatened in writing, against any of the Company, any of its Subsidiaries or the Company Board (or any member thereof), Acquiror and the Company shall, as applicable, promptly notify the other of such pending or threatened litigation and shall keep the other reasonably informed with respect to the status thereof. Acquiror and the Company shall each provide the other the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the other’s advice with respect to any such litigation and shall not settle or agree to settle any such litigation or consent to the same without the written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed).

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Article X

CONDITIONS TO OBLIGATIONS

Section 10.1.  Conditions to Obligations of Acquiror, Merger Sub, and the Company. The respective obligations of Acquiror, Merger Sub, and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Acquiror, Merger Sub and the Company), as of the Closing, of the following conditions:

(a)  the Acquiror Stockholder Approval (including approval of the Binding Charter Proposal among other Transaction Proposals but excluding approval of the Advisory Charter Proposal) shall have been duly obtained in accordance with the DGCL, Acquiror’s Governing Documents and Nasdaq rules;

(b) the Company Stockholder Approval shall have been duly obtained in accordance with the DGCL and the Company’s Governing Documents;

(c)  the Registration Statement shall have been declared effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC which remains in effect and no proceeding seeking such a stop order shall have been initiated by the SEC which remains pending;

(d) the applicable waiting period(s) (and any extension(s) thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or been terminated;

(e)  there shall not be in effect any Governmental Order or other Law from any Governmental Authority of competent jurisdiction that enjoins, prohibits or makes illegal the consummation of the Merger or any other transaction contemplated in Article II, Article III or Article IV; and

(f)  Acquiror shall have, and shall not have redeemed shares of Acquiror Class A Stock in an amount that would cause Acquiror not to have, at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately prior to or upon the Closing.

Section 10.2.  Conditions to Obligations of Acquiror and Merger Sub. The respective obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Acquiror and Merger Sub), as of the Closing, of the following additional conditions:

(a)  each of the representations and warranties of the Company contained in (i) each of Section 5.1 (Company Organization), Section 5.3 (Due Authorization), clause (a) of Section 5.4 (No Conflict), Section 5.6 (Capitalization of the Company), Section 5.7 (Capitalization of Subsidiaries) and Section 5.17 (Broker’s Fees) shall be true and correct (disregarding any limitation or exception as to materiality, material adverse effect or Company Material Adverse Effect or similar qualification set forth therein) in all material respects as of the Closing as though then made, except to the extent that any such representation or warranty expressly speaks as of an earlier time, in which case such representation or warranty shall be true and correct (disregarding any limitation or exception as to materiality, material adverse effect or Company Material Adverse Effect or similar qualification set forth therein) in all material respects as of such earlier time, (ii) Section 5.10 (Absence of Changes) shall be true and correct in all respects as of the Closing Date as though then made and (iii) Article V (other than the representations and warranties addressed by the preceding clause (i)) shall be true and correct (disregarding any limitation or exception as to materiality, material adverse effect or Company Material Adverse Effect or similar qualification set forth therein) as of the Closing as though then made, except, (A) where the failure of any such representation or warranty to be so true and correct does not constitute a Company Material Adverse Effect or (B) to the extent that any such representation or warranty expressly speaks as of an earlier time, in which case such representation or warranty shall be true and correct (disregarding any limitation or exception as to materiality, material adverse effect or Company Material Adverse Effect or similar qualification set forth therein) as of such earlier time, except where the failure of any such representation or warranty to be so true and correct does not constitute a Company Material Adverse Effect; provided that the failure of any representation or warranty of the Company contained in Article V (other than the representations and warranties addressed by the preceding clause (i)) to be true and correct at and as of the Closing as a result of the taking or omission of any action required or expressly permitted to be taken or omitted, as applicable, under this Agreement or

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any Ancillary Agreement in compliance with the provisions hereof or thereof (as they may be amended, supplemented or otherwise modified prior to the Closing in accordance with the terms hereof or thereof) shall not be taken into account in determining whether the condition set forth in this Section 10.2(a)(iii) has been satisfied;

(b) the Company shall have performed or complied with in all material respects all agreements and covenants required under this Agreement to be performed or complied with by it at or prior to the Closing;

(c)  there shall not have occurred any Company Material Adverse Effect after the date of this Agreement that is continuing;

(d) the Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.2(a), Section 10.2(b) and Section 10.2(c) have been satisfied; and

(e)  the Company Securityholder Support Agreements shall be in full force and effect and shall not have been rescinded by any of the parties thereto; provided that such agreements shall be terminated upon the Merger Effective Time in accordance with their terms.

Section 10.3.  Conditions to Obligation of the Company. The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the Company), as of the Closing, of the following additional conditions:

(a)  each of the representations and warranties of Acquiror and Merger Sub contained in (i) Section 6.12 shall be true and correct in all but de minimis respects as of the Closing and (ii) Article VI (other than Section 6.12) shall be true and correct (disregarding any limitation or exception as to materiality, material adverse effect or similar qualification set forth therein) in all material respects as of the Closing as though then made, except to the extent that any such representation or warranty expressly speaks as of an earlier time, in which case such representation or warranty shall be true and correct (disregarding any limitation or exception as to materiality, material adverse effect or similar qualification set forth therein) in all material respects as of such earlier time;

(b) Acquiror and Merger Sub shall have performed or complied with in all material respects all agreements and covenants required under this Agreement to be performed or complied with by them at or prior to the Closing;

(c)  Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror and an officer of Merger Sub, dated as of the Closing Date, certifying that, to the knowledge and belief of such officers, the conditions specified in Section 10.3(a) and Section 10.3(b) have been satisfied;

(d) the Acquiror Closing Cash Amount shall not be less than the Minimum Acquiror Closing Cash Amount;

(e)  Acquiror shall have delivered to the Company evidence reasonably acceptable to the Company that the Acquiror Board will be constituted, immediately after the Closing, as provided in Section 8.6(a);

(f)  Acquiror’s total outstanding Liabilities (excluding Acquiror Transaction Expenses, Company Transaction Expenses and any Acquiror Warrant Liabilities) shall not exceed $5,000,000;

(g) the Registration Statement Securities shall have been approved for listing on Nasdaq, subject only to the receipt of official notice of listing from Nasdaq and, if requested by Nasdaq, the delivery of evidence that Acquiror complied with the minimum round lot shareholder requirement within 15 calendar days of the listing date; and

(h) the Sponsor Support Agreement shall be in full force and effect and shall not have been rescinded by any of the parties thereto.

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Section 10.4. Frustration of Conditions. No Party may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such Party’s failure to act or to take such actions (in each case, if such act or action is required by this Agreement) as may be necessary to cause the conditions of the other Party to be satisfied.

Article XI

TERMINATION/EFFECTIVENESS

Section 11.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)  by mutual written consent of the Company and Acquiror;

(b)  by either the Company or Acquiror:

(i)  if any Governmental Authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any Governmental Order or other Law which has become final and non-appealable and remains in effect and has the effect of making the consummation of the Merger or any other transaction contemplated in Article II, Article III or Article IV illegal or otherwise permanently preventing or prohibiting the consummation of the Merger or such other transaction; provided that the right to terminate this Agreement pursuant to this Section 11.1(b)(i) shall not be available to a Party if such Party’s breach of any of its obligations under this Agreement is the primary cause of the existence or occurrence of any fact or circumstance but for the existence or occurrence of which the consummation of the Merger or such other transaction would not be illegal or otherwise permanently prevented or prohibited;

(ii)  if the Closing has not occurred before 5:00 p.m., Eastern Time, on July 25, 2022 (such time on such date, the “Outside Deadline”); provided that (A) if any Action for specific performance or other equitable relief by the Company with respect to this Agreement or any Ancillary Agreement or any of the transaction contemplated hereby or thereby is pending in a court specified in Section 12.14(a) as of the Outside Deadline, then the Outside Deadline shall be automatically extended until 5:00 p.m., Eastern Time, on the date that is the earlier of (x) 30 days after the date on which a final, non-appealable Governmental Order has been entered with respect to such Action and (y) the Business Combination Deadline Date, and such extended time shall be the “Outside Deadline” for all purposes under this Agreement, and (B) the right to terminate this Agreement pursuant to this Section 11.1(b)(ii) shall not be available to a Party if such Party’s breach of any of its obligations under this Agreement is the primary cause of the failure of the Closing to have occurred before the Outside Deadline; or

(iii)  if the Acquiror Stockholder Approval has not been obtained at the Acquiror Stockholders’ Meeting duly convened therefor (subject to any adjournment or postponement thereof in accordance with Section 9.2(c)).

(c)  by the Company:

(i)  if any of the representations or warranties of Acquiror or Merger Sub set forth in Article VI has failed to be true and correct, or if Acquiror or Merger Sub has failed to perform or comply with any covenant or agreement set forth in this Agreement, in each case, such that the condition specified in Section 10.3(a) or Section 10.3(b), as applicable, would not be satisfied at the Closing and (A) such failure, by its nature, could not be cured prior to the Outside Deadline through Acquiror’s exercise of its reasonable best efforts or (B) if curable, such failure has not been cured by five business days prior to the Outside Deadline; provided that the right to terminate this Agreement pursuant to this Section 11.1(c)(i) shall not be available to the Company at any time at which Acquiror would have the right to terminate this Agreement pursuant to Section 11.1(d)(i); or

(ii) if there has been a Modification in Recommendation.

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(d) by Acquiror:

(i)  if any of the representations or warranties of the Company set forth in Article V has failed to be true and correct, or if the Company has failed to perform any covenant or agreement set forth in this Agreement, in each case, such that the condition specified in Section 10.2(a) or Section 10.2(b), as applicable, would not be satisfied at the Closing and (A) such failure, by its nature, could not be cured prior to the Outside Deadline through the Company’s exercise of its reasonable best efforts or (B) if curable, such failure has not been cured by five business days prior to the Outside Deadline; provided that the right to terminate this Agreement pursuant to this Section 11.1(d)(i) shall not be available to Acquiror at any time at which the Company would have the right to terminate this Agreement pursuant to Section 11.1(c)(i); or

(ii)  if the Company Stockholder Approval has not been obtained within ten Business Days after the Registration Statement has been declared effective by the SEC.

The Party desiring to terminate this Agreement pursuant to this Section 11.1 (other than pursuant to Section 11.1(a)) shall deliver a written notice of such termination to the other Parties specifying the provision hereof pursuant to which such termination is made and the factual basis therefor.

Section 11.2.  Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and have no further force or effect, without any liability on the part of any Person, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any Fraud or Willful Breach of this Agreement occurring prior to such termination, except that the provisions of Section 1.1, Section 1.2, this Section 11.2, Article XII and (to the extent related to the foregoing) shall survive any termination of this Agreement and shall remain legal, valid, binding and enforceable obligations of the Parties in accordance with their respective terms.

Article XII

MISCELLANEOUS

Section 12.1.  Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated February 18, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror’s assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities occurring substantially simultaneously with such initial public offering, and substantially all of those proceeds have been deposited in a trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that cash in the Trust Account may be disbursed only in the circumstances and to the Persons described in the Prospectus and in accordance with the Trust Agreement. For and in consideration of Acquiror entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind (whether based on contract, tort, equity or otherwise) that it has or may have in the future in or to any monies or other assets in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or in connection with, this Agreement or any negotiations, Contracts or agreements or transactions with Acquiror. Notwithstanding the foregoing sentence, (a) nothing herein shall limit or prohibit the Company’s right to pursue any claim against Acquiror for (i) legal relief against monies or other assets held outside the Trust Account or (ii) specific performance to consummate the Closing (including any claim for Acquiror to specifically perform its obligations under this Agreement to cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) at the Closing to the Company in accordance with the terms of this Agreement and the Trust Agreement), so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions or otherwise violate the Trust Agreement and (b) nothing herein shall limit or prohibit any claim that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any such funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 12.2.  Notices. All notices and other communications under this Agreement between the Parties shall be in writing and shall be deemed to have been duly given, delivered and received (i) when delivered in person, (ii) when delivered after posting in the U.S. mail, having been sent registered or certified mail, return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when delivered

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by email (provided that, if receipt has not been confirmed (excluding any automated reply, such as an out-of-office notification) then a copy shall be dispatched in the manner described in the preceding clause (iii) no later than 24 hours after such delivery by email) (provided that any such notice or other communication delivered in the manner described in any of the preceding clauses (i), (ii) and (iii) shall also be delivered by email no later than 24 hours after being dispatched in the manner described in the preceding clause (i), (ii) or (iii), as applicable), addressed as follows:

(a)  If to Acquiror or Merger Sub prior to the Closing, or to Acquiror after the Merger Effective Time, to:

B. Riley Principal 150 Merger Corp.
299 Park Avenue
21st Floor
New York, NY 10171
Attention:	Daniel Shribman
Mandy Lindly
Email:	dshribman@brileyfin.com
mlindly@brileyfin.com

with copies (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
Attention:	Elliott Smith
Gary R. Silverman
Morgan Hollins

Email:	elliott.smith@whitecase.com
gary.silverman@whitecase.com
morgan.hollins@whitecase.com

(b) If to the Company prior to the Closing, or to the Surviving Corporation after the Merger Effective Time, to:

FaZe Clan Inc.
1800 N Highland Avenue
Suite 600
Los Angeles, CA 90028
Attention:	Lee Trink
Tammy Brandt
Email:	lt@fazeclan.com
tb@fazeclan.com

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:	Allison R. Schneirov
Christopher M. Barlow

Email:	allison.schneirov@skadden.com
christopher.barlow@skadden.com

or to such other address(es) or email address(es) as the Parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

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Section 12.3.  Assignment. No Party shall assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (whether by operation of law or otherwise) without the prior written consent of the Company and Acquiror, and any such assignment, delegation or transfer attempted in violation of this Section 12.3 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 12.4.  Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedy under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties are intended third-party beneficiaries of, and may enforce, Section 8.7, and the Related Persons of each Party are intended third-party beneficiaries of, and may enforce, Section 12.6.

Section 12.5.  Expenses. Except as otherwise set forth in this Agreement, each Party shall be responsible for and shall pay all fees and expenses incurred by such Party in connection with this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby, including all fees and disbursements of its legal counsel, financial advisers and accountants. If the Closing shall not occur, the Company shall be responsible for the Company Transaction Expenses, and Acquiror shall be responsible for the Acquiror Transaction Expenses. If the Closing shall occur, Acquiror shall (a) pay or cause to be paid, the Company Transaction Expenses, and (b) pay or cause to be paid, the Acquiror Transaction Expenses, in each of case (a) and (b), in accordance with Section 3.4(b). Any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 12.5 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.

Section 12.6.  Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby (whether based on contract, tort, equity or otherwise), shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws (whether of the State of Delaware or of any other jurisdiction) to the extent such principles or rules would require or permit the application of Laws of a jurisdiction other than the State of Delaware.

Section 12.7.  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.8.  Company and Acquiror Disclosure Letters. Each of the Company Disclosure Letter and the Acquiror Disclosure Letter is a part of this Agreement as if fully set forth herein. Any disclosure set forth in a section or subsection of a Disclosure Letter shall be deemed to be (as applicable) an exception to, or a disclosure for purposes of, the representations, warranties, covenants or agreements, as the case may be, contained in, or other provisions of, the correspondingly numbered (and, if applicable, lettered) Section or subsection of this Agreement and each other representation, warranty, covenant, agreement or other provision of this Agreement to which the relevance of such disclosure is reasonable apparent on the face of such disclosure. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with any representation, warranty, covenant, agreement contained in, or other provision of, this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 12.9.  Entire Agreement. This Agreement (together with the Disclosure Letters), the Ancillary Agreements (as and when executed by the applicable parties thereto) and the Confidentiality Agreement constitute the entire agreement among the Parties relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between the Parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 12.10. Amendments. This Agreement may be amended or modified, in whole or in part, only by an agreement in writing which makes reference to this Agreement and has been duly authorized, executed and delivered by each of the Parties hereto; provided that, after the Closing, any such amendment or modification shall also require the written consent of the holders of a majority of the Acquiror Class B Stock. Any purported amendment or modification of this Agreement effected in a manner that does not comply with the preceding sentence shall be void and of no effect.

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Section 12.11. Waivers. Any Party may, at any time prior to the Closing, (a) extend the time for the performance of the obligations or acts of any other Party to be performed hereunder, (b) waive any inaccuracies in the representations and warranties of any other Party that are contained in this Agreement or (c) waive compliance by any other Party with any of the agreements or conditions contained in this Agreement, but, in the case of each of the foregoing clauses (a) through (c), such extension or waiver shall be valid only if set forth in an instrument in writing duly authorized, executed and delivered by the Party granting such extension or waiver.

Section 12.12. Confidentiality; Publicity.

(a)  Acquiror acknowledges and agrees that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the Confidentiality Agreement, the provisions of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby. The Company acknowledges that, in connection with the PIPE Investment, Acquiror shall be permitted to disclose, to the extent required by the Exchange Act, any information contained in any presentation to the PIPE Investors, which information may include Confidential Information (as defined in the Confidentiality Agreement).

(b) Prior to the earlier of the Closing Date and the termination of this Agreement, none of Acquiror, any Acquiror Insider, the Company and any of their respective Affiliates or any Representative of any of the foregoing shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, unless the Company (in the case of such a public announcement or public communication desired to be made by Acquiror, any Acquiror Insider or any of their respective Affiliates or any Representative of any of the foregoing) or Acquiror (in the case of such a public announcement or public communication desired to be made by the Company or any of its Affiliates or any Representative of any of the foregoing), as applicable (which consent shall not be unreasonably withheld, conditioned or delayed) has first been provided with an opportunity to review and comment on the contents of such proposed public announcement or public communication, except if such public announcement or public communication is required by any Governmental Order or other applicable Law or the rules of any national securities exchange, in which case Acquiror or the Company, as applicable, shall use commercially reasonable efforts to provide the other such Party with such an opportunity to review and comment; provided, however, that nothing in this Section 12.2 shall (i) modify the obligations of Acquiror set forth in Section 9.2, (ii) restrict the ability of any Party (or any of its Affiliates) from making announcements regarding the status and terms (including price terms) of this Agreement and the transactions contemplated hereby to their respective directors, officers, employees, customers, vendors and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential or (iii) restrict any Party (or any of its Affiliates) from communicating with third parties to the extent necessary for the purpose of seeking any third-party consent.

Section 12.13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid and enforceable under applicable Law, but, if any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 12.14. Jurisdiction; Waiver of Jury Trial.

(a)  Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court and (iv) agrees not to bring

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any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 12.14.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.15. Enforcement. The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 12.16. Non-Recourse. Subject in all respects to the following sentence, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only to the extent of the specific obligations set forth herein with respect to any Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), no Related Person or former, current or future Representative of any Party shall have any Liability for any of the representations, warranties, covenants, agreements or other obligations or Liabilities of any of the Company, Acquiror or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby (whether based on contract, tort, equity or otherwise). Notwithstanding the foregoing, nothing in this Section 12.6 shall limit, amend or waive any rights or obligations of any party to any Ancillary Agreement.

Section 12.17. Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of any such representation, warranty, covenant, obligation, agreement or other provision, shall survive the Closing, and each of them shall terminate and expire upon the occurrence of the Merger Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XII.

Section 12.18. Conflicts and Privilege.

(a)  Each of the Parties, on its own behalf and on behalf of its Related Persons (including, after the Closing, the Surviving Corporation), hereby agree that, in the event that a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders or holders of other Equity Securities of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “B. Riley Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the FaZe Group, on the other hand, any legal counsel, including White & Case LLP (“White & Case”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the B. Riley Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that as to all legally privileged communications prior to the Closing

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(made in connection with the negotiation, preparation, execution, delivery and performance under this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the B. Riley Group, on the one hand, and White & Case, on the other hand, the attorney-client privilege and the expectation of client confidence shall survive the Merger and belong to the B. Riley Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.

(b) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other Equity Securities of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “FaZe Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the B. Riley Group, on the other hand, any legal counsel, including Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) that represented the Company prior to the Closing may represent any member of the FaZe Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the FaZe Group, on the one hand, and Skadden, on the other hand, the attorney-client privilege and the expectation of client confidence shall survive the Merger and belong to the FaZe Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.

[Remainder of page intentionally left blank.]
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

B. RILEY PRINCIPAL 150 MERGER CORP.

By:	/s/ Daniel Shribman
Name: Daniel Shribman
Title: Chief Executive Officer and Chief Financial Officer

BRPM MERGER SUB, INC.

By:	/s/ Daniel Shribman
Name: Daniel Shribman
Title: President

FAZE CLAN INC.

By:	/s/ Lee Trink
Name: Lee Trink
Title: President and Chief Executive Officer

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Exhibit A

COMPANY SECURITYHOLDER SUPPORT AGREEMENT

[See Annex H to the Proxy Statement/Prospectus]

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Exhibit B

SPONSOR SUPPORT AGREEMENT

[See Annex I to the Proxy Statement/Prospectus]

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Exhibit E

certificate of merger
for the Merger of
BRPM MERGER SUB, INC.
with and into
FAZE CLAN INC.

October 24, 2021

___________________________________________

Pursuant to Section 251(c) of the

General Corporation Law of the State of Delaware

___________________________________________

FaZe Clan Inc., a Delaware corporation (the “Company”), does hereby certify to the following facts relating to the merger (the “Merger”) of BRPM Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into the Company, with the Company remaining as the surviving corporation of the Merger (the “Surviving Corporation”):

FIRST:

The Company’s name is FaZe Clan Inc., and it was originally incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) pursuant to a Certificate of Incorporation filed with the Secretary of State of the State of Delaware on May 5, 2016. Merger Sub’s name is BRPM Merger Sub, Inc., and it is incorporated pursuant to the DGCL. The Company and Merger Sub are the constituent corporations in the Merger.

SECOND:	An Agreement and Plan of Merger, dated as of October 24, 2021, has been approved, adopted, executed and acknowledged by the Company and by Merger Sub in accordance with Section 251(c) of the DGCL.
THIRD:	The name of the Surviving Corporation of the Merger shall be FaZe Clan Inc. (the “Surviving Corporation”).
FOURTH:

Upon the effectiveness of the filing of this Certificate of Merger, the Certificate of Incorporation of the Company attached hereto as Exhibit A shall be the Certificate of Incorporation of the Surviving Corporation until further amended in accordance with the provisions of the DGCL.

FIFTH:	The Surviving Corporation shall be a corporation formed and existing under the laws of the State of Delaware.
SIXTH:	The executed Agreement and Plan of Merger is on file at the principal place of business of the Surviving Corporation at 720 N. Cahuenga Blvd., Los Angeles, CA 90038.
SEVENTH:	A copy of the executed Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation of the Merger.
EIGHTH:	The Merger shall become effective immediately upon filing of this Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Sections 103 and 251(c) of the DGCL.

[Signature Page Follows]

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IN WITNESS WHEREOF, FaZe Clan Inc. has caused this Certificate of Merger to be executed in its corporate name by its duly authorized officer as of the date first above written.

FAZE CLAN INC.

By:	/s/ Lee Trink
	Name:	Lee Trink
	Title:	President and Chief Executive Officer

[Signature Page to Certificate of Merger]

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EXHIBIT a

Certificate of Incorporation of the Surviving Corporation

[See attached]

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Amended and restated

certificate of incorporation

of

FAZE CLAN INC.

article i

The name of the corporation is FaZe Clan Inc. (the “Company”).

article II

The registered agent and the address of the registered office in the State of Delaware are:

Interstate Agent Services, LLC
3500 South DuPont Highway
Dover, DE 19901
County of Kent

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

The aggregate number of shares which the Company shall have authority to issue is one thousand (1,000) shares of capital stock, all of which shall be designated “Common Stock” and have a par value of $0.0001 per share.

ARTICLE V

In furtherance of and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Company is expressly authorized to make, amend or repeal Bylaws of the Company.

ARTICLE VI

The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Company.

ARTICLE VII

No director of the Company shall have any personal liability to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this ARTICLE VII, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this ARTICLE VII, shall not adversely affect any right or protection of a director of the Company with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this ARTICLE VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE VIII

The Company shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Company and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification,

Annex A-1-80

the Company shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board. The right to indemnification conferred by this ARTICLE VIII shall include the right to be paid by the Company the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Company of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Company under this ARTICLE VIII. The Company may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company similar to those conferred in this ARTICLE VIII to directors and officers of the Company. The rights to indemnification and to the advancement of expenses conferred in this ARTICLE VIII shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this ARTICLE VIII by the stockholders of the Company shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Company (collectively, the “Covered Persons”) existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE IX

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Company, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Company to the Company or to the Company’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Amended and Restated Certificate of Incorporation (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against the Company or any current or former director, officer or stockholder governed by the internal affairs doctrine; provided, however, that in the event the Chancery Court lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Chancery Court (or such other state or federal court located within the State of Delaware) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to this ARTICLE IX.

The existence of any prior consent to an alternate forum shall not act as a waiver of the Company’s ongoing consent right as set forth above in this ARTICLE IX.

* * * *

Annex A-1-81

Exhibit H

Amended and restated

certificate of incorporation

of

FAZE CLAN INC.

[See Annex B to the Proxy Statement/Prospectus]

Annex A-1-82

Exhibit I

AMENDED AND RESTATED BYLAWS

OF

FAZE CLAN INC.

[See Annex C to the Proxy Statement/Prospectus]

Annex A-1-83

Annex A-2

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This amendment (this “Amendment”) to that certain Agreement and Plan of Merger, dated as of October 24, 2021 (the “Merger Agreement”), by and among B. Riley Principal 150 Merger Corp., a Delaware corporation (“Acquiror”), BRPM Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Acquiror (“Merger Sub”), and FaZe Clan Inc., a Delaware corporation (the “Company”), is entered into on December __, 2021, by and among Acquiror, Merger Sub and the Company. Acquiror, Merger Sub and the Company are sometimes collectively referred to herein as the “Parties,” and each of them is sometimes individually referred to herein as a “Party.” Any term used in this Amendment without definition has the meaning set forth for such term in the Merger Agreement.

RECITALS

WHEREAS, Section 12.10 of the Merger Agreement provides that, prior to Closing, the Merger Agreement may be amended or modified upon a written agreement by the Parties hereto; and

WHEREAS, the undersigned Parties wish to amend the Merger Agreement to reflect certain revisions as set forth herein.

NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.      The Merger Agreement is hereby amended as set forth below in this Section 1. Revisions to existing provisions of the Merger Agreement are set forth, for ease of reference in this Amendment, with deleted text showing in strikethrough and new text shown in underlined boldface.

a.      The definition of “Acquiror Sale Price” set forth in Section 1.1 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Acquiror Sale Price” means the price per share of Acquiror Common Stock paid or payable to the holders of outstanding Acquiror Common Stock ~~(determined without giving effect to the vesting contemplated by Section 4.7(e))~~ in an Acquiror Sale, inclusive of any escrows, holdbacks, or fixed deferred purchase price, ~~but exclusive of any~~ contingent deferred purchase price, earnouts or the like; provided that, if and to the extent such price is payable in whole or in part in the form of consideration other than cash, the price for such non-cash consideration shall be (a) with respect to any securities, (i) the average of the closing prices of the sales of such securities on all securities exchanges on which such securities are then listed, averaged over a period of 21 days consisting of the day as of which such value is being determined and the 20 consecutive Trading Days preceding such day, or (ii) if the information contemplated by the preceding clause (i) is not practically available, then the fair value of such securities as of the date of valuation as determined in accordance with the succeeding clause (b), and (b) with respect to any other non-cash assets, the fair value thereof as of the date of valuation, as determined by an independent, nationally recognized investment banking firm selected by the then board of directors of Acquiror, on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant; provided, further, that if the consideration payable is other than a specified price per share, for purposes of determining whether an Acquiror Sale Price is greater than or equal to $12.00, $14.00 or $16.00 (as may be adjusted pursuant to Section 4.7(d)) under Section 4.7(e), the Acquiror Sale Price shall be calculated on a basis that takes into account the number of Earn-Out Shares and the number of Sponsor Earn-Out Shares (as defined in the Sponsor Support Agreement) that vest at such Acquiror Sale Price (i.e., the ultimate price per share payable to all holders of outstanding Acquiror Common Stock in an Acquiror Sale will be the same price per share used to calculate the number of Earn-Out Shares and the number of Sponsor Earn-Out Shares that vest upon such Acquiror Sale).

Annex A-2-1

b.      Section 8.6(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

the initial members of the Acquiror Board ~~shall consist of nine directors, which initially~~ shall be those individuals identified in Section 8.6(a) of the Company Disclosure Letter; and

2.      Except as expressly amended by this Amendment, all of the terms of the Merger Agreement remain unmodified and in full force and effect and are hereby confirmed in all respects.

3.      This Amendment, along with the Merger Agreement, constitute the full and entire understanding and agreement among the Parties with regard to the subject matter hereof and thereof. No amendment, change, modification or termination of this Amendment or any part hereof shall be effective or binding unless made in writing and signed by each Party.

4.      No Party shall assign, delegate or otherwise transfer any of its rights or obligations under this Amendment (whether by operation of law or otherwise) without the prior written consent of the Company and Acquiror, and any such assignment, delegation or transfer attempted in violation of this Section 4 shall be void. Subject to the preceding sentence, this Amendment shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

5.      This Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws (whether of the State of Delaware or of any other jurisdiction) to the extent such principles or rules would require or permit the application of Laws of a jurisdiction other than the State of Delaware.

6.      This Amendment may be executed and delivered in any number of counterparts, each of which, when so executed, will be deemed an original and all of which taken together will constitute one and the same agreement. Signatures of a Party which are sent to the other Parties by e-mail (pdf.) or by facsimile transmission shall be binding as evidence of acceptance to the terms hereof by such Party.

[Signature page follows]

Annex A-2-2

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date set forth above.

B. RILEY PRINCIPAL 150 MERGER CORP.
By:	/s/ Daniel Shribman
Name: Daniel Shribman
Title: Chief Executive Officer

BRPM MERGER SUB, INC.
By:	/s/ Daniel Shribman
Name: Daniel Shribman
Title: Chief Executive Officer

FAZE CLAN INC.
By:	/s/ Tammy Brandt
Name: Tammy Brandt
Title: Chief Legal Officer

[Signature Page to Amendment to the Agreement and Plan of Merger]

Annex A-2-3

Annex A-3

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This amendment (this “Amendment”) to that certain Agreement and Plan of Merger, dated as of October 24, 2021 (the “Merger Agreement”), by and among B. Riley Principal 150 Merger Corp., a Delaware corporation (“Acquiror”), BRPM Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Acquiror (“Merger Sub”), and FaZe Clan Inc., a Delaware corporation (the “Company”), is entered into on [            ], 2022, by and among Acquiror, Merger Sub and the Company. Acquiror, Merger Sub and the Company are sometimes collectively referred to herein as the “Parties,” and each of them is sometimes individually referred to herein as a “Party.” Any term used in this Amendment without definition has the meaning set forth for such term in the Merger Agreement.

RECITALS

WHEREAS, Section 12.10 of the Merger Agreement provides that, prior to Closing, the Merger Agreement may be amended or modified upon a written agreement by the Parties hereto; and

WHEREAS, the undersigned Parties wish to amend the Merger Agreement to reflect certain revisions as set forth herein.

NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.           The Merger Agreement is hereby amended as set forth below in this Section 1. Revisions to existing provisions of the Merger Agreement are set forth, for ease of reference in this Amendment, with deleted text showing in ~~strikethrough~~ and new text shown in underlined boldface.

(a)         Section 1.1 of the Merger Agreement is hereby amended to delete the following definitions in their entirety: “Unvested Company Option” and “Vested Option Consideration”.

(b)         The definition of “Aggregate Earn-Out Consideration” set forth in Section 1.1 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

              “Aggregate Earn-Out Consideration” means a number of Acquiror Shares equal to 6% of the sum of (i) the total number of Acquiror Shares that are issued and outstanding as of immediately after the Closing and (ii) the total number of Acquiror Shares equal to the product of the total number of Net Vested Company Option Shares calculated as of immediately prior to the Merger Effective Time and the Equity Value Exchange Ratio.

(c)         The definition of “Net Vested Company Option Share” set forth in Section 1.1 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Net Vested Company Option Share” means, with respect to each Vested Company Option, a number of whole and partial shares of ~~Acquiror~~ Company Common Stock (computed to the nearest four decimal places) equal to (a) the product obtained by multiplying (i) the number of shares of Company Common Stock subject to such Vested Company Option immediately prior to the Merger Effective Time, and (ii) the excess, if any, of the Merger Consideration Value over the exercise price per share of Company Common Stock subject to such Vested Company Option, divided by (b) the Merger Consideration Value.

(d)         The definition of “Vested Company Option” set forth in Section 1.1 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Vested Company Option” means (a) each Company Option that is then outstanding as of immediately prior to the Merger Effective Time that is vested in accordance with its terms as of the Merger Effective Time (including each Company Option that vests or is deemed vested in accordance with its terms in connection with the transactions contemplated by this Agreement) and (b) seventy-five percent (75%) of each discrete individual grant of Company Options that is then outstanding and unvested in accordance with its terms as of the Merger Effective Time.

Annex A-3-1

(e)         Section 4.6(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

(i) As of immediately prior to the Merger Effective Time, each Vested Company Option that is then outstanding shall, automatically and without any required action on the part of the holder thereof, become vested as of the Merger Effective Time. Accordingly, as ~~As~~ of the Merger Effective Time, each Company Option that is then outstanding ~~and that is not a Vested Company Option (each, an “Unvested Company Option”)~~ shall be converted into the right to receive an option relating to Acquiror Common Stock on the same terms and conditions as are in effect with respect to such ~~Unvested~~ Company Option immediately prior to the Merger Effective Time (including with respect to vesting and termination-related provisions) (each, an “Acquiror Option”), except that (A) such Acquiror Option shall relate to such number of shares of Acquiror Common Stock (rounded down to the nearest whole share of Acquiror Common Stock) as is equal to (x) the number of shares of Company Common Stock subject to such ~~Unvested~~ Company Option multiplied by (y) the Equity Value Exchange Ratio, and (B) the exercise price per share of such Acquiror Option shall be equal to the quotient of (x) the exercise price per share of such ~~Unvested~~ Company Option in effect immediately prior to the Merger Effective Time divided by (y) the Equity Value Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent). In addition, each Net Vested Company Option Share shall be treated as an issued and outstanding share of Company Common Stock for all purposes of this Agreement, including for purposes of the definition of Participating Company Common Shares.

(ii) Effective as of five (5) Business Days prior to, and conditional upon the occurrence of, the Merger Effective Time, each holder of a Vested Company Option intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code (a “Vested Incentive Stock Option”), whether vested or unvested, will be entitled to exercise such Vested Incentive Stock Option in full by providing the Company with a notice of exercise and full payment of the applicable exercise price in accordance with the terms of the applicable Company Incentive Plan and related award agreement. ~~As of the Merger Effective Time, each Vested Company Option that is not exercised in accordance with the prior sentence shall, automatically and without any required action on the part of the holder thereof, be converted into the right to receive the Per Share Merger Consideration in respect of each Net Vested Company Option Share in accordance with Section 4.2(b)(ii) as if each Net Vested Company Option Share were one share of Company Common Stock issued and outstanding immediately prior to the Merger Effective Time (the “Vested Option Consideration”). Acquiror shall, or shall cause the Surviving Company to, deliver the portion of the Vested Option Consideration in respect of the Standard Per Share Equity Value Consideration to each holder of Vested Company Options, less any required withholding Taxes and without interest, within three (3) Business Days following the Merger Effective Time; provided, that any such withholding Taxes required to be paid by or collected on behalf of such holder shall be satisfied by retaining a number of shares of Acquiror Common Stock having a fair market value (determined by reference to the closing price of a share of Acquiror Common Stock on the Closing Date) equal to the minimum statutory amount required to be withheld, rounded up to the nearest whole share.~~

(f)          Section 5.1 of the Merger Agreement is hereby amended by inserting as new clause 5.1(c) the following:

(c) Prior to the Closing Date, the Company Board shall adopt a cashless exercise program whereby, effective as of immediately prior to the Merger Effective Time, holders of Company Options may pay the exercise price (as it may be adjusted pursuant to Section 4.6(a)(i)) for their Company Options by making arrangements with a broker to sell a sufficient number of shares covered by such Company Option being exercised so that the net proceeds of the sale transaction will at least equal the amount of the aggregate exercise price (plus interest for the period from the date of exercise to the date of payment), and pursuant to which the broker undertakes to deliver to the Acquiror the exercise price, plus such interest, not later than the settlement date of the sale transaction.

Annex A-3-2

(g)         Footnote 1 to Exhibit I of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

Note to Draft: 15% on a fully diluted basis, ~~and~~ with such 15% calculated to include shares subject to rolled unvested equity awards under the current plan.

2.           Except as expressly amended by this Amendment, all of the terms of the Merger Agreement remain unmodified and in full force and effect and are hereby confirmed in all respects.

3.           This Amendment, along with the Merger Agreement, constitute the full and entire understanding and agreement among the Parties with regard to the subject matter hereof and thereof. No amendment, change, modification or termination of this Amendment or any part hereof shall be effective or binding unless made in writing and signed by each Party.

4.           No Party shall assign, delegate or otherwise transfer any of its rights or obligations under this Amendment (whether by operation of law or otherwise) without the prior written consent of the Company and Acquiror, and any such assignment, delegation or transfer attempted in violation of this Section 4 shall be void. Subject to the preceding sentence, this Amendment shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

5.           This Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws (whether of the State of Delaware or of any other jurisdiction) to the extent such principles or rules would require or permit the application of Laws of a jurisdiction other than the State of Delaware.

6.           This Amendment may be executed and delivered in any number of counterparts, each of which, when so executed, will be deemed an original and all of which taken together will constitute one and the same agreement. Signatures of a Party which are sent to the other Parties by e-mail (pdf.) shall be binding as evidence of acceptance to the terms hereof by such Party.

[Signature page follows]

Annex A-3-3

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date set forth above.

B. RILEY PRINCIPAL 150 MERGER CORP.
By:
Name:
Title:
BRPM MERGER SUB, INC.
By:
Name:
Title:
FAZE CLAN INC.
By:
Name:
Title:

[Signature Page to Amendment to the Agreement and Plan of Merger]

Annex A-3-4

Annex B

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

B. RILEY PRINCIPAL 150 MERGER CORP.

B. Riley Principal 150 Merger Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “B. Riley Principal 150 Merger Corp.”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 22, 2020 (the “Original Certificate”). An Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) was filed with the Secretary of State of the State of Delaware on February 18, 2021, and a certificate of correction to the Amended and Restated Certificate (the “Certificate of Correction”) was filed with the Secretary of State of the State of Delaware on May 20, 2021.

2. This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which both restates and amends the provisions of the Amended and Restated Certificate, as corrected by the Certificate of Correction, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3. This Second Amended and Restated Certificate shall become effective in accordance with the DGCL immediately upon filing with Secretary of State of Delaware (the “Effective Time”).

4. Effective upon the Effective Time, each share of Class A Common Stock, par value $0.001 per share, of the Corporation that was issued and outstanding or held in treasury immediately prior to the Effective Time (“Old Class A Common Stock”) shall automatically and immediately be reclassified into one share of Common Stock (as defined below), without further action of any holder of the Old Class A Common Stock. Any stock certificate or book entry representing shares of Old Class A Common Stock shall thereafter represent a number of whole shares of Common Stock into which such shares of Old Class A Common Stock shall have been reclassified.

5. The text of the Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

The name of the corporation is FaZe Holdings Inc. (the “Corporation”). The Corporation was originally incorporated under the name B. Riley Principal 150 Merger Corp., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on June 22, 2020, as amended and restated on February 18, 2021 by the Amended and Restated Certificate, as corrected on May 20, 2021 by the Certificate of Correction.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 3500 South DuPont Highway, in the City of Dover, County of Kent, State of Delaware 19901, and the name of its registered agent at such address is Interstate Agent Services, LLC.

Annex B-1

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock that the Corporation shall have authority to issue is 501,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 500,000,000, having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 1,000,000, having a par value of $0.0001 per share.

ARTICLE V

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A. COMMON STOCK.

1. General. The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

2. Voting. Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Certificate of Designation) or pursuant to the DGCL.

Subject to the special rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto) and no vote of the holders of any class or series of the Common Stock voting separately as a class shall be required therefor.

3. Dividends. Subject to applicable law and the special rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

4. Liquidation. Subject to the special rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

5. Transfer Rights. Subject to applicable law and the transfer restrictions set forth in Article VII of the bylaws of the Corporation (as such Bylaws may be amended from time to time, the “Bylaws”), shares of Common Stock and the rights and obligations associated therewith shall be fully transferable to any transferee.

Annex B-2

B. PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Second Amended and Restated Certificate (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Second Amended and Restated Certificate (including any Certificate of Designation).

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto) and no vote of the holders of any class or series of the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Second Amended and Restated Certificate (including any certificate of designation relating to any series of Preferred Stock).

ARTICLE VI

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A. The directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the whole Board. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the Effective Time; the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the Effective Time; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the Effective Time. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the Effective Time, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal in accordance with this Second Amended and Restated Certificate. No decrease in the number of directors shall shorten the term of any incumbent director.

B. Except as otherwise expressly provided by the DGCL or this Second Amended and Restated Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors in accordance with the Bylaws. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible.

Annex B-3

C. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

D. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

E. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Second Amended and Restated Certificate (including any Certificate of Designation). Notwithstanding anything to the contrary in this ARTICLE VI, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this ARTICLE VI, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws. The stockholders of the Corporation shall also have the power to adopt, amend or repeal the Bylaws; provided, that in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Second Amended and Restated Certificate (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

G. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VII

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any actions is hereby specifically denied. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

Annex B-4

B. Subject to the special rights of the holders of one or more series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President, in each case, in accordance with the Bylaws, and shall not be called by any other person or persons. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors or other person calling the meeting. The ability of the stockholders to call a special meeting of the stockholders of the Corporation is hereby specifically denied.

C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting.

ARTICLE VIII

No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this ARTICLE VIII, or the adoption of any provision of this Second Amended and Restated Certificate inconsistent with this ARTICLE VIII, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this ARTICLE VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE IX

The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board. The right to indemnification conferred by this ARTICLE IX shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this ARTICLE IX. The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this ARTICLE IX to directors and officers of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this ARTICLE IX shall not be exclusive of any other right which any person may have or hereafter acquire under this Second Amended and Restated Certificate, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this ARTICLE IX by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such Covered Person serves as a manager, member, officer, employee or agent. The Corporation hereby agrees and acknowledges that notwithstanding any such rights that a Covered Person may have with respect to any Other Indemnitor(s), (i) the

Annex B-5

Corporation is the indemnitor of first resort with respect to all Covered Persons and all obligations to indemnify and provide advancement of expenses to Covered Persons, (ii) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by the Covered Persons, to the fullest extent required by law, the terms of this Second Amended and Restated Certificate, the Bylaws, any agreement to which the Corporation is a party, any vote of the stockholders or the Board, or otherwise, without regard to any rights the Covered Persons may have against the Other Indemnitors and (iii) to the fullest extent permitted by law, the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right, and the Other Indemnitors are express third party beneficiaries of the terms of this paragraph. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this paragraph shall only apply to Covered Persons in their capacity as Covered Persons.

ARTICLE X

A. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Second Amended and Restated Certificate (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against the Corporation or any current or former director, officer or stockholder governed by the internal affairs doctrine; provided, however, that in the event the Chancery Court lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Chancery Court (or such other state or federal court located within the State of Delaware) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

B. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

C. Notwithstanding the foregoing, the provisions of this ARTICLE X shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934 or any other claim for which the federal courts of the United States have exclusive jurisdiction.

D. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this ARTICLE X.

E. The existence of any prior consent to an alternate forum shall not act as a waiver of the Corporation’s ongoing consent right as set forth above in this ARTICLE X.

Annex B-6

ARTICLE XI

A. Notwithstanding anything contained in this Second Amended and Restated Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Second Amended and Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: ARTICLE V(B), ARTICLE VI, ARTICLE VII, ARTICLE VIII, ARTICLE IX, ARTICLE X and this ARTICLE XI.

B. If any provision or provisions of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Second Amended and Restated Certificate (including, without limitation, each such portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

Annex B-7

IN WITNESS WHEREOF, B. Riley Principal 150 Merger Corp. has caused this Second Amended and Restated Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

B. Riley Principal 150 Merger Corp.
By:	/s/ Daniel Shribman
Name:	Daniel Shribman
Title:	Chief Executive Officer and Chief Financial Officer

Annex B-8

Annex C

Amended and Restated Bylaws

of

FaZe Holdings Inc.

(a Delaware corporation)

Annex C Page

Article I – Corporate Offices		C-1
1.1	Registered Office.	C-1
1.2	Other Offices.	C-1

Article II – Meetings of Stockholders		C-1
2.1	Place of Meetings.	C-1
2.2	Annual Meeting.	C-1
2.3	Special Meeting.	C-1
2.4	Notice of Business to be Brought before a Meeting.	C-1
2.5	Notice of Nominations for Election to the Board of Directors.	C-4
2.6	Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.	C-6
2.7	Notice of Stockholders’ Meetings.	C-7
2.8	Quorum.	C-8
2.9	Adjourned Meeting; Notice.	C-8
2.10	Conduct of Business.	C-8
2.11	Voting.	C-9
2.12	Record Date for Stockholder Meetings and Other Purposes.	C-9
2.13	Proxies.	C-9
2.14	List of Stockholders Entitled to Vote.	C-9
2.15	Inspectors of Election.	C-10
2.16	Delivery to the Corporation.	C-10

Article III – Directors		C-11
3.1	Powers.	C-11
3.2	Number of Directors.	C-11
3.3	Election, Qualification and Term of Office of Directors.	C-11
3.4	Resignation and Vacancies.	C-11
3.5	Place of Meetings; Meetings by Telephone.	C-11
3.6	Regular Meetings.	C-11
3.7	Special Meetings; Notice.	C-12
3.8	Quorum.	C-12
3.9	Board Action without a Meeting.	C-12
3.10	Fees and Compensation of Directors.	C-13

Article IV – Committees		C-13
4.1	Committees of Directors.	C-13
4.2	Meetings and Actions of Committees.	C-13
4.3	Subcommittees.	C-13

Article V – Officers		C-14
5.1	Officers.	C-14
5.2	Appointment of Officers.	C-14
5.3	Subordinate Officers.	C-14
5.4	Removal and Resignation of Officers.	C-14
5.5	Vacancies in Offices.	C-14
5.6	Representation of Shares of Other Corporations.	C-14
5.7	Authority and Duties of Officers.	C-14
5.8	Compensation.	C-15

Annex C-i

Annex C Page
Article VI – Records		C-115

Article VII – General Matters		C-15
7.1	Execution of Corporate Contracts and Instruments.	C-15
7.2	Stock Certificates.	C-15
7.3	Special Designation of Certificates.	C-16
7.4	Lost Certificates.	C-16
7.5	Shares Without Certificates	C-16
7.6	Construction; Definitions.	C-16
7.7	Dividends.	C-16
7.8	Fiscal Year.	C-16
7.9	Seal.	C-16
7.10	Transfer of Stock.	C-17
7.11	Stock Transfer Agreements.	C-17
7.12	Lock-Up.	C-17
7.13	Registered Stockholders.	C-20
7.14	Waiver of Notice.	C-20

Article VIII – Notice		C-20
8.1	Delivery of Notice; Notice by Electronic Transmission.	C-20

Article IX – Indemnification		C-21
9.1	Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation.	C-21
9.2	Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.	C-21
9.3	Authorization of Indemnification.	C-22
9.4	Good Faith Defined.	C-22
9.5	Indemnification by a Court.	C-22
9.6	Expenses Payable in Advance.	C-22
9.7	Nonexclusivity of Indemnification and Advancement of Expenses.	C-23
9.8	Insurance.	C-23
9.9	Certain Definitions.	C-23
9.10	Survival of Indemnification and Advancement of Expenses.	C-23
9.11	Limitation on Indemnification.	C-23
9.12	Indemnification of Employees and Agents.	C-24
9.13	Primacy of Indemnification.	C-24

Article X – Amendments		C-24

Article XI – Definitions		C-24

Annex C-ii

Article I - Corporate Offices

1.1 Registered Office.

The address of the registered office of FaZe Holdings Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2 Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II — Meetings of Stockholders

2.1 Place of Meetings.

Meetings of stockholders shall be held at any place within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2 Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of these bylaws may be transacted. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

2.3 Special Meeting.

Special meetings of the stockholders may be called, postponed, rescheduled or cancelled only by such persons and only in such manner as set forth in the Certificate of Incorporation.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

2.4 Notice of Business to be Brought before a Meeting.

(a) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the Chairperson of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person

Annex C-1

authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5 and Section 2.6 and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5 and Section 2.6.

(b) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting (which, in the case of the first annual meeting of stockholders following the Effective Time (as defined in the Corporation’s Certification of Incorporation), the date of the preceding year’s annual meeting shall be deemed to be [•]); provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(c) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

(i) As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (2) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “Stockholder Information”);

(ii) As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s

Annex C-2

business as a derivatives dealer, (2) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (4) any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation, on the other hand, (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (6) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (7) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (7) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(iii) As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment), and (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(d) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement

Annex C-3

thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(e) Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(f) This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(g) For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service, in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act or by such other means as is reasonably designed to inform the public or securityholders of the Corporation in general of such information including, without limitation, posting on the Corporation’s investor relations website.

2.5 Notice of Nominations for Election to the Board of Directors.

(a) Except for directors elected in accordance with Section 3.4 hereof by the Board to fill a vacancy or newly-created directorship or as otherwise required by applicable law or stock exchange regulation, and subject in all respects to the provisions of the Certificate of Incorporation, nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (x) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws, or (y) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 and Section 2.6 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (y) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting.

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(b) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and Section 2.6 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5 and Section 2.6.

(i) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting in accordance with the Certificate of Incorporation, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (1) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (2) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and Section 2.6 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.

(ii) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(iii) In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by shareholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (1) the conclusion of the time period for Timely Notice, (2) the date set forth in Section 2.5 (b), or (3) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.

(c) To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:

(i) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(c)(i), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(i));

(ii) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(c)(ii), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(ii) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(c)(ii) shall be made with respect to the election of directors at the meeting); and

(iii) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 and Section 2.6 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or

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indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.6(a).

For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.

(d) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(e) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

2.6 Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.

(a) To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Corporation pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Corporation in connection with such annual or special meeting and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the

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Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein or to the Corporation, (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), (D) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election and (E) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director.

(b) The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines.

(c) A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.6, if necessary, so that the information provided or required to be provided pursuant to this Section 2.6 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(d) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.5 and this Section 2.6, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5 and this Section 2.6, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(e) Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5 and this Section 2.6.

2.7 Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 of these bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

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2.8 Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.9 Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

2.10 Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

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2.11 Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.12 Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than 60 days nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.13 Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission that sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

2.14 List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to

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vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.

2.15 Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.

Such inspectors shall:

(a) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(b) count all votes or ballots;

(c) count and tabulate all votes;

(d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(e) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.

2.16 Delivery to the Corporation.

Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.

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For the avoidance of doubt, the Corporation expressly prohibits, in accordance with Section 116 of the DGCL, the use of an electronic transmission for the delivery of information and documents to the Corporation required by this Article II to the fullest extent permitted by the DGCL.

Article III — Directors

3.1 Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2 Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Election, Qualification and Term of Office of Directors.

Except as provided in Section 3.4 of these bylaws, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal in accordance with the Certificate of Incorporation. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4 Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.

Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

3.5 Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6 Regular Meetings.

Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages,

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facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. The Board may, in its sole discretion, determine that a regular meeting of the Board shall not be held at any place, but may instead be held solely by means of remote communication. No further notice shall be required for regular meetings of the Board.

3.7 Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson of the Board, the Chief Executive Officer, the President, the Secretary or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(a) delivered personally by hand, by courier or by telephone;

(b) sent by United States first-class mail, postage prepaid;

(c) sent by facsimile or electronic mail; or

(d) sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records. The Board may, in its sole discretion, determine that a special meeting of the Board shall not be held at any place, but may instead be held solely by means of remote communication.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 Quorum; Voting.

At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

3.9 Board Action without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

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3.10 Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Article IV — Committees

4.1 Committees of Directors.

The Board may designate one or more committees, each committee to consist, of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2 Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(a) Section 3.5 (place of meetings; meetings by telephone);

(b) Section 3.6 (regular meetings);

(c) Section 3.7 (special meetings; notice);

(d) Section 3.9 (board action without a meeting); and

(e) Section 7.14 (waiver of notice),

with changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii) special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.2, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

4.3 Subcommittees.

Unless otherwise provided in the Certificate of Incorporation, these bylaws, the resolutions of the Board designating the committee or the charter of such committee adopted by the Board, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

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Article V — Officers

5.1 Officers.

The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Treasurer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.

5.2 Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws.

5.3 Subordinate Officers.

The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4 Removal and Resignation of Officers.

Any officer may be removed, either with or without cause, by the Board or, except in the case of an officer appointed by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled as provided in Section 5.2 or Section 5.3, as applicable.

5.6 Representation of Shares of Other Corporations.

The Chairperson of the Board, the Chief Executive Officer or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7 Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

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5.8 Compensation.

The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board or a committee thereof. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

Article VI — Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

Article VII — General Matters

7.1 Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

7.2 Stock Certificates.

The shares of the Corporation shall be represented by certificates, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, Chief Executive Officer, the President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the Corporation shall have conspicuously noted on the face or back of the certificate, or upon the books and records of the Corporation in the case of uncertificated shares, either the full text of the restriction or a statement of the existence of such restriction.

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7.3 Special Designation of Certificates.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.4 Lost Certificates.

Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.5 Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.6 Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.7 Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.8 Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.9 Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

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7.10 Transfer of Stock.

Subject to the restrictions set forth in Section 7.12, shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

7.11 Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL or other applicable law.

7.12 Lock-Up.

(a) Subject to Section 7.12(b), the holders (the “Current Lock-up Holders”) of shares of common stock, par value $0.0001 per share, of the Corporation (the “Corporation Common Stock”) issued (i) as consideration pursuant to the merger of BRPM Merger Sub, Inc., a Delaware corporation, with and into FaZe Clan Inc., a Delaware corporation, in accordance with the Agreement and Plan of Merger, dated as of October 24, 2021, by and among FaZe Holdings Inc. (f/k/a B. Riley Principal 150 Merger Corp.), BRPM Merger Sub, Inc. and FaZe Clan Inc. (such agreement, the “Merger Agreement”, and such transaction, the “FaZe Transaction”), including the Earn-Out Shares (as such term is defined in the Merger Agreement) or (ii) to directors, officers and employees of the Corporation or its subsidiaries upon the settlement or exercise of restricted stock award, stock options or other equity awards outstanding as of immediately following the closing of the FaZe Transaction in respect of awards of FaZe Clan Inc. outstanding immediately prior to the closing of the FaZe Transaction (such shares referred to in Section 7.12(a)(ii), the “FaZe Equity Award Shares”), which holders include the Current Lock-up Holders’ Permitted Transferees and direct or indirect Permitted Transferees of any such holders (collectively, the “Additional Lock-up Holders”, and together with the Current Lock-up Holders, the “Lock-up Holders”), may not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

(b) Notwithstanding the provisions set forth in Section 7.12(a), the Lock-up Holders may Transfer the Lock-up Shares during the Lock-up Period (a) as a bona fide gift or charitable contribution; (b) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such Lock-up Holder or any other person with whom such Lock-up Holder has a relationship by blood, marriage or adoption not more remote than first cousin; (c) by will or intestate succession upon the death of the Lock-up Holder; (d) pursuant to a qualified domestic order, court order or in connection with a divorce settlement; (e) if such Lock-up Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (I) to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control with the Lock-up Holder, or (II) to partners, limited liability company members or stockholders of the Lock-up Holder, including, for the avoidance of doubt, where the Lock-up Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (f) if such Lock-up Holder is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (g) to the Corporation’s officers, directors or their affiliates; (h) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under subsections (a) through (g) of this Section 7.12(b); (i) as a pledge of shares of Corporation Common Stock as security or collateral in connection with any borrowing or the incurrence of any indebtedness by such Lock-up Holder; provided, however, that such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers; provided further that neither the Corporation nor its counsel shall be required to take any action, or refrain from taking any

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action, in connection with any such pledge; (j) in the event of completion of a Corporation Sale; (k) to the Corporation in connection with the repurchase of such Lock-up Holder’s shares in connection with the termination of the Lock-up Holder’s employment with the Corporation pursuant to contractual agreements with the Corporation; (l) to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of Corporation Common Stock or the vesting of Corporation stock-based awards (for the avoidance of doubt, any shares of Corporation Common Stock issued upon such exercise, other than the shares that are Transferred to satisfy tax withholding obligations in connection with such exercise, shall be subject to the Lock-up); or (m) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of Corporation Common Stock (for the avoidance of doubt, any shares of Corporation Common Stock issued upon such exercise, other than the shares that are Transferred in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to such exercise, shall be subject to the Lock-up).

(c) Notwithstanding the other provisions set forth in this Section 7.12 or any other provision contained herein, the Board may, in its sole discretion, determine to waive, amend, or repeal the Lock-up obligations set forth in this Section 7.12, whether in whole or in part; provided, that, during the Lock-up Period, any such waiver, amendment or repeal of any Lock-up obligations set forth in Section 7.12, and any waiver, amendment or repeal of this Section 7.12(c), shall require the unanimous approval of the directors present at any meeting at which a quorum is present or approval of the Board by unanimous written consent.

(d) For purposes of this Section 7.12:

(i) the term “Corporation Sale” means (A) any transaction or series of related transactions (whether by merger, consolidation, tender offer, exchange offer, stock transfer or otherwise) that results in any Third-Party Purchaser acquiring beneficial ownership of Equity Securities of the Corporation that represent more than 50% of (1) the issued and outstanding shares of Corporation Common Stock or (2) the combined voting power of the then-outstanding voting Equity Securities of the Corporation, (B) any transaction or series of transactions constituting a merger, consolidation, reorganization or other business combination, however effected, following which the members of the Board or the board of directors of FaZe Clan Inc. immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a subsidiary, the ultimate parent company thereof, or (C) any sale, transfer or other disposition to a Third-Party Purchaser of all or more than 50% of the assets (by value), or assets generating at least 50% of the gross revenues or net income, of the Corporation and its subsidiaries on a consolidated basis (other than any sale, transfer or other disposition of property or assets in the ordinary course of business). For clarity, the preceding clause (A) shall include any merger or consolidation of the Corporation with any Person if immediately after the consummation of such merger or consolidation, the Corporation Common Stock outstanding immediately prior to such merger or consolidation do not continue to represent, or are not converted into, voting securities representing in the aggregate more than 50% of the combined voting power of all of the outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a subsidiary, the ultimate parent company thereof;

(ii) the term “Equity Security” means, with respect to any Person, any share of capital stock of, or other equity interest in, such Person or any security exercisable or exchangeable for, or convertible into, any share of capital stock of, or other equity interest (including any security exercisable or exchangeable for, or convertible into, any share of capital stock or other equity interest) in, such Person, including any warrant, option, convertible or exchangeable note or debenture, profits interest or phantom equity right, whether voting or non-voting;

(iii) the term “Lock-up Period” means the period beginning on the closing date of the FaZe Transaction and ending on the earlier of (A) with respect to 20% of the Lock-up Shares held by each Lock-up Holder, in the event that the VWAP per share of Corporation Common Stock at any point

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during the trading hours of a Trading Day is equal to or greater than $20.00 for any 20 Trading Days within any period of 30 consecutive Trading Days beginning 90 days following the closing date of the FaZe Transaction, the date when the foregoing is first satisfied, (B) the date that is 180 days after the closing date of the FaZe Transaction and (C) the date on which the Corporation completes a Corporation Sale; for the avoidance of doubt, the Lock-up Period for any Lock-up Shares for which the Lock-up Period has not ended on the date that is 180 days after the closing date of the FaZe Transaction shall end on such 180th day after the closing date of the FaZe Transaction;

(iv) the term “Lock-up Shares” means the shares of Corporation Common Stock held by the Lock-up Holders immediately following the closing of the Merger (other than shares of Corporation Common Stock acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of Corporation Common Stock occurs on or after the closing of the Merger) and the FaZe Equity Award Shares; provided, that, for clarity, shares of Corporation Common Stock issued in connection with the PIPE Investment (as referenced in the Merger Agreement) shall not constitute Lock-up Shares;

(v) the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any person or entity to whom such Lock-up Holder is permitted to transfer such shares of common stock prior to the expiration of the Lock-up Period pursuant to Section 7.12(b);

(vi) the term “Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;

(vii) the term “Third-Party Purchaser” means any Person (other than the Corporation or any wholly owned subsidiary of the Corporation or Person of which the Corporation is a wholly owned subsidiary) or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of such Persons;

(viii) the term “Trading Day” means any day on which Corporation Common Stock is actually traded on the principal securities exchange or securities market on which Corporation Common Stock is then traded;

(ix) the term “Transfer” means, (A) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any Lock-up Share, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-up Share, whether any such transaction is to be settled by delivery of such Lock-up Shares, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B); and

(x) the term “VWAP” means, for any security as of any day or multi-day period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m.,

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New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable). If the VWAP cannot be calculated for such security for such day or multi-day period (as applicable) on any of the foregoing bases, the VWAP of such security shall be the fair market value per share at the end of such day or multi-day period (as applicable) as reasonably determined by the board of directors of FaZe Clan Inc. and B. Riley Principal 150 Sponsor Co., LLC.

7.13 Registered Stockholders.

The Corporation:

(a) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(b) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.14 Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII — Notice

8.1 Delivery of Notice; Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.

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Any notice given pursuant to the preceding paragraph shall be deemed given:

(a) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(b) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(c) if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Article IX — Indemnification

9.1 Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation.

Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

9.2 Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.

Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

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9.3 Authorization of Indemnification.

Any indemnification under this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

9.4 Good Faith Defined.

For purposes of any determination under Section 9.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 9.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 9.1 or 9.2, as the case may be.

9.5 Indemnification by a Court.

Notwithstanding any contrary determination in the specific case under Section 9.3, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 9.1 or 9.2. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.2 or Section 9.2, as the case may be. Neither a contrary determination in the specific case under Section 9.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Article IX shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

9.6 Expenses Payable in Advance.

Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article IX. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

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9.7 Nonexclusivity of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 9.1 or 9.2 shall be made to the fullest extent permitted by law. The provisions of this Article IX shall not be deemed to preclude the indemnification of any person who is not specified in Section 9.1 or Section 9.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

9.8 Insurance.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article IX.

9.9 Certain Definitions.

For purposes of this Article IX, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article IX shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article IX, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article IX.

9.10 Survival of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

9.11 Limitation on Indemnification.

Notwithstanding anything contained in this Article IX to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 9.5), the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board.

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9.12 Indemnification of Employees and Agents.

The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article IX to directors and officers of the Corporation.

9.13 Primacy of Indemnification.

Notwithstanding that a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons (collectively, the “Other Indemnitors”), with respect to the rights to indemnification, advancement of expenses and/or insurance set forth herein, the Corporation: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary); and (ii) shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of all liabilities, without regard to any rights Covered Persons may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which Covered Persons have sought indemnification from the Corporation shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the Corporation. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this Section 9.13 shall only apply to Covered Persons in their capacity as Covered Persons.

Article X — Amendments

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.

Article XI — Definitions

As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

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Annex D

FAZE HOLDINGS INC.
2022 OMNIBUS INCENTIVE PLAN

Section 1. Purpose of Plan.

The name of the Plan is the FaZe Holdings Inc. 2022 Omnibus Incentive Plan (the “Plan”). The purposes of the Plan are to provide an additional incentive to selected officers, employees, partners, non-employee directors, independent contractors, and consultants of the Company or its Affiliates (as hereinafter defined) whose contributions are essential to the growth and success of the business of the Company and its Affiliates, in order to strengthen the commitment of such persons to the Company and its Affiliates, motivate such persons to faithfully and diligently perform their responsibilities, and attract and retain competent and dedicated persons whose efforts will result in the long-term growth and profitability of the Company and its Affiliates. To accomplish such purposes, the Plan provides that the Company may grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Bonuses, Other Stock-Based Awards, Cash Awards, Substitute Awards or any combination of the foregoing.

Section 2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Administrator” means the Board, or, if and to the extent the Board does not administer the Plan, the Committee, in accordance with Section 3 hereof.

(b) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

(c) “Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Stock Bonus, Other Stock-Based Award, Cash Award or Substitute Award granted under the Plan.

(d) “Award Agreement” means any written agreement, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with the Plan. Each Participant who is granted an Award shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion.

(e) “Base Price” has the meaning set forth in Section 8(b) hereof.

(f) “Beneficial Owner” (or any variant thereof) has the meaning defined in Rule 13d-3 under the Exchange Act.

(g) “Board” means the Board of Directors of the Company.

(h) “Bylaws” means the amended and restated bylaws of the Company, as may be further amended and/or restated from time to time.

(i) “Cash Award” means an Award granted pursuant to Section 12 hereof.

(j) “Cause” means, except as provided in the applicable Award Agreement or in any individual employment, service or severance agreement with the Participant or, if any such agreement does not define “Cause,” Cause means (i) the commission of an act of fraud or dishonesty by the Participant in the course of the Participant’s employment or service; (ii) the indictment of, or conviction of, or entering of a plea of nolo contendere by, the Participant for a crime constituting a felony or in respect of any act of fraud or dishonesty; (iii) the commission of an act by the Participant which would make the Participant or the Company (including any of its Subsidiaries or Affiliates) subject to being enjoined, suspended, barred or otherwise disciplined for violation of federal or state securities laws, rules or regulations, including a statutory disqualification; (iv) gross negligence or willful misconduct in connection with the Participant’s performance of his or her duties in connection with the Participant’s employment by or service to the Company (including any Subsidiary or Affiliate for whom the Participant may be employed by or

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providing services to at the time) or the Participant’s failure to comply with any of the restrictive covenants to which the Participant is subject; (v) the Participant’s willful failure to comply with any material policies or procedures of the Company as in effect from time to time, provided that the Participant shall have been delivered a copy of such policies or notice that they have been posted on a Company website prior to such compliance failure; or (vi) the Participant’s failure to perform the material duties in connection with the Participant’s position, unless the Participant remedies the failure referenced in this clause (vi) no later than ten (10) days following delivery to the Participant of a written notice from the Company (including any of its Subsidiaries or Affiliates) describing such failure in reasonable detail (provided that the Participant shall not be given more than one opportunity in the aggregate to remedy failures described in this clause (vi)).

(k) “Certificate of Incorporation” means the amended and restated certificate of incorporation of the Company, as may be further amended and/or restated from time to time.

(l) “Change in Capitalization” means: any (i) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event; (ii) special or extraordinary dividend or other extraordinary distribution (whether in the form of cash, Common Stock, or other property), stock split, reverse stock split, subdivision or consolidation; (iii) combination or exchange of shares; or (iv) other change in corporate structure, which, in any such case, the Administrator determines, in its sole discretion, affects the Common Stock such that an adjustment pursuant to Section 5 hereof is appropriate.

(m) “Change in Control” means an event set forth in any one of the following paragraphs shall have occurred:

(i) any Person (or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (I) of paragraph (iii) below;

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

(iii) there is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary with any other corporation or other entity, other than (I) a merger or consolidation (A) which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, more than fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger or consolidation is then a subsidiary, the ultimate parent thereof, or (II) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

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(iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (A) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

Notwithstanding the foregoing, (i) a Change in Control shall not be deemed to have occurred as a result of any transaction or series of integrated transactions following which any Continuing FaZe Person or any group of Continuing FaZe Persons possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the Company (or any successor thereto), whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the Board or the board of directors or similar body governing the affairs of any successor to the Company, and (ii) for each Award that constitutes deferred compensation under Section 409A of the Code, and to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Change in Control shall be deemed to have occurred under the Plan with respect to such Award only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code.

(n) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

(o) “Committee” means any committee or subcommittee the Board may appoint to administer the Plan. Subject to the discretion of the Board, the Committee shall be composed entirely of individuals who meet the qualifications of (i) a “non-employee director” within the meaning of Rule 16b-3 and (ii) any other qualifications required by the applicable stock exchange on which the Common Stock is traded. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee. Except as otherwise provided in the Certificate of Incorporation or Bylaws, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or unanimous written consent of the Committee’s members.

(p) “Common Stock” means the common stock, par value $[•] per share, of the Company.

(q) “Company” means FaZe Holdings Inc., a Delaware corporation (or any successor company, except as the term “Company” is used in the definition of “Change in Control” above).

(r) “Continuing FaZe Person” means, immediately prior to and immediately following any relevant date of determination, (A) the Company or any of its Affiliates or (B)(i) an individual who is a current or former director or other employee of the Company any of its Subsidiaries, (ii) any Person in which any one or more of such individuals directly or indirectly, singly or as a group, holds a majority of the controlling interests, (iii) any Person that is a family member of such individual or individuals or (iv) any trust, foundation or other estate planning vehicle for which such individual acts as a trustee or beneficiary.

(s) “Effective Date” has the meaning set forth in Section 20 hereof.

(t) “Eligible Recipient” means an officer, employee, partner, non-employee director, independent contractor or consultant of the Company or any Affiliate of the Company who has been selected as an eligible participant by the Administrator; provided, however, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, an Eligible Recipient of an Option or a Stock Appreciation Right means an employee, partner, non-employee director, independent contractor or consultant of the Company or any Affiliate of the Company with respect to whom the Company is an “eligible issuer of service recipient stock” within the meaning of Section 409A of the Code.

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(u) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(v) “Exercise Price” means, with respect to any Option, the per share price at which a holder of such Option may purchase such shares of Common Stock issuable upon the exercise of such Option.

(w) “Fair Market Value” of Common Stock or another security as of a particular date shall mean the fair market value as determined by the Administrator in its sole discretion; provided, however, that except as otherwise provided herein, (i) if the Common Stock or other security is admitted to trading on a national securities exchange, the fair market value on any date shall be the closing sale price reported on such date, or if no shares were traded on such date, on the last preceding date for which there was a sale of a share of Common Stock or other security on such exchange, or (ii) if the Common Stock or other security is then traded in an over-the-counter market, the fair market value on any date shall be the average of the closing bid and asked prices for such share of Common Stock or other security in such over-the-counter market for the last preceding date on which there was a sale of such share of Common Stock or other security in such market.

(x) “Free Standing Right” has the meaning set forth in Section 8(a) hereof.

(y) “Fully-Diluted Shares” means, as of any given date, the sum of (a) the shares of capital stock of the Company outstanding on such date, (b) the shares of capital stock of the Company subject to compensatory equity awards (including stock options and restricted stock units) outstanding on such date, with (i) performance-based compensatory equity awards calculated at the “target” level of performance and (ii) shares of capital stock of the Company subject to stock options calculated on a “net exercised” basis as of the applicable date, assuming shares of capital stock of the Company are surrendered having a Fair Market Value on such date equal to the exercise price of such options (rounded up to the nearest whole share, and determined without regard to the vested status of the stock option) and (c) the shares of capital stock of the Company issuable upon the exercise or settlement of other equity securities with respect to which shares of capital stock of the Company have not actually been issued and the conversion of all convertible securities into shares of capital stock of the Company, in each case, counted on an as-converted basis; provided, however, that shares of capital stock of the Company subject to warrants outstanding on such date shall not be included in the determination of Fully-Diluted Shares.

(z) “Good Reason” has the meaning assigned to such term in the applicable Award Agreement or in any individual employment, service or severance agreement with the Participant; provided, that if no such agreement exists or if such agreement does not define “Good Reason,” Good Reason and any provision of the Plan that refers to Good Reason shall not be applicable to such Participant.

(aa) “Incapacity” means, except as provided in the applicable Award Agreement, with respect to any Participant, as determined by the Administrator in its sole discretion: (i) the Participant’s death, (ii) any physical or mental disability or incapacity that renders the Participant incapable of performing the essential services required of the Participant by the Company or its Affiliates (after accounting for reasonable accommodation, if available), as determined by the Administrator, for a period of one hundred eighty (180) consecutive days or for shorter periods aggregating one hundred eighty (180) days during any twelve (12)-month period or (iii) entry by a court of competent jurisdiction adjudicating the Participant incompetent to manage the Participant’s person or estate.

(bb) “ISO” means an Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(cc) “Nonqualified Stock Option” means an Option that is not designated as an ISO.

(dd) “Option” means an option to purchase shares of Common Stock granted pursuant to Section 7 hereof. The term “Option” as used in the Plan includes the terms “Nonqualified Stock Option” and “ISO.”

(ee) “Other Stock-Based Award” means an Award granted pursuant to Section 10 hereof.

(ff) “Participant” means any Eligible Recipient selected by the Administrator, pursuant to the Administrator’s authority provided for in Section 3 hereof, to receive grants of Awards, and, upon such Eligible Recipient’s death, such Eligible Recipient’s successors, heirs, executors and administrators, as the case may be.

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(gg) “Performance Goals” means performance goals based on criteria selected by the Administrator in its sole discretion.

(hh) “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.

(ii) “Plan” has the meaning set forth in Section 1 hereof.

(jj) “Related Right” has the meaning set forth in Section 8(a) hereof.

(kk) “Restricted Stock” means Shares granted pursuant to Section 9 hereof subject to certain restrictions that lapse at the end of a specified period or periods.

(ll) “Restricted Stock Unit” means the right, granted pursuant to Section 9 hereof, to receive an amount in cash or Shares (or any combination thereof) equal to the Fair Market Value of a Share subject to certain restrictions that lapse at the end of a specified period or periods.

(mm) “Rule 16b-3” has the meaning set forth in Section 3(a) hereof.

(nn) “Shares” means shares of Common Stock reserved for issuance under the Plan, as adjusted pursuant to the Plan, and any successor (pursuant to a merger, consolidation or other reorganization) security.

(oo) “Stock Appreciation Right” means the right to receive, upon exercise of the right, the applicable amounts as described in Section 8 hereof.

(pp) “Stock Bonus” means a bonus payable in fully vested shares of Common Stock granted pursuant to Section 11 hereof.

(qq) “Subsidiary” means, except as otherwise provided herein, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person.

(rr) “Substitute Awards” means Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

(ss) “Transfer” has the meaning set forth in Section 18 hereof.

Section 3. Administration.

(a) The Plan shall be administered by the Administrator and shall be administered in accordance with the requirements of Rule 16b-3 under the Exchange Act (“Rule 16b-3”), to the extent applicable.

(b) Pursuant to the terms of the Plan, the Administrator, subject, in the case of any Committee, to any restrictions on the authority delegated to it by the Board, shall have the power and authority, without limitation:

(1) to select those Eligible Recipients who shall be Participants;

(2) to determine whether and to what extent Awards are to be granted hereunder to Participants;

(3) to determine the number of Shares to be covered by each Award granted hereunder;

(4) to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted hereunder (including, but not limited to, (i) the restrictions applicable to Restricted Stock or Restricted Stock Units and the conditions under which restrictions applicable to such Restricted Stock or Restricted

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Stock Units shall lapse, (ii) the Performance Goals and periods applicable to Awards, (iii) the Exercise Price of each Option and the Base Price of each Stock Appreciation Right, (iv) the vesting schedule applicable to each Award, (v) the number of Shares or amount of cash or other property subject to each Award and (vi) subject to the requirements of Section 409A of the Code (to the extent applicable), any amendments to the terms and conditions of outstanding Awards, including, but not limited to, extending the exercise period of such Awards and accelerating the vesting schedule of such Awards);

(5) to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing Awards;

(6) to determine the Fair Market Value in accordance with the terms of the Plan;

(7) to determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting termination of the Participant’s employment, tenure or service for purposes of Awards granted under the Plan;

(8) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(9) to prescribe, amend and rescind rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or qualifying for favorable tax treatment under applicable foreign laws, which rules and regulations may be set forth in an appendix or appendices to the Plan or the applicable Award Agreement; and

(10) to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan.

(c) Notwithstanding the foregoing, but subject to Section 5 hereof, the Company may not, without first obtaining the approval of the Company’s shareholders, (i) amend the terms of outstanding Options or Stock Appreciation Rights to reduce the Exercise Price or Base Price, as applicable, of such Options or Stock Appreciation Rights, (ii) cancel outstanding Options or Stock Appreciation Rights in exchange for Options or Stock Appreciation Rights with an Exercise Price or Base Price, as applicable, that is less than the Exercise Price or Base Price of the original Options or Stock Appreciation Rights or (iii) cancel outstanding Options or Stock Appreciation Rights with an Exercise Price or Base Price, as applicable, that is above the current per share stock price, in exchange for cash, property or other securities.

(d) All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all Persons, including the Company and the Participants. No member of the Board or the Committee, nor any officer or employee of the Company or any Subsidiary thereof acting on behalf of the Board or the Committee, shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company and of any Subsidiary thereof acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.

(e) The Administrator may, in its sole discretion, delegate its authority, in whole or in part, under this Section 3 (including, but not limited to, its authority to grant Awards under the Plan, other than its authority to grant Awards under the Plan to any Participant who is subject to reporting under Section 16 of the Exchange Act) to one or more officers of the Company, subject to the requirements of applicable law or any stock exchange on which the Shares are traded.

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Section 4. Shares Reserved for Issuance; Certain Limitations.

(a) The maximum number of Shares reserved for issuance under the Plan that may be issued at any time during the term of the Plan in accordance with Section 3 hereof (and subject to adjustment as provided in Section 5 hereof) shall be [•] Shares1, as increased on the first day of each fiscal year of the Company beginning in calendar year 2022 by a number of Shares equal to the lesser of (x) a number equal to five percent (5%) of the Fully-Diluted Shares on the final day of the immediately preceding fiscal year and (y) such smaller number of Shares as is determined by the Board.

(b) Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. If any Shares subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of Shares to the Participant, the Shares with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan. Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with the exercise of any Option or Stock Appreciation Right under the Plan or the payment of any purchase price with respect to any other Award under the Plan, as well as any Shares exchanged by a Participant or withheld by the Company or any Subsidiary to satisfy the tax withholding obligations related to any Award under the Plan shall again be available for subsequent Awards under the Plan. In addition, (i) to the extent an Award is denominated in Shares, but paid or settled in cash, the number of Shares with respect to which such payment or settlement is made shall again be available for grants of Awards pursuant to the Plan and (ii) Shares underlying Awards that can only be settled in cash shall not be counted against the aggregate number of shares of Common Stock available for Awards under the Plan.

(c) Shares underlying Substitute Awards shall not reduce the number of Shares remaining available for issuance under the Plan.

(d) No Participant who is a non-employee director of the Company shall be granted Awards during any calendar year that, when aggregated with such non-employee director’s cash fees with respect to such calendar year, exceed $[•] in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for the Company’s financial reporting purposes). The foregoing limit shall be increased to $[•] in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for the Company’s financial reporting purposes) for Awards granted to non-employee directors of the Company in their initial calendar year of service as such on the Board.

Section 5. Equitable Adjustments.

(a) In the event of any Change in Capitalization (including a Change in Control), an equitable substitution or proportionate adjustment shall be made, in each case, as may be determined by the Administrator, in its sole discretion, in (i) the aggregate number of shares of Common Stock reserved for issuance under the Plan pursuant to Section 4(a) hereof, (ii) the kind and number of securities subject to, and the Exercise Price or Base Price of, any outstanding Options and Stock Appreciation Rights granted under the Plan, (iii) the kind, number and purchase price of shares of Common Stock, or the amount of cash or amount or type of other property, subject to outstanding Restricted Stock, Restricted Stock Units, Stock Bonuses and Other Stock-Based Awards granted under the Plan or (iv) the Performance Goals and performance periods applicable to any Awards granted under the Plan; provided, however, that any fractional shares resulting from the adjustment shall be eliminated. Such other equitable substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion.

(b) Without limiting the generality of the foregoing, in connection with a Change in Capitalization (including a Change in Control), the Administrator may provide, in its sole discretion, but subject in all events to the requirements of Section 409A of the Code, for the cancellation of any outstanding Award in exchange for payment in

____________

1         Note to Draft: 15% on a fully diluted basis, and calculated to include shares subject to rolled equity awards under the current plan.

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cash or other property having an aggregate Fair Market Value equal to the Fair Market Value of the shares of Common Stock, cash or other property covered by such Award, reduced by the aggregate Exercise Price or Base Price thereof, if any; provided, however, that if the Exercise Price or Base Price of any outstanding Award is equal to or greater than the Fair Market Value of the shares of Common Stock, cash or other property covered by such Award, the Board may cancel such Award without the payment of any consideration to the Participant.

(c) The determinations made by the Administrator or the Board, as applicable, pursuant to this Section 5 shall be final, binding and conclusive.

Section 6. Eligibility.

The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from those individuals that qualify as Eligible Recipients.

Section 7. Options.

(a) General. Each Participant who is granted an Option shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, which Award Agreement shall set forth, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option, and whether the Option is intended to be an ISO or a Nonqualified Stock Option (and in the event the Award Agreement has no such designation, the Option shall be a Nonqualified Stock Option). The provisions of each Option need not be the same with respect to each Participant. More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Agreement.

(b) Exercise Price. The Exercise Price of Shares purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant, but, except as provided in the applicable Award Agreement or in the case of Substitute Awards, in no event shall the exercise price of an Option be less than one hundred percent (100%) of the Fair Market Value of the related shares of Common Stock on the date of grant.

(c) Option Term. The maximum term of each Option shall be fixed by the Administrator, but no Option shall be exercisable more than ten (10) years after the date such Option is granted. Each Option’s term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Agreement.

(d) Exercisability. Each Option shall be exercisable at such time or times and subject to such terms and conditions, including the attainment of Performance Goals, as shall be determined by the Administrator in the applicable Award Agreement. The Administrator may also provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion. Notwithstanding anything to the contrary contained herein, an Option may not be exercised for a fraction of a share.

(e) Method of Exercise. Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of whole Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Shares so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, with respect to any Option or category of Options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including the withholding of Shares otherwise issuable upon exercise), (ii) in the form of unrestricted Shares already owned by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (iii) any other form of consideration approved by the Administrator and permitted by applicable law or (iv) any combination of the foregoing.

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(f) ISOs. The terms and conditions of ISOs granted hereunder shall be subject to the provisions of Section 422 of the Code and the terms, conditions, limitations and administrative procedures established by the Administrator from time to time in accordance with the Plan. At the discretion of the Administrator, ISOs may be granted only to an employee of the Company, its “parent corporation” (as such term is defined in Section 424(e) of the Code) or a Subsidiary of the Company. Notwithstanding anything to the contrary herein, no more than [•] Shares reserved for issuance under the Plan pursuant to Section 4(a) hereof may be issued pursuant to the exercise of ISOs (subject to adjustment as provided in Section 5 hereof).

(i) ISO Grants to 10% Stockholders. Notwithstanding anything to the contrary in the Plan, if an ISO is granted to a Participant who owns shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company, its “parent corporation” (as such term is defined in Section 424(e) of the Code) or a Subsidiary of the Company, the term of the ISO shall not exceed five (5) years from the time of grant of such ISO and the Exercise Price shall be at least one hundred and ten percent (110%) of the Fair Market Value of the Shares on the date of grant.

(ii) $100,000 Per Year Limitation For ISOs. To the extent the aggregate Fair Market Value (determined on the date of grant) of the Shares for which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess ISOs shall be treated as Nonqualified Stock Options.

(iii) Disqualifying Dispositions. Each Participant awarded an ISO under the Plan shall notify the Company in writing immediately after the date the Participant makes a “disqualifying disposition” of any Share acquired pursuant to the exercise of such ISO. A “disqualifying disposition” is any disposition (including any sale) of such Shares before the later of (x) two years after the date of grant of the ISO and (y) one year after the date the Participant acquired the Shares by exercising the ISO. The Company may, if determined by the Administrator and in accordance with procedures established by it, retain possession of any Shares acquired pursuant to the exercise of an ISO as agent for the applicable Participant until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Shares.

(g) Rights as Stockholder. Except as provided in the applicable Award Agreement, a Participant shall have no rights to dividends, dividend equivalents or distributions or any other rights of a stockholder with respect to the Shares subject to an Option until the Participant has given written notice of the exercise thereof, has paid in full for such Shares and has satisfied the requirements of Section 17 hereof.

(h) Termination of Employment, Tenure or Service. In the event of the termination of employment, tenure or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Options, such Options shall be exercisable at such time or times and subject to such terms and conditions as set forth in the Award Agreement.

(i) Other Change in Employment, Tenure or Service Status. An Option shall be affected, both with regard to vesting schedule and termination, by leaves of absence, including unpaid and un-protected leaves of absence, changes from full-time to part-time employment, partial disability or other changes in the employment status, tenure or service status of a Participant, in the discretion of the Administrator.

Section 8. Stock Appreciation Rights.

(a) General. Stock Appreciation Rights may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of any Option granted under the Plan (“Related Rights”). Related Rights may be granted either at or after the time of the grant of such Option. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Stock Appreciation Rights shall be made, the number of Shares to be awarded, the Base Price, and all other conditions of Stock Appreciation Rights. Notwithstanding the foregoing, no Related Right may be granted for more Shares than are subject to the Option to which it relates. The provisions of Stock Appreciation Rights need not be the same with respect to each Participant. Stock Appreciation Rights granted

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under the Plan shall be subject to the following terms and conditions set forth in this Section 8 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the applicable Award Agreement.

(b) Base Price. Except as provided in the applicable Award Agreement or in the case of Substitute Awards, each Stock Appreciation Right shall be granted with a base price that is not less than one hundred percent (100%) of the Fair Market Value of the related shares of Common Stock on the date of grant (such amount, the “Base Price”).

(c) Rights as Stockholder. Except as provided in the applicable Award Agreement, a Participant shall have no rights to dividends, dividend equivalents or distributions or any other rights of a stockholder with respect to the Shares, if any, subject to a Stock Appreciation Right until the Participant has given written notice of the exercise thereof and has satisfied the requirements of Section 17 hereof.

(d) Exercisability. Stock Appreciation Rights that are Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement. Stock Appreciation Rights that are Related Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 7 hereof and this Section 8.

(e) Consideration Upon Exercise. Upon the exercise of a Free Standing Right, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to (i) the excess of the Fair Market Value of a share of Common Stock as of the date of exercise over the Base Price per share specified in the Free Standing Right, multiplied by (ii) the number of Shares in respect of which the Free Standing Right is being exercised. A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Option. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to (i) the excess of the Fair Market Value of a share of Common Stock as of the date of exercise over the Exercise Price specified in the related Option, multiplied by (ii) the number of Shares in respect of which the Related Right is being exercised. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised. Notwithstanding the foregoing, the Administrator may determine to settle the exercise of a Stock Appreciation Right in cash (or in any combination of Shares and cash).

(f) Termination of Employment, Tenure or Service. In the event of the termination of employment, tenure or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Free Standing Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the Award Agreement. In the event of the termination of employment, tenure or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Related Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the related Options.

(g) Term. The term of each Free Standing Right shall be fixed by the Administrator, but no Free Standing Right shall be exercisable more than ten (10) years after the date such right is granted. The term of each Related Right shall be the term of the Option to which it relates, but no Related Right shall be exercisable more than ten (10) years after the date such right is granted.

(h) Other Change in Employment, Tenure or Service Status. Stock Appreciation Rights shall be affected, both with regard to vesting schedule and termination, by leaves of absence, including unpaid and un-protected leaves of absence, changes from full-time to part-time employment, partial disability or other changes in the employment status, tenure or service status of a Participant, in the discretion of the Administrator.

Section 9. Restricted Stock and Restricted Stock Units.

(a) General. Restricted Stock and Restricted Stock Units may be issued under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, Restricted Stock or Restricted Stock Units shall be made; the number of Shares to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Stock or Restricted Stock Units; the period of time prior to which Restricted Stock or

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Restricted Stock Units become vested and free of restrictions on Transfer (the “Restricted Period”); the Performance Goals (if any); and all other conditions of the Restricted Stock and Restricted Stock Units. If the restrictions, Performance Goals and/or conditions established by the Administrator are not attained, a Participant shall forfeit the Participant’s Restricted Stock or Restricted Stock Units, in accordance with the terms of the grant. The provisions of Restricted Stock or Restricted Stock Units need not be the same with respect to each Participant.

(b) Awards and Certificates.

(1) Except as otherwise provided in Section 9(b)(3) hereof, (i) each Participant who is granted an Award of Restricted Stock may, in the Company’s sole discretion, be issued a stock certificate in respect of such Restricted Stock; and (ii) any such certificate so issued shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to any such Award. The Company may require that the stock certificates, if any, evidencing Restricted Stock granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any award of Restricted Stock, the Participant shall have delivered a stock transfer form, endorsed in blank, relating to the Shares covered by such award. Certificates for shares of unrestricted Common Stock may, in the Company’s sole discretion, be delivered to the Participant only after the Restricted Period has expired without forfeiture in respect of such Restricted Stock.

(2) With respect to an Award of Restricted Stock Units to be settled in Shares, at the expiration of the Restricted Period, stock certificates in respect of the shares of Common Stock underlying such Restricted Stock Units may, in the Company’s sole discretion, be delivered to the Participant, or the Participant’s legal representative, in a number equal to the number of shares of Common Stock underlying the Award of Restricted Stock Units.

(3) Notwithstanding anything in the Plan to the contrary, any Restricted Stock or Restricted Stock Units to be settled in Shares (at the expiration of the Restricted Period) may, in the Company’s sole discretion, be issued in uncertificated form.

(4) Further, notwithstanding anything in the Plan to the contrary, with respect to Restricted Stock Units, at the expiration of the Restricted Period, Shares (either in certificated or uncertificated form) or cash, as applicable, shall promptly be issued to the Participant, unless otherwise deferred in accordance with procedures established by the Company in accordance with Section 409A of the Code, and such issuance or payment shall in any event be made no later than March 15th of the calendar year following the year of vesting or within such other period as is required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code.

(c) Restrictions and Conditions. The Restricted Stock and Restricted Stock Units granted pursuant to this Section 9 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or, subject to Section 409A of the Code where applicable, thereafter:

(1) The Award Agreement may provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as set forth in the Award Agreement, including, but not limited to, the attainment of certain performance related goals, the Participant’s termination of employment, tenure or service with the Company or any Affiliate thereof, or the Participant’s Incapacity. Notwithstanding the foregoing, upon a Change in Control, the outstanding Awards shall be subject to Section 13 hereof.

(2) Except as provided in the applicable Award Agreement, the Participant shall generally have the rights of a stockholder of the Company with respect to shares of Restricted Stock during the Restricted Period, including the right to vote such shares and to receive any dividends declared with respect to such shares; provided, however, that except as provided in the applicable Award Agreement, any dividends declared during the Restricted Period with respect to such shares shall only become payable if (and to the extent) the underlying Restricted Shares vest. Except as provided in the applicable Award Agreement, the Participant shall generally not have the rights of a

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stockholder with respect to shares of Common Stock subject to Restricted Stock Units during the Restricted Period; provided, however, that, subject to Section 409A of the Code, an amount equal to any dividends declared during the Restricted Period with respect to the number of shares of Common Stock covered by Restricted Stock Units may, to the extent set forth in an Award Agreement, be provided to the Participant either currently or at the time (and to the extent) that shares of Common Stock in respect of the related Restricted Stock Units are delivered to the Participant.

(d) Termination of Employment, Tenure or Service. The rights of Participants granted Restricted Stock or Restricted Stock Units upon termination of employment, tenure or service with the Company and all Affiliates thereof for any reason during the Restricted Period shall be set forth in the Award Agreement.

(e) Form of Settlement. The Administrator reserves the right in its sole discretion to provide (either at or after the grant thereof) that any Restricted Stock Unit represents the right to receive the amount of cash per unit that is determined by the Administrator in connection with the Award.

Section 10. Other Stock-Based Awards.

Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including but not limited to dividend equivalents, may be granted either alone or in addition to other Awards (other than in connection with Options or Stock Appreciation Rights) under the Plan. Any dividend or dividend equivalent awarded hereunder shall be subject to the same restrictions, conditions and risks of forfeiture as the underlying Awards and, except as provided in the applicable Award Agreement, shall only become payable if (and to the extent) the underlying Awards vest. Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the individuals to whom and the time or times at which such Other Stock-Based Awards shall be granted, the number of shares of Common Stock to be granted pursuant to such Other Stock-Based Awards, or the manner in which such Other Stock-Based Awards shall be settled (e.g., in shares of Common Stock, cash or other property), or the conditions to the vesting and/or payment or settlement of such Other Stock-Based Awards (which may include, but not be limited to, achievement of performance criteria) and all other terms and conditions of such Other Stock-Based Awards.

Section 11. Stock Bonuses.

In the event that the Administrator grants a Stock Bonus, the Shares constituting such Stock Bonus shall, as determined by the Administrator, be evidenced in uncertificated form or by a book entry record or a certificate issued in the name of the Participant to whom such grant was made and delivered to such Participant as soon as practicable after the date on which such Stock Bonus is payable.

Section 12. Cash Awards.

The Administrator may grant Awards that are payable solely in cash, as deemed by the Administrator to be consistent with the purposes of the Plan, and such Cash Awards shall be subject to the terms, conditions, restrictions and limitations determined by the Administrator, in its sole discretion, from time to time. Cash Awards may be granted with value and payment contingent upon the achievement of Performance Goals.

Section 13. Change in Control Provisions.

Except as provided in the applicable Award Agreement, in the event that (a) a Change in Control occurs and (b) either (x) an outstanding Award is not assumed or substituted in connection therewith or (y) an outstanding Award is assumed or substituted in connection therewith and the Participant’s employment, tenure or service is terminated by the Company, its successor or an Affiliate thereof without Cause or by the Participant for Good Reason (if applicable) on or after the effective date of the Change in Control but prior to twenty-four (24) months following the Change in Control, then:

(a) any unvested or unexercisable portion of any Award carrying a right to exercise shall become fully vested and exercisable; and

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(b) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to an Award granted under the Plan shall lapse and such Awards shall be deemed fully vested and any performance conditions imposed with respect to such Awards shall be deemed to be achieved at the greater of target or actual performance levels.

For purposes of this Section 13, an outstanding Award shall be considered to be assumed or substituted for if, following the Change in Control, the Award remains subject to the same terms and conditions that were applicable to the Award immediately prior to the Change in Control except that, if the Award related to Shares, the Award instead confers the right to receive common stock of the acquiring entity (or such other security or entity as may be determined by the Administrator, in its sole discretion, pursuant to Section 5 hereof).

Section 14. Amendment and Termination.

The Board or the Committee may amend, alter or terminate the Plan, but no amendment, alteration, or termination shall be made that would impair the rights of a Participant under any Award theretofore granted without such Participant’s consent. Unless the Board determines otherwise, the Board shall obtain approval of the Company’s stockholders for any amendment to the Plan that would require such approval in order to satisfy any rules of the stock exchange on which the Common Stock is traded or other applicable law. The Administrator may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Section 5 hereof and the immediately preceding sentence, no such amendment shall impair the rights of any Participant without the Participant’s consent.

Section 15. Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

Section 16. Withholding Taxes.

Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of such Participant for purposes of applicable taxes, pay to the Company, or make arrangements satisfactory to the Company regarding payment of, an amount in respect of such taxes up to the maximum statutory rates in the Participant’s applicable jurisdiction with respect to the Award, as determined by the Company. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant. Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any applicable withholding tax requirements related thereto as determined by the Company. Whenever Shares or property other than cash are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any related taxes to be withheld and applied to the tax obligations as determined by the Company; provided, that, with the approval of the Administrator, a Participant may satisfy the foregoing requirement by either (i) electing to have the Company withhold from such delivery Shares or other property, as applicable, or (ii) by delivering already owned unrestricted shares of Common Stock, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations as determined by the Company. Such already owned and unrestricted shares of Common Stock shall be valued at their Fair Market Value on the date on which the amount of tax to be withheld is determined and any fractional share amounts resulting therefrom shall be settled in cash. Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an award. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any Award as determined by the Company. For purposes of this Section 16, if the Common Stock underlying an Award is admitted to trading on a national securities exchange, the Fair Market Value of such Award (and any shares of Common Stock withheld or delivered pursuant to clauses (i) or (ii) above) as of the applicable date of determination shall be determined using the closing sale price reported on the last preceding date for which there was a sale of a share of Common Stock on such exchange.

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Section 17. Transfer of Awards.

Until such time as the Awards are fully vested and/or exercisable in accordance with the Plan or an Award Agreement, no purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any Award or any agreement or commitment to do any of the foregoing (each, a “Transfer”) by any holder thereof in violation of the provisions of the Plan or an Award Agreement will be valid, except with the prior written consent of the Administrator, which consent may be granted or withheld in the sole discretion of the Administrator. Any purported Transfer of an Award or any economic benefit or interest therein in violation of the Plan or an Award Agreement shall be null and void ab initio, and shall not create any obligation or liability of the Company, and any Person purportedly acquiring any Award or any economic benefit or interest therein transferred in violation of the Plan or an Award Agreement shall not be entitled to be recognized as a holder of any shares of Common Stock or other property underlying such Award. Unless otherwise determined by the Administrator in accordance with the provisions of the immediately preceding sentence, an Option or Stock Appreciation Right may be exercised, during the lifetime of the Participant, only by the Participant or, during any period during which the Participant is under a legal disability, by the Participant’s guardian or legal representative.

Section 18. Continued Employment, Tenure or Service.

Neither the adoption of the Plan nor the grant of an Award hereunder shall confer upon any Eligible Recipient any right to continued employment, tenure or service with the Company or any Affiliate thereof, as the case may be, nor shall it interfere in any way with the right of the Company or any Affiliate thereof to terminate the employment, tenure or service of any of its Eligible Recipients at any time.

Section 19. Effective Date.

The Plan was adopted on [•], 2022, subject to approval by the Company’s stockholders, and became effective on [•], 2022 (the “Effective Date”).

Section 20. Term of Plan.

No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

Section 21. Securities Matters and Regulations.

(a) Notwithstanding anything herein to the contrary, the obligation of the Company to sell or deliver Common Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, the receipt of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Administrator and the listing requirements of any securities exchange on which the Shares are traded. The Administrator may require, as a condition of the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such agreements and representations, and that such certificates bear such legends, as the Administrator, in its sole discretion, deems necessary or advisable.

(b) Each Award is subject to the requirement that, if at any time the Administrator determines that the listing, registration or qualification of Common Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Common Stock, no such Award shall be granted or payment made or Common Stock issued, in whole or in part, unless such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Administrator.

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(c) In the event that the disposition of Common Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Common Stock shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Administrator may require a Participant receiving Common Stock pursuant to the Plan, as a condition precedent to receipt of such Common Stock, to represent to the Company in writing that the Common Stock acquired by such Participant is acquired for investment only and not with a view to distribution.

Section 22. Notification of Election Under Section 83(b) of the Code.

If any Participant shall, in connection with the acquisition of shares of Common Stock under the Plan, make the election permitted under Section 83(b) of the Code, such Participant shall notify the Company of such election within ten (10) days after filing notice of the election with the Internal Revenue Service.

Section 23. No Fractional Shares.

No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Administrator shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

Section 24. Beneficiary.

A Participant may file with the Administrator a written designation of a beneficiary on such form as may be prescribed by the Administrator and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

Section 25. Paperless Administration.

In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

Section 26. Severability.

If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.

Section 27. Repayment.

Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and repayment as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

Section 28. Section 409A of the Code.

The Plan as well as payments and benefits under the Plan are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment, tenure or service with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company and its Affiliates within the meaning of Section 409A of the Code. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires

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otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Company or any of its Affiliates) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or upon the Participant’s death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

Section 29. Governing Law.

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such state.

Section 30. Titles and Headings.

The titles and headings of the sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

Section 31. Successors.

The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

Section 32. Relationship to Other Benefits.

No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare, or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

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Annex E

FAZE HOLDINGS INC.
2022 EMPLOYEE STOCK PURCHASE PLAN

Section 1. Purpose of Plan; Share Reserve.

The name of the Plan is the FaZe Holdings Inc. 2022 Employee Stock Purchase Plan (the “Plan”). The purpose of the Plan is to provide eligible employees of the Company and each Designated Company with opportunities to purchase shares of Common Stock.

The Plan includes two components: a Code Section 423 Component (the “423 Component”) and a non-Code Section 423 Component (the “Non-423 Component”). It is the intention of the Company to have the 423 Component to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the Code, and the 423 Component shall be interpreted in accordance with that intent. Under the Non-423 Component, which does not qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code, Options shall be granted pursuant to rules, procedures or sub-plans adopted by the Administrator designed to achieve tax, securities laws or other objectives for Eligible Employees. Except as otherwise provided herein, the Non-423 Component shall operate and be administered in the same manner as the 423 Component.

A number of shares of Common Stock equal to two percent (2%) of the Fully Diluted Shares as of the Effective Date ([•] shares), have been approved and reserved for this purpose. Commencing on January 1, 2023 and on each subsequent anniversary thereof (but not following the ten year anniversary of the Effective Date), the number of shares of Common Stock reserved and available for issuance under the Plan shall be increased on each such date by a number of shares of Common Stock equal to the lesser of (x) a number equal to one percent (1%) of the Fully-Diluted Shares on the final day of the immediately preceding fiscal year and (y) such smaller number of shares of Common Stock as is determined by the Board. Notwithstanding the foregoing, in no event shall the maximum aggregate number of shares of Common Stock available for issuance under the Plan exceed [•] shares.

Section 2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “423 Component” has the meaning set forth in Section 1 hereof.

(b) “Acquisition Price” means the cash payment for each share surrendered in a Reorganization Event.

(c) “Administrator” means the Board, or, if and to the extent the Board does not administer the Plan, the Committee, in accordance with Section 3 hereof.

(d) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

(e) “Board” means the Board of Directors of the Company.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

(g) “Committee” means any committee or subcommittee the Board may appoint to administer the Plan. Subject to the discretion of the Board, the Committee shall be composed entirely of individuals who meet the qualifications of (i) a “non-employee director” within the meaning of Rule 16b-3 and (ii) any other qualifications required by the applicable stock exchange on which the Common Stock is traded. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised

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by the Committee. Except as otherwise provided in the Certificate of Incorporation or Bylaws, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or unanimous written consent of the Committee’s members.

(h) “Common Stock” means the common stock, par value $[•] per share, of the Company.

(i) “Company” means FaZe Holdings Inc., a Delaware corporation (or any successor company, except as the term “Company” is used in the definition of “Change in Control” above).

(j) “Compensation” means the amount of base pay, prior to salary reduction (such as pursuant to Sections 125, 132(f) or 401(k) of the Code), but excluding overtime, commissions, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances or travel expenses, income or gains related to Company stock options or other share-based awards, and similar items. The Administrator shall (x) have the discretion to determine the application of this definition to Participants outside the United States and (y) be permitted to make modifications to the definition of Compensation for one or more Offerings as deemed appropriate by the Administrator in its sole discretion.

(k) “Designated Company” means any present or future Subsidiary or Affiliate that has been designated by the Administrator to participate in the Plan. The Administrator may so designate any Subsidiary or Affiliate, or revoke any such designation, at any time and from time to time, either before or after the Plan is approved by the shareholders, and may further designate such Designated Companies or Participants as participating in the 423 Component or the Non-423 Component. The Administrator may also determine which Subsidiaries, Affiliates or Eligible Employees may be excluded from participation in the Plan, to the extent consistent with Section 423 of the Code or as implemented under the Non-423 Component, and determine which Designated Company or Companies shall participate in separate Offerings (to the extent that the Company makes separate Offerings). For purposes of the 423 Component, only the Company and its Subsidiaries may be Designated Companies; provided, however, that at any given time, a Subsidiary that is a Designated Company under the 423 Component shall not be a Designated Company under the Non-423 Component.

(l) “Effective Date” has the meaning set forth in Section 23.

(m) “Eligible Employees” has the meaning set forth in Section 4 hereof.

(n) “Enrollment Form” means an agreement, which may be electronic, pursuant to which an Eligible Employee may elect to enroll in the Plan, to authorize a new level of payroll deductions, or to stop payroll deductions and withdraw from an Offering.

(o) “Exercise Date” means the last day of a Purchase Period.

(p) “Fair Market Value” of Common Stock or another security as of a particular date shall mean the fair market value as determined by the Administrator in its sole discretion; provided, however, that except as otherwise provided herein, (i) if the Common Stock or other security is admitted to trading on a national securities exchange, the fair market value on any date shall be the closing sale price reported on such date, or if no shares were traded on such date, on the last preceding date for which there was a sale of a share of Common Stock or other security on such exchange, or (ii) if the Common Stock or other security is then traded in an over-the-counter market, the fair market value on any date shall be the average of the closing bid and asked prices for such share of Common Stock or other security in such over-the-counter market for the last preceding date on which there was a sale of such share of Common Stock or other security in such market.

(q) “Fully Diluted Shares” means, as of any given date, the sum of (a) the shares of capital stock of the Company outstanding on such date, (b) the shares of capital stock of the Company subject to compensatory equity awards (including stock options and restricted stock units) outstanding on such date, with (i) performance-based

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compensatory equity awards calculated at the “target” level of performance and (ii) shares of capital stock of the Company subject to stock options calculated on a “net exercised” basis as of the applicable date, assuming shares of capital stock of the Company are surrendered having a Fair Market Value on such date equal to the exercise price of such options (rounded up to the nearest whole share, and determined without regard to the vested status of the stock option) and (c) the shares of capital stock of the Company issuable upon the exercise or settlement of other equity securities with respect to which shares of capital stock of the Company have not actually been issued and the conversion of all convertible securities into shares of capital stock of the Company, in each case, counted on an as-converted basis; provided, however, that shares of capital stock of the Company subject to warrants outstanding on such date shall not be included in the determination of Fully-Diluted Shares.

(r) “Non-423 Component” has the meaning set forth in Section 1 hereof.

(s) “Offering” means an offering to Eligible Employees to purchase Common Stock under the Plan. Unless otherwise determined by the Administrator, each Offering under the Plan in which Eligible Employees of one or more Designated Companies may participate may be deemed a separate offering for purposes of Section 423 of the Code, even if the dates of the applicable Offering are identical, and the provisions of the Plan will separately apply to each Offering. With respect to Offerings under the 423 Component, the terms of separate Offerings need not be identical provided that all Eligible Employees granted an Option in a particular Offering will have the same rights and privileges, except as otherwise may be permitted by Code Section 423; Offerings under the Non-423 Component need not satisfy such requirements.

(t) “Offering Date” means the first day of an Offering.

(u) “Option” has the meaning set forth in Section 10.

(v) “Option Price” has the meaning set forth in Section 10.

(w) “Parent” means a “parent corporation” with respect to the Company, as defined in Section 424(e) of the Code.

(x) “Participant” means an individual who is eligible as determined in Section 4 and who has complied with the provisions of Section 6.

(y) “Plan” has the meaning set forth in Section 1 hereof.

(z) “Purchase Period” means the period of time specified within an Offering beginning on the Offering Date ending on the Exercise Date.

(aa) “Reorganization Event” means: (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity; (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s aggregate outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the aggregate outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction; (iii) the sale of all of the Common Stock to an unrelated person, entity or group thereof acting in concert; or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

(bb) “SEC” means the United States Securities and Exchange Commission.

(cc) “Subsidiary” means a “subsidiary corporation” with respect to the Company, as defined in Section 424(f) of the Code.

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Section 3. Administration.

(a) The Plan shall be administered by the Administrator. The Administrator has full power and authority to:

(1) adopt, alter and repeal such rules, guidelines and practices for the administration of the Plan and for its own acts and proceedings as it shall deem advisable and appoint such agents as it deems appropriate for the proper administration of the Plan;

(2) interpret and construe, reconcile any inconsistency in, correct any default in and supply any omission in, and apply the terms of the Plan and any Enrollment Form or other instrument or agreement relating to the Plan;

(3) determine the terms and conditions of any right to purchase shares of Common Stock under the Plan;

(4) make all determinations and take all actions it deems advisable for the administration of the Plan, including to accommodate the specific requirements of local laws, regulations and procedures for jurisdictions outside the United States, such as adopting rules and procedures regarding payment of interest (if any), conversion of local currency, payroll tax, withholding procedures and handling of stock certificates that vary with local requirements outside of the United States, and adopting sub-plans applicable to particular Designated Companies or locations, which sub-plans may be necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the United States, as further set forth in Section 14 below;

(5) determine eligibility and decide all disputes arising in connection with the Plan, including whether Eligible Employees will participate in the 423 Component or the Non-423 Component and which Subsidiaries and Affiliates will be Designated Companies under the 423 Component or the Non-423 Component;

(6) amend an outstanding right to purchase shares of Common Stock, including any amendments to a right that may be necessary for purposes of effecting a transaction contemplated under Section 18 or Section 19 (including, but not limited to, an amendment to the class or type of stock that may be issued pursuant to the exercise of a right or the Option Price applicable to a right), provided that the amended right otherwise conforms to the terms of the Plan; and

(7) otherwise supervise and take any other actions necessary or desirable for the administration of the Plan.

(b) All interpretations and decisions of the Administrator shall be binding on all persons, including the Company and the Participants. Subject to applicable laws and regulations, the Board or the Committee may delegate administrative authority hereunder to an officer of the Company or to such other individual or group as the Board or Committee may determine in its discretion. No member of the Board or individual exercising administrative authority with respect to the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted hereunder.

Section 4. Eligibility.

(a) All individuals classified as employees on the payroll records of the Company and each Designated Company are eligible to participate in any one or more of the Offerings under the Plan, provided that, unless otherwise determined by the Administrator or required by applicable law or regulations, as of the Offering Date of the applicable Offering such employee is customarily employed by the Company or a Designated Company for more than 20 hours a

Annex E-4

week and for more than five months in any calendar year (“Eligible Employees”). Notwithstanding any other provision herein, individuals who are not classified as employees of the Company or a Designated Company for purposes of the Company’s or applicable Designated Company’s payroll system on the Offering Date are not considered to be “Eligible Employees” of the Company or any Designated Company and shall not be eligible to participate in the Plan with respect to such Offering. In the event any such individuals are reclassified as employees of the Company or a Designated Company for any purpose, including, without limitation, common law or statutory employees, by any action of any third party, including, without limitation, any government agency, or as a result of any private lawsuit, action or administrative proceeding, such individuals shall, notwithstanding such reclassification, remain ineligible for participation. Notwithstanding the foregoing, the exclusive means for individuals who are not classified as of an Offering Date as employees of the Company or a Designated Company on the Company’s or Designated Company’s payroll system to become eligible to participate in an Offering under this Plan is through an amendment to this Plan, duly executed by the Company, which specifically renders such individuals eligible to participate herein.

(b) For purposes of the Plan, in accordance with Treas. Reg. § 1.421-1(h)(2), the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or a Designated Company that does not exceed three months and during any period longer than three months if the individual’s right to reemployment is guaranteed by statute or contract.

(c) The Company retains the discretion to determine which Eligible Employees may participate in the Non-423 Component and the 423 Component pursuant to and consistent with Treasury Regulation §§ 1.423-2(e) and (f).

(d) An Eligible Employee who works for a Designated Company and is a citizen or resident of a jurisdiction other than the United States (without regard to whether such individual also is a citizen or resident of the United States or is a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employee is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the 423 Component to violate Section 423 of the Code. In the case of the Non-423 Component or any Offering thereunder, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Administrator has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practicable for any reason.

Section 5. Offerings.

(a) The Company will make one or more Offerings to Eligible Employees to purchase Common Stock under the Plan. The Administrator shall, in its discretion, designate the period of any Offering, provided that no Offering shall exceed 27 months in duration. Unless the Administrator otherwise determines, each Offering shall be for a Purchase Period of six (6) months, beginning on the Offering Date and ending on the Exercise Date.

(b) Subject to applicable law, the Administrator, or its delegate, retains the discretion to impose trading restrictions or holding requirements on Common Stock purchased with respect to a particular Offering. If the Administrator elects to impose such restrictions or requirements, the restrictions or requirements will be described in the enrollment materials for the applicable Offering.

Section 6. Participation.

(a) Participants on Effective Date. An Eligible Employee may elect to participate in the Plan by properly completing and submitting an Enrollment Form (in the manner described in Section 6(b)) at least 15 business days before the Offering Date (or by such other deadline as shall be established by the Administrator for the Offering) and in accordance with enrollment procedures established by the Administrator. Participation in the Plan is entirely voluntary.

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(b) Enrollment. The Enrollment Form shall (i) state a whole percentage to be deducted from an Eligible Employee’s Compensation per pay period during an Offering, (ii) authorize the purchase of Common Stock in each Offering in accordance with the terms of the Plan and (iii) specify the exact name or names in which shares of Common Stock purchased for such individual are to be issued pursuant to Section 12. An employee who does not enroll in an Offering in accordance with these procedures shall be deemed to have waived participation in such Offering.

(c) Automatic Re-Enrollment. The deduction rate selected in the Enrollment Form shall remain in effect for subsequent Offerings unless the Participant (i) submits a new Enrollment Form authorizing a new level of payroll deductions in accordance with Section 8, (ii) withdraws from the Plan in accordance with Section 9, or (iii) terminates employment or otherwise becomes ineligible to participate in the Plan.

(d) Electronic Submission of Enrollment Form. The Administrator may specify that Enrollment Forms to be submitted to the Company pursuant to this Section 6 or Section 9 are to be submitted electronically via the Company’s intranet or the Internet site of a third party or via email or any other means of electronic delivery specified by the Administrator.

(e) Notwithstanding the foregoing, participation in the Plan shall neither be permitted nor denied contrary to the requirements of the Code.

Section 7. Employee Contributions.

Each Eligible Employee may, by submitting an Enrollment Form as described in Section 6(b), authorize payroll deductions, in whole percentages, at a minimum of 1% up to a maximum of 15% of such employee’s Compensation, to be deducted on a pro rata basis for each pay period during an Offering. Payroll deductions shall commence on the first payroll date following the Offering Date and end on the last payroll date on or before the last day of the Offering. Payroll deductions shall be made in accordance with the Eligible Employee’s election; however, due to rounding or other administrative reasons, the actual percentage contributed may be less than the elected percentage. The Company shall maintain notional book accounts showing the amount of payroll deductions made by each Participant for each Purchase Period, but the Company will not hold payroll deductions in a trust or in any segregated account, unless otherwise determined by the Administrator or required by applicable law. No interest shall accrue or be paid on payroll deductions, except as may be required by applicable law. If payroll deductions for purposes of the Plan are prohibited or otherwise problematic under applicable law (as determined by the Administrator in its discretion), the Administrator may require Participants to contribute to the Plan by such other means as determined by the Administrator. Any reference to “payroll deductions” in this Section 7 (or in any other section of the Plan) shall similarly cover contributions by other means made pursuant to this Section 7.

Section 8. Deduction Changes.

Except as may be determined by the Administrator in advance of an Offering, a Participant may not increase or decrease his or her payroll deduction during any Offering, but may increase or decrease his or her payroll deduction with respect to the next Offering (subject to the limitations of Section 7) by filing a new Enrollment Form at least 15 business days before the next Offering Date (or by such other deadline as shall be established by the Administrator for the Offering). The Administrator may, in advance of any Offering, establish rules permitting a Participant to increase, decrease or terminate his or her payroll deduction during an Offering.

Section 9. Withdrawal.

A Participant may withdraw from participation in the Plan by submitting to the Company a revised Enrollment Form indicating his or her election to withdraw (in accordance with such procedures as may be established by the Administrator). The Participant’s withdrawal shall be effective as of the next business day. Following a Participant’s withdrawal, the Company shall promptly refund such individual’s entire account balance under the Plan to him or her (after payment for any Common Stock purchased before the effective date of withdrawal). Partial withdrawals are not permitted. Such an employee may not begin participation again during the remainder of the Offering, but may enroll in a subsequent Offering in accordance with Section 6.

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Section 10. Grant of Options.

On each Offering Date, the Company shall grant to each Participant in the Plan an option (“Option”) to purchase, on the Exercise Date and at the Option Price hereinafter provided for, the lesser of (a) a number of shares of Common Stock determined by dividing such Participant’s accumulated payroll deductions on such Exercise Date by the Option Price (as defined herein), (b) [•] shares of Common Stock or (c) such other lesser maximum number of shares as shall have been established by the Administrator in advance of the Offering (in each case subject to adjustment pursuant to Section 18 or Section 19); provided, however, that such Option shall be subject to the limitations set forth below. Each Participant’s Option shall be exercisable only to the extent of such Participant’s accumulated payroll deductions on the Exercise Date. The purchase price for each share purchased under each Option (the “Option Price”) shall be 85% of the Fair Market Value of the Common Stock on the Offering Date or the Exercise Date, whichever is less.

Notwithstanding the foregoing, no Participant may be granted an Option hereunder if such Participant, immediately after the Option was granted, would be treated as owning stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Parent or Subsidiary. For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of a Participant, and all stock which the Participant has a contractual right to purchase shall be treated as stock owned by the Participant. In addition, no Participant may be granted an Option which permits the Participant’s rights to purchase stock under the Plan, and any other employee stock purchase plan (described in Section 423 of the Code) of the Company and its Parents and Subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined on the option grant date or dates) for each calendar year in which the Option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code and shall be applied taking Options into account in the order in which they were granted.

Section 11. Exercise of Option and Purchase of Shares.

Each employee who continues to be a Participant in the Plan on the Exercise Date shall be deemed to have exercised his or her Option on such date and shall acquire from the Company such number of whole shares of Common Stock reserved for the purpose of the Plan as the Participant’s accumulated payroll deductions on such date shall purchase at the Option Price, subject to any other limitations contained in the Plan. Unless otherwise determined by the Administrator in advance of an Offering, any amount remaining in a Participant’s account after the purchase of shares on an Exercise Date of an Offering solely by reason of the inability to purchase a fractional share shall be carried forward to the next Offering; any other balance remaining in a Participant’s account at the end of an Offering shall be refunded to the Participant promptly.

Section 12. Issuance of Certificates.

Certificates representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or in the name of a broker authorized by the employee to be his, her or their, nominee for such purpose. Participants will not have any voting, dividend, or other rights of a shareholder with respect to the shares of Common Stock until such shares have been delivered pursuant to this Section 12. All transactions under this Plan are subject to the Company’s insider trading policy as may be in effect from time to time. This includes any blackout period prohibition or requirement to obtain mandatory pre-clearance of transactions such as enrollment, withdrawal, or trading. If the standard enrollment period is scheduled to occur during a blackout period, arrangements will be made to allow for restricted insiders to update their elections during the preceding open trading window.

Section 13. Rights on Termination or Transfer of Employment.

If a Participant’s employment terminates for any reason, or if the Participant’s employment status changes such that the Participant is no longer an Eligible Employee, before the Exercise Date for any Purchase Period, no payroll deduction shall be taken from any pay due and owing to the Participant and the balance in the Participant’s

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notional account shall be paid, as if such Participant had withdrawn from the Plan under Section 9, to such Participant or, in the case of such Participant’s death, to (i) the legal representative of the Participant’s estate; or (ii) if no such legal representative has been appointed to the knowledge of the Company, to such other person(s) as the Company may, in its discretion, designate. An employee shall be deemed to have terminated employment, for this purpose, if the corporation that employs him or her, having been a Designated Company, ceases to be a Subsidiary or Affiliate, or if the employee is transferred to any corporation other than the Company or a Designated Company. Unless otherwise determined by the Administrator, a Participant whose employment transfers between, or whose employment terminates with an immediate rehire (with no break in service) by, Designated Companies or a Designated Company and the Company shall not be treated as having terminated employment for purposes of participating in the Plan or an Offering; provided, however, that if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Option shall be qualified under the 423 Component only to the extent that such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Participant’s Option shall remain non-qualified under the Non-423 Component.

Section 14. Special Rules and Sub-Plans.

Notwithstanding anything herein to the contrary, the Administrator may adopt special rules or sub-plans applicable to the employees of a particular Designated Company, whenever the Administrator determines that such rules are necessary or appropriate for the implementation of the Plan in a jurisdiction where such Designated Company has employees, regarding, without limitation, eligibility to participate in the Plan, handling and making of payroll deductions or contribution by other means, establishment of bank or trust accounts to hold payroll deductions, payment of interest, conversion of local currency, obligations to pay payroll tax, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements; provided that if such special rules or sub-plans are inconsistent with the requirements of Section 423 of the Code, the employees subject to such special rules or sub-plans shall participate in the Non-423 Component, and Options granted thereunder will not be required by the terms of the Plan to comply with Section 423 of the Code.

Section 15. Optionees Not Shareholders.

Neither the granting of an Option to a Participant nor the deductions from a Participant’s pay shall result in such Participant becoming a holder of the shares of Common Stock covered by an Option under the Plan until such shares have been purchased by and issued to such Participant.

Section 16. Rights Not Transferrable.

Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during the Participant’s lifetime only by the Participant.

Section 17. Application of Funds.

All funds received or held by the Company under the Plan may be combined with other corporate funds and may be used for any corporate purpose, unless otherwise required under applicable law.

Section 18. Adjustment in Case of Changes Affecting Common Stock.

In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off, or other similar change in capitalization or event, any distribution to holders of Common Stock other than an ordinary cash dividend, or any other change affecting the Common Stock, (i) the number and class of shares approved for the Plan, (ii) the Option Price, and (iii) the share limitation set forth in Section 10 shall be equitably or proportionately adjusted to the extent determined by the Administrator to give proper effect to such event, in accordance with applicable law.

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Section 19. Reorganization Events. In connection with a Reorganization Event, the Administrator shall take any one or more of the following actions as to outstanding Options on such terms as the Administrator determines:

(a) provide that Options shall be assumed, or substantially equivalent Options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

(b) upon written notice to Participants, provide that all outstanding Options will be terminated as of the effective date of the Reorganization Event and that all such outstanding Options will become exercisable to the extent of accumulated payroll deductions as of a date specified by the Administrator in such notice, which date shall not be less than ten (10) days preceding the effective date of the Reorganization Event;

(c) upon written notice to Participants, provide that all outstanding Options will be cancelled as of a date prior to the effective date of the Reorganization Event and that all accumulated payroll deductions will be returned to the Participant on such date;

(d) in the event of a Reorganization Event under the terms of which holders of common stock will receive, upon consummation thereof, a cash payment for each share surrendered in the Reorganization Event, make or provide for a cash payment to a Participant equal to (1) the Acquisition Price times the number of shares of Common Stock subject to the Participant’s Option (to the extent the Option Price does not exceed the Acquisition Price) minus (2) the aggregate Option Price of such Option, in exchange for the termination of such Option;

(e) provide that, in connection with a liquidation or dissolution of the Company, Options shall convert into the right to receive liquidation proceeds (net of the Option Price thereof); or

(f) any combination of the foregoing.

For purposes of clause (a) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities, or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Administrator) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

In addition, with respect to any outstanding Option under the 423 Component of the Plan, any action taken under this Section 19 shall be consistent with the intent that such Options comply with Section 423 of the Code, unless otherwise expressly determined by the Administrator. The Plan shall in no event be construed to restrict in any way the Company’s right to undertake a dissolution, liquidation, merger, consolidation or other Reorganization Event.

Section 20. Amendment of the Plan.

The Administrator may at any time and from time to time amend the Plan in any respect, except that, without the approval within 12 months of such Administrator action by the shareholders of the Company, no amendment shall be made increasing the number of shares approved for the Plan or making any other change that would require shareholder approval under the requirements of any stock exchange upon which the shares may then be listed or in order for the 423 Component of the Plan, as amended, to qualify as an “employee stock purchase plan” under Section 423(b) of the Code. In no event may any amendment be made which would cause the Plan to fail to comply with Section 423 of the Code.

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Section 21. Suspension of the Plan.

The Administrator may, at any time, suspend the Plan; provided that the Company shall provide notice to the Participants prior to the effectiveness of such suspension. The Administrator may resume the operation of the Plan following any such suspension; provided that the Company shall provide notice to the Participants prior to the date of termination of the suspension period. A Participant shall remain a Participant in the Plan during any suspension period (unless the Participant withdraws pursuant to Section 9). However, no Options shall be granted or exercised, and no payroll deductions shall be made in respect of any Participant, during the suspension period.

Section 22. Insufficient Shares.

If the total number of shares of Common Stock that would otherwise be purchased on any Exercise Date plus the number of shares purchased under previous Offerings under the Plan exceeds the maximum number of shares issuable under the Plan, the shares then available shall be apportioned in a manner consistent with the requirements of Section 423(b)(4) and (5) of the Code and the regulations thereunder among Participants in proportion to the amount of payroll deductions accumulated on behalf of each Participant that would otherwise be used to purchase Common Stock on such Exercise Date.

Section 23. Effective Date and Shareholder Approval.

The Plan was adopted on [•], 2022, subject to approval by the Company’s shareholders, and became effective on [•], 2022 (the “Effective Date”).

Section 24. Termination of the Plan.

The Plan may be terminated at any time by the Administrator. Upon termination of the Plan, all amounts in the accounts of Participants shall be promptly refunded. The Plan shall automatically terminate on the ten-year anniversary of the date the Plan is approved by the Company’s shareholders.

Section 25. Governmental Regulations.

The Company’s obligation to sell and deliver Common Stock under the Plan is subject to the completion of any registration or qualification of the Common Stock under any U.S. or non-U.S. local, state or federal securities or exchange control law, or under rulings or regulations of the SEC or of any other governmental regulatory body, and to obtaining any approval or other clearance from any U.S. and non-U.S. local, state or federal governmental agency, which registration, qualification or approval the Company may, in its absolute discretion, deem necessary or advisable. The Company is under no obligation to register or qualify the Common Stock with the SEC or any other U.S. or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of such stock. If, pursuant to this Section 25, the Administrator determines that the shares of Common Stock will not be issued to any Participant, all accumulated payroll deductions will be promptly refunded, without interest (unless otherwise required pursuant to applicable law), to the Participant, without any liability to the Company or any of its Affiliates.

Section 26. Issuance of Shares.

Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

Section 27. Tax Withholding.

Participation in the Plan is subject to any applicable U.S. and non-U.S. federal, state or local tax withholding requirements on income the Participant realizes in connection with the Plan. Each Participant agrees, by entering the Plan, that the Company or any Subsidiary or Affiliate may, but shall not be obligated to, withhold from a Participant’s wages, salary or other compensation at any time the amount necessary for the Company or any Subsidiary or Affiliate to meet applicable withholding obligations, including any withholding required to make available to the Company or any

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Subsidiary or Affiliate any tax deductions or benefits attributable to the sale or disposition of Common Stock by such Participant. In addition, the Company or any Subsidiary or Affiliate may, but shall not be obligated to, withhold from the proceeds of the sale of Common Stock or any other method of withholding that the Company or any Subsidiary or Affiliate deems appropriate to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f) with respect to the 423 Component. The Company shall not be required to issue any Common Stock under the Plan until such obligations are satisfied.

Section 28. Section 409A.

The 423 Component of the Plan is exempt from the application of Section 409A of the Code and any ambiguities herein shall be interpreted to so be exempt from Section 409A of the Code. The Non-423 Component is intended to be exempt from the application of Section 409A of the Code as Options granted thereunder are intended to constitute “short term deferrals” and any ambiguities herein shall be interpreted such that those Options shall so be exempt from Section 409A of the Code. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an Option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an Option under the Plan to be subject to Section 409A of the Code, the Administrator may amend the terms of the Plan and/or of an outstanding Option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding Option or future Option that may be granted under the Plan from or to allow any such Options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Administrator would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the Option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the Option to purchase Common Stock under the Plan is compliant with Section 409A of the Code.

Section 29. Notification Upon Sale of Shares Under 423 Component.

Each Participant agrees, by entering the 423 Component of the Plan, to give the Company prompt notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased or within one year after the date such shares were purchased.

Section 30. Equal Rights and Privileges.

Notwithstanding any provision of the Plan to the contrary and in accordance with Section 423 of the Code, all Eligible Employees participating in the 423 Component shall have the same rights and privileges.

Section 31. General.

(a) No Right to Options; No Shareholder Rights; No Right to Employment. No person shall have any right to be granted any Option under the Plan. No person shall have any rights as a shareholder with respect to any Common Stock to be issued under the Plan prior to the issuance thereof. The grant of an Option shall not be construed as giving any person the right to be retained in the employ of the Company or any Subsidiary or Affiliate. Further, the Company and each Subsidiary and Affiliate expressly reserves the right at any time to dismiss an employee free from any liability or any claim under the Plan, except as expressly provided herein.

(b) Successors and Assigns. The Plan shall be binding on the Company and its successors and assigns.

(c) Entire Plan. This Plan constitutes the entire plan with respect to the subject matter hereof and supersedes all prior plans with respect to the subject matter hereof.

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(d) Compliance with Applicable Law. The obligations of the Company with respect to payments under the Plan are subject to compliance with all applicable laws and regulations. Common Stock shall not be issued with respect to a right to purchase unless the issuance and delivery of the shares of Common Stock pursuant thereto shall comply with all applicable provisions of law, including, without limitation, the Securities Act of 1933 and the Securities Exchange Act of 1934 (each as amended) and the requirements of any stock exchange upon which the shares may then be listed.

(e) Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed and enforced as if such provision had not been included.

(f) Incapacity. Any benefit payable to or for the benefit of a minor, an incompetent person, or other person incapable of accepting receipt shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge any liability or obligation of the Board, the Administrator, the Company and any Designated Company, and all other parties with respect thereto.

(g) Headings and Captions; Rules of Construction. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan. Whenever used in the Plan, words in the masculine gender shall be deemed to refer to females as well as to males; words in the singular shall be deemed to refer also to the plural; and references to a statute or statutory provision shall be construed as if they referred also to that provision (or to a successor provision of similar import) as currently in effect, as amended, or as reenacted, and to any regulations and other formal guidance of general applicability issued thereunder. Except where otherwise indicated, references to Sections are references to sections of this Plan.

(h) Unfunded Status of Plan. The Plan is unfunded and shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between any Participant (or beneficiary thereof), on the one hand, and the Company, any Designated Company, the Board, the Administrator, or any other person, on the other hand.

(i) Governing Law. This Plan and all Options and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.

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Annex F

FORM OF SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on October 24, 2021, by and between B. Riley Principal 150 Merger Corp., a Delaware corporation (the “Company”), and the undersigned subscriber (“Subscriber”).

WHEREAS, concurrently with the execution of this Subscription Agreement, the Company is entering into a definitive agreement with FaZe Clan Inc., a Delaware corporation (“FaZe”), and the other parties thereto, providing for a business combination between the Company and FaZe (the “Merger Agreement” and the transactions contemplated by the Merger Agreement, the “Transaction”);

WHEREAS, in connection with the Transaction, Subscriber desires to subscribe for and purchase from the Company, immediately prior to the consummation of the Transaction, that number of shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), set forth on the signature page hereto (the “Subscribed Shares”) for a purchase price of $10.00 per share (the “Per Share Price” and the aggregate of such Per Share Price for all Subscribed Shares being referred to herein as the “Purchase Price”), and the Company desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company;

WHEREAS, on or about the date of this Subscription Agreement, the Company is entering into subscription agreements (the “Other Subscription Agreements” and together with the Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Subscribers” and together with Subscriber, the “Subscribers”), pursuant to which such Subscribers have agreed to purchase on the closing date of the Transaction, inclusive of the Subscribed Shares, an aggregate amount of 11,800,000 shares of Class A Common Stock, at the Per Share Price (the shares of the Other Subscribers, the “Other Subscribed Shares”) for an aggregate purchase price, inclusive of the Purchase Price, of $118,000,000 (the “PIPE Transaction”); and

WHEREAS, B. Riley Principal Investments, LLC has agreed to subscribe for and purchase, or cause its affiliates or designees to subscribe for and purchase, any portion of the PIPE Transaction not purchased by the Subscribers, through execution of an Other Subscription Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1. Subscription.    Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby subscribes for and agrees to purchase from the Company, and the Company hereby agrees to issue and sell to Subscriber, the Subscribed Shares (such subscription and issuance, the “Subscription”).

Section 2. Closing.

(a) The consummation of the Subscription contemplated hereby (the “Closing”) shall occur on the closing date of the Transaction (the “Closing Date”), immediately prior to and conditioned upon the effectiveness of the consummation of the Transaction and the terms and conditions of this Subscription Agreement.

(b) At least five (5) Business Days before the anticipated Closing Date, the Company shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than two (2) Business Days prior to the Closing Date as set forth in the Closing Notice, Subscriber shall deliver the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice, and such funds shall be held by the Company in escrow, segregated from and not comingled with the other funds of the Company (and in no event will such funds be held in the Trust Account (as defined below)), until the Closing Date. Upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 2, the Company shall deliver to Subscriber (i) on the Closing Date, the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), in the name of Subscriber (or its nominee or custodian in accordance with its delivery instructions) (and the Purchase Price shall be
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released from escrow automatically and without further action by the Company or Subscriber), and (ii) as promptly as practicable after the Closing, evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date.

(c) Notwithstanding Section 2(b), if Subscriber informs the Company (1) that it is an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), (2) that it is advised by an investment adviser subject to regulation under the Investment Advisers Act of 1940, as amended, or (3) that its internal compliance policies and procedures so require it, then, in lieu of the settlement procedures in Section 2(b), the following shall apply: (i) no later than two (2) Business Days prior to the Closing Date as set forth in the Closing Notice, Subscriber shall provide the Company such information that the Company reasonably requests in order for the Company to issue the Subscribed Shares, including, without limitation, the name of the person in whose name the Subscribed Shares are to be issued (or a nominee as indicated by Subscriber) and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable, (ii) upon confirmation of Subscriber’s available funds necessary to initiate the wiring of the Purchase Price for the Subscribed Shares, but prior to Subscriber’s release of its payment of the Purchase Price for the Subscribed Shares, on the Closing Date the Company shall issue and deliver to Subscriber the Subscribed Shares, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws), in book entry form in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable and a copy of the records of the Company’s transfer agent showing Subscriber (or its nominee in accordance with its delivery instructions) as the registered holder of the Subscribed Shares on and as of the Closing Date, and (iii) at 8:00 a.m. New York City time on the Closing Date (or as soon as practicable following receipt of evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date), Subscriber shall deliver the Purchase Price by wire transfer of United States dollars in immediately available funds to the account(s) specified by the Company in the Closing Notice (which shall not be escrow accounts).

(d) In the event that the consummation of the Transaction does not occur within five (5) Business Days after the anticipated Closing Date specified in the Closing Notice, unless otherwise agreed to in writing by the Company and Subscriber, the Company shall promptly (but in no event later than seven (7) Business Days after the anticipated Closing Date specified in the Closing Notice) return the funds so delivered by Subscriber to the Company by wire transfer in immediately available funds to the account specified by Subscriber, and any book entries shall be deemed cancelled. Notwithstanding such return or cancellation (x) a failure to close on the anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 2 to be satisfied or waived on or prior to the Closing Date, and (y) unless and until this Subscription Agreement is terminated in accordance with Section 6 herein, Subscriber shall remain obligated to redeliver funds to the Company following the Company’s delivery to Subscriber of a new Closing Notice in accordance with this Section 2 and Subscriber and the Company shall remain obligated to consummate the Closing upon satisfaction of the conditions set forth in this Section 2. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday or Sunday, or any other day on which banks located in New York, New York are required or authorized by law to be closed for business.

(e) The Closing shall be subject to the satisfaction, or valid waiver in writing by each of the parties hereto, of the conditions that, on the Closing Date:

(i)     all conditions precedent to the closing of the Transaction set forth in Article X of the Merger Agreement shall have been satisfied (as determined by the parties to the Merger Agreement) or waived in writing by the person with the authority to make such waiver (other than those conditions which, by their nature, are to be satisfied at the closing of the Transaction pursuant to the Merger Agreement, but subject to the satisfaction of such conditions at such closing), and the closing of the Transaction shall be scheduled to occur substantially concurrently with the Closing;

(ii)    no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose such restraint or prohibition; and

(iii)   the shares of Class A Common Stock shall be approved for listing on the Nasdaq Stock Market (the “Stock Exchange”) subject only to official notice of issuance and satisfaction of the requirement to have a sufficient number of round lot holders.

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(f) The obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver in writing by the Company of the additional conditions that, on the Closing Date:

(i)     except as otherwise provided under Section 2(f)(ii), all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true and correct in all respects) as of such earlier date), and consummation of the Closing shall constitute a reaffirmation by Subscriber of each of the representations, warranties and agreements of Subscriber contained in this Subscription Agreement as of the Closing Date, but without giving effect to consummation of the Transaction, or as of such earlier date, as applicable;

(ii)    the representations and warranties of Subscriber contained in Section 4(w) of this Subscription Agreement shall be true and correct at all times on or prior to the Closing Date, and consummation of the Closing shall constitute a reaffirmation by Subscriber of such representations and warranties; and

(iii)   Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(g) The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver in writing by Subscriber of the additional conditions that, on the Closing Date:

(i)     all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such earlier date), and consummation of the Closing shall constitute a reaffirmation by the Company of each of the representations, warranties and agreements of the Company contained in this Subscription Agreement as of the Closing Date, but without giving effect to consummation of the Transaction, or as of such earlier date, as applicable, except, in each case, where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect; and

(ii)    the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(h) Prior to or at the Closing, Subscriber shall deliver to the Company all such other information as is reasonably requested in order for the Company to issue the Subscribed Shares to Subscriber, including, without limitation, the legal name of the person in whose name the Subscribed Shares are to be issued (or Subscriber’s nominee in accordance with its delivery instructions) and a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.

Section 3. Company Representations and Warranties.    The Company represents and warrants to Subscriber that:

(a) The Company (i) is validly existing and in good standing under the laws of the State of Delaware, (ii) has the requisite corporate power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Subscription Agreement, and (iii) is duly

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licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Company that, individually or in the aggregate, would reasonably be expected to materially impair or materially delay the Company’s performance of its obligations under this Subscription Agreement, including the issuance and sale of the Subscribed Shares.

(b) The Subscribed Shares have been duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable, free and clear of all liens or other restrictions (other than those arising under this Subscription Agreement, the governing and organizational documents of the Company or applicable securities laws), and will not have been issued in violation of, or subject to, any preemptive or similar rights created under the Company’s governing and organizational documents or the laws of the State of Delaware.

(c) This Subscription Agreement has been duly authorized, validly executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(d) Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 4 of this Subscription Agreement, the execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares hereunder, the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, (ii) the organizational documents of the Company, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect.

(e) Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 4 of this Subscription Agreement, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including the Stock Exchange) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement (as defined below) pursuant to Section 5 below, (iii) filings required by the Securities Act of 1933, as amended (the “Securities Act”), Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules of United States Securities and Exchange Commission (the “Commission”), including the registration statement on Form S-4 with respect to the Transaction and the proxy statement/prospectus included therein, (iv) filings required by the Stock Exchange, including with respect to obtaining stockholder approval of the Transaction, (v) filings required to consummate the Transaction as provided under the Merger Agreement, (vi) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, (vii) filings in connection with or as a result of the SEC Guidance (as defined below) and (viii) those the failure of which to obtain would not have a Company Material Adverse Effect.

(f) Except for such matters as have not had and would not reasonably be expected to have a Company Material Adverse Effect, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company. For the avoidance of doubt, this representation and warranty shall not apply to the extent any of the foregoing matters arise from or relate to the SEC Guidance (as defined below).

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(g) Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act or any state securities (or Blue Sky) laws is required for the offer and sale of the Subscribed Shares by the Company to Subscriber.

(h) Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Shares. The Subscribed Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws. Neither the Company nor any person acting on the Company’s behalf has, directly or indirectly, at any time within the past six (6) months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by the Company of the Subscribed Shares as contemplated hereby or the Other Subscribed Shares as contemplated by the Other Subscription Agreements or (ii) cause the offering of the Subscribed Shares pursuant to this Subscription Agreement or the Other Subscribed Shares pursuant to the Other Subscription Agreements to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable stockholder approval provisions. Neither the Company nor any person acting on the Company’s behalf has offered or sold or will offer or sell any securities, or has taken or will take any other action, which would reasonably be expected to subject the offer, issuance or sale of the Subscribed Shares or the Other Subscribed Shares, as contemplated hereby, to the registration provisions of the Securities Act.

(i) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3) of the Securities Act is applicable.

(j) The Company is in all material respects in compliance with, and has not received any written communication from a governmental entity that alleges that the Company is not in compliance with, or is in default or violation of, the applicable provisions of (i) the Securities Act, (ii) the Exchange Act, (iii) the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, (iv) the rules and regulations of the Commission, and (v) the rules of the Stock Exchange, except, in each case, where such non-compliance, default, or violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. For the avoidance of doubt, this representation and warranty shall not apply to the extent any of the foregoing matters arise from or relate to the SEC Guidance (as defined below).

(k) The Class A Common Stock is eligible for clearing through The Depository Trust Company (the “DTC”), through its Deposit/Withdrawal At Custodian (DWAC) system, and the Company is eligible and participating in the Direct Registration System (DRS) of DTC with respect to the Class A Common Stock. The Company’s transfer agent is a participant in DTC’s Fast Automated Securities Transfer Program. The Class A Common Stock is not, and has not been at any time, subject to any DTC “chill,” “freeze” or similar restriction with respect to any DTC services, including the clearing of shares of Class A Common Stock through DTC.

(l) Except for B. Riley Securities, Inc. (the “Placement Agent”), no broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Shares to Subscriber. The Company is solely responsible for the payment of any fees, costs, expenses and commissions of the Placement Agent.

(m) As of their respective dates, each form, report, statement, schedule, prospectus, proxy, registration statement and other document required to be filed by the Company with the Commission prior to the date hereof (collectively, as amended and/or restated since the time of their filing, the “SEC Documents”) complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Documents, as of their respective dates (or if amended, restated, or superseded by a filing prior to the closing of the Transaction, on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents (or if amended, restated, or superseded by a filing prior to the closing of the Transaction, on the date of such filing) comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments, and such consolidated financial statements have been prepared in conformity with United

Annex F-5

States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”) (except as may be disclosed therein or in the notes thereto, and except that the unaudited financial statements may not contain all footnotes required by GAAP). A copy of each SEC Document is available to each Subscriber via the Commission’s EDGAR system. There are no material outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance of the Commission with respect to any of the SEC Documents as of the date hereof. Notwithstanding the foregoing, this representation and warranty shall not apply to any statement or information in the SEC Documents that relates to (i) the topics referenced in the Commission’s “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” on April 12, 2021 or (ii) the classification of shares of the Company’s common stock as permanent or temporary equity, or any subsequent guidance, statements or interpretations issued by the Commission or the staff of the Commission, including guidance, statements or interpretations relating to the foregoing or to other accounting matters, including matters relating to initial public offering securities or expenses (collectively, the “SEC Guidance”), and no correction, amendment or restatement of any of the Company’s SEC Documents due to the SEC Guidance shall be deemed to be a breach of any representation or warranty by the Company.

(n) As of the date hereof, the authorized share capital of the Company consists of 111,000,000 shares of stock, consisting of (i) 100,000,000 shares of Class A Common Stock, (ii) 10,000,000 shares of Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”), and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). As of the date hereof and prior to giving effect to the Transaction: (i) 17,250,000 shares of Class A Common Stock were issued and outstanding; (ii) 5,750,000 warrants, each exercisable to purchase one share of Class A Common Stock at an initial exercise price of $11.50 per share, and 173,333 private placement warrants, each exercisable to purchase one share of Class A Common Stock at an initial exercise price of $11.50 per share (together “Warrants”), were issued and outstanding; and (iii) no Common Stock was subject to issuance upon exercise of outstanding options. All (A) issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to preemptive or similar rights and (B) outstanding Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive or similar rights (each except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies). Except for wholly-owned subsidiaries formed in connection with the Transaction, as set forth in the Merger Agreement, as of the date hereof, the Company has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any Common Stock or other equity interests in the Company, other than as contemplated by the Merger Agreement or as described in the SEC Documents. Except as described in the SEC Documents, there are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered, and not fully waived by the holder of such securities or instruments pursuant to a written agreement or consent, by the issuance of (i) the Subscribed Shares or (ii) the shares to be issued pursuant to any Other Subscription Agreement.

(o) The issued and outstanding shares of Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the Stock Exchange under the symbol “BRPM” (it being understood that the trading symbol of the Class A Common Stock will be changed in connection with the Closing). There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by the Stock Exchange or the Commission with respect to any intention by such entity to deregister the shares of Class A Common Stock or prohibit or terminate the listing of the shares of Class A Common Stock on the Stock Exchange. The Company has taken no action that is designed to terminate the registration of the shares of Class A Common Stock under the Exchange Act.

(p) The Company is not, and immediately after receipt of payment for the Subscribed Shares and Other Subscribed Shares and consummation of the Transaction, will not be, an “investment company” within the meaning of the Investment Company Act.

(q) The Other Subscription Agreements reflect the same Per Share Price and terms that are not materially more favorable to any Other Subscriber than the terms of this Subscription Agreement are to Subscriber, other than representations, warranties and terms particular to the regulatory requirements of such investor or its affiliates or related funds. The Other Subscription Agreements have not been amended or waived in any material respect following the date of this Subscription Agreement in a manner that would reasonably be expected to materially and adversely affect

Annex F-6

the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement. The Company shall not release any Other Subscriber under any Other Subscription Agreement from any of its obligations thereunder or any other agreements with any Other Subscriber, unless it offers the same release to the Subscriber.

Section 4. Subscriber Representations and Warranties.    Subscriber represents and warrants to the Company that:

(a) If Subscriber is a legal entity, Subscriber (i) has been duly formed and is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation and (ii) has the requisite power and authority to enter into, and perform its obligations under, this Subscription Agreement. If Subscriber is an individual, Subscriber has the legal competence and capacity to enter into and perform its obligations under this Subscription Agreement.

(b) If Subscriber is an entity, this Subscription Agreement has been duly authorized, validly executed and delivered by Subscriber. If Subscriber is an individual, Subscriber’s signature is genuine and the signatory has the legal competence and capacity to execute this Subscription Agreement. Assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(c) The execution, delivery, and performance of this Subscription Agreement, the purchase of the Subscribed Shares hereunder, the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) if Subscriber is a legal entity, the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that in the case of clauses (i) and (iii), would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares.

(d) Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), or (7) under the Securities Act), or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Annex A hereto, (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and Subscriber has sole investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares.

(e) Subscriber acknowledges and agrees that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act and that the Company is not required to register the Subscribed Shares except as set forth in Section 5 of this Subscription Agreement. Subscriber acknowledges and agrees that the Subscribed Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, (including without limitation a private resale pursuant to so called “Section 4(a)1½”), or (iii) an ordinary course pledge such as a broker lien over account property generally, and, in each of clauses (i)-(iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or account entries representing the Subscribed Shares shall contain a restrictive legend to such effect. Subscriber acknowledges and agrees that the Subscribed Shares will be subject to these securities law transfer restrictions, and as a result of these transfer restrictions, Subscriber may not be able to readily offer, resell,

Annex F-7

transfer, pledge or otherwise dispose of the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber acknowledges and agrees that the Subscribed Shares will not be immediately eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”) until at least one year following the filing of certain required information with the Commission after the Closing Date. Subscriber acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares.

(f) Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company, FaZe or its subsidiaries (collectively, the “Acquired Companies”), the Placement Agent, any of its or their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the Transaction or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Subscription Agreement. Subscriber acknowledges that no disclosure or offering document provided to or reviewed by Subscriber in connection with the Subscription has been prepared by the Placement Agent.

(g) In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon an independent investigation made by Subscriber and the Company’s representations in Section 3 of this Subscription Agreement. Subscriber has not relied on any statements or other information provided by the Placement Agent concerning the Company, the Subscribed Shares, or the Subscription. Subscriber acknowledges and agrees that Subscriber has had access to, has received, and has had an adequate opportunity to review, such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Company, the Acquired Companies and the Transaction, and Subscriber has made its own assessment and is satisfied concerning the relevant financial, tax and other economic considerations relevant to Subscriber’s investment in the Subscribed Shares. Without limiting the generality of the foregoing, Subscriber acknowledges that it has reviewed the Company’s filings with the Commission. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares, including but not limited to information concerning the Company, the Acquired Companies, the Merger Agreement, and the Subscription.

(h) Subscriber acknowledges that certain information provided by the Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. Subscriber acknowledges that such information and projections were prepared without the participation of the Placement Agent and that the Placement Agent does not assume responsibility for independent verification of, or the accuracy or completeness of, such information and projections. Subscriber further acknowledges that the information provided to Subscriber was preliminary and subject to change, including in the registration statement and the proxy statement/prospectus that the Company intends to file with the Commission (which will include substantial additional information about the Company, Acquired Companies and the Transaction and will update and supersede the information previously provided to Subscriber).

(i) Subscriber acknowledges and agrees that none of the Acquired Companies or the Placement Agent nor its or their respective affiliates or any of such person’s or its or their respective affiliates’ control persons, officers, directors, partners, members, managing members, managers, agents, employees or other representatives, legal counsel, financial advisors, accountants or agents (collectively, “Representatives”) has provided Subscriber with any information or advice with respect to the Subscribed Shares nor is such information or advice necessary or desired. None of the Acquired Companies, the Placement Agent or any of their respective affiliates or Representatives has made or makes any representation as to the Company or the Acquired Companies or the quality or value of the Subscribed Shares. The Placement Agent and its directors, officers, employees, representatives, and controlling persons have made no independent investigation with respect to the Company, the Subscribed Shares, or the accuracy, completeness, or adequacy of any information supplied to Subscriber by the Company or on its behalf.

(j) In connection with Subscriber’s investment decision and issuance of the Subscribed Shares to Subscriber, neither the Placement Agent nor any its affiliates has acted as a financial advisor or fiduciary to Subscriber.

Annex F-8

(k) Subscriber acknowledges that (i) the Company and the Placement Agent currently have, and later may come into possession of, information regarding the Company that is not known to Subscriber and that may be material to enter into this Subscription Agreement (“Excluded Information”), (ii) Subscriber has determined to enter into this Subscription Agreement to purchase the Subscribed Shares notwithstanding Subscriber’s lack of knowledge of the Excluded Information, and (iii) none of the Company, the Acquired Companies, and the Placement Agent shall have liability to Subscriber, and Subscriber hereby waives and releases any claims Subscriber may have against the Company, the Acquired Companies and the Placement Agent, to the maximum extent permitted by law, with respect to the nondisclosure of the Excluded Information.

(l) Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Company or by means of contact from the Placement Agent, and the Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and the Company or its affiliates. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(m) Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares, including those set forth in the SEC Documents. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber (i) is an institutional account as defined in FINRA Rule 4512(c) or an “accredited investor” as defined in Rule 501(a) under the Securities Act, (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Subscribed Shares.

(n) Subscriber has analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.

(o) Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.

(p) Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. If Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively with the BSA, the “BSA/PATRIOT Act”), such Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required by applicable law, Subscriber maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required by applicable law, Subscriber maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares were legally derived.

(q) No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of Subscribed Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing as a result of the purchase and sale of Subscribed Shares hereunder.

Annex F-9

(r) If Subscriber is an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that (i) it has not relied on the Company or any of its affiliates (the “Transaction Parties”) for investment advice or as the Plan’s fiduciary with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares and (ii) the acquisition and holding of the Subscribed Shares will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

(s) Subscriber has or has commitments to have and, when required to deliver payment pursuant to Section 2, Subscriber will have sufficient funds to pay the Purchase Price pursuant to Section 2.

(t) Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, the Acquired Companies, the Placement Agent, or any of their respective affiliates or Representatives), other than the representations and warranties of the Company contained in Section 3 of this Subscription Agreement, in making its investment or decision to invest in the Company. Subscriber agrees that none of (i) any Other Subscriber pursuant to an Other Subscription Agreement or any other agreement related to the private placement of shares of Common Stock (including the controlling persons, officers, directors, partners, agents or employees of any such Subscriber) nor (ii) the Company, the Acquired Companies or any of their respective affiliates or Representatives, shall be liable (including, without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by Subscriber, the Company or any other person or entity), whether in contract, tort or otherwise, or have any liability or obligation to Subscriber or any Other Subscriber, or any person claiming through Subscriber or any Other Subscriber, pursuant to this Subscription Agreement or related to the private placement of the Subscribed Shares, the negotiation hereof or the subject matter hereof, or the transactions contemplated hereby, for any action heretofore or hereafter taken or omitted to be taken by any of the foregoing in connection with the purchase of the Subscribed Shares.

(u) No broker or finder is entitled to any brokerage or finder’s fee or commission to be paid by Subscriber solely in connection with the sale of the Subscribed Shares to Subscriber.

(v) At all times on or prior to the Closing Date, Subscriber has no binding commitment to dispose of, or otherwise transfer (directly or indirectly), any of the Subscribed Shares.

(w) Subscriber hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with Subscriber, shall, directly or indirectly, engage in any hedging activities or execute any Short Sales with respect to the securities of the Company prior to the Closing or the earlier termination of this Subscription Agreement in accordance with its terms. “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, nothing in this Section 4(w) shall restrict Subscriber’s ability to maintain bona fide hedging positions in respect of the Warrants held by Subscriber as of the date hereof. The Company acknowledges and agrees that, notwithstanding anything herein to the contrary, the Subscribed Shares may be pledged by Subscriber in connection with a bona fide margin agreement, provided that such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and Subscriber effecting a pledge of the Subscribed Shares shall not be required to provide the Company with any notice thereof; provided, however, that neither the Company nor its counsel shall be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of

Annex F-10

such margin agreement with an acknowledgment that the Subscribed Shares are not subject to any contractual lock up or prohibition on pledging, the form of such acknowledgment to be subject to review and comment by the Company in all respects.

(x) Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by Subscriber with the Commission with respect to the beneficial ownership of the Company’s outstanding securities prior to the date hereof, Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Company (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

(y) Subscriber will not acquire a substantial interest (as defined in 31 C.F.R. Part 800.244) in the Company as a result of the purchase and sale of the Subscribed Shares.

(z) Subscriber acknowledges its obligations under applicable securities laws with respect to the treatment of non-public information relating to the Company.

(aa) Subscriber acknowledges and is aware that the Placement Agent is an affiliate of the Company. Subscriber further acknowledges that the Placement Agent acted as book-running manager and representative of the underwriters of the Company’s initial public offering and was paid cash underwriting commissions equal to 2% of the gross proceeds of the initial public offering (or $3.45 million), and that B. Riley Principal 150 Sponsor Co., LLC and certain officers and directors of the Company are affiliates of the Placement Agent, and hereby waives any claims it may have solely based on any actual, potential, or perceived conflict of interest or similar claim relating to or arising from the Placement Agent acting as financial advisor to the Company in connection with the Transaction.

(bb) Subscriber acknowledges that any restatement, revision, correction or other modification of the SEC Documents to the extent resulting from the SEC Guidance shall not constitute a breach by the Company of this Subscription Agreement.

Section 5. Registration of Subscribed Shares.

(a) The Company agrees that, within forty-five (45) calendar days following the Closing Date, the Company will file with the Commission (at the Company’s sole cost and expense) a registration statement registering the resale of the Subscribed Shares (the “Registration Statement”), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but in any event no later than seventy-five (75) calendar days after the Closing Date (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to one hundred five (105) calendar days after the Closing Date if the Registration Statement is reviewed by, and comments thereto are provided from, the Commission; provided, further that the Company shall have the Registration Statement declared effective within ten (10) Business Days after the date the Company is notified (orally or in writing, whichever is earlier) by the staff of the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review; provided, further, that (i) if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business and (ii) if the Commission is closed for operations due to a government shutdown, the Effectiveness Deadline shall be extended by the same number of Business Days that the Commission remains closed for. Upon Subscriber’s timely request, the Company shall provide a draft of the Registration Statement to Subscriber at least two (2) Business Days in advance of the date of filing the Registration Statement with the Commission (the “Filing Date”). Unless otherwise agreed to in writing by Subscriber prior to the filing of the Registration Statement, Subscriber shall not be identified as a statutory underwriter in the Registration Statement; provided, that if the Commission requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have the opportunity to withdraw from the Registration Statement upon its prompt written request to the Company. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Subscribed Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Subscribed Shares which is equal to the maximum number of Subscribed Shares as is permitted by the Commission. In such event, the number of Subscribed Shares or other shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders and as promptly as practicable after being permitted to register additional shares under Rule 415 under the Securities Act, the Company shall amend

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the Registration Statement or file one or more new Registration Statement(s) (such amendment or new Registration Statement shall also be deemed to be a “Registration Statement” hereunder) to register such additional Subscribed Shares and cause such amendment or Registration Statement(s) to become effective as promptly as practicable after the filing thereof, but in any event no later than thirty (30) calendar days after the filing of such Registration Statement (the “Additional Effectiveness Deadline”); provided, that the Additional Effectiveness Deadline shall be extended to one hundred twenty (120) calendar days after the filing of such Registration Statement if such Registration Statement is reviewed by, and comments thereto are provided from, the Commission; provided, further, that the Company shall have such Registration Statement declared effective within ten (10) Business Days after the date the Company is notified (orally or in writing, whichever is earlier) by the staff of the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review; provided, further, that (i) if such day falls on a Saturday, Sunday or other day that the Commission is closed for business, the Additional Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business and (ii) if the Commission is closed for operations due to a government shutdown, the Effectiveness Deadline shall be extended by the same number of Business Days that the Commission remains closed for. Any failure by the Company to file a Registration Statement by the Effectiveness Deadline or Additional Effectiveness Deadline shall not otherwise relieve the Company of its obligations to file or effect a Registration Statement as set forth in this Section 5.

(b) The Company agrees that, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, the Company will use its commercially reasonable efforts to cause such Registration Statement to remain effective with respect to Subscriber, including to prepare and file any post-effective amendment to such Registration Statement or a supplement to the related prospectus such that the prospectus will not include any untrue statement or a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, until the earliest to occur of (i) two (2) years from the effective date of the Registration Statement, (ii) the date on which Subscriber ceases to hold any Subscribed Shares issued pursuant to this Subscription Agreement and (iii) the first date on which Subscriber can sell all of its Subscribed Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 of the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) (the earliest of clauses (i), (ii), and (iii), the “End Date”). Prior to the End Date, the Company will use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable; file all reports, and provide all customary and reasonable cooperation, necessary to enable Subscriber to resell Subscribed Shares pursuant to the Registration Statement; qualify the Subscribed Shares for listing on the applicable stock exchange on which the Company’s Common Stock is then listed and update or amend the Registration Statement as necessary to include Subscribed Shares. The Company will use its commercially reasonable efforts to (A) for so long as Subscriber holds Subscribed Shares, make and keep public information available (as those terms are understood and defined in Rule 144) and file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act so long as the Company remains subject to such requirements to enable Subscriber to resell the Subscribed Shares pursuant to Rule 144, (B) at the reasonable request of Subscriber, deliver all the necessary documentation to cause the Company’s transfer agent to remove all restrictive legends from any Subscribed Shares being sold under the Registration Statement or pursuant to Rule 144 at the time of sale of the Subscribed Shares, or that may be sold by Subscriber without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions, and (C) cause its legal counsel to deliver to the transfer agent the necessary legal opinions required by the transfer agent, if any, in connection with the instruction under clause (B) upon the receipt of Subscriber representation letters and such other customary supporting documentation as requested by (and in a form reasonably acceptable to) such counsel. Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of Subscribed Shares to the Company (or its successor) upon reasonable request to assist the Company in making the determination described above.

(c) The Company’s obligations to include the Subscribed Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company a completed selling stockholder questionnaire in customary form that contains such information regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of the Subscribed Shares as shall be reasonably requested by the Company to effect the registration of the Subscribed Shares, and Subscriber shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use

Annex F-12

of the Registration Statement (i) during any customary blackout or similar period or as permitted hereunder and (ii) as may be necessary in connection with the preparation and filing of a post-effective amendment to the Registration Statement following the filing of the Company’s Annual Report on Form 10-K for its first completed fiscal year following the effective date of the Registration Statement; provided, that the Company shall request such information from Subscriber, including the selling stockholder questionnaire, at least five (5) Business Days prior to the anticipated Filing Date. In the case of the registration effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration. Subscriber shall not be entitled to use the Registration Statement for an underwritten offering of Subscribed Shares. Notwithstanding anything to the contrary contained herein, the Company may delay or postpone filing of such Registration Statement, and from time to time require Subscriber not to sell under the Registration Statement or suspend the use or effectiveness of any such Registration Statement if (A) it determines in good faith that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, (B) such filing or use would reasonably be expected to materially affect a bona fide business or financing transaction of the Company or would reasonably be expected to require premature disclosure of information that would materially adversely affect the Company, (C) in the good faith judgment of the majority of the members of the Company’s board of directors, such filing or effectiveness or use of such Registration Statement would be seriously detrimental to the Company, or (D) the majority of the board determines to delay the filing or initial effectiveness of, or suspend use of, a Registration Statement and such delay or suspension arises out of, or is a result of, or is related to or is in connection with the SEC Guidance or future Commission guidance directed at special purpose acquisition companies, or any related disclosure or related matters (each such circumstance, a “Suspension Event”); provided, that, (w) the Company shall not so delay filing or so suspend the use of the Registration Statement for a period of more than sixty (60) consecutive days or more than one hundred twenty (120) total calendar days, or more than three (3) times in any three hundred sixty (360) day period and (x) the Company shall use commercially reasonable efforts to make such registration statement available for the sale by Subscriber of such securities as soon as practicable thereafter.

(d) Upon receipt of any written notice from the Company (which notice shall not contain any material non-public information regarding the Company) of the happening of (i) an issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose, which notice shall be given no later than three (3) Business Days from the date of such event, (ii) any Suspension Event during the period that the Registration Statement is effective, which notice shall be given no later than three (3) Business Days from the date of such Suspension Event, or (iii) or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (1) it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales and (2) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law, subpoena or regulatory request or requirement. If so directed by the Company, Subscriber will deliver to the Company or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Subscribed Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (w) to the extent Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (x) to copies stored electronically on archival servers as a result of automatic data back-up.

(e) For purposes of this Section 5 of this Subscription Agreement, (i) “Subscribed Shares” shall mean, as of any date of determination, the Subscribed Shares (as defined in the recitals to this Subscription Agreement) and any other equity security issued or issuable with respect to the Subscribed Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, or replacement, and (ii) “Subscriber” shall include any person to which the rights under this Section 5 shall have been duly assigned.

(f) The Company shall indemnify and hold harmless Subscriber (to the extent Subscriber is a seller under the Registration Statement), the officers, directors, members, managers, partners, agents and employees of Subscriber, each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, members, managers, partners, agents and employees of each such controlling person,

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to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable and documented attorneys’ fees) and expenses (collectively, “Losses”) that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent that such untrue statements, alleged untrue statements, omissions or alleged omissions are (1) based upon information regarding Subscriber furnished in writing to the Company by or on behalf of Subscriber expressly for use therein or Subscriber has omitted a material fact from such information or (2) result from or in connection with any offers or sales effected by or on behalf of Subscriber in violation of Section 5(d) or (ii) any material violation or alleged violation by the Company of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with its obligations under this Section 5. Notwithstanding the forgoing, the Company’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed). Upon the request of Subscriber, the Company shall provide Subscriber with an update on any threatened or asserted proceedings arising from or in connection with the transactions contemplated by this Section 5 of which the Company receives notice in writing.

(g) Subscriber shall, severally and not jointly with any Other Subscriber in the offering contemplated by this Subscription Agreement, indemnify and hold harmless the Company, its directors, officers, members, managers, partners, agents and employees, each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, members, managers, partners, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Company by or on behalf of Subscriber expressly for use therein. In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Subscribed Shares giving rise to such indemnification obligation. Notwithstanding the forgoing, Subscriber’s indemnification obligation shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of Subscriber (which consent shall not be unreasonably withheld or delayed).

(h) Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement), which settlement shall not include a statement or admission of fault and culpability on the part of such indemnified party, and which settlement shall include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

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(i) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of the Subscribed Shares pursuant to this Subscription Agreement.

(j) If the indemnification provided under this Section 5 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of Subscriber shall be limited to the net proceeds received by such Subscriber from the sale of Subscribed Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), or on behalf of such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses shall be deemed to include, subject to the limitations set forth in this Section 5, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 5(j) from any person or entity who was not guilty of such fraudulent misrepresentation. Notwithstanding anything to the contrary herein, in no event will any party be liable for punitive damages in connection with this Subscription Agreement or the transactions contemplated hereby.

Section 6. Termination.    This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Merger Agreement is terminated in accordance with its terms, (b) the mutual written agreement of the parties hereto to terminate this Subscription Agreement, with the prior written consent of FaZe, and (c) 5:00 p.m. New York City time on July 25, 2022, if the Closing has not occurred by such date other than as a breach of Subscriber’s obligations hereunder; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify Subscriber of the termination of the Merger Agreement promptly after the termination thereof. Upon the termination hereof in accordance with this Section 6, any monies paid by Subscriber to the Company in connection herewith shall promptly (and in any event within one (1) Business Day) be returned in full to Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by Subscriber, without any deduction for or on account of any tax withholding, charges or set-off, whether or not the Transaction shall have been consummated.

Section 7. Trust Account Waiver.    Subscriber hereby acknowledges that, as described in the Company’s prospectus relating to its initial public offering (the “IPO”) dated February 18, 2021 available at www.sec.gov, the Company has established a trust account (the “Trust Account”) containing the proceeds of the IPO and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company, its public stockholders and certain other parties (including the underwriters of the IPO), and that, except as otherwise described in such prospectus, the Company may disburse monies from the Trust Account only to (x) its public stockholders in the event they elect to have their shares of Class A Common Stock redeemed for cash in connection with the consummation of the Company’s initial business combination, an amendment to its certificate of incorporation to extend the deadline by which the Company must consummate its initial business combination, or the Company’s failure to consummate an initial business combination by such deadline, (y) pay certain taxes from time to time, or (z) the Company after or concurrently with the consummation of its initial business combination. For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber, on behalf of itself and its affiliates, hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, arising out or as a result of, in connection with or relating in any way to this Subscription Agreement, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released

Annex F-15

Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, this Subscription Agreement, and (c) will not seek recourse against the Trust Account as a result of, in connection with or relating in any way to this Subscription Agreement. Subscriber acknowledges and agrees that such irrevocable waiver is a material inducement to the Company to enter into this Subscription Agreement, and further intends and understands such waiver to be valid, binding, and enforceable against Subscriber in accordance with applicable law. To the extent Subscriber commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company or its Representatives, which proceeding seeks, in whole or in part, monetary relief against the Company or its Representatives, Subscriber hereby acknowledges and agrees that its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Subscriber (or any person claiming on Subscriber’s behalf or in lieu of Subscriber) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. Nothing in this Section 7 shall be deemed to limit Subscriber’s right to distributions from the Trust Account in accordance with the Company’s certificate of incorporation in respect of any redemptions by Subscriber in respect of Class A Common Stock acquired by any means other than pursuant to this Subscription Agreement. Notwithstanding anything in this Subscription Agreement to the contrary, the provisions of this Section 7 shall survive termination of this Subscription Agreement.

Section 8. Miscellaneous.

(a) All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, with no mail undeliverable or other rejection notice, on the date of transmission to such recipient, if sent on a Business Day prior to 5:00 p.m. New York City time, or on the Business Day following the date of transmission, if sent on a day that is not a Business Day or after 5:00 p.m. New York City time on a Business Day, (iii) one (1) Business Day after being sent to the recipient via overnight mail by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 8(a). A courtesy electronic copy of any notice sent by methods (i), (iii), or (iv) above shall also be sent to the recipient via electronic mail if an electronic mail address is provided in the applicable signature page hereof or to an electronic mail address as subsequently modified by written notice given in accordance with this Section 8(a).

(b) Subscriber acknowledges that the Company, the Placement Agent and others, including after the Closing, FaZe, will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement; provided, however, that the foregoing clause of this Section 8(b) shall not give the Company, the Placement Agent, or FaZe any rights other than those expressly set forth herein. Prior to the Closing, Subscriber agrees to promptly notify the Company and the Placement Agent if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. The Company acknowledges that Subscriber, the Placement Agent, and the Acquired Companies will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify Subscriber, the Placement Agent, and the Acquired Companies if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects.

(c) The Placement Agent shall not be liable to Subscriber, whether in contract, tort, under the federal or state securities laws, or otherwise, for any action taken or omitted to be taken by the Placement Agent in connection with the Subscription. Subscriber, on behalf of itself and its affiliates, (i) hereby releases the Placement Agent in respect of any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, or disbursements related to the Subscription and (ii) shall not commence any litigation or bring any claim against the Placement Agent in any court or any other forum which relates to, may arise out of, or is in connection with, the Subscription, except to the extent that any loss, claim, damage, or liability is found in a final judgment by a court of competent jurisdiction to have resulted from the willful misconduct, fraud, bad faith, or gross negligence of the Placement Agent or any of its directors, officers, employees representatives or controlling persons. Subscriber agrees that the foregoing release and waiver is given freely and after obtaining independent legal advice and understands such release and waiver to be valid, binding, and enforceable against Subscriber in accordance with applicable law.

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(d) Each of the Company, the Placement Agent and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(e) Each party hereto shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

(f) Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares acquired hereunder and the rights set forth in Section 5) may be transferred or assigned by Subscriber. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned by the Company without the prior written consent of Subscriber and FaZe, other than in connection with the Transaction. Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of Subscriber) upon written notice to the Company and FaZe or, with the Company’s and FaZe’s prior written consent, to another person; provided, that in the case of any such assignment, the assignee(s) shall become a Subscriber hereunder and have the rights and obligations and be deemed to make the representations and warranties of Subscriber provided for herein to the extent of such assignment and provided further that no such assignment shall relieve the assigning Subscriber of its obligations hereunder if any such assignee fails to perform such obligations, unless the Company and FaZe has each given its prior written consent to such relief.

(g) All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

(h) The Company may request from Subscriber such additional information as the Company may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares and to register the Subscribed Shares for resale, and Subscriber shall promptly provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided, that the Company agrees to keep any such information provided by Subscriber confidential, except (A) as required by the federal securities laws, rules or regulations and (B) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under the regulations of the Stock Exchange. Subscriber acknowledges that the Company may file a form of this Subscription Agreement with the Commission as an exhibit to a current or periodic report of the Company or a registration statement of the Company.

(i) This Subscription Agreement may not be amended, modified or waived except by an instrument in writing, signed by each of the parties hereto and FaZe.

(j) This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

(k) Except as otherwise provided herein, this Subscription Agreement is intended for the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person. Except as set forth in Section 4, Section 5, Section 6, Section 8(b), Section 8(d), Section 8(f), Section 8(i) and this Section 8(k) with respect to the persons specifically referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.

(l) Each of the Company and Subscriber acknowledge that the Placement Agent is a third-party beneficiary of the representations and warranties of Subscriber and of the Company contained in this Subscription Agreement.

(m) The parties hereto acknowledge and agree that (i) this Subscription Agreement is being entered into in order to induce the Company to execute and deliver the Merger Agreement and (ii) irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached and that money or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties shall be entitled to equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches of this Subscription Agreement and to enforce

Annex F-17

specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled to specifically enforce Subscriber’s obligations to fund the Subscription and the provisions of the Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section 8(m) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

(n) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(o) No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(p) This Subscription Agreement may be executed and delivered in one or more counterparts (including by electronic mail, in .pdf or other electronic submission) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(q) This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

(r) EACH PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.

(s) The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware) (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction, and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought

Annex F-18

in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 8(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.

(t) This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties hereto.

(u) The Company shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, file with the Commission a Current Report on Form 8-K (the “Disclosure Document”) disclosing all material terms of this Subscription Agreement and the Other Subscription Agreements and the transactions contemplated hereby and thereby, the Transaction and any other material, nonpublic information that the Company has provided to Subscriber or any of Subscriber’s affiliates, attorneys, agents or representatives at any time prior to the filing of the Disclosure Document and including as exhibits to the Disclosure Document, the form of this Subscription Agreement and the Other Subscription Agreement (in each case, without redaction). Upon the issuance of the Disclosure Document, to the Company’s knowledge, Subscriber and Subscriber’s affiliates, attorneys, agents and representatives shall not be in possession of any material, non-public information received from the Company or any of its affiliates, officers, directors, or employees or agents, and Subscriber shall no longer be subject to any confidentiality or similar obligations under any agreement, whether written or oral, with the Company, the Placement Agent, or any of their respective affiliates. Notwithstanding anything in this Subscription Agreement to the contrary, the Company (i) shall not publicly disclose the name of Subscriber or any of its affiliates or advisers, or include the name of Subscriber or any of its affiliates or advisers in any press release, without the prior written consent of Subscriber and (ii) shall not publicly disclose the name of Subscriber or any of its affiliates or advisers, or include the name of Subscriber or any of its affiliates or advisers in any filing with the Commission or any regulatory agency or trading market, without the prior written consent of Subscriber, except (A) as required by the federal securities laws, rules or regulations and (B) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under the regulations of the Stock Exchange, in which case of clause (A) or (B), the Company shall provide Subscriber with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with Subscriber regarding such disclosure. Subscriber will promptly provide any information reasonably requested by the Company for any regulatory application or filing made or approval sought in connection with the Transaction (including filings with the Commission).

(v) If any change in the Class A Common Stock shall occur between the date of this Subscription Agreement and the Closing by reason of any reclassification, recapitalization, stock split, reverse stock split, combination, exchange, or readjustment of shares, or any stock dividend, the number of Subscribed Shares issued to Subscriber hereunder shall be appropriately adjusted to reflect such change.

(w) The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any Other Subscriber or other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company, FaZe or any of their respective affiliates or subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or Other Subscriber or other investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and any Other Subscribers or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and any Other Subscribers or other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment

Annex F-19

in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

(x) The headings herein are for convenience only, do not constitute a part of this Subscription Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Subscription Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rules of strict construction will be applied against any party. Unless the context otherwise requires, (i) all references to Sections, Schedules or Exhibits are to Sections, Schedules or Exhibits contained in or attached to this Subscription Agreement, (ii) each accounting term not otherwise defined in this Subscription Agreement has the meaning assigned to it in accordance with GAAP, (iii) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (iv) the use of the word “including” in this Subscription Agreement shall be by way of example rather than limitation, and (v) the word “or” shall not be exclusive.

(y) The Company shall be responsible for paying all present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from any payment or issuance made under, from the execution, delivery, performance or enforcement of, or otherwise with respect to, this Subscription Agreement.

[Signature pages follow.]

Annex F-20

IN WITNESS WHEREOF, the Company has accepted this Subscription Agreement as of the date first set forth above.

B. RILEY PRINCIPAL 150 MERGER CORP.
By:	/s/ Daniel Shribman
Name:	Daniel Shribman
Title:	Chief Executive Officer and Chief Financial Officer
Address for Notices:
299 Park Avenue
21st Floor
New York, NY 10171
Attention:	Daniel Shribman
Mandy Lindly
Email:	dshribman@brileyfin.com
mlindly@brileyfin.com
with a copy (not to constitute notice) to:
White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Attention:	Elliott Smith
Gary R. Silverman
Morgan Hollins
Email:	elliott.smith@whitecase.com
gary.silverman@whitecase.com
morgan.hollins@whitecase.com

[Signature Page to Subscription Agreement]

Annex F-21

IN WITNESS WHEREOF, Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Subscriber:	State/Country of Formation or Domicile:
By:
Name:
Title:
Name in which Subscribed Shares are to be registered (if different):		Date:	__________, 2021
Subscriber’s EIN:
Entity Type (e.g., corporation, partnership, trust, etc.):
Business Address-Street:		Mailing Address-Street (if different):
City, State, Zip:		City, State, Zip:
Attn:	______________________________________________	Attn:	______________________________
Telephone No.:		Telephone No.:
Email for notices:		Email for notices (if different):
Number of Shares of Class A Common Stock subscribed for:
Aggregate Purchase Price: $		Price Per Share: $10.00

[Signature Page to Subscription Agreement]

Annex F-22

Annex A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Annex A should be completed and signed by Subscriber
and constitutes a part of the Subscription Agreement.

1.      QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)

☐ Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) (a “QIB”)

☐ We are subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

**OR**

2.      ACCREDITED INVESTOR STATUS (Please check the box)

☐ Subscriber is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an “accredited investor.”

**AND**

3.      AFFILIATE STATUS
(Please check the applicable box)

SUBSCRIBER:

☐ is:

☐ is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box(es) below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐ Any bank, registered broker or dealer, insurance company, registered investment company, business development company, small business investment company, private business development company, or rural business investment company;

☐ Any investment adviser registered pursuant to section 203 of the Investment Advisers Act or registered pursuant to the laws of a state;

☐ Any investment adviser relying on the exemption from registering with the Commission under section 203(l) or (m) of the Investment Advisers Act;

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

Annex F-23

☐ Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code, in each case that was not formed for the specific purpose of acquiring the securities offered and that has total assets in excess of $5,000,000;

☐ Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D under the Securities Act;

☐ Any entity, other than an entity described in the categories of “accredited investors” above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000;

☐ Any “family office,” as defined under the Investment Advisers Act that satisfies all of the following conditions: (i) with assets under management in excess of $5,000,000, (ii) that is not formed for the specific purpose of acquiring the securities offered, and (iii) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

☐ Any “family client,” as defined under the Investment Advisers Act, of a family office meeting the requirements in the previous paragraph and whose prospective investment in the issuer is directed by such family office pursuant to the previous paragraph; or

☐ Any entity in which all of the equity owners are “accredited investors”.

[Specify which tests:            ]

☐ Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐ Any natural person whose individual net worth, or joint net worth with that person’s spouse or spousal equivalent, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

☐ Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse or spousal equivalent in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐ Any natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the Commission has designated as qualifying an individual for accredited investor status; or

☐ Any natural person who is a “knowledgeable employee,” as defined in the Investment Company Act, of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in section 3 of such act, but for the exclusion provided by either section 3(c)(1) or section 3(c)(7) of such act.

This page should be completed by Subscriber and constitutes a part of the Subscription Agreement.

SUBSCRIBER:
Print Name:
By:
Name:
Title:

Annex F-24

Annex G

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This Amended and Restated Registration Rights Agreement (this “Agreement”) is made as of [•], 2022 by and among FaZe Holdings Inc., a Delaware corporation (formerly known as B. Riley Principal 150 Merger Corp., the “Company”), each of the persons listed on the signature pages hereto (each, a “Securityholder” and collectively, the “Securityholders”), and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement (together with the Securityholders, each a “Holder” and, collectively, the “Holders”).

RECITALS

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of October 24, 2021 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, BRPM Merger Sub, Inc., a Delaware corporation, and FaZe Clan Inc., a Delaware corporation (“FaZe”), pursuant to which, among other things, the Company agreed to issue to the former equity holders of FaZe, in consideration of the FaZe securities held by them, shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), upon the Closing (as defined herein) of the transactions contemplated by the Merger Agreement (the “Business Combination”);

WHEREAS, the Company and B. Riley Principal 150 Sponsor Co., LLC (“Sponsor”) are parties to that certain Registration Rights Agreement, dated as of February 18, 2021 (the “Original Registration Rights Agreement”);

WHEREAS, pursuant to the Merger Agreement, the Company and the Sponsor have agreed to amend and restate the Original Registration Rights Agreement pursuant to the terms hereof in order to provide certain registration rights to the Securityholders and other Holders, as set forth in this Agreement; and

WHEREAS, pursuant to Section 5.5 of the Original Registration Rights Agreement, the provisions, covenants, and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original Registration Rights Agreement) of a majority in interest of the Registrable Securities (as defined in the Original Registration Rights Agreement) at the time in question, and the Sponsor and/or its Permitted Transferees (as defined in the Original Registration Rights Agreement) holds all of the Registrable Securities as of the date hereof.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. The defined terms used herein but not otherwise defined shall have the respective meanings ascribed to them in the Merger Agreement. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the principal financial officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) the Company has a bona fide business purpose for not making such information public.

“Affiliate” shall mean, with respect to any specified Holder, any person or entity who directly or indirectly, controls, is controlled by or is under common control with such Holder, including, without limitation, any general partner, managing member, officer, director or trustee of such Holder, or any investment fund or registered investment company now or hereafter existing which is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Holder.

Annex G-1

“Agreement” shall have the meaning given in the Preamble.

“Block Trade” means a registered offering and/or sale of Registrable Securities by any Holder on a coordinated or underwritten basis commonly known as a “block trade” (whether firm commitment or otherwise) not involving a roadshow or other substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Board” shall mean the Board of Directors of the Company.

“BRPM Insiders” shall mean the persons listed on the signature pages hereto under the caption “BRPM Insiders”.

“Business Combination” shall have the meaning given in the Recitals.

“Business Day” shall mean any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Closing” shall have the meaning given in the Merger Agreement.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Commission Guidance” means (a) any publicly-available written guidance of the Commission staff, or any comments, requirements or requests of the Commission staff and (b) the Securities Act and the rules and regulations thereunder.

“Common Stock” shall have the meaning given in the Recitals.

“Company” shall have the meaning given in the Preamble and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Demand Registration” shall have the meaning given in subsection 2.2.1.

“Demanding Holder” shall have the meaning given in subsection 2.2.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“FaZe Insiders” shall mean the persons listed on the signature pages hereto under the caption “FaZe Insiders”.

“FaZe Lock-up Period” shall have the meaning ascribed to such term in the Pubco Bylaws (as defined in the Merger Agreement).

“Form S-1” shall have the meaning given in subsection 2.1.1.

“Form S-3” shall have the meaning given in subsection 2.1.3.

“Founder Shares” shall have the meaning ascribed to the term “Sponsor Shares” in that certain Sponsor Support Agreement among the Company, the Sponsor, and FaZe.

“Founder Shares Lock-up Period” shall have the meaning ascribed to the term “Lock-Up Period” in that certain Sponsor Support Agreement among the Company, the Sponsor, and FaZe.

“Holders” shall have the meaning given in the Preamble for so long as such persons hold any Registrable Securities.

“Insiders” shall mean, collectively, the Sponsor, BRPM Insiders, and FaZe Insiders.

“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.

Annex G-2

“Other Coordinated Offering” shall mean an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal.

“Permitted Transfers” shall mean Transfers to each of the following (each of which shall be considered a “Permitted Transferee”): (a) to the Company’s officers or directors, any Affiliate or family member of any of the Company’s officers or directors, (b) in the case of an entity, to such Holder’s Affiliates, members, stockholders, partners or other equity holders, (c) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization; (d) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (e) in the case of an individual, pursuant to a qualified domestic relations order; (f) by virtue of the laws of the State of Delaware; or (g) in the event of the Company’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Closing Date; provided, however, that in the case of clauses (a) through (f), these Permitted Transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

“Private Placement Lock-up Period” shall mean, with respect to Private Placement Units that are held by the Sponsor or its Permitted Transferees (including the Common Stock and Warrants underlying such Private Placement Units, and the Common Stock issuable upon the exercise of such Warrants), the period ending 30 days after the Closing.

“Private Placement Units” shall mean the units of the Company (and the Common Stock and Warrants exercisable for shares of Common Stock included in such units) issued to the Sponsor pursuant to that certain Private Placement Units Purchase Agreement dated as of February 18, 2021.

“Pro Rata” shall have the meaning given in subsection 2.2.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Founder Shares and the shares of Common Stock issued or issuable upon the conversion of the Founder Shares, (b) the Common Stock and Warrants underlying the Private Placement Units (including any shares of Common Stock issued or issuable upon the exercise of such Warrants) of the Company held by a Holder, (c) the shares of Common Stock issued to the FaZe Insiders pursuant to the Merger Agreement held by a Holder, (d) any outstanding shares of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement to the extent such securities are “restricted securities” or are held by an “affiliate” (each as defined in Rule 144 under the Securities Act), (e) the Common Stock and Warrants underlying the Working Capital Units (including any shares of Common Stock issued or issuable upon the exercise of such Warrants), and (f) any other equity security of the Company issued or issuable with respect to any such share of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, reorganization or similar transaction; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered to the Holder by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold, transferred, disposed of or exchanged without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or Underwriter in a public distribution or other public securities transaction.

Annex G-3

“Registration” shall mean a registration effected by preparing and filing a Registration Statement, Prospectus, or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

“Registration Expenses” shall mean the documented out-of-pocket expenses of a Registration, including, without limitation, the following:

(a) all registration and filing fees (including the reasonable and documented fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(b) the reasonable and documented fees and expenses of compliance with securities or blue sky laws, if any (including reasonable and documented fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) printing, messenger, telephone and delivery expenses;

(d) reasonable fees and disbursements of counsel for the Company;

(e) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(f) reasonable fees and expenses of one (1) legal counsel (not to exceed $50,000 in the aggregate for each Registration without prior approval of the Company) selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration in the form of an Underwritten Offering or Other Coordinated Offering.

“Registration Statement” shall mean a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4 or S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Removed Shares” shall have the meaning given in Section 2.4.

“Requesting Holder” shall have the meaning given in subsection 2.2.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Sponsor” shall have the meaning set forth in the recitals.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean an offering in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Warrants” shall mean the Company’s warrants, each whole warrant exercisable for one share of Common Stock at an initial exercise price of $11.50 per share, beginning on [•].

“Working Capital Units” shall mean the units issued upon conversion, at a price of $10.00 per unit, of up to $1,500,000 of working capital loans made by the Sponsor, an Affiliate of the Sponsor, or the Company’s officers and directors in order to finance the Company’s transaction costs in connection with its search for and consummation of an initial business combination.

Annex G-4

ARTICLE II
REGISTRATIONS

2.1 Post-Closing Registration.

2.1.1 Filing. As soon as practicable after the Closing Date, but in any event within forty-five (45) calendar days after the Closing Date, the Company shall submit to or file with the Commission a Registration Statement to permit the public resale of all the Registrable Securities on a delayed or continuous basis as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in this Section 2.1 and shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in any event no later than the earlier of (a) ninety (90) calendar days after the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review. If the earlier of the foregoing clauses (a) and (b) falls on a Saturday, Sunday, or other day that the Commission is closed for business, the relevant deadlines shall be extended to the next Business Day on which the Commission is open for business; provided, however, that if the Commission is closed for operations due to a government shutdown, such deadlines shall be extended by the same number of Business Days that the Commission remains closed for. The Registration Statement filed with the Commission pursuant to this Section 2.1 shall be on Form S-1 or any similar long-form registration statement that may be available at such time (“Form S-1”) covering such Registrable Securities, and shall contain a Prospectus in such form as to permit the Holders to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this Section 2.1 shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. As soon as practicable following the effective date of a Registration Statement filed pursuant to this Section 2.1, but in any event within three (3) Business Days of such date, the Company shall notify the Holders named therein of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this Section 2.1 (including any documents incorporated therein by reference, if any) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made). The Company’s obligations under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2 Obligation to Keep Effective. The Company shall maintain the Form S-1 filed pursuant to Section 2.1.1 in accordance with the terms thereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep the Form S-1 continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein, and in compliance with the provisions of the Securities Act until such time as all such Registrable Securities included therein have ceased to be Registrable Securities.

2.1.3 Subsequent Registration Statement. If the Form S-1 ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to, as promptly as is reasonably practicable, cause such Form S-1 to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Form S-1), and shall use its commercially reasonable efforts to, as promptly as is reasonably practicable, amend such Form S-1 in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Form S-1 or file an additional Registration Statement (a “Subsequent Registration Statement”) registering the resale of all Registrable Securities (determined as of two Business Days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Registration

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Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as all such Registrable Securities included therein have ceased to be Registrable Securities. Any such Subsequent Registration Statement shall be on Form S-3 or any similar short-form registration statement that may be available at such time (“Form S-3”) to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.3, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.4 Conversion to Form S-3. The Company shall use its commercially reasonable efforts to convert a Form S-1 into a Form S-3 as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligations under this subsection 2.1.4, shall, for the avoidance of doubt, be subject to Section 3.4.

2.2 Demand Registration.

2.2.1 Request for Registration. Subject to the provisions of subsection 2.2.4 and Section 3.4, in the event that any Insider holds Registrable Securities that are not registered pursuant to Section 2.1, at any time and from time to time, (a) the Sponsor, (b) BRPM Insiders holding a majority of the Registrable Securities then held by the BRPM Insiders, provided that the aggregate gross proceeds of the Registrable Securities proposed to be sold by such BRPM Insiders in such Demand Registration, either individually or together with other Demanding Holders, is reasonably expected to exceed $10,000,000, or (c) the FaZe Insiders holding at least $10,000,000 of the Registrable Securities (individually, a “Demanding Holder,” collectively, the “Demanding Holders”) may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to such Demand Registration (each such Holder that wishes to include all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by such Requesting Holder of the Demand Registration notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration Statement pursuant to such Demand Registration and the Company shall effect, as soon thereafter as practicable, but in no event more than forty-five (45) calendar days after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than (i) an aggregate of three (3) Registrations pursuant to a Demand Registration under this subsection 2.2.1 in the aggregate on behalf of the Sponsor and the BRPM Insiders and (ii) an aggregate of three (3) Registrations pursuant to a Demand Registration under this subsection 2.2.1 on behalf of the FaZe Insiders, and the Company shall not be obligated to participate in more than an aggregate of four (4) Demand Registrations in any twelve-month period.

2.2.2 Effective Registration. Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission, in accordance with Section 3.1 of this Agreement and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Demand Registration shall be deemed not to have been declared effective, unless and until, (x) such stop order or injunction is removed, rescinded or otherwise terminated, and (y) within five (5) days of the removal or termination of such stop order a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Demand Registration and accordingly notify the Company in writing of such election; and provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

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2.2.3 Underwritten Offering. Following the expiration of the FaZe Lock-up Period, the Founder Shares Lock-up Period or the Private Placement Lock-up Period, as applicable, a majority in interest of the FaZe Insiders, a majority in interest of the holders of Founder Shares or a majority in interest of the holders of Private Placement Units (or underlying securities), respectively, may, subject to the provisions of subsection 2.2.4 and Section 3.4 hereof, advise the Company as part of a Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, including a Block Trade or Other Coordinated Offering, provided, that the Company shall only be obligated to effect an Underwritten Offering if the aggregate gross proceeds of the Registrable Securities proposed to be sold by the Demanding Holders in such Underwritten Offering, either individually or together with other Demanding Holders, is reasonably expected to exceed $40,000,000. The right of such Demanding Holders or Requesting Holder(s) (if any) to include their Registrable Securities in such Underwritten Offering shall be conditioned upon such Demanding Holders’ or Requesting Holder(s)’ (if any) participation in such Underwritten Offering. The Company and all such Demanding Holders or Requesting Holder(s) (if any) proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3 shall enter into an underwriting agreement in customary form, which underwriting agreement shall be reasonably acceptable to the Company, with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration with the written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned). Under no circumstances shall the Company be obligated to effect more than (i) an aggregate of three (3) Underwritten Offerings at the demand of the Sponsor and the BRPM Insiders and (ii) an aggregate of three (3) Underwritten Offerings at the demand of the FaZe Insiders, which for the avoidance of doubt would count as a demand registration under Subsection 2.2.1; provided, that if an Underwritten Offering is commenced but terminated prior to the pricing thereof for any reason, such Underwritten Offering will not be counted as an Underwritten Offering pursuant to this Section 2.2.3.

2.2.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holder(s) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holder(s) (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any person other than the Holder of Registrable Securities who desires to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holder(s) (if any) have requested be included in such Underwritten Offering (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Registrable Securities of Holders (Pro Rata, based on the respective number of Registrable Securities that each Holder has so requested) exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii), and (iii) the shares of Common Stock or other equity securities of persons other than Holders of Registrable Securities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.2.5 Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration, pursuant to a Registration under subsection 2.2.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of

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their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.2.5.

2.3 Piggyback Registration.

2.3.1 Piggyback Rights. If at any time the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Sections 2.1 and 2.2 hereof) on a form that would permit registration of Registrable Securities, other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan,(v) a Block Trade, (vi) an Other Coordinated Offering, or (vii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, or, in the case of an Underwritten Offering, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice; provided, that, in the case of an “overnight” or “bought” offering, such requests must be made by the Holders within three (3) Business Days after delivery of any such notice by the Company (such Registration a “Piggyback Registration”); provided, further, that if the Company has been advised in writing by the managing Underwriter(s) that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing, or distribution of the Common Stock in an Underwritten Offering, then (1) if no Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), the Company shall not be required to offer such opportunity to such Holders or (2) if any Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.3.2. Subject to Section 2.3.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in such Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1 shall enter into an underwriting agreement in customary form, which form shall be reasonably acceptable to the Company, with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.3.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in such Piggyback Registration in writing that the dollar amount or number of the shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which registration has been requested pursuant to subsection 2.3.1 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of persons other than the Holders of Registrable Securities, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in such Registration (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders

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exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of persons other than Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration is pursuant to a request by persons other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with persons other than Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities.

(c) If the Registration and Underwritten Offering is pursuant to a request be Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration securities in the priority set forth in subsection 2.2.4.

2.3.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Offering, and related obligations, shall be governed by subsection 2.2.5) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, with respect to a Piggyback Registration pursuant to an Underwritten Offering, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than subsection 2.2.5), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.3.3.

2.3.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2.1 hereof.

2.3.5 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder that is (a) an executive officer, (b) a director or (c) Holder in excess of five percent (5%) of the outstanding Common Stock (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4 Rule 415; Removal. If at any time the Commission takes the position that the offering of some or all of the Registrable Securities in a Registration Statement on Form S-3 is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act (provided, however, that the Company shall be obligated

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to use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the Commission Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09) or requires any Insider to be named as an “underwriter,” the Company shall promptly notify each Holder of Registrable Securities thereof (or in the case of the Commission requiring an Insider to be named as an “underwriter,” the Insider) and the Company will use commercially reasonable efforts to persuade the Commission that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 under the Securities Act. In the event that the Commission refuses to alter its position, the Company shall (a) remove from such Registration Statement such portion of the Registrable Securities (the “Removed Shares”) and/or (b) agree to such restrictions and limitations on the registration and resale of such portion of the Registrable Securities as the Commission may require to assure the Company’s compliance with the requirements of Rule 415 under the Securities Act; provided, however, that the Company shall not agree to name any Insider as an “underwriter” in such Registration Statement without the prior written consent of such Insider and, if the Commission requires such Insider to be named as an “underwriter” in such Registration Statement, notwithstanding any provision in this Agreement to the contrary, the Company shall not be under any obligation to include any Registrable Securities of such Insider in such Registration Statement. In the event of a share removal pursuant to this Section 2.4, the Company shall give the applicable Holders at least five (5) days prior written notice along with the calculations as to such Holder’s allotment. Any removal of shares of any Holders pursuant to this Section 2.4 shall first be applied to Holders other than the Insiders with securities registered for resale under the applicable Registration Statement and thereafter allocated between the Insiders on a pro rata basis based on the aggregate amount of Registrable Securities held by the Insiders. In the event of a share removal of the Holders pursuant to this Section 2.4, the Company shall promptly register the resale of any Removed Shares and in no event shall the filing of such Registration Statement on Form S-1 or subsequent Registration Statement on Form S-3 filed be counted as a Demand Registration hereunder. Until such time as the Company has registered all of the Removed Shares for resale pursuant to Rule 415 under the Securities Act on an effective Registration Statement, the Company shall not be able to defer the filing of a Registration Statement pursuant to Section 3.4 hereof.

2.5 Block Trades; Other Coordinated Offerings. Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective shelf Registration Statement is on file with the Commission, if any Demanding Holders desire to effect a Block Trade or an Other Coordinated Offering, wherein each case the anticipated aggregate gross proceeds is reasonably expected to exceed $40,000,000, then notwithstanding any other time periods in this Article II, such Demanding Holders shall provide written notice to the Company at least five (5) Business Days prior to the date such Block Trade or Other Coordinated Offering will commence. The Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering, provided that the Demanding Holders requesting such Block Trade or Other Coordinated Offering shall use their reasonable best efforts to work with the Company and the Underwriter(s), brokers, sales agents, or placement agents prior to making such request in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering and any related due diligence and comfort procedures. In the event of a Block Trade or Other Coordinated Offering, and after consultation with the Company, the Demanding Holders and the Requesting Holder(s) (if any) shall determine the Maximum Number of Securities, the Underwriter or Underwriters (which shall consist of one or more reputable nationally recognized investment banks (which, for the avoidance of doubt, include B. Riley Securities, Inc. and Chardan Capital Markets LLC)) and share price of such offering. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a notice of such Demanding Holders’ intent to withdraw from such Block Trade or Other Coordinated Offering to the Company, the Underwriter(s) and any brokers, sales agents or placement agents (if any). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.5. Each of (i) the Sponsor and BRPM Insiders (taken together) and (ii) the FaZe Insiders (taken together) may demand no more than an aggregate of two Block Trades and Other Coordinated Offerings pursuant to this Section 2.5 in any twelve (12) month period.

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ARTICLE III
COMPANY PROCEDURES

3.1 General Procedures. If at any time the Company is required to effect the Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective pursuant to the terms of this Agreement until all Registrable Securities covered by such Registration Statement have been sold in accordance with the intended plan of distribution of such Registrable Securities or have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriter(s), if any, and the Holders of Registrable Securities included in such Registration, and one legal counsel selected by the majority-in-interest of such Holders, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement, the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriter(s) and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering Analysis and Retrieval System (“EDGAR”);

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request (or provide evidence reasonably satisfactory to such Holders that the Registrable Securities are exempt from registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

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3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or the Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriter(s), if any, and any attorney or accountant retained by such Holders or Underwriter(s) to participate, at each such person’s own expense, in the preparation of the Registration Statement, and use its commercially reasonable efforts to cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided, further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law; except (i) as required by federal securities laws, rules or regulations and (ii) to the extent such disclosure is required by other laws, rules or regulations, at the request of the Commission or other regulatory agency or under the regulations of any national securities exchange on which securities of the Company are listed, in which case of clause (i) or (ii) the Company shall provide such Holder or Underwriter with prior written notice of such disclosure and shall use its commercially reasonable efforts to consult with such Holder or Underwriter prior to making such disclosure; provided, that such Holder or Underwriter shall promptly provide any information requested by the Company for any regulatory application or filing made or approval sought in connection with the Registration;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters for a transaction of its type as the managing Underwriter(s) may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holder(s), the placement agent(s) or sales agent(s), if any, and the Underwriter(s), if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holder(s), the placement agent(s) or sales agent(s), if any, and the Underwriter(s), if any, may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, on terms agreed to by the Company, with the managing Underwriter(s) of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect), and which requirement will be deemed

Annex G-12

satisfied if the Company timely files Forms 10-Q, 10-K, and 8-K as may be required to be filed under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

3.1.15 with respect to an Underwritten Offering pursuant to Section 2.2.3, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or broker, sales agent, or placement agent if such Underwriter, broker, sales agent, or placement agent has not then been named with respect to the applicable Underwritten Offering as an Underwriter or broker, sales agent, or placement agent, as applicable.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with the information requested by the Company, after written notice to such Holder the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus to comply with relevant disclosure requirements under the federal securities laws, rules and regulations and such Holder continues thereafter to withhold such information. In addition, no person may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (a) agrees to sell such person’s securities on the basis provided in any underwriting agreement for such Underwritten Offering and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreement or other agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Deferrals.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. Subject to subsection 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration (including in connection with an Underwritten Offering) at any time (i) would require the Company to make an Adverse Disclosure, (ii) would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, (iii) in the good faith judgment of the majority of the Board, would be seriously detrimental to the Company and the majority of the Board concludes, as a result, that it is essential to defer such filing, initial effectiveness or continued use at such time, or (iv) if the majority of the Board, in its good faith judgment, determines to delay the filing or initial effectiveness of, or suspend use of, a Registration Statement and such delay or suspension arises out of, or is a result of, or is related to or is in connection with Commission Guidance or related accounting, disclosure or other matters, then the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement (including in connection with an Underwritten Offering) for the shortest period of time, but in no event more than forty-five (45) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection

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with any sale or offer to sell Registrable Securities until such Holders receive written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.2 Subject to subsection 3.4.4, (a) during the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days after the effective date of, a Registration Statement pursuant to a Registration on account of the Company, and provided that the Company continues to employ its commercially reasonable best efforts to maintain the effectiveness of the applicable Registration Statement, or (b) if, pursuant to Section 2.2.3, any Holders have requested an Underwritten Offering, and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such Underwritten Offering, the Company may, upon giving written notice of such action to the Holders, delay any other registered offering pursuant to subsection 2.2.3 or Section 2.5.

3.4.3 The Company shall have the right to defer any Demand Registration for up to thirty (30) consecutive days and any Piggyback Registration for such period as may be applicable to deferment of the Registration Statement to which the Piggyback Registration relates, in each case if the Company furnishes to the Holders a certificate signed by the Chief Executive Officer or principal financial officer stating that in the good faith judgment of the Board it would be materially detrimental to the Company for such Registration Statement to be filed at such time.

3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to subsection 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, on not more than three (3) occasions for not more than sixty (60) consecutive calendar days on each occasion, or not more than one hundred twenty (120) total calendar days, each in any 12-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings (the delivery of which will be satisfied and which shall be deemed to have been furnished or delivered by the Company’s filing of such reports on EDGAR). The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6 Restrictive Legend Removal. In connection with a registration pursuant to Sections 2.1, 2.2 or 2.3, upon the request of a Holder, the Company shall (i) authorize the Company’s transfer agent to remove any legend on share certificates of such Holder’s Registrable Securities restricting further transfer (or any similar restriction in book entry positions of such Holder), and cause the Company’s counsel to issue an opinion to the Company’s transfer agent in connection therewith, if such restrictions are no longer required by the Securities Act or any applicable state securities laws or any agreement with the Company to which such Holder is a party, including if such shares subject to such a restriction have been sold pursuant to a Registration Statement, (ii) request the Company’s transfer agent to issue in lieu thereof securities without such restrictions to the Holder upon, as applicable, surrender of any certificates or to update the applicable book entry position of such Holder so that it no longer is subject to such a restriction, and (iii) use commercially reasonable efforts to cooperate with such Holder to have such Holder’s Registrable Securities transferred into a book entry position at The Depository Trust Company, in each case, subject to delivery of customer documentation, including any documentation required by such restrictive legend or book entry notation.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including reasonable and documented outside attorneys’ fees) caused by any untrue or alleged untrue statement of material

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fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading (in light of the circumstances in which they were made), except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including without limitation reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained, or incorporated by reference in accordance with the requirements of Form S-1 or Form S-3, in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading (in light of the circumstances in which they were made), but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriter(s), its or their officers, directors and each person who controls such Underwriter(s) (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld); provided, that (x) if the indemnifying party fails to take reasonable steps to defend diligently the action or proceeding within twenty (20) days after receiving notice from the indemnified party, (y) if such indemnified party who is a defendant in any action or proceeding that is also brought against the indemnifying party reasonably shall have concluded that there may be one or more legal defenses available to such indemnified party that are not available to the indemnifying party, or (x) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then the indemnified party shall have the right to assume or continue its own defense and the indemnifying party shall be liable for any expenses therefor. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agree to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

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4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and documented out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and documented out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or documented out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V
MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices or communications, on the third Business Day following the date on which it is mailed and, in the case of notices or communications delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: FaZe Holdings Inc., 720 N. Cahuenga Blvd., Los Angeles, CA 90039, attn.: Lee Trink and Tammy Brandt, and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 Following the expiration of the FaZe Lock-up Period, Founder Shares Lock-up Period, or the Private Placement Lock-up Period, as applicable, the rights granted to a Holder by the Company hereunder may be transferred or assigned (but only with all related obligations) by a Holder only to a Permitted Transferee of such Holder; provided, that (x) such transfer or assignment of Registrable Securities is effected in accordance with applicable securities laws (subject to reasonable verification by the Company), (y) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred and (z) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

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5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement in substantially the form set forth in Exhibit A to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue; Waiver of Jury Trial. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.5 Specific Performance. Each party hereto recognizes and affirms that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching party would have no adequate remedy at law) and the non-breaching party would be irreparably damaged. Accordingly, each party hereto agrees that each other party hereof shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any proceeding, in addition to any other remedy to which such person may be entitled.

5.6 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.7 Interpretation. The headings and captions used in this Agreement have been inserted for convenience of reference only and do not modify, define or limit any of the terms or provisions hereof.

5.8 Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

5.9 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the total Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a

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waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.10 Other Registration Rights. Other than (i) the Holders who have registration rights with respect to Common Stock pursuant to their respective Subscription Agreements (as defined in the Merger Agreement) and (ii) as provided in the Warrant Agreement, dated as of February 18, 2021, between the Company and Continental Stock Transfer & Trust Company, the Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.11 Term. This Agreement shall terminate upon the earliest of (i) the tenth anniversary of the date of this Agreement or (ii) the date as of which all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)); provided, that with respect to any Holder, this Agreement shall terminate on the date such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first written above.

COMPANY:
FAZE HOLDINGS INC.
By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first written above.

SPONSOR:
B. RILEY PRINCIPAL 150 SPONSOR CO., LLC
By:	B. Riley Principal Investments, LLC, as Managing Member
By:
Name: Kenneth Young
Title: Chief Executive Officer
By:
Name: Daniel Shribman
By:
Name: Nicholas Hammerschlag
By:
Name: Ross Levinsohn
By:	McBride Capital LLC
By:
Name: Samuel McBride
Title: Chief Executive Officer and Principal

[Signature Page to Amended and Restated Registration Rights Agreement]

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first written above.

BRPM INSIDERS:

Daniel Shribman
Address:

Bryant Riley
Address:

Nicholas Hammerschlag
Address:

Ross Levinsohn
Address:

Samuel McBride
Address:

[Signature Page to Amended and Restated Registration Rights Agreement]

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first written above.

FAZE INSIDERS:
[•]
By:
Name:
Title:
Address:
[•]
By:
Name:
Title:
Address:
[•]
By:
Name:
Title:
Address:
[•]
By:
Name:
Title:
Address:

[Signature Page to Amended and Restated Registration Rights Agreement]

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EXHIBIT A

JOINDER

JOINDER

The undersigned is executing and delivering this joinder (“Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [•], 2022 (as the same may hereafter be amended, the “Agreement”), by and among FaZe Holdings Inc., a Delaware corporation (formerly known as B. Riley Principal 150 Merger Corp., the “Company”) and the other persons named as parties therein.

By executing and delivering this Joinder to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Agreement as a Holder in the same manner as if the undersigned were an original signatory to the Agreement, and the undersigned’s [NUMBER OF SECURITIES] of [TYPE OF SECURITIES] shall be included as Registrable Securities under the Agreement.

Accordingly, the undersigned has executed and delivered this Joinder as of the ___ day of ____________, ____.

[•]

Signature of Stockholder
[Print Name of Stockholder]
Address:
Agreed and Accepted as of:
FAZE HOLDINGS INC.

By:
Its:

Exhibit A to Registration Rights Agreement

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Annex H

Execution Copy

COMPANY SECURITYHOLDER SUPPORT AGREEMENT

This Company Securityholder Support Agreement (this “Agreement”), dated as of October 24, 2021, is entered into by and among B. Riley Principal 150 Merger Corp., a Delaware corporation (“Acquiror”), BRPM Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Acquiror (“Merger Sub”), FaZe Clan Inc., a Delaware corporation (the “Company”) and the Company securityholder party hereto (the “Securityholder”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently herewith, Acquiror, Merger Sub, and the Company entered into that certain Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things (and subject to the terms and conditions set forth therein), Merger Sub will merge with and into the Company (the “Merger”), whereupon the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation in the Merger and will be a wholly owned subsidiary of Acquiror;

WHEREAS, as of the date hereof, the Securityholder is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of and is entitled to dispose of and vote the number of shares of Company Common Stock and/or Company Preferred Stock (collectively, “Company Stock”) as set forth opposite the Securityholder’s name on Schedule A hereto (the “Owned Securities” and, together with any additional shares of Company Stock in which the Securityholder acquires record and beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, collectively, the “Covered Securities”); and

WHEREAS, as a condition and inducement to the willingness of Acquiror and Merger Sub to enter into the Merger Agreement, the Securityholder is entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Acquiror, Merger Sub, the Company and the Securityholder hereby agree as follows:

1. Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 3, the Securityholder, solely in his, her or its capacity as a Securityholder of the Company, irrevocably and unconditionally agrees, and agrees to cause any other holder of record of any of the Securityholder’s Covered Securities, to validly execute and deliver to the Company, on (or effective as of) the third (3rd) Business Day following the date that the Registration Statement is declared effective by the SEC, the written consent in substantially the form attached hereto as Exhibit A (with such modifications as may be mutually agreed by the Company and Acquiror and of which the Securityholder has been notified, provided such modifications are not materially adverse to the Securityholder) approving the Merger Agreement, the Merger, the Company Conversion and the other transactions contemplated by the Merger Agreement in respect of all of the Covered Securities. In addition, prior to the Termination Date (as defined below), the Securityholder, in his, her or its capacity as a Securityholder, irrevocably and unconditionally agrees that, at any other meeting of the securityholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) or in connection with any written consent of securityholders of the Company, the Securityholder shall, and shall cause any other holder of record of any of the Securityholder’s Covered Securities to:

(a) when such meeting is held, appear at such meeting or otherwise cause the Covered Securities to be counted as present thereat for the purpose of establishing a quorum;

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(b) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Covered Securities owned as of the record date for such meeting (or the date that any written consent is executed by the Securityholder) in favor of (i) the adoption of the Merger Agreement, the Merger, the Company Conversion and the other transactions contemplated by the Merger Agreement and any other matters necessary or reasonably requested by the Company for consummation of the Merger and the other transactions contemplated by the Merger Agreement and (ii) any proposal to adjourn such meeting at which there is a proposal for securityholders of the Company to adopt the Merger Agreement to a later date if there are not sufficient votes to adopt the Merger Agreement or if there are not sufficient Company Stock present in person or represented by proxy at such meeting to constitute a quorum; and

(c) vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of the Covered Securities against any Acquisition Proposal and any other action that would reasonably be expected to (i) impede, frustrate, prevent, interfere with, nullify, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement, (ii) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement, (iii) result in any of the conditions set forth in Article X of the Merger Agreement not being fulfilled, (iv) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Securityholder contained in this Agreement, or (v) change in any manner the voting rights of any class of Company Stock (including by any amendment to the Company Governing Documents), the exercise provisions of the Company Warrants, or the conversion provisions of the Company Convertible Notes, except pursuant to any arrangements entered into on or prior to the date hereof that have been reviewed by Acquiror.

2. No Inconsistent Agreements. The Securityholder hereby covenants and agrees that the Securityholder shall not, at any time prior to the Termination Date: (a) enter into any voting agreement or voting trust with respect to any of the Covered Securities that is inconsistent with the Securityholder’s obligations pursuant to this Agreement; (b) grant a proxy or power of attorney with respect to any of the Covered Securities that is inconsistent with the Securityholder’s obligations pursuant to this Agreement; or (c) enter into any agreement or undertaking or take any action that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

3. Termination.

(a) This Agreement shall terminate upon the earliest of: (i) the Merger Effective Time; (ii) the valid termination of the Merger Agreement in accordance with its terms and (iii) the time this Agreement is terminated upon the mutual written agreement of Acquiror, Merger Sub, the Company and the Securityholder (the earliest such date under clause (i), (ii) and (iii) being referred to herein as the “Termination Date”).

(b) Upon termination of this Agreement, no party hereto shall have any further obligations or liabilities under this Agreement; provided, that (i) in the case of any termination pursuant to Section 3(a)(i), the provisions set forth in this Section 3 and in Sections 9 through 24 shall survive the termination of this Agreement and (ii) in the case of any termination pursuant to Section 3(a)(ii), (iii) or (iv), the provisions set forth in this Section 3 and in Sections 14 to 24 shall survive the termination of this Agreement; provided, further, that termination of this Agreement shall not relieve any party hereto from any liability for any Willful Breach of this Agreement prior to such termination.

(c) The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

4. Representations and Warranties of the Securityholder. The Securityholder hereby represents and warrants to Acquiror as to itself as follows:

(a) The Securityholder is the only record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Covered Securities, free and clear of Liens other than as created by (i) this Agreement; (ii) applicable securities Laws; (iii) the Company Governing Documents; and (iv) the Securityholder Agreements (as defined below). As of the date hereof, other than the Owned Securities, the Securityholder does not own beneficially or of record any shares of capital stock of the Company (or any securities convertible into shares of capital stock of the Company) or any interest therein.

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(b) The Securityholder, except as provided in this Agreement or in the Securityholder Agreements, (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Covered Securities; (ii) has not entered into any voting agreement or voting trust with respect to any of the Covered Securities that is inconsistent with the Securityholder’s obligations pursuant to this Agreement; (iii) has not granted a proxy or power of attorney with respect to any of the Covered Securities that is inconsistent with the Securityholder’s obligations pursuant to this Agreement; and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

(c) The Securityholder affirms that (i) if the Securityholder is a natural person, he or she has all the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby, and (ii) if the Securityholder is not a natural person, (A) it is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization and (B) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Securityholder and, assuming due authorization and execution by each other party hereto, constitutes a valid and binding agreement of the Securityholder enforceable against the Securityholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Securityholder from, or to be given by the Securityholder to, or be made by the Securityholder with, any Governmental Authority in connection with the execution, delivery and performance by the Securityholder of this Agreement or the consummation of the transactions contemplated hereby, other than those set forth as conditions to closing in the Merger Agreement.

(e) The execution, delivery and performance of this Agreement by the Securityholder do not, and the consummation of the transactions contemplated hereby will not, constitute or result in: (i) a breach or violation of, or a default under, the governing documents of the Securityholder, to the extent applicable; (ii) with or without notice, lapse of time or both, a material breach or material violation of, a termination (or right of termination) of or a material default under, the loss of any material benefit under, the creation, modification or acceleration of any obligations under, or the creation of a Lien (other than under this Agreement, the Merger Agreement or any other Ancillary Agreement) on any of the Owned Securities, any Contract to which the Securityholder is a party or by which the Securityholder is bound or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 4(d), under any applicable Law to which the Securityholder is subject; or (iii) any material change in the rights or obligations of any party under any Contract legally binding upon the Securityholder, except, in the case of clause (i), (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Securityholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(f) As of the date of this Agreement, (i) there is no Action pending against the Securityholder or, to the knowledge of the Securityholder, threatened against the Securityholder and (ii) the Securityholder is not a party to or subject to the provisions of any Governmental Order, in each case, that questions the beneficial or record ownership of the Securityholder’s Owned Securities or the validity of this Agreement or would reasonably be expected to prevent or materially delay, impair or adversely affect the performance by the Securityholder of its obligations under this Agreement.

(g) The Securityholder is a sophisticated investor and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Merger Agreement and has independently and without reliance upon Acquiror, Merger Sub, or the Company and based on such information as such Securityholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Securityholder acknowledges that Acquiror, Merger Sub, and the Company have not made and do not make any representation or warranty, whether express or implied,

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of any kind or character except as expressly set forth in this Agreement. The Securityholder acknowledges that the agreements contained herein with respect to the Covered Securities held by such Securityholder are irrevocable. The Securityholder has received and reviewed this Agreement and the Merger Agreement and has had the opportunity to seek independent legal advice prior to executing this Agreement.

(h) The Securityholder understands and acknowledges that Acquiror (i) entered into the Merger Agreement in reliance upon the Securityholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Securityholder contained herein and (ii) will continue to fulfill its obligations under the Merger Agreement, subject to the terms and conditions provided therein, in reliance upon the Securityholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Securityholder contained herein.

(i) No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Acquiror or the Company is or will be liable in connection with the transactions contemplated hereby based upon arrangements made by or, to the knowledge of the Securityholder, on behalf of the Securityholder.

5. Certain Covenants of the Securityholder. Except in accordance with the terms of this Agreement, the Securityholder hereby covenants and agrees as follows:

(a) Other than as contemplated by the Merger Agreement or the other Ancillary Agreements, the Securityholder hereby agrees not to, directly or indirectly, (x) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to (collectively, “Transfer”), or enter into any Contract or option with respect to the Transfer of, any of the Covered Securities, or (y) take any action that would have the effect of preventing the Securityholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer (i) to an Affiliate of the Securityholder or, if the Securityholder is an individual, by gift to any member of the Securityholder’s immediate family or to a trust, partnership, limited liability company, or other similar estate planning vehicle for the benefit of the Securityholder or any member of the Securityholder’s immediate family, (ii) if the Securityholder is an individual, by will, by the laws of intestacy or by other similar operation of law, (iii) to any other Company Securityholder and (iv) by gift to a charity or not-for-profit organization (a “Permitted Transfer”); provided, further, that any such Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Acquiror, to assume all of the obligations of the Securityholder under, and be bound by all of the terms of, this Agreement and any Permitted Transfer shall not relieve the Securityholder of its obligations under this Agreement. Any Transfer in violation of this Section 5(a) (with respect to the Covered Securities shall be null and void.

(b) The Securityholder will cause any director on the Company Board designated by such Securityholder pursuant to a Contract or otherwise, to resign, effective upon the Merger Effective Time.

(c) The Securityholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.

6. Company Related Parties. Notwithstanding anything in this Agreement to the contrary: (i) the Securityholder shall not be responsible for the actions of the Company or the Company Board (or any committee thereof), any Subsidiary of the Company, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “Company Related Parties”); and (ii) the Securityholder makes no representations or warranties with respect to the actions of any of the Company Related Parties.

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7. Termination of Certain Agreements. The Company and the Securityholder hereby acknowledge and agree that each of the agreements listed on Schedule B attached hereto (collectively, the “Securityholder Agreements”), shall, contingent upon the approval of the requisite securityholders of the Company and the occurrence of the Closing, terminate and be of no force and effect effective immediately prior to the Merger Effective Time, and each Securityholder hereby agrees to the waiver of any rights thereunder in connection with the transactions contemplated by the Merger Agreement.

8. Standstill. From the date of this Agreement until the Termination Date, the Securityholder shall not engage in any transaction involving the securities of Acquiror without Acquiror’s prior written consent (which consent shall not be unreasonably, withheld, conditioned, or delayed).

9. Waiver of Appraisal Rights. The Securityholder hereby agrees not to assert, exercise or perfect, directly or indirectly, and irrevocably and unconditionally waives, any appraisal rights (including under Section 262 of the DGCL) with respect to the Merger and any rights to dissent with respect to the Merger (collectively, “Appraisal Rights”)

10. Further Assurances. From time to time, at Acquiror’s request and without further consideration, the Securityholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement. The Securityholder further agrees not to commence or participate in, and shall cause its Affiliates not to and shall direct its representatives not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Acquiror, Acquiror’s Affiliates, the Sponsor, the Company or any of their respective successors and assigns (a) relating to the negotiation, execution, delivery, validity or enforceability of this Agreement, the Merger Agreement (including the Per Share Merger Consideration) or the consummation of the transactions contemplated hereby and thereby, (b) that alleges that the execution and delivery of this Agreement by a Securityholder breaches any duty that such Securityholder has (or may be alleged to have) to the Company or to the other holders of Covered Securities, or (c) that seeks Appraisal Rights in connection with the Merger.

11. Disclosure. Each Securityholder hereby authorizes the Company and Acquiror to publish and disclose in any announcement or disclosure required by applicable securities Laws or the SEC or any other securities authorities or any other documents or communications provided by Acquiror or the Company to any Governmental Authority or to securityholders of Acquiror, the Securityholder’s identity and ownership of the Covered Securities, a copy of this Agreement, and the nature of the Securityholder’s obligations under this Agreement. The Securityholder will promptly provide any information reasonably requested by Acquiror or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC).

12. Changes in Capital Stock. In the event of a stock split, stock dividend or distribution, or any change in the Company’s capital stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Owned Securities” and “Covered Securities” shall be deemed to refer to and include such shares as well as all the stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

13. Amendment and Modification. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by all parties to this Agreement in the same manner as this Agreement and which makes reference to this Agreement.

14. Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party.

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15. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given: (a) when delivered in person; (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid; (c) when delivered by FedEx or other nationally recognized overnight delivery service; or (d) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

if to a Securityholder, to the address or addresses listed on Schedule A hereto, with a copy (which shall not constitute notice) to:

[•]
[Address]
[Address]
Attention:	[•]
E-mail:	[•]

if to the Company:

FaZe Clan Inc.
1800 N Highland Avenue
Suite 600
Los Angeles, CA 90028
Attention:	Lee Trink
Tammy Brandt
Email:	lt@fazeclan.com
tb@fazeclan.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:	Allison R. Schneirov
Christopher M. Barlow
Email:	allison.schneirov@skadden.com
christopher.barlow@skadden.com

if to Acquiror or Merger Sub:

B. Riley Principal 150 Merger Corp.
299 Park Avenue
21st Floor
New York, NY 10171
Attention:	Daniel Shribman
Mandy Lindly
Email:	dshribman@brileyfin.com
mlindly@brileyfin.com

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with a copy to:

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
Attention:	Elliott Smith
Gary R. Silverman
Morgan Hollins
Email:	elliott.smith@whitecase.com
gary.silverman@whitecase.com
morgan.hollins@whitecase.com

16. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Acquiror, Merger Sub or the Company any direct or indirect ownership or incidence of ownership of or with respect to the Covered Securities of the Securityholder. All rights, ownership and economic benefits of and relating to the Covered Securities of the Securityholder shall remain fully vested in and belong to the Securityholder, and none of Acquiror, Merger Sub or the Company shall have no authority to direct the Securityholder in the voting or disposition of any of the Securityholder’s Covered Securities, except as otherwise provided herein.

17. Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between, or have been relied on by, the parties except as expressly set forth or referenced in this Agreement and the Merger Agreement.

18. No Third-Party Beneficiaries. Each Securityholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Acquiror and Merger Sub in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto.

19. Governing Law and Venue; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

(b) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 19.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY

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MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

20. Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

21. Enforcement. The parties hereto agree that irreparable damage could occur in the event that the Securityholder did not perform any of the provisions of this Agreement in accordance with their specific terms or otherwise breached any such provisions and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that Acquiror shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which Acquiror is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, the Securityholder shall allege, and the Securityholder hereby waives the defense, that there is an adequate remedy at law, and the Securityholder agrees to waive any requirement for the securing or posting of any bond in connection therewith. Any and all remedies herein expressly conferred upon Acquiror will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon Acquiror, and the exercise by Acquiror of any one remedy will not preclude the exercise of any other remedy.

22. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

23. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

24. Interpretation and Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation”; and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

25. Capacity as a Securityholder. Notwithstanding anything herein to the contrary, the Securityholder signs this Agreement solely in the Securityholder’s capacity as a Securityholder of the Company, and not in any other capacity (including as an officer or director of the Company) and this Agreement shall not limit or otherwise affect the actions of the Securityholder (or any affiliate, employee or designee of the Securityholder) in his or her capacity, if applicable, as an officer or director of the Company or any other Person.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

B. RILEY PRINCIPAL 150 MERGER CORP.
By:	/s/ Daniel Shribman
Name:	Daniel Shribman
Title:	Chief Executive Officer and Chief Financial Officer
BRPM MERGER SUB, INC.
By:	/s/ Daniel Shribman
Name:	Daniel Shribman
Title:	President
FAZE CLAN, INC.
By:	/s/ Lee Trink
Name:	Lee Trink
Title:	President and Chief Executive Officer

[Signature Page to Voting and Support Agreement]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

[SECURITYHOLDER]

[Signature Page to Voting and Support Agreement]

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Schedule A

Securityholder Information

Securityholder Name	Physical Address for Notice	Email Address for Notice	Class/Series of Company Stock, Warrants, or Convertible Notes	Number of Shares

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Schedule B

Securityholder Agreements

1. Voting Agreement, dated as of December 24, 2019, by and among the Company and other parties thereto.

2. Investors’ Rights Agreement, dated as of December 24, 2019, by and among the Company and the other parties thereto.

3. Right of First Refusal and Co-Sale Agreement, dated as of December 24, 2019, by and among the Company and other parties thereto.

4. Restated Shareholders Agreement, dated as of December 20, 2019, as amended, by and among the Company and other parties thereto.

Annex H-12

Exhibit A

Form of Written Consent

[See attached.]

Annex H-13

Annex I

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Sponsor Support Agreement”), dated as of October 24, 2021, is entered into by and between B. Riley Principal 150 Sponsor Co., LLC, a Delaware limited liability company (“Sponsor”), B. Riley Principal 150 Merger Corp., a Delaware corporation (“Acquiror”), and FaZe Clan Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Sponsor Support Agreement, Acquiror, the Company, and BRPM Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of Acquiror (“Merger Sub”), will enter into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company with the Company surviving as a wholly owned subsidiary of Acquiror (the “Merger”);

WHEREAS, Sponsor owns (i) an aggregate of 4,312,500 shares of Acquiror’s Class B common stock, par value $0.0001 per share (the “Acquiror Class B Stock”), (ii) an aggregate of 520,000 private placement units of Acquiror (“Acquiror Private Units”) consisting of (x) 520,000 shares of Acquiror’s Class A common stock, par value $0.0001 per share (“Acquiror Class A Stock”), and (y) an aggregate of 173,333 redeemable warrants of Acquiror exercisable for an aggregate of 173,333 shares of Acquiror Class A Stock at an initial exercise price of $11.50 per share (“Acquiror Private Warrants”, and the Acquiror Class B Stock, Acquiror Class A Stock (including the Acquiror Class A Stock underlying the Acquiror Private Warrants), Acquiror Private Warrants, and any other equity securities of Acquiror that Sponsor acquires record or beneficial ownership of after the date hereof until the earlier of the Closing Date or the termination of this Sponsor Support Agreement, collectively, the “Subject Acquiror Equity Securities”);

WHEREAS, concurrently with the execution of this Sponsor Support Agreement, Acquiror has entered into subscription agreements with investors for the private placement of an aggregate of $118,000,000 of Acquiror Class A Stock (the “PIPE Investment”), with the closing of the PIPE Investment contingent upon the closing of the Merger;

WHEREAS, Sponsor has agreed to invest at least $20 million in the PIPE Investment as well as to backstop the PIPE Investment by committing to purchase any portion of the PIPE Investment, up to $100,000,000, not purchased by other third party investors (the “Third Party PIPE Investors”) through the execution of a binding subscription agreement;

WHEREAS, pursuant to Section 4.3(b) of the Amended and Restated Certificate of Incorporation of the Acquiror, dated February 18, 2021, as corrected on May 20, 2021 (the “Acquiror Charter”), the written consent or agreement of holders of a majority of the Acquiror Class B Stock outstanding is required to waive the anti-dilution and conversion rights set forth in Section 4.3(b) of the Acquiror Charter;

WHEREAS, Sponsor is the sole owner of the outstanding shares of the Acquiror Class B Stock and, in connection with the Merger and the PIPE Investment, Sponsor has agreed to waive the anti-dilution and conversion rights set forth in Section 4.3(b) of the Acquiror Charter;

WHEREAS, as a material inducement to the Company to enter into the Merger Agreement, Sponsor has agreed to subject certain securities of Acquiror owned by it to certain vesting provisions and transfer restrictions, each as set forth in this Sponsor Support Agreement; and

WHEREAS, the Merger Agreement contemplates that Sponsor will vote all of its voting Subject Acquiror Equity Securities in favor of approval of the Merger Agreement and the transactions contemplated thereby.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.      Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

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2.      Sponsor PIPE Commitment and Backstop.

(a)     Sponsor hereby irrevocably agrees to subscribe for and purchase, or to cause an Affiliate or designee to subscribe for and purchase, and Acquiror hereby irrevocably agrees to issue and sell to Sponsor or its Affiliate or designee, a number of shares of Acquiror Class A Stock, upon the same terms and conditions, including price per share, as the Third Party PIPE Investors (provided that the price per share paid by Sponsor shall not exceed $10.00), for an aggregate purchase price in cash equal to at least $20,000,000.

(b)    In the event that at the time of the Closing of the Merger, the amount in cash actually received by Acquiror from the PIPE Investment is less than $100,000,000, Sponsor hereby irrevocably agrees to subscribe for and purchase, or to cause an Affiliate or designee to subscribe for and purchase, and Acquiror hereby irrevocably agrees to issue and sell to Sponsor or its Affiliate or designee, a number of shares of Acquiror Class A Stock, upon the same terms and conditions, including price per share, as the Third Party PIPE Investors (provided that the price per share paid by Sponsor shall not exceed $10.00), for an aggregate purchase price in cash to cause the PIPE Investment actually received by Acquiror at Closing to equal $100,000,000, inclusive of Sponsor’s investment under Section 2(a) above (the “Closing Backstop”).

(c)     The parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably deem to be practical and necessary in order to consummate the Closing Backstop as contemplated by this Section 2.

3.      Waiver. Immediately prior to, and conditioned upon, the filing of the Pubco Charter and the Merger Effective Time, (a) Sponsor shall, automatically and without any further action by Sponsor or Acquiror, irrevocably waive its rights under the anti-dilution and conversion provisions of Section 4.3(b)(ii) of the Acquiror Charter with respect to each share of Acquiror Class B Stock held as of the date hereof (including waiving any anti-dilution and conversion rights of Sponsor in connection with the transactions contemplated by the Merger Agreement and any issuance of Acquiror Class A Stock in connection with the PIPE Investment) and (b) each of the shares of Acquiror Class B Stock held by Sponsor as of the date hereof shall convert into shares of Acquiror Class A Stock on a one-to-one basis in accordance with the provisions of Section 4.3(b)(i) of the Acquiror Charter (with the Acquiror Class B Stock as converted referred to herein as the “Sponsor Shares”).

4.      Sponsor Earn-Out.

(a)     At the Merger Effective Time, following the conversion of Acquiror Class B Stock into Sponsor Shares, (x) an aggregate of 2,156,250 Sponsor Shares held by Sponsor shall be fully vested and (y) an aggregate of 2,156,250 Sponsor Shares held by Sponsor (the securities in clause (y), the “Sponsor Earn-Out Shares”) shall be subject to vesting or forfeiture, as applicable, during the five-year period beginning on the date that is 90 days after the Closing Date and ending on the fifth anniversary of the Closing Date (such period, the “Earn-Out Period”) as follows:

(i)     If, at any time during the Earn-Out Period, the VWAP per share of Acquiror Common Stock at any point during the trading hours of a Trading Day is equal to or greater than $12.00 for any 20 Trading Days within any period of 30 consecutive Trading Days (the date when the foregoing is first satisfied, the “First Earn-Out Achievement Date”), one-third (1/3) of the Sponsor Earn-Out Shares (the “First Earn-Out Shares”) shall immediately vest and no longer be subject to the forfeiture conditions provided in this Section 4 on the First Earn-Out Achievement Date.

(ii)    If, at any time during the Earn-Out Period, the VWAP per share of Acquiror Common Stock at any point during the trading hours of a Trading Day is equal to or greater than $14.00 for any 20 Trading Days within any period of 30 consecutive Trading Days (the date when the foregoing is first satisfied, the “Second Earn-Out Achievement Date”), one-third (1/3) of the Sponsor Earn-Out Shares (the “Second Earn-Out Shares”) shall immediately vest and no longer be subject to the forfeiture conditions provided in this Section 4 on the Second Earn-Out Achievement Date.

(iii)   If, at any time during the Earn-Out Period, the VWAP per share of Acquiror Common Stock at any point during the trading hours of a Trading Day is equal to or greater than $16.00 for any 20 Trading Days within any period of 30 consecutive Trading Days (the date when the foregoing

Annex I-2

is first satisfied, the “Third Earn-Out Achievement Date”), one-third (1/3) of the Sponsor Earn-Out Shares (the “Third Earn-Out Shares”) shall immediately vest and no longer be subject to the forfeiture conditions provided in this Section 4 on the Third Earn-Out Achievement Date.

(b)    If the Second Earn-Out Achievement Date occurs at a time when the First Earn-Out Shares have not vested, then the First Earn-Out Shares and Second Earn-Out Shares shall immediately vest and no longer be subject to the forfeiture conditions provided in this Section 4 as of the Second Earn-Out Achievement Date; if the Third Earn-Out Achievement Date occurs at a time when the Second Earn-Out Shares have not vested, then the Second Earn-Out Shares and Third Earn-Out Shares shall immediately vest and no longer be subject to the forfeiture conditions provided in this Section 4 as of the Third Earn-Out Achievement Date; and if the Third Earn-Out Achievement Date occurs at a time when the First Earn-Out Shares and Second Earn-Out Shares have not vested, then all of the Sponsor Earn-Out Shares shall immediately vest and no longer be subject to the forfeiture conditions provided in this Section 4 as of the Third Earn-Out Achievement Date.

(c)     If, during the Earn-Out Period, the Acquiror Common Stock outstanding as of immediately following the Merger Effective Time shall have been changed into a different number of shares or a different class, then the applicable VWAP per share specified in each of Section 4(a)(i), Section 4(a)(ii) and Section 4(a)(iii) shall be adjusted to maintain the same economic correlation between (x) the $10.00 per share deemed price at which the Per Share Merger Consideration is issued pursuant to the Merger Agreement and (y) each respective VWAP per share specified in each of Section 4(a)(i), Section 4(a)(ii) and Section 4(a)(iii), respectively.

(d)    In the event that there is an Acquiror Sale during the Earn-Out Period, then, to the extent that the holders of Acquiror Common Stock receive an Acquiror Sale Price that is greater than or equal to the applicable VWAP per share of Acquiror Common Stock specified in Section 4(a)(i), Section 4(a)(ii) or Section 4(a)(iii) (subject to Section 4(c)), any Sponsor Earn-Out Shares that have not previously vested in accordance with Section 4(a)(i), Section 4(a)(ii) or Section 4(a)(iii), as applicable, shall be deemed to have vested immediately prior to the closing of such Acquiror Sale, and the holder of any Sponsor Earn-Out Shares deemed vested pursuant to this Section 4(d) shall be eligible to participate in such Acquiror Sale with respect to such Sponsor Earn-Out Shares on the same terms, and subject to the same conditions, as apply to the holders of Acquiror Common Stock generally. Upon the consummation of an Acquiror Sale, the Earn-Out Period shall terminate.

(e)     If, upon the expiration or termination of the Earn-Out Period, the vesting of any of the Sponsor Earn-Out Shares has not occurred, then the applicable Sponsor Earn-Out Shares that failed to vest pursuant to Section 4(a)(i), Section 4(a)(ii), Section 4(a)(iii) or Section 4(d), as applicable, will be automatically forfeited and transferred to Acquiror for no consideration, and no Person (other than Acquiror) shall have any further right with respect thereto. Upon the occurrence of a forfeiture event, Acquiror will provide its transfer agent documentary evidence of the number of shares being forfeited (the “Forfeited Shares”) and will instruct its transfer agent to transfer the Forfeited Shares.

(f)     For so long as any Sponsor Earn-Out Share remains subject to the vesting and forfeiture conditions specified in this Section 4, the holder of such Sponsor Earn-Out Share shall be entitled to (i) exercise the voting rights carried by such Sponsor Earn-Out Share and (ii) receive the amount of any dividends or other distributions in respect of such Sponsor Earn-Out Share only when and to the extent that such Sponsor Earn-Out Share vests in accordance with this Section 4; provided, that any such dividends or other distributions in respect of a Sponsor Earn-Out Share shall be treated as income of the holder of such Sponsor Earn-Out Share for U.S. federal, state, and local income tax purposes, whether or not distributed during a particular year to the holder and, to the extent required under the provisions of the Code and applicable U.S. state and local income tax law, the holder shall be responsible for all taxes imposed on such income (subject to the right to receive a customary tax distribution as described below). If any dividends or distributions are paid or made in respect of such Sponsor Earn-Out Share during the Earn-Out Period, Acquiror shall (x) retain such dividends and distributions and (y) establish an escrow into which such dividends and distributions shall be deposited and invested for the benefit of the holder of such Sponsor Earn-Out Share as and to the extent determined in good faith by Acquiror, in each case until the applicable Sponsor Earn-Out Share vests in accordance with this Section 4; provided, however, that the

Annex I-3

terms of such escrow shall provide for customary tax distributions or disbursements to such holder in an amount reasonably necessary to satisfy any tax liabilities that may be imposed on such holder as a result of the payment or making of any such dividends or distributions and the accrual of any interest, income or earnings thereon during the term of such escrow. To the extent that such Sponsor Earn-Out Share fails to vest in accordance with this Section 4 prior to the expiration of the Earn-Out Period, any dividends or distributions paid or made in respect thereof (and any interest, income or earnings that accrue thereon) shall be forfeited to Acquiror for no consideration, and no Person (other than Acquiror) shall have any further right with respect thereto.

(g)    During the Earn-Out Period, stop transfer orders shall be placed against the Sponsor Earn-Out Shares and each certificate or book entry position statement evidencing Sponsor Earn-Out Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN VESTING THRESHOLDS AS SET FORTH IN A SPONSOR SUPPORT AGREEMENT, DATED AS OF OCTOBER 24, 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN. A COPY OF SUCH SPONSOR SUPPORT AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

5.      No Transfer; Sponsor Shares Lock-Up.

(a)     During the period commencing on the date hereof and ending on the earlier of the Closing Date or earlier termination of the Merger Agreement, Sponsor shall not directly or indirectly Transfer, except for Permitted Transfers (as each term is defined below), the Acquiror Class B Stock (or any shares of Acquiror Class A Stock issuable upon conversion thereof) or Acquiror Private Units (or the securities underlying the Acquiror Private Units). As used in this Sponsor Support Agreement, “Transfer” shall mean the following: (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii). As used in this Sponsor Support Agreement, “Permitted Transfer” shall mean a Transfer by Sponsor or any of its Permitted Transferees: (A) to Acquiror’s officers or directors, any affiliate or family member of any of Acquiror’s officers or directors, any members of Sponsor or any affiliate of Sponsor; (B) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (D) in the case of an individual, pursuant to a qualified domestic relations order; (E) by virtue of the laws of the State of Delaware or Sponsor’s limited liability company agreement upon dissolution of Sponsor; or (F) in the event of Acquiror’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of Acquiror’s stockholders having the right to exchange their capital stock of Acquiror for cash, securities or other property subsequent to the Closing Date; provided, that any such Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company and Acquiror, to assume all of the obligations of Sponsor under, and be bound by all of the terms of, this Sponsor Support Agreement. As used in this Sponsor Support Agreement, “Permitted Transferee” shall mean any Person to whom Sponsor or any other Permitted Transferee effects a Permitted Transfer.

(b)    From the Closing Date until the earlier of (i) with respect to 862,500 Sponsor Shares only, in the event that the VWAP per share of Acquiror Common Stock at any point during the trading hours of a Trading Day is equal to or greater than $20.00 for any 20 Trading Days within any period of 30 consecutive Trading Days beginning 90 days following the Closing Date, the date when the foregoing is first satisfied, (ii) the date

Annex I-4

that is one year after the Closing Date, (iii) in the event that the VWAP per share of Acquiror Common Stock at any point during the trading hours of a Trading Day is equal to or greater than $15.00 for any 20 Trading Days within any period of 30 consecutive Trading Days beginning 150 days after Closing, the date that is six months after the Closing Date, or (iv) the date on which Acquiror completes an Acquiror Sale (such period, the “Lock-Up Period”), Sponsor shall not, directly or indirectly, Transfer, or enter into any Contract or option with respect to the Transfer of, any of the Sponsor Shares except for Permitted Transfers; provided, that any such Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company and Acquiror, to assume all of the obligations of Sponsor under, and be bound by all of the terms of, this Sponsor Support Agreement.

(c)     If any Transfer of Sponsor Shares is made or attempted contrary to the provisions of this Sponsor Support Agreement, such purported Transfer shall be null and void ab initio, and Acquiror shall refuse to recognize any such purported transferee of the Sponsor Shares as an equity holder for any purpose.

(d)    During the Lock-Up Period, stop transfer orders shall be placed against the Sponsor Shares and each certificate or book entry position statement evidencing Sponsor Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A SPONSOR SUPPORT AGREEMENT, DATED AS OF OCTOBER 24, 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN. A COPY OF SUCH SPONSOR SUPPORT AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(e)     Subject to Section 4, (i) Sponsor shall retain all of its rights as a stockholder of Acquiror during the Lock-Up Period, including the right to vote, and to receive any dividends and distributions in respect of, the Sponsor Shares, and (ii) the restrictions contained in this Section 5 shall not apply to any securities other than the Sponsor Shares, including but not limited to the Acquiror Private Warrants and Acquiror Class A Stock comprising the Acquiror Private Units and the Acquiror Class A Stock purchased by Sponsor in the PIPE Investment.

(f)     The parties to this Sponsor Support Agreement hereby acknowledge that Sponsor is a party to that certain letter agreement between Acquiror and Sponsor dated as of February 18, 2021 (“Sponsor Letter Agreement”), and agree that the transfer restrictions set forth in this Section 5 expressly supersede the transfer restrictions set forth in the Sponsor Letter Agreement.

6.      Agreement to Vote. Sponsor hereby agrees that from the date hereof until the earlier of the Closing Date or earlier termination of the Merger Agreement, Sponsor shall:

(a)     vote (or cause to be voted) or execute and deliver a written consent (or cause a written consent to be executed and delivered) at any meeting of the stockholders of Acquiror, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of Acquiror is sought, all of Sponsor’s voting Subject Acquiror Equity Securities (i) in favor of the Transaction Proposals, (ii) against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror with a third party (other than the Merger Agreement and the transactions contemplated thereby), (iii) against any proposal in opposition to approval of the Merger Agreement or in competition with or inconsistent with the Merger Agreement or the transactions contemplated thereby, and (iv) against any proposal, action or agreement that would (1) impede, frustrate, prevent or nullify any provision of this Sponsor Support Agreement, the Merger Agreement or the transactions contemplated thereby (including, without limitation, any action that would result in (x) a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Acquiror or Merger Sub under the Merger Agreement or (y) any of the conditions set forth in Article X of the Merger Agreement not being fulfilled) or (2) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror;

Annex I-5

(b)    appear at any meeting of the stockholders of Acquiror, however called, or at any adjournment thereof, in person or by proxy, or otherwise cause all of such holder’s voting Subject Acquiror Equity Securities to be counted as present thereat for purposes of establishing a quorum;

(c)     not redeem, elect to redeem or tender or submit any of its Subject Acquiror Equity Securities for redemption in connection with the Merger Agreement or the transactions contemplated thereby; and

(d)    not commit or agree to take any action inconsistent with the foregoing.

7.      Sponsor Representations and Warranties. Sponsor hereby represents and warrants to the Company and Acquiror as of the date hereof as follows:

(a)     Sponsor is the record and/or beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Subject Acquiror Equity Securities, free and clear of Liens other than as created by (i) this Sponsor Support Agreement; (ii) applicable securities laws; and (iii) the Acquiror Governing Documents. As of the date hereof, other than the 4,312,500 shares of Acquiror Class B Stock and the 520,000 Acquiror Private Units (the “Owned Securities”), Sponsor does not own beneficially or of record any shares of capital stock of Acquiror (or any securities convertible into shares of capital stock of Acquiror) or any interest therein.

(b)    Sponsor, except as provided in this Sponsor Support Agreement, (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Subject Acquiror Equity Securities; (ii) has not entered into any voting agreement or voting trust with respect to any of the Subject Acquiror Equity Securities that is inconsistent with Sponsor’s obligations pursuant to this Sponsor Support Agreement; (iii) has not granted a proxy or power of attorney with respect to any of the Subject Acquiror Equity Securities that is inconsistent with Sponsor’s obligations pursuant to this Sponsor Support Agreement; and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, Sponsor’s obligations pursuant to this Sponsor Support Agreement.

(c)     Sponsor (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of the jurisdiction of its organization and (ii) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform its obligations under this Sponsor Support Agreement and to consummate the transactions contemplated hereby. This Sponsor Support Agreement has been duly executed and delivered by Sponsor and, assuming due authorization and execution by each other party hereto, constitutes a valid and binding agreement of Sponsor enforceable against Sponsor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(d)    The execution and delivery of this Sponsor Support Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of Sponsor, or applicable law to which Sponsor or the Subject Acquiror Equity Securities is subject as of the date hereof, or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon Sponsor or any Subject Acquiror Equity Securities in effect as of the date hereof), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Sponsor Support Agreement.

(e)     As of the date of this Sponsor Support Agreement, (i) there is no Action pending against Sponsor or, to the knowledge of Sponsor, threatened against Sponsor and (ii) Sponsor is not a party to or subject to the provisions of any Governmental Order, in each case, that questions the beneficial or record ownership of the Owned Securities or the validity of this Sponsor Support Agreement or would reasonably be expected to prevent or materially delay, impair or adversely affect the performance by Sponsor of its obligations under this Sponsor Support Agreement.

8.      Acquiror Stockholder Approval; Minimizing Redemptions. Acquiror and Sponsor shall use their respective reasonable best efforts to secure and obtain the Acquiror Stockholder Approval and to minimize the Acquiror Share Redemption Amount.

Annex I-6

9.      Changes in Capital Stock. In the event of a stock split, stock dividend or distribution, or any change in Acquiror’s capital stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the term “Subject Acquiror Equity Securities” shall be deemed to refer to and include such shares as well as all the stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

10.    Further Assurances. Sponsor shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably requested by Acquiror or the Company or reasonably necessary under applicable laws to effect the actions and consummate the transactions contemplated by this Sponsor Support Agreement.

11.    No Inconsistent Agreements. Sponsor hereby covenants and agrees that Sponsor shall not, at any time prior to the termination of this Sponsor Support Agreement pursuant to its terms: (a) enter into any voting agreement or voting trust with respect to any of the Subject Acquiror Equity Securities that is inconsistent with Sponsor’s obligations pursuant to this Sponsor Support Agreement; (b) grant a proxy or power of attorney with respect to any of the Subject Acquiror Equity Securities that is inconsistent with Sponsor’s obligations pursuant to this Sponsor Support Agreement; or (c) enter into any agreement or undertaking or take any action that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, Sponsor’s obligations pursuant to this Sponsor Support Agreement.

12.    Miscellaneous.

(a)     Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given: (i) when delivered in person; (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid; (iii) when delivered by FedEx or other nationally recognized overnight delivery service; or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

if to Sponsor or Acquiror to:

B. Riley Principal 150 Merger Corp.
299 Park Avenue
21st Floor
New York, NY 10171
Attention:	Daniel Shribman
Mandy Lindly
Email:	dshribman@brileyfin.com
mlindly@brileyfin.com

with copies (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
Attention:	Elliott Smith
Gary R. Silverman
Morgan Hollins
Email:	elliott.smith@whitecase.com
gary.silverman@whitecase.com
morgan.hollins@whitecase.com

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if to the Company to:

FaZe Clan Inc.
1800 N Highland Avenue
Suite 600
Los Angeles, CA 90028
Attention:	Lee Trink
Tammy Brandt
Email:	lt@fazeclan.com
tb@fazeclan.com

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:	Allison R. Schneirov
Christopher M. Barlow
Email:	allison.schneirov@skadden.com
christopher.barlow@skadden.com

(b)    Successors and Assigns. This Sponsor Support Agreement and all of the terms hereof are binding on and shall inure to the benefit of the parties hereto and their respective beneficiaries, heirs, legatees and other statutorily designated representatives and permitted successors and assigns. Sponsor also understands that this Sponsor Support Agreement, once executed, is irrevocable and binding, and if Sponsor Transfers any shares of Acquiror Class B Stock held by Sponsor as of the date of this Sponsor Support Agreement prior to giving effect to the waiver and conversion pursuant to Section 3 above, or Transfers any of the Sponsor Shares after giving effect to the waiver and conversion pursuant to Section 3 above or any of the Acquiror Private Warrants pursuant to the terms hereof, the transferee shall execute a joinder to this Sponsor Support Agreement in a form reasonably acceptable to the Acquiror and the Company. Each of Acquiror and the Company may freely assign any or all of its rights under this Sponsor Support Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Sponsor.

(c)     Entire Agreement. This Sponsor Support Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

(d)    Amendments and Waivers. This Sponsor Support Agreement may be amended or modified only with the written consent of Acquiror, the Company, and Sponsor. The observance of any term of this Sponsor Support Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Sponsor Support Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(e)     Termination. In the event that the Merger Agreement is terminated in accordance with its terms prior to the Merger Effective Time, this Sponsor Support Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

(f)     Counterparts. This Sponsor Support Agreement may be executed in counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Annex I-8

(g)    Severability. Whenever possible, each provision of this Sponsor Support Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any term or other provision of this Sponsor Support Agreement is held to be invalid, illegal or unenforceable under applicable law, all other provisions of this Sponsor Support Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Sponsor Support Agreement is invalid, illegal or unenforceable under applicable law, the parties hereto shall negotiate in good faith to modify this Sponsor Support Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

(h)    Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Sponsor Support Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Sponsor Support Agreement shall be brought and enforced in the courts of the State of Delaware or the federal courts located in the State of Delaware, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

(i)     Waiver of Jury Trial. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SPONSOR SUPPORT AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SPONSOR SUPPORT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SPONSOR SUPPORT AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SPONSOR SUPPORT AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(I).

(j)     Enforcement. The parties hereto agree that irreparable damage could occur in the event that Sponsor did not perform any of the provisions of this Sponsor Support Agreement in accordance with their specific terms or otherwise breached any such provisions and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that each of the Company and Acquiror shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Sponsor Support Agreement and to specific enforcement of the terms and provisions of this Sponsor Support Agreement, in addition to any other remedy to which the Company and/or Acquiror is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Sponsor Support Agreement, Sponsor shall not allege, and Sponsor hereby waives the defense, that there is an adequate remedy at law, and Sponsor agrees to waive any requirement for the securing or posting of any bond in connection therewith. Any and all remedies herein expressly conferred upon the Company and/or Acquiror will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon the Company and/or Acquiror, and the exercise by the Company and/or Acquiror of any one remedy will not preclude the exercise of any other remedy.

[signature page follows]

Annex I-9

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Support Agreement as of the date first written above.

B. RILEY PRINCIPAL 150 SPONSOR CO., LLC
By:	/s/ Daniel Shribman
	Name:	Daniel Shribman
By:	/s/ Bryant R. Riley
	Name:	Bryant R. Riley
By:	/s/ Nicholas Hammerschlag
	Name:	Nicholas Hammerschlag
By:	/s/ Ross Levinsohn
	Name:	Ross Levinsohn
By:	/s/ Samuel McBride
	Name:	Samuel McBride
B. RILEY PRINCIPAL 150 MERGER CORP.
By:	/s/ Daniel Shribman
Name:	Daniel Shribman
Title:	Chief Executive Officer and Chief Financial Officer
FAZE CLAN INC.
By:	/s/ Lee Trink
Name:	Lee Trink
Title:	President and Chief Executive Officer

[Signature Page to Sponsor Support Agreement]
Annex I-10

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

In accordance with Section 102(b)(7) of the DGCL, BRPM’s charter provides that a director will not be personally liable to BRPM or BRPM’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to BRPM or BRPM’s stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

BRPM’s charter provides that BRPM will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.

BRPM has entered into indemnification agreements with each of its current directors and executive officers. These agreements require BRPM to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to BRPM, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

New FaZe’s certificate of incorporation will provide for indemnification of New FaZe’s directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and the Proposed Bylaws will provide for indemnification of New FaZe’s directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

In addition, effective upon the consummation of the Business Combination, New FaZe will have entered into indemnification agreements with directors, officers and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require New FaZe, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21. Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this registration statement:

Exhibit	Description
2.1†

Merger Agreement, dated as of October 24, 2021, by and among B. Riley Principal 150 Merger Corp., BRPM Merger Sub, Inc. and FaZe Clan Inc. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex A-1).

2.2

Amendment to Agreement and Plan of Merger, dated as of December 29, 2021, by and among B. Riley Principal 150 Merger Corp., BRPM Merger Sub, Inc., and FaZe Clan Inc. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex A-2).

2.3

Amendment to the Agreement and Plan of Merger, dated as of March 10, 2022, by and among B.
Riley Principal 150 Merger Corp., BRPM Merger Sub, Inc., and FaZe Clan Inc. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex A-3).

3.1

Amended and Restated Certificate of Incorporation of B. Riley Principal 150 Merger Corp. (incorporated by reference to Exhibit 3.1 of BRPM’s Current Report on Form 8-K, filed with the SEC on February 23, 2021).

3.2	Bylaws of B. Riley Principal 150 Merger Corp. (incorporated by reference to Exhibit 3.3 of BRPM’s Form S-1 (File No. 333-251955), filed with the SEC on January 27, 2021).
3.3	Form of New FaZe Charter (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex B).
3.4	Form of New FaZe Bylaws (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex C).
4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 of BRPM’s Form S-1 (File No. 333-251955), filed with the SEC on January 27, 2021).
4.2	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.2 of BRPM’s Form S-1 (File No. 333-251955), filed with the SEC on January 27, 2021).
4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 of BRPM’s Form S-1 (File No. 333-251955), filed with the SEC on January 27, 2021).
4.4*	Specimen Common Stock Certificate of New FaZe.
4.5

Warrant Agreement, dated February 18, 2021, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of BRPM’s Current Report on Form 8-K, filed with the SEC on February 23, 2021).

5.1*	Opinion of White & Case LLP.
8.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain federal income tax matters.
10.1	Form of New FaZe 2022 Incentive Award Plan (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex D).
10.2	Form of New FaZe 2022 Employee Stock Purchase Plan (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex E).
10.3

Form of Subscription Agreement, by and between B. Riley Principal 150 Merger Corp. and the undersigned subscriber party thereto (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex F).

10.4	Form of Amended and Restated Registration Rights Agreement (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex G).
10.5

Letter Agreement, dated February 18, 2021, by and among the Company, its officers, its directors and B. Riley Principal 150 Sponsor Co., LLC (incorporated by reference to Exhibit 10.1 of BRPM’s Current Report on Form 8-K, filed with the SEC on February 23, 2021).

10.6

Investment Management Trust Agreement, dated February 18, 2021, by and between the Company and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.2 of BRPM’s Current Report on Form 8-K, filed with the SEC on February 23, 2021).

10.7

Private Placement Unit Purchase Agreement, dated February 18, 2021, by and among the Company and B. Riley Principal 150 Sponsor Co., LLC(incorporated by reference to Exhibit 10.4 of BRPM’s Current Report on Form 8-K, filed with the SEC on February 23, 2021).

10.8

Administrative Services Agreement, dated February 18, 2021, by and between the Company and B. Riley Principal 150 Sponsor Co., LLC (incorporated by reference to Exhibit 10.5 of BRPM’s Current Report on Form 8-K, filed with the SEC on February 23, 2021).

10.9

Form of FaZe Holders Support Agreement, dated as of October 24, 2021, by and among certain stockholders of FaZe Clan Inc., B. Riley Principal 150 Merger Corp. and FaZe Clan Inc. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex H)

Exhibit	Description
10.10

Sponsor Support Agreement, dated as of October 24, 2021, by and among B. Riley Principal 150 Merger Corp., B. Riley Principal 150 Sponsor Co. LLC, and FaZe Clan Inc. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex I).

10.11

Bridge Loan Agreement, dated as of March 10, 2022, by and between B. Riley Principal Commercial Capital, LLC and FaZe Clan Inc. (incorporated by reference to Exhibit 10.1 of BRPM’s Current Report on Form 8-K, filed with the SEC on March 10, 2022).

10.12	Term Promissory Note, dated as of March 10, 2022, made by FaZe Clan Inc. (incorporated by reference to Exhibit 10.2 of BRPM’s Current Report on Form 8-K, filed with the SEC on March 10, 2022).
10.13†

Pledge and Security Agreement, dated as of March 10, 2022, by and between B. Riley Principal Commercial Capital, LLC and FaZe Clan Inc. (incorporated by reference to Exhibit 10.3 of BRPM’s Current Report on Form 8-K, filed with the SEC on March 10, 2022).

10.14

Form of Intercreditor Agreement, dated as of March 10, 2022, by and among B. Riley Principal Commercial Capital, LLC, FaZe Clan Inc., and the senior lienholders of FaZe Clan Inc. (incorporated by reference to Exhibit 10.4 of BRPM’s Current Report on Form 8-K, filed with the SEC on March 10, 2022).

10.15*+	Employment Agreement, dated as of May 3, 2019, by and between FaZe Clan Inc. and Lee Trink.
10.16*+	Employment Agreement, dated as of May 1, 2021 (as amended on April 18, 2022), by and between FaZe Clan Inc. and Kainoa Henry.
10.17*+	Amended and Restated Employment Agreement, dated as of May 23, 2022, by and between FaZe Clan Inc. and Zach Katz.
10.18*

Collaboration Agreement, dated as of February 17, 2022, by and among FaZe Clan Inc., Spanky’s Clothing Inc. (f/s/o Calvin “Snoop Dogg” Broadus Jr.), Cordell Broadus, Boss Lady Entertainment and SMAC Entertainment.

10.19*	Form of FaZe Talent Agreement.
10.20*	Independent Contractor Agreement, dated as of May 26, 2022, by and between FaZe Clan Inc. and Helen Webb.
23.1*	Consent of Marcum LLP, independent registered public accounting firm for B. Riley Principal 150 Merger Corp.
23.2*	Consent of Marcum LLP, independent registered public accounting firm for FaZe Clan Inc.
23.3*	Consent of White & Case LLP (included in Exhibit 5.1 hereto)
23.4*	Consent of Skadden, Arps, Slate, Meagher, & Flom LLP (included in Exhibit 8.1 hereto).
99.1**	Form of Preliminary Proxy Card
99.2*	Consent of Lee Trink to be named as a director of New FaZe
99.3*	Consent of Nick Lewin to be named as a director of New FaZe
99.4*	Consent of Mickie Rosen to be named as a director of New FaZe
99.5*	Consent of Calvin Cordozar Broadus Jr. to be named as a director of New FaZe
99.6*	Consent of Paul Hamilton to be named as a director of New FaZe
99.7*	Consent of Angela Dalton to be named as a director of New FaZe
99.8*	Consent of Bruce Gordon to be named as a director of New FaZe
99.9*	Consent of Andre Fernandez to be named as director of New FaZe
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107*	Filing Fee Table.

____________

†        Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

+        Indicates a management contract or compensatory plan.

*        Previously filed.

**      Filed herewith.

***    To be filed by amendment.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the proxy statement/prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of proxy statement/prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)    That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on the 17th day of June, 2022.

B. RILEY PRINCIPAL 150 MERGER CORP.
By:	/s/ Daniel Shribman
Daniel Shribman
Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Daniel Shribman	Chief Executive Officer, Chief Financial Officer and Director	June 17, 2022
Daniel Shribman	(principal executive and financial and accounting officer)
*	Chairman	June 17, 2022
Bryant Riley
*	Director	June 17, 2022
Nick Hammerschlag
*	Director	June 17, 2022
Ross Levinsohn
*	Director	June 17, 2022
Samuel McBride
*	Director	June 17, 2022
Timothy Presutti
*By:	/s/ Daniel Shribman
Daniel Shribman
Attorney-in-fact